As filed with the United States Securities and Exchange Commission on February 14, 2022

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHP Merger Corp.

(Exact name of registrant as specified in its charter)

Delaware	6770	84-2590924
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25 Deforest Avenue, Suite 108

Summit, NJ 07901

Telephone: (212) 508-7090

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Olsen

Chief Executive Officer

CHP Merger Corp.

25 Deforest Avenue, Suite 108

Summit, NJ 07901

Telephone: (212) 508-7090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl P. Marcellino, Esq.	Gregory P. Patti Jr., Esq.	Christopher Walsh
Paul D. Tropp, Esq.	Joanna Valentine, Esq.	Chief Executive Officer
Christopher J. Capuzzi, Esq.	Cadwalader, Wickersham & Taft LLP	Integrity Implants Inc. (d/b/a Accelus)
Ropes & Gray LLP	200 Liberty Street	354 Hiatt Drive, Suite 100
1211 Avenue of the Americas	New York, New York 10281	Palm Beach Gardens, Florida 33418
New York, New York 10036	(212) 504-6000	(561) 529-3861
(212) 596-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☒	Non-accelerated filer	☒	Smaller reporting company
		☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)	☐	Exchange Act Rule 14d-1(d)
	(Cross-Border Issuer Tender Offer)		(Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	42,445,648(1)	$10.68(2)	$453,319,531(2)	$42,023
Total			$453,319,531	$42,023

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of the registrant (“CHP Class A common stock” or “New Accelus common stock”) estimated to be issued in connection with the business combination described herein (the “Business Combination”), assuming a closing date of April 25, 2022. Such maximum number of shares of New Accelus common stock is based on 42,442,162 shares of New Accelus common stock to be issued (i) to the holders of Integrity Implants Inc. d/b/a Accelus (“Accelus”) common stock, par value $0.0001 per share inclusive of shares to be issued in exchange for (a) Accelus’ preferred stock, par value $0.00001 per share, on a one-for-one basis and (b) Accelus’ outstanding warrants, converted in accordance with their terms, (ii) to the holders of shares of Accelus common stock issuable upon exercise of outstanding options to purchase shares of Accelus common stock that may be exercised prior to the closing of the Business Combination, and (iii) to the Extension Premium Funders (as defined herein) pursuant to the Investment Agreement (as defined herein).

(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 42,445,648 shares of CHP Class A common stock and (ii) $10.68, the average of the high and low trading prices of CHP Class A common stock on February 9, 2022 (within five business days prior to the date of this registration statement).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED FEBRUARY 14, 2022

PROXY STATEMENT OF

CHP MERGER CORP.

PROSPECTUS FOR

42,445,648 SHARES OF CLASS A COMMON STOCK

OF

CHP MERGER CORP. (WHICH WILL BE RENAMED ACCELUS, INC.)

On November 14, 2021, the board of directors of CHP Merger Corp., a Delaware corporation (“CHP,” “we,” “us” or “our”), unanimously approved a business combination agreement, dated November 14, 2021, by and among CHP, Accelerate Merger Sub, Inc., a wholly owned subsidiary of CHP (“Merger Sub”), and Integrity Implants Inc. d/b/a Accelus (“Accelus”) (as amended on November 30, 2021 and December 23, 2021 as disclosed in CHP’s Current Reports on Form 8-K filed on December 6, 2021 and December 30, 2021, respectively, and as it may be further amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement is approved by CHP’s stockholders and the transactions under the Business Combination Agreement are consummated, Merger Sub will merge with and into Accelus (the “Merger”), with Accelus surviving the Merger as a wholly owned subsidiary of CHP. In addition, upon the effectiveness of the Proposed Charter (as defined below), CHP will be renamed “Accelus, Inc.” and is referred to herein as “New Accelus” following the consummation (the “Closing”) of the transactions described below (collectively, the “Business Combination”).

As described in this proxy statement/prospectus, CHP’s stockholders are being asked to consider and vote upon the Business Combination and the other proposals set forth herein.

As a consequence of the Business Combination, each of the holders of CHP Class B common stock that is issued and outstanding as of immediately prior to the effective time of the merger (the “Effective Time”) will automatically convert, on a one-for-one basis, into shares of CHP Class A common stock in accordance with the terms of CHP’s current charter. The CHP Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, including the CHP Class B common stock that converts into CHP Class A common stock, will be reclassified into New Accelus common stock.

As a consequence of the Merger, on the closing date, immediately prior to the Effective Time, each share of Accelus preferred stock issued and outstanding at the Effective Time will convert into one share of Accelus common stock. As a consequence of the Merger, at the Effective Time, (i) each share of Accelus common stock issued and outstanding as of immediately prior to the Effective Time will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (the “Exchange Ratio”); (ii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iii) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

In addition, CHP will file the proposed amended and restated certificate of incorporation to be adopted by CHP pursuant to the proposals set forth herein (the “Proposed Charter”) with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneous with the Effective Time.

CHP’s units, Class A common stock and public warrants are publicly traded on the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbols “CHPMU” “CHPM” and “CHPMW,” respectively. CHP intends to apply to list the New Accelus common stock and public warrants on the Nasdaq under the symbols “ACCL” and “ACCLW,” respectively, upon the Closing. New Accelus will not have units traded following the Closing.

CHP will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. This meeting will also serve as CHP’s annual meeting of stockholders. CHP cannot complete the Business Combination unless CHP’s stockholders consent to the approval of the Business Combination Agreement and the transactions contemplated thereby. CHP is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

In connection with our initial public offering, our initial stockholders at the time of our initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and the other Transaction Proposals (as defined herein) being presented at the Special Meeting, all of which are unanimously recommended by the CHP Board. The shares held by CHP Acquisition LLC (the “Sponsor”), and our other initial stockholders that are obligated to vote in favor of the Business Combination represent approximately 28.7% of the voting power of CHP. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 21.4% of the outstanding shares in order to approve the Business Combination.

Unless adjourned, the Special Meeting of the stockholders of CHP will be held at                 a.m. New York City time, on                 , 2022, in virtual format.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about CHP and New Accelus and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the section titled “Risk Factors” beginning on page 47 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor (“Morrow”), by calling toll-free at (800) 662-5200. Banks and brokers can call at (203) 658-9400, or by emailing CHPM@info.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at                 .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2022 and is first being mailed to stockholders of CHP on or about                     , 2022.

CHP MERGER CORP.

25 Deforest Avenue, Suite 108

Summit, New Jersey 07901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2022

TO THE STOCKHOLDERS OF CHP MERGER CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of CHP Merger Corp., a Delaware corporation (“CHP,” “we,” “us” or “our”), will be held at                 a.m. New York City time, on                , 2022, in virtual format. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(a)

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the business combination agreement, dated as of November 14, 2021 (as amended on November 30, 2021, as disclosed in our Current Report on Form 8-K filed on December 6, 2021, and as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among CHP, Accelerate Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CHP (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation d/b/a Accelus (“Accelus”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Accelus (the “Merger”) with Accelus surviving the Merger as a wholly owned subsidiary of CHP (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)

Proposal No. 2 — The Charter Amendment Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated certificate of incorporation of CHP (the “Proposed Charter”), which will replace CHP’s amended and restated certificate of incorporation, dated November 21, 2019, as amended on November 24, 2021 (the “Current Charter”), and which will be in effect as of the Effective Time (we refer to such proposal as the “Charter Amendment Proposal”);

(c)

Proposal No. 3 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq Stock Market LLC (the “Nasdaq”), the issuance of an aggregate of 42,445,648 shares of New Accelus capital stock to existing Accelus shareholders pursuant to the terms of the Business Combination Agreement and to the Extension Premium Funders (as defined below) pursuant to the Investment Agreement (as defined below), in each case assuming a Closing Date of April 25, 2022 (we refer to this proposal as the “Nasdaq Proposal”);

(d)

Proposal No. 4 — The Director Election Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal, and the Nasdaq Proposal are approved and adopted, the election of seven (7) directors who, upon consummation of the Business Combination, will become the directors of New Accelus until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (we refer to this proposal as the “Director Election Proposal”);

(e)

Proposal No. 5 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are approved and adopted, the Accelus 2022 Equity Incentive Plan (the “New Accelus Equity Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, including the authorization of the initial share reserve under the New Accelus Equity Incentive Plan (the “Equity Incentive Plan Proposal”), including with respect to the number of shares that may be issued pursuant to the exercise of incentive stock options granted;

(f)

Proposal No. 6 — The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve, assuming the Equity Incentive Plan Proposal is approved and adopted, the Accelus 2022 Employee Stock Purchase Plan (the “New Accelus Employee Stock Purchase Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the New Accelus Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”), including with respect to the number of shares that may be issued pursuant to the exercise of stock options granted;

(g)

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal (collectively, the “Required Transaction Proposals”) would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal” and the Director Election Proposal and the Adjournment Proposal, collectively with the Required Transaction Proposals, the “Transaction Proposals”).

Only holders of record of CHP common stock at the close of business on                 , 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment or postponement of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

After careful consideration, the CHP Board has determined that each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of CHP and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of CHP’s directors or officers may result in a conflict of interest on the part of one or more of the directors or officers between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Business Combination Agreement, the approval of the Required Transaction Proposals presented at the Special Meeting is a condition to the Closing. The adoption of each Required Transaction Proposal is conditioned on the approval of all of the Required Transaction Proposals. If our stockholders do not approve each of the Required Transaction Proposals, the Business Combination may not be consummated. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal.

In connection with our initial public offering, our initial stockholders (consisting of CHP Acquisition Holdings, LLC, a Delaware limited liability company (our “Sponsor”) and our independent directors) at the time of our initial public offering entered into a letter agreement to vote their shares of CHP Class B common stock purchased prior to our initial public offering (the “founder shares”), as well as any shares of CHP Class A common stock sold as part of the units by us in our initial public offering (the “public shares”) purchased by them during or after our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the CHP Board. As of the date hereof, our initial stockholders own approximately 28.7% of our total outstanding common stock.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that CHP redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to                      a.m. New York City time, on                    , 2022, (a) submit a written request, including the legal name, telephone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, CHP’s transfer agent (the “Transfer Agent”), that CHP redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares.

Initially, we were required to complete our initial business combination transaction by November 26, 2021, which was 24 months from the closing of our initial public offering. On November 24, 2021, at a special meeting of our stockholders (the “Extension Meeting”), our stockholders approved a proposal to amend our amended and restated certificate of incorporation to extend the date by which we have to consummate our initial business combination from November 26, 2021 to May 26, 2022 (the “Extension”). In connection with such proposal, our public stockholders had the right to redeem their shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two days prior to such stockholder vote. Our public stockholders holding 11,388,997 shares of the CHP Class A common stock (out of a total of 30,000,000 shares of CHP Class A common stock) exercised their right to redeem such shares at a redemption price of approximately $10.06 per share. Approximately $114.5 million in cash was removed from the Trust Account to pay such stockholders and, accordingly, after giving effect to such redemptions, the balance in the Trust Account was approximately $187.1 million.

Also in connection with the Extension, CHP and Accelus agreed subject to certain conditions to deposit into the Trust Account $0.0333 per share for each month of the Extension period (the “Monthly Contribution”), pro-rated for partial months during the Extension period, resulting in a maximum contribution of $0.20 per share of CHP Class A common stock that was not redeemed in connection with the Extension Meeting, or an aggregate of $3,722,200.60 (the “Maximum Contribution”).

After giving effect to these redemptions and, based on the fair value of cash and marketable securities held in the Trust Account as of November 24, 2021 of approximately $187.1 million, assuming CHP and Accelus make the Maximum Contribution, the estimated per share redemption price would be approximately $10.22. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the consummation of the Business Combination (the “Closing”). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that CHP instruct the Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/ prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Prior to the Closing, Accelus will be continuing its ongoing Series D funding round of up to a maximum of $20 million in the aggregate incurred after the date of the Business Combination Agreement (including the amount raised from the Extension Premium Funders as disclosed below), such fundraising being offered on the same terms and conditions as in effect prior to the date of the Business Combination Agreement, and as were previously disclosed to CHP.

In connection with the Extension, CHP, Merger Sub and Accelus entered into a First Amendment to the Business Combination Agreement (the “First Business Combination Agreement Amendment”) to reflect an Investment Agreement, dated as of November 30, 2021, between Accelus, CHP Acquisition Holdings, LLC (the “Sponsor”), and certain individual CHP investors (the “Investment Agreement”), pursuant to which the Sponsor and such CHP investors have committed to invest in certain convertible notes of Accelus (the “Convertible Notes”) or to source additional funding from individuals or entities not affiliated with CHP (such individuals or entities taken together with the individual CHP investors, the “Extension Premium Funders”) to purchase Accelus Series D preferred stock, and Accelus has agreed to use the proceeds of the Convertible Notes and Accelus Series D preferred stock so issued to, among other things, fund the Monthly Contributions in connection with the Extension. Such Convertible Notes will convert to Accelus Series D preferred stock in the event that the Business Combination Agreement is terminated, and upon the Closing convert to an amount of New Accelus common stock calculated by dividing the amount outstanding under such Convertible Note by $10.00. In connection with the foregoing, the First Business Combination Agreement Amendment (i) amended certain covenants to allow for the issuance of the Convertible Notes, (ii) added a condition to closing that no breach has occurred under the A&R Sponsor Letter Agreement (as defined below) and (iii) added a termination right in the event that the Sponsor or CHP Investors fail to fund any Monthly Contribution pursuant to the Investment Agreement and the amount to be released from the Trust Account at the Closing falls below $60,000,000 as a result of stockholder redemptions.

On December 23, 2021, CHP, Merger Sub and Accelus entered into a Second Amendment to the Business Combination Agreement (the “Second Business Combination Agreement Amendment”) which allows CHP to incur up to $500,000 in debt pursuant to note(s) issued to directors and officers of CHP and/or Merger Sub in connection with funding premiums for D&O insurance, which note(s) will be repaid in full to such applicable directors or officers at and contingent upon the closing of the Business Combination.

Upon the Closing, all stockholders of New Accelus will hold only shares of New Accelus common stock.

The total maximum number of shares of New Accelus common stock expected to be outstanding immediately following the Closing is approximately 66,381,651, assuming minimum redemptions, comprising (i) 41,648,556 shares of New Accelus common stock issued to Accelus stockholders, (ii) 7,200,000 shares of New Accelus common stock issued to holders of shares of CHP Class B common stock outstanding at the Effective Time, provided, that 1,875,000 of such shares shall be subject to the vesting limitations set forth in the A&R Sponsor Letter Agreement (as defined below), (iii) 18,611,003 shares of New Accelus common stock issued to holders of shares of CHP Class A common stock outstanding at the Effective Time and (iv) 797,082 shares of New Accelus common stock issued to the Extension Premium Funders pursuant to the Investment

Agreement, in each case based on an assumed Closing Date of April 25, 2022 and an assumed transfer of 300,000 shares of New Accelus common stock transferred from the Sponsor to Accelus in order to make Accelus whole for the dilution incurred as a result of the Monthly Contribution by Accelus pursuant to the Investment Agreement.

All CHP stockholders are cordially invited to attend the Special Meeting, which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible or submit your proxy by following the instructions contained on your proxy card. If you are a stockholder of record holding shares of CHP Class A common stock or CHP Class B common stock, you may also cast your vote at the Special Meeting electronically by visiting                 . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CHP common stock entitled to vote thereon, voting together as a single class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote against the Charter Amendment Proposal. With the exception of the Director Election Proposal, the approval of each of the other proposals requires the affirmative vote of (i) at least a majority of the outstanding shares of CHP Class B common stock, voting separately as a single class, and (ii) a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the Business Combination Proposal or the Adjournment Proposal. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

CHP has discussed the Business Combination with the AHA, and the AHA has indicated its support for the transaction by investing $1,000,000 in the Sponsor in return for a pro rata interest in the Sponsor’s founder shares. Additionally, the AHA has supported the Business Combination by investing $4,000,000 in the Accelus Series D Capital Raise in consideration for shares of Accelus Series D preferred stock. The AHA expects to leverage its marketing capabilities, thought leadership and network of relationships to fast-track Accelus’ growth and accelerate its market adoption. The aforementioned AHA hospitals, health care systems, networks, and other providers of care such as Ambulatory Surgery Centers represent Accelus’ target customers. Pursuant to the Investment Agreement, Accelus has agreed to use a portion of such proceeds to fund the Monthly Contributions in connection with the Extension.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/ prospectus as soon as possible in the envelope provided or submit your proxy by following the instructions contained on your proxy card. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your common stock, please contact Morrow, our proxy solicitor, by calling toll-free at (800) 662-5200. Banks and brokers can call collect at (203) 658-9400, or by emailing CHPM@info.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at                 .

Thank you for your participation. We look forward to your continued support.

                    , 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF CHP CLASS

A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF CHP CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, TELEPHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF CHP CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DTC’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) by CHP, constitutes a prospectus of CHP under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of CHP to be issued to Accelus’ stockholders under the Business Combination Agreement. This document also constitutes a proxy statement of CHP under Section 14(a) of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to CHP stockholders nor the issuance by CHP of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding CHP has been provided by CHP and information contained in this proxy statement/prospectus regarding Accelus has been provided by Accelus.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, this proxy statement/prospectus includes market and industry data and forecasts that Accelus has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Accelus operates and Accelus’ and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.

i

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CHP from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

CHP Merger Corp.

25 Deforest Avenue, Suite 108

Summit, NJ 07901

Telephone: (212) 508-7090

Attention: Corporate Secretary

or

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: CHPM@info.morrowsodali.com

To obtain timely delivery, CHP stockholders must request the materials no later than five business days prior to the Special Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section titled “Where You Can Find More Information.”

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “CHP” refer to CHP Merger Corp., and the terms “New Accelus,” “combined company” and “post-combination company” refer to Accelus, Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“2016 Incentive Plan” means the Accelus 2016 Amended and Restated Equity Incentive Plan.

“A&R Sponsor Letter Agreement” means the amended and restated sponsor letter agreement, dated November 30, 2021, between CHP, Accelus and the Sponsor.

“Accelus” means Integrity Implants Inc. d/b/a Accelus, a Delaware corporation.

“Accelus Board” means the board of directors of Accelus.

“Accelus capital stock” means the shares of Accelus capital stock outstanding prior to the Business Combination, comprising the Accelus common stock, the Accelus Series A preferred stock, the Accelus Series B preferred stock, the Accelus Series C preferred stock, the Accelus Series D preferred stock and each other class or series of capital stock of Accelus (including preferred stock).

“Accelus common stock” means the common stock, par value $0.00001 per share, of Accelus.

“Accelus preferred stock” means, collectively the Accelus Series A preferred stock, Accelus Series B preferred stock, Accelus Series C preferred stock and Accelus Series D preferred stock.

“Accelus Series A preferred stock” means the Series A preferred stock, par value $0.00001 per share, of Accelus.

“Accelus Series B preferred stock” means the Series B preferred stock, par value $0.00001 per share, of Accelus.

“Accelus Series C preferred stock” means the Series C preferred stock, par value $0.00001 per share, of Accelus.

“Accelus Series D preferred stock” means the Series D preferred stock, par value $0.00001 per share, of Accelus.

“Accelus option” means each option to purchase shares of Accelus common stock granted to an Accelus employee, director or consultant.

“Accelus stockholder” means each holder of Accelus capital stock as of any determination time prior to the Effective Time.

“Accelus Transaction Support Agreement” means the Transaction Support Agreement, dated as of November 14, 2021, by and among CHP and certain stockholders of Accelus.

“Aggregate Transaction Proceeds” means the aggregate cash proceeds available for release to any CHP Party from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after payment of certain expenses) plus the aggregate amount invested by the Extension Premium Funders in Accelus’ ongoing Series D funding round, if any, minus the aggregate amount of Monthly Contributions paid by Accelus in connection with the Extension.

“Aggregate Transaction Proceeds Condition” means the minimum aggregate cash amount that CHP must have available from the Aggregate Transaction Proceeds, which amount will not be less than $50,000,000.

“AHA” means the American Hospital Association.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger of Merger Sub with and into Accelus, pursuant to which (i) Accelus survives the Merger as a wholly owned subsidiary of New Accelus, (ii) each share of Accelus common stock issued and outstanding as of immediately prior to the Effective Time will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (the “Exchange Ratio”); (iii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iv) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

“Business Combination Agreement” means that Business Combination Agreement, dated as of November 14, 2021, by and among CHP, Merger Sub and Accelus (as amended on November 30, 2021, as disclosed in CHP’s Current Report on Form 8-K filed on December 6, 2021, as further amended on December 23, 2021, as disclosed in CHP’s Current Report on Form 8-K filed on December 30, 2021 and as it may be further amended and/or restated from time to time).

“CHP” means CHP Merger Corp., a Delaware corporation (which, as a consequence of the adoption of the Proposed Charter, will be renamed Accelus, Inc.).

“CHP Board” means the board of directors of CHP.

“CHP Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of CHP.

“CHP Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of CHP.

“CHP common stock” means, collectively, the CHP Class A common stock and the CHP Class B common stock.

“CHP Investors” means the Sponsor, AHA and any Affiliate of the foregoing, together with any investor who is a Permitted Person (as defined in the Business Combination Agreement) and enters the Investment Agreement as an investing party thereunder from time to time prior to Closing.

“CHP Parties” means, together, CHP and Merger Sub.

“CHP Party” means CHP or Merger Sub.

“Closing” means the consummation of the Business Combination.

“Closing Accelus Share Number” means the number resulting from the following calculation made as of the Closing Date immediately prior to the Effective Time (i) the number of shares of Accelus common stock outstanding plus (ii) the number of shares of Accelus common stock not yet issued and outstanding but which any holder is entitled to receive at such time as a result of (x) the conversion of the Accelus preferred stock pursuant to Section 2.1(b) of the Business Combination Agreement, or (y) their exercise, effective on or before Closing, of any Accelus warrant or Accelus option (on a net basis, if such Accelus warrant or Accelus option is exercised on a cashless basis) plus (iii) 50% of the number of shares of Accelus common stock not yet issued and outstanding but issuable upon the vesting and exercise (on a net basis, if exercised on a cashless basis) of any outstanding unvested Accelus options as of the date hereof; minus (iv) the number of shares of Accelus common stock underlying the Accelus preferred stock issued to CHP Investors.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Charter” means CHP’s amended and restated certificate of incorporation, dated November 21, 2019, as amended on November 24, 2021.

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company.

“Effective Time” means, with respect to the Merger, the time on the Closing Date at which the Merger becomes effective.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio representing the number of New Accelus common stock shares per each one share of Accelus common stock that holders of Accelus common stock have the right to receive upon consummation of the Business Combination. The terms of the Business Combination Agreement calculate this ration by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure, which may be positive or negative by (y) the Closing Accelus Share Number.

“Extension Premium Funders” means the Sponsor, AHA and any Affiliate of the foregoing, together with any investor who is a Permitted Person (as defined in the Business Combination Agreement) and enters the Investment Agreement as an investing party thereunder from time to time prior to the Closing.

“FASB” means the Financial Accounting Standards Board.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial stockholders” means the Sponsor, Joseph Swedish, James Olsen, James A. Deal, Ken Goulet and Jack Krouskup.

“Investment Agreement” means the Investment Agreement, dated as of November 30, 2021, between Accelus, the Sponsor, and certain individual CHP investors, including the AHA.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Initial public offering” means CHP’s initial public offering, consummated on November 26, 2019, through the sale of 30,000,000 units on November 26, 2019.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger” means the merger of Merger Sub with and into Accelus.

“Merger Sub” means Accelerate Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CHP.

“Morrow” means Morrow Sodali LLC, proxy solicitor to CHP.

“Nasdaq” means the Nasdaq Capital Market.

“New Accelus” means Accelus, Inc., a Delaware corporation (which, prior to the Closing, was known as CHP Merger Corp.).

“New Accelus Board” means the board of directors of New Accelus.

“New Accelus Bylaws” means the bylaws of New Accelus to be adopted pursuant to the Business Combination Agreement.

“New Accelus common stock” means, collectively, the New Accelus common stock.

“New Accelus Employee Stock Purchase Plan” means the New Accelus 2022 Employee Stock Purchase Plan, to be approved and adopted by the CHP stockholders pursuant to the Employee Stock Purchase Plan Proposal at the Special Meeting.

“New Accelus Equity Incentive Plan” means the New Accelus 2022 Equity Incentive Plan, to be approved and adopted by the CHP stockholders pursuant to the Equity Incentive Plan Proposal at the Special Meeting.

“New Accelus Management” means the management of New Accelus following the Closing.

“Private placement warrants” means the 8,000,000 warrants issued to our Sponsor concurrently with CHP’s initial public offering, each of which is exercisable for one share of CHP Class A common stock.

“Proposed Charter” means the proposed amended and restated certificate of incorporation to be adopted by CHP pursuant to the Charter Amendment Proposal (which, as of and after the Effective Time, will operate as the amended and restated certificate of incorporation of New Accelus), a copy of which is attached as Annex B to this proxy statement/prospectus.

“Public shares” means shares of CHP Class A common stock included in the units issued in CHP’s initial public offering.

“Public stockholders” means the holders of public shares.

“Public warrants” means the warrants included in the units issued in the initial public offering, each of which is exercisable for one share of CHP Class A common stock, in accordance with its terms.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into as of the Closing by and among New Accelus, the Sponsor, certain affiliates of the Sponsor, and certain stockholders of Accelus.

“Required Transaction Proposals” mean, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Governing Document Proposals.

“Rollover Equity” means the equity securities of New Accelus that will be held by the Accelus stockholders following the Business Combination.

“Rollover Option” means an option to purchase a number of shares of New Accelus common stock under the New Accelus Equity Incentive Plan.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series D Capital Raise” means Accelus’ ongoing funding round (including the amount raised from CHP Investors) up to a maximum of $20 million in the aggregate.

“Sponsor” means CHP Acquisition Holdings, LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated as of November 14, 2021, by and among the Sponsor, CHP, Accelus, and certain stockholders of CHP.

“Special Meeting” means the special meeting of the CHP stockholders to consider matters relating to the Business Combination, to be held at                 a.m. New York City time, on                 , 2022, in virtual format.

“Surviving Company” means the surviving corporation, Accelus, resulting from the Merger.

“Termination Date” means May 26, 2022.

“Transactions” means the Business Combination and the filing and effectiveness of the Proposed Charter.

“Transaction Proposals” mean, collectively with the Required Transaction Proposals and the Directors Proposal.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of CHP that holds the proceeds from CHP’s initial public offering and the private placement of the private placement warrants.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 21, 2019, between CHP and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the units of CHP, each consisting of one share of CHP Class A common stock and one-half (1/2) of one public warrant of CHP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of CHP and Accelus. These statements are based on the beliefs and assumptions of the respective management teams of CHP and Accelus. Although CHP and Accelus believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CHP nor Accelus can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•

the ability of CHP and Accelus to meet the closing conditions in the Business Combination Agreement, including the receipt of approval by the stockholders of CHP of the Required Transaction Proposals and the availability of an aggregate cash amount of at least $50 million available at Closing from the Trust Account;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against CHP and Accelus following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close;

•	the ability to obtain or maintain the listing of New Accelus common stock on the Nasdaq, as applicable, following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Accelus as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New Accelus to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	the market acceptance of Accelus’ minimally invasive, robotic-assisted, and other spine surgery procedures;

•

Accelus’ and New Accelus’ ability to establish new relationships with surgeons, hospitals, ambulatory surgical centers (“ASC”) and distributors, which may have existing relationships with other medical device companies;

•	Accelus’ and New Accelus’ ability to manage the development and growth of its products and technologies;

•	Accelus’ and New Accelus’ ability to obtain and maintain regulatory approval for Accelus’ or New Accelus’ products, and any related restrictions and limitations of any approved product;

•	Accelus’ and New Accelus’ ability to identify, in-license or acquire additional technology;

•	Accelus’ and New Accelus’ ability to maintain Accelus’ existing license, manufacturing and supply agreements;

•	Accelus’ and New Accelus’ ability to compete in the development of robotic-assisted surgical devises, which is costly and requires continual technological change;

•	the size and growth potential of the markets for Accelus’ and New Accelus’ products and services, and the ability of each to serve those markets, either alone or in partnership with others;

•	the pricing of Accelus’ and New Accelus’ products and services and reimbursement for medical procedures conducted using Accelus’ and New Accelus’ products and services;

•	Accelus’ and New Accelus’ ability to attract, recruit, train, retain, motivate, and integrate key personnel;

•

Accelus’ and New Accelus’ ability to maintain adequate marketing and sales capabilities or enter into and maintain new arrangements with third parties to sell and market their products and technologies;

•	The risk of product recalls and safety alerts;

•	The risk of changes in government regulation affecting Accelus’ and New Accelus’ business;

•	the impact of the COVID-19 pandemic on Accelus’ and New Accelus’ business, including on the ability of CHP and Accelus to consummate the Business Combination; and

•	other factors detailed under the section titled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of CHP and Accelus prior to the Business Combination, and New Accelus following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can CHP or Accelus assess the impact of all such risk factors on the business of CHP and Accelus prior to the Business Combination, and New Accelus following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to CHP or Accelus or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. CHP and Accelus prior to the Business Combination, and New Accelus following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. CHP urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

CHP is proposing to consummate the Business Combination with Accelus. CHP, Merger Sub and Accelus have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached hereto as Annex A. CHP urges its stockholders to read the Business Combination Agreement in its entirety.

The Business Combination Agreement must be approved by the CHP stockholders in accordance with the DGCL and the Current Charter. CHP is holding a Special Meeting to obtain that approval. CHP stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Agreement and thereby approve the Business Combination. This meeting will also serve as CHP’s annual meeting of stockholders.

THE VOTE OF CHP STOCKHOLDERS IS IMPORTANT. CHP STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:	Why is CHP proposing the Business Combination?

A:	CHP was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination.

Based on its due diligence investigations of Accelus and the industries in which it operates, including the financial and other information provided by Accelus in the course of CHP’s due diligence investigations, the CHP Board believes that the Business Combination with Accelus is in the best interests of CHP and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.

Although the CHP Board believes that the Business Combination with Accelus presents a unique business combination opportunity and is in the best interests of CHP and its stockholders, the CHP Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — CHP’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the CHP Board in making its decision.

Q:	When and where will the Special Meeting take place?

A:

The Special Meeting will be held on                 , 2022, at                 a.m. local time, via live webcast at the following address:                 , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. To participate in the Special Meeting, a CHP stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The CHP Special Meeting webcast will begin promptly at                 a.m. New York City time. CHP stockholders are encouraged to access the CHP Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	What matters will be considered at the Special Meeting?

A:	The CHP stockholders will be asked to consider and vote on the following proposals:

•	The Business Combination Proposal, which is a proposal to approve the Business Combination Agreement and approve the Business Combination;

•	The Charter Amendment Proposal, which is a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will replace the Current Charter;

•

The Nasdaq Proposal, which is a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq, the issuance of an aggregate of 42,445,648 shares of New Accelus common stock pursuant to the terms of the Business Combination Agreement and the Investment Agreement, in each case assuming a Closing Date of April 25, 2022;

•

The Director Election Proposal, which is a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal are approved and adopted, the election of seven (7) directors who, upon consummation of the Business Combination, will become the directors of New Accelus until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter;

•

The Equity Incentive Plan Proposal, which is a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are approved and adopted, the New Accelus Equity Incentive Plan; and

•	The Employee Stock Purchase Proposal, which is a proposal to approve, assuming the Equity Incentive Plan Proposal is approved and adopted, the New Accelus Employee Stock Purchase Plan;

•

The Adjournment Proposal, which is a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Required Transaction Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

Q:	Is my vote important?

A:

Yes. The Business Combination cannot be completed unless the Business Combination Proposal receives the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon and the other Required Transaction Proposals achieve the necessary vote outlined below. Only CHP stockholders as of the close of business on                 , 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The CHP Board unanimously recommends that such CHP stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you also have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the 16-digit meeting control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.

Q:	What CHP stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:

The Business Combination Proposal. Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. In connection with our initial public offering, our initial stockholders at the time of our initial public offering entered into a letter agreement to vote their founder shares and any public shares acquired by them during or after the initial public offering in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the CHP Board. The shares held by CHP Acquisition Holdings LLC and our other initial stockholders that are obligated to vote in favor of the Business Combination represent approximately 28.7% of the voting power of CHP. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if the holders of shares of outstanding capital stock of CHP representing a majority of the voting power of all outstanding shares of capital stock of CHP entitled to vote at the Special Meeting as of the record date are present, the Business Combination could be approved by the additional affirmative vote of shares representing as little as 21.4% of the outstanding shares. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting, and otherwise will have no effect on the outcome of the proposal.

The Charter Amendment Proposal. Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CHP common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will be treated as votes against this proposal.

The Nasdaq Proposal. Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal.

The Director Election Proposal. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a failure to submit a vote or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.

The Equity Incentive Plan Proposal. Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal.

The Employee Stock Purchase Plan Proposal. Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal.

The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Q:	What will Accelus’ equity holders receive in connection with the Business Combination?

A:

As a consequence of the Merger, at the Effective Time, (i) each share of Accelus capital stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of Accelus capital stock issued upon the conversion of shares of Accelus preferred stock immediately prior to the Effective Time) will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (as defined in the Business Combination Agreement) (the “Exchange Ratio”); (ii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iii) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

Q:	What equity stake will current CHP stockholders and Accelus stockholders hold in New Accelus immediately after the consummation of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination, based on an assumed Closing Date of April 25, 2022, the ownership interests in New Accelus will be as set forth in the table below:

	Assuming Minimum Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
CHP Class A common stockholders (public shareholders)	18,611,003	28%	7,085,613	13%
CHP Class B common stockholders (sponsor)[1,2]	5,325,000	8%	3,262,500	6%
Extension Premium Funders[3]	797,082	1%	797,082	2%
Former Accelus stockholders[2]	41,648,566	63%	41,648,566	79%

Shares outstanding at Closing	66,381,651	100%	52,793,761	100%

(1)	This presentation does not account for 1,875,000 shares that are subject to certain performance vesting terms (i.e., stock price appreciation levels) pursuant to a the A&R Sponsor Letter Agreement.

(2)

This presentation assumes 300,000 shares are transferred from the Sponsor to Accelus in order to make Accelus whole for the dilution incurred as a result of the Monthly Contributions made by Accelus pursuant to the Investment Agreement. The final number of shares to be transferred has yet to be determined.

(3)

Includes shares granted, and expected to be granted, to the Extension Premium Funders resulting from investments in convertible notes and the ongoing Series D Capital Raise pursuant to the Investment Agreement.

The ownership percentages set forth above are not indicative of voting percentages and do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing of the Business Combination), (b) the issuance of any shares upon completion of the Business Combination under the New Accelus Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D or (c) the issuance of any shares upon completion of the Business Combination under the New Accelus Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.

For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, there are currently outstanding an aggregate of 23,000,000 warrants to acquire shares of CHP Class A common stock, which comprise 8,000,000 private placement warrants held by CHP Acquisition Holdings LLC and 15,000,000 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing, for one share of CHP Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Accelus common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of CHP Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of CHP Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of CHP Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CHP Class A common stock. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of CHP Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CHP Class A common stock in respect of such event. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New Accelus common stock is issued as a result of such exercise, with payment to New Accelus of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 23,000,000 shares, with approximately $264,500,000 paid to exercise the warrants.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

A total of $300,000,000, including approximately $10,500,000 million of underwriters’ deferred discount, of the proceeds of the sale of the private placement warrants, was placed in the Trust Account and is maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of                , 2022, there were investments and cash held in the Trust Account of $                . These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by May 26, 2022, although we may withdraw the interest earned on the funds held in the Trust

Account to pay franchise and income taxes. Upon the Closing of the Business Combination, the funds remaining in the Trust Account will be released and will remain on the balance sheet of New Accelus.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:

CHP stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the Business Combination is conditioned upon, among other things, CHP having an aggregate cash amount of at least $50,000,000 (after deduction of certain expenses) available at Closing from the Trust Account (including the aggregate amount invested by the Extension Premium Funders in Accelus’ ongoing Series D funding round, if any, minus the aggregate amount of Monthly Contributions paid by Accelus in connection with the Extension) (the “Aggregate Transaction Proceeds,” and such condition to the consummation of the Business Combination, the “Aggregate Transaction Proceeds Condition” (though this condition may be waived by Accelus)). In addition, with fewer public shares and public stockholders, the trading market for New Accelus common stock may be less liquid than the trading market for CHP Class A common stock was prior to consummation of the Business Combination and New Accelus may not be able to meet the listing standards for the Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Accelus’ business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which CHP’s public stockholders exercise the maximum allowed redemption rights.

Q.	What amendments will be made to the Current Charter?

A:

We are asking CHP stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the CHP Board believes are necessary to address the needs of the post-combination company, including, among other things: (i) the change of CHP’s name to “Accelus, Inc.”; and (ii) that, while the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, will remain at 221,000,000, under the Proposed Charter, the 221,000,000 shares, will consist of                shares of common stock, par value $0.0001 per share, and                shares of preferred stock, par value $0.0001 per share (under the Current Charter the 221,000,000 consists of 200,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock).

Pursuant to Delaware law and the Current Charter, CHP is required to submit the Charter Amendment Proposal to CHP’s stockholders for approval. For additional information, see the section titled “The Charter Amendment Proposal.”

Q:	What material negative factors did the CHP Board consider in connection with the Business Combination?

A:

Although the CHP Board believes that the acquisition of Accelus will provide CHP’s stockholders with an opportunity to participate in a business combination with Accelus, an innovative commercial-stage medical technology company dedicated to advancing surgical treatment options for patients suffering from spine disorders, based on its novel technology and with significant growth potential, the CHP Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that Accelus would not be able to achieve its growth projections, that CHP stockholders would not approve the Business Combination and the risk that significant numbers of CHP stockholders would exercise their redemption rights. In addition, during the course of CHP management’s evaluation of Accelus’ operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both CHP management and the CHP Board considered were (i) historical business financial performance and results of operations, (ii) current and forecast projections, (iii) the value of technology of opportunities in the market and (iv) strong management team, Board representation and CHP healthcare industry relationships. These factors are discussed in greater detail in the section titled “The Business Combination Proposal — CHP’s Board of Directors’ Reasons for the Approval of the Business Combination,” as well as in the section titled “Risk Factors — Risk Factors Relating to CHP and the Business Combination.”

Q:	Do I have redemption rights?

A:

If you are a public stockholder, you have the right to request that CHP redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights.” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)

(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to                 , New York City time, on                 , 2022, (a) submit a written request to Continental Stock Transfer & Trust Company, CHP’s transfer agent (the “Transfer Agent”) that CHP redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

Any public stockholder will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.05 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is                  on                 , 2022 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that CHP instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the telephone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by CHP’s Corporate Secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by                 , New York City time, on                 , 2022.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any CHP warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding units must first elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your units to be separated and delivered to the Transfer Agent by                , New York city time, on                , 2022, you will not be able to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of New Accelus warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain Material U.S. Federal Income Tax Considerations.”

THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	How does the CHP Board recommend that I vote?

A:

The CHP Board recommends that the CHP stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the CHP Board recommends that CHP stockholders vote, see the section titled “The Business Combination Proposal — CHP’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q:	How do CHP Acquisition Holdings LLC and the other initial stockholders intend to vote their shares?

A:

In connection with our initial public offering, our initial stockholders entered into a letter agreement to vote their founder shares, as well as any public shares purchased by them during or after our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals, all of which are unanimously recommended by the CHP Board, being presented at the Special Meeting. These stockholders collectively own approximately 28.7% of our issued and outstanding shares of common stock. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of an additional approximately 21.4% of our outstanding shares to approve the Business Combination.

Q:	May CHP Acquisition Holdings LLC and the other initial stockholders purchase public shares or warrants prior to the Special Meeting?

A:

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding CHP or its securities, the initial stockholders, Accelus and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. Furthermore, the Series D Capital Raise includes amounts so raised by Accelus through current and future CHP investors. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by CHP’s initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved.

Q:	Who is entitled to vote at the Special Meeting?

A:

The CHP Board has fixed                 , 2022 as the record date for the Special Meeting. All holders of record of CHP common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the question “How can I vote my shares without attending the Special Meeting?” below for instructions on how to vote your CHP common stock without attending the Special Meeting.

Q:	How many votes do I have?

A:

Each CHP stockholder of record is entitled to one vote for each share of CHP common stock held by such holder as of the close of business on the record date. As of the close of business on                 , 2022, the record date for the Special Meeting, there were 26,111,003 outstanding shares of CHP common stock, of which 18,611,003 are shares of CHP Class A common stock, and 7,500,000 are shares of CHP Class B common stock held by CHP Acquisition Holdings LLC and the other initial stockholders.

Q:	What constitutes a quorum for the Special Meeting?

A:	A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of shares of outstanding CHP common stock representing a majority of the voting power of all outstanding shares of capital stock of CHP entitled to vote at the Special Meeting as of the record date are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:	What is Accelus?

A:

Accelus is a medical technology company dedicated to advancing spinal surgery treatment options by developing and commercializing an ecosystem of enabling technologies, including a proprietary surgical robotic targeting and navigation platform and differentiated implant systems. Accelus offers an innovative portfolio of implants, instruments, biologics and technologies that address the clinical challenges associated with spine surgery, with a focus on minimally invasive surgery (“MIS”) techniques and solutions. Their first-of-its-kind FlareHawk Interbody Fusion System (“FlareHawk”) features proprietary multidirectional expansion technology, designed for minimal disruption to the patient’s anatomy during insertion and natural load distribution and support. They also offer a revolutionary Robotic Enabled Minimally Invasive (“Remi”) robotic targeting and navigation platform which provides an efficient and economically accessible solution to a broad array of spine surgeons. The novel portfolio of implants and instruments, paired with the revolutionary robotic targeting and navigation platform, is designed to address the limitations associated with MIS procedures while providing broader access to enabling technologies for alternative facilities, such as ambulatory surgery centers (“ASC”).

Q:	What will happen to my shares of CHP common stock as a result of the Business Combination?

A:

If the Business Combination is completed, each share of CHP Class B common stock that is issued and outstanding as of immediately prior to the Effective Time will be converted, on a one-for-one basis, into a share of CHP Class A common stock. CHP Class A common stock will be reclassified after closing into New Accelus common stock and trade on the Nasdaq under the ticker symbol “ACCL”. See the section titled “The Business Combination Proposal — Consideration to the Accelus Stockholders.”

Q:	Where will the New Accelus common stock that CHP stockholders receive in the Business Combination be publicly traded?

A:

Assuming the Business Combination is completed, the shares of New Accelus common stock (including the shares of New Accelus common stock issued in connection with the Business Combination) will be listed and traded on the Nasdaq under the ticker symbol “ACCL” and the public warrants will be listed and traded on the Nasdaq under the ticker symbol “ACCLW.”

Q:	What happens if the Business Combination is not completed?

A:

If we do not consummate an initial business combination by May 26, 2022, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $                per share and our warrants will expire worthless.

Q:	How can I attend and vote my shares at the Special Meeting?

A:

Shares of CHP common stock held directly in your name as the stockholder of record of such shares as of the close of business on                 , 2022, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit                 , and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. The Special Meeting starts at                 a.m. New York City time. We encourage you to allow ample time for online check- in, which will open at                 a.m. New York City time. Please have your 16-digit control number to join the Special Meeting webcast. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

Q:	How can I vote my shares without attending the Special Meeting?

A:	If you are a stockholder of record of CHP as of the close of business on , 2022, the record date, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•	Vote by Mail: by signing, dating and returning the enclosed proxy card;

•	Vote by Internet: visit http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. New York City time on , 2022 (have your proxy card in hand when you visit the website);

•	Vote by Phone: by calling toll-free (within the U.S. or Canada) , until 11:59 p.m. New York City time on , 2022 (have your proxy card in hand when you call); or

•

Vote at the Special Meeting: by casting your vote at the Special Meeting via the Special Meeting website. Any stockholder of record as of the close of business on                 , 2022, the record date, can attend the Special Meeting webcast by visiting                 , where such stockholders may vote during the Special Meeting. The Special Meeting starts at                 , New York City time. We encourage you to allow ample time for online check-in, which will open at                 , New York City time. Please have your 16-digit control number to join the Special Meeting webcast.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares.

Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the 16-digit control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.

Q:	What is a proxy?

A:

A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of CHP common stock as of the close of business on the record date, and you vote by telephone, by

Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of CHP’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Joseph R. Swedish and James T. Olsen.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares of CHP common stock are registered directly in your name with the Transfer Agent, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record). For shares of CHP common stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of CHP common stock are voted.

Shares in “street name.” For CHP common stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	If a CHP stockholder gives a proxy, how will the CHP common stock covered by the proxy be voted?

A:

If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your CHP common stock in the way that you indicate when providing your proxy in respect of the CHP common stock you hold. When completing the proxy card, you may specify whether your CHP common stock should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my CHP common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your CHP common stock to be voted, then your CHP common stock will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Yes. If you are a stockholder of record of CHP common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to CHP’s Corporate Secretary, which notice must be received by CHP’s Corporate Secretary prior to the vote at the Special Meeting; or

•

vote electronically at the Special Meeting by visiting                  and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. New York City time on                 , 2022. If your shares are held in

“street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, CHP will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:	Are CHP stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:

No. CHP stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of CHP Class A common stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of CHP Class A common stock). Holders of CHP Class A common stock may vote against the Business Combination Proposal or redeem their shares of CHP Class A common stock if they are not in favor of the approval of the Business Combination Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of CHP Class B common stock because they have agreed to vote in favor of the Business Combination.

Q:	Are there any risks that I should consider as a CHP stockholder in deciding how to vote or whether to exercise my redemption rights?

A:

Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” in this proxy statement/prospectus. You also should read and carefully consider the risk factors of CHP and Accelus contained in the documents that are incorporated by reference herein.

Q:	What happens if I sell my CHP common stock before the Special Meeting?

A:

The record date for CHP stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of CHP common stock before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your shares of CHP common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New Accelus shares to the person to whom you transfer your CHP common stock.

Q:	When is the Business Combination expected to be completed?

A:

Subject to the satisfaction or waiver of the Closing conditions described in the section titled “The Business Combination Agreement — Conditions to Closing of the Business Combination,” including the approval of the Business Combination Agreement by the CHP stockholders at the Special Meeting, the Business Combination is expected to close in the second quarter of 2022. However, it is possible that factors outside the control of both CHP and Accelus could result in the Business Combination being completed at a later time, or not being completed at all.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

CHP has engaged a professional proxy solicitation firm, Morrow Sodali LLC, to assist in soliciting proxies for the Special Meeting. CHP has agreed to pay Morrow a fee plus additional amounts for disbursements.

CHP will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CHP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. CHP’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the conditions to completion of the Business Combination?

A:

The Closing is subject to certain conditions, including, among other things, (i) the approval by our stockholders of the Required Transaction Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) after giving effect to the Transactions, CHP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time; (iv) satisfaction of the Aggregate Transaction Proceeds Condition; (v) this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued or remaining in effect with respect to it, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (vi) the approval of Accelus’ stockholders of the Business Combination Agreement; and (vii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section titled “The Business Combination Proposal.”

Q:	What should I do if I receive more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of CHP common stock.

Q:	Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:	If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: CHPM@info.morrowsodali.com

You also may obtain additional information about CHP from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, CHP’s Transfer Agent, at the

address below prior to                 , New York City time, on                 , 2022. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

CHP Merger Corp.

25 Deforest Avenue, Suite 108

Summit, New Jersey 07901

(212) 508-7090

CHP Merger Corp.is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination.

Integrity Implants Inc. d/b/a Accelus

354 Hiatt Drive, Suite 100

Palm Beach Gardens, Florida 33418

(561) 529-3861

Accelus is a medical technology company dedicated to advancing spinal surgery treatment options by developing and commercializing an ecosystem of enabling technologies, including a proprietary surgical robotic targeting and navigation platform and differentiated implant systems. Accelus offers an innovative portfolio of implants, instruments, biologics and technologies that address the clinical challenges associated with spine surgery, with a focus on minimally invasive surgery (“MIS”) techniques and solutions. Their first-of-its-kind FlareHawk Interbody Fusion System (“FlareHawk”) features proprietary multidirectional expansion technology, designed for minimal disruption to the patient’s anatomy during insertion and natural load distribution and support. They also offer a revolutionary Robotic Enabled Minimally Invasive (“Remi”) robotic targeting and navigation platform which provides an efficient and economically accessible solution to a broad array of spine surgeons. The novel portfolio of implants and instruments, paired with the revolutionary robotic targeting and navigation platform, is designed to address the limitations associated with MIS procedures while providing broader access to enabling technologies for alternative facilities, such as ambulatory surgery centers (“ASC”).

Accelerate Merger Sub, Inc.

c/o CHP Merger Corp.

25 Deforest Avenue, Suite 108

Summit, New Jersey 07901

(212) 508-7090

Accelerate Merger Sub, Inc. is a Delaware corporation and wholly-owned subsidiary of CHP Merger Corp., which was formed for the purpose of effecting a merger with Accelus.

The Business Combination and the Business Combination Agreement

On November 14, 2021, CHP Merger Corp., entered into a business combination agreement, by and among CHP, Accelerate Merger Sub, Inc., a wholly owned subsidiary of CHP, and Integrity Implants Inc. d/b/a Accelus (as amended on November 30, 2021, as disclosed in the Company’s Current Report on Form 8-K filed on December 6, 2021, as further amended on December 23, 2021, as disclosed in the Company’s Current Report on

Form 8-K filed on December 30, 2021, and as it may be further amended and/or restated from time to time). The business combination was unanimously approved by CHP’s board of directors on November 14, 2021. If the Business Combination Agreement is approved by CHP’s stockholders and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Accelus, with Accelus surviving the Merger as a wholly owned subsidiary of CHP. In addition, upon the effectiveness of the Proposed Charter, CHP will be renamed Accelus, Inc. and is referred to herein as “New Accelus” following the consummation of the transactions described below.

The Business Combination Agreement provides that, among other things: (i) (a) the proposed amended and restated certificate of incorporation to be adopted by CHP stockholders pursuant to the Business Combination Agreement, if adopted, will, on the closing date of the Business Combination, be filed with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneous with the effective time of the Merger (the “Effective Time”) and (b) as a consequence of adopting the Proposed Charter, at the Effective Time, the governing documents of CHP will be amended and restated and become the charter and the bylaws of New Accelus to be adopted pursuant to the Business Combination Agreement, and CHP’s name will be changed to “Accelus, Inc.”; (ii) the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Accelus at the Effective Time, with Accelus as the surviving corporation in the Business Combination such that, after giving effect to the Merger, Accelus will be a wholly-owned subsidiary of New Accelus; and (iii) as a consequence of the Merger, at the Effective Time, the governing documents of Accelus will be the governing documents of the surviving company.

Structure of the Business Combination

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Accelus, with Accelus surviving the Business Combination. Upon consummation of the Business Combination, Accelus will be a wholly-owned subsidiary of New Accelus. In addition, CHP will file the Proposed Charter with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneous with the Effective Time.

The following diagrams illustrate in simplified terms the current structure of CHP and Accelus and the expected structure of New Accelus upon the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

Consideration to the Accelus Stockholders in the Business Combination

As a consequence of the Merger, on the closing date, immediately prior to the Effective Time, each share of Accelus preferred stock issued and outstanding at the Effective Time will convert into one share of Accelus common stock. As a consequence of the Merger, at the Effective Time, (i) each share of Accelus common stock issued and outstanding as of immediately prior to the Effective Time will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating

(A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (the “Exchange Ratio”); (ii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iii) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

For further details, see “The Business Combination Proposal — Consideration to the Accelus Stockholders.”

Special Meeting of CHP Stockholders and the Proposals

The Special Meeting will convene on    , 2022 at a.m. New York City time, in virtual format. Stockholders may attend, vote and examine the list of CHP stockholders entitled to vote at the Special Meeting by visiting                  and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

Approval of the Required Transaction Proposals is a condition to the obligation of CHP to complete the Business Combination.

Only holders of record of issued and outstanding CHP common stock as of the close of business on                , 2022, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of CHP common stock that you owned as of the close of business on the record date.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of shares of outstanding capital stock of CHP representing of a majority of the voting power of all outstanding shares of capital stock of CHP entitled to vote at the Special Meeting as of the record date are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of this proposal.

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of (i) at least a majority of the outstanding shares of CHP Class B common stock, voting separately as a single class, and (ii) a majority of the outstanding shares of CHP common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will be treated as votes against this proposal.

Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the

Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of Nasdaq rules, abstentions will have the same effect as votes against this proposal.

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of Nasdaq rules, abstentions will have the same effect as votes against this proposal.

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of Nasdaq rules, abstentions will have the same effect as votes against this proposal.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a failure to submit a vote or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon regardless of whether a quorum is present. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of CHP’s Board of Directors

The CHP Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the CHP stockholders and recommends that the CHP stockholders adopt the Business Combination Agreement and approve the Business Combination. The CHP Board made its determination after consultation with CHP’s legal and financial advisors and consideration of a number of factors.

The CHP Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal.

For more information about the CHP Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and CHP Board Recommendation” and “The Business Combination Proposal — CHP’s Board of Directors’ Reasons for the Approval of the Business Combination.”

CHP’s Board of Directors’ Reasons for the Approval of the Business Combination

In considering the Business Combination, the CHP Board considered the following factors, among others:

•	historical information regarding Accelus’ business, financial performance, and results of operations;

•

current information and forecast projections from Accelus and CHP’s management regarding (i) Accelus’ business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within Accelus’ industry;

•	information provided to the CHP Board by third-party consultants reviewing Accelus’ intellectual property protections;

•	information provided to the CHP Board by third-party consultants reviewing the drivers and barriers to adoption of Accelus’ technology;

•	the opportunity to participate in a combined company that is commercializing a novel minimally invasive spine surgery technology with significant growth potential

•	the total addressable market of Accelus’ products that exist today, and total addressable market for potential products that are currently in research and development;

•	the clinical benefits that Accelus’ product offers relative to products currently on the market;

•	the potential benefit from adoption by key healthcare providers, particularly ambulatory surgery centers;

•

the potential value that CHP can bring to Accelus’ business based upon CHP’s existing relationships in the healthcare industry, including with healthcare providers and payors and healthcare executives;

•	the valuation comparables;

•	the benefit of leadership that understands the challenging and rapidly changing nature of the U.S. healthcare system;

•	Accelus’ ability to demonstrate the value of its technology to existing and potential users and its ability to integrate into and add value to large healthcare enterprise systems;

•

the belief of the CHP Board that an acquisition by CHP has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities;

•

the recommendation by CHP’s management that the CHP Board approve the Business Combination, as the CHP Board would not have approved any transaction in connection with this strategic process without such a recommendation from CHP’s management;

•

Accelus’ ability to demonstrate the value of its technology to existing and potential users and its ability to integrate into and add value to large healthcare enterprise systems; the risks posed by potential competitors;

•	the regulatory environment in which Accelus operates;

•

the risk of market acceptance of Accelus’ products and services, its ability to develop and commercialize existing and new products and services and generate revenues, and its ability to identify new applications for its technology;

•

the risk posed based on the fact that the market for Accelus’ products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Accelus’ products and services;

•	the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights;

•

the risks involved with the Business Combination and the likelihood that CHP and Accelus will be able to complete the Business Combination, the possibility that the Business Combination might not be consummated, and CHP’s prospects going forward without the combination with Accelus;

•

the substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on CHP’s cash reserves and operating results should the Business Combination not be completed;

•	the possible negative effect of the Business Combination and public announcement of the Business Combination on CHP’s financial performance, operating results and stock price; and

•	all other factors the CHP Board deemed relevant.

For a complete list of the factors considered by the CHP Board, see “The Business Combination Proposal” — CHP’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. On                 , 2022, the Federal Trade Commission granted the parties’ request for early termination of the waiting period.

Conditions to the Completion of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our stockholders of the Required Transaction Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) after giving effect to the Transactions, CHP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time; (iv) satisfaction of the Aggregate Transaction Proceeds Condition; (v) this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued or remaining in effect with respect to it, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (vi) the approval of Accelus’ stockholders of the Business Combination Agreement; and (vii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of CHP and Accelus;

•

by CHP, subject to certain exceptions, if any of the representations or warranties made by Accelus are not true and correct or if Accelus fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of CHP could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and the Termination Date;

•

by Accelus, subject to certain exceptions, if any of the representations or warranties made by the CHP Parties are not true and correct or if any CHP Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Accelus could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•

by either CHP or Accelus, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•

by either CHP or Accelus, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and non-appealable;

•	by either CHP or Accelus, if the approval of the Required Transaction Proposals is not obtained at the Special Meeting (including any adjournment thereof);

•

by CHP, if Accelus does not deliver, or cause to be delivered to CHP, a written consent of the Accelus stockholders approving the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination), duly executed by the Accelus stockholders required to approve and adopt such matters (the “Accelus Stockholder Written Consent”) and the PCAOB Financial Statements (as defined in the Business Combination Agreement) with respect to the fiscal years ended December 31, 2019, 2020, and 2021; and

•	by CHP if the revenue of Accelus set forth on the PCAOB Financial Statements (as defined in the Business Combination Agreement) for the fiscal year ended December 31, 2021 is less than $26.3 million.

Redemption Rights

Pursuant to the Current Charter, a public stockholder may request that CHP redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•

prior to                 p.m., New York City time, on                 , 2022, (a) submit a written request, including the legal name, telephone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that CHP redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the Transfer Agent, CHP will redeem such public shares upon the Closing for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section titled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Holders of our warrants will not have redemption rights with respect to the warrants.

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to CHP stockholders or warrant holders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CHP has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section titled “The Special Meeting — Revoking Your Proxy.”

Interests of CHP’s Directors and Officers in the Business Combination

When you consider the recommendation of the CHP Board in favor of approval of the Business Combination Proposal, you should keep in mind that CHP’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to, those of CHP stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If we are unable to complete our initial business combination by May 26, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CHP Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•

There will be no liquidating distributions from the Trust Account with respect to our founder shares held by our initial stockholders, officers and directors if we fail to complete our initial business combination by May 26, 2022. CHP Acquisition Holdings LLC purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.004 per share and in October 2019, transferred 25,000 founder shares to each of James A. Deal, Ken Goulet, and Jack Krouskup (for a total of 75,000). Upon the Closing, such founder shares will remain outstanding.

•

In connection with the closing of our initial public offering, we consummated the sale of 8,000,000 private placement warrants at a price of $1.00 per warrant in a private placement to CHP Acquisition Holdings LLC. The warrants are each exercisable commencing 30 days following the Closing, for one share of CHP Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Accelus common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of CHP Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of CHP Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of CHP Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CHP Class A common stock. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of CHP Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CHP Class A common stock in respect of such event. Therefore, the public warrants would be exercisable for 15,000,000 shares of common stock and the private placement warrants would be exercisable for 8,000,000 shares of common stock at an exercise price of $11.50. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New Accelus common stock is issued as a result of such exercise, with payment to New Accelus of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 23,000,000 shares, with approximately $264.5 million paid to exercise the warrants. If we do not consummate a business combination transaction by May 26, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by CHP Acquisition Holdings LLC will be worthless. The warrants held by CHP Acquisition Holdings LLC had an aggregate market value of approximately $                 based upon the closing price of $                 per warrant on the Nasdaq on                 , 2022.

•

Our initial stockholders, officers and directors will lose their entire investment in us if we do not complete an initial business combination by May 26, 2022, including their initial investment in the founder shares and their at-risk capital, for which CHP Acquisition Holdings LLC received 8,000,000 private placement warrants at a price of $1.00 per warrant.

•

Pursuant to the Investment Agreement, certain directors and officers of CHP and the AHA purchased the Convertible Notes and Accelus Series D preferred stock, respectively, each such purchase being made with the hope that the Business Combination will be consummated and that such investment will increase in value. In the event the Business Combination is not consummated, the Convertible Notes will automatically convert into Accelus Series D preferred stock.

•

Certain of our officers and directors may continue to serve as directors of New Accelus after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Accelus Board determines to pay to its directors.

•

In order to protect the amounts held in the Trust Account, CHP Acquisition Holdings LLC has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes

(less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in our initial public offering against certain liabilities, including liabilities under the Securities Act.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, CHP Acquisition Holdings LLC, our officers and directors and any of their respective affiliates may be entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHP from time to time, made by CHP Acquisition Holdings LLC or an affiliate of CHP Acquisition Holdings LLC or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding CHP or its securities, the initial stockholders, Accelus and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by CHP’s initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the market price of the outstanding shares of CHP Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

The existence of financial and personal interests of the CHP directors or officers may result in a conflict of interest on the part of one or more of them between what such director or officer may believe is best for CHP and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

Stock Exchange Listing

CHP’s units, Class A common stock and public warrants are publicly traded on the Nasdaq under the symbols “CHPMU,” “CHPM” and “CHPMW,” respectively. CHP intends to apply to list the New Accelus common stock and public warrants on the Nasdaq under the symbols “ACCL” and “ACCLW,” respectively, upon the Closing of the Business Combination. New Accelus will not have units traded following the Closing.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Transactions. Where actual amounts are not known or knowable, the figures below represent Accelus’ good faith estimate of such amounts assuming a Closing as of April 25, 2022.

(in millions)	Assuming Minimum Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Sources
Accelus Rollover Equity	413,485,659	413,485,659
Convertible Note and Other Series D Investments(1)	6,220,774	6,220,774
Proceeds from Trust Account	187,087,034	69,301,899

Total Sources	606,793,467	489,008,332

Uses
Accelus Rollover Equity	413,485,659	413,485,659
Cash to Balance Sheet	155,344,748	37,559,613
Extension Premium Payments	3,110,387	3,110,387
Estimated Transaction Costs	34,852,673	34,852,673

Total Uses	606,793,467	489,008,332

(1)

Includes $3,110,387 of funding for the Monthly Contributions in connection with the Extension within Convertible Notes and Affiliated Series D Investments. Therefore, the balance is not included in the Proceeds from Trust Account.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CHP will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Accelus issuing stock for the net assets of CHP, accompanied by a recapitalization. The net assets of CHP will be stated at historical cost, with no goodwill or other intangible assets recorded.

Accelus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Accelus’ existing stockholders will have the greatest voting interest in the combined entity under the minimum and maximum redemption scenarios with over 60% of the voting interest in each scenario;

•	Accelus’ senior management will be the senior management of New Accelus; and

•	Accelus is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Accelus is the accounting acquirer in the Business Combination.

Comparison of Stockholders’ Rights

Following the consummation of the Business Combination, the rights of CHP stockholders who become New Accelus stockholders in the Business Combination will no longer be governed by the Current Charter and CHP’s Bylaws and instead will be governed by the Proposed Charter and New Accelus Bylaws. See “Comparison of Stockholders’ Rights.”

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a CHP stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

Some of the risks related to Accelus’ business and industry are summarized below. References in the summary below to “Accelus” generally refer to Accelus in the present tense or New Accelus from and after the Business Combination.

•	Accelus’ success depends upon market acceptance of minimally invasive, robotic-assisted, spine surgery procedures.

•

Surgeons, hospitals, ASCs and distributors may have existing relationships with other medical device companies that make it difficult for Accelus to establish new relationships with them, and, as a result, Accelus may not be able to sell and market its products and technologies effectively.

•	Any failure in Accelus’ efforts to maintain existing strategic relationships or identify distributors could result in revenues decrease.

•

Any failure in Accelus’ efforts to maintain high quality standards or procure processing capacity, or if the parties manufacturing Accelus’ products experience disruptions in their ability to procure materials could result in Accelus’ commercial opportunity being reduced or eliminated.

•	Any failure in Accelus’ efforts to train surgeons, hospital, distributors and ASC staff could result in lower-than-expected product sales and potential liabilities.

•

The market for and the use of minimally invasive and robotic-assisted surgical technology is rapidly evolving, and increasingly competitive, as the healthcare industry is undergoing significant structural change, which makes it difficult to forecast demand for Accelus’ products and technologies.

•	The development of robotic-assisted surgical devices is costly and involves continual technological change, which may render Accelus’ product offerings obsolete.

•	Accelus may not successfully manage the development and growth of its products and technologies.

•	Accelus may not grow at the rates it has historically achieved or at all, even if key metrics may indicate growth.

•	Accelus’ limited operating history makes evaluating its business and future prospects difficult.

•	Accelus may need to raise additional capital in the future in order to execute its business plans, which may not be available on terms acceptable to Accelus, or at all.

•

Accelus is highly dependent upon the continued contributions of its key members of management. The loss of their services could harm its business, and if Accelus is unable to attract, recruit, train, retain, motivate and integrate key personnel, Accelus may not achieve its goals.

•	Accelus may experience difficulties in recruiting and retaining needed additional employees while managing its growth.

•	Accelus may be unable to maintain adequate sales and marketing capabilities or enter into and maintain new arrangements with third parties to sell and market its products and technologies.

•	Accelus may experience decreasing prices for its products and technologies and be unable to reduce its expenses, including the per unit cost of production.

•	Accelus may experience manufacturing problems or delays that could limit the growth of its revenues or increase its losses.

•

Accelus relies on limited or sole suppliers for some of the materials and components used in its products and technologies, and may not be able to find replacements or immediately transition to alternative suppliers.

•	Quality problems could lead to recalls or safety alerts.

•	Accelus may not be able to develop and release new surgical applications, successful enhancements, new features and modifications or to achieve adequate clinical utility.

•

Accelus may be exposed to compliance obligations and risks under anti-corruption, export control, and economic sanctions laws and regulations of the United States and applicable non-U.S. jurisdictions.

•

Accelus is subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of its products and technologies and could cause Accelus to incur significant costs.

•	Any failure in Accelus’ efforts to obtain FDA clearances or approvals could negatively impact Accelus’ ability to commercially distribute and market its products.

•	There is no guarantee that the FDA will grant marketing authorization for any of Accelus’ future products and technologies.

•	The safety of Accelus’ products is not yet supported by long-term clinical data and may therefore prove to be less safe and effective than originally thought.

•	Accelus’ future clinical trials or procedures may be unsuccessful.

•

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for products and technologies and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty.

•	Accelus’ current or future products and technologies may be subject to recalls even after receiving marketing authorization from the FDA.

•	Accelus may be subject to enforcement actions, including fines, penalties and injunctions, resulting from improper or off-label marketing or promotion.

•	Accelus may fail to obtain regulatory authorizations in other countries for existing or future products and technologies.

•	Accelus manufacturing and distribution platforms could be interrupted.

•

Accelus is subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other healthcare laws and regulations, which, if violated, could lead to substantial penalties.

•	Healthcare policy and payment are subject to future changes.

•

Inadequate funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and technologies from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which Accelus relies.

•	Accelus may be subject to changes in its effective tax rate, including as a result of changes in law, or adverse outcomes resulting from examination of its income tax returns.

•	Acquisitions, joint ventures or strategic alliances could disrupt Accelus’ business.

•	Accelus expects to generate an increasing portion of its revenues internationally in the future and may become subject to various additional risks relating to its international activities.

•	Accelus could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

•

Accelus may be subject to unauthorized access and cyberattacks as a result of a failure or breach of its or its third parties’ information technology data security infrastructure, or the security infrastructure of its products, or the discovery or exploitation of defects or vulnerabilities in the same.

•	Accelus’ operations, and the operations of its suppliers, distributors or customers, could be subject to natural and manmade disasters and other factors beyond its control.

•	The novel coronavirus (“COVID-19”) pandemic and efforts to reduce its spread may negatively impact Accelus’ operations.

•	Accelus faces the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

•	Accelus operates in a highly litigious industry and may become subject to risks related to legal claims and proceedings filed by or against us.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Following the Business Combination, we expect that New Accelus will continue to be an emerging growth company.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Accelus’ financial statements with those of another public company that is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of:

(1)	the last day of the fiscal year:

(a)	following the fifth anniversary of the closing of CHP’s initial public offering (November 26, 2024),

(b)	in which we have total annual gross revenue of at least $1.07 billion, or

(c)	in which we are deemed to be a large accelerated filer; and

(2)

the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning set forth in the JOBS Act.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF CHP

The following table sets forth summary selected historical financial information of CHP for the periods and as of the dates indicated.

CHP’s statement of operations data for the period from January 1, 2021 to September 30, 2021 and balance sheet data as of September 30, 2021 is derived from CHP’s unaudited condensed financial statements (as restated) included elsewhere in this proxy statement/prospectus. CHP’s statement of operations data for the periods from July 31, 2019 (inception) through December 31, 2019 and the period from January 1, 2020 through December 31, 2020 and balance sheet data as of December 31, 2020 and December 31, 2019 is derived from CHP’s audited financial statements (as restated) included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with CHP’s consolidated financial statements (as restated) and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CHP” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace CHP’s financial statements (as restated) and the related notes thereto.

Statement of Operations Data:	Nine Months Ended September 30, 2021 (unaudited)	Period from January 1, 2020 Through December 31, 2020	Period from July 31, 2019 Through December 31, 2019
Formation and operating costs	$1,433,842	$651,434	$170,940

Net income (loss)	$22,675,522	$(24,470,087)	$5,071,142

Weighted average shares outstanding of Class A redeemable common stock	30,000,000	30,000,000	7,142,857

Basic and diluted income (loss) per share, Class A	$0.60	$(0.65)	$0.36

Weighted average shares outstanding of Class B non-redeemable common stock	7,500,000	7,500,000	7,027,027

Basic and diluted net income (loss) per share, Class B	$0.60	$(0.65)	$0.36

Condensed Balance Sheet Data (at period end)	As of September 30, 2021 (unaudited)	As of December 31, 2020	As of December 31, 2019
Total Assets	$302,075,354	$302,933,740	$301,832,445

Total Liabilities	$24,001,270	$47,535,178	$21,963,796

Class A common stock subject to possible redemption, $0.0001 par value, 30,000,000 shares issued and outstanding as of September 30, 2021, December 31, 2020 and December 31, 2019 (at $10.00 redemption value per share)	$300,000,000	$300,000,000	$300,000,000

Class A common stock, $0.0001 par value (excluding 30,000,000 shares subject to possible redemption at $10.00 per share)	—	—	—

Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750	750	750

Total Stockholders’ Equity	$(21,925,916)	$(44,601,438)	$(20,131,351)

Cash Flow Data	Nine Months Ended September 30, 2021 (unaudited)	Period from January 1, 2020 Through December 31, 2020	Period from July 31, 2019 (inception) Through December 31, 2019
Net cash used in operating activities	$(952,171)	$(781,796)	$(152,531)

Net cash provided by (used in) investing activities	$728,515	$84,434	$(300,000,000)

Net cash provided by financing activities	$—	$—	$301,454,138

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ACCELUS

The following table sets forth summary historical financial information of Accelus for the periods and as of the dates indicated. The summary historical financial information of Accelus as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical financial statements of Accelus included elsewhere in this proxy statement/prospectus. The summary historical interim financial information of Accelus as of September 30, 2021 and for the nine months then ended was derived from the unaudited condensed consolidated financial statements of Accelus included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of Accelus’ management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.

The following summary historical financial information should be read together with Accelus’ consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Accelus” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace Accelus’ financial statements and the related notes. Accelus’ historical results are not necessarily indicative of the results that may be expected in the future, and Accelus’ results as of and for the nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the year ending 2021, or any other period.

(in thousands)	Nine Months Ended September 30, 2021 (unaudited)	Period from January 1, 2020 Through December 31, 2020	Period from January 1, 2019 Through December 31, 2019
Revenue	$17,901	$16,871	$16,642

Cost of revenue	4,338	4,479	3,013

Total operating expenses	28,283	24,520	22,496

Loss from operations	(14,720)	(12,128)	(8,867)

Net income (loss)	(16,295)	(12,416)	(9,771)

(in thousands)	As of September 30, 2021	As of December 31, 2020	As of December 31, 2019
Cash and cash equivalents	$1,027	$3,291	$4,254

Total assets	69,967	24,668	22,392

Total liabilities	28,025	13,173	7,416

Series D Convertible preferred stock	5,848	—	—

Series C Convertible preferred stock	9,023	8,764	—

Series B Convertible preferred stock	22,427	22,427	22,427

Series A Convertible preferred stock	17,544	17,544	17,544

Total stockholders’ equity	(12,900)	(37,240)	14,976

Cash Flow Data	Nine Months Ended September 30, 2021 (unaudited)	Period from January 1, 2020 Through December 31, 2020	Period from January 1, 2019 Through December 31, 2019
Net cash used in operating activities	$(12,026)	$(9,092)	$(5,714)

Net cash used in investing activities	(3,692)	(3,569)	(2,728)

Net cash provided by financing activities	13,454	11,698	4,711

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information for the nine months ended September 30, 2021 and for the year ended December 31, 2020 combines the historical statement of operations of CHP and the historical consolidated statement of operations of Accelus, which is inclusive of Integrity Implants Inc. and Fusion Robots, LLC giving effect to the Business Combination as if it had occurred on January 1, 2020.

The summary unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of CHP and Accelus, giving effect to the Business Combination as if it had occurred on January 1, 2020. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information”.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined information contained herein assumes that the CHP stockholders approve the Business Combination. CHP’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. CHP cannot predict how many of its public stockholders will exercise their right to redeem their CHP Class A ordinary shares for cash. Therefore, the unaudited pro forma condensed combined financial information presents the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:

•

Assuming minimum redemption scenario: This scenario, which we refer to as the “Minimum Redemption Scenario,” assumes that the only shares of CHP Class A common stock redeemed by the Public Stockholders are those that have already been redeemed prior to December 31, 2021; and

•

Assuming maximum redemption scenario: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that an additional 11,525,390 shares of CHP Class A common stock are redeemed for an aggregate payment of approximately $118 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

	Historical		Pro forma
Statement of Operations Data – For the Nine Months Ended September 30, 2021 (in thousands, except share and per share amounts)	CHP	Accelus	Minimum redemption scenario	Maximum redemption scenario
Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$17,901	$17,927	$17,927
Cost of revenue. . . . . . . . . . . . . . . . . . . . . . .	—	4,338	4,340	4,340
Total operating expenses . . . . . . . . . . . . . . . .	1,434	28,283	33,133	33,133
Loss from operations . . . . . . . . . . . . . . . . . .	(1,434)	(14,720)	(19,546)	(19,546)
Net income (loss). . . . . . . . . . . . . . . . . . . . . . . .	22,676	(16,295)	8,382	4,862
Net income (loss) per share – basic. . . .	$0.60	$(1.23)	$0.13	$0.09
Net income (loss) per share – diluted	0.60	(1.23)	0.12	0.09

	Historical		Pro forma
Statement of Operations Data – For the Year Ended December 31, 2020 (in thousands, except share and per share amounts)	CHP	Accelus	Minimum redemption scenario	Maximum redemption scenario
Revenue	$—	$16,871	$16,871	$16,871
Cost of revenue	—	4,479	4,479	4,479
Total operating expenses	651	24,520	39,735	39,735
Loss from operations	(651)	(12,128)	(27,343)	(27,343)
Net loss	(24,470)	(12,416)	(54,133)	(50,481)
Basic and diluted net loss per share	(0.65)	(1.24)	(0.82)	(0.96)

	Historical		Pro forma
Balance Sheet Data – As of September 30, 2021 (in thousands)	CHP	Accelus	Minimum redemption scenario	Maximum redemption scenario
Total current assets	$415	$13,988	$184,763	$66,978
Total assets	302,075	69,967	240,742	122,957
Total current liabilities	851	17,359	10,381	10,381
Total liabilities	24,001	28,025	36,733	35,523
Common stock, subject to possible redemption	300,000	—	—	—
Convertible preferred stock	—	54,842	—	—
Total stockholders’ equity (deficit)	(21,926)	(12,900)	204,009	87,434

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for CHP and Accelus, respectively and unaudited pro forma condensed combined per share information of New Accelus after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under two scenarios:

•

Assuming minimum redemption scenario: This scenario, which we refer to as the “Minimum Redemption Scenario,” assumes that the only shares of CHP Class A common stock redeemed by the Public Stockholders are those that have already been redeemed prior to December 31, 2021; and

•

Assuming maximum redemption scenario: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that an additional 11,525,390 shares of CHP Class A common stock are redeemed for an aggregate payment of approximately $118 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

The pro forma book value information reflects the Business Combination as if it had occurred on January 1, 2020. The pro forma weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of CHP and Accelus and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of CHP and Accelus is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled Unaudited Pro Forma Condensed Combined Financial Information.

	Historical		Pro forma
	CHP	Accelus	Minimum redemption scenario	Maximum redemption scenario
For the nine months ended September 30, 2021
Book value per share(1)	$(0.73)	$(0.64)	$3.07	$1.65
Net income (loss) per share – basic(2)	$0.60	$(1.23)	$0.13	$0.09
Net income (loss) per share – diluted(3)	0.60	(1.23)	0.12	0.09

	Historical		Pro forma
	CHP	Accelus	Minimum redemption scenario	Maximum redemption scenario
For the Year Ended December 31, 2020
Net income (loss) per share – basic and diluted(2)(3)	$(0.65)	$(1.24)	$(0.82)	$(0.96)

(1)	Book value per share is calculated as total equity divided by:

•	CHP Class A common stock outstanding at September 30, 2021;

•	Accelus common stock outstanding at September 30, 2021 and

•	pro forma information.

(2)	Net loss per common share is based on:

•	Weighted average number of basic shares of CHP Class A common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020;

•	Weighted average number of basic shares of Accelus common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020 and

•	pro forma information.

(3)	Net loss per common share is based on:

•	Weighted average number of dilutive shares of CHP Class A common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020;

•	Weighted average number of dilutive shares of Accelus common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020; and

•	pro forma information.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

CHP

Market Price and Ticker Symbol

CHP’s units, Class A common stock and public warrants are currently listed on the Nasdaq under the symbols “CHPMU,” “CHPM” and “CHPMW,” respectively.

The closing price of the units, CHP Class A common stock and public warrants on November 12, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.44, $10.03, and $0.75, respectively. As of                 , the record date for the Special Meeting, the closing price for each unit, Class A common stock and public warrant was $                , $                 and $                , respectively.

Holders

As of September 30, 2021, there was 1 holder of record of our units, 1 holders of record of CHP Class A common stock, and 2 holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, CHP Class A common stock and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

CHP has not paid any cash dividends on CHP common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Accelus’ revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Accelus’ board of directors at such time.

Accelus

There is no public market for shares of Accelus common stock.

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition or results of operations. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes.

Unless the context otherwise requires, all references in this subsection to the “Company,” “Accelus,” “we,” “us” or “our” refer to the business of Integrity Implants Inc., (d/b/a Accelus) prior to the consummation of the business combination, which will be the business of Accelus, Inc. following the consummation of the business combination.

Risk Factors Relating to CHP and the Business Combination

Directors and officers of CHP have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the recommendation of the CHP Board that the CHP stockholders vote in favor of approval of the Business Combination, CHP stockholders should be aware that CHP’s initial stockholders, including its directors and officers, have interests in the Business Combination that may be different from, or in addition to, the interests of CHP stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If we are unable to complete our initial business combination by May 26, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CHP Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•

There will be no liquidating distributions from the Trust Account with respect to our founder shares held by our initial stockholders, officers and directors if we fail to complete our initial business combination by May 26, 2022. CHP Acquisition Holdings LLC purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.004 per share and in October 2019, transferred 25,000 founder shares to each of James A. Deal, Ken Goulet, and Jack Krouskup (for a total of 75,000). Upon the Closing, such founder shares will remain outstanding.

•

In connection with the closing of our initial public offering, we consummated the sale of 8,000,000 private placement warrants at a price of $1.00 per warrant in a private placement to CHP Acquisition Holdings LLC. The warrants are each exercisable commencing 30 days following the Closing, for one share of CHP Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Accelus common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of CHP Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of CHP Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of CHP Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CHP Class A common stock. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of CHP Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CHP Class A common stock in respect of such event. Therefore, the public warrants would be exercisable for 15,000,000 shares of common stock and the private placement warrants would be exercisable for 8,000,000 shares of common stock at an exercise price of $11.50. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New Accelus common stock is issued as a result of such exercise, with payment to New Accelus of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 23,000,000 shares, with approximately $264.5 million paid to exercise the warrants. If we do not consummate a business combination transaction by May 26, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by CHP Acquisition Holdings LLC will be worthless. The warrants held by CHP Acquisition Holdings LLC had an aggregate market value of approximately $                 based upon the closing price of $                 per warrant on the Nasdaq on                 , 2022.

•

Our initial stockholders, officers and directors will lose their entire investment in us if we do not complete an initial business combination by May 26, 2022, including their initial investment in the founder shares and their at-risk capital, for which CHP Acquisition Holdings LLC received 8,000,000 private placement warrants at a price of $1.00 per warrant.

•

Pursuant to the Investment Agreement, certain directors and officers of CHP and the AHA purchased the Convertible Notes and Accelus Series D preferred stock, respectively, each such purchase being made with the hope that the Business Combination will be consummated and that such investment will increase in value. In the event the Business Combination is not consummated, the Convertible Notes will automatically convert into Accelus Series D preferred stock.

•

Certain of our officers and directors may continue to serve as directors of New Accelus after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Accelus Board determines to pay to its directors.

•

In order to protect the amounts held in the Trust Account, CHP Acquisition Holdings LLC has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in our initial public offering against certain liabilities, including liabilities under the Securities Act.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, CHP Acquisition Holdings LLC, our officers and directors and any of their respective affiliates may be entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHP from time to time, made by CHP Acquisition Holdings LLC or an affiliate of CHP Acquisition Holdings LLC or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

The existence of financial and personal interests of the CHP officers or directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the CHP Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

Certain officers and directors of CHP also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours including, for example, investments in the Accelus Series D Capital Raise.

Certain officers and directors of CHP also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours. CHP’s officers, directors and other CHP Investors collectively have made an aggregate average investment per sponsor share of $0.004. In addition, certain directors hold private placement warrants, which they purchased for $1.00 per share, which will be exercisable according to their terms to purchase one share of New Accelus common stock at an exercise price of $11.50 per share. Our officers and directors will lose their entire investment in our securities if a business combination is not approved during the period provided in our amended and restated certificate of incorporation. Separately, pursuant to the Investment Agreement, certain of CHP’s officers and directors have purchased approximately $1 million of Convertible Notes of Accelus as part of the Series D Capital Raise in order to induce Accelus to fund the Monthly Contributions in connection with the Extension. Additionally, such officers and directors have committed to purchasing an additional approximately $4.4 million of Convertible Notes in the future in order to fund the Monthly Contribution if they cannot find additional outside investors to invest in the Series D Capital Raise. The officers’ and directors’ significantly lower investment per share in their sponsors shares and, in some cases, private placement warrants, and the significant investment made by certain officers and directors in the Series D Capital Raise, may result in a difference between a transaction that increases the value of the officers’ and directors’ investment and a transaction that increases the value of the public stockholders’ investment. In addition, a transaction that increases the value of the public stockholders’ investment will increase the investments of our officers and directors because of the comparatively low purchase price at which their initial investment was made.

CHP’s initial stockholders at the time of its initial public offering agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Our initial stockholders at the time of our initial public offering agreed, pursuant to the terms of a letter agreement entered into with us, to vote their founder shares and any public shares held by them in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the CHP Board. As of the date of this proxy statement/prospectus, our initial stockholders own approximately 28.7% of our issued and outstanding shares. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our initial stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.

Neither the CHP Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the CHP Board nor any committee thereof is required to obtain an opinion from an independent investment bank that is a member of the Financial Industry Regulatory Authority, Inc. or from an independent accounting firm that the price that CHP is paying for Accelus is fair to CHP from a financial point of view.

Neither the CHP Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the CHP Board and management conducted due diligence on Accelus and researched the industry in which Accelus operates. The CHP Board reviewed, among other things, financial due diligence materials prepared by CHP management and professional advisors, including trading multiples and other valuation metrics for comparable companies, market opportunity studies conducted by an independent consulting firm engaged to assess the size and scope of the market for Accelus’ products, Accelus’ financial projections and the various factors that may cause the company to miss or exceed its projections and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, investors will be relying solely on the judgment of the CHP Board and management in valuing Accelus, and the CHP Board and management may not have properly valued Accelus’ business. The lack of a third-party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

CHP’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.

CHP’s initial stockholders, directors, officers, advisors or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by CHP’s initial stockholders for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

New Accelus’ securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in New Accelus’ securities and subject New Accelus to additional trading restrictions.

CHP intends to apply to have the New Accelus common stock listed on the Nasdaq after the Closing of the Business Combination. New Accelus will be required to meet the initial listing requirements to be listed, including having a minimum number of public stockholders. New Accelus may not be able to meet those initial listing requirements. Even if New Accelus’ securities are so listed, New Accelus may be unable to maintain the listing of its securities in the future. If New Accelus fails to meet the initial listing requirements and the Nasdaq does not list its securities and the related closing condition is waived by the parties, New Accelus could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, even if New Accelus’ securities are listed as of the Closing of the Business Combination, New Accelus may be unable to maintain the listing of its securities in the future.

CHP’s outstanding warrants will become exercisable for New Accelus common stock on the 30th day following the Business Combination. The exercise of these outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 15,000,000 outstanding public warrants to purchase 15,000,000 shares of New Accelus common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing 30 days following the Closing. In addition, there will be 8,000,000 private placement warrants outstanding exercisable for 8,000,000 shares of New Accelus common stock at an exercise price of $11.50 per share. In certain circumstances, the public warrants and private placement warrants may be exercised on a cashless basis. To the extent such warrants are exercised, additional shares of New Accelus common stock will be issued, which will result in dilution to the holders of New Accelus common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Accelus common stock, the impact of which is increased as the value of our stock price increases.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, which is the 30th day following the Closing of the Business Combination, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New Accelus common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable, which is the 30th day following the Closing of the Business Combination, and prior to their expiration, and as such, the warrants may expire worthless.

CHP has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect CHP’s ability to report its results of operations and financial condition accurately and in a timely manner.

CHP’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. CHP’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in CHP’s Quarterly Report on Form 10-Q, filed with the SEC on November 15, 2021, and in CHP’s amended Quarterly Report on Form 10-Q/A, filed with the SEC on January 6, 2022, CHP identified a material weakness in its internal control over financial reporting related to complex financial instruments. In light of this material weakness, CHP performed additional analysis as deemed necessary to ensure that its unaudited interim financial statements were prepared in accordance with U.S generally accepted accounting principles. Accordingly, management believes that the financial statements included in its Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021 present fairly in all material respects the financial position, results of operations and cash flows for the period presented.

Any failure to maintain internal control over our financial reporting could adversely impact CHP’s ability to report its financial position and results from operations on a timely and accurate basis, which could delay or disrupt our efforts to consummate the Business Combination. If CHP’s financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if CHP’s financial statements are not filed on a timely basis, it or we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our ability to consummate an initial business combination.

We can give no assurance as to our ability to timely remediate the material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Our stockholders will experience immediate dilution as a consequence of the issuance of shares of New Accelus common stock in the Transactions. Having a minority share position may reduce the influence that our current stockholders have on the management of New Accelus.

Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination based on an assumed Closing Date of April 25, 2022, CHP’s public stockholders will hold 18,611,003 shares of New Accelus common stock, or approximately 28% of the outstanding New Accelus common stock representing 28% of the voting power following the Business Combination.

There are currently outstanding an aggregate of 23,000,000 warrants to acquire shares of CHP Class A common stock, which comprise 8,000,000 private placement warrants held by CHP’s initial stockholders at the time of CHP’s initial public offering and 15,000,000 public warrants. Each of CHP’s outstanding whole warrants is exercisable commencing 30 days following the Closing, for one share of CHP Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Accelus common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of CHP Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of CHP Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of CHP Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CHP Class A common stock. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of CHP Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CHP Class A common stock in respect of such event. Therefore, the public warrants would be exercisable for 15,000,000 shares of common stock and the private placement warrants would be exercisable for 8,000,000 shares of common stock at an exercise price of $11.50. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New Accelus common stock is issued as a result of such exercise, with payment to New Accelus of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 23,000,000 shares, with approximately $264,500,000 paid to exercise the warrants.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although CHP has conducted due diligence on Accelus and New Accelus, CHP cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of CHP’s or New Accelus’ control will not later arise. As a result, New Accelus may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New Accelus reports charges of this nature could contribute to negative market perceptions about New Accelus or its securities. In addition, charges of this nature may cause New Accelus to violate net worth or other covenants to which it may be subject. Accordingly, any CHP stockholders or warrant holders could suffer a reduction in the value of their securities.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of CHP’s securities prior to the Closing may decline. The market values of CHP’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which CHP stockholders vote on the Business Combination. The number of shares to be issued pursuant to the Business Combination Agreement is based on the Exchange Ratio and will not be adjusted to reflect any changes in the market price of CHP Class A common stock.

In addition, following the release of cash from the Trust Account in connection with the Closing, fluctuations in the price of New Accelus’ securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Accelus and trading in the shares of CHP Class A common stock has not been active. Accordingly, the valuation ascribed to Accelus in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Accelus securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New Accelus securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Accelus could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

CHP may be the target of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on CHP’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect CHP or Accelus or, if the Business Combination is completed but delayed, New Accelus’ business, financial position and results of operations.

As of the date of this proxy statement/prospectus, no lawsuits have been filed in connection with the Business Combination, but we cannot predict whether any lawsuits will be filed in the future. For additional information, see “Other Information Related to CHP — Legal Proceedings.”

Following the Closing of the Business Combination, CHP will not have any right to make damage claims against Accelus or Accelus’ stockholders for the breach of any representation, warranty or covenant made by Accelus in the Business Combination Agreement.

The Business Combination Agreement provides that the representations, warranties and covenants of the parties contained therein terminate at the Effective Time, except for those covenants that by their terms expressly contemplate performance after the Effective Time as well as the representations and warranties of Accelus and CHP regarding investigation and exclusivity of representations and warranties. Accordingly, no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy may be brought with respect thereto after the Effective Time, except for covenants to be performed in whole or in part after the Effective Time. As a result, CHP will have no remedy available to it if the Business Combination is consummated and it is later revealed that, at the time of the Business Combination, there was a breach of any of the representations, warranties and covenants made by Accelus prior to the Effective Time.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Accelus, some of whom may be from CHP and Accelus, and some of whom may join New Accelus following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Accelus.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of CHP’s key personnel may remain with New Accelus in advisory positions following the Business Combination, we expect New Accelus’ current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

New Accelus’ actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Accelus’ actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. Accordingly, such pro forma financial information may not be indicative of New Accelus’ future operating or financial performance and New Accelus’ actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New Accelus following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the last day of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

There can be no assurance that the New Accelus common stock issued in connection with the Business Combination will be approved for listing on the Nasdaq, or that we will be able to comply with the continued listing standards of the Nasdaq.

New Accelus common stock and warrants are expected to be listed on the Nasdaq following the Business Combination. New Accelus’ continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the Nasdaq delists New Accelus common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that New Accelus common stock is a “penny stock,” which will require brokers trading in New Accelus common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Accelus common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If New Accelus fails to maintain an effective system of internal control over financial reporting, New Accelus may not be able to accurately report its financial results or prevent fraud. As a result, New Accelus stockholders could lose confidence in New Accelus’ financial and other public reporting, which would harm its business and the trading price of the New Accelus common stock.

Effective internal control over financial reporting is necessary for New Accelus to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause New Accelus to fail to meet its reporting obligations. In addition, any testing by New Accelus, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act (“Section 404”) or any subsequent testing by New Accelus’ independent registered public accounting firm, as and when required, may reveal deficiencies in New Accelus’ internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the New Accelus’ reported financial information, which could have a negative effect on the trading price of the New Accelus common stock.

Pursuant to Section 404, New Accelus will be required to furnish a report by its management on New Accelus’ internal control over financial reporting. However, while New Accelus remains an emerging growth company, New Accelus will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, New Accelus will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, New Accelus will need to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, take steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite its efforts, there is a risk that neither New Accelus, nor New Accelus’ independent registered public accounting firm once New Accelus is required to obtain an attestation report on internal control over financial reporting from such firm, will be able to conclude within the prescribed timeframe that New Accelus’ internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the New Accelus’ financial statements.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. We have not independently verified whether CHP Acquisition Holdings LLC has sufficient funds to satisfy its indemnity obligations to us and believe that the CHP Acquisition Holdings LLC’s only assets are securities of CHP and, therefore, CHP Acquisition Holdings LLC may not be able to satisfy those obligations. We have not asked CHP Acquisition Holdings LLC to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per public share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our CHP Acquisition Holdings LLC, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

CHP Acquisition Holdings LLC has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, CHP Acquisition Holdings LLC will not be responsible to the extent of any liability for such third party claims. While we currently expect that our independent directors would take legal action on our behalf against CHP Acquisition Holdings LLC to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation would be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CHP Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing members of the CHP Board and us to claims of punitive damages.

The Current Charter states that we must complete our initial business combination by May 26, 2022. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CHP Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the CHP Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares. Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by May 26, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following May 26, 2022 in the event we do not complete our initial business combination and, therefore, we do not intend to comply with those procedures.

Because we do not intend to comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.

We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by May 26, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of CHP Class A common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either

physically or electronically) to the Transfer Agent by                 , New York City time, on                 , 2022. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The ability of CHP stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time we entered into the Business Combination Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to have at least $50,000,000 of cash available from the Aggregate Transaction Proceeds, which is made up of the amount available from the Trust (after giving effect to any redemptions of public shares, if any, and the payment of certain expenses), plus the aggregate amount invested by the Extension Premium Funders in Accelus’ ongoing Series D funding round, if any, minus the aggregate amount of Monthly Contributions paid by Accelus in connection with the Extension. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

If you or a “group” of stockholders of which you are a part are deemed to hold in excess of 20% of the CHP Class A common stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of CHP Class A common stock.

A public stockholder, together with any of his, her or its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the CHP Class A common stock, or the “Excess Shares,” without CHP’s prior consent. However, the stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination will not be restricted. Your inability to redeem the Excess Shares will reduce your influence over CHP’s ability to consummate the Business Combination and you could suffer a material loss on your investment in CHP if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such Excess Shares if CHP consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 20% of the Class A common stock and, in order to dispose of such Excess Shares, would be required to sell your stock in open market transactions, potentially at a loss.

CHP does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of CHP’s stockholders do not agree.

CHP’s existing governance documents do not provide a specified maximum redemption threshold, except that CHP will only redeem public shares so long as, after payment of the deferred underwriting commissions and after such redemptions, CHP’s net tangible assets will be at least $5,000,001 after giving effect to the Transactions (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, CHP may be able to complete the Business Combination even though a substantial majority of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to CHP Acquisition Holdings LLC, officers, directors, advisors or any of their affiliates. CHP will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. In the event the aggregate cash consideration we would be required to pay for all shares of CHP common stock that are validly submitted for redemption plus any amount required to satisfy the Aggregate Transaction Proceeds Condition pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by CHP stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If CHP does not complete the Business Combination, CHP could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•

negative reactions from the financial markets, including declines in the price of CHP Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The exercise of CHP’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CHP’s stockholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require CHP to agree to amend the Business Combination Agreement, to consent to certain actions taken by Accelus or to waive rights that CHP is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Accelus’ business, a request by Accelus to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would entitle CHP to terminate the Business Combination Agreement. In any of such circumstances, it would be at CHP’s discretion, acting through the CHP Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is best for CHP and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. For example, members of the CHP Board each hold sponsors shares, which were transferred to them by CHP Acquisition Holdings LLC in October 2019 and which CHP Acquisition Holdings LLC purchased for approximately $0.004 per share prior to our initial public offering. In the event we are unable to consummate the Business Combination or to complete an initial business combination by May 26, 2022, CHP Acquisition Holdings LLC will lose all of its investment in CHP. For additional information see “Certain Relationships and Related Party Transactions — CHP.” As of the date of this proxy statement/prospectus, CHP does not believe there will be any changes or waivers that CHP’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, CHP will circulate a new or amended proxy statement/prospectus and resolicit CHP’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

CHP may waive one or more of the conditions to the consummation of the Transactions without stockholder approval.

CHP may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions, to the extent permitted by applicable law. If CHP waives the satisfaction of a material condition to the consummation of the Transactions, CHP will evaluate the appropriate facts and circumstances at that time and re-solicit stockholder approvals of the Business Combination Proposal if required to do so by applicable law or the rules of the Nasdaq. In some cases, if the CHP Board determines that such waiver or its effect on CHP’s stockholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or the rules of the Nasdaq, the consequence of such waiver would be that CHP would complete the Transactions without seeking further stockholder approval.

For example, it is a condition to CHP’s obligations to close the Business Combination that Accelus will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Accelus under the Business Combination Agreement. However, if the CHP Board determines that a given breach by Accelus of this obligation does not rise to the level of materiality that would require re-solicitation of proxies, then the CHP Board may elect to waive that condition and close the Business Combination. Any determination to waive any condition to its obligations to consummate the Transactions or as to re-soliciting CHP stockholder approval or amending the proxy statement/prospectus as a result of a waiver will be made by the CHP Board at the time of such waiver based on the facts and circumstances as they exist at that time.

Risks Related to Accelus

Our success depends upon market acceptance of our minimally invasive, robotic-assisted, and other spine surgery procedures.

We have developed our minimally invasive surgery solutions for spine surgery procedures. Achieving surgeon, patient and third-party payor acceptance of our minimally invasive and robotic-assisted, spine surgery procedures as a preferred method of performing spine surgery is crucial to our long-term success. We are faced with the risk that the marketplace will not be receptive to our product offerings over competing ones, including traditional and existing robotic-assisted surgical procedures used in hospitals and ambulatory surgical centers (“ASC”), and that might mean that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our solutions for minimally invasive spine surgery and to commercialize any potential future products and technologies include (i) dependence upon acceptance by hospitals, ASCs, surgeons and other healthcare practitioners; and (ii) challenges of developing or acquiring externally developed technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges. Even if we can prove the safety and effectiveness of our products and technologies, hospitals, ASCs or surgeons may still elect not to use them. In addition, hospitals, ASCs and surgeons may be slow to adopt our solutions because of the perceived liability risks arising from the use of new products and the uncertainty of reimbursement from third-party payors, particularly in light of ongoing healthcare reform initiatives and the evolving healthcare environment. Broad use of our products and technologies requires continuous training of surgical teams. We may not be able to continue to rapidly train surgical teams in numbers sufficient to generate adequate demand for our products and technologies. We cannot assure that our current offerings or any future products and technologies will gain broad market acceptance. If the market fails to develop or develops more slowly than expected, or we do not achieve or sustain broad market acceptance, our business, financial condition or results of operations could be adversely affected.

Surgeons, hospitals, ASCs and distributors may have existing relationships with other medical device companies that make it difficult for us to establish new relationships with them, and, as a result, we may not be able to sell and market our products and technologies effectively.

We believe that to sell and market our products and technologies effectively we must establish relationships, and maintain existing ones, with key surgeons, hospitals, ASCs and distributors in the field of spine surgery.

Many of these key surgeons, hospitals, ASCs and distributors already have long-standing relationships with large, well-known companies that dominate the healthcare industry through collaborative research programs and other relationships. Because of these existing relationships, some of which may be contractually enforced, surgeons, hospitals, ASCs and distributors may be reluctant to adopt our products and technologies, particularly if they compete with or have the potential to compete with products and technologies supported by these existing relationships or through their own collaborative research programs. Even if these surgeons, hospitals, ASCs and distributors purchase or promote our products and technologies, they may be unwilling to enter into collaborative relationships with us or to provide us with clinical and financial data and this could adversely affect our business, financial condition or results of operations.

If we fail to maintain existing strategic relationships or are unable to identify distributors of our implants, our revenues may decrease.

We currently derive a significant amount of our revenues through distributors. Variations in the timing and volume of orders by our distributors, particularly those who distribute a significant amount of our implants, may have a material effect upon our revenues. Further, if our relationships with our distributors are terminated or impaired for any reason and we are unable to replace these relationships with other means of distribution, we could suffer a material decrease in revenues.

We may need, or decide it is otherwise advantageous to us, to obtain the assistance of additional distributors to market and distribute our new implants and technologies, as well as to market and distribute our existing implants and technologies, to existing or new markets or geographical areas. We may not be able to find additional distributors who will agree to and are able to successfully market and distribute our implants and technologies on commercially reasonable terms, if at all. If we are unable to establish additional distribution relationships on favorable terms, our revenues may decline. In addition, our distributors may choose to favor the products of our competitors over ours and give preference to them.

Also, our financial results are dependent upon the service efforts of our distributors. If our distributors are unsuccessful in adequately servicing our products, our sales could significantly decrease and our business, financial condition or results of operations may be adversely impacted.

If we, our suppliers or parties who manufacture our products fail to maintain the high quality standards that implants require, if we are unable to procure processing capacity as required, or if the parties who manufacture our products experience disruptions in their ability to procure materials to manufacture our products, our commercial opportunity will be reduced or eliminated.

Implants require careful calibration and precise, high-quality processing and manufacturing, and we rely on a small number of suppliers for the manufacturing of our implants. Achieving precision and quality control requires skill and diligence by our suppliers. If we or our suppliers fail to achieve and maintain these high standards, or fail to avoid or otherwise detect processing and manufacturing errors, we could be forced to recall, withdraw or suspend distribution of our implants; our implants and technologies could fail quality assurance and performance tests; production and deliveries of our implants could be delayed or cancelled; and our processing and manufacturing costs could increase. For example, a significant historical manufacturer of pedicle screws for our LineSider Spinal System (“LineSider”) is in the process of conducting an internal quality review and opened a formal investigation of failure complaints that may involve a potential weld issue. In connection with a voluntary recall being conducted as a result of this issue, we are asking our customers and distributors to return any inventory of the impacted lots and are confirming and investigating the scope of the recall. This notification was provided to the field as a Voluntary Recall Notification, where facilities and sales representatives were instructed to return any impacted devices in their possession. We expect to incur a charge of approximately $1.2 million in the first quarter of 2022 as a result of our write-off of related inventory. Should the scope of the recall expand for any reason, that amount could potentially increase. A key design change to the relevant product was implemented in September 2021, and all LineSider screws produced since this change have been inspected and released with no reported complaints to date. We are actively engaged with this third-party manufacturer to conduct and aid in a comprehensive and thorough review and root cause analysis. A prolonged suspension of our distribution as a result of an inability for this manufacturer to fully resume production or our failure to source and secure alternative third-party contract manufacturer alternatives could adversely affect our business, financial condition or results of operations. At this time, with respect to screws encompassed by the voluntary recall, we have confirmed two post-operative revision surgeries have been performed with appropriate medical device reporting (“MDR”) notifications filed. Patients are being monitored with no reports of significant injury or concerns.

There can be no assurance that we will not receive claims with respect to any such alleged injuries in the future for which we may have liability, whether arising from existing or future recalls, and which could adversely affect our business, financial condition or results of operations. In general, the reporting of possible product defects or voluntary recalls to the FDA or analogous regulatory bodies outside the United States, including the foregoing LineSider recall, which was reported to the FDA on February 3, 2022, could result in manufacturing audits, increased inspections and broader recalls or other disruptions to our and/or our suppliers’ businesses. This and future recalls could result in significant costs to us and significant adverse publicity, which could harm our ability to market our products in the future or adversely affect our business, financial condition or results of operations. In addition, since we rely on a small number of parties to manufacture our products, any interruption or cancellation in a limited or sole-sourced component or raw material for such parties could materially harm their ability to manufacture our products until a new source of supply, if any, could be found, which would have an adverse effect on our business, financial condition or results of operations. Additionally, a change in parties who manufacture our products will require qualification of the new party to ensure they comply with our quality standards and those mandated by relevant regulation. Delays in qualifying a new party could have an adverse effect on our business, financial condition or results of operations.

Any failure in our efforts to train surgeons, distributors, hospital and ASC staff could result in lower-than-expected product sales and potential liabilities.

A critical component of our sales and marketing efforts is the training of a sufficient number of surgeons, distributors, hospital and ASC staff to properly use our products and technologies. We rely on surgeons, distributors and hospital and ASC staff to devote adequate time to learn how to properly and effectively use our products and technologies. Convincing surgeons, distributors, hospital and ASC staff to dedicate the time and resources necessary for adequate training is challenging, and we cannot assure you that we will be successful in these efforts. If surgeons, distributors, hospital and ASC staff are not properly trained, they may misuse or ineffectively use our products and technologies. Insufficient training may result in unsatisfactory patient outcomes, patient injury and related liability or negative publicity, which could have an adverse effect on our turnover or create substantial potential liabilities and this could adversely affect our business, financial condition or results of operations.

The market for and the use of minimally invasive and robotic-assisted surgical technology is rapidly evolving, and increasingly competitive, as the healthcare industry is undergoing significant structural change, which makes it difficult to forecast demand for our products and technologies.

The market for our product offerings and the use of minimally invasive and robotic-assisted surgical technology is rapidly evolving, and it is uncertain whether we will achieve and sustain high levels of demand and market adoption. Our future financial performance will depend in part on growth in this market and on our ability to adapt to the changing demands of customers. It is difficult to predict the future growth rate and size of our target market. Negative publicity concerning our products and technologies could limit market acceptance. If our customers do not perceive the benefits of our product offerings, or if we do not attract new customers, then our market may not develop at all, or it may develop more slowly than we expect. Our success will depend to a substantial extent on the willingness of healthcare organizations to increase their use of our products and technologies and on our ability to demonstrate the value of our product offerings relative to competing ones to existing and potential customers. If healthcare organizations do not recognize or acknowledge the benefits of our product offerings or if we are unable to reduce healthcare costs or drive positive health outcomes, then the market for our solutions might not develop at all, or it might develop more slowly than we expect and this may adversely affect our business, financial condition or results of operations.

The development of robotic-assisted surgical devices is costly and involves continual technological change, which may render our product offerings obsolete.

The market for robotic-assisted surgical devices is characterized by rapid technological change, medical advances and evolving industry standards. Any one of these factors could reduce the demand for our product offerings or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence. Our success will depend on our ability to enhance our current technology, services and systems in order to develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. We might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our products and technologies becoming non-competitive or obsolete, which may decrease revenues. We may encounter significant competition across our existing and future planned products and technologies and in each market in which we sell or plan to sell them from various companies, many of which have greater financial and marketing resources than ours. Our primary competitors include Medtronic and Globus, which are currently the top manufacturers of robotic-assisted surgical technology in the spine market. In addition, our primary competitors, which are well-established medical device manufacturers with significant resources, may engage in aggressive marketing tactics. Competitors may also possess the ability to commercialize additional lines of products, bundle products or offer higher discounts and incentives to customers in order to gain a competitive advantage. If the prices of competing products are lowered as a result, we may not be able to compete effectively. Any of the foregoing could adversely affect our business, financial condition or results of operations.

We may not successfully manage the development and growth of our products and technologies.

Our current proprietary products and technologies are for use in lumbar spine procedures, but we aim to later expand their use to other surgical procedures, including cervical spine and potentially other general surgery uses. We face risks associated with developing and growing our product offerings for other non-lumbar-spine surgical applications. If we encounter development or manufacturing challenges or discover errors during the development cycle, the implementation of the new surgical applications may be delayed, which will cause delays in our ability to achieve the forecasted results. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of our products and technologies could adversely affect our business, financial condition or results of operations.

We may not grow at the rates we historically have achieved or at all, even if one or more key metrics may indicate growth.

We have experienced significant growth in the last several years, and therefore our recent revenues growth rate and financial performance should not be considered indicative of our future performance. Our revenues for the fiscal years ended December 31, 2020 and 2021 were $16.9 million and $                million, respectively, representing a                % growth rate. The circumstances that have accelerated the growth of our business may not continue in the future, and future revenues may not grow at these same rates or may decline. You should not rely on our revenues or key business metrics for any previous quarterly or annual period as any indication of our revenues, revenues growth, key business metrics or key business metrics growth in future periods. In particular, our revenues growth rate has fluctuated in prior periods. Our future growth will depend, in part, on our ability to grow our revenues from existing clients, to acquire potential future clients, to launch new product lines, to expand our sales team, to accelerate adoption of our products and technologies in ASCs and to expand internationally. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenues or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines, and expand our client base depends on, among other things, market acceptance of our products and technologies for spine procedures, the attractiveness of our products and technologies relative to those offered by our competitors, our ability to demonstrate the value of our existing and future offerings, and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing clients may be slower to adopt our services than we currently anticipate, which could adversely affect our business, financial condition or results of operations.

Our limited operating history makes evaluating our business and future prospects difficult.

We have a limited operating history on which to base an evaluation of our business, financial condition or results of operations. It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our business, financial condition or results of operations could be adversely affected. The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared with assistance from our management and reflects current estimates of future performance. The projected results depend on the successful implementation of our management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, political and other changes, which could adversely affect our business, financial condition or results of operations.

We may need to raise additional capital in the future in order to execute our business plans, which may not be available on terms acceptable to us, or at all.

We have experienced recurring losses from operations, and negative cash flows at operations, and we expect our operating expenses will increase in the foreseeable future. We do not expect that our cash and cash equivalents on hand and cash we expect to obtain from the business combination and the Series D Capital Raise, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for the next twelve months. As a result, we may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt, or other equity-linked securities, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited and this could adversely affect our business, financial condition or results of operations.

We are highly dependent upon the continued contributions of our key members of management. The loss of their services could harm our business, and if we are unable to attract, recruit, train, retain, motivate and integrate key personnel, we may not achieve our goals.

We are highly dependent upon the continued contributions of our Chief Executive Officer, Christopher Walsh and our Chief Technology Officer, Brad Clayton, as well as our management team. If Accelus were to lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel in addition to Messrs. Walsh and Clayton and our current management team, this could adversely affect the development and implementation of our plans and thus adversely affect our business, financial condition or results of operations. Moreover, we rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled robotics engineers, software engineers and mechanical engineers, as well as other managerial, sales, scientific and technical personnel. In order to effectively recruit these personnel, we may need to pay higher compensation or fees to our employees or consultants than we currently expect. Competition for experienced, high-quality personnel is intense, and we cannot assure that we will be able to recruit and retain such personnel. Our growth depends, in particular, on attracting and retaining highly trained sales personnel with the necessary technical background and ability to understand our products and technologies at a technical level to effectively identify and sell to potential new customers. Because of the technical and complex nature of our product offerings, in the context of the dynamic market in which we operate, any failure to attract, recruit, train, retain, motivate and integrate such qualified personnel could adversely affect our business, financial condition or results of operations.

We may experience difficulties in recruiting and retaining needed additional employees while managing our growth.

We expect to experience significant growth in the scope of our operations. Rapid growth in our business may place a strain on our human and capital resources as will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the healthcare industry is intense. Due to this intense competition, we may be unable to attract and retain the qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. Accelus’ management may need to divert a disproportionate amount of its attention away from day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced and we may not be able to implement our business strategy, and this could adversely affect our business, financial condition or results of operations.

We may be unable to maintain adequate sales and marketing capabilities or enter into and maintain new arrangements with third parties to sell and market our products and technologies.

We cannot guarantee that we will be able to maintain an adequate volume of sales in the future. To the extent that Accelus enters into additional arrangements with third parties to perform sales or marketing services, Accelus’ operating margins could be lower than current ones. To the extent that Accelus enters into co-promotion or other marketing and sales arrangements with other companies, any revenues received will depend on the skills and efforts of others, and we cannot predict whether these efforts will be successful. In addition, the growth of market acceptance of our products and technologies by healthcare practitioners will largely depend on our ability to continue to demonstrate their relative safety, effectiveness, reliability, cost-effectiveness and ease of use. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, our future revenues may be reduced and this could adversely affect our business, financial condition or results of operations.

We may experience decreasing prices for our products and technologies and be unable to reduce our expenses, including the per unit cost of production.

We may experience decreasing prices for our products and technologies due to pricing pressure from hospitals, ASCs, managed care organizations and other third-party payors and suppliers, increased market power of our payors as the healthcare industry consolidates, and increased competition among suppliers, including manufacturing services providers. If the prices for our products and technologies decrease and we are unable to reduce our expenses, including the cost of sourcing materials, logistics and the cost of manufacture, our business, financial condition or results of operations may be adversely affected. Further, to the extent we engage in sales to large hospital networks, we may be subject to procurement discounts, which could have a negative impact on the prices of our products and technologies.

We may experience manufacturing problems or delays that could limit the growth of our revenues or increase our losses.

We may encounter unforeseen situations outside of our control that would result in delays or shortfalls in our production as well as delays or shortfalls caused by our outsourced manufacturing suppliers and by other third-party suppliers who manufacture components for our products and technologies. The FDA has established comprehensive and prescriptive regulations for manufacturers of finished medical devices and device components, which require them to establish and maintain processes and procedures to adequately control device manufacturing operations and environmental conditions that could adversely affect product quality and impact patient safety. Clean room standards are an example of these requirements. Failure of Accelus or its third-party component manufacturers or suppliers to comply with applicable standards and regulatory requirements could require that manufacturing activities be ceased until such requirements are satisfied, or could otherwise delay our operations. Accelus or its third-party component manufacturers or suppliers may encounter difficulties in scaling up or maintaining production relating to our products and technologies, including:

•	increases in costs (including those related to labor, components, materials and production as a whole);

•	problems involving production yields;

•	quality control and assurance;

•	component or material supply shortages;

•	import or export restrictions on components, materials or technology;

•	shortages of qualified personnel; and

•	compliance with state and federal regulations.

If we are unable to keep up with demand for our products and technologies, our future revenues could be impaired, market acceptance could be adversely affected and our customers might instead purchase our competitors’ offerings. Our inability to successfully manufacture our products and technologies may adversely affect our business, financial condition or results of operations.

We rely on limited or sole suppliers for some of the materials and components used in our products and technologies, and may not be able to find replacements or immediately transition to alternative suppliers.

We rely on limited or sole suppliers for certain materials and components that are used in our products and technologies. While we periodically forecast our needs for such materials and enter into standard purchase orders with them, Accelus does not have long-term contracts with some of these suppliers. If we were to lose such suppliers, or if such suppliers were unable to fulfill our orders, meet our specifications, or continue to ensure compliance with applicable state and federal regulations, there can be no assurance that Accelus will be able to identify or enter into agreements with alternative suppliers on a timely basis or on acceptable terms, if at all. Furthermore, if we are required to change the supplier or manufacturer of a key component of our products and technologies, we would be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines, and we may be required to redesign aspects of our solutions to accommodate the new component, which would result in significant delays and additional costs. An interruption in Accelus’ operations could occur if we encounter delays or difficulties in redesigning our solutions, or securing these materials and components, or if the quality of the materials and components supplied do not meet Accelus’ requirements, or if Accelus cannot then obtain an acceptable substitute. The time and effort required to redesign our products, or to qualify a new supplier and ensure that the new materials and components provide the same or better results, could result in significant additional costs. Any such interruption could also impact Accelus’ reputation, which could in turn adversely affect our business, financial condition or results of operations. While we believe that our supplies of components and materials are currently sufficient for Accelus to continue the development of its solutions without a disruption to its business, in the event that it must replace one of its suppliers, there can be no assurance that Accelus can maintain this level of inventory in the future.

We may not be able to develop and release new surgical applications, successful enhancements, new features and modifications or to achieve adequate clinical utility.

The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our products and technologies and could necessitate changes or modifications to them to accommodate such changes. We invest substantial resources in research and development in order to enhance the overall quality of our solutions by incorporating additional features, improving functionality, and adding other improvements to meet customers’ evolving needs. The success of any enhancements, improvements or any new features depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and third-party partners’ technologies and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to any of our products and technologies that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to any of our solutions may not achieve market acceptance or authorization. Since developing our solutions is complex, the timetable for the release of new enhancements is difficult to predict, and Accelus may not offer new updates as rapidly as its customers require or expect. Any new products and technologies that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenues. Moreover, even if we introduce new product offerings, we may experience a decline in revenues from our current products and technologies that is not offset by revenues from the new product offerings. The introduction of new products and solutions by competitors, the development of entirely new technologies to replace existing product offerings or shifts in healthcare benefits trends could make Accelus’ future commercial products and technologies obsolete. We may experience difficulties with industry standards, design or marketing that could delay or prevent the development, introduction or implementation of new products and technologies, enhancements, additional features or capabilities. If we do not accurately anticipate customer demand or if we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenues or market acceptance, or claims by customers brought against Accelus, each of which could adversely affect our business, financial condition or results of operations.

We may be exposed to compliance obligations and risks under anti-corruption, export control and economic sanctions laws and regulations of the United States and applicable non-U.S. jurisdictions.

Expansion of our operations into markets outside the United States is one of our strategies for the future growth of our business. In connection with those plans, we may be or may become subject to compliance obligations under anti-corruption laws and regulations imposed by governmental authorities around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), as well as the anti-corruption laws and regulations of other jurisdictions where we may conduct business. These laws and regulations apply to companies, directors, officers, employees and agents, and may impact the way we conduct our operations, trade practices, investment decisions and partnering activities. Where it applies, the FCPA prohibits us and our officers, directors and employees, as well as any third parties acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials or other persons for the purpose of influencing official decisions or obtaining or retaining business or otherwise obtaining an improper business benefit. As part of our business, we may in the future deal with non-U.S. governments and state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. In connection with our planned expansion of our international operations, we will become subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. Our business also will need to be conducted in compliance with applicable export controls and economic sanctions laws and regulations, including those of the U.S. government, the governments of other countries in which we operate or plan to operate in or conduct business and various multilateral organizations. Such laws and regulations include, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements pursuant to export controls and economic sanctions laws and regulations. Our provision of services outside of the United States exposes us to the risk of violating, or being accused of violating, anti-corruption, exports controls and economic sanctions laws and regulations. Violations of anti-corruption, exports controls or economic sanctions laws and regulations may expose us to reputational harm, as well as significant civil and criminal penalties, including monetary fines, imprisonment, disgorgement of profits, injunctions, suspension or debarment from government contracts, and other remedial measures. Investigations of alleged violations can be expensive and disruptive to our operations. Any of the foregoing could adversely affect our business, financial condition or results of operations.

We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and technologies and could cause us to incur significant costs.

Our products are regulated as medical devices. As such, we are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. These authorities regulate, among other things, the development, approval, classification, testing, manufacturing, distributing, labeling, marketing, sale, and post-market surveillance of medical devices. Likewise, our use and disclosure of certain categories of health information may be subject to federal and state laws, implemented and enforced by governmental authorities that protect health information privacy and security. See “Business – Government Regulation” herein for a summary of certain regulations to which we are subject. Further, we cannot predict whether, in the future, the U.S. or foreign governments may impose new regulations that have a material adverse effect on our business, financial condition, results of operations and prospects. The approval or clearance by governmental authorities, including the FDA in the United States, is generally required before any medical devices may be marketed in the United States or other countries. The process of obtaining FDA clearance and approvals to develop and market a medical device can be costly, time-consuming and subject to the risk that such clearances or approvals will not be granted on a timely basis, if at all. The regulatory process may delay or prohibit the marketing of new products and impose substantial additional costs if the FDA lengthens review times for new devices. In addition, we may be subject to compliance actions, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or off-label uses, or if the FDA challenges one or more of our determinations that a product modification did not require new approval or clearance by the FDA. Device manufacturers are permitted to promote products solely for the uses and indications set forth in the approved product labeling. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses, including actions alleging that federal health care program reimbursement of products promoted for “off-label” uses are false and fraudulent claims to the government. The failure to comply with “off-label” promotion restrictions can result in significant administrative obligations and costs, and potential penalties from, and/or agreements with, the federal government.

The FDA and its foreign counterparts enforce these regulatory requirements through, among other means, periodic inspections, and we and certain of our suppliers are subject to such announced and unannounced inspections by the FDA and other international notified bodies to determine our compliance with FDA’s Quality System Regulations (21 CFR Part 820) (“QSR”) and other regulations. We cannot assure that the FDA or other regulatory authorities will not discover evidence of noncompliance at our facilities or the facilities of our third-party manufacturers or suppliers during a future quality system inspection. Accordingly, Accelus and its contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance, and quality control. If the FDA were to find that we or certain of our suppliers have failed to comply with applicable regulations, the agency could institute a wide variety of enforcement actions such as: public warning letters ; fines and civil penalties against us, our officers, our employees, or our suppliers; delays in clearing or approving, or refusal to clear or approve, our products; withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies; product recall or seizure; termination of distribution; total or partial suspension of production; operating restrictions; injunctions; and criminal prosecution. The FDA also has the authority to request repair, replacement, or refund of the cost of any medical device manufactured or distributed by us. Any of the foregoing actions could have a material adverse effect on our development of new laboratory tests or business strategy and on our business, financial condition, results of operations and cash flows.

We are also subject to state laws and regulations, including state manufacturer and distributor licensure and registration requirements. Many state laws require medical device distributors to be licensed as a resident or non-resident wholesaler to distribute prescription medical devices in the state, or as a “virtual manufacturer,” for entities that own the unique device identification number for a device but are not involved in physical manufacturing but contract with a manufacturer within the state. We do not currently hold any state distributer licenses, and we have not received any communications from states regarding licensure, but if we are found not to comply with state manufacturing or distribution laws and regulations, we could be required to cease operations, pay fines or become subject to burdensome restrictions and limitations on our business. A finding of noncompliance by one state regulator could also result in required disclosures to other state regulators.

Moreover, governmental authorities outside the United States have become increasingly stringent in their regulation of medical devices, and our products may become subject to more rigorous regulation by non-U.S. governmental authorities in the future. U.S. or non-U.S. government regulations may be imposed in the future that may have a material adverse effect on our business, financial condition and results of operations.

Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things:

•	design, development and manufacturing processes;

•	labeling, content and language of instructions for use and storage;

•	product testing, pre-clinical studies and clinical trials;

•	regulatory authorization, including but not limited to pre-market clearance or pre-market approval;

•	establishment registration, device listing and ongoing compliance with the FDA’s QSR requirements;

•	advertising and promotion;

•	marketing, sales and distribution;

•	conformity assessment procedures;

•	product traceability and record-keeping procedures;

•	review of product complaints, complaint reporting, recalls and field safety corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

•	post-market studies; and

•	product import and export.

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or modifications to our products, our ability to commercially distribute and market our products could suffer.

Our products are subject to extensive regulation by the FDA and numerous other federal, state and foreign governmental authorities. In particular, the FDA permits commercial distribution of most new medical devices only after the devices have received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act (“510(k)”) or are the subject of an approved premarket approval application (“PMA”). The process of obtaining FDA clearances and approvals to develop and market a medical device can be costly, time-consuming and subject to the risk that such clearances or approvals will not be granted on a timely basis, if at all.

Most of our spinal implant products, fall into an FDA classification that requires the submission of a 510(k) application. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. Before we can market the new device, we must receive an order from the FDA finding substantial equivalence and clearing the new device for commercial distribution in the United States.

The 510(k) process generally takes three to twelve months, but can take significantly longer, especially if the FDA requires a clinical trial to support the 510(k) application. Currently, we do not know whether the FDA will require clinical data in support of any 510(k) applications that we intend to submit for other products in our pipeline. In addition, the FDA continues to re-examine its 510(k) clearance process for medical devices and published several draft guidance documents that could change that process. Any changes that make the process more restrictive could increase the time it takes for us to obtain clearances or could make the 510(k) process unavailable for certain of our products.

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process or is not exempt from premarket review by the FDA. A PMA must be supported by extensive data, including results of preclinical studies and clinical trials, manufacturing and control data and proposed labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. The PMA process is more costly and uncertain than the 510(k) clearance process, and generally takes between one and three years, if not longer.

In addition, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, a PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications or PMA applications for modifications to our previously cleared products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business. Additionally, modifications to products that are approved through a PMA application generally need FDA approval. Our commercial distribution and marketing of any products or product modifications that we develop will be delayed until regulatory clearance or approval is obtained. The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe or effective for their intended uses;

•

the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

•	serious and unexpected adverse device effects experienced by participants in our clinical trials;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

•	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•	the manufacturing process or facilities we use may not meet applicable requirements; or

•

the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our performance testing and clinical data or regulatory filings insufficient for clearance or approval.

Delays in obtaining regulatory clearances and approvals may:

•	delay or prevent commercialization of products we develop;

•	require us to perform costly tests or studies;

•	diminish any competitive advantages that we might otherwise have obtained; and

•	reduce our ability to collect revenues.

The FDA may require clinical data in support of any future 510(k) applications or PMAs that we intend to submit for products in our pipeline. We have limited experience in performing clinical trials that might be required for a 510(k) clearance or PMA approval. If any of our products require clinical trials, the commercialization of such products could be delayed which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, if necessary, for a PMA application, 510(k) premarket notification or de novo classification request, a company must, among other things, apply for and obtain institutional review board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption (“IDE”) application and follow applicable IDE regulations. Unless IDE-exempt, non-significant risk devices are still subject to certain abbreviated IDE requirements; however, an IDE application is not required if such abbreviated requirements are met. We may not be able to obtain the necessary FDA and/or IRB approvals to undertake clinical trials in the United States for future products and technologies developed and intended to market in the United States. If we do obtain such approvals, the FDA may find that Accelus’ studies do not comply with the IDE or other regulations governing clinical investigations or the data from any such trials may not support marketing authorization of the investigational device. Moreover, certainty that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data (if applicable), cannot be assured, and such uncertainty could preclude or delay marketing authorization resulting in significant financial costs and reduced revenues.

There is no guarantee that the FDA will grant marketing authorization for any of our future products and technologies.

Any of our new or modified products and technologies may require FDA marketing authorization before they may be marketed in the United States. The FDA may refuse Accelus’ requests for pre-market review of new products and technologies or may not grant marketing authorization for these solutions for the indications that are necessary or desirable for successful commercialization. Early-stage review may also result in delays or other issues. For example, the FDA has issued guidance intended to explain the procedures and criteria used in assessing whether pre-market review submissions may be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to notify applicants whether a pre-market submission for a device is administratively complete, and if not, such notification will identify the missing element(s). Applicants are given the opportunity to provide the FDA with any information identified as missing. If the information is not provided within a specified time, the submission will not be accepted for FDA review and will be considered abandoned.

Additionally, the FDA may also change its marketing authorization policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay authorization of our products and technologies under development or impact our ability to obtain marketing authorization for modifications to our authorized ones in a timely manner. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain our clearances of our current products. For example, the FDA recently announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the Federal Food, Drug and Cosmetic Act. Significant delays in receiving or failure to receive FDA marketing authorization could adversely affect our business, financial condition or results of operations.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

Even though we have obtained FDA clearance for our products in the United States and/or clearance, certification or approval in foreign jurisdictions, we are subject to ongoing and pervasive regulatory requirements. To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA or other regulatory authorities, and these inspections may include the manufacturing facilities of Accelus’ subcontractors. Accelus, as well as its third-party manufacturers or suppliers that are regulated by the FDA, is also subject to numerous post-marketing regulatory requirements, which include QSRs related to the manufacture of our products and technologies, labeling regulations and MDR regulations. The last of these regulations requires Accelus to report to the FDA if its commercial devices may have caused or contributed to a death or serious injury, or have malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. The failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, or orders for repair, replacement or refunds;

•	voluntary or mandatory recalls, detentions or seizures of products;

•	operating restrictions, including total or partial suspension of production;

•	delays in the introduction of products into the market;

•	delay or refusal of for the FDA to grant 510(k) clearances, PMA approvals or de novo classification orders for new products or new intended uses or modifications to authorized products;

•	rescission of 510(k) clearance or suspension or withdrawal of PMAs that have already been granted; or

•	in the most serious cases, criminal prosecution.

The occurrence of any of these events may adversely affect our business, financial condition or results of operations.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s QSR which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices, as well as U.S. state laws and regulations requiring licensure to make, distribute, or ship medical devices. Furthermore, we are required to maintain, and to verify that our suppliers maintain, facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations, and may be subject to various laws and regulations of foreign countries governing manufacturing and a requirement for adherence to industry standards of the International Standards Organization, or ISO, in connection with medical device operations to obtain future CE marks.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers, or our employees.

We can provide no assurance that we will be found to remain in compliance with the QSR standards upon a regulator’s review. If the FDA, or other regulator, inspects any of our facilities and discovers compliance problems, we may have to cease manufacturing and product distribution until we can take the appropriate remedial steps to correct the audit findings. Any of the actions noted above could significantly and negatively affect supply of our products. Taking corrective action may be expensive and time-consuming. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA (or similar foreign authorities), and if we fail to do so, we would be subject to sanctions that could negatively affect our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

We are subject to the FDA’s MDR regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or its foreign counterparts could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

If we initiate a correction or removal for our products to reduce a risk to health posed by them or to remedy a violation of law that may present a risk to health, we would be required to submit a report to the FDA and may be required to submit similar notifications to other regulatory authorities. This report could lead to increased scrutiny by the FDA, other foreign regulatory agencies and our customers regarding the quality and safety of our products. Furthermore, the submission of these reports, to the extent made publicly available in accordance with FDA regulations, could be used by competitors against us and cause surgeons to delay or cancel product orders, which will harm our reputation.

If we assess a potential quality issue or complaint as not requiring either a field action or regulatory notification, regulators may review documentation of that decision during a subsequent audit. If regulators disagree with our decision, or take issue with either our investigation process or the resulting documentation, regulatory agencies may impose sanctions and we may be subject to regulatory enforcement actions, including warning letters, all of which will negatively affect our business, financial condition and results of operations.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA or FDA’s foreign counterparts may require, or we may decide, that we will need to obtain new clearances, certifications or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines or similar actions by the FDA’s foreign counterparts.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. Similar requirements may be applicable in foreign jurisdictions. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and will negatively affect our reputation, business, financial condition and results of operations.

The safety of our products is not yet supported by long-term clinical data and may therefore prove to be less safe and effective than initially thought.

The ability to obtain a 510(k) clearance is generally based on the FDA’s agreement that a new product is substantially equivalent to certain already marketed products. Because most 510(k)-cleared products were not the subject of pre-market clinical trials, spine surgeons may be slow to adopt our 510(k)-cleared products, we may not have the comparative data that our competitors have or are generating, and we may be subject to greater regulatory and product liability risks. With the passage of the American Recovery and Reinvestment Act of 2009, funds have been appropriated for the U.S. Department of Health and Human Services’ Agency for Healthcare Research and Quality to conduct comparative effectiveness research to determine the effectiveness of different drugs, medical devices, and procedures in treating certain conditions and diseases. Some of our products or procedures performed with our products could become the subject of such research. It is unknown what effect, if any, this research may have on our business. Further, future research or experience may indicate that treatment with our products does not improve patient outcomes or improves patient outcomes less than we initially expected. Such results would reduce demand for our products and this could cause us to withdraw our products from the market. Moreover, if future research or experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to significant legal liability, significant negative publicity, damage to our reputation and a dramatic reduction in sales of our products, all of which would have a material adverse effect on our business, financial condition, results of operations and prospects.

Our future clinical trials or procedures may be unsuccessful.

The regulatory approval process for new products, technologies and new indications for existing products and technologies requires extensive data and procedures, including the development of regulatory and quality standards and, potentially, studies involving animals or human subjects. To support a PMA, unless an exemption is granted, the FDA would require that Accelus conduct one or more clinical studies to demonstrate that a product candidate is safe and effective. In some cases, such studies may be requested to support a pre-market notification or de novo classification request, as well. Unfavorable or inconsistent data from future studies or clinical trials conducted by Accelus or third parties, or perceptions regarding such data, could adversely affect our ability to obtain necessary device regulatory authorization as well as the market’s view of our future prospects. Because clinical trials and other types of scientific studies are inherently uncertain, there can be no assurance that these trials or studies will be completed in a timely or cost-effective manner, be suitable to support marketing authorization or result in a commercially viable product. Clinical trials or other studies may experience significant setbacks even if earlier preclinical studies have shown promising results. Furthermore, the results of preclinical studies and clinical trials and investigations of our products conducted to date may not be predictive of the results of any later clinical trials or investigations, and preliminary or interim results of a clinical trial do not necessarily predict final results.. If preliminary study results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, our business, financial condition or results of operations may be adversely affected. Clinical trials also may be suspended or terminated by Accelus, the FDA, the responsible IRB or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks. The FDA may disagree with our interpretation of the data from the studies or clinical trials, or may find the design, conduct or results of such studies or trials inadequate to demonstrate safety and effectiveness of the product candidate. The FDA may also require additional pre-clinical studies or clinical trials, which could further delay approval of our future products and technologies and adversely affect our business, financial condition or results of operations.

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for products and technologies and its overall approach to safety and innovation in the medical technology industry create the possibility of changing product development costs, requirements and other factors and additional uncertainty.

Regulatory requirements may change in the future in a way that adversely affect our Company. Any change in the laws or regulations that govern pre-market authorization processes or the post-market compliance requirements could make it more difficult and costly to obtain marketing authorization for new products and technologies candidates, or to produce, market and distribute existing ones. In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials, and in August 2017, Congress passed the most recent iteration of the five-year medical device user fee reauthorization package, which affects medical device regulation both pre- and post-approval. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a Proposed Rule to formalize the de novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay and create uncertainty as to our ability to obtain and maintain clearance for our products and technologies. It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect us, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from regulators, lawmakers and other stakeholders creates the possibility of unanticipated regulatory and other potential changes to our overall business. In response to the COVID-19 public health emergency, for example, the FDA’s device center leadership has exercised a significant amount of enforcement discretion to meet the medical community’s and patients’ needs for remote monitoring and other innovative solutions that involve digital health products and product candidates. The FDA has signaled that some of its policy changes adopted during the COVID-19 pandemic could remain in place after the public health emergency subsides, but it is unclear which policies will be retained or how those policies could impact the healthcare industry in the future. This overall uncertainty could adversely affect our business, financial condition or results of operations.

Our current or future products and technologies may be subject to recalls, safety alerts, product withdrawals, or other product liability actions, even after receiving marketing authorization from the FDA.

Quality of our current and future products and technologies is very important to Accelus and its customers due to the serious and costly consequences of product failure. Our success depends on the quality and reliability of our solutions, and thus our business exposes Accelus to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices. While we take measures to ensure that our products are manufactured to stringent quality specifications, they incorporate mechanical parts, electrical components, optical components, packaging and computer software, any of which may contain errors or exhibit failures, especially when the finished system is first introduced. In addition, new products or modifications may contain undetected errors or performance problems that, despite testing, are discovered only after marketing authorization and commercial shipment. Because our products and technologies are designed to perform and be used in complex surgical procedures, due to the serious and costly consequences of product failure, Accelus and its future customers have an increased sensitivity to such defects. Although our solutions are subject to stringent quality processes and controls, we cannot provide assurance that our products and technologies will not experience component aging, errors, performance problems, manufacturing nonconformities or design defects, or that unexpected risks to users or patients will not be discovered during commercial use. If we experience product flaws or performance problems, any or all of the following could occur:

•	delays in shipments;

•	loss of revenues;

•	delay in market acceptance;

•	diversion of resources;

•	damage to reputation;

•	product recalls;

•	regulatory actions;

•	increased service or warranty costs; or

•	product liability claims.

Additionally, the manufacture and production of our products and technologies requires a highly controlled and clean environment to minimize particles and other yield- and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may result in defective products. We may not be able to maintain stringent quality controls, or if contamination problems arise, Accelus may experience delays in development and commercialization efforts and may be subject to regulatory enforcement actions. Further, we or our third-party component manufacturers or suppliers may fail to meet any applicable product quality standards such that our products and technologies become the subject of recalls, safety alerts or other regulatory enforcement actions, which could damage our reputation and in turn adversely affect our business, financial condition or results of operations.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products and technologies if Accelus or its third-party manufacturers fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling or if new information is obtained concerning deficiencies in safety or efficacy. For example, under the FDA’s MDR regulations, the Company is required to report to the FDA any incident that may have caused or contributed to a death or serious injury or in which our products and technologies malfunctioned in a manner likely to cause or contribute to death or serious injury if that malfunction were to recur. Repeated incidents of the same or similar adverse events or product malfunctions may result in a voluntary or mandatory product recall, or administrative or judicial seizure or injunction, when warranted. A government mandated recall may be ordered if the FDA finds that there is a reasonable probability that the device would cause serious adverse health consequences or death. A voluntary recall by Accelus could occur as a result of a discovery of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations (including those related to inspection and acceptance standards in connection with the manufacturing of products). It is possible that the FDA could disagree with our initial classification for a voluntary recall. The FDA requires that reports of corrections or removals of any device be submitted to the agency within 10 working days after the correction or removal is initiated; however, any recall initiated due to a discovery that a device violates the Federal Food, Drug and Cosmetic Act (“FDCA”) must be reported to FDA immediately. If a change to a device addresses a violation of the FDCA, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

We may also be subject to product liability claims, be required to bear other costs, or be required to take other actions that may have a negative impact on our future sales and our ability to begin generating profits. Companies are required to maintain certain records of product withdrawals or removals, even if they are not reportable to the FDA. Accelus may initiate voluntary field actions in the future that it determines do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require the Company to report those actions as recalls. A future recall, withdrawal or seizure of any product could materially and adversely affect consumer confidence in our brand and lead to decreased demand for our products and technologies. In addition, the FDA could take enforcement action for failing to report recalls when they were conducted by the Company or one of its agents. Any of the foregoing could adversely affect our business, financial condition or results of operations.

The use, misuse or off-label use of our products may result in injuries that lead to product liability suits, which could be expensive, divert management’s attention and harm our reputation and business, and we may be subject to enforcement actions, including fines, penalties and injunctions, resulting from improper or off-label marketing or promotion.

Our products have been cleared by the FDA to be marketed for specific intended procedures and uses. If surgeons elect to use our products outside of the intended use that has been cleared by the FDA (or other foreign regulatory bodies), then such use, misuse or off-label use of our products may result in outcomes and adverse events, potentially leading to product liability claims. However, we cannot prevent a surgeon from using our products for off-label applications or using components or products that are not our products when performing procedures with our products. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. In addition, we cannot guarantee that surgeons will be properly trained prior to utilizing our products. Complications resulting from the off-label use of our products or use by surgeons who have not been trained appropriately, or at all, may expose us to product liability claims or litigation by our customers or their patients and may harm our reputation.

Moreover, the FDA regulates the promotional labeling for our product offerings to ensure that the claims Accelus makes are consistent with the relevant marketing authorizations, that there is scientific data to substantiate the claims and that our promotion and advertising is neither false nor misleading. The off-label marketing or false advertising may harm the Company’s image in the marketplace or result in injuries that lead to product liability suits, which could result in costly investigations and sanctions from the FDA and other regulatory bodies. If the FDA or any foreign regulatory body determines that our promotional materials, activities or training constitute promotion of an off-label use, they could request that we modify our training or promotional materials or activities or subject us to regulatory or enforcement actions, including the issuance or imposition of a warning letter, untitled letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated, prosecuted, and/or enjoined several companies from engaging in off-label promotion.

In addition to the FDA, the Federal Trade Commission (“FTC”) may have overlapping authority to oversee our marketing and advertising. The FTC’s focus would be on ensuring such advertising is truthful and not deceptive under the FTC Act rather than enforcing any of the regulatory requirements in the FDCA and FDA’s implementing regulations. In September 2020 the FDA issued a proposed rule to revise its regulation governing the types of evidence relevant to determining the “intended use” of a drug or device under the FDCA, which once finalized will have implications for when a manufacturer or distributor has engaged in off-label marketing. Public comments have been solicited, and FDA is expected to publish in the near future a final regulation and justify any additional revisions it may make to this regulatory language.

We may fail to obtain regulatory authorizations in other countries for existing or future products and technologies.

In order for Accelus to execute on our future plan to market our products and technologies in countries outside of the United States, we must comply with extensive quality, safety and efficacy foreign regulations. These regulations, such as the requirements for obtaining marketing authorization, including CE mark grant in the European Union and regulatory authorization in the Asia-Pacific region, and the time required for regulatory review, vary from country to country. Failure to obtain marketing authorization in any foreign country in which we plan to operate in the future may harm our ability to generate revenues. Marketing authorization requirements and processes vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain marketing authorization in other countries might differ from that required to obtain FDA authorization. The pre-market review and authorization process in other countries may include all of the risks detailed above regarding FDA clearance in the United States, as well as other potential risks relating to delays, refusals or uncertainties in the application preparation, submission and review procedures specific to the regulatory processes in such countries. Regulatory authorization of a product in one country does not ensure regulatory authorization in another, but a failure or delay in obtaining marketing authorization in one country may negatively impact the regulatory process in others. Failure to obtain regulatory authorization in other countries or any delay or setback in obtaining such authorization could have the same adverse effects on our business, financial condition or results of operations described above regarding FDA authorization in the United States.

Accelus is subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other healthcare laws and regulations, which, if violated, could lead to substantial penalties.

We are subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which the Company markets, sells and distributes any products and technologies. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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the federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal government program, or making a false statement or record that is material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-authorized drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services information related to payments and other transfers of value to physicians, teaching hospitals and certain advanced non-physician healthcare practitioners and physician ownership and investment interests; and

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analogous state laws and regulations such as state anti-kickback and false claims laws and analogous non-U.S. fraud and abuse laws and regulations, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require medical device companies to comply with the device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring device manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. State and non-U.S. laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

We have a program to govern the compliance with applicable healthcare laws that continues to be evaluated and updated. Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will continue to involve substantial costs. Despite this, it is possible that governmental authorities will conclude that our business practices, including our relationships with surgeons or other healthcare providers or entities, or our sales and marketing arrangements, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to the Company, Accelus (or, as applicable, certain of its representatives) may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government-funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the surgeons or other healthcare providers or entities, or sales channels, with whom we currently or expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs. Any of the foregoing could adversely affect our business, financial condition or results of operations.

Healthcare policy and payment are subject to future changes.

Accelus cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. In the United States and in some other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing authorization of any of our current or future products and technologies, restrict or regulate post-authorization activities, or affect our ability to profitably sell any products and technologies for which we obtain marketing authorization. Increased scrutiny by the U.S. Congress of the FDA’s medical device authorization process may significantly delay or prevent marketing authorization, as well as implement more stringent product labeling and post-marketing testing and other requirements. Congress also must reauthorize the FDA’s user fee programs every five years and often makes changes to those programs, in addition to policy or procedural changes that may be negotiated between the FDA and industry stakeholders as part of this periodic reauthorization process. The negotiation process for the next cycle of medical device user fee programs began in 2020 as those programs must be reauthorized by Congress in mid-2022. In March 2010, Congress passed the Affordable Care Act (“ACA”), which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the United States healthcare industry. As another example, the 2021 Consolidated Appropriations Act signed into law on December 27, 2020 incorporated extensive healthcare provisions and amendments to existing laws. There remain judicial and Congressional challenges to certain aspects of the ACA, and as a result certain sections of the ACA have not been fully implemented or effectively repealed. It is unclear how litigation and other efforts to repeal and replace the ACA will affect the implementation of that law, the healthcare industry more generally, and our business. Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device excise tax and, effective January 1, 2021, also eliminated the health insurer tax. In addition, the Centers for Medicare & Medicaid Services (“CMS”) published a final rule that gives states greater flexibility, effective January 1, 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. The Company continues to evaluate the potential impact of the ACA and its possible repeal or replacement on our business. The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of our customers, which may in turn negatively impact product sales. If there are not adequate reimbursement levels, our business, financial conditions or results of operations could be adversely affected.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. However, the Medicare sequester reductions under the Budget Control Act of 2011 were suspended through March 31, 2022 due to the COVID-19 pandemic, pursuant to provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the “”Protecting Medicare and American Farmers from Sequester Cuts Act,” which also extended the sequester by one year, through 2030, in order to offset the added expense of the 2020 cancellation. Unless Congress enacts additional delays, these Medicare payments will be reduced by 1% starting April 1, 2022, and the full 2% reduction will be effective starting July 1, 2022.

In addition, CMS, in its ongoing implementation of the Medicare program, periodically reviews medical study literature to determine how the literature addresses certain procedures and therapies in the Medicare population. The impact that this information could have on Medicare coverage policy for our products is currently unknown. Likewise, third-party payors for medical services in the U.S. continue to work to contain health care costs and are increasingly challenging the policies and the prices charged for medical products and services. Any medical policy developments that eliminate, reduce, or materially modify coverage for procedures related to our products could have an impact on our ability to sell our products. In addition, third-party payors may deny reimbursement if they determine that a device or product provided to a patient or used in a procedure does not meet applicable payment criteria or if the policyholder’s healthcare insurance benefits are limited. These policies and criteria may be revised from time to time. Limits put on reimbursement could make it more difficult to buy our products and substantially reduce, or possibly eliminate, patient access to our products. In addition, we cannot predict whether future healthcare initiatives, including initiatives that affect third-party payor coverage and reimbursement, will be implemented at the federal or state level or in countries outside of the United States in which Accelus may do business in the future, or the effect any future legislation or regulation will have on the Company.

Inadequate funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and technologies from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which we rely.

The ability of the FDA to review and approve or clear new medical products and technologies can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also increase the time necessary for new products and technologies to be reviewed and/or authorized by necessary government agencies. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown or slowdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process regulatory submissions, which could adversely affect our business, financial condition or results of operations.

We may be subject to changes in our effective tax rate, including as a result of changes in law, or adverse outcomes resulting from examination of our income tax returns.

Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	our inability to use tax credits;

•	changing tax laws or related interpretations, accounting standards and regulations and interpretations in multiple tax jurisdictions in which we operate;

•	an increase in expenses not deductible for tax purposes, including certain stock-based compensation expense and impairment of goodwill;

•	the tax effects of purchase accounting for acquisitions and restructuring charges and other discrete recognition of taxable events and exposures that may cause fluctuations between reporting periods;

•	changes related to our ability to ultimately realize future benefits attributed to net operating loss and other carryforwards included in our deferred tax assets; and

•	tax assessments resulting from income tax audits or any related tax interest or penalties that would affect our income tax expense for the period in which the settlements take place.

As a result, we can provide no assurances as to whether our effective tax rate is expected to be impacted in future periods. If our effective tax rate were to increase, our business, financial condition or results of operations could be adversely affected. In addition, we may be subject to examination of our income tax returns by the U.S. Internal Revenue Service or other tax authorities. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for income taxes, we cannot guarantee that such provision is sufficient that a determination by a tax authority will not have an adverse effect on our business, financial condition or results of operations.

Acquisitions, joint ventures or strategic alliances could disrupt our business.

Accelus may in the future decide to acquire other businesses or products and technologies, as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. Any of these strategic transactions could expose us to many risks, including:

•	disruption in Accelus’ relationships with customers, distributors, manufacturers or suppliers as a result of such a transaction;

•	unanticipated liabilities related to acquired companies;

•	difficulties integrating acquired personnel, technologies and operations into our existing business;

•	diversion of management’s time and focus away from operating Accelus’ business to acquisition integration challenges;

•	increases in Accelus’ expenses and reductions in its cash available for operations and other uses; and

•	possible write-offs or impairment charges relating to acquired businesses.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to the integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. In addition, the anticipated benefit of any acquisition may not materialize. We cannot predict the number, timing or size of future joint ventures, strategic alliances or acquisitions, if any, or the effect that any such transactions might have. Future acquisitions or dispositions could result in potentially dilutive issuances of Accelus’ equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could adversely affect our business, financial condition or results of operations.

We expect to generate an increasing portion of our revenues internationally in the future and may become subject to various additional risks relating to our international activities.

We intend to generate revenues also from international sources as we plan to expand our sales and marketing opportunities internationally in the future. We have limited experience operating internationally and engaging in international business involves a number of difficulties and risks, including:

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the challenges associated with building local brand awareness, obtaining local key opinion leader support and clinical support, implementing reimbursement strategies and building local marketing and sales teams;

•	required compliance with foreign regulatory requirements and laws, including regulations and laws relating to patient data and medical devices;

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trade relations among the United States and those foreign countries in which our future customers, distributors, manufacturers and suppliers have operations, including protectionist measures such as tariffs and import or export licensing requirements, whether imposed by the United States or such foreign countries;

•	difficulties and costs of staffing and managing foreign operations;

•	difficulties protecting, procuring or enforcing intellectual property rights internationally;

•	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, data privacy requirements, labor laws and anti-competition regulations;

•	laws and business practices that may favor local companies;

•	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	political and economic instability; and

•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers.

If we are unable to manage these risks effectively, our business, financial condition or results of operations may be adversely affected.

We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

Our operations and properties are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Compliance with environmental requirements could require us to incur significant operating or capital expenditures or result in significant restrictions on our operations. Our failure to comply with these environmental, health and safety laws and regulations, including failing to obtain any necessary permits, could cause us to incur substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing our operations or requiring us to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. Under certain of these laws and regulations, we may be subject to joint and several liability for environmental investigations and cleanups, including at properties that we currently or previously owned or operated, or at sites at which waste we generated was disposed, even if the contamination was not caused by us or was legal at the time it occurred. The future identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and give rise to material environmental liabilities and related costs or adversely impact the market for our products, which could adversely affect our business, financial condition or results of operations. The costs associated with complying with future laws and regulations could include costs associated with modifying, requalifying or reformulating our products, recycling and other waste processing costs, or legal and regulatory costs and insurance costs. We may be required to record additional expenses for costs associated with compliance with such regulations. The costs of complying with future environmental and worker health and safety laws and regulations could adversely affect our business, financial condition or results of operations.

We may be subject to unauthorized access and cyberattacks as a result of a failure or breach of our or third parties’ information technology data security infrastructure, or the security infrastructure of our products, or the discovery or exploitation of defects or vulnerabilities in the same.

We rely upon the capacity, reliability and security of our and our vendors’ IT and data security infrastructure and our ability to expand and continually update this infrastructure in response to the changing needs of our business. As we implement new systems or integrate existing systems, they may not perform as expected, which may result in liability or incurred costs, including litigation. We also face the challenge of supporting our older systems and implementing necessary upgrades. Furthermore, we collect and maintain information in digital form that is necessary to conduct our business, and we are increasingly dependent on our IT and data security infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit large amounts of confidential information, including intellectual property, proprietary business information and personal information. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have established physical, electronic and organizational measures to safeguard and secure our systems to prevent data compromise and rely on commercially available systems, software, tools, and monitoring to provide security for our IT systems and the processing, transmission and storage of digital information. We have also outsourced elements of our IT systems and, as a result, a number of third-party vendors may or could have access to our confidential information.

Despite our implementation of security measures, our IT systems are vulnerable to damage or interruption from a variety of sources, including physical damage, telecommunications or network failures or interruptions, system malfunction, natural disasters, malicious human acts, terrorism and war. Such IT systems, including our servers, are additionally vulnerable to physical or electronic break-ins, security breaches from inadvertent or intentional actions by our employees, third-party service providers, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information). Although we have implemented security measures to prevent ransomware attacks, we can provide no assurance that our IT systems, or those of the third parties upon which we rely, will not experience cybersecurity incidents in the future. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. It is possible that we or our third-party vendors may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. The costs to us to mitigate network security issues, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, while we have implemented security measures to protect our IT and data security infrastructure, our efforts to address these issues may not be successful. There is also the potential for class action or other litigation as the result of such issues and the dissemination of personal information.

Any system failure, accident or security breach could result in disruptions to our operations or those of our customers. A material network breach in the security of our IT systems could include the theft of our intellectual property (including our trade secrets), customer information, human resources information or other confidential matter or the theft of the confidential information of our customers. To the extent that any disruption or security breach results in a loss or damage to our or our customers’ data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to our reputation, affect our relationships with our customers, lead to claims against us, including civil litigation, and ultimately harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future. If our IT systems fail and our redundant systems or disaster recovery plans are not adequate to address such failures, or if our business interruption insurance does not sufficiently compensate us for any losses that we may incur, our revenues and profits could be reduced and the reputation of our brand and our business could be materially and adversely affected.

We are also reliant on the security practices of our third-party service providers, which may be outside of our direct control. The services provided by these third parties are subject to the same risk of outages, other failures and security breaches described above. If these third parties fail to adhere to adequate security practices, or experience a breach of their systems, the data of our employees, customers and business associates may be improperly accessed, used or disclosed. In addition, our providers have broad discretion to change and interpret the terms of service and other policies with respect to us, and those actions may be unfavorable to our business operations. Our providers may also take actions beyond our control that could harm our business, including discontinuing or limiting our access to one or more services, increasing pricing terms, terminating or seeking to terminate our contractual relationship altogether, or altering how we are able to process data in a way that is unfavorable or costly to us. We could experience interruptions in our business, as well as delays and additional expenses in arranging for alternative cloud infrastructure services. Any loss or interruption to our systems or the services provided by third parties would adversely affect our business, financial condition or results of operations.

Our operations, and the operations of our suppliers, distributors or customers, could be subject to natural and manmade disasters and other factors beyond our control.

Our operations could be subject to natural disasters and other business disruptions, including severe weather events such as hurricanes and flooding, natural disasters such as earthquakes and forest fires, public health concerns such as contagious disease outbreaks, violence or threat of violence or other factors beyond our control. We could experience business interruptions, destruction of or damage to facilities and/or loss of life as a result, which could harm our future revenues and increase our costs and expenses, and thus adversely affect our business, financial condition or results of operations.

The novel coronavirus (“COVID-19”) pandemic and efforts to reduce its spread may negatively impact our operations.

The COVID-19 pandemic has substantially burdened healthcare systems worldwide which may impact progression of our clinical trials, development and manufacturing of our products and technologies. Required inspections and reviews by regulatory agencies may also be delayed due to the focus of resources on COVID-19 as well as travel and other restrictions. Significant delays in the timing of our clinical trials and in regulatory reviews could adversely affect our ability to commercialize some items in our offering. In addition, the conditions created by the pandemic may intensify other risks inherent in our business, including, among other things, risks related to drug pricing and access, intellectual property protection, product safety and efficacy concerns, product liability and other litigation, and the impact of adverse global and local economic conditions.

We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties) or malfunction of, or design flaws in, our offerings. This liability may vary based on the FDA classification associated with our devices and with state law governing product liability standards applied to specification developers and/or manufacturers in a given negligence or strict liability lawsuit. We may be subject to product liability claims if our products and technologies cause, or merely appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products and technologies. The risk of product liability claims may also increase in the event our products and technologies are subject to a recall or seizure. Product liability claims may be brought by individuals or by groups seeking to represent a class. Although we have insurance at levels that we believe to be appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect Accelus against any future product liability claims. If Accelus is unable to maintain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, as well as other claims with respect to uninsured liabilities or for amounts in excess of insured liabilities, this could result in significant costs, which may adversely impact our business, financial condition or results of operations. The Company may be subject to claims against it even if the apparent injury is due to the actions of others or misuse of the device. Healthcare providers may use our products and technologies in a manner inconsistent with the labeling and that differs from the manner in which they were used in clinical studies and authorized for use by the FDA. Off-label use of medical products by healthcare providers is common, and any such off-label use of our products could subject Accelus to additional liability, or require design changes to limit this potential off-label use once discovered. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or result in reduced acceptance of, Accelus in the market. Additionally, we may enter into various agreements where the Company undertakes to indemnify third parties for certain claims. These indemnification obligations may require Accelus to pay significant sums of money for claims that are covered by these indemnification obligations. Accelus is not currently subject to any product liability claims; however, any future product liability claims against it, regardless of their merit, may result in negative publicity that could ultimately harm its reputation and could have an adverse effect on our business, financial condition or results of operations.

We operate in a highly litigious industry and may become subject to risks related to legal claims and proceedings filed by or against us.

We may become the subject to various claims, disputes, investigations, demands, arbitration, litigation, or other legal proceedings. Legal claims and proceedings may relate to labor and employment, commercial arrangements, intellectual property, disputes with customers or business partners, breach of contract, non-solicitation, non-competition, tortious interference, environmental, health and safety, property damage, theft, consumer protection, class action, mass tort and product liability, personal injury, false advertising, unfair competition or unfair trade practices, public or private nuisance, “whistleblower” litigation, fiduciary duties of our directors and officers, securities, Medicare and Medicaid reimbursement claims, false claims, radioactive contamination, indemnity, insurance and various other matters. Legal matters are inherently uncertain and we cannot predict the duration, scope, cost, outcome or consequences of such matters. Legal matters are expensive and time-consuming to defend, settle, and/or resolve, even if successfully, and may require us to implement certain remedial measures that could prove costly or disruptive to our business and operations and could result in civil or criminal fines, penalties, consent decrees, changes in business practices and exclusion from participation in various government healthcare-related programs. The unfavorable resolution of one or more of these matters could have an adverse impact on our business, financial condition or results of operations.

We may be unable to protect our intellectual property.

We rely on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If Accelus fails to obtain, maintain, and protect its intellectual property, third parties may be able to compete more effectively against it, and Accelus may lose its technological or competitive advantage. Accelus may also incur substantial litigation costs in its attempts to defend, enforce, recover or restrict the use of its intellectual property. We cannot assure investors that any of our currently pending or future patent applications will result in granted patents, and we cannot predict how long it will take for such patents to be granted or whether the scope of such patents, if granted, will adequately protect us from competitors. It is possible that, for any of the patents that have been granted to us or that may be granted in the future, other parties will design alternatives that do not infringe them. Further, we cannot assure that other parties will not challenge any patents granted to us or that courts or regulatory agencies will hold our patents to be valid or enforceable. We cannot guarantee that we will be successful in defending challenges made against our patents. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to our interests. Our ability to establish or maintain a technological or competitive advantage over our competitors may be diminished because of these uncertainties.

The strength of patents involves complex legal questions and can be uncertain. Even if we have rights in one or more issued patents, and one or more patents do successfully issue, third parties may challenge the validity, enforceability, inventorship or scope thereof. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and such third parties may challenge our patents in the courts or patent offices in the United States and abroad. Such a challenge may result in such patents being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical products or technologies, or limit the duration of our patent protection. If the breadth or strength of protection provided by our patents is threatened, it could dissuade companies from collaborating with Accelus to develop, and threaten our ability to commercialize, its technology. Further, if we encounter delays in pre-market clinical trials, the period of time during which the Company could market its products under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, Accelus cannot be certain that it is the first to file any patent application related to its products. This will require us to be cognizant of the time from invention to filing of a patent application. Additionally, even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide the Company with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Given the amount of time required for the development, testing and regulatory review of new technology, patents protecting such technology might expire before or shortly after such technology is commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide a competitive advantage. To the extent our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, Accelus would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage and protection against our competitors, the Company’s competitive position could be adversely affected, as could its business, financial condition or results of operations.

Our measures for protecting the security of our intellectual property and other proprietary rights may not be adequate.

The patenting process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Our pending and future patent applications may not result in issued patents that protect our intellectual property, in whole or in part. In addition, our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technology or from developing competing products or technologies. If Accelus delays in filing a patent application, and a competitor files a patent application on the same or a similar technology before we do, Accelus may face a limited ability to secure patent rights, and it may not be able to patent the technology at all. Even if we can patent the technology, we may be able to patent only a limited scope of the technology, and the limited scope may be inadequate to protect us, or to block competing products and technologies that are similar or adjacent to ours. A competitor may review our published patents and arrive at the same or similar technology advances as we developed. If the competitor files a patent application on such an advance before we do, then we may no longer be able to protect the technology. We may require a license from the competitor, and if the license is not available on commercially viable terms, then we may not be able to launch our products and technologies. In addition to pursuing patents on our intellectual property, we also rely upon trademarks, trade secrets, copyrights and unfair competition laws, and contractual provisions, to protect our intellectual property and other proprietary rights. Despite these measures, any of Accelus’ intellectual property rights could be challenged, invalidated, circumvented or misappropriated. Moreover, the Company takes steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. There are two recently-filed patent applications for which the Company is in the process of obtaining an assignment agreement from an inventor. Our suppliers may also have access to the patented technology we own or use as well as other proprietary information, and these suppliers are subject to confidentiality provisions under their agreements with us. Such agreements or provisions may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Notwithstanding any such agreements, there is no assurance that our current or former manufacturers or suppliers will not use or supply our competitors with our trade secrets, know-how or other proprietary information to which these parties gained access or generated from their relationship with us. This could lead to our competitors gaining access to patented or other proprietary information. Moreover, if a party to an agreement with Accelus has an overlapping or conflicting obligation to a third party, our rights in and to certain intellectual property could be undermined. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps taken to prevent such disclosure are, or will be, adequate. If Accelus were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, the outcome would be unpredictable, and any remedy may be inadequate. Courts outside the United States may be less willing to protect trade secrets. In addition, competitors could purchase our products and technologies and attempt to replicate some or all of the competitive advantages we derive, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property does not adequately protect the Company’s market share against the market share of our competitors, our competitive position could be adversely affected, as could our business, financial position or results of operations.

We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of current or future products and technologies, and we cannot provide any assurances that we would be able to obtain such licenses.

Accelus may need or may choose to obtain licenses from third parties to advance its research or allow commercialization of its current or future products and technologies, and we cannot provide any assurances that third-party patents do not exist that might be enforced against our current or future products and technologies in the absence of such a license. We may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if the Company is able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we could not obtain a license, we may be required to expend significant time and resources to develop or license replacement technology. To the extent we are unable to do so, we may be unable to develop or commercialize the affected products and technologies, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties, damages and other forms of compensation. Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between Accelus and its licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

•

our diligence obligations with respect to the use of the licensed technology in relation to the development and commercialization of our products and technologies, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and partners.

If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on our business, financial condition or results of operations. In addition to agreements pursuant to which Accelus in-licenses intellectual property, we may in the future grant licenses under our intellectual property. Like in-licenses, out-licenses are complex, and disputes may arise. Moreover, our licensees may breach their obligations, or we may be exposed to liability due to failure or alleged failure to satisfy our obligations. Any such occurrence could have an adverse effect on our business, financial condition or results of operations. The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than ours, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive for commercializing our products and technologies. More established companies may have a competitive advantage due to their larger size, cash resources or commercialization capabilities. There can be no assurance that Accelus will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property that we may seek to acquire, and this could adversely affect our business, financial condition or results of operations.

We and our partners may be sued for infringing the intellectual property rights of third parties.

Our success also depends on our ability to develop, manufacture, market and sell our products and technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which we operate. As part of a business strategy to impede our successful commercialization and entry into new markets, competitors may claim that we infringe, willfully or otherwise, their intellectual property rights and may suggest that Accelus enter into license agreements. Such competitors may bring litigation against the Company or its partners to enforce such claims. Such claims may or may not be meritorious, but even if such claims are without merit, Accelus could incur substantial costs and the attention of our management and technical personnel could be diverted in defending against or settling such claims. Any adverse ruling by a court or administrative body, or perception of an adverse ruling, may have an adverse impact on our ability to conduct our business and on our finances. Moreover, third parties making claims against us may be able to obtain injunctive relief, which could result in a substantial award of damages against Accelus. In addition, since we could sometimes agree to indemnify customers, collaborators or licensees, Accelus may have additional liability in connection with any infringement or alleged infringement of third-party intellectual property. Because patent applications can take many years to issue, there may be pending applications, some of which are unknown to us, that may result in issued patents that our intellectual property infringes. Moreover, we may fail to identify issued patents of relevance or incorrectly conclude that an issued patent is invalid or not infringed by us. There is a substantial amount of litigation involving patent and other intellectual property rights in the medical device space in general and in the robotic surgery field in particular. As Accelus faces increasing competition and as its business grows, we will likely face claims of infringement, willful or otherwise. If a third party claims that the Company or any of its licensors, customers or collaboration partners infringe a third party’s intellectual property rights, we may have to do any or all of the following:

•	seek licenses that may not be available on commercially reasonable terms, if at all;

•

cease commercializing any infringing product, or redesign products or processes to avoid infringement where in some cases redesign may not be possible or may require substantial monetary expenditures and time;

•

pay substantial damages, including treble damages and attorneys’ fees, which we may have to pay if a court decides that the product or proprietary technology at issue infringes upon or violates the third party’s rights;

•	pay substantial royalties or fees or grant cross-licenses to our technology; and

•	defend litigation or administrative proceedings that may be costly whether the Company wins or loses, and which could result in a substantial diversion of our financial and management resources.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have an adverse effect on our business, financial condition or results of operations. We may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the U.S. Patent and Trademark Office (“USPTO”) review the patent claims in an ex parte reexamination, inter partes review (“IPR”) or post-grant review (“PGR”) proceedings. These proceedings are expensive and may consume time or other resources. We may choose to challenge a third party’s patent in patent opposition proceedings in the European Patent Office (“EPO”) or other foreign patent offices. The costs of these opposition proceedings could be substantial, and may consume time or other resources. If Accelus fails to obtain a favorable result at the USPTO, EPO or other patent office, then we may be exposed to litigation by a third party alleging that the patent is infringed. During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation, as well as results of hearings, rulings on motions and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our products, programs or intellectual property could be diminished. Such announcements could harm our reputation or the market for our future products, which could adversely affect our business, financial condition or results of operations.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents that we license. In the event of infringement or unauthorized use, Accelus may file one or more infringement lawsuits, which can be expensive and time-consuming. An adverse result in any such litigation proceedings could put one or more of our patents at risk of being invalidated, being found to be unenforceable or being interpreted narrowly thereby potentially providing an accused infringer with an argument for non-infringement, and could put our patent applications at risk of not issuing. An adverse result could also require us to pay the legal fees of the opposing party. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Many of our competitors are larger than us and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise any funds necessary to continue our operations, continue our internal research programs, in-license needed technology, or enter into development partnerships. In addition, patent litigation can be very costly and time-consuming. An adverse outcome in any such litigation or proceedings may expose us or any of our future development partners to loss of proprietary position or to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the technology or process claimed by the patent. In addition, if the breadth or strength of protection provided by our patents or those of our future licensors is threatened, it could dissuade other companies from collaborating with us to license, develop or commercialize current or future products. Such a loss of patent protection would have a material adverse impact on our business. We may be required to protect our patents through procedures created to attack the validity of a patent at the USPTO. The USPTO hears post-grant proceedings, including PGR, IPR and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could adversely affect our business, financial condition or results of operations.

Our issued patents could be found invalid or unenforceable if challenged in court.

Any of our intellectual property rights could be challenged or invalidated despite measures we take to obtain patent and other intellectual property protections. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement, or failure to claim patentable subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with the prosecution of the patent engaged in inequitable conduct, such as withholding relevant information from the USPTO or making a misleading statement during prosecution either in the U.S. or abroad. Third parties may also raise similar claims before the USPTO or foreign patent offices, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the challenged patent and possibly other patents in that patent family. Such a loss of patent protection may adversely affect our business, financial position or results of operations.

We may be subject to claims that Accelus’ employees, consultants or independent contractors have wrongfully used or disclosed to us alleged trade secrets of their other clients or former employers.

As is common in the medical device industry, we engage the services of consultants and independent contractors to assist in the development of our products and technologies. Many of these consultants and independent contractors were previously employed at, or may have previously provided or may be currently providing consulting or other services to, universities or other technology or medical device companies, including our competitors or potential competitors. We may become subject to claims that Accelus, a consultant or an independent contractor, inadvertently or otherwise, used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. We may similarly be subject to claims stemming from similar actions of an employee, such as one who was previously employed by another company, including a competitor or potential competitor. Litigation may be necessary to defend against these claims. Even if Accelus is successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team. If we were not successful, we could lose access or exclusive access to valuable intellectual property. This type of litigation or proceeding could substantially increase our operating losses and reduce resources available for other uses. Accelus may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of trade secrets litigation or other intellectual property related proceedings could adversely affect the Company’s ability to compete in the marketplace, and ultimately our business, financial condition or results of operations.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be the exclusive property of Accelus. However, those agreements may not be honored and may not effectively assign intellectual property rights to the Company. We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents, trade secrets, or other intellectual property as an inventor or co-inventor. Also, former employees may become employed by competitors who develop similar technology, and could assist the competitor in designing around our patents. While it is our policy to require employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, Accelus may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that the Company regards as its own. The assignment agreements entered into by us may not be self-executing or may be breached, and litigation may be necessary to defend against these and other claims challenging inventorship or ownership of our patents, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or rights to use, intellectual property. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could adversely affect our business, financial condition or results of operations.

We may not be able to protect our intellectual property rights worldwide.

Filing, prosecuting and defending patents on current and future products and technologies in all countries throughout the world would be prohibitively expensive, and many markets outside the United States will likely be smaller than the United States for commercializing our products and technologies. Accelus may therefore choose to pursue a more limited set of patent filings outside the United States, such that our intellectual property rights in some countries outside the United States may be less extensive than those in the United States, or may not be pursued at all in such countries. Even if Accelus pursues and obtains issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from competing in such jurisdictions. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and will not have the benefit of patent protection in such countries. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries do not protect intellectual property rights to the same extent as federal and state laws in the United States and, particularly in certain developing countries, do not favor the enforcement of patents and other intellectual property protection. This could make it difficult for us to stop the infringement of our patents or marketing of competing products and technologies in violation of proprietary rights generally. Consequently, regardless of whether the Company is able to prevent third parties from practicing its inventions in the United States, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products and technologies made using our inventions in and into the United States or other jurisdictions. Competitors may use our intellectual property in jurisdictions where Accelus has not pursued and obtained patent protection, and further, may export otherwise infringing products and technologies to territories where Accelus has patent protection, but enforcement is not as strong as it is in the United States. These products and technologies may compete with ours, and the Company’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. In addition, proceedings to enforce patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of the business. These proceedings could put our patents at risk of being invalidated or interpreted narrowly and our future patent applications at risk of not issuing. Additionally, these proceedings could provoke third parties to assert claims against Accelus. We may not prevail in any lawsuits we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license and could adversely impact our business, financial condition or results of operations.

Patent terms may be inadequate to protect our competitive position on technology for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a utility patent is generally 20 years from its earliest U.S. non-provisional filing date and 14 years for a design patent. Term extensions may be available as a result of USPTO delays or after FDA clearance delays, if any, but, ultimately, the life of a patent, and the protection it affords, is limited. Even if patents are obtained, once a patent has expired the subject matter is in the public domain and will be open to free use by competition. Given the amount of time required for development, testing and regulatory review, our patents might expire before or shortly after the products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing similar or identical products for a meaningful amount of time, or at all, and this could adversely affect our business, financial condition or results of operations.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated as a result of noncompliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment (such as annuities) and other provisions during the patent process and beyond. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees (e.g., the periodic maintenance fees due to the USPTO and foreign patent agencies over the lifetime of an issued patent) and failure to properly legalize and submit formal documents. In some cases, our licensors may be responsible for these payments or filings, thereby decreasing our control over compliance with these requirements. If we fail to comply with such procedural, documentary, payment and other provisions for any item of intellectual property, such intellectual property may become abandoned or may lapse, and this could adversely affect our business, financial condition or results of operations.

We may not be able to build name recognition as a result of our trademarks and trade names not being adequately protected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic, or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks. Over the long term, if Accelus is unable to establish name recognition based on its trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse by our licensees may jeopardize our rights in, or diminish the goodwill associated with, our trademarks and trade names. Accelus’ efforts to enforce or protect proprietary rights related to trademarks, trade names, domain names or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition or results of operations.

Numerous factors may limit any potential competitive advantage provided by Accelus’ intellectual property rights.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, Accelus may not be able to fully exercise or extract value from its intellectual property rights. The following examples are illustrative:

•

others may be able to design around Accelus’ granted patents by developing or practicing technology that is similar to ours, or aspects of it, that are not covered by the claims of any patents that have issued or may issue from our owned or in-licensed patent applications;

•

Accelus might not have been the first to make the inventions covered by a pending patent application that we own or license and therefore may not be able to obtain or maintain patent protection for the invention and likewise may be blocked from practicing the invention by the first inventor;

•

though Accelus may have been the first to invent an invention, Accelus might not have been the first to file patent applications covering the invention and therefore may not be able to obtain or maintain patent protection for the invention and likewise may be blocked from practicing the invention;

•	others may independently develop similar or alternative technologies without infringing our intellectual property rights;

•	pending patent applications that we own or license may not lead to issued patents with the possibility that others will be free to practice the inventions in those patent applications;

•

patents, if issued, that Accelus owns or licenses may not provide us with meaningful competitive advantages, or may be interpreted narrowly or held invalid or unenforceable, as a result of legal challenges by our competitors;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	we may not be able to obtain or maintain necessary or useful licenses on reasonable terms or at all on intellectual property that we desire or need to license;

•	third parties may be able to also license the intellectual property that Accelus has licensed nonexclusively;

•	third parties may assert an ownership interest in our intellectual property and such disputes may preclude Accelus from exercising exclusive rights over that intellectual property;

•	Accelus may not be able to maintain the confidentiality of its trade secrets or other proprietary information;

•	Accelus may not develop or in-license additional proprietary technologies that are patentable; and

•	one or more third parties may pursue patent applications with claims directed to improvements to our product offerings.

Should any of these events occur, they could adversely impact our business, financial condition or results of operations.

Risks Related to Being a Public Company

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers.

In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. Additional compensation costs and any future equity awards will increase our compensation expense, which would increase our general and administrative expense and could adversely affect our profitability. Although the JOBS Act may for a limited period of time somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our business, results of operations and financial condition.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years from the date of CHP’s initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the last day of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our independent registered public accountants have identified material weaknesses in our internal control over financial reporting related to lack of formalized internal control framework, segregations of duties, and information technology general controls. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

We have begun to take steps to remediate the material weaknesses, and to further strengthen our accounting staff and internal controls, by temporarily engaging external accounting and risk and control experts with the appropriate knowledge to supplement our internal resources.

While we believe that these efforts will improve our internal control over financial reporting, the implementation of these procedures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our shares to decline.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon closing of the Business Combination, we will become subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably ensure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures as well as internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are and will be met. These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

CHP

CHP is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. For more information regarding CHP, see the section titled “Other Information Related to CHP.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of CHP formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on November 12, 2021. Merger Sub owns no material assets and does not operate any business.

Accelus

Accelus is a commercial stage medical technology company dedicated to advancing surgical treatment options for patients suffering from spine disorders. Accelus has developed an innovative portfolio of implants, instruments and technologies that address the clinical challenges associated with spine surgery, with a focus on minimally invasive surgery (“MIS”) techniques and solutions. Accelus’ broad portfolio of novel solutions for spinal fusion procedures includes expandable interbody devices, posterior fixation systems, biologics and an enabling robotic targeting and navigation system. Accelus’ novel portfolio of implants and instruments paired with a revolutionary robotic targeting and navigation platform is designed to address the limitations associated with MIS procedures and to provide broader access to improved care for patients.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to CHP stockholders as part of a solicitation of proxies by the CHP Board for use at the Special Meeting to be convened on                 , 2022 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to CHP stockholders on or about                 , 2022. In addition, this proxy statement/prospectus constitutes a prospectus for New Accelus in connection with the issuance by New Accelus of New Accelus common stock to be delivered to Accelus’ stockholders in connection with the Business Combination.

Date, Time and Place of the Special Meeting

The Special Meeting will be held at                 , New York City time, on                 , 2022. Stockholders may attend, vote and examine the list of CHP stockholders entitled to vote at the Special Meeting by visiting                  and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the ongoing COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. CHP stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the Special Meeting or during the meeting time, please call the technical support number that will be posted on the Special Meeting login page.

Proposals

At the Special Meeting, CHP stockholders will vote upon:

•	the Business Combination Proposal;

•	the Charter Amendment Proposal;

•	the Nasdaq Proposal;

•	the Director Election Proposal;

•	the Equity Incentive Plan Proposal;

•	the Employee Stock Purchase Plan Proposal; and

•	the Adjournment Proposal.

CHP’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE CHP STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

CHP has fixed the close of business on                 , 2022 as the “record date” for determining which CHP stockholders are entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on                 , 2022, the record date for the Special Meeting, there were 26,111,003 shares of CHP common stock outstanding and entitled to vote. Each share of CHP common stock is entitled to one vote per share at the Special Meeting, of which 18,611,003 are shares of CHP Class A common stock.

Quorum

A quorum of CHP stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of shares of outstanding CHP common stock representing a majority of the voting power of all outstanding shares of capital stock of CHP entitled to vote at the Special Meeting are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and CHP Board Recommendation

The Business Combination Proposal

CHP stockholders are being asked to consider and vote on a proposal to approve the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The Business Combination cannot be completed unless the Business Combination Proposal is approved. Stockholders of CHP Class A common stock will vote as a single class on all matters submitted to a vote of our stockholders, except with respect to the Charter Amendment Proposal and as required by law. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Amendment Proposal

Approval of the Charter Amendment Proposal requires the affirmative vote of (i) at least a majority of the outstanding shares of CHP Class B common stock, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of CHP common stock entitled to vote thereon, voting together as a single class.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

The Nasdaq Proposal

Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NASDAQ PROPOSAL.

The Director Election Proposal

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

The Equity Incentive Plan Proposal

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

The Employee Stock Purchase Plan Proposal

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, CHP stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to CHP stockholders any supplement or amendment to this proxy statement/prospectus, (iv) to solicit additional proxies if CHP reasonably determines that it is advisable or necessary to do so in order to obtain CHP stockholder approval of the Business Combination Agreement and approval of the Business Combination, or (v) if the holders of shares of CHP Class A common stock have elected to redeem a number of shares of Class A common stock as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination not to be satisfied to allow such redemptions to be reversed prior to the subsequent Special Meeting.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon regardless of whether a quorum is present. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

CHP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

CHP stockholders may vote electronically at the Special Meeting by visiting                  or by proxy. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Special Meeting webcast will begin promptly at                 , New York City time. CHP stockholders are encouraged to access the Special Meeting prior to the start time. Online check-in will begin at                 , New York City time, and CHP stockholders should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. CHP recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares of CHP common stock are owned directly in your name with the Transfer Agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a CHP stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. In addition, you may also submit your proxy before the Special Meeting by visiting                 , 24 hours a day, seven days a week, until 11:59 p.m. New York City time on                 , 2022 (have your proxy card in hand when you visit the website) or by calling toll-free (within the U.S. or Canada)                  until 11:59 p.m. New York City time on                 , 2022 (have your proxy card in hand when you call).The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

by submitting a properly executed proxy card or voting instruction form by mail, by Internet or by phone; or

electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your shares of CHP common stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your CHP common stock, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary. If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of CHP common stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the 16-digit control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.

Revoking Your Proxy

If you are a CHP stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	timely delivering a written revocation letter to the Corporate Secretary of CHP;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•

attending the Special Meeting and voting electronically by visiting the website established for that purpose at                  and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) CHP stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Stock Ownership and Voting by CHP’s Officers and Directors

As of                 , the record date for the Special Meeting, the CHP directors and officers and their affiliates had the right to vote approximately 7,500,000 shares of CHP common stock, representing approximately 28.7% of the shares of CHP common stock then outstanding and entitled to vote at the meeting. CHP’s initial stockholders consisting of our Sponsor, Joseph Swedish, James Olsen, James A. Deal, Ken Goulet and Jack Krouskup) at the time of our initial public offering entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal, in accordance with the recommendation of the CHP Board.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

CHP’s initial stockholders will not have redemption rights with respect to any shares of CHP common stock owned by them, directly or indirectly; provided, however, CHP’s initial stockholders shall be entitled to redemption and liquidation rights with respect to any public shares they hold.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(a)

hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(b)

prior to                 , New York City time, on                 , 2022, (a) submit a written request, including the legal name, telephone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that CHP redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through the DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with CHP’s consent (in its sole discretion and in whole or in part), until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that CHP instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CHP will promptly return any public shares previously delivered by public holders.

For illustrative purposes, the cash held in the Trust Account on November 22, 2021 was $187,144,051.82, or approximately $10.06 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of shares of CHP Class A common stock as they may receive higher proceeds from the sale of their CHP Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CHP cannot assure its stockholders that they will be able to sell their CHP Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your shares of CHP common stock (either physically or electronically) to the Transfer Agent, in each case prior to                 , New York City time, on                 , 2022, the deadline for submitting redemption requests, and the Business Combination is consummated.

Immediately following the Closing, New Accelus will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither CHP stockholders nor CHP warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding CHP or its securities, the initial stockholders, Accelus and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by CHP’s initial stockholders for nominal value.

Costs of Solicitation

CHP will bear the cost of soliciting proxies from CHP stockholders.

CHP will solicit proxies by mail. In addition, the directors, officers and employees of CHP may solicit proxies from CHP stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. CHP will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries representing beneficial owners of shares of CHP common stock for their expenses in forwarding proxy solicitation materials to the beneficial owners of shares of CHP common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

CHP has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. CHP has agreed to pay Morrow a fee plus additional amounts for disbursements. CHP will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses.

Other Business

CHP is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the CHP Board may recommend.

Attendance

Only CHP stockholders on the record date or persons holding a written proxy for any stockholder or account of CHP as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Special Meeting webcast will begin promptly at                 , New York City time. CHP stockholders are encouraged to access the Special Meeting prior to the start time. Online check-in will begin at                 , New York City time, and CHP stockholders should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for CHP, by calling toll-free at (800) 662-5200. Banks and brokers can call at (203) 658-9400, or by emailing CHPM.info.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL

The CHP stockholders are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. All CHP stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

CHP may consummate the Business Combination only if all of the Required Transaction Proposals are approved by the CHP stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

Structure of the Business Combination

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Accelus, with Accelus surviving the Merger. Upon consummation of the foregoing transactions, Accelus will be the wholly-owned subsidiary of CHP, which will be known as Accelus Network, Inc. and referred to herein as New Accelus.

Consideration to the Accelus Stockholders

As a consequence of the Merger, on the closing date, immediately prior to the Effective Time, each share of Accelus preferred stock issued and outstanding at the Effective Time will convert into one share of Accelus common stock. As a consequence of the Merger, at the Effective Time, (i) each share of Accelus common stock issued and outstanding as of immediately prior to the Effective Time will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (the “Exchange Ratio”); (ii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iii) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of CHP and Accelus. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CHP is a blank check company incorporated in Delaware on July 31, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to utilize our management team’s global network of contacts and operational and investment experience to identify and execute an initial business combination.

On August 7, 2019, prior to the consummation of our initial public offering, our Sponsor purchased 7,187,500 founder shares of our Class B common stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. In October 2019, our Sponsor transferred 25,000 founder shares to each of James A. Deal, Ken Goulet and Jack Krouskup, our director nominees, for a total amount of 75,000 founder shares transferred. On November 21, 2019, we effected a stock dividend of 718,750 shares with respect to the founder shares. As a result of the underwriters’ partial exercise of the over-allotment option, 406,250 founder shares were forfeited and a total of 7,500,000 founder shares were outstanding as of September 30, 2021.

On November 26, 2019, we consummated our initial public offering of 30,000,000 units, with each unit consisting of one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $300,000,000. Simultaneously with the closing of the initial public offering, we consummated a private placement with CHP Acquisition Holdings LLC of 8,000,000 private placement warrants, at an exercise price of $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of approximately $8,000,000. Credit Suisse Securities (USA) LLC (“Credit Suisse”), Morgan Stanley & Co. LLC, and J.P. Morgan Securities LLC (“JPM”) served as lead underwriters for the offering.

Prior to the consummation of our initial public offering, neither CHP nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with CHP.

After our initial public offering, our directors and officers, at the direction of the board of directors, commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of CHP were contacted by, and representatives of CHP contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During this search process, CHP reviewed over 150 business combination opportunities and entered into nondisclosure agreements with over 30 companies to pursue a more detailed diligence review and evaluation. Other than Accelus, CHP entered into substantive discussions and formal LOIs with two private healthcare companies and performed extensive diligence on their business and an additional private healthcare company, but ultimately determined not to pursue the opportunities and instead focused its diligence efforts on Accelus.

As part of the comprehensive diligence efforts conducted in connection with the initial business combination, throughout the months of October and November, 2021, CHP, Credit Suisse, JPM, Ropes & Gray, Accelus and PSC and their respective accountants and accounting advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of business, financial, legal, IP, regulatory, labor and employment and environmental matters.

In October 2021, CHP management was contacted by representatives of Piper Sandler & Co. (“PSC”) to discuss Accelus. PSC was engaged by Accelus to evaluate various options to becoming a public company.

On October 20, 2021, representatives of CHP had an introductory call with representatives of PSC to learn more about Accelus and the potential business combination opportunity. Additional calls were conducted over the next few days. PSC sent a draft Nondisclosure Agreement to CHP which was executed on October 21, 2021 and thereafter CHP representatives were given access to Accelus’ virtual data room.

Beginning around October 20, 2021, CHP representatives commenced a diligence and evaluation process for Accelus which included calls and written questions lists for management and their financial advisors, discussions with Accelus investors, review of the materials made available in the virtual data room and calls with consultants and industry experts including physicians and executives of healthcare systems.

On October 21, 2021, CHP representatives had a virtual meeting with Accelus management, including Chris Walsh, CEO, Alex Lukianov, Chairman, and Kevin Williamson, CFO, during which Accelus management walked through its investor presentation with CHP and CHP representatives asked questions of Accelus management.

On October 23, 2021, CHP delivered to Accelus and its advisors a proposed letter of intent that included support for CHP’s valuation proposal and a discussion about the benefits of a partnership between Accelus and CHP.

During the week of October 25, 2021, CHP, Credit Suisse and Ropes & Gray LLP (“Ropes & Gray”) discussed revisions of the proposed letter of intent with Accelus.

On October 28, 2021, CHP delivered a revised letter of intent to Accelus and its advisors that proposed a $482 million pro-forma enterprise value for Accelus.

On October 28, 2021, CHP convened a special meeting of the CHP Board to discuss a potential business combination with Accelus, the changes that were negotiated over the course of the prior week and whether to proceed with submitting the proposed final letter of intent. During the meeting, the CHP Board discussed the Accelus opportunity, the process and the transaction terms to be included in a proposed non-binding letter of intent. Ropes & Gray and PSC participated on the call.

On October 29, 2021, Accelus accepted the terms of CHP’s revised letter of intent and the parties executed the letter agreement and entered into a 45-day exclusive negotiation period. During the negotiations with Accelus, CHP had been receiving and reviewing inbound proposals from representatives of other potential targets. Given the exclusivity provisions contained in the letter of intent, CHP ceased contact with other business combination targets and their representatives.

Following execution of the letter of intent, the parties and their respective legal counsel began to draft and prepare the definitive agreements governing the transaction. The parties, along with representatives from their advisors Credit Suisse, JPM, Withum Smith+Brown, PC (“Withum”), and TRC Environmental Corporation also performed corporate, financial, legal, intellectual property, business, product, environmental, key opinion leader, regulatory and quality, market and competitive due diligence. Key opinion leader diligence included calls with prominent neurosurgeons and spine surgeons as well as Ambulatory Surgery Center market executives familiar with the competitive landscape, Accelus’ technology suite and detailed trends of robotics usage in the surgery setting. In addition, the parties began preparing an investor presentation for meetings with certain targeted investors which would also be used for a public webcast upon announcement of the transaction. Any investor who was approached prior to public announcement of the transaction agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the prospective transaction.

On November 1, 2021, CHP representatives had a virtual meeting with Accelus management, during which the transaction process and timeline was discussed.

On November 2, 2021, CHP representatives had a virtual meeting with Accelus management, including Chris Walsh, CEO, during which the transaction process and timeline was discussed and Accelus management discussed its investor presentation with CHP and CHP representatives asked questions of Accelus management.

On November 4, 2021, CHP representatives had a virtual meeting with Accelus management regarding business and financial diligence review.

On November 5, 2021, CHP representatives had a virtual meeting with Accelus management regarding business legal diligence review and IP diligence review. The CHP Board also held a special board meeting via video conference to discuss CHP’s diligence review.

On November 8, 2021, CHP representatives and representatives of Ropes & Gray had a virtual meeting with Accelus management regarding regulatory, labor and employment, and environmental diligence review.

On November 11, 2021, CHP representatives and representatives of Ropes & Gray had a virtual meeting with Accelus management regarding additional IP diligence review. The CHP Board held a special board meeting via video conference to discuss the Business Combination and the terms of the definitive agreements and CHP’s diligence review. CHP management and representatives from Ropes & Gray and Credit Suisse and JPM briefed the CHP Board on the terms of the Business Combination Agreement.

On November 11, 2021, CHP conducted a comprehensive site visit in the Palm Beach Gardens, FL headquarters which houses a surgeon training lab, marketing and developing teams, a machine shop, warehouse and distribution efforts and a biomechanical testing lab.

On November 12, 2021, CHP representatives had a virtual meeting to discuss the Business Combination and the terms of the definitive agreements and CHP’s diligence review. CHP management and representatives from Ropes & Gray and Credit Suisse and JPM briefed the CHP Board on the terms of the Business Combination Agreement.

On November 13, 2021, the CHP Board held a special meeting via video conference to provide an update on the negotiation of the Business Combination Agreement, as well as to provide updates on CHP’s diligence review, Ropes & Gray’s diligence review and Withum’s diligence review. CHP management and representatives from Ropes & Gray briefed the CHP Board on the terms of the Business Combination and answered questions from the Board about Accelus and the transaction.

On November 14, 2021, the CHP Board held a special meeting via video conference to provide an update on the negotiation of the Business Combination Agreement. Mr. Olsen and representatives from Ropes & Gray briefed the CHP Board on the terms of the Business Combination and answered questions from the Board about the transaction.

On November 14, 2021, the CHP Board voted unanimously to approve the definitive Business Combination Agreement and the transactions contemplated by the Business Combination. In approving the transactions, the CHP Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the net assets held in the Trust Account.

On November 14, 2021, the Accelus Board voted unanimously to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.

On November 14, 2021, the parties entered into the definitive Business Combination Agreement. On November 15, 2021, CHP and Accelus issued a press release announcing the Business Combination. Subsequently, two amendments to the Business Combination Agreement were agreed upon regarding, among other items, certain definitions as well as an extension premium. Further details can be found in the respective Form 8-K filings.

CHP’s Board of Directors’ Reasons for the Approval of the Business Combination

On November 13, 2021, the CHP Board unanimously approved the signing of the Business Combination Agreement and the transactions contemplated thereby. Before reaching its decision, our board of directors reviewed the results of the entire CHP team’s and management’s due diligence, which included:

•	research on Accelus’ market, as well competitors to Accelus and dynamics with other essential industry players;

•

extensive meetings (virtually and in person) and calls with Accelus’ management team and representatives regarding operations, financial prospects, customers, sales and marketing strategy, its product pipeline, the regulatory landscape, hiring and retention, cybersecurity and supply chain management, among other customary due diligence matters;

•	review of Accelus’ material business contracts and certain other legal and commercial diligence;

•	review of Accelus’ regulatory compliance;

•	review of Accelus’ intellectual property protections, including patents, trademarks and trade secrets;

•	review of customer feedback from current users of Accelus’ products and its competitors’ products;

•	review of several key opinion leader calls discussing the technology and market opportunity;

•	financial and accounting diligence; and

•	diligence on Accelus’ financial model in conjunction with management of Accelus and each party’s respective financial advisors.

The CHP Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CHP Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the CHP Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for our initial public offering, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines.

•	Established companies with proven track records, but opportunities for operational improvements

•	Innovative products or services that meet market needs (lower costs and / or improve quality)

•	Solid leadership with significant knowledge of target markets

•	Strong competitive position

•	Ability to enhance growth and scale through strategic partnerships and could benefit from the relationships and experience of our management team and Concord

•	Reliable demand that will drive recurring revenue

•	Opportunities for bolt-on acquisitions

•	Appropriate valuation

•	Benefit from being a public company

These illustrative criteria were not intended to be exhaustive. We stated in the initial public offering prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

In considering the Business Combination, the CHP Board concluded that it met the above criteria. In particular, the CHP Board considered the following positive factors, although not weighted or in any order of significance:

•	historical information regarding Accelus’ business, financial performance, and results of operations;

•

current information and forecast projections from Accelus and CHP’s management regarding (i) Accelus’ business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within Accelus’ industry;

•	information provided to the CHP Board by third-party consultants reviewing Accelus’ intellectual property protections;

•	information provided to the CHP Board by third-party consultants reviewing the drivers and barriers to adoption of Accelus’ technology;

•	the opportunity to participate in a combined company that is commercializing a novel minimally invasive spine surgery technology with significant growth potential

•	the total addressable market of Accelus’ products that exist today, and total addressable market for potential products that are currently in research and development;

•	the clinical benefits that Accelus’ product offers relative to products currently on the market;

•	the potential benefit from adoption by key healthcare providers, particularly ambulatory surgery centers;

•

the potential value that CHP can bring to Accelus’ business based upon CHP’s existing relationships in the healthcare industry, including with healthcare providers and payors and healthcare executives;

•	the valuation comparables;

•	the benefit of leadership that understands the challenging and rapidly changing nature of the U.S. healthcare system;

•

the belief of the CHP Board that an acquisition by CHP has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities;

•

the recommendation by CHP’s management that the CHP Board approve the Business Combination, as the CHP Board would not have approved any transaction in connection with this strategic process without such a recommendation from CHP’s management;

•	Accelus’ ability to demonstrate the value of its technology to existing and potential users and its ability to integrate into and add value to large healthcare enterprise systems; and

•	all other factors the CHP Board deemed relevant.

The CHP Board also considered the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

•	the risks posed by potential competitors;

•	the regulatory environment in which Accelus operates;

•

the risk of market acceptance of Accelus’ products and services, its ability to develop and commercialize existing and new products and services and generate revenues, and its ability to identify new applications for its technology;

•

the risk posed based on the fact that the market for Accelus’ products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Accelus’ products and services;

•	the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights;

•

the risks involved with the Business Combination and the likelihood that CHP and Accelus will be able to complete the Business Combination, the possibility that the Business Combination might not be consummated, and CHP’s prospects going forward without the combination with Accelus;

•

the substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on CHP’s cash reserves and operating results should the Business Combination not be completed;

•	the possible negative effect of the Business Combination and public announcement of the Business Combination on CHP’s financial performance, operating results and stock price; and

•	all other factors the CHP Board deemed relevant.

Under the Business Combination Agreement, CHP has agreed to combine with Accelus based on a $411 million pre-money equity valuation to be paid in common shares of CHP. The total consideration represents a market value of equity in excess of 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions), a requirement for an initial business combination under our Current Charter.

Although the CHP Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the CHP Board relied on the following sources (i) due diligence on Accelus’ business operations; (ii) extensive research reports and data related to the medical device industry, and more specifically the spinal surgery market, in the United States and internationally; and (iii) CHP management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The CHP Board concluded that the $411 million pre-money equity valuation is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.

During the course of valuing Accelus, CHP’s management also identified several comparable public companies in the high-growth med tech, software as a service spaces, as well as other companies that CHP’s management identified as having disruptive technologies. CHP’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.

The following is the financial information of select representative companies and Accelus that was considered by the CHP Board:

	Accelus	High Growth Med-Tech(1)	Premium Spine & Orthopedics(2)	Enabling Robotic Technology(3)
EV/2022E Revenue	10.0x	15.9x	9.0x	25.5x
EV/2023E Revenue	6.0x	12.1x	7.4x	16.0x
Revenue CAGR 2021-2023E	72%	40%	21%	48%

(1)

Comparable companies considered in High Growth Med Tech field included Axonics, Inc., Inari Medical Inc., Inspire Medical Systems, Inc., NeuroPace, Inc., Pulmonx Corporation, Shockwave Medical, Inc., Sight Sciences, Inc., Silk Road Medical, Inc., STAAR Surgical Company, and TransMedics, Inc.

(2)	Comparable companies considered in Premium Spine & Orthopedics field included Globus Medical, Inc., OrthoPediatrics Corporation, Paragon 28, Inc., SI-BONE, Inc., and Treace Medical Concepts, Inc.
(3)	Comparable companies considered in Enabling Robotic Technology field included Intuitive Surgical, Inc. and PROCEPT BioRobotics Corporation.

Certain Projected Financial Information of Accelus

Accelus does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Accelus prepared the prospective financial information set forth below to present to CHP’s Board in connection with its consideration of the potential business combination. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Accelus’ management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Accelus. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/ prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither the independent registered public accounting firms of CHP, Accelus, nor any other independent accountants, have audited, reviewed, examined, compiled, or performed agreed upon procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

	2021E	2022E	2023E
Revenue ($ in millions)	$27	$48	$81
% Year over year revenue growth	64.2%	73.9%	69.5%

In connection with its consideration of the potential business combination, CHP’s Board was provided with the projections set forth above prepared by management of Accelus (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide CHP’s stockholders access to information made available in connection with CHP’s Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was                , 2022.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of CHP nor Accelus or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of CHP and Accelus assume no responsibility for, and disclaim any association with, the Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements”.

The Projections were prepared in good faith by Accelus’ management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Accelus at the time the Projections were prepared and speak only as of that time. While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Accelus, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist CHP in its evaluation of Accelus and the business combination. Accelus has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including CHP. Neither Accelus’ management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Accelus relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Accelus may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict. The Projections are not included in this proxy statement/prospectus in order to induce any Accelus or CHP stockholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of Accelus included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of Accelus”, and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither CHP nor Accelus or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. On                , 2022, the Federal Trade Commission granted the parties’ request for early termination of the waiting period.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section titled “The Business Combination Proposal — CHP’s Board of Directors Reasons for the Approval of the Business Combination,” the CHP Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to CHP’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of execution of the Business Combination Agreement. In reaching this determination, the CHP Board concluded that it was appropriate to base such valuation in part on qualitative factors such as competitive positioning, product pipeline and addressable market opportunity, as well as quantitative factors such as Accelus’ historical growth rate and its potential for future growth in sales volume and revenue. The CHP Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Accelus met this requirement.

Interests of CHP’s Directors and Officers in the Business Combination

In considering the recommendation of the CHP Board in favor of approval of the Business Combination Proposal, it should be noted that CHP’s initial stockholders, including its directors and officers, have interests in the Business Combination that are different from, or in addition to, those of CHP stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If we are unable to complete our initial business combination by May 26, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CHP Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•

There will be no liquidating distributions from the Trust Account with respect to our founder shares held by our initial stockholders, officers and directors if we fail to complete our initial business combination by May 26, 2022. CHP Acquisition Holdings LLC purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.004 per share and in October 2019, transferred 25,000 founder shares to each of James A. Deal, Ken Goulet, and Jack Krouskup (for a total of 75,000). Upon the Closing, such founder shares will remain outstanding.

•

In connection with the closing of our initial public offering, we consummated the sale of 8,000,000 private placement warrants at a price of $1.00 per warrant in a private placement to CHP Acquisition Holdings LLC. The warrants are each exercisable commencing 30 days following the Closing, for one share of CHP Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Accelus common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of CHP Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of CHP Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of CHP Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CHP Class A common stock. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of CHP Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CHP Class A common stock in respect of such event. Therefore, the public warrants would be exercisable for 15,000,000 shares of common stock and the private placement warrants would be exercisable for 8,000,000 shares of common stock at an exercise price of $11.50. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New Accelus common stock is issued as a result of such exercise, with payment to New Accelus of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 23,000,000 shares, with approximately $264.5 million paid to exercise the warrants. If we do not consummate a business combination transaction by May 26, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by CHP Acquisition Holdings LLC will be worthless. The warrants held by CHP Acquisition Holdings LLC had an aggregate market value of approximately $                 based upon the closing price of $                 per warrant on the Nasdaq on                 , 2022.

•

Our initial stockholders, officers and directors will lose their entire investment in us if we do not complete an initial business combination by May 26, 2022, including their initial investment in the founder shares and their at-risk capital, for which CHP Acquisition Holdings LLC received 8,000,000 private placement warrants at a price of $1.00 per warrant.

•

Certain of our officers and directors may continue to serve as directors of New Accelus after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Accelus Board determines to pay to its directors.

•

Pursuant to the Investment Agreement, certain directors and officers of CHP and the AHA purchased the Convertible Notes and Accelus Series D preferred stock. In the event the Business Combination is not consummated, the Convertible Notes will automatically convert into Accelus Series D preferred stock.

•

In order to protect the amounts held in the Trust Account, CHP Acquisition Holdings LLC has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in our initial public offering against certain liabilities, including liabilities under the Securities Act.

•	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, CHP Acquisition Holdings LLC, our officers and directors and any of their respective affiliates may be entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHP from time to time, made by CHP Acquisition Holdings LLC or an affiliate of CHP Acquisition Holdings LLC or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Transactions. Where actual amounts are not known or knowable, the figures below represent Accelus’ good faith estimate of such amounts assuming a Closing as of                , 2022.

(in millions)	Assuming Minimum Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Sources
Accelus Rollover Equity	413,485,659	413,485,659
Convertible Note and Other Series D Investments(1)	6,220,774	6,220,774
Proceeds from Trust Account	187,087,034	69,301,899

Total Sources	606,793,467	489,008,332

Uses
Accelus Rollover Equity	413,485,659	413,485,659
Cash to Balance Sheet	155,344,748	37,559,613
Extension Premium Payments	3,110,387	3,110,387
Estimated Transaction Costs	34,852,673	34,852,673

Total Uses	606,793,467	489,008,332

(1)

Includes $3,110,387 of funding for the Monthly Contributions in connection with the Extension within Convertible Notes and Affiliated Series D Investments. Therefore, the balance is not included in the Proceeds from Trust Account.

Directors and Executive Officers of New Accelus After the Business Combination

Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of the Nasdaq, effective as of the Closing, CHP will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New Accelus Board to consist of seven (7) directors comprised of the persons identified by CHP and Accelus pursuant to the Business Combination Agreement, one of which CHP shall designate as Joseph Swedish. On the Closing Date, CHP shall enter into customary indemnification agreements reasonably satisfactory to Accelus with the individuals to be elected as members of the New Accelus Board, which indemnification agreements shall continue to be effective immediately following the Closing.

Except as otherwise directed in writing by Accelus, and conditioned upon the occurrence of the Closing, CHP will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons identified by Accelus to be the officers of New Accelus (and holding the same titles as held at Accelus) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Accelus will take all necessary action prior to the Effective Time such that, at the Effective Time (a) the governing documents of CHP will be the governing documents of the Surviving Company, except that the name of the Surviving Company will be “Accelus, Inc.”.

Stock Exchange Listing

CHP’s units, Class A common stock and public warrants are publicly traded on the Nasdaq under the symbols “CHPMU,” “CHPM” and “CHPMW,” respectively. CHP intends to apply to list the New Accelus common stock on the Nasdaq under the symbols “ACCL” and “ACCLW,” respectively, upon the Closing of the Business Combination. New Accelus will not have units traded following the Closing of the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CHP will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Accelus issuing stock for the net assets of CHP, accompanied by a recapitalization. The net assets of CHP will be stated at historical cost, with no goodwill or other intangible assets recorded.

Accelus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Accelus’ existing stockholders will have the greatest voting interest in the combined entity under the minimum and maximum redemption scenarios, with over 90% of the voting interest in each scenario;

•	Accelus’ senior management will be the senior management of New Accelus; and

•	Accelus is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Accelus is the accounting acquirer in the Business Combination.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the CHP stockholders for a vote.

The Sponsor, along with CHP’s directors and officers as of the time of its initial public offering, have agreed to vote the founder shares and any public shares owned by them in favor of the Business Combination Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the CHP Board of Directors

THE CHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT

Overview

We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Merger). CHP stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. We urge you to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes of shares of CHP common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates as provided for in the Business Combination Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CHP, CHP Acquisition LLC, Accelus or any other matter.

To the extent that specific material facts exist that contradict the representations, warranties, and covenants in the Business Combination Agreement, we will provide corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement may or may not be fully reflected in our public disclosures, our public disclosures will include any material information necessary to provide our stockholders with a materially complete understanding of the Business Combination Agreement disclosures.

On November 14, 2021, CHP, Merger Sub and Accelus entered into the Business Combination Agreement, which provides for, among other things, the following:

(a)

the proposed amended and restated certificate of incorporation to be adopted by CHP stockholders pursuant to the Business Combination Agreement (the “Proposed Charter”), if adopted, will, on the closing date of the Business Combination, be filed with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneous with the effective time of the Merger (the “Effective Time”) as a consequence of adopting the Proposed Charter, at the Effective Time, the governing documents of CHP will be amended and restated and become the charter and the bylaws of New Accelus to be adopted pursuant to the Business Combination Agreement, and CHP’s name will be changed to “Accelus, Inc.”;

(b)

the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Accelus at the Effective Time, with Accelus as the surviving corporation in the Business Combination such that, after giving effect to the Merger, Accelus will be a wholly-owned subsidiary of New Accelus; and

(c)	as a consequence of the Merger, at the Effective Time, the governing documents of Accelus will be the governing documents of the surviving company.

Effect of the Business Combination on Existing CHP Equity

The Business Combination will result in, among other things, the following:

•

at the Effective Time, by virtue of the Merger and without any action on the part of any party, the governing documents of CHP will be restated and become the Proposed Charter and New Accelus Bylaws as described in this proxy statement/prospectus and CHP’s name will change to “Accelus, Inc.”

As a consequence of the Business Combination, each of the holders of CHP Class B common stock that is issued and outstanding as of immediately prior to the Effective Time will automatically convert, on a one-for-one basis, into shares of CHP Class A common stock in accordance with the terms of CHP’s current charter. The CHP Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, including the CHP Class B common stock that converts into CHP Class A common stock, will be reclassified into New Accelus common stock.

Consideration to Accelus Equity Holders in the Business Combination

As a consequence of the Merger, on the closing date, immediately prior to the Effective Time, each share of Accelus preferred stock issued and outstanding at the Effective Time will convert into one share of Accelus common stock. As a consequence of the Merger, at the Effective Time, (i) each share of Accelus common stock issued and outstanding as of immediately prior to the Effective Time will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (as defined in the Business Combination Agreement) (the “Exchange Ratio”); (ii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iii) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

Closing and Effective Time of the Business Combination

The Closing is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as CHP and Accelus may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party for whose benefit such conditions exist, of the following conditions:

•	the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated;

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no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Business Combination being in effect;

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this proxy statement / prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement / prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

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the approval of the Business Combination Agreement, the related documents to the Business Combination Agreement to which Accelus is or will be a party and the transactions contemplated by each of the foregoing (including the Merger) being obtained by the requisite number of stockholders of Accelus in accordance with the DGCL, Accelus’ governing documents and Company Stockholders Agreements (as defined in the Business Combination Agreement);

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the approval of each Required Transaction Proposal by the affirmative vote of a majority of the votes of shares of CHP common stock entitled to vote thereon, whether in person or by proxy at the Special Meeting, having been obtained in accordance with the DGCL and CHP’s governing documents; and

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after giving effect to the Transactions, CHP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the CHP Parties

Unless waived by CHP (on behalf of itself and the other CHP Parties), the obligations of the CHP Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by CHP (on behalf of itself and the other CHP Parties) of the following further conditions:

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the representations and warranties of Accelus regarding the organization and qualification of Accelus and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of Accelus and the representations and warranties of Accelus regarding the authority of Accelus to, among other things, consummate the Transactions, the intended tax treatment of the Business Combination and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Accelus Material Adverse Effect” (as defined below) or any similar limitation as set forth in the Business Combination Agreement) in all material respects as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding the capitalization of Accelus being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

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the representations and warranties of Accelus regarding non-existence of any Accelus Material Adverse Effect (as defined below) during the period beginning on the date of the latest balance sheet of Accelus provided to CHP and ending on the date of the Business Combination Agreement being true and correct in all respects as of the Closing Date;

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the other representations and warranties of Accelus being true and correct (without giving effect to any limitation as to “materiality” or “Accelus Material Adverse Effect” (as defined below) or any similar limitation as set forth in the Business Combination Agreement) in all respects as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Accelus Material Adverse Effect (as defined below);

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Accelus having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Accelus Material Adverse Effect (as defined below) has occurred that is continuing; and

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CHP must have received, at or prior to the Closing, (i) a certificate executed by an authorized officer of Accelus, dated as of the Closing Date, confirming that the conditions set forth in the first six bullet points in this section have been satisfied, and (ii) duly executed copies of the intellectual property license amendments and assignments contemplated by the Business Combination Agreement.

Other Conditions to the Obligations of Accelus

Unless waived by Accelus, the obligations of Accelus to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

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the representations and warranties regarding the organization and qualification of the CHP Parties, the authority of CHP to execute and deliver the Business Combination Agreement and each of the related documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and certain representations and warranties regarding the capitalization of the CHP Parties, the intended tax treatment of the Business Combination and brokers fees being true and correct, in all material respects, as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding the capitalization of CHP being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of the CHP Parties being true and correct (without giving effect to any limitation of “materiality” or “CHP Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing

Date, as though made on and as of such date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CHP Material Adverse Effect (as defined below);

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the CHP Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no CHP Material Adverse Effect (as defined below) has occurred that is continuing;

•	the Aggregate Transaction Proceeds being equal to or greater than $50,000,000;

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CHP’s listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, New Accelus satisfying any applicable listing requirements of Nasdaq, and CHP not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Accelus common stock (including the shares of New Accelus common stock to be issued pursuant to the Merger), being approved for listing on Nasdaq;

•	the New Accelus Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.17(a)(i) and (ii) of the Business Combination Agreement;

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no breach of the Sponsor Support Agreement as it relates to the vesting provisions of the Sponsor’s Equity Securities or transfer of Sponsor’s warrants or CHP Class B common stock shall have occurred; and

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Accelus must have received, at or prior to the Closing, a certificate executed by an authorized officer of CHP, dated as of the Closing Date, confirming that the conditions set forth in the first five bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, Accelus made customary representations and warranties to CHP relating to, among other things:

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organization and qualification, including that Accelus and each of its subsidiaries (together, the “Group Companies”) is a corporation, limited liability company or other applicable business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted except where the failure to have such power or authority would not have a Accelus Material Adverse Effect (as defined below), and is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which such qualification or licensing is necessary except where the failure to be so duly qualified or licensed would not have a Accelus Material Adverse Effect (as defined below);

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capitalization, including that, among other things, (i) the number and class or series (as applicable) of all Accelus capital stock issued and outstanding and the identity of the persons that are the record and beneficial owners thereof are as set forth in the Disclosure Schedules to the Business Combination Agreement, (ii) all of the outstanding Accelus capital stock and other equity interests (a) have been duly authorized and validly issued, and are fully paid and non-assessable, (b) were not issued in violation of Accelus’ governing documents or the Company Stockholders Agreements or any other contract to which Accelus is a party or bound, (c) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any person, and (d) have been offered, sold and issued in compliance with applicable law, including the federal securities laws, and (iii) except as identified in or issued pursuant to the Business Combination Agreement, Accelus has no outstanding (a) equity appreciation, phantom equity or profit participation rights or (b) options, restricted stock, equity, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other contracts that could require Accelus to issue, sell or otherwise cause to become outstanding or acquire, repurchase or redeem any Accelus capital stock or securities convertible into or exchangeable for Accelus capital stock, and (iv) all outstanding Accelus common stock and other equity interests are free and clear of all liens;

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authority, including that Accelus has the requisite power and authority to execute and deliver the Business Combination Agreement and each related ancillary document thereto to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby;

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financial statements and absence of undisclosed liabilities, including that, among others, (i) the financial statements of the Group Companies (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and (b) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, (ii) except as have been disclosed to CHP, are administrative or ministerial and immaterial in nature or would not have a Accelus Material Adverse Effect (as defined below), no Group Company has any liabilities of the type required to be set forth on a balance sheet in accordance with GAAP, (iii) the Group Companies (a) have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets and (b) maintain and, for all periods covered by the financial statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects; and (iv) to the Company’s knowledge, in the last three years no Group Company has received any written complaint or allegation asserting that there is a “significant deficiency” or “material weakness” in internal controls over financial reporting, or fraud involving management or other employees who have a significant role in the internal controls over financial reporting of the Group Companies;

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other than as described in the Business Combination Agreement and as would not have a Accelus Material Adverse Effect (as defined below) (with the exception of clause (ii)(a) below), (i) no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity is required on the part of Accelus with respect to Accelus’ execution, delivery or performance of its obligations under the Business Combination Agreement or the ancillary documents thereto, and (ii) neither the execution, delivery or performance by Accelus of the Business Combination Agreement nor the ancillary documents thereto nor the consummation by Accelus of the transactions contemplated thereby will, directly or indirectly (a) result in any breach of any provision of Accelus’ governing documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any material contract to which Accelus is a party or material permit, (c) violate, or constitute a breach under, any order or applicable law to which any Group Company or any of its properties or assets are bound or (d) result in the creation of any lien upon any of the assets or properties (other than any liens permitted under the Business Combination Agreement) of any Group Company;

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permits, including that each of the Group Companies has all material permits that are required to own, lease or operate its properties or assets and to conduct its business except where the failure to hold the same would not result in a Accelus Material Adverse Effect (as defined below);

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material contracts, (i) including, among others, any contract (a) with any material customer or vendor of the Group Companies, (b) that relates to indebtedness or the placing of a lien, other than any permitted lien, on any material assets or properties of any Group Company, in each case, in an amount in excess of $1 million, (c) under which any Group Company is a lessor or lessee or holds or operates or permits any third party to hold or operate any tangible property for which the aggregate annual rental payments equal or exceed $1 million, (d) that is a joint venture, profit-sharing, partnership or other similar agreement which requires or could reasonably be expected to require aggregate payments to or from any Group Company in excess of $1 million over the life of such contract or with respect to material intellectual property licensed to or from Accelus, (e) that relates to intellectual property licenses of any Group Company, (f) that limits or purports to limit in any material respect the freedom of any Group Company to engage or compete in any line of business or any person or to sell, manufacture, develop, commercialize, test or research products or contains exclusivity provisions or obligations, (g) requiring any future capital commitment or capital expenditure in excess of $1 million annually or $5 million over the life of the contract, (h) requiring any Group Company to guarantee the liabilities of any person or under which the liabilities of any Group Company are guaranteed, in each case in excess of $1 million, (i) under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance or other assignment of payment or made any capital contribution to, or investment in, any person, (j) under which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, (k) for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other person, or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or deferred payment obligation, (l) any settlement, conciliation or other similar contract (i) the performance of which would be reasonably likely to involve payments in excess of $1 million after the date of the Business Combination Agreement, (ii) with a governmental entity, or (iii) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or CHP or any of its affiliates after the Closing), (m) providing for the employment or engagement of any person on a full-time, part-time, consulting or other basis other than contracts terminable by Accelus for any reason upon less than 60 days’ notice without incurring liability, (n) that is a collective bargaining agreement or other contract with any union, (o) the performance of which requires either annual payments to or from any Group Company in excess of $1 million and, in each case, that is not terminable without penalty upon less than thirty (30) days’ notice, (p) with a third party payor or (q) with a governmental entity, and (ii) that each material contract is valid and binding on the applicable Group Company and, to the knowledge of Accelus, the counterparty thereto, and is in full force and effect, and that each of Accelus and its subsidiaries, as applicable, and, to the knowledge of Accelus, the counterparties thereto, are not in material breach of or default under any such material contract;

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the CARES Act, including that (i) in the event Accelus received funds from programs pursuant under the CARES Act, Accelus was eligible to receive any such funds and remains eligible to, and has taken all actions required under laws to remain eligible to apply for and retain any amounts received thereunder, in each case, in all material respects, (ii) for any funds in connection with the Paycheck Protection Program that are eligible for forgiveness, Accelus has timely submitted forgiveness applications for any such eligible amounts, and the contents of all such forgiveness applications were correct and complete in all material respects, (iii) as of the date of the Business Combination Agreement, Accelus was and had been in compliance with all applicable laws in utilizing, applying for and accounting for moneys obtained through the CARES Act and any state COVID-19 relief funds in all material respects, (iv) Accelus maintains appropriate documentation and accounting records associated with all moneys received from the CARES Act and any state COVID-19 relief fund, including documentation supporting the use of such funds in all material respects, (v) the Disclosure Schedules to the Business Combination Agreement set forth, as of the date of the

Business Combination Agreement, a list of all CARES Act funds received by Accelus (to the extent not returned), together with (a) the date such funds were received, (b) the principal amount of such funds, (c) the maturity date of such funds, and (d) the status of any forgiveness applications for such funds;

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the absence of certain changes or events, including that, since September 30, 2021 and ended on the date of the Business Combination Agreement, no Accelus Material Adverse Effect (as defined below) has occurred and, except as expressly contemplated by the Business Combination Agreement, any ancillary document thereto or in connection with the transactions contemplated thereby, that (i) Accelus has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of CHP if such action were taken on or after the date of the Business Combination Agreement without the consent of CHP;

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litigation, including that, as of the date of the Business Combination Agreement, there is (and since December 31, 2019 there has been) no proceeding pending or, to Accelus’ knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to Accelus or its subsidiaries, taken as a whole;

•	compliance with applicable laws;

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employee plans, including that, among others, (i) each employee benefit plan has been established, funded, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable laws, (ii) each employee benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (iii) as of the date of the Business Combination Agreement, there are no pending or, to Accelus’ knowledge, threatened in writing, claims or proceedings with respect to any employee benefit plan (other than routine claims for benefits), and (iv) the execution and delivery of the Business Combination Agreement and the consummation of the transactions contemplated thereby will not materially (a) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee or other service provider, (b) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee or other service provider, (c) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee or other service provider, (d) limit or restrict the right of any of the Group Companies, CHP, or any of their respective affiliates to merge, amend or terminate any employee benefit plan or related contract, or (e) cause the payment or provision of any amount or benefit that, individually or in combination with any other payment or benefit, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code;

•	environmental matters;

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intellectual property, including that, among others, (i) as of the date of the Business Combination Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property (as defined in the Business Combination Agreement) have been timely submitted to the relevant authority necessary to maintain such material Company Registered Intellectual Property and that there are no material proceedings pending or, to Accelus’ knowledge, threatened relating to any of the Company Registered Intellectual Property, (ii) that a Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property (as defined in the Business Combination Agreement) free and clear of all liens or obligations to others (other than liens permitted under the Business Combination Agreement), (iii) the Company Owned Intellectual Property and the Company Licensed Intellectual Property (as defined in the Business Combination Agreement) constitutes all of the intellectual property necessary and sufficient to enable the Group Companies to conduct their respective businesses and that the Company Owned Intellectual Property is valid, subsisting and fully enforceable, (iv) each Group Company’s founders and past and current employees, consultants, advisors, and independent contractors who solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property on behalf of any Group Company (each such person, a “Creator”) has executed a valid and enforceable written contact assigning to such Group Company all such Intellectual Property, (v) no such Creator is, to Accelus’ knowledge, in violation of any term of any such contract, (vi) except for the Intellectual Property licensed under the iSYS License and the PNI License (each as defined in the Business Combination Agreement) to a Group Company, no founder or past or current employee or consultant of any Group Company (x) owns any Intellectual Property used by or held for use by the Group Companies or (y) has made any written claims to a Group Company with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property, (vii) each Creator has been fully compensated with respect to any required statutory payments, (viii) each Group Company has taken all reasonable or necessary steps to safeguard and maintain the secrecy of any trade secrets in the Company Owned Intellectual Property or otherwise possessed by the Group Companies, , (ix) each person with access to such trade secrets has executed a valid and enforceable contract that requires such person to maintain the confidentiality of such trade secrets, and to the knowledge of Accelus, no Group Company has disclosed such trade secrets, and to the knowledge of the Company, there has been no violation of any such contract or unauthorized access to, or disclosure of, any such trade secrets, (x) none of the Company Owned Intellectual Property is subject to any outstanding order restricting in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Intellectual Property, (xi) except as would not result in material liability to any Group Company or material disruption in the business of any Group Company, neither the conduct of the business of Group Companies, the Company Owned Intellectual Property (to the extent applicable), nor any of their products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, misappropriates, or otherwise violates or has infringed, misappropriated or otherwise violated any intellectual property of any other person, (xii) except as set forth in the Disclosure Schedules to the Business Combination Agreement, there is no proceeding pending, nor has any Group Company received, since June 1, 2018, any written communication (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property of any other person, (ii) challenging the validity, scope, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Products or to the conduct of the respective businesses of the Group Companies; (xiii) to Accelus’ knowledge, no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Owned Intellectual Property in any material respect; (xiv) Each Group Company has obtained, possesses and has been in compliance with valid licenses to use all of the material Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by or held for use for such Group Company and/or its employees in connection with the business of any of the Group Companies and no Group Company is under any obligation to, nor has disclosed or delivered any Software to any escrow agent or any other person, and no other person has the right, contingent or otherwise, to obtain access to or use any such source code; (xv) to Accelus’ knowledge, , no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to appropriate confidentiality obligations with respect thereto; (xvi) to Accelus’ knowledge, each Group Company has complied in all material respects with the terms of license agreements applicable to any public software used by such Group Company, including providing all copyright notices and attributions required by such license agreements; (xvii) no Group Company is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Group Company, to grant or offer to any other person any license or right to any Company Owned Intellectual Property and, except as set forth in the Disclosure Schedules to the Business Combination Agreement, no government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Owned Intellectual Property; and (xviii) the Group Companies have taken all steps to protect the Company IT systems;

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labor matters, including that, among others, (i) since the incorporation of Accelus, (a) none of the Group Companies has or has had any material liability for any arrears or wages or other compensation for services, or any material liability for any payment to any trust or other fund governed by or maintained by any governmental entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice) and (b) the Group Companies have withheld all amounts required by applicable law or by agreement to be withheld from wages, salaries and other payments to officers, employees, directors or independent contractors of each Group Company, and complied with all laws applicable to employment, employment practices and terms and conditions of employment, including employee classification, excess as has not and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Group Companies, (ii) since the incorporation of Accelus, there has been no “mass layoff” or “plant closing” as defined by the Working Adjustment Retraining and Notification Act of 1988 (“WARN”) related to any Group Company, and the Group Companies have not incurred any material liability under WARN nor will they incur any liability under WARN as a result of the transactions contemplated by the Business Combination Agreement (iii) no Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union or similar association nor, to the knowledge of Accelus, is there any duty on the part of any Group Company to bargain with any labor union, labor organization or similar association, (iv) since June 1, 2018, there has been no actual or, to Accelus’ knowledge, threatened unfair labor practice charges or other labor disputes against or affecting any Group Company, (v) to Accelus’ knowledge, since June 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company; (vi) no employee layoff, facility closure or shutdown or other similar event has occurred within the last twelve (12) months or is currently contemplated, planned or announced, including as a result of COVID-19 or otherwise; and (vii) since December 31, 2018, there has not been any action, suit, claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Accelus policy relating to the foregoing, in each case involving the Accelus or any current or former employee, director, officer or independent contractor (in relation to his or her work at Accelus) of Accelus, nor has there been, to Accelus’ knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to Accelus’ knowledge has any such action, suit, claim, proceeding, investigation, settlement or other arrangement been threatened;

•	insurance;

•	tax matters;

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except as described in the Disclosure Schedules, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by or on behalf of Accelus or any of its affiliates for which any of the Group Companies has any obligation;

•	real and personal property;

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transactions with affiliates, including that no related party owns any interest in any material asset used in any Group Company’s business or owes any material amount to, or is owed any material amount by, any Group Company (other than as permitted in accordance with the terms of the Business Combination Agreement);

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data privacy and security, including that (i) each Group Company is and has been, since June 1, 2018, in compliance in all material respects with all applicable privacy laws, (ii) Accelus has not received notice of any pending proceedings, nor have there been any material proceedings against any Group Company initiated alleging that any processing of personal data by or on behalf of a Group Company is in violation of any applicable privacy law or data security policy, (iii) since June 1, 2018, there have not been any incidents of, or third party claims alleging, (a) security breaches and (b) unauthorized access or acquisition of any Sensitive Data (as defined in the Business Combination Agreement) maintained by the Group Companies or by any third party service provider on behalf of Accelus, and (iv) each Group Company owns or has a license to use the computer hardware, software and related information technology systems necessary to operate the business of each Group Company as currently conducted;

•	compliance with international trade and anti-corruption laws;

•

none of the information supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in any filing made with any governmental authority, this proxy statement / prospectus or in the mailings or other distributions to CHP’s stockholders and/or prospective investors will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

•

regulatory compliance, including, among others, that (i) the Group Companies are in material compliance with, and since June 1, 2018 have not violated, any health care laws which regulate their operations, (ii) all activity relating to products being developed, tested, produced, manufactured, distributed or sold by or on behalf of the Group Companies is conducted in compliance with the laws relating to and the rules and regulations of the U.S. Food and Drug Administration (the “FDA”) and quality systems controls under applicable laws, (iii) except as set forth in the Disclosure Schedules, all products marketed by the Group Companies are, and have been, appropriately supported by applicable permits and, any necessary amendments or supplements and all products have been labeled, and promoted, in accordance with such permits, (iv) (a) there are no proceedings pending or threatened in writing by or on behalf of the FDA or any other governmental entity that has jurisdiction over the operations of any Group Company and (b) the Group Companies have not received any notice or communication from any governmental entity alleging noncompliance with any laws relating to and, to the knowledge of Accelus, the rules and regulations of the FDA, (v) except as set forth in the Disclosure Schedules, no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled or subject to a suspension of manufacturing, and, to the knowledge of Accelus, there are no facts or circumstances reasonably likely to cause any of the foregoing, (vi) any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable laws, and (vii) neither the Group Companies, any of its officers, employees, nor, to the knowledge of Accelus, any of its agents or distributors have made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any governmental entity or in any material legal proceeding;

•

a list of the ten largest customers (based on dollar amount of revenues) and the ten largest vendors (based on dollar amount purchases) of the Group Companies (taken as a whole) for each of (a) fiscal year ending December 31, 2020 and (b) the nine-month period ending on September 30, 2021; and

•

investigation, including that, among others, (i) Accelus, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the CHP Parties, (ii) it has been given access to such documents and information about the CHP Parties and their respective businesses and operations as are necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Business Combination, (iii) in entering into the Business Combination Agreement and the ancillary documents thereto to which it is or will be a party, Accelus has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 of the Business Combination Agreement and in the ancillary documents thereto and no other representations or warranties of any CHP Party, either express or implied, and (iv) Accelus, on its own behalf and on behalf of its representatives, acknowledges, and agrees that, except for the representations and warranties expressly set forth in Article 4 of the Business Combination Agreement and in the ancillary documents thereto to which it is or will be a party, none of the CHP Parties or any other person makes or has made any representation or warranty, either express or implied, in connection with or related to the Business Combination Agreement, the ancillary documents thereto or the transactions contemplated thereby.

Under the Business Combination Agreement, the CHP Parties made customary representations and warranties to Accelus relating to, among other things:

•

organization and qualification, including that each CHP Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

•

each CHP Party has the requisite power and authority to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the Transactions;

•

other than as described in the Business Combination Agreement and as would not have a CHP Material Adverse Effect (as defined below) (with the exception of clause (ii)(a) below), (i) no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity is required on the part of a CHP Party with respect to the execution, delivery or performance of its obligations under the Business Combination Agreement or the ancillary documents thereto to which it is or will be party or the consummation of the Transactions, and (ii) neither the execution, delivery or performance by a CHP Party of the Business Combination Agreement nor the ancillary documents thereto nor the consummation by any CHP Party of the Transactions will, directly or indirectly (a) result in any breach of any provision of the governing documents of a CHP Party, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, modification, or acceleration under any contract to which a CHP Party is a party, (c) violate, or constitute a breach under, any order or applicable law to which any CHP Party or any of its properties or assets are bound or (d) result in the creation of any lien upon any of the assets or properties (other than liens permitted under the Business Combination Agreement) of a CHP Party;

•

except as described in the Disclosure Schedules, none of the CHP Parties has incurred or will incur any liability for any brokerage, finder’s fee or other fee or commission in connection with the Transactions;

•

none of the information supplied or to be supplied by or on behalf of either CHP Party expressly for inclusion or incorporation by reference prior to the Closing in this proxy statement / prospectus will, when this proxy statement / prospectus is declared effective or mailed to CHP’s investors or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

•

capitalization, including that (i) all outstanding equity securities of CHP have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the governing documents of CHP, and were not issued in violation of and are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any person, (ii) on the Closing Date and immediately after the Closing has occurred, the authorized amount of its capital stock and the amount issued and outstanding will be as set forth in the Proposed Charter, based on the assumptions described therein, (iii) except as mutually agreed by Accelus and CHP, there are no outstanding (a) equity appreciation, phantom equity or profit participation rights or (b) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other contracts that could require CHP to, and CHP has no obligation to, issue, sell, acquire, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of CHP, (iv) the equity securities of Merger Sub outstanding as of the date of the Business Combination Agreement have been duly authorized, validly issued and are fully paid and nonassessable, and were issued in compliance in all material respects with applicable law and not in breach or violation of any preemptive rights or contract to which Merger Sub is a party or bound, (v) all of the outstanding equity securities of Merger Sub are owned directly by CHP free and clear of all liens, and (vi) as of the date of the Business Combination Agreement, CHP has no subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any person other than Merger Sub;

•

SEC filings, including that (i) CHP has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC, (ii) each such filing or information furnished, as of its respective date, complied and will comply, in all material respects with the applicable requirements of the federal securities laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading, and (iii) as of the date of the Business Combination Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to such filings or furnished information;

•

the Trust Account, including that, as of the date of the Business Combination Agreement, (i) the Trust Account has a specified balance and the funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, (ii) the funds held in the Trust Account are held in trust by Continental pursuant to the Trust Agreement, (iii) CHP has performed all material obligations required to be performed by it under the Trust Agreement, (iv) there are no claims or proceedings pending with respect to the Trust Account, and (v) since November 21, 2019, CHP has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement);

•

except for those contracts filed (or incorporated by reference) as exhibits to the CHP SEC Reports and except for the documents to be executed by CHP in connection with the Transaction, no CHP Party is party to any contract that would be required to be filed (or incorporated by reference) as an exhibit to CHP’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K;

•

transactions with affiliates, including that no related party owns any interest in any material asset used in the business of CHP, possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any person which is a material client, supplier, customer, lessor or lessee of CHP or owes any material amount to, or is owed material any amount by, CHP;

•

litigation, including that, there is no proceeding pending or, to CHP’s knowledge, threatened against or involving any CHP Party that, if adversely decided or resolved, would be material to the CHP Parties, taken as a whole;

•	CHP has delivered a copy of the Sponsor Letter Agreement;

•	compliance with applicable laws;

•

business activities, including, among other things, that (i) since its incorporation, CHP has not conducted any business activities other than activities (a) in connection with its incorporation or continuing corporate existence, (b) directed toward the accomplishment of a business combination, or (c) those that are administrative, ministerial or otherwise immaterial in nature, and (ii) Merger Sub was organized solely for the purpose of entering into the Business Combination Agreement, the ancillary documents thereto and consummating the Transactions and has not engaged in any business activities other than as contemplated by the Business Combination Agreement;

•

internal controls, listing and financial statements, including that, among others, (i) except as is not required in reliance on exemptions from various reporting requirements by virtue of CHP’s status as an “emerging growth company” or “smaller reporting company”, since its initial public offering, (a) CHP has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and (b) CHP has established and maintained disclosure controls and procedures designed to ensure that material information relating to CHP is made known to CHP’s principal executive officer and principal financial officer by others within CHP, (ii) CHP has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act, (iii) since the initial public offering, CHP has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Nasdaq, (iv) CHP’s SEC filings contain true and complete copies of CHP’s financial statements, (v) CHP maintains and, for all periods covered by its financial statements, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of CHP in all material respects, and (vi) since its incorporation, CHP has not received any written complaint or allegation asserting that there is (a) a “significant deficiency” or, to CHP’s knowledge, “material weakness” in the internal controls over financial reporting of CHP or (b) fraud, whether or not material, that involves management or other employees of CHP who have a significant role in the internal controls over financial reporting of CHP;

•

absence of undisclosed liabilities, including that, except for the liabilities set forth in the Disclosure Schedules or as are otherwise disclosed or immaterial, and except as for liabilities as may be incurred in connection with the negotiation, preparation or execution of or performance of its covenants under the Business Combination Agreement or any ancillary documents thereto or the consummation of the Transactions, none of the CHP Parties has any liabilities;

•	tax matters;

•

investigation, including that (i) each CHP Party has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and has been furnished with or given access to such documents and information about the Group Companies as necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Business Combination Agreement, the ancillary documents thereto and the Transactions, and (ii) each CHP Party has relied solely on its own investigation and analysis and the representations and warranties set forth in the Business Combination Agreement and in the ancillary documents thereto and that none of Accelus, Accelus’ affiliates or any other person has made any representations or warranties, either express or implied, in connection with or related to the Business Combination Agreement, the ancillary documents thereto or the Transactions; and

•	compliance with international trade and anti-corruption laws.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Accelus and CHP are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of

Accelus and CHP are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Accelus Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of Accelus to consummate the Business Combination in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an Accelus Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of the Business Combination Agreement or the taking of any action required by the Business Combination Agreement or with the prior written consent of CHP (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.1(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement or the Company’s compliance therewith) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether an Accelus Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

Pursuant to the Business Combination Agreement, a “CHP Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the CHP Parties, taken as a whole, or (b) has a material adverse effect on the ability of any CHP Party to consummate the Business Combination in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CHP Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any CHP Party operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any CHP Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of the Business Combination Agreement or the taking of any action required by the Business Combination Agreement or with the prior written consent of Accelus (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (viii) any failure by any CHP Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement or CHP’s compliance therewith)) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a CHP Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the CHP Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the CHP Parties operate.

Covenants of the Parties

Covenants of Accelus

Accelus made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by CHP (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Accelus will, and will cause its subsidiaries to, operate the business of Accelus and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Accelus and its subsidiaries, taken as a whole.

•

Subject to certain exceptions, prior to the Closing, Accelus will not, and will cause its subsidiaries not to, do any of the following without CHP’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second (clause A), fourth, tenth, twelfth, thirteenth, fourteenth and fifteenth sub-bullets below):

o

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of any Group Company or repurchase any outstanding equity securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of Accelus’ subsidiaries to Accelus or any Subsidiary that is, directly or indirectly, wholly owned by Accelus;

o	(A) merge, consolidate, combine or amalgamate with any person, or (B) purchase or otherwise acquire any business entity or organization;

o

except as required otherwise by the Business Combination Agreement or any of the ancillary documents thereto, adopt any amendments, supplements, restatements or modifications to any Group Company governing documents to Accelus’ Company Stockholders Agreement;

o

transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of any Group Company, in each case other than (i) in connection with the Series D Capital Raise or Permitted Additional Indebtedness or as allowed in Section 5.1(b)(vii) of the Business Combination Agreement or (ii) in connection with the valid exercise of any option, warrant, convertible note or similar instrument (x) outstanding on the date hereof in accordance with the terms of the Accelus Equity Plan and the underlying grant, award or similar agreement or otherwise or (y) permitted to be issued under this sub-bullet;

o	incur, create or assume any indebtedness in excess of $1 million other than ordinary course trade payables;

o

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person in excess of $1 million in the aggregate, other than (A) intercompany loans or capital contributions between Accelus and its wholly-owned subsidiaries and (B) the reimbursement of expenses in the ordinary course of business;

o

other than in the ordinary course of business consistent with past practice or as required under any existing employee benefit plan, and except as to (i) the grant of equity awards with respect to shares of Accelus common stock authorized but unallocated as of the date of the Business Combination Agreement or shares that become available for grant thereafter as a result of equity award forfeitures, or (ii) the granting of certain management equity and cash incentives as mutually agreed to by Accelus and CHP, amend, modify, adopt, enter into or terminate any material benefit plan, materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Accelus or any of its subsidiaries, take any action to accelerate any payment or benefit payable or to become payable to any such person, or waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of Accelus or any of its subsidiaries;

o	make, change or revoke any material tax election or enter into or settle any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

o

enter into any settlement, conciliation or similar contract the performance of which would involve the payment by the Group Companies in excess of $1 million, in the aggregate, or that imposes any material non-monetary obligations on any Group Company (or CHP or any of its affiliates after the Closing);

o

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

o

change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards or required by a change in GAAP;

o

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

o	make any payment resulting from the Closing of the Business Combination or related party transactions that is not disclosed to CHP on the Accelus Disclosure Schedules;

o

(A) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or its right in any other material Business Intellectual Property, except for non-exclusive licenses with respect to Company Owned Intellectual Property granted to customers in connection with sales of Company Products in the ordinary course of business consistent with past practice, or (B) disclose any trade secrets to a third party other than pursuant to a valid and enforceable contract that requires such third party to protect the confidentiality of such trade secrets;

o

enter into, amend, modify in any material respect or terminate, or waive any material benefit or right under, any material affiliate contracts or material contracts providing for any payment resulting from the Closing of the Business Combination or related party transactions; or

o	enter into any agreement to take or cause to be taken any of the foregoing actions.

•

As promptly as reasonably practicable (and in any event within two business days) following the time at which the registration statement of which this proxy statement / prospectus forms a part is declared effective under the Securities Act, Accelus is required to obtain and deliver to CHP a true and correct copy of a written consent of the Accelus stockholders approving the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination), duly executed by the Accelus stockholders required to approve and adopt such matters (the “Accelus Stockholder Written Consent”), and through its board of directors, will recommend to the Accelus stockholders the approval and adoption of the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination).

•

Subject to certain exceptions, prior to the Closing, Accelus will purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of certain Accelus directors and officers with respect to matters occurring on or prior to the Closing.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Accelus will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Accelus or its subsidiaries (or any affiliate or successor of Accelus or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Covenants of CHP

CHP made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, including as contemplated by the Business Combination Agreement and the Ancillary Documents or as consented to in writing by Accelus, prior to the Closing, CHP will not, and will cause its subsidiaries not to, do any of the following:

o	adopt any amendments, supplements, restatements or modifications to the CHP trust agreement, warrant agreement or the governing documents of any CHP Party or any of its subsidiaries;

o

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of CHP or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of CHP or any of its subsidiaries, as applicable;

o	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

o

incur, create or assume any indebtedness or other liability (including any incurrence, creation or assumption of any indebtedness under any contract with CHP Acquisition Holdings, LLC or any of its affiliates);

o	make any loans or advances to, or capital contributions in, any other person, other than to, or in, CHP or any of its subsidiaries;

o

transfer, sell, grant, pledge, issue or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of CHP or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of CHP or any of its subsidiaries, other than issuances of CHP warrants to the Sponsor for repayment of loans made by the Sponsor to CHP to the extent such loans and such conversion are approved in advance and in writing by Accelus;

o

take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Business Combination Agreement from qualifying for the Intended Tax Treatment (as defined in the Business Combination Agreement);

o	enter into, renew, modify or revise any CHP related party transaction;

o

other than pursuant to the Sponsor Letter Agreement, amend, modify or waive any of the terms or rights set forth in, the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

o

engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial and immaterial in nature;

o	make, change or revoke any material tax election or enter into or settle any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

o	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

o	enter into any contract to take or cause to be taken the foregoing actions.

•

As promptly as reasonably practicable following the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, CHP will duly give notice of and use its reasonable best efforts to duly convene and hold the Special Meeting to approve the Required Transaction Proposals.

•

Subject to certain exceptions, CHP will use its reasonable best efforts to cause: (i) CHP to satisfy all applicable listing requirements of Nasdaq and (ii) the New Accelus common stock issuable in accordance with the Business Combination Agreement, including the Merger, to be approved for listing on Nasdaq.

•

Prior to the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, the CHP Board will approve and adopt the New Accelus Equity Incentive Plan provided that it shall permit the rollover of Accelus options in accordance with Section 2.4 of the Business Combination Agreement, effective as of one day prior to the Closing Date.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the CHP Parties will not, and will cause their representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a CHP Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a CHP Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a CHP Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of CHP (or any affiliate or successor of CHP); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•

Prior to the Closing, CHP shall take all such steps as may be required (to the extent not prohibited under applicable law and no-action letters issued by the SEC) to cause any acquisition of CHP common stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the surviving corporation, to be exempt under Rule 16b-3 under the Exchange Act.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•

using reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Business Combination, including the satisfaction, but not the waiver, of the closing conditions to the Business Combination Agreement and the execution of each ancillary document thereto.

•

subject to certain exceptions, notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperating with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	refraining from making public announcements regarding the Transactions without the written consent of the other party;

•

using reasonable best efforts to cause the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

•	cooperate in connection with certain tax matters and filings.

In addition, CHP and Accelus agreed that CHP and Accelus will prepare and mutually agree upon, and CHP will file with the SEC, the registration statement on Form S-4 relating to the Business Combination of which this proxy statement / prospectus forms a part.

Board of Directors

CHP will take all action within its power as may be necessary or appropriate such that, immediately after the Effective Time, (i) the New Accelus Board will consist of seven (7) directors, (ii) the members of the New Accelus Board will include Mr. Joe Swedish, the four (4) individuals designated by Accelus pursuant to the Business Combination Agreement and the two (2) individuals designated by agreement among CHP and Accelus pursuant to the Business Combination Agreement; (iii) the members of the New Accelus Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee are the individuals designated to such roles by CHP and Accelus pursuant to the Business Combination Agreement, and (iv) the current officers of Accelus will become the officers of New Accelus pursuant to the Business Combination Agreement.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Accelus and CHP regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination (the “Closing”), including, but not limited to, (i) by the mutual written consent of CHP and Accelus, (ii) by CHP, subject to certain exceptions, if any of the representations or warranties of Accelus are not true and correct or if Accelus fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of CHP could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) November 26, 2021; provided, that if the Extension Proposal (as defined in the Business Combination Agreement) is duly approved, such date shall be May 26, 2022 (the “Termination Date”); (iii) by Accelus, subject to certain exceptions, if any of the representations or warranties made by the CHP and Merger Sub (together, the “CHP Parties”) are not true and correct or if any CHP Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Accelus could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) the Termination Date; (iv) by either CHP or Accelus, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the

Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; (v) by either CHP or Accelus, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and non appealable; (vi) by either CHP or Accelus, if the approval of the required transaction proposals is not obtained at the special meeting of CHP stockholders called to consider matters related to the Business Combination (the “Special Meeting”) (including any adjournment thereof); (vii) by Accelus if the Extension Proposal (as defined in the Business Combination Agreement) is not approved; (viii) by CHP, if Accelus does not deliver, or cause to be delivered to CHP, (x) duly executed counterparts to the Accelus Transaction Support Agreement, (y) the Accelus stockholder written consent as promptly as reasonably practicable (and in any event, within two business days) following the time at which this registration statement / proxy statement is declared effective under the Securities Act, and (z) the PCAOB Financial Statements (as defined in the Business Combination Agreement) with respect to fiscal year ended December 31, 2019, 2020 and 2021when required under the Business Combination Agreement; (ix) by CHP, if the revenue of Accelus set forth on its PCAOB Financial Statements (as defined in the Business Combination Agreement) for the fiscal year ended December 31, 2021 is less than $26.3 million; and (x) by Accelus if (i) CHP Investors fail to fund any part of the Extension Premium pursuant to the Investment Agreement and (ii) following such event as a result of a CHP Stockholder Redemption occurring prior to the Closing, the Trust Account holds less than $60,000,000 (except that, the Company will not have this termination right in the event that it has violated Section 2.3 of the Investment Agreement).

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) CHP and Accelus prior to the Closing and (ii) New Accelus and the Sponsor after the Closing.

RELATED AGREEMENTS

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Investors Rights Agreement and the form of Accelus Transaction Support Agreement are attached as Exhibit B and Exhibit A, respectively, to the Business Combination Agreement, which is attached hereto as Annex A. The form of Sponsor Letter Agreement has been filed as Exhibit 10.2 to CHP’s Current Report on Form 8-K, filed with the SEC on November 18, 2021. The A&R Sponsor Letter Agreement has been filed as Exhibit 10.1 to CHP’s Current Report on Form 8-K, filed with the SEC on December 6, 2021. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Investor Rights Agreement

In connection with the execution of the Business Combination Agreement, on November 14, 2021, CHP, the Sponsor, certain affiliates of the Sponsor (the “Sponsor Group Holders”) and certain Accelus stockholders (the “Accelus Holders”) entered into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the Accelus Holders were granted certain registration rights with respect to their respective shares of New Accelus’ common stock on the terms and subject to the conditions therein. The Sponsor Group Holders and the Accelus Holders also agreed not to effect any sale or distribution of any equity securities of New Accelus for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of New Accelus’ common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days commencing at least 150 days after the Closing; provided that all shares of common stock of New Accelus have been registered on an effective registration statement or (y) the date on which New Accelus completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of New Accelus’ public stockholders having the right to exchange their shares of New Accelus’ common stock for cash, securities or other property.

From November 14, 2021 until the earlier of three years after the Closing and the date upon which all of the registrable securities have been sold pursuant to a registration statement or are permitted to be sold without registration, the Sponsor has a right to nominate one director to the Accelus board of directors.

Accelus Transaction Support Agreement

In connection with the execution of the Business Combination Agreement, certain Accelus stockholders entered into the transaction support agreement, dated as of November 14, 2021 (the “Accelus Transaction Support Agreement”), with CHP. Under the Accelus Transaction Support Agreement, each supporting Accelus stockholder agreed, among other things, to (i) execute and deliver to Accelus and CHP, as promptly as reasonably practicable (and in any event within two business days) following the time at which the Registration Statement on Form S-4 (the “Registration Statement”) filed in connection with the Business Combination is declared effective under the Securities Act, a written consent of the Accelus stockholders approving the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination), duly executed by the Accelus stockholders required to approve and adopt such matters; (ii) support and vote in favor of the Business Combination Agreement and the related agreements to which Accelus is or will be a party and the transactions contemplated thereby (including the Business Combination) and (iii) be bound by certain other covenants and agreements related to the Business Combination. The shares of Accelus capital stock that are owned by the supporting Accelus stockholders and subject to the Accelus Transaction Support Agreement represent over 50% of the outstanding voting power of Accelus common stock and preferred stock (on an as-converted basis). In addition, the Accelus Transaction Support Agreement prohibits the supporting Accelus stockholders from engaging in activities that have the effect of soliciting a competing acquisition proposal.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, James Deal, Jack Krouskup, Ken Goulet, CHP and Accelus entered into a sponsor letter agreement, dated as of November 14, 2021 (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each other holder of CHP Class B common stock has agreed to, among other things, (i) vote in favor of the transaction proposals (including the proposal to approve the Business Combination Agreement and the related transactions contemplated therein) at the Special Meeting, (ii) be bound by and subject to certain other covenants and agreements of the Business Combination Agreement, as if they were directly party thereto, (iii) waive any adjustment to the conversion ratio set forth in the governing documents of CHP or any other anti-dilution or similar protection with respect to the CHP Class B common stock (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iv) transfer 1,600,000 warrants, each such warrant granting the holder the right to purchase one share of New Accelus common stock at an exercise price of $11.50 per share (the “Sponsor Warrants”), to certain stockholders of Accelus, (v) forfeit a number of shares of CHP Class B common stock and Sponsor Warrants determined by the formula set forth in the Sponsor Letter Agreement, (vi) in the case of the Sponsor, be subject to certain vesting terms with respect to its CHP Class B common stock and Sponsor Warrants as set forth in the Sponsor Letter Agreement, (vii) not redeem or otherwise exercise any right to redeem any of his, her or its CHP equity securities; and (viii) be bound by certain transfer restrictions with respect to his, her or its CHP equity securities prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Amended and Restated Sponsor Letter Agreement

In connection with the First Business Combination Agreement Amendment, CHP, Accelus and the Sponsor entered into an amended and restated sponsor letter agreement (the “A&R Sponsor Letter Agreement”) as of November 30, 2021, pursuant to which the Company and the Sponsor agreed, in addition to the representations and covenants included in the Sponsor Letter Agreement, to (i) transfer a number of shares of CHP Class B common stock to be agreed among the Sponsor and Accelus prior to the closing of the Business Combination to make whole the Accelus shareholders in respect of the dilution arising from the additional investment underlying the aggregate amount of Monthly Contributions (the “Transferred Sponsor Shares”), (ii) adjust the formula for the forfeiture of shares of CHP Class B common stock included in the Sponsor Letter Agreement to account for the aggregate amount of Monthly Contributions and the Transferred Sponsor Shares and (iii) adjust the amount of shares of CHP Class B common stock subject to the vesting terms included in the Sponsor Letter Agreement.

THE CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, CHP is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Amendment Proposal are approved, the Proposed Charter would replace the Current Charter.

The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal and the other Required Transaction Proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by the CHP stockholders.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

•	change CHP’s name to “Accelus, Inc.”; and

•

while the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, will remain at 221,000,000, under the Proposed Charter, the 221,000,000 shares, will consist of                shares of common stock, par value $0.0001 per share, and                shares of preferred stock, par value $0.0001 per share (under the Current Charter the 221,000,000 consists of 200,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock)

Reasons for the Approval of the Charter Amendment Proposal

In the judgment of the CHP Board, the Proposed Charter is necessary to address the needs of the post-combination company. In particular:

•

the greater number of authorized shares of capital stock is desirable for New Accelus to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

•

the provisions that relate to the operation of CHP as a blank check company prior to the consummation of its initial business combination will not be applicable to New Accelus (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval

Approval of the Charter Amendment Proposal requires the affirmative vote of (i) at least a majority of the outstanding shares of CHP Class B common stock, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of CHP common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote against the proposal.

Recommendation of the CHP Board of Directors

THE CHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

THE NASDAQ PROPOSAL

In connection with the Business Combination, we intend to effect the issuance of shares of New Accelus common stock to the stockholders of Accelus pursuant to the Transactions.

Overview

The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New Accelus common stock in connection with the Business Combination, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of a binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued exceeds one percent is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, CHP currently expects to issue an estimated 42,445,648 shares of New Accelus common stock (assuming that none of CHP’s outstanding public shares are redeemed) in connection with the Business Combination. For further details, see “Business Combination Proposal—Consideration to Accelus Stockholders,” “The Equity Incentive Plan Proposal,” and “The Employee Stock Purchase Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because our Sponsor,

Joseph Swedish, James Olsen, Ratan Capital Management LP, Magnetar Financial LLC, Millennium Group Management LLC, HGC Investment Management Inc. and Aristeia Capital, L.L.C. currently own greater than 5% of CHP’s common stock, our Sponsor, Joseph Swedish, James Olsen, Ratan Capital Management LP, Magnetar Financial LLC, Millennium Group Management LLC, HGC Investment Management Inc. and Aristeia Capital, L.L.C. are considered substantial shareholders of CHP under Nasdaq Listing Rule 5635(e)(3).

In the event that this proposal is not approved by CHP shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by CHP shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Accelus common stock pursuant to the Business Combination Agreement, New Accelus will not issue such shares of New Accelus common stock.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the special meeting, and otherwise will have no effect on a particular proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

CHP Acquisition Holdings LLC and our directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of the Nasdaq Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Accelus common stock be approved.”

Recommendation of the CHP Board of Directors

THE CHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

At the Special Meeting, CHP is proposing the election of seven directors to take office immediately following the Closing and to constitute the members of the New Accelus Board upon consummation of the Business Combination. The New Accelus Board will be divided into three classes, with each director to serve until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal. The nominees for election to the New Accelus Board are Joseph Swedish, Alex Lukianov, Ned Lipes, Heather Ace, Steven Whitlock, Lisa P. Young, and Chris Walsh. Information regarding each nominee is set forth in the section titled “New Accelus Management After the Business Combination.” The election of these directors is contingent upon the Closing of the Business Combination.

Following consummation of the Business Combination, the election of directors of New Accelus will be governed by its governing documents and the laws of the State of Delaware.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the CHP stockholders present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a failure to submit a vote or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the CHP Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the New Accelus Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

The Business Combination is not conditioned upon the election of the director nominees in the Director Election Proposal.

CHP Acquisition Holdings LLC and our directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of each of the nominees in the Director Election Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the CHP Board of Directors

THE CHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHP STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

We are asking our stockholders to vote upon a proposal to approve the Accelus, Inc. 2022 Equity Incentive Plan (the “New Accelus Equity Incentive Plan”), including the authorization of the initial share reserves under the Incentive Plan. Our board of directors adopted the Incentive Plan on                , 2022, subject to its approval by our stockholders. If the stockholders approve the Incentive Plan, it will become effective upon the Closing.

A summary of the key provisions of the New Accelus Equity Incentive Plan is included here and qualified by reference to its complete text, which is attached to this proxy statement as Annex D. Capitalized terms that are used but not defined in this proposal have the meanings given to them in the New Accelus Equity Incentive Plan.

Purpose

The purposes of the New Accelus Equity Incentive Plan will be to provide additional incentives to selected officers, employees, partners, non-employee directors, independent contractors (including without limitation consultants) of New Accelus (for the purposes of this Equity Incentive Plan Proposal, “Accelus” or the “Company”) or its affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities, and to attract and retain competent and dedicated persons who are essential to the success of the Company’s business and whose efforts will impact Accelus’ long-term growth and profitability. To accomplish these purposes, the New Accelus Equity Incentive Plan will provide for the issuance of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards and cash awards or any combination of the foregoing. A further purpose of the New Accelus Equity Incentive Plan is to permit the issuance of shares of Accelus common stock upon the exercise of options outstanding immediately before Closing under the Integrity Implants Inc. Amended and Restated 2016 Equity Incentive Plan (the “2016 EIP”), which will automatically be converted into New Accelus options effective as of Closing as described elsewhere in this proxy statement/prospectus (the “Rollover Options”).

While the Company intends to issue awards under the New Accelus Equity Incentive Plan in the future to eligible recipients as a recruiting and retention tool, specific parameters have not been established under the New Accelus Equity Incentive Plan regarding future grants to eligible recipients. Accelus’ board of directors will determine the specific criteria surrounding awards under the New Accelus Equity Incentive Plan. The following description summarizes the material features of the New Accelus Equity Incentive Plan.

Summary of New Accelus Equity Incentive Plan Terms

A total of                shares of Accelus common stock upon the Closing are reserved for issuance under the New Accelus Equity Incentive Plan. In addition, the number of shares of Accelus common stock available for issuance under the New Accelus Equity Incentive Plan will be annually increased on January 1 of each calendar year beginning in 2023 and ending in 2032, by an amount equal to the lesser of (a)                percent (                %) of the aggregate number of shares of Accelus common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by our board. In no event will more than                shares of Accelus common stock be available for issuance of incentive stock options under the New Accelus Equity Incentive Plan. In addition, there will be reserved for issuance under the New Accelus Equity Incentive Plan the number of shares of Accelus common stock that are subject to Rollover Options as of immediately following Closing. No new grants will be made under the 2016 EIP following Closing.

The closing price of a share of CHP Class A common stock on Nasdaq on                , 2022 was $                .

Shares of Accelus common stock subject to an award under the New Accelus Equity Incentive Plan that remain unissued upon the cancellation, termination or expiration of the award will again be available for awards under the New Accelus Equity Incentive Plan. Shares of Accelus common stock that are exchanged by a participant or withheld by Accelus as full or partial payment in connection with any award under the New Accelus Equity Incentive Plan, as well as any shares of Accelus common stock exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, will be available for subsequent awards under the New Accelus Equity Incentive Plan. To the extent an award is paid or settled in cash, the number of shares of Accelus common stock previously subject to the award will again be available for grants pursuant to the New Accelus Equity Incentive Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of Accelus common stock available for grant under the New Accelus Equity Incentive Plan. The share recycling provisions described in this paragraph do not apply to any shares reserved for issuance upon exercise of Rollover Options.

The New Accelus Equity Incentive Plan will initially be administered by Accelus’ board of directors, although it may be administered by either the Company’s board of directors or any committee of the Company’s board of directors, including a committee that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee referred to above being sometimes referred to as the plan administrator). The plan administrator may interpret the New Accelus Equity Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the New Accelus Equity Incentive Plan.

The New Accelus Equity Incentive Plan permits the plan administrator to select the officers, employees, partners, non-employee directors, independent contractors (including without limitation consultants) who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of Accelus common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. The plan administrator may prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws. The New Accelus Equity Incentive Plan expressly prohibits the repricing or cash buyout of underwater options or SARs without shareholder approval.

As of the record date (pre-Business Combination), (i) approximately                employees would be eligible to receive awards under the New Accelus Equity Incentive Plan; (ii)                 directors would be eligible to receive awards under the New Accelus Equity Incentive Plan; and (iii)                 independent contractors and consultants would be eligible to receive awards under the New Accelus Equity Incentive Plan.

No New Accelus Equity Incentive Plan participant who is a non-employee director of Accelus shall be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $                 ($                during the first year of service) in total value (calculating the value of any such awards based on the grant date fair value of such awards for Accelus’ financial reporting purposes).

RSUs and restricted stock may be granted under the New Accelus Equity Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the New Accelus Equity Incentive Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment, tenure or service or a participant’s incapacity. The rights of RSU and restricted stock holders upon a termination of employment, tenure or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock, provided that any dividends declared during the restricted period with respect to such restricted stock will generally only become payable if the underlying restricted stock vest. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares of Accelus common stock in respect of the related RSUs are delivered to the participant.

The Company may issue stock options under the New Accelus Equity Incentive Plan. Options granted under the New Accelus Equity Incentive Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Code, as set forth in the applicable individual option award agreement. The exercise price of all options granted under the New Accelus Equity Incentive Plan will be determined by the plan administrator, but, except as provided in the applicable award agreement, in no event may the exercise price be less than 100% of the fair market value of the related shares of Accelus common stock on the date of grant. The maximum term of all stock options granted under the New Accelus Equity Incentive Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment, tenure or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual option agreement. Unless the applicable award agreement provides otherwise, participants with options will generally not have any rights of a stockholder until the participant has given written notice of the exercise of the options and has paid the exercise price for the shares underlying the options.

SARs may be granted under the New Accelus Equity Incentive Plan either alone or in conjunction with all or part of any option granted under the New Accelus Equity Incentive Plan. A free-standing SAR granted under the New Accelus Equity Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Accelus common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the New Accelus Equity Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Accelus common stock over the exercise price of the related option. Unless the applicable award agreement provides otherwise, each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Accelus common stock on the date of grant. The maximum term of all SARs granted under the New Accelus Equity Incentive Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of Accelus common stock, cash, or any combination thereof. Unless the applicable award agreement provides otherwise, participants with SARs will generally not have any rights of a stockholder until the participant has given written notice of the exercise of the options.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment, tenure service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Accelus common stock (including dividend equivalents) may be granted under the New Accelus Equity Incentive Plan. Any dividend or dividend equivalent awarded under the New Accelus Equity Incentive Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and, except as provided in the applicable award agreement, will only become payable if the underlying awards vest. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of Accelus common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of Accelus common stock, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Bonuses payable in fully vested shares of Accelus common stock and awards that are payable solely in cash may also be granted under the New Accelus Equity Incentive Plan.

The plan administrator may grant equity-based awards and incentives under the New Accelus Equity Incentive Plan that are subject to the achievement of performance objectives selected by the plan administrator in its sole discretion. The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the Company or any of the Company’s affiliates, or one of the Company’s divisions or strategic business units or a division or strategic business unit of any of the Company’s affiliates, or may be applied to the Company’s performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of Accelus common stock, cash or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of Accelus common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the plan administrator, in (i) the aggregate number of shares of Accelus common stock reserved for issuance under the New Accelus Equity Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the New Accelus Equity Incentive Plan, (iii) the kind, number and purchase price of shares of Accelus common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the New Accelus Equity Incentive Plan or (iv) the performance goals and periods applicable to awards granted under the New Accelus Equity Incentive Plan. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of Accelus common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of Accelus common stock, cash or other property covered by such award, Accelus’ board of directors may cancel the award without the payment of any consideration to the participant.

Unless the applicable award agreement provides otherwise, in the event that (i) a “change in control” (as defined in the New Accelus Equity Incentive Plan and summarized below) occurs and (ii) either (x) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment, tenure or service is terminated by the Company without cause or by the participant for good reason (if applicable) within 24 months following the change in control or (y) an outstanding award is not assumed or substituted in connection with such change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the New Accelus Equity Incentive Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at the greater of target or actual performance levels. The completion of the Business Combination will not be a change of control under the New Accelus Equity Incentive Plan.

For purposes of the New Accelus Equity Incentive Plan, a “change in control” will mean, in summary, any of the following events: (i) a person or group of persons directly or indirectly becomes the beneficial owner of

40% or more of the combined voting power of Accelus’ then outstanding securities, (ii) the majority of directors then serving on the board of directors ceases to consist of individuals who constituted the board of directors on the effective date of the New Accelus Equity Incentive Plan and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the board of directors or nomination by the Company was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date of the plan or whose appointment, election or nomination for election was previously so approved or recommended, (iii) the consummation of a merger or consolidation of Accelus or any direct or indirect subsidiary with any other corporation or other entity (1) immediately after which the voting securities of Accelus outstanding immediately prior to the merger or consolidation do not continue to represent more than 50% of the combined voting power of Accelus or the applicable surviving entity or parent, (2) immediately after which the individuals who comprise the board of directors immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of Accelus or the applicable surviving entity or parent and (3) that does not implement a recapitalization of Accelus (or similar transaction) in which no person is or becomes the direct or indirect beneficial owner of securities of Accelus representing 50% or more of the combined voting power of Accelus’ then-outstanding securities or (iv) shareholder approval of a plan of complete liquidation or dissolution of Accelus or the consummation of an agreement for the sale or disposition by Accelus of all or substantially all of its assets, other than (1) a sale or disposition by Accelus of all or substantially all of the its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Accelus following the completion of such transaction in substantially the same proportions as their ownership of Accelus immediately prior to such sale or (2) a sale or disposition of all or substantially all of the assets of Accelus immediately following which the individuals who comprise the board of directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof. A change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions immediately following which the record holders of Accelus common stock immediately prior to such transaction or series of integrated transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of integrated transactions.

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the New Accelus Equity Incentive Plan, as determined by the Company. The Company has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have the Company withhold from such delivery shares of Accelus common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of Accelus common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy Accelus’ withholding obligation with respect to any award.

Until such time as an award under the New Accelus Equity Incentive Plan is fully vested and/or exercisable, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, the award or any agreement or commitment to do any of the foregoing will be valid, except with the prior written consent of the plan administrator, which consent may be granted or withheld in the sole discretion of the administrator. Unless otherwise determined by the plan administrator, an option or stock appreciation right may be exercised, during the lifetime of the participant, only by the participant or, during any period during which the participant is under a legal disability, by the participant’s guardian or legal representative.

Any award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and repayment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

The New Accelus Equity Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

The New Accelus Equity Incentive Plan provides the plan administrator with authority to amend, alter or terminate the New Accelus Equity Incentive Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

The New Accelus Equity Incentive Plan will terminate on the tenth anniversary of its approval by our board of directors (although awards granted before that time will remain outstanding in accordance with their terms).

New Plan Benefits

Future grants under the New Accelus Equity Incentive Plan will be made at the discretion of, and subject to the consideration, review and approval of, the plan administrator and, accordingly, are not yet determinable. In addition, awards under the New Accelus Equity Incentive Plan will depend on a number of factors, including the fair market value of Accelus common stock on future dates. Consequently, it is not possible at this time to determine the benefits that might be received by participants under the New Accelus Equity Incentive Plan.

Equity Compensation Plan Information

As of December 31, 2021, CHP did not maintain any equity compensation plans.

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of certain U.S. federal income tax consequences of awards that may be granted under the New Accelus Equity Incentive Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

RSUs. A participant generally will not recognize any income at the time an RSU is granted, nor will the Company or its affiliates be entitled to a deduction at that time. Upon the settlement of an RSU, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the RSU is settled in cash, the amount payable, and the Company or its affiliates will be entitled to a tax deduction in the same amount as the participant recognizes income.

Restricted Stock. A participant generally will not recognize any income at the time an award of restricted stock is granted, nor will the Company or its affiliates be entitled to a deduction at that time. Upon the vesting of shares of restricted stock, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the vesting date over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after being granted shares of restricted stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. The Company or its affiliates will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by the participant.

Options. A participant generally will not recognize any income at the time a non-qualified stock option or incentive stock option is granted, nor will the Company or its affiliates be entitled to a deduction at that time. When a non-qualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received on the date of exercise over the exercise price. When an incentive stock option is exercised, the participant will not recognize any income at the time of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid could create a liability under the alternative minimum tax. If a participant disposes of the shares acquired upon the exercise of an incentive stock option after the later of two years after the date of grant of the incentive stock option or one year after the date of exercise of the incentive stock option (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the exercise price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the shares prior to the end of the holding period, the disposition is a “disqualifying disposition”. The participant will then recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount received for the shares, over the exercise price paid. The balance of the gain or the loss, if any, will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the disposition. The Company or its affiliates will be entitled to a tax deduction with respect to a non-qualified stock option at the time when, and to the extent that, ordinary income is recognized by the participant. The Company or its affiliates are generally not entitled to a deduction as a result of the exercise of an incentive stock option. However, if a participant recognizes ordinary income as a result of a disqualifying disposition, the Company or its affiliates will be entitled to a deduction at the time when, and to the extent that, ordinary income is recognized by the participant.

SARs. A participant generally will not recognize any income at the time a SAR is granted, nor will the Company or its affiliates be entitled to a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income in an amount equal to the cash received or, if the SAR is paid in shares, the fair market value of the shares received as of the date of exercise. The Company or its affiliates will be entitled to a tax deduction with respect to a SAR at the time when, and to the extent that, ordinary income is recognized by the participant.

Other Awards. With respect to other awards granted under the New Accelus Equity Incentive Plan, including stock bonuses, other stock-based award and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and the Company or its affiliates generally will be entitled to a tax deduction at the same time and in the same amount.

Vote Required for Approval and Resolution

The approval of the New Accelus Equity Incentive Plan Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of outstanding shares of common stock present in person virtually or represented by proxy and entitled to vote on such proposal. A stockholder’s failure to vote by proxy or to vote online during the special meeting or an abstention from voting will each have the same effect as voting “AGAINST” Proposal No. 5. A broker non-vote will have no effect on the vote for this Proposal No. 5.

Proposal No. 5 is conditioned upon the approval of all other proposals presented to the vote of our stockholders. If each one of them is not approved, this Proposal No. 5 will have no effect even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NEW ACCELUS EQUITY INCENTIVE PLAN AS PART OF PROPOSAL NO. 5.

The existence of financial and personal interests of one or more of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

We are asking our shareholders to approve the Accelus, Inc. 2022 Employee Stock Purchase Plan (the “New Accelus Employee Stock Purchase Plan”) and the material terms thereunder. Our board of directors adopted the New Accelus Employee Stock Purchase Plan on                , 2022, subject to its approval by our stockholders. If the stockholders approve the New Accelus Equity Incentive Plan, it will become effective upon the Closing.

A summary of the key provisions of the New Accelus Employee Stock Purchase Plan is included here and qualified by reference to its complete text, which is attached to this proxy statement as Annex E. Capitalized terms that are used but not defined in this proposal have the meanings given to them in the New Accelus Employee Stock Purchase Plan.

Purpose

The purpose of the New Accelus Employee Stock Purchase Plan is to provide employees of New Accelus (for the purposes of this Employee Stock Purchase Plan Proposal, “Accelus” or the “Company”) and its participating subsidiaries with the opportunity to purchase Accelus common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the New Accelus Employee Stock Purchase Plan enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, our board believes that approval of the New Accelus Employee Stock Purchase Plan is in the best interests of Accelus and our board recommends that stockholders vote for approval of the New Accelus Employee Stock Purchase Plan.

Summary of New Accelus Employee Stock Purchase Plan Terms

This section summarizes certain principal features of the New Accelus Employee Stock Purchase Plan, which authorizes the grant of options to employees of Accelus that are intended as applicable to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the New Accelus Employee Stock Purchase Plan.

Eligibility and Administration

Unless otherwise determined by our board, the compensation committee of our board of directors will administer and will have authority to interpret the terms of the New Accelus Employee Stock Purchase Plan and determine eligibility of participants. The plan administrator may designate certain of Accelus’ subsidiaries as participating “designated subsidiaries” in the New Accelus Employee Stock Purchase Plan and may change these designations from time to time. Employees of Accelus and its participating designated subsidiaries are eligible to participate in the New Accelus Employee Stock Purchase Plan if they meet the eligibility requirements under the New Accelus Employee Stock Purchase Plan established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares of Accelus common stock under the New Accelus Employee Stock Purchase Plan if such employee, immediately after the grant, would own (directly or through attribution) shares of Accelus common stock possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares of Accelus.

If the grant of a purchase right under the New Accelus Employee Stock Purchase Plan to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the New Accelus Employee Stock Purchase Plan to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the New Accelus Employee Stock Purchase Plan.

Eligible employees become participants in the New Accelus Employee Stock Purchase Plan by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the New Accelus Employee Stock Purchase Plan. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

As of the record date (pre-Business Combination), (i) approximately                 employees would have been eligible to participate in the New Accelus Employee Stock Purchase Plan had the New Accelus Employee Stock Purchase Plan been in operation on such date and any subsidiaries for whom such employees work had been designated as participating subsidiaries under the New Accelus Employee Stock Purchase Plan.

Shares Available for Issuance under the New Accelus Employee Stock Purchase Plan

A total of                 shares of Accelus common stock upon the Closing are reserved for issuance under the New Accelus Employee Stock Purchase Plan. In addition, the number of shares of Accelus common stock available for issuance under the New Accelus Employee Stock Purchase Plan will be annually increased on January 1 of each calendar year beginning in 2023 and ending in 2032, by an amount equal to the lesser of (a)                 percent (            %) of the aggregate number of shares of Accelus common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by our board. In no event will more than shares of Accelus common stock be available for issuance under the New Accelus Employee Stock Purchase Plan.

The closing price of a share of CHP Class A common stock on Nasdaq on                , 2022 was $                .

We cannot precisely predict the Accelus share usage under the New Accelus Employee Stock Purchase Plan as it will depend on a range of factors including the level of Accelus employee participation, the contribution rates of participants, the trading price of our common stock and our future hiring activity. Any shares of Accelus common stock distributed pursuant to an offering may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

Offering Periods and Purchase Periods. We intend for the New Accelus Employee Stock Purchase Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code and stock will be offered under the New Accelus Employee Stock Purchase Plan during offering periods. The length of the offering periods under the New Accelus Employee Stock Purchase Plan will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares of Accelus common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the New Accelus Employee Stock Purchase Plan will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

Enrollment and Contributions. The New Accelus Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base cash compensation for services to us, excluding without limitation overtime, bonuses, commissions, expense reimbursements, income received with respect to stock-based compensation, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares of Accelus common stock that may be purchased by a participant during any purchase period if the applicable offering period contains more than one purchase period. In any event, no employee will be permitted to accrue the right to purchase stock under the New Accelus Employee Stock

Purchase Plan at a rate in excess of $25,000 worth of shares of Accelus common stock during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Accelus common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

Purchase Price. The purchase price of the shares of Accelus common stock, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of Accelus common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the New Accelus Employee Stock Purchase Plan at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Accelus common stock. Participation in the New Accelus Employee Stock Purchase Plan ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the New Accelus Employee Stock Purchase Plan administrator will make equitable adjustments to the New Accelus Employee Stock Purchase Plan and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for other rights or property, such as cash, (ii) the assumption or substitution of outstanding rights by any successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The plan administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the New Accelus Employee Stock Purchase Plan, subject to the share limits described above, in order to facilitate the grant of a purchase right pursuant to the New Accelus Employee Stock Purchase Plan subject to the laws and/or stock exchange rules of countries or jurisdictions outside of the United States.

Transferability

A participant may not transfer rights granted under the New Accelus Employee Stock Purchase Plan other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Governing Law

The New Accelus Employee Stock Purchase Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Plan Amendment and Termination

The plan administrator may amend, suspend or terminate the New Accelus Employee Stock Purchase Plan at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the New Accelus Employee Stock Purchase Plan or changes the New Accelus Employee Stock Purchase Plan in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the New Accelus Employee Stock Purchase Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

New Plan Benefits

Benefits under the New Accelus Employee Stock Purchase Plan will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the New Accelus Employee Stock Purchase Plan.

Summary of Federal Income Tax Consequences of Participating in the New Accelus Employee Stock Purchase Plan

The following is a brief summary of certain U.S. federal income tax consequences related to Shares acquired under the New Accelus Equity Incentive Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

The New Accelus Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the New Accelus Employee Stock Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the New Accelus Employee Stock Purchase Plan. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Accelus will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Accelus will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Vote Required for Approval

The approval of the New Accelus Employee Stock Purchase Plan Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of outstanding shares of common stock present in person virtually or represented by proxy and entitled to vote on such proposal. A stockholder’s failure to vote by proxy or to vote online during the special meeting or an abstention from voting will each have the same effect as voting “AGAINST” Proposal No. 6. A broker non-vote will have no effect on the vote for this Proposal No. 6.

Proposal No. 6 is conditioned upon the approval of all other proposals presented to the vote of our stockholders. If each one of them is not approved, this Proposal No. 6 will have no effect even if approved by our stockholders.

Recommendation of the CHP Board of Directors

THE CHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow CHP’s Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal, or if holders of CHP Class A common stock have elected to redeem an amount of CHP Class A common stock such that CHP would have less than $5,000,001 of net tangible assets or that the Aggregate Transaction Proceeds Condition would not be satisfied. In no event will the CHP Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CHP’s stockholders, the CHP Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal or the Equity Incentive Plan Proposal, or if holders of CHP Class A common stock have elected to redeem an amount of CHP Class A common stock such that CHP would have less than $5,000,001 of net tangible assets or that the Aggregate Transaction Proceeds Condition would not be satisfied, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by May 26, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the CHP stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, regardless of whether a quorum is present.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

CHP Acquisition Holdings LLC and our directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the CHP Board of Directors

THE CHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of CHP’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of CHP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of CHP’s Directors and Officers in the Business Combination” for a further discussion.

Transfer Agent and Registrar

The transfer agent for New Accelus capital stock will be Continental Stock Transfer & Trust Company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of CHP and Accelus adjusted to give effect to the Business Combination, Fusion Robotics Acquisition, and other transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is herein referred to as Article 11.

CHP has elected not to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (the “Management’s Adjustments”) and has only presented simplified requirements to depict the accounting for the Business Combination (the “Transaction Accounting Adjustments”) and certain other capitalization adjustments (“Other Pro Forma Adjustments”) in the following unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of CHP and the historical balance sheet of Accelus on a pro forma basis as if the Business Combination and other transactions had been consummated on September 30, 2021.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of CHP and Accelus on a pro forma basis as if the Business Combination and other transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The historical statement of operations of Accelus in the unaudited pro forma condensed combined financial information reflects the combination of historical Accelus and historical Fusion Robotics for the respective periods presented.

The following describes the transactions entered into and reflected in the unaudited pro forma condensed combined financial information:

•

Fusion Robotics Acquisition: prior to the Business Combination, on July 6, 2021, Accelus entered into an agreement and plan of merger and reorganization with Fusion Robotics, LLC and its owners to acquire 100% of its outstanding member units.

•

Business Combination: pursuant to the Business Combination Agreement, Accelus will merge with and into a new subsidiary of CHP, Merger Sub, with Accelus as the surviving company in the Business Combination and, after giving effect to the Business Combination, Accelus will be a wholly-owned subsidiary of CHP. In conjunction with the Business Combination, the following considerations will be made:

○

Each share of Accelus outstanding common stock, subsequent to any exercises of Accelus warrants or options and subsequent to the conversion of Accelus preferred stock, will be automatically converted into the right to receive common shares in New Accelus subject to the Exchange Ratio.

○

Most of the warrants of Accelus are expected to be exercised in a cashless exchange at the time of the transaction. With the exception of unvested Accelus warrants held by a lender that are expected to roll over at the transaction date, each warrant of Accelus outstanding at the time of the Business Combination that has not been exercised shall be automatically canceled and extinguished.

○

All Accelus options outstanding at the time of the Business Combination, whether vested or unvested, including outstanding Accelus value appreciation rights and incentive units, shall cease to represent a right to purchase Accelus common stock and shall become an option to purchase a number of shares of New Accelus under the New Accelus Equity Incentive Plan equal to the number of shares otherwise issuable upon the application of the Exchange Ratio.

○	Each share of existing CHP Preferred Stock shall automatically convert into one share of CHP’s Common Stock.

○	Each share of then-existing CHP Common Stock shall convert into one common share of New Accelus.

•

Financing and other: subsequent to the most recently available financial statement date, September 30, 2021, Accelus executed a number of agreements that impacted Accelus’ capitalization prior to the close of the Business Combination, including the issuance of additional Accelus preferred stock and convertible notes and the conversion of existing Accelus convertible notes into Accelus common stock.

Notwithstanding the legal form of the Business Combination, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CHP is treated as the acquired company and Accelus is treated as the accounting acquirer for financial statement reporting purposes. Accelus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances that are expected to be in place following the consummation of the Business Combination:

•

Accelus’ existing stockholders will have the greater voting interest in New Accelus under both the Minimum Redemption and Maximum Redemption Scenarios immediately following the consummation of the Business Combination;

•

by virtue of such estimated voting interest upon the consummation of the Business Combination, Accelus’ existing stockholders will have the ability to control decisions regarding the election and removal of directors and officers of New Accelus following the consummation of the Business Combination;

•	Accelus’ senior management will be the senior management of New Accelus; and

•	the composition of the Board of Directors of New Accelus will reflect five members appointed by Accelus, and one member appointed by the Sponsor.

Other factors were considered but they would not change the preponderance of factors indicating that Accelus was the accounting acquirer.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical audited financial statements of CHP (as restated) as of and for the year ended December 31, 2020 and the related notes, which are incorporated by reference elsewhere in this registration statement;

•

the historical unaudited condensed financial statements of CHP (as restated) as of and for the nine months ended September 30, 2021 and the related notes, which are incorporated by reference elsewhere in this registration statement;

•	the historical audited consolidated financial statements of Accelus as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this registration statement;

•

the historical unaudited condensed consolidated financial statements of Accelus as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this registration statement; and

•

other information relating to CHP and Accelus contained in this registration statement, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Agreement” and the risk factors set forth under the section entitled “Risk Factors” of this registration statement.

Pursuant to the CHP Certificate of Incorporation, Public Stockholders will be offered the opportunity to redeem, with such redemption to occur upon the consummation of the Business Combination, shares of CHP Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the Trust Account.

Description of the Minimum and Maximum Allowable Redemptions Scenarios

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Minimum Redemption: This scenario, which we refer to as the “Minimum Redemption Scenario,” assumes that the only shares of CHP Class A common stock redeemed by the Public Stockholders are those that have already been redeemed prior to December 31, 2021; and

•

Maximum Redemption: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that an additional 11,525,390 shares of CHP Class A common stock are redeemed for an aggregate payment of approximately $118 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

The Minimum Cash Condition is solely for the benefit of Accelus and, as a result, Accelus has the sole right to waive the Minimum Cash Condition and, subject to satisfaction or waiver of the other conditions to the closing of the Business Combination, to cause the closing of the Business Combination to occur even if the closing cash balance is less than $50.0 million. However, the closing of the Convertible Notes Investment is conditioned on, among other things, the closing cash equaling or exceeding $50.0 million.

Upon the consummation of the Business Combination, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Assuming Minimum Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
CHP Class A common stockholders (public shareholders)	18,611,003	28%	7,085,613	13%
CHP Class B common stockholders (sponsor)[1,2]	5,325,000	8%	3,262,500	6%
Extension Premium Funders[3]	797,082	1%	797,082	2%
Former Accelus stockholders[2]	41,648,566	63%	41,648,566	79%

Shares outstanding at Closing	66,381,651	100%	52,793,761	100%

(1)	This presentation does not account for 1,875,000 shares that are subject to certain performance vesting terms (i.e., stock price appreciation levels) pursuant to a the A&R Sponsor Letter Agreement.
(2)

This presentation assumes 300,000 shares are transferred from the Sponsor to Accelus in order to make Accelus whole for the dilution incurred as a result of the Monthly Contributions made by Accelus pursuant to the Investment Agreement. The final number of shares to be transferred has yet to be determined.

(3)

Includes shares granted, and expected to be granted, to the Extension Premium Funders resulting from investments in convertible notes and the ongoing Series D Capital Raise pursuant to the Investment Agreement.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the

Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the post-merger company following the completion of the Business Combination and other related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(Amounts in thousands)

	Historical							Assuming Maximum Redemption
	US GAAP				Assuming Minimum Redemption
	CHP Merger Corporation	Accelus (see Note 2)	Other Pro Forma Adjustments	Notes	Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$381	$1,027	$5,905	1b	$190,197	1h	$171,768	$(117,785)	1o	$53,983
			6,000	1c	$(34,853)	1n
			6,221	1d	—
			(3,110)	1e	—
Prepaid expenses and other current assets	34	801			—		835	—		835
Accounts receivable, net of allowance of $651 as of September 30, 2021	—	4,980			—		4,980	—		4,980
Inventories, net	—	7,180			—		7,180	—		7,180

Total current assets	415	13,988	15,016		155,344		184,763	(117,785)		66,978
Property and equipment, net	—	8,837			—		8,837	—		8,837
Goodwill	—	29,042			—		29,042	—		29,042
Intangible assets, net	—	18,100			—		18,100	—		18,100
Investments held in trust account	301,660	—	3,110	1e	(190,197)	1h	—	—		—
					(114,573)	1g

TOTAL ASSETS	$302,075	$69,967	$18,126		$(149,426)		$240,742	$(117,785)		$122,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	851	6,694			—		7,545	—		7,545
Current portion of convertible note payable due to related party	—	7,478	(7,478)	1a	—		—	—		—
Accrued expenses and other current liabilities	—	2,185	(351)	1a	—		1,834	—		1,834
Current portion of deferred rent	—	14			—		14	—		14
Current maturities of capital leases	—	108			—		108	—		108
Current portion of note payable due to related party	—	880			—		880	—		880

Total current liabilities	851	17,359	(7,829)		—		10,381	—		10,381
Warranty liability	12,650	—			—		12,650	(1,210)	1o	11,440
Deferred underwriting fee payable	10,500	—			(10,500)	1n	—	—		—
Long-term debt, net of current maturities	—	5,746	6,000	1c			11,746	—		11,746
Note payable due to related party, net of current portion	—	971			—		971	—		971

	Historical							Assuming Maximum Redemption
	U.S. GAAP				Assuming Minimum Redemption
	CHP Merger Corporation	Accelus (see Note 2)	Other Pro Forma Adjustments	Notes	Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined
Capital leases, net of current maturities	$—	$180			$—		$180	$—		$180
Deferred rent, net of curret portion	—	805			—		805	—		805
Warrant commitment	—	2,630	$(2,630)	1a	—		—	—		—
Derivative liability	—	334	(334)	1a	—		—	—		—
Convertible Note Liability	—	—	1,022	1d	(1,022)	1m	—	—		—

Total liabilities	$24,001	$28,025	$(3,771)		$(11,522)		$36,733	$(1,210)		$35,523

Commitments
Class A common shares subject to possible redemption, 30,000,000 shares as of September 30, 2021 (at $10.00 per share)	$300,000	$—			$(113,890)	1g	$—	$—		$—
					(186,110)	1j
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—			—		—	—		—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, no shares issued and outstanding at September 30, 2021 (excluding 30,000,000 common stock subject to possible redemption)	—	—			—		—	—		—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding as of September 30, 2021	1	—			(1)	1i	—	—		—
Series A convertible preferred stock, par value $0.00001 per share, 6,250,000 shares authorized at September 30, 2021; 6,134,281 shares issued and outstanding at September 30, 2021 (liquidation preference of $18,603)	—	17,544			(17,544)	1k	—	—		—
					—	1l

Series B convertible preferred stock, par value $0.00001 per share, 5,600,000 shares authorized at September 30, 2021; 5,120,801 shares issued and outstanding at September 30, 2021 (liquidation preference of $23,044)	—	22,427			(22,427)	1k	—	—		—
					—	1l

	Historical							Assuming Maximum Redemption
	U.S. GAAP				Assuming Minimum Redemption
	CHP Merger Corporation	Accelus (see Note 2)	Other Pro Forma Adjustments	Notes	Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined
Series C convertible preferred stock, par value $0.00001 per share, 3,300,000 shares authorized at September 30, 2021; 2,200,000 shares issued and outstanding at September 30, 2021 (liquidation preference of $9,900)	—	9,023			(9,023)	1k	—	—		—
					—	1l
Series D convertible preferred stock, par value $0.00001 per share, 5,000,000 shares authorized; 749,682 shares issued and outstanding (liquidation preference of $5,848)	—	5,848	7,806	1a	(24,758)	1k	—	—		—
			5,905	1b	—	1l
Common Stock, par value $0.00001 per share, 30,000,000 shares authorized; 20,109,384 shares issued and outstanding	—	—	5,199	1d	—	1k	—	—		—
					—	1l
					—	1m
New Accelus Class A Common Stock	—	—			1	1i	7	(1)	1o	6
					2	1j		—
					—
					4	1m
Additional paid-in capital	—	42,844	—	1a	(683)	1g	268,560	(116,574)	1o	151,986
			—	1b	186,108	1j				—
			—	1d	—					—
					(21,927)	1f
					70,485	1k
					—	1l				—
					(12,551)	1n				—
					1,018	1m
Accumulated deficit	(21,927)	(55,744)	2,987	1a	—	1l	(64,558)	—		(64,558)
					21,927	1f				—
					(11,802)	1n

Total Stockholders’ equity (deficit)	(21,926)	12,900	2,987		232,551		204,009	(116,575)		87,434

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$302,075	$69,967	$18,126		$(149,426)		240,742	$(117,785)		$122,957

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(Amounts in thousands, except share and per share amounts)

					Assuming Minimum Redemption			Assuming Maximum Redemption
	CHP Merger Corporation	Combined Accelus (see Note 2)	Other Pro Forma Adjustments	Notes	Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined
Revenues	$—	$17,927	$—		$—		$17,927	$—		$17,927
Cost of revenue	—	4,340	—		—		4,340	—		4,340

Gross profit	—	13,587	—		—		13,587	—		13,587
Operating expenses:
Selling, general and administrative expenses	1,434	25,302	—		(90)	2b	26,646	—		26,646
Research and development expenses	—	4,132	—		—		4,132	—		4,132
Amortization of intangible assets	—	2,355	—		—		2,355	—		2,355

Total operating expenses	1,434	31,789	—		(90)		33,133	—		33,133

Loss from operations	(1,434)	(18,202)	—		90		(19,546)	—		(19,546)
Other income (expense):
Interest expense	—	(3,727)	(524)	2a	4,172	2e	(89)	—		(89)
Loss on debt extinguishment	—	(93)	—		—	2e	(93)			(93)
Loss on change in fair value of derivative liability	—	(252)	—		252	2e	—			—
Loss on change in fair value of warrant liability	—	(1,553)	—		1,553	2e	—			—
PPP loan forgiveness	—	1,083	—		—		1,083	—		1,083
Interest earned on marketable securities held in Trust Account	59	—	—		(59)	2c	—	—		—
Change in fair value of warrant liability	24,050	—	—				24,050	(3,520)	2f	20,530

Total other income (expense), net	24,109	(4,552)	(524)		5,918		24,951	(3,520)		21,431

Income (loss) before income taxes	22,675	(22,754)	(524)		6,008		5,405	(3,520)		1,885
Income tax benefit	—	2,977	—		—		2,977	—		2,977

Net income (loss)	$22,675	$(19,777)	$(524)		$6,008		$8,382	$(3,520)		$4,862

Weighted average shares outstanding:
Basic						2g	66,381,651	(13,587,890)	2g	52,793,761
Net income per share – basic							$0.13			$0.09
Effect of dilutive securities – stock options							1,915,721			1,915,721
Net income per share - diluted							$0.12			$0.09

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(Amounts in thousands, except share and per share amounts)

					Assuming Minimum Redemption			Assuming Maximum Redemption
	CHP Merger Corporation	Combined Accelus (see Note 2)	Other Pro Forma Adjustments	Notes	Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments (See Note 3)	Notes	Pro Forma Condensed Combined
Revenues	$—	$16,871	$—		$—		$16,871	$—		$16,871
Cost of revenue (exclusive of amortization shown below)	—	4,479	—		—		4,479	—		4,479

Gross profit	—	12,392	—		—		12,392	—		12,392
Operating expenses:
Selling, general and administrative expenses	651	20,710	—		(127)	2b	21,229	—		21,229
					(6)	2e
Research and development expenses	—	3,572	—		—		3,572	—		3,572
Amortization of intangible assets	—	3,132	—		—		3,132	—		3,132
Transaction expenses	—	—	—		11,802	2d	11,802	—		11,802

Total operating expenses	651	27,414	—		11,669		39,735	—		39,735

Loss from operations	(651)	(15,022)	—		(11,669)		(27,343)	—		(27,343)
Other income (expense):
Change in fair value warrant liability	(25,430)	—	—		—		(25,430)	3,652	2f	(21,778)
Interest expense	—	(288)	(700)	2a	3	2e	(985)	—		(985)
Interest earned on marketable securities held in Trust Account	1,986	—	—		(1,986)	2c	—	—		—

Total other expense, net	(23,444)	(288)	(700)		(1,984)		(26,415)	3,652		(22,763)

Loss before income taxes	(24,095)	(15,310)	(700)		(13,653)		(53,738)	3,652		(50,106)
Provision for income taxes	(375)	—	—		—		(375)	—		(375)

Net loss	$(24,470)	$(15,310)	$(700)		$(13,653)		$(54,133)	$3,652		$(50,481)

Weighted average shares outstanding:
Basic and diluted						2g	66,381,651	(13,587,890)	2g	52,793,761
Net loss per share attributable to common stockholders - basic and diluted							$(0.82)			$(0.96)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CHP is treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Accelus issuing stock for the net assets of CHP, accompanied by a recapitalization. The net assets of CHP are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination and other transactions as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020, give pro forma effect to the Business Combination, Fusion Robotics Acquisition, and other transactions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	CHP’s unaudited condensed balance sheet as of September 30, 2021 and the related notes, incorporated by reference in this registration statement; and

•	Accelus’ unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes, included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	CHP’s unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, incorporated by reference elsewhere in this registration statement;

•	Accelus’ unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this registration statement; and

•	Fusion Robotics’ unaudited statement of operations for the period from January 1, 2021 through July 6, 2021 and the related notes, included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	CHP’s audited statement of operations for the year ended December 31, 2020 and the related notes, incorporated by reference elsewhere in this registration statement;

•	Accelus’ audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this registration statement; and

•	Fusion Robotics’ audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this registration statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions, as CHP did not reflect any Management Adjustments under the Article 11 pro forma rules and regulations. The pro forma adjustments reflecting the consummation of the Business Combination and other transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and other transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CHP and Accelus.

2.	Fusion Robotics Acquisition

On July 6, 2021, Accelus entered into a merger agreement with Fusion Robotics, LLC and its owners to acquire 100% of its ownership interests. The financial information included herein was derived from the financial statements and records of Accelus and Fusion Robotics and may not necessarily reflect the combined financial results of operations or what they would have been had the Fusion Robotics Acquisition had occurred as of January 1, 2020. With the exception of the adjustment for the amortization of the acquired intangible assets, management believes no pro forma adjustments are necessary to the combination of Accelus and Fusion Robotics in the historical periods presented but note that they may not be indicative of the actual level of expenses that would have been incurred by the combined company if these operations had operated as a combined entity or of the costs expected to be incurred in the future. Refer to Notes 2 and 3 of the Accelus unaudited interim financial statements for the nine months ended September 30, 2021 for additional details about the consideration paid, preliminary purchase price allocation, and acquired intangible assets.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For nine months ended September 30, 2021
	Accelus Historical	Fusion Robotics	Pro forma Adjustments	Pro Forma Combined Accelus
Revenues	$17,901	$26	$—	$17,927
Cost of revenue	4,338	2	—	4,340

Gross profit	13,563	24	—	13,587
Operating expenses:
Selling, general and administrative expenses	24,162	1,140	—	25,302
Research and development expenses	3,042	1,090	—	4,132
Amortization of intangible assets	1,079	89	1,187	2,355

Total operating expenses	28,283	2,319	1,187	31,789

Loss from operations	(14,720)	(2,295)	(1,187)	(18,202)

Unaudited Pro Forma Condensed Combined Statement of Operations

	For nine months ended September 30, 2021
	Accelus Historical	Fusion Robotics	Pro forma Adjustments	Pro Forma Combined Accelus
Other (income) expense:
Interest expense	$(3,737)	$—	$—	$(3,737)
Loss on debt extinguishment	(93)	—	—	(93)
Loss on change in fair value of derivative liability	(252)	—	—	(252)
Loss on change in fair value of warrant liability	(1,553)	—	—	(1,553)
PPP loan forgiveness	1,083	—	—	1,083

Total other expense, net	(4,552)	—	—	(4,552)

Loss before income taxes	$(19,272)	$(2,295)	$(1,187)	$(22,754)
Income tax benefit	2,977	—	—	2,977

Net loss	$(16,295)	$(2,295)	$(1,187)	$(19,777)

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the year ended December 31, 2020
	Accelus Historical	Fusion Robotics	Pro forma Adjustments	Pro Forma Combined Accelus
Revenues	$16,871	$—	$—	$16,871
Cost of revenue	4,479	—	—	$4,479

Gross profit	12,392	—	—	12,392
Operating expenses:
Selling, general and administrative expenses	20,599	111	—	20,710
Research and development expenses	3,214	358	—	3,572
Amortization of intangible assets	707	51	2,374	(3,132)

Total operating expenses	24,520	520	2,374	27,414

Loss from operations	(12,128)	(520)	(2,374)	(15,022)
Other income (expense):
Interest expense	$(288)	$—	—	$(288)

Total other expense, net	(288)	—	—	(288)

Loss before income taxes	$(12,416)	$(520)	$(2,374)	$(15,310)
Income tax expense	—	—	—	—

Net loss	$(12,416)	$(520)	$(2,374)	$(15,310)

The pro forma adjustments noted above in the combination of the Accelus and Fusion Robotics condensed statements of operations reflect the incremental amortization expense recognized during the respective periods for the developed technology acquired in the Fusion Robotics acquisition.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. Article 11 requires the presentation of adjustments for the accounting for the transaction and provides management with the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. CHP has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments and Other Pro Forma Adjustments, reflecting changes in Accelus capitalization occurring in the fourth quarter of 2021, in the following unaudited pro forma condensed combined financial information. There were no intercompany transactions between CHP and Accelus that would require adjustment to these pro forma financial statements for any of the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

a)

Reflects the conversion of the Accelus 2020 and 2021 convertible notes, carrying value of approximately $7.5 million, into shares of Accelus Series D preferred stock, pursuant to the election by the holders of the convertible notes in the fourth quarter of 2021. The entry also reflects the write-off of the associated warrant commitment liability, derivative liability, accrued interest, and debt discounts capitalized in relation to the debt.

b)	Reflects the incremental issuance of Accelus Series D preferred stock to investors in the fourth quarter of 2021, generating proceeds of approximately $5.9 million.

c)	Reflects the additional $6.0 million of proceeds received in the fourth quarter of 2021 from the second advance within Accelus’ debt arrangement with Eastward.

d)

Reflects total cash proceeds of approximately $6.2 million associated with the total CHP investment commitment included within the Investment Agreement by and between Accelus, Sponsor, and certain investors, dated November 30, 2021 related to the issuance of approximately $1.0 million in Accelus convertible notes and the issuance of approximately $5.2 million of Accelus Series D preferred stock. This commitment amount assumes the completion of this transaction prior to April 26, 2022, at which point an additional Extension Premium payment would be required. The Accelus convertible notes issued under the Investment Agreement are to convert into New Accelus common stock at the close of the transaction at a conversion rate of $10.00 per share. The Accelus Series D preferred stock issued under the Investment Agreement are to convert in a manner similar to other outstanding Accelus Series D preferred stock at the close of the transaction.

e)

Reflects five months of the Extension Premium expected to be paid by Accelus into the Trust Account until the transaction closes, in monthly increments of approximately $0.6 million, pursuant to the Investment Agreement.

f)	Reflects the elimination of CHP’s historical accumulated deficit upon consummation of the Business Combination.

g)

Reflects the redemption by public stockholders holding 11,388,997 shares of the CHP Class A common stock (out of a total of 30,000,000 shares of CHP Class A common stock), who exercised their right to redeem such shares at a redemption price of approximately $10.06 per share in November 2021. Approximately $114.5 million in cash was removed from the Trust Account to pay such stockholders. The difference between the initial issuance price of $10.00 and the redemption price was recognized to additional paid-in-capital, an impact of approximately $0.7 million.

h)	Reflects the reclassification of investments held in the Trust Account to cash and cash equivalents that become available following consummation of the Business Combination.

i)

Reflects the conversion of all outstanding shares of CHP Class B common stock to CHP Class A common stock pursuant to the Business Combination. As the CHP Class A common stock will be converted into New Accelus common stock pursuant to the Business Combination Agreement, this adjustment reflects the conversion of CHP Class B common stock directly into New Accelus common stock.

j)	Reflects the conversion of all outstanding CHP Class A common stock to New Accelus common stock and reclassified to permanent equity pursuant to the terms of the Business Combination.

k)	Reflects the conversion of all outstanding shares of Accelus preferred stock to Accelus common stock immediately prior to the Business Combination at the applicable conversion ratio.

l)

Reflects the cashless exercise of all outstanding Accelus warrants to purchase Accelus common stock and Accelus preferred stock held by Accelus stockholders immediately prior to the Business Combination in accordance with the individual agreements. All remaining unexercised warrants shall be cancelled, excluding any unearned Eastward Warrants. This adjustment recognizes the par value and additional paid-in capital of the net shares issued on exercise.

m)

Reflects the cancelation and conversion of each then-outstanding share of Accelus common stock (including shares of Accelus common stock not yet issued and outstanding but which any holder is entitled to receive at such time as a result of the conversion of Accelus preferred stock and exercise of any Accelus warrants) into the right to receive the number of shares of New Accelus common stock multiplied by the Exchange Ratio and the cancelation and conversion of then-outstanding Accelus convertible notes issued as part of the Investment Agreement into the right to receive the number of share of New Accelus common stock at a conversion rate of $10.00 per share.

The number of shares of New Accelus common stock issued to the holders of Accelus common stock and Accelus warrants will fluctuate based on the number of shares of Accelus common stock outstanding and shares of Accelus common stock underlying unvested Accelus Options, outstanding immediately prior to the Business Combination Effective Time.

n)

Reflects the payment of estimated transaction costs of approximately $34.8 million representing $12.5 million for Accelus and $22.3 million for CHP. This adjustment is inclusive of the settlement of $10.5 million of deferred underwriting commissions (recognized by CHP within additional paid in capital as of December 31, 2020). Costs include legal, financial advisory and other professional fees related to the Business Combination. In connection with the reverse recapitalization treatment, Accelus’ transaction costs are recorded as reductions to additional paid-in capital. CHP’s expected net transaction costs of $11.8 million are recorded through the income statement and treated as an increase to accumulated deficit.

o)

Reflects estimated redemptions associated with the Maximum Redemption Scenario, in which 11,525,390 shares of CHP Class A common stock subject to possible redemption are redeemed for an aggregate payment of approximately $118 million (based on the estimated per share redemption price of approximately $10.22 per share). The redemption price is calculated as $190 million in the Trust Account per the unaudited pro forma condensed combined balance sheet divided by 18,611,003 CHP Class A common stock subject to possible redemption.

This adjustment also reflects the forfeiture of certain CHP private placement warrants as required under the Sponsor Letter Agreement made by and between Sponsor, CHP, and Accelus as a result of the final cash delivered to New Accelus in the Maximum Redemption Scenario, subsequent to the close of the transaction.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(2)

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 are as follows:

a)

Reflects the incremental interest expense associated with the Eastward debt advance discussed above, resulting in adjustments of approximately $0.7 million and $0.5 million in the year ended December 31, 2020 and in the nine months ended September 30, 2021, respectively.

b)

Reflects the elimination of CHP’s administrative services fee paid to certain related parties of CHP that will cease upon consummation of the Business Combination and therefore would not have been incurred if the Business Combination was consummated on January 1, 2020.

c)

Reflects the elimination of interest and dividends on investments held in the Trust Account, which includes interest income and dividends earned related to the investments held in the Trust Account of CHP that would not have been earned if the Business Combination was consummated on January 1, 2020

d)

Reflects approximately $11.8 million of non-recurring CHP transaction costs related to the Business Combination to be incurred through the close of the transaction. These transaction costs are not reflected in CHP’s historical financial statements (as restated) and will be expensed as incurred.

e)

Reflects the removal of the loss on the change in fair value of the derivative liability, loss on the change in fair value of the warrant liability, interest expense, including the change in fair value of the Seagull notes recognized in interest expense in the period ending September 30, 2021, and amortization of debt discount associated with Accelus’ convertible notes.

f)

Reflects the elimination of the portion of the change in the fair value of the CHP warrant liability of approximately $3.7 million and $3.5 million in the year ended December 31, 2020 and nine months ended September 30, 2021, respectively, related to those CHP private placement warrants that would forfeit in the Maximum Redemption Scenario based on the total cash delivered to New Accelus at the close of the Business Combination.

g)

Represents the change in the weighted average shares outstanding due to the issuance of New Accelus common stock (and redemptions in the Maximum Redemption Scenario) in connection with the Business Combination.

4. Loss per Share

Represents the net loss per share calculated using the historical basic and diluted weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and other transactions are being reflected as if they had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares to be issued and outstanding upon the consummation of the Business Combination have been outstanding for the entire periods presented.

Basic and diluted net loss per share attributable to holders of New Accelus common stock is presented in conformity with the two-class method required for participating securities.

	For the nine months ended September 30, 2021
	Minimum Redemption Scenario	Maximum Redemption Scenario
Pro forma net income (loss) attributable to common stockholders	$8,362	$4,862
Pro Forma weighted average shares calculation, basic and diluted
CHP Class A common stockholders (public shareholders)	18,611,003	7,085,613
CHP Class B common stockholders (sponsor)	5,325,000	3,262,500
Extension Premium Funders	797,082	797,082
Former Accelus stockholders	41,648,566	41,648,566

Pro forma weighted average shares outstanding - basic and diluted	66,381,651	52,793,761

Net income per share - basic	$0.13	$0.09

Effect of diluted securities - stock options	1,915,721	1,915,721

Net income per share - dilutive	$0.12	$0.09

The financial statements reflect a net loss in all periods presented and therefore the following shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented above as including them would have had an anti-dilutive effect:3

	Minimum Redemption Scenario	Maximum Redemption Scenario
CHP public warrants to purchase shares of New Accelus common stock	15,000,000	15,000,000
CHP private placement warrants to purchase shares of New Accelus common stock[1,2]	4,400,000	2,200,000
Accelus value appreciation rights and incentive units that will convert into awards under the New Accelus Equity Incentive Plan and the issuance of shares of New Accelus common stock	468,354	468,354

Total	19,868,354	17,668,354

(1)

This presentation does not account for 2,000,000 Sponsor Warrants that are subject to certain performance vesting terms (i.e., stock price appreciation levels) pursuant to the A&R Sponsor Letter Agreement.

(2)

This presentation does not account for 1,600,000 Sponsor Warrants to be transferred to Accelus that are subject to certain performance vesting terms (i.e., stock price appreciation levels) pursuant to the A&R Sponsor Letter Agreement.

[3]	Accelus to confirm whether escrowed shares subject to performance vesting conditions should also be listed.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth:

•	historical per share information of CHP for the nine months ended September 30, 2021 and for the period from July 31, 2019 (date of inception) through December 31, 2020;

•	historical per share information of Accelus for the nine months ended September 30, 2021 and for the year ended December 31, 2020; and

•

unaudited pro forma per share information of the combined company for the nine months ended September 30, 2021 and for the year ended December 31, 2020 after giving effect to the Business Combination and the Related Stock Transactions, assuming two redemption scenarios as follows:

•

Assuming minimum redemption scenario: This scenario, which we refer to as the “Minimum Redemption Scenario,” assumes that the only shares of CHP Class A common stock redeemed by the Public Stockholders are those that have already been redeemed prior to December 31, 2021; and

•

Assuming maximum redemption scenario: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that an additional 11,525,390 shares of CHP Class A common stock are redeemed for an aggregate payment of approximately $118 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

The following tables should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of CHP and Accelus and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited CHP and Accelus pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations which would have occurred had the companies been combined during the periods presented, nor does it purport to represent actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of CHP and Accelus would have been had the companies been combined during the periods presented.

	Historical		Pro forma
	CHP	Accelus	Minimum redemption scenario	Maximum redemption scenario
For the nine months ended September 30, 2021
Book value per share(1)	$(0.73)	$(0.64)	$3.07	$1.65
Net income (loss) per share – basic(2)	$0.60	$(1.23)	$0.13	$0.09
Net income (loss) per share – diluted(3)	0.60	(1.23)	0.12	0.09

For the Year Ended December 31, 2020
Net income (loss) per share – basic and diluted(2)(3)	$(0.65)	$(1.24)	$(0.82)	$(0.96)

(1)	Book value per share is calculated as total equity divided by:

•	CHP Class A common stock outstanding at September 30, 2021;

•	Accelus common stock outstanding at September 30, 2021; and

•	pro forma information.

(2)	Net loss per common share is based on:

•	Weighted average number of basic shares of CHP Class A common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020;

•	Weighted average number of basic shares of Accelus common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020; and

•	pro forma information.

(3)	Net loss per common share is based on:

•	Weighted average number of dilutive shares of CHP Class A common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020;

•	Weighted average number of dilutive shares of Accelus common stock outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020; and

•	pro forma information.

OTHER INFORMATION RELATED TO CHP

Introduction

CHP is a blank check company incorporated on July 31, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Prior to executing the Business Combination Agreement, CHP’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

CHP has neither engaged in any operations nor generated any revenue to date. Based on CHP’s business activities, CHP is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On November 26, 2019, CHP consummated its initial public offering of 30,000,000 units, which includes the partial exercise of the underwriters’ option to purchase an additional 4,125,000 units. Each unit consists of one share of CHP Class A common stock and one half of one public warrant. Each whole warrant entitles the holder thereof to purchase one share of CHP Class A common stock for $11.50 per share, subject to adjustment.

The units were sold at an offering price of $10.00 per unit, generating total gross proceeds, before expenses, of $300,000,000. Prior to the consummation of the initial public offering, on August 7, 2019, the Sponsor purchased 7,187,500 shares of CHP Class B common stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. In October 2019, the Sponsor transferred 25,000 founder shares to each of James A. Deal, Ken Goulet and Jack Krouskup, CHP’s director nominees, resulting in the Sponsor holding 7,112,500 founder shares. On November 21, 2019, CHP effected a stock dividend with respect to its Class B common stock, resulting in the initial stockholders holding an aggregate of 7,906,250 founder shares. The number of founder shares issued was determined based on the expectation that the initial public offering would be a maximum of 31,625,000 units and therefore that such founder shares would represent, on an as-converted basis, 20% of the outstanding shares of CHP Class A common stock under the initial public offering.

In connection with the initial public offering, including the underwriters’ elections to exercise their over-allotment option in relation thereto, CHP consummated private sales of an aggregate of 8,000,000 private placement warrants, each exercisable to purchase one share of CHP Class A common stock at an exercise price of $11.50 per share, to the Sponsor at a price of $1.00 per warrant, generating total gross proceeds of approximately $8,000,000. The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by CHP, (ii) they (including the shares of CHP Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after CHP completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they (including the shares of common stock issuable upon exercise of these warrants) will be entitled to registration rights.

Following the initial public offering, including the underwriters’ elections to exercise their over-allotment option in relation thereto, and the sale of the private placement warrants, $300,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay franchise and income taxes, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earliest of (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of CHP’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the closing of the initial public offering or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if CHP is unable to complete an initial business combination within 24 months from the closing of CHP’s initial public offering. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

On November 24, 2021, at a special meeting of our stockholders (the “Extension Meeting”), our stockholders approved a proposal to amend our amended and restated certificate of incorporation to extend the date by which we have to consummate our initial business combination from November 26, 2021 to May 26, 2022 (the “Extension”). In connection with such proposal, our public stockholders had the right to redeem their shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two days prior to such stockholder vote. Our public stockholders holding 11,388,997 shares of the CHP Class A common stock (out of a total of 30,000,000 shares of CHP Class A common stock) exercised their right to redeem such shares at a redemption price of approximately $10.06 per share. Approximately $114.5 million in cash was removed from the Trust Account to pay such stockholders and, accordingly, after giving effect to such redemptions, the balance in the Trust Account was approximately $187.1 million.

Also in connection with the Extension, CHP and Accelus agreed to deposit into the Trust Account $0.0333 per share for each month of the Extension period, pro-rated for partial months during the Extension period, resulting in a maximum contribution of $0.2 per share of CHP Class A common stock that was not redeemed in connection with the Extension Meeting, or an aggregate of $3,722,200.60.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of             , 2022, there was $             in investments and cash held in the Trust Account.

Fair Market Value of Accelus’ Business

CHP’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and net of amounts disbursed to management for working capital purposes, if permitted) at the time of signing a definitive agreement to enter into the Business Combination. CHP will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The CHP Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, CHP must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for CHP’s initial public offering. Accordingly, in connection with the Business Combination, the CHP stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with CHP’s initial public offering, CHP’s initial stockholders (consisting of our Sponsor, Joseph Swedish, James Olsen, James A. Deal, Ken Goulet and Jack Krouskup) entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the CHP Board. As of the date hereof, CHP’s initial stockholders own approximately 28.7% of the total outstanding shares of CHP common stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding CHP or its securities, the initial stockholders, Accelus and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by CHP’s initial stockholders for nominal value.

Liquidation if No Business Combination

CHP has until May 26, 2022 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), CHP will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CHP’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to CHP’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if CHP fails to complete its initial business combination by May 26, 2022.

CHP’s initial stockholders (consisting of our Sponsor, Joseph Swedish, James Olsen, James A. Deal, Ken Goulet and Jack Krouskup) at the time of the initial public offering have entered into a letter agreement with CHP, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if CHP fails to complete its initial business combination within the required time frame. However, if CHP’s initial stockholders, officers and independent directors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if CHP fails to complete its initial business combination by May 26, 2022.

The Sponsor and CHP’s officers and directors have also agreed, pursuant to a written agreement with CHP, that they will not propose any amendment to the Current Charter that would affect the substance or timing of CHP’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by May 26, 2022 or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless CHP provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHP to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. However, CHP may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).

CHP expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay its taxes, CHP may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If CHP were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. CHP cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, CHP’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before it makes any distribution of its remaining assets to CHP’s stockholders. While CHP intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although CHP will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CHP’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CHP’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CHP than any alternative. Examples of possible instances where CHP may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, CHP is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CHP and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CHP if and to the extent any claims by a third party (other than its independent registered accounting firm) for services rendered or products sold to CHP, or a prospective target business with which CHP has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay CHP’s franchise and income taxes, except as to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust

Account and except as to any claims under CHP’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. CHP has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CHP believes that the Sponsor’s only assets are CHP’s securities. Therefore, CHP cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, CHP may not be able to complete the Business Combination, and CHP’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of CHP’s officers or directors will indemnify CHP for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay its franchise and income taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CHP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CHP currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to CHP, it is possible that CHP’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, CHP cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

CHP will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with CHP waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under CHP’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. CHP has access to up to approximately $500,000 held outside the Trust Account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that CHP liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

If CHP files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of CHP’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, CHP cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if CHP files a bankruptcy petition or an involuntary bankruptcy petition is filed against CHP that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CHP’s stockholders. Furthermore, the CHP Board may be viewed as having breached its fiduciary duty to CHP’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. CHP cannot assure you that claims will not be brought against it for these reasons.

CHP’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (i) the completion of CHP’s initial business combination, and then only in connection with those shares of CHP Class A common stock that such stockholder properly elected to redeem; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of CHP’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the closing of its initial public offering or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; or (iii) in the event of the redemption of the public shares if CHP does not complete its initial business combination by May 26, 2022. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event CHP seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to CHP for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Properties

CHP currently maintains its executive offices at 25 Deforest Avenue, Suite 108, Summit, NJ 07901, from an entity affiliated with the Sponsor. The cost for this space is included in the $10,000 per month, for up to 24 months, fee that CHP pays an affiliate of the Sponsor for office space, utilities, administrative and support services. CHP considers its current office space adequate for its current operations.

Employees

CHP currently has three executive officers. These individuals are not obligated to devote any specific number of hours to CHP’s matters but they intend to devote as much of their time as they deem necessary to CHP’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. CHP does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers

CHP’s directors and executive officers are as follows:

Name	Age	Position
Joseph R. Swedish	70	Chairman
James T. Olsen	50	Chief Executive Officer and Director
Benson Jose	42	Chief Financial Officer
James A. Deal	72	Director
Ken Goulet	62	Director
Jack Krouskup	72	Director

Joseph R. Swedish is the Co-Founder and Partner of Concord Health Partners, LLC and has served as the Chairman of the Board of Directors of CHP Merger Corp. since 2019. Mr. Swedish served as the Chairman, President and Chief Executive Officer of Anthem, Inc., a Fortune 29 company and one of the nation’s leading health benefits provider, from 2013 to 2017. Mr. Swedish also served as the President and Chief Executive Officer of Trinity Health from 2005 to 2013. Additionally, Mr. Swedish served as the President and Chief Executive Officer of Centura Health, Colorado’s largest health system, from 1999 to 2005. Mr. Swedish currently serves on the board of directors for IBM Corporation, CDW, Mesoblast Limited (Chairman) and Centrexion Therapeutics. Mr. Swedish has been extensively recognized for his leadership in the healthcare field. For twelve years in a row, Modern Healthcare named Mr. Swedish as one of the 100 Most Influential People in

Healthcare, ranking him in the top 20 of the health sector’s most senior-level executives, high-level government administrators, elected officials, academics and thought leaders for five consecutive years. In 2016, Mr. Swedish was one of five health care leaders named to Crain Communications’ Top 100 Innovators list. Mr. Swedish holds a B.A. in Political Science from the University of North Carolina at Charlotte and an M.H.A. from Duke University- Fuqua School of Business.

James T. Olsen has served as our Chief Executive Officer and a Director since inception. Mr. Olsen is the Founder & Managing Partner of Concord and a member of Concord’s Investment Committee. Mr. Olsen has over 24 years of experience in healthcare investment banking and investment advisory services. Prior to founding Concord in 2017, Mr. Olsen was Managing Director & Head of Not-for-Profit Healthcare Investment Banking at Jefferies, a diversified financial services company from 2013 to 2016. Prior to Jefferies, Mr. Olsen served as Managing Director & Head of Not-for-Profit Healthcare Mergers & Acquisitions at Bank of America Merrill Lynch. Mr. Olsen began his career in 1996 at Merrill Lynch where he remained for 17 years. He currently serves on the Board of Directors for VitalTech Holdings, a Concord portfolio company in the healthcare information technology sector that focuses on remote patient monitoring, and Proton Therapy Partners, a specialty service provider that forms joint ventures with hospital companies to deliver advanced proton therapy radiation oncology services. Mr. Olsen received a B.S. in Physics from Loyola University Maryland and a M.S. in Physiology from the University of Maryland Graduate Program at the School of Medicine. We believe Mr. Olsen’s extensive professional experience focused on mergers and acquisitions in the healthcare industry make him well-qualified to serve as a member of our board of directors.

Benson Jose has served as our Chief Financial Officer since inception. Mr. Jose is a Partner and the Chief Operating Officer / Chief Financial Officer of Concord. Mr. Jose has over 20 years of experience in tax, accounting, compliance, investor relations and both fund and company operations. Prior to joining Concord in 2018, Mr. Jose was a Partner/COO/CFO at Castle Hill Asset Management with responsibility for managing all middle and back office operations, human resources, fund and firm legal and regulatory matters, as well as engagement with the Board of Directors. He was a member of the Valuation Committee responsible for the firm’s valuation policy as well as ensuring proper guidance and protocols were followed. Mr. Jose was responsible for keeping the firm current and in line with both SEC and FCA standards. Prior to joining Castle Hill Asset Management in 2013, Mr. Jose served as CFO/CCO at MDR Capital, with responsibility for both fund and management company accounting, compliance, investor relations and operations. As a Compliance Committee member, he was responsible for keeping the firm current and in line with SEC standards. Prior to joining MDR Capital in 2011, Mr. Jose was the Acting Controller at Greenlight Capital Management. During his term at Greenlight Capital Management from 2009 to 2011, Mr. Jose was the Accounting Manager at Ryan Associates, an Advent Geneva partner. Mr. Jose served as the Director of Accounting Operations at Plainfield Asset Management and managed annual audits for multiple fund structures as well as regulatory SEC filings. Prior to joining Plainfield Asset Management in 2006, Mr. Jose worked at Ernst & Young within the Assurance & Advisory Business Services Audit Group with a focus on private equity, global hedge funds and fund of funds and worked in a variety of positions within the Financial Services Office, including roles in compliance, training and human resources. Mr. Jose holds a B.S. in Accountancy from St. John’s University, a M.S. in Accountancy from University of Notre Dame and an M.B.A. in Finance from St. John’s University.

James A. Deal has served as a director since the initial public offering. He is the Founder, Chief Executive Officer and Director of Compassus, a leading national hospice, palliative care and home health post-acute provider. Mr. Deal partnered with ThomaCressey Bravo to found Compassus in 2006. Under his leadership, Compassus has grown into one of the nation’s largest hospice providers with locations in more than 25 states. As the CEO of multiple healthcare companies during his career, Mr. Deal has overseen numerous projects aimed at expanding access and providing better care to patients. He led the creation of a national network of diabetes treatment centers, developed at-risk disease/care management contracts in the U.S and grew a regional medical imaging business into a multi-regional provider.

Mr. Deal has extensive history with both Envision Healthcare and AMSURG pre-dating their combination in 2016. He spent more than 25 years with Envision, a leading provider of physician-led services and post-acute care, and ambulatory surgery services. AMSURG, now part of Envision, is a market leader in strategic and operational management of surgery centers, owning and operating more than 260 surgery centers and one surgical hospital in 35 states and the District of Columbia. Mr. Deal served on the Board of Directors for Envision from 1999 until October 2018. At AMSURG, Mr. Deal served on the Operating Board prior to the company’s IPO spin out from Healthways. Previously, Mr. Deal served on the Board of MedCath, a leading operator of cardiac specialty hospitals. Mr. Deal received a B.S. in Economics from Western Illinois University and a Master’s of Public Administration in Health Services Administration from the University of Arizona. We believe Mr. Deal’s deep healthcare industry experience makes him well-qualified to serve on our board of directors.

Ken Goulet has served as a director since the initial public offering. Mr. Goulet is a senior-level health care executive with over 30 years’ experience in growing and leading large health plan organizations. From April 2004 until September 2015, Mr. Goulet worked at Anthem, Inc., most recently serving as the executive vice president, and president of the Anthem’s Commercial and Specialty Business division - one of the largest commercial health insurance business divisions in the United States. In that role, he was responsible for Anthem’s Individual and Exchange business, Local Blue business, National Accounts and Specialty Products. His responsibilities included strategy, marketing, product management, medical management, provider engagement and contracting and service operations. Prior to his appointment as executive vice president, Mr. Goulet served in various executive leadership roles at Anthem, including President and CEO of the Employer, Medicaid, Individual and Specialty Business Unit; President and CEO of the former Commercial Business Unit and President and CEO of National Accounts. Before joining Anthem, Mr. Goulet spent 23 years at Cigna Corporation where he held a number of management, sales and operations positions. Mr. Goulet currently serves on the board of directors of several privately held companies within the healthcare industry including Behavioral Health Group, EmpiRx, IPG, OODA Health, Quartet Health and Sharecare. He also sits on the advisory boards of Brave Health, Carecentrix and NationsHearing. From December 2015 until August 2018, Mr. Goulet served on the Board of Cotiviti (NYSE: COTV), prior to its acquisition by Veritas Capital. From April 2016 until March 2017, Mr. Goulet served on the board of Surgical Care Affiliates (Nasdaq: SCAI), prior to its acquisition by UnitedHealth’s Optum. Mr. Goulet received a bachelor’s degree in Economics at Trinity College in Hartford, Connecticut. We believe that Mr. Goulet’s significant professional experience in varied roles within the healthcare industry qualify him to serve on our board of directors.

Jack Krouskup has served as a director since the initial public offering. Mr. Krouskup has more than 35 years’ experience serving customers in a variety of industries. He was employed by Deloitte from June 1972 through May 2011, where he was the former Partner-in-charge of Deloitte’s Northern California financial services practice and served on Deloitte’s financial services advisory committee. Mr. Krouskup has years of boardroom experience representing Deloitte with numerous global and highly complex organizations, including Kaiser Permanente, McKesson, the University of California Medical Centers, Pacific Gas & Electric and Clorox Company. He has an extensive corporate governance background and deep familiarity with board and audit committee best practices. He has served numerous companies across the healthcare industry in both services and life sciences, including several IPO and merger transactions. Mr. Krouskup has broad experience in SEC matters and other accounting and reporting requirements including initial public offerings, debt and equity registrations, responding to SEC comment letters and foreign statutory audit filings. He currently serves as Chairman of the Board of Directors of Verity Health System, a position he has held since December 2015. He has been a member of the Boards of Directors of Luther Burbanks Savings Corporation since July 2012 and Teton Literacy Center since July 2018. In addition, he is an advisor at Magnolia Medical Technologies. Mr. Krouskup received a B.A. in Economics at University of California, Santa Barbara, and a bachelor’s degree in Business at San Jose State University. He is a past president of the University of California, Santa Barbara, Alumni Association Board of Directors and since July 2012 has served on the university’s Board of Trustees. We believe Mr. Krouskup is well-qualified to serve as a member of our board of directors given his extensive boardroom and public company experience. We also expect to benefit from other members of the Concord team in sourcing, identifying and executing an initial business combination.

Executive Compensation and Director Compensation

None of CHP’s executive officers or directors have received any cash compensation for services rendered to CHP. We have agreed to pay an affiliate of our Sponsor a total of $10,000 per month, for up to 24 months, for office space, utilities, administrative and support services provided to members of our management team. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates.

Number and Terms of Office of Officers and Directors

The CHP Board consists of five members and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, CHP is not required to hold an annual meeting until one year after the first fiscal year end following CHP’s listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Deal will expire at CHP’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Goulet and Krouskup will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Swedish and Olsen will expire at the third annual meeting of stockholders.

CHP’s officers are appointed by the CHP Board and serve at the discretion of the CHP Board, rather than for specific terms of office. The CHP Board is authorized to appoint officers as it deems appropriate pursuant to CHP’s Bylaws. CHP’s Bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other offices (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined from time to time by the CHP Board.

Director Independence

The rules of the Nasdaq require that a majority of the CHP Board be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The CHP Board has determined that Messrs. Deal, Goulet and Krouskup are “independent directors” as defined in the rules of the Nasdaq and applicable SEC rules.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

CHP has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, CHP’s annual reports contain consolidated financial statements audited and reported on by CHP’s independent registered public accounting firm.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHP

The following table sets forth selected historical financial information of CHP for the periods and as of the dates indicated. CHP’s statement of operations data for the periods from July 31, 2019 (inception) through December 31, 2019 and the period from January 1, 2020 through December 31, 2020 and balance sheet data as of December 31, 2020 and December 31, 2019 is derived from CHP’s audited financial statements (as restated) included elsewhere in this proxy statement/prospectus. CHP’s statement of operations data for the period from January 1, 2021 to September 30, 2021 and balance sheet data as of September 30, 2021 is derived from CHP’s unaudited financial statements (as restated) included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with CHP’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CHP” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace CHP’s financial statements (as restated) and the related notes thereto.

Statement of Operations Data:	Nine Months Ended September 30, 2021 (unaudited)	Period from January 1, 2020 Through December 31, 2020	Period from July 31, 2019 (inception) Through December 31, 2019
Formation and operating costs	$1,433,842	$651,434	$170,940

Net income (loss)	$22,675,522	$(24,470,087)	$5,071,142

Weighted average shares outstanding of Class A redeemable common stock	30,000,000	30,000,000	7,142,857

Basic and diluted income (loss) per share, Class A	$0.60	$(0.65)	$0.36

Weighted average shares outstanding of Class B non-redeemable common stock(1)	7,500,000	7,500,000	7,027,027

Basic and diluted net income (loss) per share, Class B	$0.60	$(0.65)	$0.36

Condensed Balance Sheet Data (at period end)	As of September 30, 2021 (unaudited)	As of December 31, 2020	As of December 31, 2019
Total Assets	$302,075,354	$302,933,740	$301,832,445

Total Liabilities	$24,001,270	$47,535,178	$21,963,796

Class A common stock subject to possible redemption, $0.0001 par value, 30,000,000 shares issued and outstanding as of September 30, 2021, December 31, 2020, and December 31, 2019	$300,000,000	$300,000,000	$300,000,000

Class A common stock, $0.0001 par value (excluding 30,000,000 shares subject to possible redemption at $10.00 per share)	—	—	—

Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750	750	750

Additional paid-in capital	—	—	—

Accumulated deficit	(21,926,666)	(44,602,188)	(20,132,101)

Total Stockholders’ Equity (Deficit)	$(21,925,916)	$(44,601,438)	$(20,131,351)

Cash Flow Data	Nine Months Ended September 30, 2021 (unaudited)	Period from January 1, 2020 Through December 31, 2020	Period from July 31, 2019 (inception) Through December 31, 2019
Net cash used in operating activities	$(952,171)	$(781,796)	$(152,531)

Net cash used in investing activities	$728,515	$84,434	$(300,000,000)

Net cash provided by financing activities	—	—	$301,454,138

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF CHP

The following discussion and analysis of the financial condition and results of operations of CHP Merger Corp. (for purposes of this section, “CHP,” “we,” “us” and “our”) should be read in conjunction with the financial statements (as restated) and related notes of CHP included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a blank check company incorporated as a Delaware corporation on July 31, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In connection with our initial public offering, we consummated the private sale of an aggregate of 8,000,000 warrants, each exercisable to purchase one share of Class A common stock, par value $0.0001 per share, at $11.50 per share, to CHP Acquisition LLC at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $8,000,000. We intend to consummate the Business Combination using cash from the proceeds of our initial public offering that closed on November 26, 2019, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.

At September 30, 2021, we held cash of $380,589, current liabilities of $851,270 and deferred underwriting compensation of $10,500,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Agreement for Business Combination

On November 14, 2021, we entered into the Business Combination Agreement with Merger Sub and Accelus. If the Business Combination Agreement is approved by CHP’s stockholders, and the Business Combination is consummated, Merger Sub will merge with and into Accelus with Accelus surviving the Merger as a wholly owned subsidiary of CHP. In addition, in connection with and following the consummation of the Business Combination, CHP will be renamed “Accelus, Inc.” and is referred to herein as “New Accelus” as of the time following such change of name.

Accelus is a medical technology company dedicated to advancing spinal surgery treatment options by developing and commercializing an ecosystem of enabling technologies, including a proprietary surgical robotic targeting and navigation platform and differentiated implant systems. Accelus offers an innovative portfolio of implants, instruments, biologics and technologies that address the clinical challenges associated with spine surgery, with a focus on minimally invasive surgery (“MIS”) techniques and solutions. Their first-of-its-kind FlareHawk Interbody Fusion System (“FlareHawk”) features proprietary multidirectional expansion technology, designed for minimal disruption to the patient’s anatomy during insertion and natural load distribution and support. They also offer a revolutionary Robotic Enabled Minimally Invasive (“Remi”) robotic targeting and navigation platform which provides an efficient and economically accessible solution to a broad array of spine surgeons. The novel portfolio of implants and instruments, paired with the revolutionary robotic targeting and navigation platform, is designed to address the limitations associated with MIS procedures while providing broader access to enabling technologies for alternative facilities, such as ambulatory surgery centers (“ASC”).

The Business Combination will have no effect on CHP Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding.

As a consequence of the Merger, on the closing date, immediately prior to the Effective Time, each share of Accelus preferred stock issued and outstanding at the Effective Time will convert into one share of Accelus common stock. As a consequence of the Merger, at the Effective Time, (i) each share of Accelus common stock issued and outstanding as of immediately prior to the Effective Time will become the right to receive a number of shares of New Accelus common stock calculated by dividing (x) the number resulting from calculating (A) 41,100,000 minus (B) the Net Debt Figure (as defined in the Business Combination Agreement), which may be positive or negative by (y) the Closing Accelus Share Number (the “Exchange Ratio”); (ii) each unexercised Accelus warrant to purchase shares of Accelus common stock, excluding the then unexercisable Accelus warrants granted or to be granted to Eastward Fund Management, LLC (“Eastward”) in connection with Eastward’s loan and security agreement and related warrant agreement, will be automatically canceled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect to such warrants or any agreement related thereto, and (iii) each option to purchase shares of Accelus common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Accelus and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Accelus common stock equal to the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent.

The Business Combination also calls for additional agreements, including, among others, the Amended & Restated Registration Rights Agreement, the Accelus Transaction Support Agreement, and the Sponsor Support Agreement, as described elsewhere in this proxy statement/prospectus.

Results of Operations

For the period from July 31, 2019 (date of inception) through September 30, 2021, we had neither engaged in any operations nor generated any revenues. Our only activities for the period from July 31, 2019 (date of inception) through September 30, 2021 were organizational activities, activities necessary to prepare for our initial public offering and those necessary to search and prepare for a business combination.

For the nine months ended September 30, 2021, we had net income of $22,675,522, which consists of operating costs of $1,433,842, offset by change in fair value of warrant liabilities of $24,050,000 and interest earned on marketable securities held in the Trust Account of $59,364. Through September 30, 2021, our efforts have been limited to organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenue, other than interest income earned on the proceeds held in the Trust Account. As of September 30, 2021, $301,660,344 was held in the Trust Account (including $10,500,000 of deferred underwriting discounts and commissions) and we had cash outside of the Trust Account of $380,589 and $851,270 of accrued expenses and income taxes payable.

Except for the withdrawal of interest to pay CHP’s franchise and income tax obligations, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earliest of (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of CHP’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination by May 26, 2022 or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if CHP is unable to complete a Business Combination by May 26, 2022. Through September 30, 2021, we have not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the initial public offering in the event of a business combination.

We have also agreed to pay an affiliate of CHP Acquisition LLC a total of $10,000 per month for office space, utilities, administrative and support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the period from July 31, 2019 (date of inception) through September 30, 2021, CHP paid $223,000 under the Administrative Services Agreement, by and between CHP and Concord Health Partners LLC, dated November 21, 2019.

Going Concern

We have until May 26, 2022 to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after May 26, 2022.

Capital Resources

For the nine months ended September 30, 2021, we had net income of $22,675,522, which consists of operating costs of $1,433,842, offset by a change in fair value of warrant liabilities of $24,050,000 and interest earned on marketable securities held in the Trust Account of $59,364.

We do not currently believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination.

As indicated in the accompanying financial statements, at September 30, 2021, we had outside of trust cash in the amount of $380,589 and $851,270 in accrued expenses and income taxes payable.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay an affiliate of CHP Acquisition LLC a total of $10,000 per month for office space, utilities, administrative and support services provided to members of our management team, from the date of closing of our initial public offering. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheets. At September 30, 2021, the 30,000,000 shares of CHP common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of CHP’s condensed balance sheet.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stocks to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stocks resulted in charges against additional paid-in capital and accumulated deficit.

Net Income (Loss) per Common Share

We comply with accounting and disclosure requirements of FASB Accounting Standards Codification Topic 260, “Earnings Per Share”. We have two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.

We have not considered the effect of the warrants sold in the initial public offering (including the over-allotment) and private placement warrants to purchase approximately 15,000,000 and 8,000,000 shares of CHP Class A common stock, respectively, in the calculation of diluted income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. As of September 30, 2021, December 31, 2020, and December 31, 2019, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of CHP. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods presented in the section titled “Selected Historical Financial Information of CHP.”

Recent Accounting Pronouncements

CHP management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on CHP’s condensed financial statements.

BUSINESS OF NEW ACCELUS

The following discussion reflects the business of New Accelus, as currently embodied by Accelus. In this section, “we”, “the Company” or “Accelus” generally refers to Accelus in the present tense or New Accelus from and after the Business Combination.

Overview

We are a medical technology company dedicated to advancing spinal surgery treatment options by developing and commercializing an ecosystem of enabling technologies, including a proprietary surgical robotic targeting and navigation platform and differentiated implant systems. We offer an innovative portfolio of implants, instruments, biologics and technologies that address the clinical challenges associated with spine surgery, with a focus on minimally invasive surgery (“MIS”) techniques and solutions. Our first-of-its-kind FlareHawk Interbody Fusion System (“FlareHawk”) features proprietary multidirectional expansion technology, designed for minimal disruption to the patient’s anatomy during insertion and natural load distribution and support. We also offer our revolutionary Robotic Enabled Minimally Invasive (“Remi”) robotic targeting and navigation platform which provides an efficient and economically accessible solution to a broad array of spine surgeons. Our novel portfolio of implants and instruments, paired with our revolutionary robotic targeting and navigation platform, is designed to address the limitations associated with MIS procedures while providing broader access to enabling technologies for alternative facilities, such as ambulatory surgery centers (“ASC”).

Lumbar spinal fusion procedures are typically performed to treat back pain resulting from degenerative spine disorders. Traditionally, these procedures have been performed in an in-patient hospital setting. Recently many procedures are beginning to be transitioned to ASCs. This transition has been largely driven by advancements in technology that have enabled procedures to be performed using MIS techniques, which offer various clinical and economic benefits and greater convenience to patients. Nevertheless, we believe the MIS spine market remains underpenetrated due to several constraints associated with currently marketed products, including potential nerve damage, increased radiation exposure and inherently steep learning curve. Over the past decade, robotic systems have been developed in an attempt to solve several of these constraints. However, many of these robotic platforms still have disadvantages, including high introductory costs, steep learning curves to operate and large footprints within the operating room. We believe our comprehensive portfolio of enabling technologies and our revolutionary robotic targeting and navigation platform address the constraints of currently marketed solutions and will accelerate the adoption of MIS spine procedures in both outpatient and inpatient environments.

Our solutions address an estimated annual U.S. market opportunity of approximately $5.3 billion, consisting of $4.5 billion of thoracic and lumbar spinal fusion implant and instrumentation sales and $0.8 billion of biomaterials sales. The thoracic and lumbar spinal fusion implant market is primarily comprised of the sale of pedicle screws and lumbar interbody devices. We estimate that the annual U.S. market opportunity is $2.6 billion for pedicle screws and $1.6 billion for lumbar interbody fusion devices. Our solutions also address an estimated total international spinal fusion market opportunity of approximately $3.0 billion.

We have developed a comprehensive portfolio of minimally invasive solutions to address the vast spinal fusion market, including a novel suite of interbody devices featuring multidirectional expansion technology designed to respect the natural anatomy of the patient. Our flagship product, the FlareHawk Interbody Fusion System (“FlareHawk”), is a first-of-its-kind expandable interbody device used in posterior and transforaminal lumbar interbody fusion procedures. FlareHawk’s design allows for the interbody device to expand in height, width and lordosis (inward curvature of the spine) to create a large footprint to better distribute weight across the endplate. The minimal insertion profile coupled with the large footprint allows FlareHawk to address many of the constraints associated with static spinal interbody fusion procedures. Additionally, FlareHawk features an open-architecture design to allow for improved bone graft delivery. The FlareHawk system has received clearance from the Food and Drug Administration (“FDA”) under Section 510(k) of the Federal Food, Drug and Cosmetic

Act (“510(k)”) clearance and Conformité Européenne mark (“CE mark”) certification. Over 11,000 FlareHawk interbody devices have been implanted as of December 31, 2021.

We have also developed an additional proprietary multidirectional expanding interbody system, the Toro Lateral Interbody Fusion System (“Toro-Lateral”), which offers the ability to be locked at a range of various heights, accommodating surgeons’ preferred implant height and lordosis. Toro-Lateral seeks to address certain limitations often encountered with expandable interbody devices, including limited bone graft delivery capabilities and expensive production costs. Further, Toro-Lateral enhances our current implant offerings by broadening the surgical approaches we address beyond posterior lumbar interbody fusion (“PLIF”) and transforaminal lumbar interbody fusion (“TLIF”) approaches, which FlareHawk currently addresses, and expands our opportunity to address lateral lumbar interbody fusion (“LLIF”) approaches. Toro-Lateral received 510(k) clearance from the FDA in 2021 and is expected to be available for commercial use in 2022.

In July 2021, we completed a transformative business combination with Fusion Robotics, LLC, which added the Remi robotic targeting and navigation system to our portfolio. This revolutionary system is designed to provide robotic-assisted pedicle screw placement for surgeons performing lumbar spine stabilization procedures. The Remi system is commercially available and marketed pursuant to the FDA 510(k) clearance that was received in February 2021. We believe the Remi system provides an innovative, MIS-enabling robotic solution for spine surgery that offers the following key benefits which address limitations associated with MIS procedures:

•	Consistent precision and accuracy;

•	Ease of use;

•	Optimized workflow;

•	Reduced exposure to radiation;

•	Compact design; and

•	Economically accessible pricing.

Our comprehensive portfolio of spine surgery solutions also includes spinal fixation systems and biomaterial offerings. Our LineSider Spinal System (“LineSider”) is a pedicle screw and rod system designed to address multiple approaches of spinal fusion and stabilization procedures, including open, cortical and MIS. We also offer an all-in-one screw delivery system, Mongoose, designed to reduce instrumentation, surgical steps and radiation. Our biomaterials portfolio provides bone graft materials in multiple form factors for various spinal surgery procedures. We believe our comprehensive portfolio of spine surgery solutions enables various cross-selling opportunities by allowing sales representatives to convince surgeons attracted to our portfolio of enabling implant technologies to also utilize our spinal fixation systems and biomaterial offerings. Further, we believe that the sales of our LineSider system will increase as we place more Remi robotic targeting and navigation systems, since LineSider is currently the only cleared pedicle screw system for use with our robot.

We are committed to continuously enhancing our portfolio of spine surgery solutions to bring next-generation products to market. Our development pipeline is driven by our commitment to improving patient outcomes, expanding access to care and driving adoption of MIS solutions. We have a deep pipeline of new products currently under development, including offerings that will help us address a range of spinal fusion surgical approaches, in addition to the PLIF and TLIF approaches that our FlareHawk portfolio currently addresses. We also are seeking regulatory approval on a robotic targeting and navigation system that is compatible with traditional C-arm X-ray imaging systems, which we believe will ultimately allow us to further penetrate the ASC market.

We have committed significant resources to creating a leading commercial organization that consists of sales, marketing and surgeon education. We promote, market and sell our products utilizing a hybrid sales structure consisting of direct sales representatives and an external network of independent distributor partners. As of December 31, 2021, our sales organization consists of 27 direct sales employees, 105 independent distributors in the U.S. and 13 independent distributors internationally. While we primarily market our products in the U.S., our FlareHawk device received CE mark certification in April 2021, and we recently began expanding our sales internationally through select distributors. We believe the expansion of our U.S. and international sales efforts will provide us with significant opportunity for future growth as we launch our robotic targeting and navigation platform, expand our product portfolio and seek to penetrate existing and new markets.

To support our commercial efforts and awareness of the benefits of our solutions, we devote significant resources towards educating and training surgeons on the proper use of our technologies and techniques. We offer training programs at our cadaver lab located at our headquarters in Palm Beach Gardens, Florida. We recently began offering additional surgeon training at our Boulder, Colorado office and are constructing a new, state-of-the-art cadaver lab in Carlsbad, California to help expand our geographic presence. We believe that our investments in education and training programs will continue to expose the merits and distinguishing features of our products leading surgeons to use and continue to become advocates for our portfolio of offerings.

We generated revenue of $16.9 million and incurred a net loss of $12.4 million for the year ended December 31, 2020, compared to revenue of $16.6 million and a net loss of $9.8 million for the year ended December 31, 2019. We generated revenue of $17.9 million and incurred a net loss of $16.3 million during the nine months ended September 30, 2021, compared to revenue of $11.8 million and a net loss of $9.2 million during the nine months ended September 30, 2020. As of September 30, 2021, we had an accumulated deficit of $55.7 million.

Our Competitive Strengths

We focus on providing innovative enabling implant systems and robotic targeting and navigation technologies that allow surgeons to address the clinical challenges of spine surgery. Our executive team has over 200 years of combined experience innovating and commercializing spine surgery technologies. We believe that our focus and experience on spine surgery, combined with the following competitive strengths, will allow us to continue to grow our revenue and increase our commercial presence in the spine surgery market:

•	Proprietary portfolio of enabling technologies.

We have developed a differentiated portfolio of implants, instruments and technologies that address clinical challenges of MIS spine procedures. Our proprietary platform of interbody devices offers revolutionary multidirectional expansion capabilities designed to allow for a minimal insertion profile and improved graft delivery to promote fusion. In July 2021, we combined with Fusion Robotics, LLC, adding the transformational Remi robotic targeting and navigation system to our portfolio. Remi is a compact alternative to existing robotic solutions and is designed to facilitate semi-automatic positioning and to increase workflow efficiency at an economical cost. We believe that the attractive entry price for purchasing a Remi system may provide broader access to alternative facilities, such as ASCs. Further, we believe that our portfolio of proprietary, MIS enabling solutions will revolutionize the current procedural landscape, enabling broader access and further accelerating the transition to minimally invasive spine surgery.

•	Focus on expanding access to care in the underserved MIS spinal surgery market.

Our procedure-enabling technologies are specifically designed to provide broad accessibility by addressing barriers that impede patient access to advanced spine surgery care. We believe our differentiated platform allows more surgeons to provide improved care to more patients through innovative and more cost-effective procedures while expanding access to markets that have historically been economically inaccessible. We believe that our Remi system equips surgeons to deliver more consistent outcomes. Furthermore, our technology is well positioned as more spine surgery procedures shift towards being performed in ASCs. ASCs offer a more convenient and economically accessible option for patients compared to higher-cost hospital facilities. The high cost of spine surgery procedures remains one of the barriers to market penetration and is a driving factor for the growing number of spine surgery procedures moving to these alternative settings. It is estimated that approximately 10% of all spine surgery procedures performed in the U.S. in 2018 were performed in ASCs, with the expectation that approximately 30% of all spine surgery procedures in the U.S. will be performed in ASCs by the mid-2020s. We believe that the Remi robotic targeting and navigation system is offered at a list price that is one-third to one-fourth the price of alternative robotic targeting and navigation systems. We believe that our economically accessible Remi solution and enabling MIS implant systems will give us a competitive edge in alternative facilities, such as ASCs, and will help to drive increased access to patient care, thus enabling us to further penetrate the vast and historically underserved MIS spine surgery market.

•	Attractive value proposition for patients, providers and payors.

We believe that our portfolio of proprietary products offers benefits to patients, surgeons and healthcare facilities. Our enabling technologies, including our multidirectional expandable interbody devices and robotic targeting and navigation system, are designed to enhance the advancement and growth of MIS spine procedures. We believe that patients will benefit from the adoption of MIS procedures as these surgical techniques are associated with minimal soft tissue trauma, reduced blood loss, lower rates of complications and faster patient recovery times. We also believe that surgeons will benefit from our solutions which are designed to address the constraints of MIS procedures. Our Remi system is designed to reduce procedural complexity, expand visualization and reduce surgeon radiation exposure. Further, the Remi system offers significantly shorter procedure times with the same level of accuracy compared to alternative robotic spine platforms. The average total procedure time using the Remi system was 36.6 minutes compared to a total procedure time of 55.0 minutes using an alternative legacy robotic system. This improved efficiency enables surgeons to increase daily case volume which generates benefits such as higher practice income and greater scheduling flexibility. Finally, we believe our portfolio of product offerings will offer meaningful cost savings for healthcare systems and providers, as compared to our competition. The simplicity of the Remi system allows it to be sold for one-third to one-fourth the price of other surgical robotics systems. We expect that this price differential will offer meaningful cost savings for healthcare systems and provide alternate placement models to improve access to robotics and navigation technologies.

•	Scalable business model with substantial cross-sale opportunities.

We have made significant investments in developing a commercial footprint and have established a trusted and experienced sales force to support our commercialization efforts. Our comprehensive portfolio of spinal interbody devices, pedicle screw systems, biologics and an enabling robotic targeting and navigation system provide us with an opportunity to cross-sell our product offerings to our customers. We believe that such differentiated nature of each of our enabling technologies and the economically attractive pricing will provide various opportunities for product pull-through and allow us to further capture additional elements of the full lumbar interbody spinal fusion procedure. As we continue to innovate and broaden our product offerings, we believe we will be able to further penetrate the existing spinal fusion market opportunity to become one of the leading providers of MIS spine surgery solutions.

•	High-performance culture and dedication to continuous innovation.

We have established a customer-centric, results-oriented culture dedicated to delivering devices that address spine disorders and to continually developing new products that solve the existing clinical challenges of spine surgery. Our high-performance culture is purposely designed to drive speed, accountability and results, enabling us to rapidly adapt to our customers’ needs. We have established a history of bringing innovative products to market, made possible by our research and development efforts and strong commercial sales infrastructure. We engage in a “high touch” sales process, working closely with our customers and industry thought leaders to gain real-time feedback so we may swiftly innovate and refine our systems and products. We have also made significant investments and remain committed to providing clinical education programs to promote awareness and to train surgeons on the proper use of our products. We believe that this culture allows us to attract and retain talented professionals and best address adoption hurdles in a historically underserved market through pragmatic approaches to minimally invasive spine surgery.

Our Strategy

Our goal is to establish ourselves as a global innovator of novel and proprietary technologies and become a leader in the MIS spine market. To achieve our goal, we are pursuing the following strategies:

•	Leverage our proprietary enabling technologies to further penetrate the vast spine surgery market.

We plan to focus marketing efforts on surgeons, hospitals and outpatient facilities performing spinal surgery procedures with the goal of driving market adoption by educating key opinion leaders on the benefits of our differentiated portfolio of enabling technologies. We believe that each of our products offer unique features that will help attract new customers, which will in turn allow for additional procedure cross-sale opportunities. Our solutions address a vast market opportunity of $5.3 billion in the U.S. and we believe there are significant opportunities for further disruption as MIS techniques and technologies become more widely adopted.

•	Strengthen our sales and distribution infrastructure.

We intend to make substantial investments in our commercial infrastructure as we plan to rapidly expand our sales team in targeted markets. In 2022, we plan to grow the number of direct sales representatives, while continuing to develop relationships with distributor networks and expanding the reach of our products. We also plan to deepen our partnership with surgeons through the expansion of our clinical education programs, leveraging the geographic reach of our three centers of clinical education across the country. We believe these initiatives will continue to promote familiarity with our product portfolio, thereby enhancing our competitive position and contributing to long term growth.

•	Accelerate adoption in ambulatory surgery centers.

We believe there is a significant opportunity for us to expand access to care for complex spine procedures by engaging facilities that have historically been more price sensitive, including ASCs. The attractive pricing of our Remi system may provide a pragmatic solution to facilities and surgeons that have previously been limited in their access to procedure-enabling technologies. We believe that increased access to advanced navigation and targeting systems in conjunction with innovative implant offerings could enable surgeons to perform an increased number of spinal fusion procedures in an outpatient setting. We intend to continue to invest in sales and marketing efforts focused on such facilities and in developing relationships with ASCs and ASC networks. We expect to be able to continue to capitalize on the trend of spine procedures increasingly moving to ASCs and continue to reduce barriers to adoption of MIS procedures with the goal of broadening accessibility to our spine surgery solutions.

•	Continue to invest in research and development to enhance our existing products and further advance minimally invasive spine surgery procedures.

We will continue to make investments in our research and development efforts to improve our existing products and to develop innovations that further serve the MIS spine surgery market. We have a track record of introducing innovative solutions and have developed a robust pipeline of proprietary products and technologies. We intend to continue to leverage our market knowledge and relationships with leading spine surgeons to develop additional solutions that address the current limitations of MIS spine procedures. We have a pipeline of new products and aspire to launch several additional products on an annual basis. We will continue to protect our portfolio of intellectual property in conjunction with new innovations.

•	Selectively pursue opportunities to augment our portfolio of offerings.

We will evaluate select opportunities to license or acquire products and technologies that would be complementary to our existing product portfolio to strengthen our market position. We may explore opportunities to expand our current offerings to provide surgeons a more robust portfolio of implants and instruments to address a broader range of spinal fusion surgical approaches. We believe that by expanding our spine procedure offerings, we may have additional opportunities to drive distributor exclusivity. We also plan to strategically evaluate opportunities to further enhance our portfolio of enabling technologies through advancements in augmented reality, intraoperative imaging and monitoring, as well as other technological advancements. We may also explore potential collaborations or joint ventures focused on improving MIS treatments for spinal surgery.

Industry Background

Spine Anatomy

The spine, or spinal column, serves as the central support structure for the human skeleton holding the body upright and providing protection for the spinal cord and nerve endings. The spinal column is comprised of five regions. The three primary regions—cervical, thoracic and lumbar—are comprised of 24 interlocking small bones, or vertebrae, that are held together by groups of ligaments. The vertebrae are comprised of a cylinder-shaped bone at the front of the spine, called the vertebral body, with two short pieces of hard bone, pedicles, protruding from the back part of the vertebral body joining with broad flat plates of bone, laminae, to form a hollow archway that protects the spinal cord and nerve endings. Separating each vertebra is an intervertebral disc which is a flat, round fibrocartilage cushion that absorbs shocks and prevents the vertebrae from grinding against each other. The spinal column also includes two sections of naturally fused vertebrae at the bottom of the spine called the sacrum and the coccyx.

A healthy spine has a natural curvature when viewed from the side. Both the cervical and the lumbar regions of the spine have a convex, or inward, curvature which is known as lordosis, while the thoracic region exhibits concave, or outward, curvature, known as kyphosis. This natural curve structure provides the spinal column with strong support while also providing shock absorption during movement.

Spine Disorders and Treatments

Spine Disorders Overview

Lower back pain affects more than 500 million people globally with up to 80% of individuals experiencing at least one episode of back pain during their lifetime. This affliction has been the leading cause of years lived with disability since 1990 and continues to be a significant public health concern globally. Lower back pain is often caused by spinal stenosis, or the narrowing of the spine. Spinal stenosis can be caused by a variety of spinal disorders, including slippage of a spinal disc (“spondylolisthesis”) or the gradual loss of spinal structure over time. Generally, the four major categories of spine disorders are degenerative conditions, deformities, trauma and tumors.

Spine Treatment Overview

Treatments for spine disorders vary based on the severity of the disorder and the symptoms exhibited. Physicians often initially recommend conservative treatment options for degenerative conditions, such as lifestyle changes, physical therapy and chiropractic treatments to manage the symptoms of the conditions. Other nonsurgical treatment options including epidural steroid injections or medication options, such as opioid prescriptions, are also often used to manage patient pain. While nonsurgical treatment options are effective for some patients, many still require spine surgery.

It is estimated that over 1.6 million patients receive spine surgery each year in the United States. The objective of these procedures is typically to reduce the patient’s pain and restore the structural support of the spine without negatively impacting the patient’s range of motion. Decompression procedures are typically less invasive relative to other spinal surgery procedures and are thus often used earlier in the continuum of care. Spinal decompression involves removing part of a damaged disc (“discectomies”) or a damaged lamina (“laminectomies”) to relieve pressure on the spinal nerve. These procedures tend to yield positive results; however, complication rates are not insignificant. Spinal instability following decompression procedures is common, due to the removal of the spinal anatomy, which may result in the need for spinal implants.

For cases which are unable to be adequately treated with more conservative techniques, more advanced surgical options, such as spinal fusion, are often required. Spinal fusion procedures involve surgically removing part of the bone or the spinal disc between two or more vertebrae and permanently joining adjacent vertebrae into a single structure. The goal of this technique is to permanently decompress the spinal nerves and stabilize parts of the spine. Fusion procedures require the use of implantable devices to provide enhanced support and stability. Stabilization of the spine is typically achieved using implantable fixation systems, such as pedicle screw and rod systems, sublaminar fixation bands, inter-spinous clamp devices or a combination of each. Implantable interbody devices are typically placed between two vertebrae to help restore the height previously provided by the removed disc, to support the spinal column and to reestablish proper lordosis. These interbody devices often have a hollow center which can be filled with biomaterials to help promote bone growth. Fusion procedures are often performed on the lumbar section of the spine and are as such referred to as lumbar interbody fusion (“LIF”) procedures.

Surgical Techniques and Approaches

Lumbar interbody fusion procedures are proven and popular surgical treatment options for various spinal disorders and can be performed both through open surgery and MIS techniques. The first LIF procedures were performed using a PILF approach with the patient lying in the prone position on an operating table and surgeons accessing the spinal column through the patient’s back. Over the past several years, surgeons and researchers have developed additional techniques leveraging various approach angles, including TLIF, anterior lumbar interbody fusion (“ALIF”), LLIF and oblique lumbar interbody fusion (“OLIF”). There is limited evidence that one approach is clinically superior to the others, though each have their own advantages and limitations. The figure below depicts the access points of each procedure.

Minimally Invasive Surgical Procedures

Traditional surgical techniques for spinal fusion procedures require a single large incision of the skin and dissection of the spinal muscles and soft tissues allowing surgeons to view and access the anatomy of the spine. The invasive nature of this open surgery technique often results in lengthy procedures, significant blood loss, extensive soft tissue disruption and extended recovery time.

Advances in technology, including imaging, instrumentation and bone graft substitutes, have enabled surgeons to perform spinal surgery procedures with less invasive surgical techniques. MIS is designed to allow for less intrusive access to the spine through one or more incisions in the skin, typically only one to two centimeters in length. The limited dissection of the patient’s anatomy results in minimal soft tissue trauma, reduced blood loss, lower rates of complications and faster patient recovery. The figure below depicts the difference in incision sizes between traditional open surgery and MIS surgical techniques.

Although the spinal surgery landscape has been significantly transformed by the emergence of MIS techniques, we believe that the MIS spine market continues to be underpenetrated today due to several limitations associated with performing such procedures. It is estimated that less than 20 percent of spinal surgery procedures are performed with MIS techniques. We believe the principal constraints of MIS procedures that are limiting adoption of currently marketed products include:

•	Increased procedural complexity;

•	Potential for neural injury;

•	Decreased visualization for surgeons;

•	High levels of radiation exposure for patients and surgeons from the use of imaging systems; and

•	Inherently steep learning curve for surgeons.

Robotic Surgery Platforms

Robotic technologies have been developed over the past decade to provide more precise and repeatable procedures for minimally invasive surgical techniques. These robotic systems allow an increasing number of surgeons to perform accurate, repeatable procedures while helping to overcome the steep learning curve associated with spinal surgery. However, many of these robotic platforms still have disadvantages, including high introductory costs, steep learning curves to operate and large footprints within the operating room. We believe that increased access to robotic surgery solutions will accelerate the adoption of MIS procedures and allow for safer and more efficacious spine procedures.

Market Opportunity

We estimate that over 850,000 spinal stabilization procedures are performed annually in the U.S., which represents a total market opportunity in excess of $7.3 billion. We estimate that thoracic and lumbar spinal fusion implants and instrumentation and cervical spinal fixation implants and instrumentation account for approximately $4.5 billion and $1.7 billion of the total annual market opportunity for spinal fusion, respectively. Additionally, we estimate that sales of biomaterials used in spinal fusion procedures represent an annual market opportunity of $0.8 billion. Approximately $0.4 billion of the annual market opportunity relates to various other stabilization and fusion procedures.

Our solutions address an estimated annual market opportunity of approximately $5.3 billion, consisting of $4.5 billion of thoracic and lumbar spinal fusion implants and instrumentation sales and $0.8 billion of biomaterials sales. The thoracic and lumbar spinal fusion implant annual market opportunity primarily consists of pedicle screws and lumbar interbody devices sales. We estimate that the annual U.S. market opportunity is $2.6 billion for pedicle screws and rods and $1.6 billion for lumbar interbody fusion devices. Our existing product portfolio of lumbar fusion interbody devices currently addresses procedures using the posterior approach technique, including PLIF and TLIF procedures, which we estimate accounts for approximately 63% of all procedures. Our pipeline products are designed to address both anterior and lateral approaches, which we estimate represent 22% and 15% of lumbar interbody fusion procedures, respectively.

Our solutions also address an estimated total international spinal fusion market opportunity of $3.0 billion. The total addressable annual market opportunity for spinal fusion implants and instrumentation outside of the U.S. is estimated to exceed $3.1 billion. We believe that our solutions serve approximately $2.7 billion of this total market opportunity, comprised primarily of implants and instruments used in thoracic and lumbar spinal fusion procedures. Additionally, we estimate that sales of biomaterials used in spinal fusion procedures represent an annual market opportunity outside of the U.S. of $0.3 billion.

Our Products

We have developed a comprehensive portfolio of solutions for spinal fusion procedures. Our products include expandable interbody devices, posterior fixation systems, biologics and an enabling robotic targeting and navigation system. Our innovative portfolio is designed to serve the broader thoracic and lumbar spinal fusion market, with a focus on addressing the clinical challenges associated with MIS techniques.

Expandable Interbody Portfolio

FlareHawk

Our FlareHawk Interbody Fusion System is a first-of-its-kind expandable interbody device intended for spinal lumbar fusion procedures. FlareHawk features our proprietary multidirectional expansion technology, allowing for a minimal insertion profile that is designed to respect the natural anatomy of the patient.

The FlareHawk expandable interbody device features a polyetheretherketone (“PEEK”) shell that is inserted in a compressed form to effectively pass through small neural pathways. Once positioned within the intervertebral disc space, a titanium shim is inserted into the shell to expand the device and create a solid-state construct that is resistant to collapse. This design allows for the interbody device to expand not only in height and lordosis, but also in width to create a large footprint, better distributing weight across the endplate. The figure below illustrates the implantation process.

FlareHawk also features an open-architecture design to allow for improved bone graft delivery after the device has been fully implanted. Bone graft delivery, or the insertion of biomaterials, plays a critical role in promoting bone fusion. We believe this design offers a compelling clinical advantage as several alternative expandable interbody fusion devices have complex mechanisms that limit the space available for bone graft delivery or lack the ability to deliver biomaterials after implantation (“post-packing capabilities”). FlareHawk’s open architecture is designed to overcome these limitations and contributes to the significant fusion rates demonstrated in our clinical studies.

In our 2020 published clinical study, titled Bidirectional Expandable Technology for Transforaminal or Posterior Lumbar Interbody Fusion: A Retrospective Analysis of Safety and Performance, our FlareHawk device was evaluated for the safety, clinical outcomes and radiographic characteristics. The study assessed 58 patients and reported successful fusions in 96.6% of patients and 97.4% of surgical levels. There were zero cases of device subsidence exceeding 25% of the device height and one case of device migration. The study also reported zero device-related adverse events, with one intraoperative adverse event and three subsequent surgical interventions.

We offer various sizes and materials of the FlareHawk system to accommodate a multitude of patient needs and surgeon preferences. The FlareHawk9, the current iteration of our original flagship product, offers a 7-millimeter or 9-millimeter tall by 9-millimeter wide initial compact profile that expands to a 12-millimeter or 14-millimeter tall by 14-millimeter wide profile once the shim is inserted. Our FlareHawk7 implant offers an initial insertion profile of 7-millimeter tall by 7-millimeter wide that expands to 11 millimeters tall by up to 12 millimeters wide. Furthermore, FlareHawk7’s minimal profile allows for the placement of the interbody device to be performed endoscopically. We have also developed a larger interbody device, the FlareHawk11, that we anticipate will be commercially available in 2022. Finally, our product offerings are also available with a titanium-coated shell, which is branded as our TiHawk platform. Research has suggested that titanium implants may offer more favorable fusion rates compared to PEEK implants.

The FlareHawk system has received FDA 510(k) clearance and CE mark approval for PLIF and TLIF procedures. Over 11,000 FlareHawk interbody devices have been implanted as of December 31, 2021.

Toro-Lateral

Our Toro Lateral Interbody Fusion System is a proprietary multidirectional expanding interbody device for lateral fusion procedures featuring 3-D printed endplate technology and the ability to be locked at a range of various heights. The system offers a minimal insertion profile designed to reduce retraction requirements that may be associated with neural injury while maximizing expansion width to increase endplate coverage, stability and sagittal alignment. Toro-Lateral seeks to directly address the design and production limitations often encountered with expandable interbody devices and is specifically designed to be used in LLIF procedures.

Toro-Lateral features a mechanical multidirectional expansion design that accommodates surgeons’ preferred implant height and lordosis. Upon insertion, the Toro-Lateral expands to its full width, ensuring the implant will lift with a significant footprint to help minimize stress on the endplates. The device then expands vertically with the capability for surgeons to adjust the exact height to best suit patients’ anatomy.

Toro-Lateral is also designed to offer improved bone graft delivery. The device features a large aperture which allows for bone graft to be delivered following insertion of the device. Unlike many mechanical expandable devices which lack post-packing capabilities, the Toro-Lateral post-insertion bone graft delivery design may allow for enhanced graft delivery to help facilitate fusion.

Toro-Lateral received 510(k) clearance from the FDA in March 2021 and is expected to be commercially available in early 2022. Toro-Lateral enables us to address the growing lateral lumbar interbody fusion market.

Fixation Systems

LineSider

Our LineSider Spinal System is a comprehensive pedicle screw and rod system designed to address multiple approaches of spinal fusion and stabilization procedures. LineSider is a pedicle screw system offering two head sizes that can accommodate four different rod sizes. The heads are designed with low-profile attachment points to facilitate streamlined instrumentation. The versatility of the LineSider system allows for use in open surgery spine fusion, MIS spinal fusion and alternative screw insertion methods, such as cortical bone trajectory techniques.

Mongoose

Our Mongoose pedicle screw platform is an all-in-one screw delivery system designed to reduce the instrumentation used in placing pedicle screws and improve operational efficiencies. The proprietary system eliminates steps required for traditional screw placement by accommodating the cannulation, Kirschner wire (“k-wire”) placement and screw delivery processes with a single instrument. Traditionally, surgeons must cannulate the pedicle and then use a k-wire to maintain trajectory, prior to placing the screw. Our Mongoose system enables surgeons to perform the entire process with a single instrument. We believe the Mongoose system offers surgeons operational efficiencies, thereby potentially reducing radiation exposure caused by lengthy MIS procedures.

Enabling Robotic Targeting and Navigation Technology

In July 2021, we combined with Fusion Robotics, LLC, adding the Remi robotic targeting and navigation system, a comprehensive robotic targeting and navigation system designed to provide an efficient and economically accessible solution to a broad array of spine surgeons. The Remi system technology provides robotic-assisted pedicle screw placement for surgeons primarily performing minimally invasive lumbar spine stabilization procedures. It seamlessly integrates with our LineSider system, which is the only cleared pedicle screw system for use with Remi, and is designed to improve the procedural workflow for surgeons. The Remi system is commercially available and marketed pursuant to the FDA 510(k) clearance that was received in February 2021. We believe that our robotic solution addresses the limitations of existing robotic systems used in spine surgery, including high introductory costs, steep learning curves to operate and large footprints within the operating room. Further, we believe that the economically accessible pricing of our system has the potential to enable broader access to MIS spine procedures.

The Remi system consists of the following three primary components:

•

Targeting Platform. The Targeting Platform is an operating-table-mounted system used for robotic-enabled spatial positioning and orientation of instruments to guide the placement of pedicle screws. The system is initially positioned manually to approximate the desired position and trajectory from the surgical plan, using visual indicators and feedback from the workstation. The surgeon then locks the system into place using a multifunctional support arm. A handheld control unit is then used to automatically micro-adjust the location to optimize the tool guide location and trajectory relative to the surgical plan.

•

Camera. The Remi system has a high-performance, nearfield Camera with a wide angle of capture allowing the system to be mounted to the operating table, reducing the operating room footprint and minimizing common line-of-sight problems. The Camera tracks and determines the position of the Targeting Platform and respective instruments reporting their position to the Workstation. The information from the Camera allows the system to constantly recompute the relative spatial positions and orientations of the instruments and to display their positions relative to images of the patient’s anatomy.

•

Workstation. The Workstation serves as the primary user interface of the Remi system and is comprised of a computer that receives the intraoperative 3-D imaging system images and automatically registers the navigation system to the patient’s anatomy. The workstation sits atop the 30-inch by 30-inch system cart that is easily transportable and provides storage for the system’s components.

Remi Robotic Navigation System Advantages

We believe the Remi system provides an innovative, MIS-enabling robotic solution for spine surgery that offers the following key benefits to patients, surgeons and facilities:

•

Consistent precision and accuracy. Remi provides surgeons with a precise and accurate pedicle screw placement guidance system. We believe that the use of our robotic solution will reduce variability of procedure outcomes, further accelerating the adoption of MIS spine procedures.

•

Ease of use. The surgeon-centric software is designed to complement surgeons’ existing skills and techniques. We believe this simplified, intuitive design will minimize surgeon training requirements allowing for a broader pool of surgeons to perform MIS spine procedures. The Remi system does not require a specialized technician for support in the operating room, reducing the burden on the hospital and potentially reducing infection risk.

•

Optimized workflow. Remi simplifies the surgical workflow and provides substantial procedural efficiencies. In our 2021 published clinical study, our robotic targeting and navigation system was determined to have significantly shorter procedure workflow duration while maintaining the same accuracy as compared to the most commonly used alternative robotic spine platform. The average total procedure time using the Remi system was 36.6 minutes compared to a total procedure time of 55.0 minutes using an alternative legacy robotic system. We believe that these procedural efficiencies may offer economic benefits to facilities.

•

Reduced exposure to radiation. MIS spine surgeries typically require frequent use of fluoroscopic guidance to perform pedicle screw placement, which can result in high levels of harmful radiation exposure for surgeons and patients. Use of our Remi system reduces the need for interoperative fluoroscopic imaging, thus providing a safer surgical environment.

•

Compact design. Unlike alternative robotic solutions, Remi features a uniquely small footprint in the operating room. The entire Remi robot, including the system cart, is 30 inches wide, 30 inches long and 64 inches tall, and weighs approximately 175 pounds. The small design of the Remi system takes up minimal space in the operating room and is exceptionally transportable. We believe that the smaller footprint and portability of Remi will be highly attractive features for ASCs seeking robotic solutions.

•

Economically accessible pricing. We offer the Remi system at a more attractive price relative to existing legacy spine surgery robotic platforms. We believe the Remi system’s attractive price point will not only greatly reduce facility costs, but also may provide broader access to alternative facilities. This may prove to be especially significant in executing on our strategy of penetrating the ASC market. Additionally, we believe the attractive pricing of the Remi system will enable strong growth in international markets, which have historically been categorized as more cost-constrained.

Biomaterials

Our products are commonly used in conjunction with biomaterials to promote bone growth. We market a portfolio of biomaterials which are used as bone grafts for various spinal surgery procedures. Our biomaterials product line is offered in cortical fiber and cancellous chip form factors. The demineralized bone matrix formulations provide naturally occurring bone proteins to help promote bone growth. We market these products under the BioNest brand, and they are supplied by CellRight Technologies, a subsidiary of Tissue Regenix Group, plc.

Our Pipeline

We are committed to continuously enhancing our portfolio of spine surgery solutions to bring next-generation products to market. Our development pipeline is driven by our commitment to improving patient outcomes, expanding access to care and driving adoption of MIS solutions. We have a deep pipeline of new products and technology currently under development, including the following projects:

Remi 2-D

Our Remi 2-D system is a fluoroscopy-based platform that will eliminate the need for traditional 3-D imaging systems and preoperative imaging. Our novel design works with a traditional C-arm fluoroscopic X-ray system and utilizes an elegant and streamlined planning software to target screw placement. The system is designed to minimize intra-operative imaging and radiation for the patient and surgeon. We believe the 2-D system will allow us to further penetrate the ASC market as many of these facilities do not have the capital to purchase a costly 3-D imaging system that is required to utilize alternative robotics devices. We expect to submit for 510(k) clearance to the FDA in 2022.

Toro-ALIF

We plan to augment our current Toro device platform with a proprietary Toro Anterior Lumbar Interbody Fusion System (“Toro-ALIF”). The Toro-ALIF will also feature 3-D printed endplate technology and the ability to be locked at a range of various heights. In addition, the system will be designed with a complementary suite of articulating disc preparation instrumentation to preserve the small access corridor and minimize vascular and neural retraction. If cleared by the FDA, this offering will provide a multidirectional expandable interbody solution for ALIF procedures. We expect to submit for 510(k) clearance to the FDA in 2023.

Toro-Hyperlorotic

We are also developing an iteration of our Toro device to help correct sagittal imbalance, an anterior-posterior misalignment of the spine, by offering the ability for devices to achieve higher levels of lordosis (“hyperlordosis”) compared to our current implant systems. Our Toro-Hyperlorotic device is designed to perform sagittal alignment restoration through a posterior approach. The system will feature multidirectional implants capable of greater angulation to restore sagittal balance. The implants will be designed with our proprietary 3-D printed endplates and allow for post-packing of graft material to facilitate fusion. This system will be designed to accommodate posterior PLIF and TLIF approaches. We expect to submit for 510(k) clearance to the FDA in 2022.

Zform

We are currently developing a multidirectional expandable interbody device designed for posterior lumbar insertion and anterior placement. This advanced system features a differentiated pivot technology enabling surgeons to implant the device utilizing posterior procedure techniques and intuitively steer it in order to optimize anterior placement. This technology is designed to address lordotic restoration while reducing the chances of implant subsidence. Such multidirectional expandable interbody device is intended to be partially 3-D printed. We expect to complete testing and submit for 510(k) clearance to the FDA in 2022.

Periscope

We have developed an innovative posterior lumbar screw technology designed to reduce current frustrations and complications with posterior fixation systems, specifically around rod contouring and reduction. Our Periscope screw system features proprietary telescopic screw shank technology in addition to traditional multi-axial functionality. The shank of the screw is designed to translate in the axial plane allowing for easy rod capture and reduce the need for any potentially excessive force required to attach the screws to the rod. We believe this novel design will reduce stress on the vertebrae and fixation construct, while simplifying the screw and rod placement workflow. We expect to complete testing and submit for 510(k) clearance to the FDA in 2022.

Sales and Marketing

We promote, market and sell our products utilizing a hybrid sales structure consisting of direct sales representatives and an external network of independent distributor partners. As of December 31, 2021, our hybrid U.S. sales organization consists of 27 direct sales employees and 105 independent distributors in the U.S. and 13 independent distributors internationally. Although surgeons make the ultimate decision to use our products, we typically invoice products directly to facilities and pay commissions to our independent distributors based on payments received. Hospital systems will typically approve the use of and negotiate the price of our products prior to initial sales. We compensate our direct sales representatives through salaries and incentive bonuses based on performance measures. We select our independent distributors based on their expertise in selling spinal devices, reputation within the surgeon community, geographical coverage and established sales network. Our direct sales representatives and independent distributors are each assigned a sales territory with performance assessed on a periodic basis.

We support the efforts of both our direct sales representatives and independent distributors through the deployment of clinical specialists with expertise in MIS spine procedures and robotics. These specialists provide technical expertise relating to our products and engage surgeons and hospitals directly to assist them in better understanding product capabilities, value propositions and market landscape.

While we primarily market our products in the U.S., we recently began expanding our sales internationally through select distributors. Our FlareHawk device received CE mark certification in April 2021, enabling our expansion efforts into several select European countries. FlareHawk has also received approvals in Argentina, New Zealand, Taiwan and the United Arab Emirates. We continually evaluate new market opportunities and expect to further penetrate new and existing international markets in the future.

We anticipate hiring several direct sales representatives and selectively onboarding additional independent distributors to support this expansion in the near term. We believe the expansion of our U.S. and international sales efforts will provide us with significant opportunity for future growth as we launch our robotic targeting and navigation platform, expand our product portfolio and seek to penetrate existing and new markets.

Surgeon Education and Training

We devote significant resources towards educating and training surgeons on the proper use of our technologies and techniques. We believe that the most effective way to introduce and build market demand for our products is by educating and training key opinion leaders in spine surgery to use our products. We house our Accelus Clinical Education (“ACE”) cadaver lab at our corporate headquarters which we use to educate surgeons on the proper use and benefits of our products. We recently began offering additional surgeon training at our Boulder, Colorado office and are currently constructing a state-of-the-art ACE cadaver lab at our offices in Carlsbad, California to help expand our geographic presence. We believe that our investments in education and training programs will continue to expose the merits and distinguishing features of our products leading surgeons to use and continue to become advocates for our portfolio of offerings.

Research and Development

We have made significant investments in our research and development capabilities to enhance our current product portfolio and to better serve the needs of patients and surgeons. Our high performance culture is designed to focus on continuous improvement and challenges us to develop better products efficiently and at a lower cost. We believe that ongoing research and development efforts are essential to our success.

Our product development team is made up of 22 individuals, as of December 31, 2021, who have extensive experience designing and managing products to treat spine pathology. Our product development team works closely with our clinical advisors and spine surgeon customers to gain real-time insights and feedback. They are intimately involved in the design process with our product development team to create products that are intended to improve patient outcomes, simplify techniques, shorten procedures, reduce hospitalization and rehabilitation times and, as a result, reduce costs. Our regulatory and clinical affairs personnel work in parallel with our research and development teams, allowing us to anticipate and resolve any potential issues at early stages in the development cycle. Our regulatory and clinical affairs personnel are able to submit regulatory filings shortly after the final development testing has been completed and are committed to timely and responsive communication with regulatory agencies.

Our research and development expenses were $3.2 million and $2.8 million for fiscal years ended December 31, 2020 and 2019, respectively. Fusion Robotics, LLC also incurred research and development expenses of $0.4 million and $2.3 million for fiscal years ended December 31, 2020 and 2019, respectively, and for the nine months ended September 30, 2021 and 2020 our research and development expenses were $3.0 million and $2.3 million, respectively.

Intellectual Property

We believe that, to continue to maintain our competitive advantage, we must actively develop and maintain the proprietary aspects of our technologies. We rely on a combination of patent, trademark, copyright, trade secret and other intellectual property laws, nondisclosure agreements, proprietary information ownership agreements and other measures to protect our intellectual property rights. We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in the United States. We use specialist intellectual property lawyers to oversee our intellectual property assets. We require our employees, consultants, co-developers, distributors and advisors to execute ownership of proprietary information and confidentiality agreements in connection with their employment, consulting, co-development, distribution or advisory relationships with us. These agreements typically require these people and entities to keep our confidential information confidential and to agree to disclose and assign to us all inventions conceived during the course of the respective relationship, using our property or which directly relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

As of December 31, 2021, we held 4 registered trademarks in the U.S., and we owned 26 issued U.S. patents, 19 issued international patents, 26 pending U.S. patent applications and 36 international applications. The subject matter of the issued patents and pending patent applications relate to, among other things:

•	pedicle screws and fixation systems;

•	expandable interbody fusion devices;

•	bone graft delivery systems; and

•	surgical navigation systems.

Our issued patents begin to expire in 2033. We have multiple patents covering unique aspects and improvements for many of our products. While we do not believe that the expiration of any single patent is likely to significantly affect our intellectual property position, the strength of our patents involves complex legal questions and are uncertain. Our issued patents could be found invalid or unenforceable if challenged.

We also hold license rights to the use of certain technology and other intellectual property rights owned and controlled by others. These include:

•

License agreements with iSYS Medizentechnik GmbH and Practical Navigation LLC pursuant to which we receive exclusive license rights to certain intellectual property relating to modular robotic surgical guidance systems;

•

An agreement with Intellijoint Surgical, Inc. pursuant to which we receive the right to integrate and sell certain intellectual property relating to 3-D mini optical navigation hardware and software for orthopaedic surgery;

•

A license agreement with the Institute for Applied Neurosciences, Inc. d/b/a Zucker Institute for Applied Neuroscience, pursuant to which we receive a license to certain patents and other intangible assets relating to spinal surgery technology;

•	A license agreement with RLT Healthcare LLC pursuant to which we receive an exclusive license to certain patents and related intangible assets relating to spinal surgery technology; and

•

A license agreement with Ortho Innovations, LLC pursuant to which we receive certain non-exclusive intellectual property rights to manufacture, use, sell or otherwise distribute certain spinal implants incorporating Ortho patented technology.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Our success will depend, in part, on our not infringing patents issued to others, including our competitors and potential competitors. Any claim relating to infringement of patents that is successfully asserted against our products may require us to pay substantial damages (including treble damages if our infringement is found to be wilful), may severely restrict or prohibit our development and manufacturing of such products, or may require us to remove our infringing product from the market altogether. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. In addition, our competitors may independently develop similar technologies. We may lose market share to our competitors if we fail to protect our intellectual property rights.

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. While we make an effort to ensure that our products do not infringe other parties’ patents and proprietary rights, our products and methods may be covered by U.S. or foreign patents held by our competitors. In addition, our competitors may assert that future products we may market infringe their patents.

A patent infringement suit brought against us or any strategic partners, co-developers or licensors may force us or such strategic partners, co-developers or licensors to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party’s intellectual property, unless that party grants us or the accused strategic partners, co-developers or licensors rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products. However, we may not be able to obtain any licenses required for any patents or proprietary rights of third parties on acceptable terms, or at all. Even if strategic partners, co-developers, licensors or we were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business, financial condition or results of operation. For more information regarding the risks related to intellectual property, please see the section titled “Risk Factors—Intellectual Property.”

Suppliers and Raw Materials

We currently leverage several third-party manufacturing relationships to ensure high-quality, low-cost production while maintaining a capital-efficient business model. We have multiple sources of supply for many of the critical components of our products. Nearly all our supply agreements do not have minimum manufacturing or purchase obligations. As such, we generally do not have any obligation to buy any given quantity of products, and our suppliers generally have no obligation to sell to us or to manufacture for us any given quantity of our products or components for our products. We have redundant manufacturing capabilities for the majority of our products. To date, we have not experienced any significant difficulty locating and obtaining the suppliers or materials necessary to build our products. We engage in an ongoing process of optimizing our supply chain and continuing to assess new suppliers to supplement our third party manufacturing relationships, thus enabling us to further scale our business. We believe our supplier relationships will be able to support our potential capacity needs for the foreseeable future.

Competition

The spinal surgery device market is competitive and subject to technological advancements by other participants. Our currently marketed products are, and any future products we commercialize will be, subject to competitive threats associated with the MIS spine market. We believe that the primary competitive factors in our markets are:

•	improved outcomes for spine pathology procedures;

•	acceptance by surgeons, hospitals and other healthcare providers;

•	patient experience;

•	ease of use and reliability;

•	physician training and education;

•	speed to market; and

•	product price, including level of coverage and reimbursement.

We compete with several large, diversified orthopedic companies, including Medtronic plc, NuVasive, Inc., Globus Medical, Inc., Stryker Corporation, DePuy Synthes and Zimmer Biomet Holdings, Inc. We also compete with smaller spine-focused companies, including Alphatec Holdings, Inc., Orthofix Medical, Inc. and SeaSpine Holdings Corporation.

Many of our large, diversified orthopedic company competitors have significant financial resources and in addition to competing for spine surgery market share, they also compete with us in recruiting and retaining qualified sales and marketing professionals, qualified research & development expertise, speed and cadence of product launches and acquiring novel technologies that augment their existing portfolios. However, we believe that our size enables us to be more agile in reacting to feedback from our customers and surgeons using our products. Additionally, we believe that the comprehensive nature of our portfolio allows us to better serve the needs of our customers compared to our smaller, more niche competitors. Our ability to compete successfully will depend on our ability to develop proprietary products and technologies that reach the market in a timely manner, that are cost-effective and that are safe and effective.

Government Regulation

Our products, product candidates and operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our products are subject to regulation as medical devices in the United States under the Federal Food, Drug and Cosmetic Act (“FDCA”) as implemented and enforced by the FDA. We have invested, and will continue to invest, resources to maintain regulatory compliance, successfully pass audits and obtain certifications and marketing and sale approvals.

United States Regulation

The FDA regulates, among other things, the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, de novo classification or premarket approval (“PMA”). Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include, among other things, compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising and promotional materials requirements. Class II devices are subject to the FDA’s General Controls and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed. The majority of our currently marketed products are Class II devices subject to 510(k) clearance, though we also market certain Class I, 510(k)-exempt devices, as well as human cells, tissues, and cellular and tissue-based products (“HCT/P”) subject to requirements described later herein.

510(k) Clearance Marketing Pathway

To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a legally marketed predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, such as a device that was legally marketed before May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, FDA collects user fees for certain medical device submissions and annual fees for medical device establishments. For fiscal year 2021, the standard user fee for a 510(k) premarket notification application is $12,432.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the de novo classification process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification to its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) premarket notification, request for de novo classification or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance, approval of a PMA or issuance of a de novo classification, as applicable, occurs. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than ten years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation.

In September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA has developed and maintains a list of device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice the FDA’s review often takes significantly longer and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA applications are also subject to the payment of user fees, which for fiscal year 2021 includes a standard application fee of $365,657.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitutes valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported PMA approval, or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require the same extent of clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation or technical basis of operation, or when the design change is so significant that a new generation of the device will be developed and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. None of our products are currently marketed pursuant to a PMA.

De Novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act (“FDASIA”), in July 2012, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination.

Clinical Trials

Clinical trials are almost always required to support a PMA or de novo classification request and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective before commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an institutional review board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, the study plan, or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, recordkeeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

U.S. Regulation of HCT/Ps

Certain of our products are regulated as HCT/Ps. Section 361 of the PHSA authorizes the FDA to issue regulations to prevent the introduction, transmission or spread of communicable disease. HCT/Ps regulated as “Section 361” HCT/Ps are subject to requirements relating to registering facilities and listing products with the FDA, screening and testing for tissue donor eligibility, and Good Tissue Practices (“cGTPs”) when processing, storing, labeling and distributing HCT/Ps, including required labeling information, stringent record keeping and adverse event reporting. Specifically, cGTPs are requirements that govern the methods used in, and the facilities and controls used for, the manufacture of HCT/Ps in a way that prevents the introduction, transmission or spread of communicable diseases. Section 361 HCT/Ps do not require approval of a marketing application from the FDA before marketing. However, to be regulated as a Section 361 HCT/P, the product must, among other things, be “minimally manipulated,” which for structural tissue products means that the manufacturing processes do not alter the original relevant characteristics of the tissue relating to the tissue’s utility for reconstruction, repair or replacement, and, for cells or nonstructural tissue products, means that the manufacturing processes do not alter the relevant biological characteristics of cells or tissues. A Section 361 HCT/P must also be intended for “homologous use,” which refers to use in the repair, reconstruction, replacement or supplementation of a recipient’s cells or tissues with an HCT/P that performs the same basic function or functions in the recipient as in the donor. HCT/Ps that do not meet the criteria of Section 361 are regulated under Section 351 of the PHSA. Unlike Section 361 HCT/Ps, HCT/Ps regulated as “Section 351” HCT/Ps are subject to the requirement for premarket review and marketing authorization by the FDA.

In November 2017, the FDA released a guidance document entitled “Regulatory Considerations for Human Cells, Tissues, and Cellular and Tissue-Based Products: Minimal Manipulation and Homologous Use—Guidance for Industry and Food and Drug Administration Staff.” The guidance outlined the FDA’s position that all products being purportedly marketed as Section 361 HCT/Ps that are more than minimally manipulated would require a marketing approval to be lawfully marketed in the United States. The guidance also indicated that the FDA would exercise enforcement discretion, using a risk-based approach, with respect to the Investigational New Drug (“IND”) application and pre-market approval requirements for certain HCT/Ps for a period of 36 months from the issuance date of the guidance to allow manufacturers to pursue INDs and/or seek marketing authorizations.

Under this approach, FDA indicated that high-risk products and uses could be subject to immediate enforcement action. In July 2020, the FDA extended its period of enforcement discretion to May 31, 2021. On April 21, 2021, the FDA announced that it would resume enforcement of IND and premarket approval requirements with respect to these products as of June 1, 2021.

Pervasive and Continuing Post-Market Regulation

After a product is cleared or approved for marketing (or, where the product does not require affirmative marketing authorization, is marketed), numerous and pervasive regulatory requirements continue to apply. These include:

•	Establishment registration and device listing with the FDA;

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QSR requirements, which require manufacturers, including third-party manufacturers and suppliers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	Labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

•	Requirements related to promotional activities;

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Clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

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Medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

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Correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	The FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

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Post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Manufacturing processes for medical devices are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. Failure to maintain compliance with the QSR requirements could result in the shutdown of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. The discovery of previously unknown problems with any marketed products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	Warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	Recalls, withdrawals, or administrative detention or seizure of our products;

•	Operating restrictions or partial suspension or total shutdown of production;

•	Refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	Withdrawing 510(k) clearances approvals that have already been granted;

•	Refusal to grant export approvals for our products;

•	Civil monetary penalties;

•	Injunctions; or

•	Criminal prosecution.

United States Fraud and Abuse Laws

Several other types of United States federal and state laws may restrict certain practices in our industry. These laws include federal and state anti-kickback and false claims laws. The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service reimbursable under a federal healthcare program, or purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under a federal healthcare program. The Anti-Kickback Statute has been interpreted to apply to various arrangements between entities that furnish goods and services directly or indirectly reimbursable by federal healthcare programs and prescribers, purchasers, formulary managers and other entities, including arrangements where any one purpose of the remuneration was a prohibited inducement under the statute even if the primary purpose was compensation of legitimate services. Violations of the Anti-Kickback Statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Recent regulations finalized by the Department of Health and Human Services have amended existing safe harbors or added new safe harbors, and certain of these regulations are subject to ongoing litigation.

The federal civil False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, including any claim submitted in violation of fraud and abuse and reporting requirements, or knowingly making, or causing to be made, a false statement to have a false claim paid. Claims that include items or services resulting from a violation of the Anti-Kickback Statute can constitute false or fraudulent claims under the False Claims Act. Actions under the civil False Claims Act may be brought by the U.S. Attorney General or by a private individual acting as an informer or whistleblower in the name of the government, and violations can result in significant monetary penalties. There is also a criminal False Claims Act, which prohibits making or presenting any false, fictitious or fraudulent claims to the government and authorizes penalties including imprisonment and fines for individuals and organizations.

Many states also have statutes or regulations similar to the federal Anti-Kickback Statute and False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, criminal fines and imprisonment.

Regulation of Medical Devices in the European Union

The European Union (“EU”) has adopted specific directives and regulations regulating the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices.

Until May 25, 2021, medical devices were regulated by the Council Directive 93/42/EEC (Medical Devices Directive) which has been repealed and replaced by Regulation (EU) No 2017/745 (Medical Devices Regulation), which became applicable on May 26, 2021. In order to ease transition to the new regulatory regime and to ensure business continuity, the Medical Devices Regulation provides certain transition periods for medical devices to continue being placed on the EU market according to their compliance with the legacy Medical Devices Directive. Our current certificates have been granted and renewed under the Medical Devices Directive whose regime is described below. Pursuing marketing of medical devices in the EU will notably require that our devices be certified under the new regime set forth in the Medical Devices Regulation when our current certificates expire, or prior to May 26, 2025.

Medical Devices Directive

Under the Medical Devices Directive, all medical devices placed on the market in the EU must meet the relevant essential requirements laid down in Annex I to the Medical Devices Directive taking into account the intended purpose of the device, including the requirement that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as best practice and the easiest way to satisfy the essential requirements as a practical matter as it creates a rebuttable presumption of conformity.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its risk classification. As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a Notified Body. Notified Bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A Notified Body would typically audit a manufacturer’s quality system and examine a product’s technical dossiers and the manufacturer’s quality system. A Notified Body must presume that quality systems which implement the relevant harmonized standards—which is ISO 13485:2016 for Medical Devices Quality Management Systems—conform to these requirements. If satisfied that the relevant product conforms to the relevant requirements, the Notified Body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the Notified Body before it will renew the relevant certificate(s).

Medical Devices Regulation

The EU landscape concerning medical devices in the EU recently evolved. On April 5, 2017, the Medical Devices Regulation came into force to establish a modernized and more robust EU legislative framework, with the aim of ensuring better protection of public health and patient safety. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. Unlike the Medical Devices Directive, the Medical Devices Regulation is directly applicable in EU member states without the need for member states to implement into national law. This aims at increasing harmonization across the EU.

The Medical Devices Regulation became applicable on May 26, 2021. The new regulation, among other things:

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Strengthens the rules on placing devices on the market (e.g., reclassification of certain devices and providing for a wider scope than the Medical Devices Directive) and reinforces surveillance once they are available;

•	Establishes explicit provisions on manufacturers’ responsibilities for the post-market surveillance of the quality, performance and safety of devices placed on the market;

•	Introduces the term “economic operator,” which establishes obligations and responsibilities on importers, distributors and persons involved in system or product pack assembly or sterilization;

•	Imposes an obligation to identify a responsible (natural) person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

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Improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number (and implant card for implantable devices), to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

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Sets up a central database (“Eudamed”) to enhance transparency and provide patients, healthcare professionals and the public with comprehensive information on clinical investigations and products available in the EU; and

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Strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

Devices lawfully placed on the market pursuant to the Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025, or until the expiry of the certification, whichever is earlier, provided that the requirements of the transitional provisions are fulfilled (i.e., post-market surveillance, market surveillance, vigilance, and registration of economic operators and of devices apply in place of the corresponding requirements of the Medical Devices Directive . However, even in this case, manufacturers must comply with a number of new or reinforced requirements set forth in the Medical Devices Regulation, in particular the obligations described below.

The Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must register by submitting identification information to Eudamed, unless they have already registered. The information to be submitted by manufacturers (and/or authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The new regulation also requires that, before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database. These new requirements aim at ensuring better identification and traceability of the devices. Each device —and, as applicable, each package—will have a UDI composed of two parts: a device identifier specific to a manufacturer and a device, and a production identifier to identify the unit producing the device. Manufacturers are also notably responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. The obligations for registration in Eudamed will become applicable at a later date (as Eudamed is not yet fully functional). Until Eudamed is fully functional, the corresponding provisions of the Medical Devices Directive continue to apply for the purpose of meeting the obligations laid down in the provisions regarding exchange of information, including, and in particular, information regarding registration of devices and economic operators.

All manufacturers placing medical devices into the market in the EU must comply with the EU medical device vigilance system which has been reinforced by the Medical Devices Regulation. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant competent authorities of the EU member states. These reports will have to be submitted through Eudamed (once functional) and aim to ensure that, in addition to reporting to the relevant competent authorities of the EU member states, other actors such as the economic operators in the supply chain will also be informed. Until Eudamed is fully functional, the corresponding provisions of the Medical Devices Directive continue to apply. A serious incident is defined as any malfunction or deterioration in the characteristics or performance of a device made available on the market, including use-error due to ergonomic features, as well as any inadequacy in the information supplied by the manufacturer and any undesirable side effect, which, directly or indirectly, might have led or might lead to the death of a patient or user or of other persons or to a temporary or permanent serious deterioration of a patient’s, user’s or other person’s state of health or a serious public health threat. Following the reporting of a serious incident, manufacturers are required to take FSCAs (defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market) without undue delay. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices. For similar serious incidents that occur with the same device or device type and for which the root cause has been identified or a FSCA implemented or where the incidents are common and well documented, manufacturers may provide periodic summary reports instead of individual serious incident reports.

Among the new requirements, manufacturers (and authorized representatives) must have available within their organization at least one person responsible for regulatory compliance (“PRRC”) who possesses the requisite expertise in the field of medical devices. The PRRC is notably responsible for checking conformity of devices with the quality management system under which the devices were manufactured before release, drawing up and keeping up to date the technical documentation and EU declaration of conformity, and compliance with post-market surveillance and vigilance requirements.

The advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the Medical Devices Regulation, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Further, it is prohibited to use any text, names, trade marks, pictures and figurative or other signs that may mislead the user or patient with regard to the device’s intended purpose, safety and performance. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, including, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

The aforementioned EU rules are generally applicable in the European Economic Area which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.

Data Privacy & Security Laws

Numerous state, federal and foreign laws govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state and non-U.S. laws, such as the CCPA, the CPRA and the GDPR, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Employees

As of December 31, 2021, we had 105 full-time employees, 52 of whom were involved in sales, marketing and clinical education, 17 in research and development, 11 in quality and regulatory and 25 in general administrative activities. Of these employees, 65 work out of our corporate headquarters in Palm Beach Gardens, Florida. We believe that the success of our business will depend, in part, on our ability to attract and retain qualified personnel.

Facilities

Our corporate office is located in Palm Beach Gardens, Florida and we have additional offices strategically located throughout the country. We believe that our facilities are adequate for our current needs. The table below provides selected information regarding our facilities, all of which are leased.

Location	Use	Approximate Square Footage	Lease Expiration
Palm Beach Gardens, Florida	Corporate headquarters, distribution, cadaveric training and development	23,800	March 2026
Boulder, Colorado	Software and robotic development and training	3,700	August 2026
Carlsbad, California	Cadaveric training and development	5,700	December 2026

Legal Proceedings

The medical device industry is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As of December 31, 2021, we are not aware of any pending or threatening legal proceedings against us that we expect would have a material adverse effect on our business, financial condition or results of operations. See “Risk Factors — Risks Related to Accelus”

SELECTED HISTORICAL FINANCIAL INFORMATION OF ACCELUS

The following table sets forth selected historical financial information of Accelus for the periods and as of the dates indicated. The selected historical financial information of Accelus as of and for the years ended 2020 and 2019 was derived from the audited historical financial statements of Accelus included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Accelus as of September 30, and for the nine months ended September 30, 2021 and September 30, 2020 was derived from the unaudited condensed consolidated financial statements of Accelus included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of Accelus’ management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.

The following selected historical financial information should be read together with Accelus’ consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Accelus” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Accelus’ financial statements and the related notes. Accelus’ historical results are not necessarily indicative of the results that may be expected in the future, and Accelus’ results as of and for the nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the year ending 2021, or any other period.

	Nine Months Ended September 30,		Years Ended December 31,
Statement of Operations Data (in thousands)	2021	2020	2020	2019
Revenue	$17,901	$11,773	$16,871	$16,642

Cost of revenue	4,338	3,269	4,479	3,013

Total operating expenses	28,283	17,485	24,520	22,496

Loss from operations	(14,720)	(8,981)	(12,128)	(8,867)

Net loss	(16,295)	(9,196)	(12,416)	(9,771)

	As of September 30,	As of December 31,
Consolidated Balance Sheet Data (in thousands)	2021	2020	2019
Cash and cash equivalents	$1,027	$3,291	$4,254

Total assets	69,967	24,668	22,392

Total liabilities	28,025	13,173	7,416

Series D Convertible preferred stock	5,848	—	—

Series C Convertible preferred stock	9,023	8,764	—

Series B Convertible preferred stock	22,427	22,427	22,427

Series A Convertible preferred stock	17,544	17,544	17,544

Total stockholders’ equity (deficit)	(12,900)	(37,240)	14,976

	Nine Months Ended September 30,		Years Ended December 31,
Statement of Cash Flows Data (in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(12,026)	$(6,370)	$(9,092)	$(5,714)

Net cash used in investing activities	(3,692)	(1,981)	(3,569)	(2,728)

Net cash provided by financing activities	13,454	8,257	11,698	4,711

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INTEGRITY IMPLANTS INC

Unless the context otherwise requires, all references in this section to the “Company”, “Accelus”, “we,” “us,” or “our” refer to the business of Integrity Implants Inc. (d/b/a Accelus) prior to the consummation of the business combination, which will be the business of Accelus, Inc. following the consummation of the business combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Consolidated and Combined Financial Information of Accelus” section of this proxy statement/prospectus and our historical audited annual financial statements as of and for the years ended December 31, 2020 and 2019, and unaudited condensed consolidated financial statements as of September 30, 2021 and for the nine-months ended September 30, 2021 and 2020, and the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the year ended December 31, 2020 and as of and for the nine months ended September 30, 2021 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”. This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Business Overview

We are a medical technology company dedicated to advancing spinal surgery treatment options by developing and commercializing an ecosystem of enabling technologies, including a proprietary surgical robotic targeting and navigation platform and differentiated implant systems. We offer an innovative portfolio of implants, instruments, biologics and technologies that address the clinical challenges associated with spine surgery, with a focus on minimally invasive surgery (“MIS”) techniques and solutions. Our first-of-its-kind FlareHawk Interbody Fusion System (“FlareHawk”) features proprietary multidirectional expansion technology, designed for minimal disruption to the patient’s anatomy during insertion and natural load distribution and support. We also offer our revolutionary Robotic Enabled Minimally Invasive (“Remi”) robotic targeting and navigation platform which provides an efficient and economically accessible solution to a broad array of spine surgeons. Our novel portfolio of implants and instruments, paired with our revolutionary robotic targeting and navigation platform, is designed to address the limitations associated with MIS procedures while providing broader access to enabling technologies for alternative facilities, such as ambulatory surgery centers (“ASCs”).

We established Integrity Implants Inc. in 2016 with the primary focus of addressing the challenges limiting adoption of MIS techniques for spinal surgery. We have since developed a comprehensive portfolio of enabling technologies designed to improve spinal fusion procedures, including multidirectionally expanding interbody devices, spinal fixation systems and instruments and biomaterial offerings. We believe the comprehensive nature of our portfolio of spine surgery solutions enables various cross-selling opportunities.

In July 2021, we completed a transformative business combination with Fusion Robotics, LLC, which added the Remi robotic targeting and navigation system to our portfolio. This revolutionary platform is designed to provide robotic-assisted pedicle screw placement for surgeons performing minimally invasive lumbar spine stabilization. The Remi system is commercially available and marketed pursuant to the FDA 510(k) clearance that was received in February 2021. We believe the Remi system provides an innovative, MIS-enabling robotic solution that addresses the limitations of existing robotic systems used in spine surgery, including high introductory costs, steep learning curves to operate and large footprints within the operating room. Further, we believe that the economically accessible pricing of our system has the potential to enable broader access to MIS spine procedures.

We currently leverage several third-party manufacturing relationships to ensure high-quality, low-cost production while maintaining a capital-efficient business model. We have multiple sources of supply for many of the critical components of our products. Nearly all our supply agreements do not have minimum manufacturing or purchase obligations. As such, we generally do not have any obligation to buy any given quantity of products, and our suppliers generally have no obligation to sell to us or to manufacture for us any given quantity of our products or components for our products. We have redundant manufacturing capabilities for the majority of our products. To date, we have not experienced any significant difficulty locating and obtaining the suppliers or materials necessary to build our products. We engage in an ongoing process of optimizing our supply chain and continuing to assess new suppliers to supplement our third-party manufacturing relationships, thus enabling us to further scale our business. We believe our supplier relationships will be able to support our potential capacity needs for the foreseeable future.

We generated revenue of $16.9 million and incurred a net loss of $12.4 million for the year ended December 31, 2020, compared to revenue of $16.6 million and a net loss of $9.8 million for the year ended December 31, 2019. During the nine months ended September 30, 2021, we generated revenue of $17.9 million and incurred a net loss of $16.3 million compared to revenue of $11.8 million and a net loss of $9.2 million for the nine months ended September 30, 2020. To date, our primary sources of capital have been private placements of our preferred stock, debt financing agreements and revenue from the sale of our products. Since inception, and as of September 30, 2021, we have raised equity financing of $56.4 million. As of September 30, 2021, we had cash and cash equivalents of $1.0 million, long-term debt of $6.7 million and an accumulated deficit of $55.7 million. We expect our expenses will continue to increase for the foreseeable future as we make substantial investments in sales and marketing and product development. Moreover, we expect to incur additional expenses as a result of operating as a public company, including legal, accounting, insurance, compliance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and those of any stock exchange on which our securities are traded, investor relations, and other administrative and professional services expenses. As a result of these and other factors, we may require or otherwise decide to incur additional financing to fund our operations and planned growth. We may seek to raise any necessary additional capital through public or private equity offerings or debt financings, credit or loan facilities or a combination of one or more of these or other funding sources.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors — Risks Related to Accelus.”

Adoption of our developed enabling technologies

The growth of our business depends on our ability to gain broader acceptance of our spinal implants and robotic targeting and navigation platform. We intend to continue to invest in various surgeon education and training programs to promote awareness of the benefits of our spinal implants and robotic targeting and navigation system. While surgeons often make the ultimate decision to use our products, hospital and ASC approvals are necessary for both existing and future surgeons to access our products. We currently have approvals at a significant number of top hospital systems and group purchasing organizations across the United States. We plan to continue to build awareness of our products by increasing the number of direct sales representatives and engaging with key decision makers to educate them about the compelling value proposition of our product portfolio. In the near term, we remain focused on growing our install base of our Remi robotic targeting and navigation platform which we believe will help to drive increased sales of our other products, particularly our LineSider fixation system which is the only screw system cleared for use with the Remi system. As a result, we will continue to increase our team of direct sales representatives, which will require significant investments.

Investments in Innovation and Growth

We expect to continue to invest in enhancing our portfolio of spine surgery solutions to drive long-term revenue growth. Our product development team is continually developing new products and new iterations of our existing offerings. We are committed to expanding our portfolio of MIS solutions for spine surgery and bringing next-generation products to market. We continue to invest in further developing our Toro Interbody Fusion System, with the goal of expanding our addressable market by enabling surgeons to utilize our devices in various spinal fusion procedures and surgical approaches. We also continue to invest in our Remi 2-D fluoroscopy-based robotic system, which we believe will allow us to further penetrate the ASC market. While research and development activities and clinical testing are time-consuming and potentially costly, we believe expanding our portfolio of enabling technologies, implementing product improvements and continuing to demonstrate the efficacy, safety and cost effectiveness of our products through clinical data are all critical to increasing the adoption of our solutions. We also plan to continue to invest in programs to educate surgeons who perform spinal fusion procedures. Accordingly, in the near term, we expect these activities to increase our operating expenses, but in the longer term we anticipate they will positively impact our business and results of operations.

Supply Chain and Inventory Management

We rely on several third-party manufacturers for the production and assembly of our products. We utilize multiple suppliers for many of the critical components of our products to ensure the availability to meet the demand of our customers. In order to market and sell our products effectively, we are required to maintain certain levels of inventory and surgical instrumentation. As a result, a significant amount of cash is expended to build our levels of inventory and surgical instrumentation. Our inventory and surgical instrumentation products are often spread across various geographical regions, handled by various direct sales representatives and third-party distributors. As a result, these items are occasionally subject to damage or loss. We may also over- or underestimate the quantities of required components, in which case we may expend extra resources or be constrained in the amount of end product that we can procure. These factors subject us to the risk of obsolescence and expiration, which may lead to impairment charges. Additionally, as we release later generations of products that contain advancements or additional features, the earlier generations may become obsolete. Inventory reserves were $0.7 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively and $0.7 million and $0.8 million for the nine months ended September 30, 2021 and 2020, respectively.

Seasonality

We have experienced and expect to continue to experience seasonality in our business, consistent with trends throughout the medical device industry. We typically experience higher sales volumes in the fourth quarter of the year and lower sales volumes in the first quarter of the year. Our sales volumes in the fourth quarter tend to be higher as many patients elect to have surgery after meeting their annual insurance deductible and to recover over the winter holidays. Our sales volumes in the first quarter tend to be impacted as annual patient healthcare insurance plans typically reset at the beginning of the year. Additionally, overall procedure volumes in our industry often are lower in the third quarter as elective procedures generally decline during the summer months. We have not historically been impacted by typical industry seasonality in the third quarter; however, while we don’t expect this trend to change, we could experience impacts in the future. Furthermore, we expect that sales of the Remi robotic targeting and navigation system may impact our historical seasonality as capital purchases tend to increase during quarterly and annual budget reviews depending on purchasers’ fiscal year.

Impact of the COVID-19 Pandemic

The COVID-19 outbreak has negatively impacted and may continue to negatively impact our operations, revenue and overall financial condition. In response to COVID-19, certain states within the United States implemented shelter-in-place rules requiring certain businesses not deemed “essential” to close and requiring elective procedures to be delayed. As a result, our revenue growth was adversely impacted, particularly from

March 2020 through May 2020 when such shelter-in-place restrictions were largely eased. We were initially encouraged by our results as restrictions on elective surgeries were eased in mid-2020, however in late Q4 2020 and January 2021 we were once again impacted by restrictions on elective surgeries as virus cases increased throughout the holiday months. We then saw surgical volumes return to previous levels between March 2021 and August 2021, followed by further softening through the remainder of the year as COVID-19 variants had regional impacts throughout the U.S. In addition to constraints in hospital capacity, the Company continues to observe disruption from deferral of elective procedures and hospital staffing shortages.

There remains uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the global economies. Further, the prevalence of new and potentially more contagious variants continue to create uncertainty for the duration and impact of the pandemic. While the Company has experienced revenue growth during this period, the COVID-19 pandemic continues to have a material impact on our business and we cannot reasonably estimate the length or severity of this pandemic and its impact on the number of surgical procedures, in particular elective procedures, that are performed.

Key Components of our Results of Operations

Revenue

We derive our revenue primarily from the sale of spinal surgery implants used in the treatment of spine disorders in both the United States and select international markets. Our spinal implant products include our expandable interbody fusion devices, pedicle screw fixation systems and biomaterial offerings. Our revenue is generated by our direct sales force and independent distributors. In the United States our products are generally requested directly by physicians and shipped and billed to hospitals and ambulatory surgical centers. Our international revenue is primarily shipped and billed directly to independent distributors. Currently, most of our business is conducted with customers within markets in which we have experience and with payment terms that are customary to our business. We may defer revenue until the time of collection if circumstances related to payment terms, regional market risk or customer history indicate that collectability is not certain. We expect our revenue to increase in the foreseeable future as we expand our sales territories, grow our trained physician base and increase the adoption and utilization of our products within existing customer accounts through development of additional procedural solutions and increasing penetration of our broader portfolio within each procedure. We also expect that the commercial launch of our Remi robotic targeting and navigation system will drive additional revenue growth through the sale of robot units and potentially allow for additional pull-through implant and biomaterials sales opportunities. While we anticipate continued growth, our revenue may fluctuate from quarter to quarter due to a variety of factors, including seasonality.

Cost of Revenues and Gross Margin

Cost of revenue consists of finished products purchased from third-party manufacturers and suppliers, royalties, shipping costs and inventory adjustments. Our finished product costs consist primarily of third-party manufacturing costs, raw materials and components. The product costs of certain of our biomaterial offerings include the cost of procuring and processing human tissue. The product costs of our Remi robotic navigation systems include components and the mark-up for the assembly of units. We incur royalties related to the technologies that we license from others and the products that are developed in part by surgeons with whom we collaborate in the product development process.

We calculate gross profit as net revenue less cost of revenue, and gross margin as gross profit divided by net revenue. We expect our gross profit to increase in the foreseeable future as our net revenue grows. Our gross profit and gross margin have been and will continue to be affected by a variety of factors, primarily average selling prices, product mix, third-party manufacturing costs, change in mix of customers, excess and obsolete inventory adjustments, royalties and seasonality of our business.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and related employee benefits, sales commissions and support costs, depreciation of our surgical instruments, freight, regulatory affairs, quality assurance costs, professional service fees, travel, medical education, trade show and marketing costs, insurance, facilities and accounting and legal expenses. Selling, general and administrative expenses also include the costs associated with professional fees, legal fees and integration expenses associated with the acquisition of Fusion Robotics.

Research and Development Expenses

Research and development expenses consist of costs associated with the design, development, testing and enhancement of our products. Research and development expenses also include salaries and related employee benefits, research-related overhead expenses and fees paid to external service providers in both cash and equity.

Amortization of Intangible Assets

Amortization of intangibles consists of non-cash amortization resulting from the acquisition of intangible assets from the Ouroboros and Fusion Robotics transactions. The Ouroboros intangibles are amortized over a 15-year period, which began in 2016, and the Fusion Robotics intangibles are amortized over a five-year amortization period, which began in 2021.

Interest and Other Income (Expense), Net

Total interest and other income (expense), net includes interest income, interest expense, amortization of deferred loan costs, commission income, change in fair value of derivative liability, change in fair value of warrant liability and income recognized on the PPP loan, which was granted forgiveness in full in May 2021 and loss on debt extinguishment due to related party debt.

Results of Operations

Comparison of nine months ended September 30, 2021 and 2020

The following table summarizes our results of operations on an unaudited condensed consolidated basis for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine months ended September 30,		$	%
	2021	2020	Change	Change
Net revenue	$17,901	$11,773	6,128	52%
Cost of revenue	4,338	3,269	1,069	33%

Gross profit	13,563	8,504	5,059

Operating expenses:
Selling, general and administrative	24,162	14,643	9,519	65%
Research and development	3,042	2,312	730	32%
Amortization of intangible assets	1,079	530	549	104%

Total operating expenses	28,283	17,485	10,798

Loss from operations	(14,720)	(8,981)	(5,739)
Interest and other income (expense), net:
Interest expense, net	(3,737)	(215)	(3,522)	1639%
Loss on debt extinguishment	(93)	—	(93)	N/A
Loss on change in fair value of derivative liability	(252)	—	(252)	N/A
Loss on change in fair value of warrant liability	(1,553)	—	(1,553)	N/A
PPP loan forgiveness	1,083	—	1,083	N/A

Total interest and other income (expense), net	(4,552)	(215)	(4,337)

Loss before income taxes	(19,272)	(9,196)	(10,076)
Income taxes benefit	2,977	—	2,977	N/A

Net loss	$(16,295)	$(9,196)	$(7,099)

Net Revenue

Net revenue grew by $6.1 million, or 52%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to the continued adoption by our surgeon user base of our FlareHawk interbody device and LineSider fixation system. Such adoption was primarily driven by an increase in the number of direct sales representatives and was further supplemented by expanded product offerings within both systems.

Cost of Revenues and Gross Margin

Cost of revenues increased by $1.1 million, or 33%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to increased product volume resulting from higher sales. Gross margin increased by 4% to 76% between the nine months ended September 30, 2021 and 2020, primarily due to an increase in sales of product lines with higher margins, as well as a decrease in adjustments for excess and obsolete inventory.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $9.5 million, or 65%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase in selling, general and administrative expenses was primarily driven by an increase of $3.2 million due to investments in our sales and marketing functions by increasing headcount to support growth, as well as increased headcount due to the acquisition of Fusion Robotics. The increase was also driven by $1.4 million due to transaction-related expenses for the acquisition of Fusion Robotics and $1.1 million relating to increased travel and entertainment, tradeshow, and marketing expenses, which were lower in 2020 due to the COVID-19 pandemic. The remaining increase in selling, general, and administrative expenses is a result of higher variable costs due to increased revenue and increased depreciation driven by the increase in surgical instruments purchased period over period.

Research and Development Expenses

Research and development expenses increased by $0.7 million, or 32%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase in research and development expenses was due to additional investments in headcount and new projects related to the acquisition of Fusion Robotics.

Amortization of Intangible Assets

Amortization of intangibles increased by $0.5 million, or 104%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase in amortization of intangibles was due to additional intangibles being acquired in connection with the Fusion Robotics acquisition.

Interest Expense, Net

Interest expense, net increased by $3.5 million, or 1639%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to non-cash interest expense to adjust convertible notes issued in 2020 to fair value as of September 30, 2021.

Loss on Debt Extinguishment

We recognized a $0.1 million loss on debt extinguishment for the nine months ended September 30, 2021 related to the extinguishment of the Company’s Heritage debt arrangements. No loss on debt extinguishment was recognized for the nine months ended September 30, 2020.

Other Income (Expense)

Other expenses, net increased by $1.8 million for the nine months ended September 30, 2021. The increase was primarily due to loss on change in fair value of warrant liability of $1.6 million and loss on change in fair value of derivative liability of $0.2 million. Separately, we also recognized PPP loan forgiveness income of $1.1 million, which was granted forgiveness in full in May 2021.

Income Tax Benefit

Income tax benefit changed from $0 for the nine months ended September 30, 2020, to $3.0 million for the nine months ended September 30, 2021. The increase in income tax benefit was primarily due to the release of valuation allowance resulting from acquired deferred tax liabilities in the merger with Fusion Robotics in July 2021.

Comparison of years ended December 31, 2020 and 2019

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,		$	%
	2020	2019	Change	Change
Net revenue	$16,871	$16,642	$229	1%
Cost of Revenue	4,479	3,013	1,466	49%

Gross profit	12,392	13,629	(1,237)

Operating expenses:
Selling, general and administrative	20,599	18,992	1,607	8%
Research and development	3,214	2,797	417	15%
Amortization of intangible assets	707	707	0	0%

Total operating expenses	24,520	22,496	2,024

Loss from operations	(12,128)	(8,867)	(3,261)
Interest and other income (expense), net:
Interest expense, net	(288)	(332)	44	(13%)
Loss on debt extinguishment	—	(557)	557	(100%)
Other expense	—	(15)	15	(100%)

Total interest and other expense, net	(288)	(904)	616

Loss before income taxes	(12,416)	(9,771)	(2,645)
Income taxes	—	—	—

Net loss	$(12,416)	$(9,771)	$(2,645)

Net Revenue

Net revenue grew by $0.2 million, or 1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in net revenue was driven by the continued adoption of our FlareHawk interbody system and launch of our LineSider fixation system offset by surgical volume reductions resulting from the COVID-19 pandemic.

Cost of Revenue and Gross Margin

Cost of revenues increased by $1.5 million, or 49%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The change was primarily due to an increase of $1.1 million relating to inventory adjustments as a result of assessing inventory held in warehouses and in the field to adjust for excess and obsolete inventory. Gross margin decreased by 8% to 73% for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the increased adjustments for excess and obsolete inventory, as well as increased royalties as a result of the commercial launch of our LineSider fixation system and changes in product mix. We review inventory for excess and obsolescence on a recurring basis and record adjustments based on assumptions about future demand, past usage and overall market conditions. Similar to competitors and as we experience growth, adjustments to our inventory may fluctuate over time.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $1.6 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in selling, general and administrative expenses was primarily due to increased payroll and related expenses due to increasing our direct sales force and supporting administrative personnel to support the growth of the business, as well as increased depreciation due to increased purchases of surgical instruments. Increases were largely offset by lower marketing, tradeshow, travel and entertainment expenses due to COVID-19 impacts.

Research and Development Expenses

Research and development expenses increased by $0.4 million, or 15%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in research and development expenses was due to increased salaries and wages associated with continuing to scale our business and research and product development capabilities as well as increased testing and prototype expenses related to ongoing projects.

Amortization of Intangible Assets

Amortization of intangibles did not change for the year ended December 31, 2020 compared to the year ended December 31, 2019 as no new intangible assets were acquired.

Interest and Other Expense, Net

Interest Expense, Net

Interest expense, net decreased by $0.04 million, or 13%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to modifications of debt instrument terms.

Loss on Debt Extinguishment

We recognized a $0.6 million loss on debt extinguishment for the year ended December 31, 2019. The recognition of the loss was a result of a significant change in terms of Company’s debt instruments that were accounted for as an extinguishment. We initiated the modification of debt instruments due to the unpredictability of the COVID-19 impact on operations. No loss on debt extinguishment was recognized for the year ended December 31, 2020.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with Generally Accepted Accounting Principles (“U.S. GAAP” or “GAAP”), we provide the following overview of certain non-GAAP measures that we believe are useful in evaluating and comparing our financial performance over multiple periods and identifying trends affecting our business. These non-GAAP financial measures are also used by our management to evaluate financial results and to plan and forecast future periods. However, non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may differ from the non-GAAP measures used by other companies, including our competitors.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure based on EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is then adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations (including stock-based compensation expenses and the fair value adjustment of derivative liabilities).

We use Adjusted EBITDA to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Adjusted EBITDA facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, is helpful in highlighting trends and factors affecting our business Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and making comparisons between our company and other companies that may have different capital structures, tax rates or different forms of employee compensation.

Adjusted EBITDA is a measure not defined under GAAP. It has limitations, because it excludes certain types of expenses and it does not reflect changes in working capital needs. Furthermore, other companies may calculate Adjusted EBITDA or similarly entitled measures differently, limiting their usefulness as comparative measures.

Adjusted EBITDA is presented here as a supplemental measure only. You are encouraged to evaluate each adjustment. For a historical reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net loss, please refer to the table below.

	Nine months ended September 30, (in thousands)		Year ended December 31, (in thousands)
	2021	2020	2020	2019
Net Loss, as reported	$(16,295)	$(9,196)	$(12,416)	$(9,771)
Adjustments:
Add: Interest expense, net	3,737	215	288	332
Add: Amortization of intangible assets	1,079	530	707	707
Add: Depreciation	1,471	870	1,247	607
Less: Income tax benefit	(2,977)	—	—	—

EBITDA	$(12,985)	$(7,581)	$(10,174)	$(8,125)
Adjustments:
Add: Transaction-related expenses	1,405	—	—	—
Add: Inventory write-off adjustment	836	1,015	1,297	220
Add: Loss on debt extinguishment	93	—	—	557
Add: Stock-based compensation	298	185	243	1,268
Less: PPP loan forgiveness	(1,083)	—	—	—

Adjusted EBITDA (Non-GAAP)	$(11,436)	$(6,381)	$(8,634)	$(6,080)

Adjusted Gross Profit

Adjusted Gross Profit is a non-GAAP financial measure and is determined based on our Gross Profit adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations. Adjusted Gross Profit is a measure not defined under GAAP.

We use Adjusted Gross Profit to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. We believe Adjusted Gross Profit is a useful measure to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metric eliminates the effects of variability of the write-off of excess and obsolete inventory, which are non-cash expenses that may fluctuate for reasons unrelated to overall operating performance. While the amortization expense of acquired developed technology is excluded from Adjusted Gross Profit, the revenue related to acquired developed technologies is reflected in Adjusted Gross Profit as these assets contribute to our revenue generation.

Adjusted Gross Profit is a measure not defined under GAAP. It has limitations, because it excludes certain non-cash expenses that may be representative of actual expenditures in other periods. Furthermore, other companies may calculate Adjusted Gross Profit or similarly entitled measures differently, limiting their usefulness as comparative measures.

Adjusted Gross Profit is presented here as a supplemental measure only. You are encouraged to evaluate each adjustment. For a historical reconciliation of Adjusted Gross Profit to its most directly comparable GAAP measure, GAAP Gross Profit, please refer to the table below.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2021	2020	2020	2019
Gross profit, as reported	$13,563	$8,504	$12,392	$13,629
Inventory write-off adjustment	836	1,015	1,297	220

Adjusted gross profit (Non-GAAP)	$14,399	$9,519	$13,689	$13,849

Non-GAAP Adjustments

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020 and 2019. Management removes the amount of these costs excluding the tax effect on the adjustments from our operating results to supplement a comparison to our past operating performance.

•	Transaction-related expenses—The costs associated with professional fees and integration expenses associated with the acquisition of Fusion Robotics.

•

Inventory write-off adjustment—As we continued to scale our business, we made the determination in 2020 to transition our inventory management and logistics function in-house after previously outsourcing the process through a third-party vendor for several years. As a result of this transition, we assessed the inventory held in warehouses and in the field, which resulted in write-off adjustments for excess and obsolescence. We continued to invest in headcount and technology to improve the inventory process and systems in 2021 and expect further investments to continue in 2022. While write-off adjustments are expected to fluctuate, we believe the investments discussed above will lead to improvements in the future.

•

Loss on debt extinguishment—The loss on debt extinguishment was recognized on modification of the terms of Company’s related party note payable and related party convertible note payable and represents the difference between the fair value of the modified debt and the carrying amount of the original debt at the amendment date.

•	Stock-based compensation—Non-cash adjustment relating to stock-based compensation.

•	PPP loan forgiveness—The gain we recognized on the Paycheck Protection Program (“PPP”) loan, which was granted forgiveness in full in May 2021.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash and additional borrowings potentially available under our debt arrangements. We consider the liquidity necessary to fund our operations, which include working capital needs, investments in research and development, investments in inventory and instrument sets to support our customers, as well as other operating costs. Our future capital requirements will depend on many factors including our rate of revenue growth, the timing and extent of spending to support development efforts, the expansion of sales, marketing and administrative activities and the timing of introductions of new products and enhancements to existing products.

To date, our primary sources of capital have been private placements of preferred stock and funding from a loan and security agreement with Eastward Fund Management, LLC. We have incurred a net loss in each annual period since our inception. We incurred net losses of $12.4 million and $9.8 million during the years ended

December 31, 2020 and 2019, respectively. We had net losses of $16.3 million and $9.2 million for the nine months ending September 30, 2021 and 2020 respectively. As of September 30, 2021, we held cash and cash equivalents of $1.0 million and had an accumulated deficit of $55.7 million.

We expect to continue to incur net losses in the short term, as we continue to invest in our direct sales force, our expanded marketing efforts and the research and development of our pipeline products. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, we could be forced to delay, limit, reduce or terminate our product development programs, commercialization efforts or other operations. Because of this uncertainty, there is substantial doubt about our ability to continue as a going concern for at least 12 months from the date of this proxy statement. While we believe the funds to be raised in the proposed Business Combination will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the Business Combination. For more information on the Business Combination refer to “The Business Combination Proposal” included elsewhere in this proxy statement/prospectus.

If the available cash balances, proceeds from this offering and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional public or private equity or debt securities or obtain an additional credit facility. The sale of equity and convertible debt securities may result in dilution to our stockholders and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of our common stock. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. Additional financing may not be available at all, or in amounts or on terms unacceptable to us. If we are unable to obtain additional financing, we may be required to delay the development, commercialization and marketing of our products.

Short-Term and Long-Term Obligations

Eastward Capital Partners Facility

On May 28, 2021, the Company entered into a loan and security agreement, which was subsequently amended on December 10, 2021, with Eastward Fund Management, LLC (“Eastward”) for aggregate borrowings of $24.0 million, available to the Company in four advances of $6.0 million (the “2021 Loan Agreement”). The Company drew upon the first advance of $6.0 million on May 28, 2021. The second advance of $6.0 million was made available to the Company on the effective date of the amendment on December 10, 2021. Following the December 2021 amendment, the Company has $12 million available to borrow upon the achievement of certain financial results and substantial completion of the Series D preferred stock financing during specified time periods occurring during or prior to February 2023. In conjunction with the drawing of the advances, the Company committed to issue to Eastward warrants to purchase a maximum of 568,786 shares of the Company’s common stock at an exercise price equal to $1.73 per share.

As of September 30, 2021, we had $6.0 million in borrowings outstanding under the 2021 Loan Agreement.

Under the terms of the 2021 Loan Agreement, we granted Eastward first priority liens and security interests in substantially all of our assets, including our intellectual property and any proceeds and rights to payments associated with our intellectual property as collateral. The 2021 Loan Agreement also contains certain representations and warranties, indemnification provisions in favor of Eastward, affirmative and negative covenants (including, among other things, limitations on other indebtedness, liens, acquisitions, investments and dividends and requirements relating to financial reporting, sales and leasebacks, insurance and protection of our intellectual property rights) and events of default (including payment defaults, breaches of covenants, a material impairment in the perfection or priority of the lender’s security interest or in the collateral, and events relating to bankruptcy or insolvency).

Convertible Notes Payable

On December 30, 2020, the Company issued a convertible promissory note to Seagull Capital, LLC (“Seagull”) in the principal amount of $2.0 million (the “2020 Note”). The 2020 Note bears interest at 12% per annum and matures on January 31, 2022. Upon the occurrence of certain milestones related to the next equity financing of the Company, the note is convertible at the option of the Company or the holder into shares of the preferred stock issued in such financing event at a conversion price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. Upon a change of control of the Company, the note is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $4.80 per share and, if not converted upon a change of control of the Company, is redeemable at the option of the holder.

As part of the promissory note, the Company also agreed to issue to Seagull a warrant to purchase 62,500 shares of the preferred stock issued in the next equity financing of at least $5 million in proceeds upon the occurrence of such financing event. The warrant is exercisable through December 31, 2025 and has an exercise price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share.

In March 2021, the Company issued an additional convertible promissory note to Seagull in the principal amount of $2.0 million (the “2021 Seagull Note”). Additionally, in March 2021, the Company issued a convertible promissory note to Pacific Premier Bank Custodian (“Pacific Premier”) in the principal amount of $500 thousand (the “2021 Pacific Premier Note”) (collectively, the “2021 Notes”). The 2021 Notes bear interest at 12% per annum and mature on January 31, 2022. Upon the occurrence of certain milestones related to the next equity financing of the Company, the notes are convertible at the option of the Company or the holder into shares of the preferred stock issued in such financing event at a conversion price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. Upon a change of control of the Company, the notes are convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $4.80 per share and, if not converted upon a change of control of the Company, were redeemable at the option of the holder. If an equity financing of at least $5 million in proceeds does not occur prior to the maturity of the notes, the notes will be convertible at the option of the holder into shares of the Company’s existing preferred stock at a conversion price equal to $4.80 per share.

In conjunction with the issuance of the 2021 Notes, the Company committed to issue to Seagull and Pacific Premier warrants to purchase 62,500 and 15,625 shares, respectively, of the preferred stock issued in the next equity financing of at least $5 million in proceeds upon the occurrence of such financing event at an exercise price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. If an equity financing of at least $5 million in proceeds does not occur prior to the maturity of the 2021 Notes, the Company will, upon conversion of the notes, issue to Seagull and Pacific Premier warrants to purchase shares of the Company’s existing preferred stock at an exercise price equal to $4.80 per share.

In March 2021, the Company amended and restated the 2020 Note to allow for the issuance of the additional convertible promissory note to Seagull and modify certain terms of the note and related warrant commitment to be consistent with those of the 2021 Seagull Note and related warrant commitment.

As of September 30, 2021, the Company has a total amount of $4.2 million outstanding on the Convertible Notes Payable.

Ouroboros Deferred Purchase Price Obligation

On April 21, 2016 (“Asset Purchase Date”), we entered into an intellectual property purchase agreement (“Ouroboros Asset Purchase Agreement”) with a related party, Ouroboros Medical, Inc. (“OMI”), for an aggregate purchase price of $10.6 million. The consideration for the Ouroboros Asset Purchase Agreement consisted of $3.0 million paid in cash, $2.2 million as a note payable (“Initial Purchase Price Loan”) to be paid on May 19, 2016 and $5.4 million of deferred purchase price payable over an initial period of four years (the “Deferred Purchase Price Obligation”).

In connection with the Ouroboros Asset Purchase Agreement, the Company entered into a Note and Security Agreement (“NSA” or “Ouroboros Loan”) with OMI as a Creditor for its Initial Purchase Price Loan and Deferred Purchase Price Obligation. The Company agreed to grant a lien on substantially all of its assets to OMI as collateral security for its Initial Purchase Price Loan and the Deferred Purchase Price Obligation.

On February 13, 2018, the Company amended the terms of the NSA via a side letter to defer the timing and allocation of remaining repayment under the agreement. Subsequently, on April 30, 2019, the Company further amended the terms of the NSA to again revise the amounts and timing of the remaining payment obligation under the agreement and issued warrants to purchase 50,000 shares of Company’s Common Stock. The Company entered into another amendment to the NSA on April 14, 2020 whereby the amounts and timing of the remaining payment obligation were further modified and additional warrants to purchase 35,000 shares of Company’s Common Stock were issued.

As of September 30, 2021, we had approximately $2.0 million outstanding under the Deferred Purchase Price Obligation.

Heritage Bank of Commerce Loan and Security Agreement

On December 31, 2019, the Company entered into a loan and security agreement, which was subsequently amended on April 20, 2020 and February 5, 2021, with Heritage Bank for revolving line of credit borrowings of $5.0 million (the “Heritage Loan Agreement”). Based on the Heritage Loan Agreement, the Company completed several draws during 2021, totaling $1.7 million. On May 28, 2021, the Company paid off the total aggregate principal borrowings of $1.7 million.

Paycheck Protection Program Loan

As a result of the COVID-19 pandemic, and the subsequent legislation passed within the CARES Act of 2020, we applied for and received a Small Business Administration loan through the PPP. A loan in the amount of approximately $1.1 million, was granted and received. The loan was unsecured and had interest of 1% per annum. The loan was to be used primarily for payroll-related costs and lease and utility payments. The Company applied for and was granted forgiveness in full in May 2021.

Agreements Related to Intellectual Property

We complement our internal product development efforts by acquiring and licensing certain intellectual property rights from third-party developers, as well as engaging third-party consultants to enhance, expand, iterate and refine products in our product portfolio and pipeline. Consideration for the purchase or license of third-party intellectual property is negotiated on an individual basis, and may include cash payments, equity or equity-based compensation, and royalty payments. These payments may be guaranteed or contingent upon the achievement of certain developmental, revenue-based, time-based or other milestones. We have entered into limited royalty agreements that contain requirements for minimum royalty payments.

We have royalty agreements with certain physician consultants providing for product royalties based on each such consultant’s level of contribution to the product development process. These royalty agreements typically (i) set the applicable royalty rates for each in-scope product, (ii) prohibit payments of royalties on products to which the consultant did not make a novel, significant or innovative contribution, (iii) define the sales for which royalties may be payable, (iv) acknowledge the Company’s right to offset against the royalty amounts due to the Company from the consultant, including amounts recoverable from breach of any representation or warranties, and (v) clarify that if royalty products utilize complementary technology outside of the scope of the royalty agreement, the Company shall have the right to adjust the royalties paid to the consultant.

We paid aggregate royalties of $0.6 million and $1.0 million for the nine months ended September 30, 2020 and September 30, 2021, respectively, resulting in an aggregate royalty rate of 5% and 6% of revenue for the nine months ended September 30, 2020 and September 30, 2021, respectively.

We paid aggregate royalties of $0.6 million and $1.0 million for the years ended December 31, 2019 and 2020, respectively, resulting in an aggregate royalty rate of 4% and 6% of revenue for the years ended December 31, 2019 and 2020, respectively.

Certain components used in our product offerings are sourced from an original equipment manufacturer pursuant to an agreement that contains minimum purchase obligations as well as periodic payments required to maintain exclusivity. The Company may elect not to pay any such exclusivity fee, whereupon the underlying agreement will continue in effect on a non-exclusive basis. The Company regularly assesses the rationale for exclusivity with respect to future periods after taking into account the Company’s financial performance, market position, areas of focus, customer feedback, and other relevant business considerations.

Cash Flows

The following table summarizes our net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our consolidated financial statements for the years ended December 31, 2020 and 2019 and unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 and 2020 and the notes thereto:

	Nine months ended September 30, (in thousands)		Year ended December 31, (in thousands)
	2021	2020	2020	2019
Net cash (used in) provided by
Operating activities	$(12,026)	$(6,370)	$(9,092)	$(5,714)
Investing activities	(3,692)	(1,981)	(3,569)	(2,728)
Financing activities	13,454	8,257	11,698	4,711

Net decrease in cash and cash equivalents	$(2,264)	$(94)	$(963)	$(3,731)

Net Cash Used in Operating Activities

For the nine months ended September 30, 2021, cash used in operating activities was $12.0 million. Use of cash was primarily related to our net loss of $16.3 million other than the non-cash items and, to a lesser extent, changes in our working capital accounts. Our working capital changes were primarily driven by an increase in our accounts payable and liabilities of $3.4 million, decrease in prepaid expenses and other current assets of $0.4 million offset by an increase of $4.9 million in our accounts receivables and inventory due to growth in our business and the acquisition of Fusion Robotics.

For the nine months ended September 30, 2020, cash used in operating activities was $6.4 million. Use of cash was primarily related to our net loss of $9.2 million other than non-cash expenses and, to a lesser extent, changes in our working capital accounts. Our working capital changes primarily related to a decrease in accounts receivable of $1.6 million due to the impact of COVID-19 on sales and an increase in accounts payable and other liabilities of $1.5 million, offset by an increase in inventory and other current assets of $3.2 million driven by expected growth as COVID-19 restrictions were lifted.

For the year ended December 31, 2020, cash used in operating activities was $9.1 million. Use of cash was primarily related to our net loss of $12.4 million other than non-cash expenses and, to a lesser extent, changes in our working capital accounts. Our working capital changes primarily related to a decrease in accounts receivable of $1.1 million due to the impacts of COVID-19 on sales and an increase in accounts payable and other liabilities of $2.5 million, offset by an increase in inventory and other current assets of $4.2 million driven by growth as COVID-19 restrictions were lifted.

For the year ended December 31, 2019, cash used in operating activities was $5.7 million. Use of cash was primarily related to our net loss of $9.8 million other than non-cash expenses and, to a lesser extent, changes in our working capital accounts. Our working capital changes primarily related to an increase in accounts payable and other liabilities of $1.5 million offset by an increase in accounts receivable and inventory of $1.3 million due to growth in our business.

Net Cash Used in Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2021 and September 30, 2020 totaled $3.7 million and $2.0 million respectively, primarily related to capital expenditures for surgical instrumentation.

Net cash used in investing activities during the year ended December 31, 2020 totaled $3.6 million, primarily related to capital expenditures for surgical instrumentation. Net cash used in investing activities during the year ended December 31, 2019 totaled $2.7 million, primarily related to capital expenditures for surgical instrumentation.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2021 totaled $13.5 million, which was driven primarily by the (i) proceeds from issuance of Series C and Series D convertible preferred stock and related warrants of $6.2 million, (ii) proceeds from debt financing of $6.0 million, (iii) proceeds from issuance of convertible notes of $2.5 million, (iv) proceeds from long term debt of $1.7 million, (v) principal borrowings on capital leases of $0.1 million, partially offset by the (vi) repayment of note payable to related party of $1.0 million, (vii) issuance costs on debt financing and convertible note of $0.2 million, (viii) repayment on capital leases of $0.07 million and (ix) payoff of line of credit of $1.7 million.

Net cash provided by financing activities during the nine months ended September 30, 2020 totaled $8.3 million, which was primarily driven by the issuance of Series C convertible preferred stock of $7.8 million and proceeds of PPP loan of $1.1 million, offset by the repayment of note payable to related party of $0.6 million and repayment of capital lease obligations of $0.07 million.

Net cash provided by financing activities during the year ended December 31, 2020 totaled $11.7 million, which was driven primarily by the (i) issuance of Series C convertible preferred stock of $9.6 million, (ii) issuance of convertible notes payable of $2.0 million and (iii) proceeds from long-term debt of $1.1 million, partially offset by (iv) the repayment of note payable to related party of $0.9 million, and (v) repayment of capital lease obligations of $0.09 million.

Net cash provided by financing activities during the year ended December 31, 2019 totaled $4.7 million, which was primarily driven by the (i) proceeds from the issuance of Series B convertible preferred stock of $5.2 million, (ii) borrowings on capital leases of $0.4 million and (iii) proceeds from exercise of options of $0.03 million, partially offset by repayment of note payable due related party of $0.6 million, repurchase of treasury stock of $0.2 million and repayment of capital leases of $0.1 million.

Critical Accounting Policies, Significant Judgements and Use of Estimates

The preparation of Accelus’s consolidated financial statements in conformity with U.S. GAAP, requires Accelus’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. Accelus’s management bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to significant areas involving management’s judgments and estimates. For more detail on our critical accounting policies, see Note 2 to our consolidated financial statements appearing elsewhere in this prospectus.

Revenue Recognition

The Company recognizes revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects consideration which the entity expects to receive in exchange for those goods or services. Any discounts or rebates are estimated at the inception of the contract and recognized as a reduction of the revenue.

Stock-Based Compensation

Accounting for stock-based compensation is a critical accounting policy due to the broad-based equity awards provided to employees. The Company issues stock-based compensation to employees and non-employees, generally in the form of stock options. The stock-based compensation expense for stock option awards is based on the fair value of the grant date and is then recognized on a ratable basis in the financial statements over the requisite service period of the award. The fair value of the stock options is measured on the grant date using the Black-Scholes model, which utilizes the following estimates as inputs:

•	Expected volatility: determined based on an average of the historical volatility of a peer group of similar public companies;

•

Expected term: as our employee stock options have “plain vanilla” characteristics, the expected term is determined using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option; the contractual life of the option is used for the expected life of non-employee stock options;

•	Risk-free interest rate: based upon the U.S. Treasury yield curve in effect at the time of grant; and

•	Expected dividend yield: based on our history and current expectation of not paying dividends in the foreseeable future.

Inventory reserves

Inventories are comprised of implants held for sale. The value of inventories primarily consists of outsourced manufacturing costs. The Company reviews the components of its inventory on a periodic basis for excess and obsolescence and adjusts inventory to its net realizable value as necessary. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover and assumptions about future demand for its products and market conditions, such as product life cycles and timing of the introduction and development of new or enhanced products. The Company’s products have shelf lives ranging from two to five years and are subject to demand fluctuations based on the availability and demand for alternative products. The Company’s inventory, which consists primarily of implants, fixation products and disposable accessory products, is at risk of obsolescence following the introduction and development of new or enhanced products. The Company’s estimates and assumptions for excess and obsolete inventory are reviewed and updated on a regular basis. The estimates the Company uses for demand are also used for near-term capacity planning and inventory purchasing and are consistent with its revenue forecasts. Increases in the reserve for excess and obsolete inventory result in a corresponding charge to cost of sales.

Valuation of Intangible Assets

Our intangible assets primarily consist of acquired technology and related patents and are being amortized on a straight-line basis over their estimated useful lives, which range from five to fifteen years. We make significant judgments in relation to the valuation of intangible assets resulting from business combinations and asset acquisitions.

We base the useful lives and related amortization expense on the period of time we estimate the assets will generate net sales or otherwise be used. We also periodically review the lives assigned to our intangible assets to ensure that our initial estimates do not exceed any revised estimated periods from which we expect to realize cash flows from the technologies. If a change were to occur in any of the above-mentioned factors or estimates, the likelihood of a material change in our reported results would increase.

We evaluate our intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to result from the use of the assets (or group of assets) and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, the fair value of the asset group is determined and an impairment charge is recognized for the amount for which the carrying amount of the asset group exceeds the fair value of the asset group.

When we acquire a business and allocate the consideration of the acquisition to acquired assets, it may result in the recognition of an intangible asset at fair value. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is also allocated to goodwill. These fair value determinations require judgment and involve the use of significant estimates and assumptions. In the estimation of the fair value of the acquired intangible assets, in conjunction with our third-party valuation specialists, we utilize the following significant assumptions and inputs:

•

Future cash inflows and outflows: based upon the operational projected financial results prepared by management as part of the due diligence process and used by the Board of Directors in evaluating the transaction;

•

Discount rates: determined using the weighted average cost of capital adjusted for the return of the respective asset based on the risk of the underlying asset and a hypothetical financing mix a market participant could obtain to finance the asset;

•

Royalty rates: determined using the results of a study of royalty rates from comparable licensing transactions and corroborated with a profit split analysis, a common valuation measure to evaluate the reasonableness of selected royalty rates using proportionate shares of earnings that would be required in a market transaction; and

•

Weighted average cost of capital: determined using various metrics from guideline companies, including debt to capital, equity to capital, debt to equity, marginal tax rate, levered beta and unlevered beta; a risk-free rate, an equity risk premium, and a small stock premium from publicly available sources; and a company-specific risk premium determined based on risks associated with the achievement of revenue and margin projections during the forecasted period.

Convertible Debt

If we determine that our convertible debt instruments contain an embedded derivative that is required to be bifurcated, we record the embedded derivative at fair value on our consolidated balance sheets. Changes in the fair value of embedded derivatives are reflected as a non-operating gain or loss in our consolidated statements of operations. These fair value determinations require judgment and involve the use of significant estimates and assumptions. In the estimation of the fair value of embedded derivatives, in conjunction with our third-party valuation specialists, we utilize the following significant assumptions and inputs:

•	Discount rates: based on the rate of return required for similar loans to companies in a similar private capital market segment;

•	Probability of the exercise contingency occurring: based on management’s expectation;

•	Weighted average expected stock volatility: based on the historical volatilities of guideline public companies;

•	Risk-Free Rate: risk-free rate with similar holding period for US Treasury;

•	Recovery Rate: average corporate debt recovery rate published by a reputable credit rating agency.

A beneficial conversion feature is a non-detachable conversion feature that is “in the money” at the commitment date, which is recognized in equity with an offsetting reduction to the carrying amount of the convertible debt instrument. The resulting amount is amortized as interest expense for underlying debt instruments. A conversion option is in the money if the effective conversion price is lower than the commitment date fair value of a share into which it is convertible. For purpose of measuring a beneficial conversion feature, the effective conversion price should be based on the proceeds received or allocated to the convertible debt instrument (including embedded derivatives). A contingent beneficial conversion feature is measured using the commitment date security price but is not recognized in earnings until the contingency is resolved.

The convertible promissory notes issued to Seagull in December 2020 and March 2021 have terms and features similar to notes issued to third parties around the same time and hence the proceeds received upon issuance represented fair value. The Seagull Notes were valued at September 30, 2021 using the underlying Series D preferred stock price into which the notes eventually converted which was obtained using an option-pricing model.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. Our current deposits are likely in excess of insured limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents as the Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, although at times they exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Credit evaluations of the Company’s customers are performed on an ongoing basis and generally do not require collateral. Reserves for potential losses for uncollectible accounts and such losses have been within management’s expectations.

Interest rate risk

Our exposure to interest rate risk relates primarily to our long-term debt. At September 30, 2021, we had long-term debt outstanding related to the 2021 Loan Agreement and therefore were exposed to interest rate risk with respect to interest payable under that facility We do not currently use or plan to use financial derivatives in our investment portfolio. We do not currently engage in hedging transactions to manage our exposure to interest rate risk.

Effects of Inflation

Inflation generally affects us by increasing our cost of finished products purchased from third-party manufacturers, shipping costs, labor and materials costs, wages, travel and research and development contract costs. We do not believe that inflation had a material effect on our financial statements included elsewhere in this document.

Emerging Growth Company

Following the Business Combination, we expect to become an “emerging growth company,” as defined in the JOBS Act. Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

DESCRIPTION OF NEW ACCELUS SECURITIES

As a result of the Business Combination, the CHP stockholders and the Accelus stockholders who receive shares of New Accelus Class common stock in the transactions will become New Accelus stockholders. Your rights as New Accelus stockholders will be governed by Delaware law and the Proposed Charter and New Accelus Bylaws. The following description of the material terms of New Accelus’ securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the Business Combination, CHP will amend and restate its Current Charter and Bylaws. The following summary of the material terms of New Accelus’ securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the New Accelus Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the New Accelus Bylaws in their entirety for a complete description of the rights and preferences of New Accelus securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 221,000,000 shares, of which                shares will be shares of New Accelus Class common stock, par value $0.0001 per share and                shares will be shares of New Accelus preferred stock, par value $0.0001 per share.

As of February 14, 2022, CHP had approximately 18,611,003 shares of CHP Class A common stock and 7,500,000 shares of CHP Class B common stock outstanding. CHP also has issued 23,000,000 warrants, consisting of 15,000,000 public warrants and 8,000,000 private placement warrants outstanding. After giving effect to the Business Combination, based on an assumed Closing Date of April 25, 2022, New Accelus will have 66,381,651 shares of New Accelus common stock outstanding (assuming minimum redemptions).

New Accelus common stock

Voting Rights

Holders of New Accelus common stock will be entitled to cast one vote per New Accelus share. Generally, holders of all classes of New Accelus common stock vote together as a single class, and an action is approved by New Accelus stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of New Accelus common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The New Accelus’ Bylaws provide that, subject to applicable law and the Proposed Charter, the New Accelus Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of New Accelus, each holder of New Accelus common stock will be entitled, pro rata on a per share basis, to all assets of New Accelus of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Accelus then outstanding.

Other Matters

Holders of shares of New Accelus common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New Accelus common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

The Proposed Charter provides that the New Accelus Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New Accelus’ assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the New Accelus Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Accelus outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Accelus common stock by restricting dividends on the New Accelus common stock, diluting the voting power of the New Accelus common stock or subordinating the dividend or liquidation rights of the New Accelus common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Accelus common stock.

Unvested Stock Options

At the Effective Time, each outstanding option to purchase shares of Accelus common stock (a “Accelus option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Accelus and will be converted into an option to acquire shares of New Accelus common stock with the same terms and conditions as applied to the Accelus option immediately prior to the Effective Time provided that the number of shares underlying such New Accelus option will be determined by multiplying the number of shares of Accelus common stock subject to such option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares, and the per share exercise price of such New Accelus option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the Exchange Ratio and rounding up to the nearest whole cent.

As of February 14, 2022, Accelus had outstanding options to purchase 7,400,415 shares of its common stock, with a weighted average exercise price of $2.56 per share.

Warrants

CHP Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 15,000,000 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New Accelus common stock. Each whole warrant will entitle the registered holder to purchase one share of New Accelus common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing. A holder may exercise its warrants only for a whole number of shares of New Accelus common stock. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of CHP Class A common stock on account of such shares of CHP Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CHP Class A common stock in respect of such event. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least two units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Accelus will not be obligated to deliver any shares of New Accelus common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Accelus common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Accelus common stock is available, subject to New Accelus satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and New Accelus will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

New Accelus has agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, New Accelus will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of New Accelus common stock issuable upon exercise of the warrants. New Accelus will use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the New Accelus common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Accelus may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Accelus so elects, New Accelus will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions

Once the warrants become exercisable, New Accelus may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the New Accelus common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of New Accelus common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date New Accelus sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Accelus, New Accelus may exercise its redemption right even if New Accelus is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New Accelus may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

New Accelus has established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Accelus issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Accelus common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of New Accelus common stock and equity-linked securities as described below) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Commencing ninety days after the warrants become exercisable, New Accelus may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the New Accelus common stock except as otherwise described below;

•

if, and only if, the last reported sale price of the New Accelus common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which New Accelus sends the notice of redemption to the warrant holders;

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of New Accelus common stock) as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of New Accelus common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New Accelus common stock that a warrant holder will receive upon exercise in connection with a redemption by New Accelus pursuant to this redemption feature, based on the “fair market value” of the New Accelus common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Accelus common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Accelus common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the New Accelus common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Accelus common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the New Accelus common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Accelus common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of New Accelus common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Accelus pursuant to this redemption feature, since they will not be exercisable for any shares of New Accelus common stock.

Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides New Accelus with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to the New Accelus capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and New Accelus will be required to pay the redemption price to warrant holders if New Accelus chooses to exercise this redemption right and it will allow New Accelus to quickly proceed with a redemption of the warrants if New Accelus determines it is in New Accelus’ best interest to do so. As such, New Accelus would redeem the warrants in this manner when it believes it is in New Accelus’ best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, New Accelus can redeem the warrants when the New Accelus common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New Accelus’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Accelus chooses to redeem the warrants when the New Accelus common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Accelus common stock than they would have received if they had chosen to wait to exercise their warrants for New Accelus common stock if and when such New Accelus common stock trades at a price higher than the exercise price of $11.50.

No fractional shares of New Accelus common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Accelus will round down to the nearest whole number of the number of shares of New Accelus common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Accelus common stock pursuant to the warrant agreement, the warrants may be exercised for such security.

If New Accelus calls the warrants for redemption as described above New Accelus management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If New Accelus management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Accelus common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Accelus common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the New Accelus common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New Accelus calls the warrants for redemption and New Accelus management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify New Accelus in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Accelus common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments. If the number of outstanding shares of New Accelus common stock is increased by a stock dividend payable in shares of New Accelus common stock, or by a split-up of shares of New Accelus common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Accelus common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Accelus common stock. A rights offering to holders of New Accelus common stock entitling holders to purchase shares of New Accelus common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Accelus common stock equal to the product of (1) the number of shares of New Accelus common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Accelus common stock) multiplied by (2) one minus the quotient of (x) the price per share of New Accelus common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for New Accelus common stock, in determining the price payable for New Accelus common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of New Accelus common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of New Accelus common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Accelus, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of New Accelus common stock on account of such shares of New Accelus common stock (or other shares of New Accelus capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of New Accelus common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Accelus common stock in respect of such event.

If the number of outstanding shares of New Accelus common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Accelus common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Accelus common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Accelus common stock.

Whenever the number of shares of New Accelus common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Accelus common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Accelus common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Accelus common stock (other than those described above or that solely affect the par value of such shares of New Accelus common stock), or in the case of any merger or consolidation of New Accelus with or into another corporation (other than a consolidation or merger in which New Accelus is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of New Accelus common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Accelus as an entirety or substantially as an entirety in connection with which New Accelus is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the New Accelus common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of New Accelus common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New Accelus common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of New Accelus common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CHP. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrant holders do not have the rights or privileges of holders of New Accelus common stock and any voting rights until they exercise their warrants and receive shares of New Accelus common stock. After the issuance of shares of New Accelus common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of New Accelus common stock.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Private Placement Warrants

There are currently 8,000,000 private placement warrants held by the Sponsor. The private placement warrants (including the New Accelus common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until thirty (30) days after the Closing (except in limited circumstances) and they will not be redeemable by New Accelus for cash so long as they are held by the Sponsor or the Sponsor’s permitted transferees. As the initial purchaser of the private placement warrants, the Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in CHP’s initial public offering, including that they may be redeemed for shares of New Accelus common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by New Accelus and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.]

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, unless New Accelus otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, by the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of New Accelus, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of New Accelus, (3) any action asserting a claim against New Accelus arising pursuant to any provision of the DGCL, the Proposed Charter or the New Accelus Bylaws, or as to which the DGCL confers jurisdiction on the Chancery Court, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the New Accelus Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act and the provisions of the Proposed Charter described above will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Anti-Takeover Effects of Provisions of the Proposed Charter, the New Accelus Bylaws and Applicable Law

Certain provisions of the Proposed Charter, New Accelus Bylaws, and laws of the State of Delaware, where New Accelus is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New Accelus common stock. New Accelus believes that the benefits of increased protection give New Accelus the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Accelus and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as the New Accelus common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Accelus by means of a proxy contest, tender offer, merger, or otherwise.

Blank Check Preferred Stock

The Proposed Charter provides for                authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the New Accelus Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the New Accelus Board were to determine that a takeover proposal is not in the best interests of New Accelus or its stockholders, the New Accelus Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Proposed Charter grants the New Accelus Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of New Accelus.

Number of Directors

The Proposed Charter and the New Accelus Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the New Accelus Board. The initial number of directors will be set at seven (7).

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The New Accelus Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New Accelus Board or a committee of the New Accelus Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Accelus with certain information. Generally, to be timely, a stockholder’s notice must be delivered to, or mailed and received at New Accelus’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The New Accelus Bylaws also specify requirements as to the form and content of a stockholder’s notice. The New Accelus Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, except to the extent inconsistent with such rules, regulations and procedures as adopted by the New Accelus Board, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Accelus.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of New Accelus preferred stock, any action required or permitted to be taken by the stockholders of New Accelus must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Proposed Charter and New Accelus Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Proposed Charter provides that it may be amended by New Accelus in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Accelus entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Proposed Charter, or adopt any provision of the Proposed Charter inconsistent therewith.

The Proposed Charter also provides that the New Accelus Board will have the power to adopt, amend, alter, or repeal the New Accelus Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New Accelus Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New Accelus are prohibited from adopting, amending, altering, or repealing the New Accelus Bylaws, or to adopt any provision inconsistent with the New Accelus Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent (as defined in the Proposed Charter).

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Accelus’ outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since New Accelus has not opted out of Section 203 of the DGCL, it will apply to New Accelus. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Accelus for a three-year period. This provision may encourage companies interested in acquiring New Accelus to negotiate in advance with the New Accelus Board because the stockholder approval requirement would be avoided if the New Accelus Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Accelus Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Accelus or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The New Accelus Bylaws provide that New Accelus must indemnify and advance expenses to New Accelus’ directors and officers to the fullest extent authorized by the DGCL. New Accelus also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Accelus directors, officers, and certain employees for some liabilities. New Accelus believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and New Accelus Bylaws may discourage stockholders from bringing lawsuits against directors for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Accelus and its stockholders. In addition, your investment may be adversely affected to the extent New Accelus pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Accelus’ directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Proposed Charter provides for the renouncement by New Accelus of any interest or expectancy of New Accelus in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New Accelus who is not an employee of New Accelus or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New Accelus expressly and solely in that director’s capacity as a director of New Accelus.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Accelus’ stockholders will have appraisal rights in connection with a merger or consolidation of New Accelus. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Chancery Court.

Stockholders’ Derivative Actions

Under the DGCL, any of New Accelus’ stockholders may bring an action in New Accelus’ name to procure a judgment in New Accelus’ favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Accelus’ shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.]

Transfer Agent and Registrar

The transfer agent for New Accelus capital stock will be Continental Stock Transfer & Trust Company.

Listing of Common Stock

Application will be made for the shares of New Accelus common stock and public warrants to be approved for listing on the Nasdaq under the symbols “ACCL” and “ACCLW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Accelus common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Accelus’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Accelus is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Post-Combination Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Accelus common stock or warrants for at least six months but who are affiliates of the New Accelus at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New Accelus common stock then outstanding; or

•	the average weekly reported trading volume of the New Accelus common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Accelus under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the New Accelus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company until following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, CHP had 18,611,003 shares of CHP Class A common stock outstanding and 7,500,000 shares of CHP Class B common stock outstanding. All of the 7,500,000 founder shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

If the Business Combination is approved, the shares of New Accelus common stock that Accelus stockholders and the Extension Premium Funders receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for any shares issued to affiliates of New Accelus within the meaning of Rule 144.

As of the date of this proxy statement/prospectus, there are outstanding 23,000,000 warrants to acquire shares of CHP Class A common stock of the Company outstanding, consisting of 15,000,000 public warrants originally sold as part of the units issued in the CHP initial public offering, and 8,000,000 private placement warrants that were sold in a private sale to the Sponsor in connection with the CHP initial public offering. Each warrant entitles the registered holder to purchase one share of Class A Stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. The 15,000,000 public warrants are freely tradable, and the 8,000,000 private placement warrants are restricted securities under Rule 144.

As a result, CHP’s initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after CHP has completed its initial business combination, subject to the vesting conditions as described in the A&R Sponsor Letter Agreement.

Following the Closing, New Accelus will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS

General

CHP is incorporated under the laws of the State of Delaware and the rights of CHP stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and CHP’s Bylaws. As a result of the Business Combination, CHP stockholders who receive shares of New Accelus common stock will become New Accelus stockholders. New Accelus is incorporated under the laws of the State of Delaware and the rights of New Accelus stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and New Accelus’ Bylaws. Thus, following the Business Combination, the rights of CHP stockholders who become New Accelus stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and CHP’s Bylaws and instead will be governed by the Proposed Charter and New Accelus’ Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of CHP stockholders under the Current Charter and CHP’s Bylaws (left column), and the rights of New Accelus’ stockholders under forms of the Proposed Charter and Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of CHP’s Charter and CHP’s Bylaws, and the forms of the Proposed Charter and New Accelus’ Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.

CHP	New Accelus
Authorized Capital Stock

CHP is currently authorized to issue 221,000,000 shares of capital stock, consisting of

(a) 200,000,000 shares of Class A common stock,

(b) 20,000,000 shares of Class B common stock and

(c) 1,000,000 shares of preferred stock.

New Accelus will be authorized to issue 221,000,000 shares of capital stock, consisting of                shares of New Accelus common stock, par value $0.0001 per share, and                shares of preferred stock, par value $0.0001 per share.

Upon consummation of the Business Combination, based on an assumed Closing Date of April 25, 2022, we expect there will be 66,381,651 shares of New Accelus common stock outstanding. Following consummation of the Business Combination, New Accelus is not expected to have any preferred stock outstanding.

Rights of Preferred Stock

The CHP Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the CHP Board providing for the issuance of such series.	The New Accelus Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New Accelus Board providing for the issuance of such series.

Number and Qualification of Directors

The number of directors of CHP, other than those who may be elected by the holders of one or more series of	The number of directors of New Accelus, other than those who may be elected by the holders of one or

CHP	New Accelus
preferred stock voting separately by class or series, will be fixed from time to time exclusively by the CHP Board pursuant to a resolution adopted by a majority of the CHP Board.	more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the New Accelus Board pursuant to a resolution adopted by a majority of the New Accelus Board.

Classification of the Board of Directors

The Current Charter provides that the CHP Board is divided into three classes: Class I, Class II and Class III, with the term of each Class’s directors expiring at the first, second and third annual meetings of stockholders, respectively, following the effectiveness of the Current Charter. At each succeeding annual meeting of stockholders, beginning with the first annual meeting following the effectiveness of the Current Charter, successors to the class of directors whose term expires at that annual meeting are elected for three-year terms.	The Current Charter provides that the New Accelus Board is divided into three classes: Class I, Class II and Class III, with the term of each Class’s directors expiring at the first, second and third annual meetings of stockholders, respectively, following the effectiveness of the Proposed Charter. At each succeeding annual meeting of stockholders, beginning with the first annual meeting following the effectiveness of the Proposed Charter, successors to the class of directors whose term expires at that annual meeting are elected for three-year terms.

Election of Directors

At CHP’s annual meeting, stockholders elect directors to hold office for three years, or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation retirement, disqualification or removal.

The election of directors shall be determined by a plurality of the votes cast at an annual meeting of stockholders by holders of CHP’s common stock.

At New Accelus’ annual meeting, stockholders elect directors to hold office for three years, or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation retirement, disqualification or removal.

The election of directors shall be determined by a plurality of the votes cast at an annual meeting of stockholders by holders of New Accelus’ common stock.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of CHP’s common stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of New Accelus’ common stock entitled to vote generally in the election of directors, voting together as a single class.

Voting

Except as otherwise required by law or the Current Charter, holders of the CHP common stock possess all voting power with respect to CHP. The holders of shares of CHP common stock shall be entitled to one vote for each such share on each matter properly submitted to CHP’s stockholders on which the holders of shares of CHP common stock are entitled to vote.	Except as otherwise required by law or the Proposed Charter, holders of the New Accelus common stock possess all voting power with respect to New Accelus. The holders of shares of New Accelus common stock shall be entitled to one vote for each such share on each matter properly submitted to New Accelus’ stockholders on which the holders of shares of New Accelus common stock are entitled to vote.

CHP	New Accelus

Except as otherwise required by applicable law, holders of CHP common stock are not entitled to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of CHP preferred stock if the holders of such affected series of CHP preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Current Charter.

Except as otherwise required by applicable law, holders of New Accelus common stock are not entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New Accelus preferred stock if the holders of such affected series of New Accelus preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter.

Cumulative Voting

Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.

Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.

Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors

Special meetings of the CHP Board may be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	Special meetings of the New Accelus Board may be called by the Chair of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of CHP must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders other than with respect to Class B common stock with respect to which action may be taken by written consent. Under CHP’s Bylaws, any action required to be taken at any annual or special	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Accelus must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

CHP	New Accelus
meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote on such matters having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment to Certificate of Incorporation

Pursuant to Delaware law, an amendment to a charter generally requires the approval of the CHP Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of CHP common stock.

Pursuant to Delaware law, an amendment to a charter generally requires the approval of the New Accelus Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Section 8.2 of the Proposed Charter relating to limitation of director liability and indemnification may not be amended unless approved by the affirmative vote of the stockholders holding 66.7% of the voting power of all outstanding shares of capital stock of New Accelus.

Amendment of the Bylaws

The CHP Board is expressly authorized to adopt, amend, alter, or repeal the amended and restated Bylaws by the affirmative vote of a majority of the CHP Board. The Bylaws may also be adopted, amended, altered or repealed by the CHP stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of CHP entitled to vote generally in the election of directors.	The New Accelus Board is expressly authorized to adopt, amend, alter, or repeal the New Accelus Bylaws by the affirmative vote of a majority of the New Accelus Board. The New Accelus Bylaws may also be adopted, amended, altered or repealed by the New Accelus stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of New Accelus entitled to vote generally in the election of directors.

Quorum

Board of Directors. A majority of the CHP Board constitutes a quorum at any meeting of the CHP Board.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors. A majority of the New Accelus Board constitutes a quorum at any meeting of the New Accelus Board.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

CHP	New Accelus

Interested Directors

CHP renounces any expectancy that any of the CHP directors or officers will offer any corporate opportunity in which he or she may become aware to CHP, except with respect to any of the directors or officers of CHP with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of CHP and (i) such opportunity is one that CHP is legally and contractually permitted to undertake and would otherwise be reasonable for CHP to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to CHP without violating another legal obligation.	The Proposed Charter does not contain a renunciation of corporate opportunity.

Special Stockholder Meeting

The Current Charter provides that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer of CHP, or the CHP Board pursuant to a resolution adopted by a majority of the members of the CHP board then in office.	The Proposed Charter provides that a special meeting of stockholders may be called by the Chair of the Board, Chief Executive Officer of New Accelus, or the New Accelus Board pursuant to a resolution adopted by a majority of the members of the New Accelus Board then in office.

Notice of Stockholder Meeting

Written notice stating the place, if any, date and time of each meeting of CHP’s stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”).

Whenever notice is required to be given to any CHP stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Written notice stating the place, if any, date and time of each meeting of New Accelus’ stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by the DGCL.

Whenever notice is required to be given to any New Accelus stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of CHP stockholders, other than business that is either (i) specified in CHP’s notice of meeting (or any supplement thereto) given by or at the direction of the	No business may be transacted at an annual meeting of New Accelus stockholders, other than business that is either (i) specified in New Accelus’ notice of meeting (or any supplement thereto) given by or at

CHP	New Accelus

CHP Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the CHP Board or (iii) otherwise properly brought before the annual meeting by any CHP stockholder who is entitled to vote at the meeting or who complies with the notice procedures set forth in the CHP Bylaws.

The CHP stockholder must (i) give timely notice thereof in proper written form to the Secretary of CHP, and (ii) the business must be a proper matter for stockholder action. To be timely, a CHP stockholder’s notice must be received by the Secretary at the principal executive offices of CHP not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by CHP. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

the direction of the New Accelus Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the New Accelus Board or (iii) otherwise properly brought before the annual meeting by any New Accelus stockholder who is entitled to vote at the meeting or who complies with the notice procedures set forth in the New Accelus Bylaws.

The New Accelus stockholder must (i) give timely notice thereof in proper written form to the Secretary of New Accelus, and (ii) the business must be a proper matter for stockholder action. To be timely, a New Accelus stockholder’s notice must be received by the Secretary at the principal executive offices of New Accelus not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New Accelus. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the CHP Board may be made by any stockholder of CHP who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of CHP at the principal executive offices of CHP either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date

Nominations of persons for election to the New Accelus Board may be made by any stockholder of New Accelus who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of New Accelus at the principal executive offices of New Accelus either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of

CHP	New Accelus
that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.	stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Current Charter provides that no director will be personally liable to CHP or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no director will be personally liable to New Accelus or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

Indemnification of Directors, Officers, Employees and Agents

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Current Charter provides that CHP will indemnify each and officer to the fullest extent permitted by Delaware law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Charter provides that New Accelus will indemnify each and officer to the fullest extent permitted by Delaware law.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the	Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the

CHP	New Accelus

preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of shares of CHP common stock will be entitled to receive dividends and other distributions (payable in cash, property, or capital stock of CHP) when, as and if declared by the CHP Board from time to time out of any assets or funds of CHP legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The New Accelus’ Bylaws provide that, subject to applicable law and the Proposed Charter, the New Accelus Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock.

Liquidation

Subject to the applicable law and the rights, if any, of the holders of any outstanding shares of preferred stock, the Current Charter provides that in the event of any voluntary or involuntary liquidation, dissolution or winding-up of CHP, after payment or provision for payment of the debts and other liabilities of CHP, the holders of shares of CHP common stock are entitled to receive all the remaining assets of CHP available for distribution to its stockholders, ratably in proportion to the number of shares of CHP common stock held by them.	None.

Supermajority Voting Provisions

Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of CHP common stock.	Section 8.2 of the Proposed Charter relating to limitation of director liability and indemnification may not be amended unless approved by the affirmative vote of the stockholders holding 66.7% of the voting power of all outstanding shares of capital stock of New Accelus.

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the Current Charter include the ability of the board of directors to designate the terms of and issue new series of preferred shares. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder”	The anti-takeover provisions and other stockholder protections in the Proposed Charter include the ability of the board of directors to designate the terms of and issue new series of preferred shares and a prohibition on stockholder action by written consent. Section 203 of the DGCL prohibits a Delaware

CHP	New Accelus
(i.e. a stockholder owning 15% or more of CHP voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.	corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of New Accelus voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Preemptive Rights

There are no preemptive rights relating to the CHP common stock.	There are no preemptive rights relating to the New Accelus common stock.

Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The CHP Board may exercise all such powers of CHP and do all such lawful acts and things as are not by statute or CHP’s Charter or CHP’s Bylaws directed or required to be exercised or done solely by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New Accelus Board may exercise all such powers of New Accelus and do all such lawful acts and things as are not by statute or the Proposed Charter or New Accelus’ Bylaws directed or required to be exercised or done solely by stockholders.

Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. CHP’s Bylaws permit CHP’s books and records to be kept within or outside Delaware.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. New Accelus’ Bylaws permit New Accelus’ books and records to be kept within or outside Delaware.

CHP	New Accelus

Choice of Forum

The Current Charter generally designates the Chancery Court of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of CHP, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of CHP to CHP or CHP’s stockholders, or any claim for aiding and abetting such alleged breach (iii) any action asserting a claim against CHP, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or CHP’s Bylaws, or (iv) any action asserting a claim against CHP, its directors, officers, or employees governed by the internal affairs doctrine.	The Proposed Charter generally designates the Chancery Court of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of New Accelus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New Accelus to New Accelus or New Accelus’ stockholders, or any claim for aiding and abetting such alleged breach (iii) any action asserting a claim against New Accelus, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or New Accelus’ Bylaws, or (iv) any action asserting a claim against New Accelus, its directors, officers, or employees governed by the internal affairs doctrine.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CHP regarding the beneficial ownership of CHP common stock as of December 31, 2021 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New Accelus common stock assuming that no public shares are redeemed, and alternatively that the maximum number of 11,525,390 public shares are redeemed.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of CHP common stock pre-Business Combination is based on 26,111,003 shares of CHP common stock (including 18,611,003 public shares and 7,500,000 founder shares) issued and outstanding as of December 31, 2021.

	Before the Business Combination		After the Business Combination
			Assuming Minimum Redemption		Assuming Max Redemption
Name and Address of Beneficial Owner	Number of shares of CHP common stock	%	Number of shares of New Accelus common stock	%	Number of shares of New Accelus common stock	%
Directors and Executive Officers of CHP Before the Business Combination(1)
Joseph Swedish(2)	7,425,000	19.8%
James Olsen(2)	7,425,000	19.8%
Benson Jose	—
James A. Deal	25,000	*
Ken Goulet	25,000	*
Jack Krouskup	25,000	*
All Directors and Executive Officers of CHP as a Group (6 Individuals)	7,475,000	19.8%
Five Percent Holders
CHP Acquisition LLC (our sponsor)(2)	7,425,000	19.8%
Total Shares Outstanding	37,500,000	100%

Directors and Officers of New Accelus After the Consummation of the Business Combination(3)
Chris Walsh	—	—
Kevin McGann	—
Wyatt Geist	—	—
Kevin Williamson	—	—
Brad Clayton	—	—
Blake Stone	—	—
Andrew Wolf	—	—
Joseph R. Swedish	7,425,000	19.8%
Alex Lukianov	—	—
Ned Lipes	—	—
Heather Ace	—	—
Steven Whitlock	—	—
Lisa P. Young	—	—
All Directors and Executive Officers of New Accelus as a Group (13 Individuals)	7,425,000	19.8%
Five Percent Holders

*	Indicates beneficial ownership of less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 25 Deforest Avenue, Suite 108, Summit, NJ 07901.
(2)

Represents 7,425,000 founder shares held of record by CHP Acquisition Holdings, LLC, which is wholly-owned by Concord Health Partners LLC. Messrs. Swedish and Olsen control Concord Health Partners LLC, which is the managing member of our sponsor. Each of CHP Acquisition Holdings LLC, Concord Health Partners LLC and Messrs. Swedish and Olsen shares voting and dispositive power over these shares.

(3)	Unless otherwise noted, the business address of each of the following entities or individuals is 354 Hiatt Drive, Suite 100, Palm Beach Gardens, FL 33418.

MANAGEMENT OF NEW ACCELUS FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

CHP and Accelus anticipate that the current executive officers of Accelus will become the executive officers of New Accelus and certain directors of CHP and Accelus will become the directors of New Accelus. The following persons are expected to serve as New Accelus’ executive officers and directors following the Business Combination.

Name	Age	Position
Executive Officers:
Chris Walsh	52	Chief Executive Officer and Director
Kevin McGann	59	President and Chief Commercial Officer
Wyatt Geist	53	Chief Innovation Officer
Kevin Williamson	37	Chief Financial Officer
Brad Clayton	68	Chief Technical Officer
Blake Stone	38	Chief Administrative Officer and General Counsel
Andrew Wolf	36	Chief Strategy Officer

Non-Employee Directors:
Joseph R. Swedish	70	Director
Alex Lukianov	66	Director
Ned Lipes	69	Director
Heather Ace	51	Director
Steven Whitlock	60	Director
Lisa P. Young	59	Director

Executive Officers, Significant Employees and Non-Employee Directors

Executive Officers

Chris Walsh has served as the Chief Executive Officer and Co-Founder of Accelus since April 2016 and will serve as the Chief Executive Officer and director of New Accelus. From 2006 to 2013, Mr. Walsh served as a principal of Integrity Medical Inc., an independent distributor of medical devices. Additionally, Mr. Walsh worked at Stryker Corporation from 1997 to 2004. Mr. Walsh holds a B.A. from the University of Florida.

Kevin McGann has served as the President and Chief Commercial Officer of Accelus since July 2021 and will serve as the President and Chief Commercial Officer of New Accelus. Mr. McGann previously served as the Chief Commercial Officer of Integrity Implants Inc. from 2019 to 2021 and as the President from 2020 to 2021. Prior to this, Mr. McGann served as the President and Chief Executive Officer of Kallista Partners, LLC from 2017 to 2019. Additionally, Mr. McGann served as the Vice President of Sales of Stryker Corporation from 2015 to 2017. Mr. McGann holds a B.S. in Business Administration from Villanova University.

Wyatt Geist has served as the Chief Innovation Officer of Accelus since July 2021 and will serve as the Chief Innovation Officer of New Accelus. Mr. Geist previously served as the co-founder, President and Chief Technology Officer, and also served on the board of directors, of Integrity Implants Inc. from 2016 to 2021. Prior to his time at Integrity Implants Inc., Mr. Geist served as the founder and Chief Executive Officer of SafeWire, LLC from 2010 until its sale to Stryker Corporation in 2016. Mr. Geist has also served as the founder and Chairman of GeoToll, Inc., a Florida-based transportation technology and services company, since 2012. Mr. Geist holds a B.S. in Microbiology from Auburn University.

Kevin Williamson has served as the Chief Financial Officer of Accelus since July 2021 and will serve as the Chief Financial Officer of New Accelus. Mr. Williamson previously served as the Chief Financial Officer of Integrity Implants Inc. from 2020 to 2021 and the Director of Finance of Integrity Implants Inc. from 2019 to

2020. From 2015 to 2019, Mr. Williamson held various roles in the Corporate Finance Department at NuVasive, Inc., a California-based medical devices company, including serving as the Manager of Corporate Finance from 2018 to 2019. Mr. Williamson holds a B.S. in Business Administration, Finance from San Diego State University and an M.B.A. from the University of San Diego - Knauss School of Business.

Brad Clayton has served as the Chief Technical Officer of Accelus since July 2021 and will serve as the Chief Technical Officer of New Accelus. Mr. Clayton has served as the Chief Executive Officer of Practical Navigation, LLC since 2018 and previously served as the Chief Executive Officer of Fusion Robotics LLC from 2019 to 2021. Additionally, Mr. Clayton served as the President of CAMERIC Medical, Inc. from 2017 to 2018 and the Global Director of Robotics for Medtronic Brain and Spine Therapies from 2015 to 2017. Mr. Clayton holds a B.S. in Mechanical Engineering and a B.S. in Chemical Engineering from the University of Nevada, Reno.

Blake Stone has served as the Chief Administrative Officer and General Counsel of Accelus since September 2018 and will serve as the Chief Administrative Officer and General Counsel of New Accelus. Mr. Stone has also served as the General Counsel of Spinal Elements (formerly Amendia, Inc.), a California-based manufacturer and distributor of spinal implants and related accessories, from 2017 to 2018 and as the Assistant General Counsel of Amendia, Inc. from 2013 to 2017. Mr. Stone holds an A.B. in Government from Harvard University and a J.D. from the University of Georgia School of Law.

Andrew Wolf has served as the Chief Strategy Officer of Accelus since July 2021 and will serve as the Chief Strategy Officer of New Accelus. Mr. Wolf served as the Chief Operating Officer of Integrity Implants from June 2018 to July 2021 and as the Executive Vice President of Products of Integrity Implants from January 2018 to June 2018. Additionally, Mr. Wolf served as the Director of Product Development of Integrity Implants from January 2017 to January 2018. Mr. Wolf holds a B.S. in Finance from San Diego State University.

Non-Employee Directors

Joseph R. Swedish is the co-founder and Partner of Concord Health Partners, LLC and has served as the Chairman of the Board of Directors of CHP Merger Corp. since 2019. Mr. Swedish served as the Chairman, President and Chief Executive Officer of Anthem, Inc., a Fortune 29 company and one of the nation’s leading health benefits provider, from 2013 to 2017. Mr. Swedish also served as the President and Chief Executive Officer of Trinity Health from 2005 to 2013. Additionally, Mr. Swedish served as the President and Chief Executive Officer of Centura Health, Colorado’s largest health system, from 1999 to 2005. Mr. Swedish currently serves on the board of directors for IBM Corporation, CDW, Mesoblast Limited (Chairman) and Centrexion Therapeutics. Mr. Swedish has been extensively recognized for his leadership in the healthcare field. For twelve years in a row, Modern Healthcare named Mr. Swedish as one of the 100 Most Influential People in Healthcare, ranking him in the top 20 of the health sector’s most senior-level executives, high-level government administrators, elected officials, academics and thought leaders for five consecutive years. In 2016, Mr. Swedish was one of five health care leaders named to Crain Communications’ Top 100 Innovators list. Mr. Swedish holds a B.A. in Political Science from the University of North Carolina at Charlotte and an M.B.A. from Duke University - Fuqua School of Business.

Alex Lukianov has served as the Chairman of Accelus since 2021. Mr. Lukianov is the Chairman of DuraStat, LLC, a privately held surgical device company, since 2019 and is the founder, Chairman and Chief Executive Officer of Tissue Differentiation Intelligence, LLC, a privately held ultrasound spine company, since 2017. Mr. Lukianov previously served as the Chairman of the Board of Directors of Fusion Robotics, LLC from 2019 to 2021. Additionally, Mr. Lukianov is the founder of NuVasive, Inc. and was the Chief Executive Officer from 1999 and both the Chairman and Chief Executive Officer from 2004 to 2015. Mr. Lukianov was a founder, and served as the Chairman and Chief Executive Officer, of BackCare Group, Inc. from 1996 to 1997. Prior to this, Mr. Lukianov held a variety of senior executive positions, including President of Medtronic Sofamor Danek, Inc. and director of a business unit at Smith+Nephew that brought limb-lengthening technology to the United States from Russia. Mr. Lukianov has served on the boards of directors of Orthofix Medical Inc., Systems

Oncology and On Point Technology since 2016. Mr. Lukianov has also served as the Principal of Lukpartners, LLC since 2015. Mr. Lukianov attended Rutgers University and served in the U.S. Navy.

Ned Lipes has served as a director of Accelus since 2016. Mr. Lipes served as the Group President of Stryker Corporation, a Michigan-based medical technologies corporation, from 1988 to 2003. Additionally, Mr. Lipes previously served on the boards of directors of Old Palm Golf Club from 2008 to 2019, the Northern New Jersey Council of the Boy Scouts from 2003 to 2019 and the Leeds Foundation from 2014 to 2020. Mr. Lipes has served as the President of One Singer Island Condo Association since 2007. Mr. Lipes holds a B.A. in Administration Science from Colby College and an M.B.A. from Harvard Business School.

Heather Ace has served as a director of Accelus since January 2022. Ms. Ace also presently serves as the Chair of Accelus’ Compensation Committee. Additionally, Ms. Ace has served as the Chief Human Resources Officer for Qualcomm since 2020 and served as the Chief Human Resources Officer for Dexcom, Inc. from 2016 to 2020. Ms. Ace also serves on the Executive Committee for Connect, a California-based nonprofit organization, and is a board member of the San Diego Regional Economic Development Corporation, a San Diego-based nonprofit economic development organization. Ms. Ace holds a B.A. in Law & Society from the University of California, Santa Barbara and a J.D. from Santa Clara University School of Law.

Steven Whitlock has over 30 years of experience in the orthopedic industry. Mr. Whitlock has served as the Managing Director of Spindletop Capital Management LLC since 2011 and as an officer of Spindletop Health Acquisition Corp., a newly formed SPAC, since 2021. Mr. Whitlock co-founded LDR Spine USA in 2004, where he served as the President and Chief Executive Officer from 2004 to 2006 and as the Vice President of Clinical Study Relations until 2008. Additionally, Mr. Whitlock served on the board of directors of LDR Spine USA from 2004 to 2010. Mr. Whitlock also co-founded Path4 Ventures in 2004 and served as an Operating Venture Partner with PTV Sciences from 2008 to 2011. During his time with Path4 Ventures, Mr. Whitlock co-founded Spinal Restoration Inc. in 2004 and served on the board of directors from 2004 to 2014. Mr. Whitlock also held board observer rights with Ortho Kinematics Inc. from 2009 to 2018. Mr. Whitlock began his career with Centerpulse Orthopedics (formerly Intermedics and Sulzer Orthopedics) in 1990 where he held various executive management roles in Global Research and Development, New Business Development, and Global Products in the areas of total joints, sports medicine, trauma, and orthobiologics. Mr. Whitlock has also served as the Owner and President of Straightway Ventures LLC since 2009, where he has held various roles as a Management Consultant for Molecular Matrix Inc. from 2018 to 2019, Bioventus LLC from 2019 to 2020, Integrity Implants Inc. from 2020 to 2021 and TruCell LLC from 2021 to present. Mr. Whitlock holds a B.S. in Mechanical Engineering from Texas A&M University and an M.B.A. from Embry–Riddle Aeronautical University.

Lisa P. Young has served as a director of Accelus since January 2022. Ms. Young also presently serves as the Chair of Accelus’ Audit and Finance Committee. Ms. Young worked at Ernst & Young (EY) for 36 years where she served in a number of leadership roles, most recently serving as a Senior Global Client Service Partner until her retirement in 2021. Ms. Young serves as the Vice President of the Board of Trustees for the Columbus Museum of Art, as the Treasurer of the Board of Trustees for the Columbus School for Girls and a member of the Texas Tech University Rawls College of Business Advisory Council. Previously, Ms. Young served on the Accounting Advisory Board for Fisher College of Business at The Ohio State University and on EY’s Americas Advisory Council. Ms. Young holds a B.B.A. in Finance & Accounting from Texas Tech University and is a certified public accountant.

Corporate Governance Guidelines and Code of Business Conduct

We will structure the corporate governance of New Accelus in a manner CHP and Accelus believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•	we will have independent director representation on our audit and finance, compensation, and nominating and corporate governance committees immediately at the time of the Business

Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer of New Accelus will serve at the discretion of the board of directors and hold office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

The board of directors of New Accelus will consist of seven (7) directors immediately following the closing of the Business Combination. The board of directors of New Accelus will include the one (1) individual designated by CHP (who shall qualify as “independent” under applicable Nasdaq listing rules and be reasonably acceptable to Accelus), four (4) individuals designated by Accelus and two (2) individuals designated by agreement among CHP and Accelus. Each of the directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors.

Independence of our Board of Directors

The parties have undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the parties have determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the Nasdaq listing standards. In making these determinations, the parties have considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the parties deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” As a result of this review, New Accelus anticipates that Joseph R. Swedish, Ned Lipes, Heather Ace and Lisa P. Young will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Board Committees

The board of directors will have three standing committees: an audit and finance committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

Joseph R. Swedish, Ned Lipes, Heather Ace and Lisa P. Young will serve as members of the audit committee. The audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and Nasdaq rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Lisa P. Young qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors has adopted a new written charter for the audit committee, which is available on the Investor Relations section of our website at                . The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation Committee

Joseph R. Swedish, Ned Lipes and Heather Ace will serve as members of the compensation committee. The compensation committee will determine New Accelus’ general compensation policies and the compensation provided to the company’s officers. The compensation committee will also make recommendations to the board of directors regarding director compensation. In addition, the compensation committee will review and determine equity and non-equity compensation for the company’s executive officers other than its chief executive officer and review and recommend to the board of directors equity and non-equity compensation for directors. The compensation committee will oversee management’s decisions regarding the compensation of senior management, employees and consultants and will administer the company’s equity incentive plans. The compensation committee will also oversee the company’s corporate compensation programs. Each member of our compensation committee will be independent, as defined under the Nasdaq listing rules, and satisfy Nasdaq’s additional independence standards for compensation committee members. The parties have determined that each of the members of the compensation committee are independent. will serve as chairman of the compensation committee. Each member of the compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

New Accelus’ board of directors has adopted a new written charter for the compensation committee, which is available on the Investor Relations section of the company’s website at                 . The information on the company’s website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus. The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Ned Lipes, Heather Ace and Lisa P. Young will serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing the company’s corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of the nominating and corporate governance committee will be independent as defined under the Nasdaq listing rules.

The company’s board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of the company’s website at                . The information on the company’s website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Role of Board of Directors in Risk Oversight

One of the key functions of the board of directors is informed oversight of New Accelus’ risk management process. The board of directors will administer this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure, and the audit committee will have the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. The nominating and corporate governance committee will be responsible for periodically evaluating the company’s corporate governance policies and systems in light of the governance risks that the company faces and the adequacy of the company’s policies and procedures designed to address such risks. The compensation committee will assess and monitor whether any of the company’s compensation policies and programs is reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of New Accelus’ compensation committee has at any time during the prior three years been one of CHP or Accelus’ officers or employees.

Code of Ethics

Following the consummation of the Business Combination, New Accelus will have a code of ethics that will apply to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our codes of ethics will be available on the Investor Relations section of our website at                . The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation of Directors and Officers

Overview

Following the closing of the Business Combination, decisions with respect to the compensation of New Accelus’ executive officers, including named executive officers but excluding the Chief Executive Officer, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of the company’s named executive officers with the long-term interests of the company’s equity-owners and to enhance executive retention.

Annual Bonuses

We expect that New Accelus will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Equity-Based Awards

We expect New Accelus to use equity-based awards to promote the company’s interest by providing executives with the opportunity to acquire equity interests as an incentive for their remaining in the company’s service and aligning the executives’ interests with those of New Accelus’ stockholders. Equity-based awards will be awarded under the New Accelus Equity Incentive Plan, which was adopted by CHP’s board of directors on                , 2022 and is being submitted to CHP’s shareholders for approval at the Special Meeting.

Other Compensation

We expect New Accelus to continue to maintain various employee benefit plans currently maintained by Accelus, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect New Accelus to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Accelus that are not generally available to all employees. For additional details, please see “Management of New Accelus — New Accelus Executive Compensation.”

Director Compensation

Following the Business Combination, non-employee directors of New Accelus will receive varying levels of compensation for their services as directors and members of committees of New Accelus’ board of directors. New Accelus anticipates determining director compensation in accordance with industry practice and standards.

ACCELUS’ EXECUTIVE AND DIRECTOR COMPENSATION8

Throughout this section, unless the context otherwise requires, “we,” “us,” “our” and similar terms refer to Accelus prior to the Business Combination and to New Accelus after the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to a “smaller reporting company” as such term is defined in the rules promulgated under the Securities Act, which generally require compensation disclosure for the company’s principal executive officer and its two other most highly compensated executive officers.

Executive Compensation

This section provides an overview of the compensation program for our “named executive officers,” including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. It also describes certain compensation decisions we made for and compensation we paid during 2021 to our named executive officers.

For 2021, our named executive officers were:

•	Chris Walsh, Chief Executive Officer

•	Wyatt Geist, Chief Innovation Officer

•	Kevin McGann, President and Chief Commercial Officer

Following the consummation of the Business Combination, we intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions regarding the executive compensation program will be made by our compensation committee and, as applicable, our board. Accordingly, the compensation program for our named executive officers following the closing of the Business Combination may differ materially from the 2021 compensation described in this section

Board of Directors and Compensation Committee

Our current compensation committee determines and approves compensation for the non-CEO officers and recommends our CEO’s compensation for approval by our board (exclusive of the CEO). Upon completion of the Business Combination, we will have an independent compensation committee that meets the Nasdaq’s enhanced independence standards applicable to compensation committees and will be responsible for determining the compensation for our named executive officers (other than our CEO, whose compensation will be determined by the independent directors of our board) and administering our equity compensation plans and awards.

Elements of Compensation

The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

The compensation for our named executive officers for 2021 consisted of base salary, annual cash incentive compensation, equity compensation and certain benefits and perquisites. Historically, we have granted equity compensation to our named executive officers almost exclusively in the form of stock options. We anticipate that our compensation program for our named executive officers following the Business Combination will continue to include annual cash incentive compensation and equity incentive compensation, in addition to base salary.

[8]	NTD: To discuss whether we will include further detail in the filing.

Core Component	Objective/Features
Base Salary	Base salaries are intended to provide compensation consistent with each named executive officer’s duties and authorities, contributions, prior experience and sustained performance.

Short-Term Incentive Compensation	Named executive officers are entitled to receive annual cash bonuses, with the amount payable based on the achievement of overall performance targets as well as commission payments based on net sales.

Equity Compensation	Named executive officers have historically received virtually all of their long-term incentive compensation in the form of stock options.

Benefits and Perquisites	We provide our named executive officers a conventional slate of employee benefits that are generally available on comparable terms to all salaried employees as well as limited perquisites.

These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help attract and retain executive talent that is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Short-Term Incentive Bonuses

Our named executive officers are eligible to receive annual performance-based cash bonuses that are designed to provide appropriate incentives to our executives to achieve pre-determined annual corporate goals and to reward our executives for individual achievement towards these goals. In addition, our named executive officers are eligible for monthly commission payments based on our net sales.

Equity Compensation

We maintain two equity incentive plans on behalf of our employees, including the named executive officers: the Integrity Implants Inc. Amended and Restated 2016 Equity Incentive Plan (as amended, the “EIP”) and the Integrity Implants Inc. 2019 Stock Pool Plan (as amended, the “SPP”), which are both described briefly below. We provide equity-based incentive compensation to our named executive officers to promote a closer identification of their interests with those of us and our equity holders and to further stimulate their efforts to enhance our growth and value.

We granted stock options to the named executive officers during 2021 under the EIP, and the named executive officers have also received modest grants under the SPP in the past, but not in 2021.

In the future, we plan to continue our use of long-term equity incentives, particularly through grants of equity awards under our New Accelus Equity Incentive Plan, subject to its approval pursuant to the Equity Incentive Plan Proposal. The purpose of our New Accelus Equity Incentive Plan is to further align the interests of our executives with those of stockholders. For additional information regarding our New Accelus Equity Incentive Plan, see the Equity Incentive Plan Proposal.

EIP

The purpose of the EIP is to provide incentives which will attract and retain highly competent persons as officers, directors, key employees, and independent contractors by providing them opportunities to acquire shares of common stock or to receive monetary payments based on the value of such shares. The EIP was originally adopted effective April 13, 2016 and, as most recently amended and restated, was approved by our board on June 30, 2021 and approved by Accelus’ shareholders as of July 2, 2021.

The EIP is administered by the Compensation Committee of the board of directors of Accelus (for purposes of these descriptions of our equity compensation plans, the “Board”) or any subcommittee thereof appointed by the Board to administer the EIP (or, if no committee is appointed, the Board, though certain functions can be delegated and others are reserved to the Board). The administrator is authorized to establish such rules and regulations as it deems necessary or appropriate for the proper administration of the EIP and to make such determinations and interpretations and to take such action in connection with the EIP and any awards granted under it as the administrator deems necessary or advisable. Participants in the EIP consist of such officers, key employees, directors, independent contractors and other service providers of Accelus and its subsidiaries as the Board, in its sole discretion, determines to be significantly responsible for the success and future growth and profitability of Accelus and whom the Board may designate from time to time to receive awards under the EIP.

Awards under the EIP may be granted in any one or a combination of stock options, equity appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards (i.e., any other type of equity-based or equity-related award), all subject to such terms and conditions as the administrator shall determine. Subject to adjustment for certain changes in capitalization, 7,950,000 shares of Accelus common stock are reserved for issuance under the EIP, and all of the shares are available for each type of award under the EIP, including incentive stock options. As of the date hereof, only stock options are outstanding under the EIP.

The administrator may determine in any individual case the circumstances in which an award shall be exercised, vested, paid, or forfeited, including in the event the holder ceases to be an employee, director, or other service provider prior to the end of a performance period or period of restriction or the exercise, vesting or settlement of such award. Unless otherwise determined by the administrator if, with respect to any award, the holder’s termination of employment or service, as applicable, occurs before the end of the period of restriction or the vesting date applicable to such award (or the applicable portion of such award) or any performance goals are not achieved in whole or in part (as determined by the administrator) by the end of the period for measuring such performance goals, then all such then unvested and/or unearned awards will be forfeited by the holder.

The Board may amend the EIP from time to time or terminate the EIP at any time, subject to any requirement of stockholder approval required by applicable law, regulation, or stock exchange rule. The EIP will terminate upon the earlier of a termination by the Board, or at such time as there shall be no remaining shares available for grant under the EIP, or June 30, 2031. If the New Accelus Equity Incentive Plan is approved pursuant to the Equity Incentive Plan Proposal, no new grants will be made under the EIP upon or following consummation of the Business Combination.

SPP

Accelus adopted the SPP as of February 11, 2019 and amended the SPP effective July 6, 2021. Its purpose is to encourage and incentivize designated officers and employees to continue in service. The SPP provides in general that, if there shall occur a change of control of Accelus (which will not be the case by reason of the Business Combination), a certain proportion of the 650,000 shares of common stock of Accelus reserved for issuance under the SPP (the “Share Pool) will be distributed in kind to the respective SPP participants.

The Board is the administrator of the Plan and is responsible for designating the participants in the SPP, the number of “incentive units” granted to him or her (as further described below) and any other terms and conditions of participation in the SPP. The Board as administrator has the exclusive and discretionary authority to determine who shall participate under the SPP, determine the number of incentive units to be granted to participants and make any other determinations under the SPP.

An “incentive unit” represents a contingent right to receive a payment of shares of Accelus common stock upon a change of control. A participant whose service with Accelus terminates for any reason prior to a change of control forfeits all rights to any unvested incentive units in the Share Pool and to receive payment under the SPP. Subject to the Share Pool limit, there is no limit on the amount of incentive units that may be granted to a single participant under the SPP. Incentive units that are forfeited for any reason prior to a change of control at all times remain outstanding and shares allocable to forfeited incentive units are returned to Accelus. Accelus may also designate “unallocated” incentive units, which are treated as forfeited incentive units.

The number of shares payable to a participant upon a change of control equals the number of shares in the Share Pool multiplied by a fraction, the numerator of which is the number of the participant’s vested incentive units as of the closing date of such change of control and the denominator of which is the total number of incentive units that have been granted under the SPP regardless of whether forfeited or not prior to such closing date.

If Accelus shall at any time change the number of shares of common stock issued without new consideration to Accelus (such as by stock dividend, stock split, or reverse stock split), the total number of shares reserved for issuance under the SPP will be equitably adjusted. If Accelus changes the number of shares issued pursuant to consideration it has received, the total number of shares reserved for issuance under the SPP will not be adjusted.

Following a change of control, an SPP participant will be required to repay to Accelus the full pre-tax value of distributed shares (determined by the Board in good faith) unless the participant reaffirms his or her obligations to Accelus under existing non-competition, non-solicitation, and confidentiality agreements within twenty-eight (28) days following such change of control and executes a release agreement in a form satisfactory to Accelus within twenty-one (21) days following a change of control.

The SPP may be amended in the Board’ s sole discretion and without the consent of any of the participants before a change of control; provided, however, no amendment shall reduce the number of incentive units granted to a participant. The SPP will terminate and be of no further force or effect on February 11, 2026 (assuming a change in control has not yet occurred as of such date). If the New Accelus Employee Stock Purchase Plan is approved pursuant to the Employee Stock Purchase Plan Proposal, no new grants will be made under the SPP upon or following consummation of the Business Combination.

Benefits and perquisites

We offer health and welfare benefits, disability and life insurance and 401(k) retirement savings benefits to our named executive officers on the same basis that these benefits are offered to our other eligible salaried employees.

2021 Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by or paid to the named executive officers for the year ended December 31, 2021, calculated in accordance with SEC rules and regulations.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

Chris Walsh	2021
Chief Executive Officer

Wyatt Geist	2021
Chief Innovation Officer

Kevin McGann	2021
President and Chief Commercial Officer

(1)

The amounts disclosed represent the grant date fair value of the stock options granted to the named executive officers during the 2021 fiscal year as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 1 to Accelus’ audited consolidated financial statements included in this proxy statement. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock acquired upon exercise of such stock options.

Employment Agreements

We have entered into written employment agreements with each of our named executive officers. These agreements were negotiated on an arm’s-length basis and establish the key elements of compensation for each executive.

Chris Walsh

Accelus is party to an Employment Agreement with Chris Walsh dated effective as of December 1, 2016, pursuant to which Mr. Walsh serves as its Chief Executive Officer. The agreement was originally for an approximately one-year term ending December 31, 2017, but it automatically renews for additional one-year periods absent notice from either party 30 days in advance of an extension. The agreement originally provided for an annual base salary of $125,000 (which has since been increased to $425,000), an unspecified annual bonus and an annual commission based on certain net sales targets. If Accelus terminates Mr. Walsh’s employment without “cause,” he is entitled to a lump-sum cash severance payment equal to the sum of his annual base salary and most recent annual bonus (but, if the termination occurs before and not in connection with a “sale event,” not less than $500,000). Mr. Walsh is also subject under the agreement to certain confidentiality requirements and two-year post-termination non-compete and employee and customer non-solicit restrictions.

Wyatt Geist

Accelus is party to an Employment Agreement with Wyatt Geist dated effective as of December 1, 2016, as amended, pursuant to which Mr. Geist presently serves as its Chief Innovation Officer. The agreement was originally for a term ending December 31, 2017, but it automatically renews for additional one-year periods absent notice from either party 30 days in advance of an extension. The agreement originally provided for an annual base salary of $125,000 (which has since been increased to $350,000, which amount cannot be reduced other than as part of an across-the-board reduction that applies to similarly-situated executives of Accelus), an unspecified annual bonus and an annual commission based on certain net sales targets. If Accelus terminates Mr. Geist’s employment without “cause,” he is entitled to a lump-sum cash severance payment equal to the sum of his annual base salary and most recent annual bonus (but, if the termination occurs before and not in connection with a “sale event,” not less than $500,000). Mr. Geist is also subject under the agreement to certain confidentiality requirements and two-year post-termination non-compete and employee and customer non-solicit restrictions.

Kevin McGann

Accelus is party to an Employment Agreement with Kevin McGann entered into as of January 21, 2019, pursuant to which Mr. McGann presently serves as its President and Chief Commercial Officer. The agreement has no specified term and Mr. McGann’s employment under the agreement is at all times to be considered “at will.” The agreement originally provided for an annual base salary of $195,000, which has since been increased to $375,000. Under the agreement, Mr. McGann is eligible for a cash bonus of $150,000 in the event we achieve domestic sales of at least $3,000,000 within any one calendar month or, if we achieve domestic sales in any one month of at least $4,000,000, a $200,000 bonus. Mr. McGann was entitled to an initial stock option grant under the agreement pursuant to the EIP and he has since received additional option grants. The agreement does not entitle Mr. McGann to any severance beyond accrued vacation, reimbursement of incurred expenses and that otherwise legally required. Mr. McGann is also subject under the agreement to certain confidentiality requirements and one-year post-termination non-compete and employee and customer non-solicit restrictions.

2021 Outstanding Equity Awards at Fiscal Year-end

The following table sets forth information with respect to outstanding equity incentive awards held by each of the named executive officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Chris Walsh (1)
Wyatt Geist (2)
Kevin McGann (3)

Potential Payments Upon Termination or Change in Control

Severance benefits under employment agreements

Certain of the named executive officers are entitled to certain severance benefits under their respective employment agreements, as described above under “—Employment Agreements.”

Accelerated vesting of equity awards

The EIP provides that, upon a “Change of Control” of Accelus (which does not include the Business Combination), the board of directors may provide for full vesting of awards thereunder, cancel awards in exchange for a payment equal the fair market value of the underlying shares (less any exercise price in the case of options), provide for the issuance of a substitute award, terminate any unvested stock options without providing for accelerated vesting, or take any other action it deems appropriate.

Director Compensation

None of our directors who were also our employees were compensated for their services as directors during 2021. Other than stock option grants to Messrs. Birkmeyer, Lipes and Ward and as described below in respect of Mr. Lukianov, none of our non-employee directors received compensation from us during 2021.

Mr. Lukianov also received certain cash compensation from us pursuant to our consulting agreement with him entered into as of July 6, 2021, as amended on August 6, 2021. That agreement has a term of three years but may be terminated earlier by Accelus for “cause,” which includes Mr. Lukianov ceasing to serve as Chairman of the board of directors of Accelus. Pursuant to the agreement, Accelus pays consideration of $19,166.66 per calendar month and granted an option to purchase 600,000 shares of Accelus common stock, generally vesting and becoming exercisable in three equal annual installments on the first, second and third anniversaries of such option’s grant date, or in full upon a “change of control” of Accelus (which does not include the Business Combination), or upon the per-share value of Accelus’ common stock reaching $10.50, in each case subject to Mr. Lukianov properly providing services to Accelus throughout each such vesting period. Mr. Lukianov is also subject under the agreement to certain confidentiality requirements and one-year post-termination employee and customer non-solicit restrictions.

The following table sets forth information concerning the total compensation awarded to, earned by or paid to our non-employee directors for the year ended December 31, 2021, calculated in accordance with SEC rules and regulations.

2021 Director Compensation Table

Name(1)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Paul Birkmeyer
Ned Lipes
Alex Lukianov
Nathan Ward

(1)	The following individuals not identified in this table also served as Accelus non-employee directors during some portion or all of 2021: Jonathan Spangler and Hansen Yuan.
(2)

The amounts disclosed represent the grant date fair value of the stock options granted to the directors during the 2021 fiscal year as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 1 to Accelus’ audited consolidated financial statements included in this proxy statement. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock acquired upon exercise of such stock options.

(3)

As of December 31, 2021, Messrs. Birkmeyer, Lipes and Ward held stock options covering, respectively, 140,000, 184,644, and 150,000 shares of Accelus common stock, and Mr. Lukianov held stock options covering 600,000 shares of Accelus common stock.

(4)	Represents consulting fees under the consulting agreement with Mr. Lukianov.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CHP

Relationship with Sponsor

On August 7, 2019, CHP Acquisition Holdings LLC (the “Sponsor”) purchased 7,187,500 founder shares for an aggregate purchase price of $25,000, or $0.004 per share. In October 2019, the Sponsor transferred 25,000 founder shares to each of CHP’s independent directors (for a total of 75,000 founder shares). On November 21, 2019, CHP effected a stock dividend of 718,750 shares with respect to its Class B common stock, resulting in CHP’s initial investors holding an aggregate of 7,906,250 founder shares. As a result of the underwriters’ partial exercise of the over-allotment option, 406,250 founder shares were forfeited and a total of 7,500,000 founder shares were outstanding as of December 31, 2021. In addition, simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 8,000,000 private placement warrants, each exercisable for one share of CHP’s Class A common stock, for a purchase price of $8,000,000 in the aggregate, or $1.00 per warrant, that will also be worthless if we do not complete our initial business combination. Each private placement warrant may be exercised for one share of Class A common stock at a price of $11.50 per share. The private placement warrants (including CHP Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

CHP entered into an agreement whereby, commencing on November 21, 2019 through the earlier of CHP’s consummation of a Business Combination and its liquidation, CHP will pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2021, December 31, 2020, and for the period from July 31, 2019 (inception) through December 31, 2019, CHP incurred an aggregate of $                 and $                 in fees for these services, of which $                , $20,000 and $13,000 are included in accrued expenses in its accompanying balance sheets at December 31, 2021, December 31, 2020 and 2019, respectively.

On August 7, 2019, the Sponsor issued an unsecured promissory note to CHP (the “Promissory Note”), pursuant to which CHP could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of January 31, 2020 or the consummation of the initial public offering. The $85,943 borrowed under the Promissory Note was repaid on November 27, 2019.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan CHP funds as may be required (“Working Capital Loans”). If CHP completes the Business Combination, CHP would repay the Working Capital Loans out of the proceeds of the trust account released to CHP. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, CHP may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of New Accelus. The warrants would be identical to the private placement warrants. As of September 30, 2021, and December 31, 2020 and 2019, there were no Working Capital Loans outstanding.

Relationship with Concord Health Partners LLC and the American Hospital Association

Our sponsor is an affiliate of Concord Health Partners, LLC, or Concord, a healthcare investment firm with a strategic model that optimizes the alignment of interests between investors and portfolio companies. Concord is primarily focused on investing in healthcare companies that have the potential to enhance the value of care through products, services, technologies and solutions that lower costs, improve quality of care delivery and service and/or expand access to care.

To date, Concord has invested in early stage, private healthcare companies within the firm’s AHA Innovation Development Fund. The AHA Innovation Development Fund was formed in association with the American Hospital Association, the national organization that represents nearly 5,000 hospitals, health care systems, networks, and other providers of care, to provide an investment vehicle through which AHA member hospitals can make strategic investments in early-stage healthcare companies—in a manner consistent with the AHA’s mission, vision, and values. Concord targets companies such as Accelus that can scale efficiently through commercial and strategic relationships with AHA members. By leveraging its investor base and its relationship with the AHA, Concord aims to create incremental value by accelerating business development and shortening sales cycles to drive growth at portfolio companies.

CHP has discussed the Business Combination with the AHA, and the AHA has indicated its support for the transaction by investing $1,000,000 in the Sponsor in return for a pro rata interest in the Sponsor’s founder shares. Additionally, the AHA has supported the Business Combination by investing $4,000,000 in the Accelus Series D Capital Raise in consideration for shares of Accelus Series D preferred stock. The AHA expects to leverage its marketing capabilities, thought leadership and network of relationships to fast-track Accelus’ growth and accelerate its market adoption. The aforementioned AHA hospitals, health care systems, networks, and other providers of care such as Ambulatory Surgery Centers represent Accelus’ target customers. Pursuant to the Investment Agreement, Accelus has agreed to use a portion of such proceeds to fund the Monthly Contributions.

Accelus

Accelus Related Party Agreements

Accelus is a party to that certain Asset Purchase Agreement, dated as of March 15, 2019, by and between, on the one hand, Accelus, and, on the other hand, each of Wyatt Geist, Folsom Medical Products, Inc. DBA Frontier Devices, Inc., and Kapstone Medical, LLC. Wyatt Geist is an officer of Accelus.

Accelus is a party to that certain Asset Purchase Agreement, dated as of April 21, 2016, by and between the Company and Ouroboros Medical, Inc. (including all amendments thereto and all ancillary documents associated therewith). Affiliates of Ouroboros Medical, Inc. are significant shareholders of Accelus, and the shareholders (or former shareholders) of Ouroboros Medical, Inc. have certain designation rights as to the Company’s Board of Directors.

Accelus is a party to several material contracts with Ouroboros Medical, Inc. as further set forth below:

a.	That certain Asset Purchase Agreement by and between Accelus and Ouroboros Medical, Inc. dated as of April 21, 2016.

b.	That certain Amendment to the Asset Purchase Agreement by and between Accelus and Ouroboros Medical, Inc. dated as of April 20, 2018.

c.	That certain Note and Security Agreement by and between Accelus and Ouroboros Medical, Inc. dated as of April 21, 2016.

d.	That certain Omnibus Amendment to APA & NSA No. One by and between Accelus and Ouroboros Medical, Inc. dated as of April 20, 2019.

e.	That certain Omnibus Amendment to APA & NSA No. Two by and between Accelus and Ouroboros Medical, Inc. dated as of April 30, 2020.

f.	That certain Patent Assignment Agreement by and between Accelus and Ouroboros Medical, Inc. dated as of April 21, 2016.

g.	That certain Trademark and Copyright Assignment Agreement by and between Accelus and Ouroboros Medical, Inc. dated as of April 21, 2016.

Accelus is a party to that certain Intellectual Property Purchase Agreement dated as of April 15, 2015 and amended as of January 31, 2017, by and between the Company and SW Distributions, LLC. SW Distributions, LLC is an affiliate of Wyatt Geist, an officer of Accelus.

Accelus is party to a consulting agreement with Alex Lukianov dated as of July 6, 2021, and an addendum to the consulting agreement dated August 6, 2021 (copies of which are attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F and Annex G, respectively), pursuant to which Mr. Lukianov provides services agreed by him and Accelus from time to time that are in addition to those he renders as member of the board of directors of Accelus.

Fusion Robotics LLC (“Fusion”) is a party to that certain Amended and Restated Intellectual Property Field License Agreement, by and among iSYS, Kevin T. Foley, M.D. (“Foley”), Practical Navigation LLC (“Practical Navigation”) and Fusion, dated as of April 15, 2021, pursuant to which iSYS licenses certain IP and related rights to Fusion. Each of iSYS, Foley, and Practical Navigation is a, direct or indirect, significant stockholder of the Company. Brad Clayton, an officer of the Company, is the Chief Executive Officer of Practical Navigation.

Fusion is a party to that certain Intellectual Property Field License Agreement by and between Practical Navigation and Fusion, dated as of March 5, 2019, pursuant to which Practical Navigation licenses certain IP and related rights to Fusion. Practical Navigation is a significant stockholder of Company. Brad Clayton, an officer of the Company, is also the Chief Executive Officer of Practical Navigation.

Agreements with Accelus Stockholders

Investors’ Rights, Voting and Right of First Refusal Agreements

In connection with Accelus’ Series D preferred stock financing, Accelus entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Accelus’ preferred stock and certain holders of its common stock.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

In connection with this Business Combination, New Accelus will enter into indemnification agreements with each of the New Accelus’ executive officers and directors. The indemnification agreements, New Accelus’ restated certificate of incorporation and its bylaws to be in effect upon completion of the Business Combination will require that New Accelus indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the bylaws will also require New Accelus to advance expenses incurred by its directors and officers. New Accelus will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, New Accelus will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Accelus or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to New Accelus or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New Accelus’ officers or one of New Accelus’ directors;

•	any person who is known by New Accelus to be the beneficial owner of more than five percent (5%) of its voting stock; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

New Accelus will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of New Accelus’ voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to New Accelus’ audit committee (or to another independent body of the New Accelus Board) for review. To identify related person transactions in advance, New Accelus expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New Accelus’ audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of New Accelus;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to New Accelus than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to New Accelus of, the transaction;

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction; and

•	New Accelus’ audit committee will approve only those transactions that it determines are fair to New Accelus and in New Accelus’ best interests.

LEGAL MATTERS

Ropes & Gray LLP will pass upon the validity of the New Accelus common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements (as restated) of CHP Merger Corp. as of December 31, 2020 and for the periods from July 31, 2019 (date of inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Integrity Implants Inc. as of December 31, 2020 and 2019 and for the years then ended, included in this proxy statement/prospectus and registration statement of CHP Merger Corp. have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Fusion Robotics LLC as of December 31, 2020 and 2019, included in this proxy statement/prospectus of CHP Merger Corp. have been audited by Templeton & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements). Such financial statements have been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CHP and the service provider(s) that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, CHP will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that CHP deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify CHP of their requests by calling or writing CHP at its principal executive offices at 25 Deforest Avenue, Suite 108, Summit, New Jersey 07901.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the Merger applicable to U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of CHP Class A common stock that elect to have their CHP Class A common stock redeemed for cash if the Merger is completed. This discussion applies only to CHP Class A common stock, that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift tax or other federal tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the rules applicable to accrual method taxpayers that are required under Section 451(b) of the Code to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	insurance companies;

•	pension plans;

•	dealers or traders subject to a mark-to-market method of accounting with respect to shares of CHP Class A common stock;

•	persons holding CHP Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	holders (as defined above) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies or real estate investment trusts;

•	persons that directly, indirectly or constructively own five percent or more (by vote or value) of CHP Class A common stock;

•	persons who acquired their shares of CHP Class A common stock pursuant to the exercise of warrants or conversion rights under such convertible instruments;

•	persons who acquired their shares of CHP Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

pass-through entities, including (but not limited to) partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes); and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of CHP Class A common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the consequences to them of electing to have their CHP Class A common stock redeemed for cash if the Merger is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of CHP Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

A “Non-U.S. holder” means any beneficial owner of CHP Class A common stock, as applicable, that is an individual, corporation, estate or trust that is not a U.S. holder.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Redemption of CHP Class A common stock

In the event that a holder’s shares of CHP Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of CHP Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of CHP Class A common stock, a U.S. holder will be treated as described below under the section titled “— U.S. Holders — Taxation of Redemption Treated as a Sale of CHP Class A common stock,” and a Non-U.S. holder will be treated as described under the section titled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of CHP Class A common stock.” If the redemption does not qualify as a sale of shares of CHP Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section titled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of CHP Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as described in the following paragraph) relative to all of our shares outstanding both before and after the redemption. The redemption of CHP Class A common stock generally will be treated as a sale of CHP Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include CHP Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Transactions generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of CHP Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of CHP Class A common stock and the CHP Class A common stock to be issued pursuant to the Transactions). Prior to the Transactions, CHP Class A common stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of CHP Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of CHP Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section titled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed CHP Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

Redemption of CHP Class A common stock applicable to U.S. Holders

This section applies to you if you are a U.S. holder of CHP Class A common stock.

Taxation of Redemption Treated as a Distribution. If our redemption of a U.S. holder’s shares of CHP Class A common stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of CHP Class A common stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of our CHP Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of our CHP Class A common stock and will be treated as described below under the section titled “— U.S. Holders — Taxation of Redemption Treated as a Sale of CHP Class A common stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the CHP Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of CHP Class A common stock. If our redemption of a U.S. holder’s shares of CHP Class A common stock is treated as a sale, as discussed above under the section titled “— Redemption of CHP Class A common stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of CHP Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its CHP Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of CHP Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the CHP Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the CHP Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

U.S. holders who hold different blocks of CHP Class A common stock (shares of CHP Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Redemption of CHP Class A common stock applicable to Non-U.S. Holders

This section applies to you if you are a Non-U.S. holder of CHP Class A common stock.

Taxation of Redemption Treated as a Distribution. If our redemption of a Non-U.S. holder’s shares of CHP Class A common stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of CHP Class A common stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our CHP Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the CHP Class A common stock, which will be treated as described below under the section titled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of CHP Class A common stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s CHP Class A common stock. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of CHP Class A common stock. If our redemption of a Non-U.S. holder’s shares of CHP Class A common stock is treated as a sale of CHP Class A common stock, as discussed above under the section titled “— Redemption of CHP Class A common stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held our CHP Class A common stock and, in the case where shares of our CHP Class A common stock are regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our CHP Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our CHP Class A common stock. There can be no assurance that our CHP Class A common stock is or has been treated as regularly traded on an established securities market within the meaning of applicable Treasury Regulations.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.

We believe that we are not, and have not been at any time during the five-year period preceding the date of Business Combination, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Payments resulting from our redemption of our CHP Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8.

Backup withholding is not an additional tax, but an advance payment, which may be refunded or credited against a holder’s U.S. federal income tax liability. A holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends including amounts treated as dividends received pursuant to a redemption on our CHP Class A common stock. On December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds from a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the effects of FATCA on a redemption of CHP Class A common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In addition to any other requirements under applicable law and the New Accelus Bylaws, for business to be properly brought before an annual or special meeting by a stockholder, the New Accelus Bylaws provide that the stockholder must give timely notice in written form to New Accelus’ Corporate Secretary and provide any updates or supplements to such notice at the times and in the forms required by the New Accelus Bylaws. Notice, to be timely, must be received at least ninety (90) days, but no more than one hundred twenty (120) days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided that if, and only if, the annual meeting is not scheduled to be held within a period that commences within thirty (30) days before such anniversary date and ends within seventy (70) days after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of (i) the ninetieth (90th) day before the meeting or (ii) the tenth (10th) day following the day on which the date of the annual meeting is first publicly announced or disclosed and not earlier than one hundred twenty (120) days prior to the date of the annual meeting in the case of notice of nomination of directors.

Any notice must include the following information: (i) the name and address of such Proposing Person (as defined in the New Accelus Bylaws) (including, if applicable, the name and address that appear on New Accelus’ books and records); (ii) the class(es) and series and number of shares of New Accelus that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person will in all events be deemed to beneficially own any shares of any class or series of New Accelus as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (iii) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as defined in Rule 16a-1I under the Exchange Act) that constitutes a “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of New Accelus; (iv) any rights to dividends on the shares of any class or series of shares of New Accelus owned beneficially by such Proposing Person that are separated or separable from the underlying shares of New Accelus; (v) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving New Accelus or any of its officers or directors, or any affiliate of New Accelus; (vi) any other material relationship between such Proposing Person, on the one hand, and New Accelus and any affiliate of New Accelus, on the other hand; (vii) any direct or indirect material interest in any material contract or agreement of such Proposing Person with New Accelus or any affiliate of New Accelus (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (viii) a representation that such stockholder is a holder of record of stock of New Accelus entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (ix) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of New Accelus’ outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (x) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

Any notice relating to the nomination of directors must include the following information: (A) as to each proposed nominee, (i) such person’s name, age, business address and, if known, residence address; (ii) such person’s principal occupation or employment; (iii) the class(es) and series and number of shares of stock of New Accelus that are, directly or indirectly, owned, beneficially or of record, by such person; (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among

(1)	the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (2) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant; and (v) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act; and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner; (ii) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner; (iii) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s); (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of New Accelus; (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (vi) a representation that such stockholder is a holder of record of stock of New Accelus entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and (vii) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of New Accelus outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (2) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials).

A Proposing Person must update and supplement its notice to New Accelus, if necessary, so that the information provided or required to be provided in such notice will be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be delivered to, or mailed and received by, the Corporate Secretary of New Accelus at the principal executive offices of New Accelus not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with CHP’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CHP Acquisition Holdings LLC, 25 Deforest Avenue, Suite 108, Summit, New Jersey 07901. Following the Business Combination, such communications should be sent to the attention of the Corporate Secretary at Accelus, Inc., 354 Hiatt Drive, Suite 100, Palm Beach Gardens, FL 33418. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

CHP has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to CHP and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of CHP’s or Accelus’ contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Accelus will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. CHP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CHP’s or New Accelus’ SEC filings, including New Accelus’ registration statement and CHP’s proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact CHP by telephone or in writing:

CHP Acquisition Holdings LLC

25 Deforest Avenue, Suite 108

Summit, New Jersey 07901

(212) 508-7090

You may also obtain these documents by requesting them in writing or by telephone from CHP’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: CHPM@info.morrowsodali.com

If you are a stockholder of CHP and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from CHP, CHP will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of New Accelus and a proxy statement of CHP for CHP’s Special Meeting of stockholders. Neither Accelus nor CHP has authorized anyone to give any information or make any representation about the Business Combination, New Accelus or CHP that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that CHP has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

CHP Merger Corp.

Page

Audited Financial Statements (As Restated) of CHP Merger Corp.

Report of Independent Registered Public Accounting Firm	F-3

Balance Sheets as of December 31, 2020 and December 31, 2019	F-4

Statement of Operations for the period from July 31, 2019 (inception) through December 31, 2019, and the year ended December 31, 2020.	F-5

Statement of Changes in Stockholder’s Equity for the period from July 31, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020	F-6

Statement of Cash Flows for the period from July 31, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020	F-7

Notes to Financial Statements	F-8

Unaudited Condensed Interim Financial Statements (As Restated) of CHP Merger Corp.

Condensed Balance Sheets as of September 30, 2021 and September 30, 2020	F-27

Condensed Statement of Operations for the nine months ended September 30, 2021 and September 30, 2020	F-28

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the nine months ended September 30, 2021 and September 30, 2020	F-29

Condensed Statement of Cash Flows for the nine months ended September 30, 2021 and September 30, 2020	F-30

Notes to Condensed Financial Statements	F-31

Integrity Implants Inc. d/b/a Accelus

Fusion Robotics LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

CHP Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CHP Merger Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from July 31, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from July 31, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 and 2019 financial statements have been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on May 26, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern as also described in Note 1. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

July 21, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is January 5, 2022

CHP MERGER CORP.

BALANCE SHEETS

(As Restated)

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$604,245	$1,301,607
Prepaid expenses	—	103,344

Total Current Assets	604,245	1,404,951
Cash and marketable securities held in Trust Account	302,329,495	300,427,494

TOTAL ASSETS	$302,933,740	$301,832,445

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Accounts payable and accrued expenses	$250,090	$121,753
Income taxes payable	85,088	72,043

Total Current Liabilities	335,178	193,796
Warrant liability	36,700,000	11,270,000
Deferred underwriting fee payable	10,500,000	10,500,000

TOTAL LIABILITIES	47,535,178	21,963,796

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 30,000,000 shares issued and outstanding as of December 31, 2020 and 2019, (at $10.00 redemption value per share)	300,000,000	300,000,000
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 30,000,000 shares subject to possible redemption) as of December 31, 2020 and 2019	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding at December 31, 2020 and 2019	750	750
Additional paid-in capital	—	—
Accumulated Deficit	(44,602,188)	(20,132,101)

Total Stockholders’ Deficit	(44,601,438)	(20,131,351)

Total Liabilities and Stockholders’ Deficit	$302,933,740	$301,832,445

The accompanying notes are an integral part of the financial statements.

CHP MERGER CORP.

STATEMENTS OF OPERATIONS

(As Restated)

	Year Ended December 31, 2020	For the Period from July 31, 2019 (Inception) Through December 31, 2019
General and administrative expenses	$651,434	$170,940

Loss from operations	(651,434)	(170,940)
Other income:
Change in fair value of warrant liability	(25,430,000)	5,520,000
Transaction costs allocable to warrant liability	—	(633,369)
Interest earned on marketable securities held in Trust Account	1,986,435	427,494

Other (expense) income, net	(23,443,565)	5,314,125

(Loss) income before provision for income taxes	(24,094,999)	5,143,185
Provision for income taxes	(375,088)	(72,043)

Net (loss) income	$(24,470,087)	$5,071,142

Weighted average shares outstanding of Class A common stock	30,000,000	7,142,857

Basic and diluted net income per common share, Class A	$(0.65)	$0.36

Weighted average shares outstanding of Class B common stock	7,500,000	7,027,027

Basic and diluted net (loss) income per common share, Class B	$(0.65)	$0.36

The accompanying notes are an integral part of the financial statements.

CHP MERGER CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Capital
Balance – July 31, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,906,250	791	24,209	—	25,000
Proceeds received in excess of fair value of Private placement warrants	—	—	—	—	2,160,000	—	2,160,000
Forfeiture of Founder shares	—	—	(406,250)	(41)	41	—	—
Accretion of Class A common stock to redemption value	—	—	—	—	(2,184,250)	(25,203,243)	(27,387,493)
Net income	—	—	—	—	—	5,071,142	5,071,142

Balance – December 31, 2019	—	$—	7,500,000	$750	$—	$(20,132,101)	$(20,131,351)
Net loss	—	—	—	—	—	(24,470,087)	(24,470,087)

Balance – December 31, 2020	—	$—	7,500,000	$750	$—	$(44,602,188)	$(44,601,438)

The accompanying notes are an integral part of the financial statements.

CHP MERGER CORP.

STATEMENTS OF CASH FLOWS

(As Restated)

	Year Ended December 31, 2020	For the Period from July 31, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(24,470,087)	$5,071,142
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,986,435)	(427,494)
Change in fair value of warrant liability	25,430,000	(5,520,000)
Transaction costs allocable to warrant liability	—	633,369
Changes in operating assets and liabilities:
Prepaid expenses	103,344	(103,344)
Accounts payable and accrued expenses	128,337	121,753
Income taxes payable	13,045	72,043

Net cash used in operating activities	(781,796)	(152,531)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(300,000,000)
Cash withdrawn from Trust Account for franchise and income taxes	84,434	—

Net cash provided by (used in) investing activities	84,434	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	294,000,000
Proceeds from sale of Private Placement Warrants	—	8,000,000
Proceeds from promissory note – related party	—	85,943
Repayment of promissory note – related party	—	(85,943)
Payment of offering costs	—	(570,862)

Net cash provided by financing activities	—	301,454,138

Net Change in Cash	(697,362)	1,301,607
Cash – Beginning of period	1,301,607	—

Cash – End of period	$604,245	$1,301,607

Supplemental cash flow information:
Cash paid for income taxes	$362,043	$—

Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$10,500,000

The accompanying notes are an integral part of the financial statements.

CHP MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CHP Merger Corp. (the “Company”) was incorporated in Delaware on July 31, 2019. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“initial public offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the initial public offering.

The registration statement for the Company’s initial public offering was declared effective on November 21, 2019. On November 26, 2019, the Company consummated the initial public offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “public shares”), which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 4.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 8,000,000 warrants (the “Private placement warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CHP Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 5.

Transaction costs amounted to $17,070,862, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $570,862 of other offering costs.

Following the closing of the initial public offering on November 26, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the initial public offering and the sale of the Private placement warrants was placed in a trust account (the “trust account”) which is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the public shares if the Company does not complete a Business Combination by November 26, 2021, subsequently extended to May 26, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the distribution of the trust account, as described below.

Substantially all of the net proceeds of the initial public offering and the sale of the Private placement warrants, are intended to be applied generally toward consummating a Business Combination, and the Company’ management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the trust account if and when such funds are properly released from the trust account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the trust account (excluding the deferred underwriting commissions and taxes payable on income earned on the trust account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding public shares (the “public stockholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the trust account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, our Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any public shares purchased during or after the initial public offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the public shares, without the prior consent of the Company.

Our Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and public shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its public shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their public shares in conjunction with any such amendment.

The Company will have until May 26, 2022 or such later date as a result of a stockholder vote to amend the Amendment and Restarted Certificate of Incorporation, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

Our Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if our Sponsor acquires public shares in or after the initial public offering, such public shares will be entitled to liquidating distributions from the trust account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the trust account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial public offering price per Unit ($10.00).

In order to protect the amounts held in the trust account, our Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Codification (“ASC”) 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by May 26, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 26, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on June 24, 2021, to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Company had previously classified a portion of its Class A common stock in permanent equity, or total shareholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable common stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on November 26, 2019 (the “Post-IPO Balance Sheet”) and the Company’s Annual Report on 10-K for the annual period ended December 31, 2019 and 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on March 23, 2020 and March 30, 2021, respectively, as well as the Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2019 and 2020. The Company’s unaudited financial statements for the quarterly periods ended March 31, 2021 and June 30, 2021 will be restated in an amendment to the Company’s Form 10-Q for the quarterly period ended September 30, 2021 to be filed with the SEC.

The table below summarizes the effects of the restatement on the financial statements for all periods being restated.

	As Previously Reported In form 10-K/A Amendment No. 1	Adjustments	As Restated
Balance sheet as of November 26, 2019
Class A Common Stock Subject to Possible Redemption	$269,162,690	$30,837,310	$300,000,000
Class A Common Stock	$308	$(308)	$—
Additional Paid-in Capital	$5,633,759	$(5,633,759)	$—
Accumulated Deficit	$(634,814)	$(25,203,243)	$(25,838,057)
Total Stockholders’ Equity (Deficit)	$5,000,003	$(30,837,310)	$(25,837,307)

Number of shares subject to possible redemption	26,916,269	3,083,731	30,000,000

	As Previously Reported In form 10-K/A Amendment No. 1	Adjustments	As Restated

Balance sheet as of December 31, 2019
Class A Common Stock Subject to Possible Redemption	$274,868,640	$25,131,360	$300,000,000
Class A Common Stock	$251	$(251)	$—
Retained Earnings (Accumulated Deficit)	$4,999,008	$(25,131,109)	$(20,132,101)
Total Stockholders’ Equity (Deficit)	$5,000,009	$(25,131,360)	$(20,131,351)

Number of shares subject to possible redemption	27,486,864	2,513,136	30,000,000

Balance sheet as of March 31, 2020 (unaudited)
Class A Common Stock Subject to Possible Redemption	$274,470,590	$25,529,410	$300,000,000
Class A Common Stock	$255	$(255)	$—
Additional Paid-in Capital	$398,046	$(398,046)	$—
Retained Earnings (Accumulated Deficit)	$4,600,957	$(25,131,109)	$(20,530,152)
Total Stockholders’ Equity (Deficit)	$5,000,008	$(25,529,410)	$(20,529,402)

Number of shares subject to possible redemption	27,447,059	2,552,941	30,000,000

Balance sheet as of June 30, 2020 (unaudited)
Class A Common Stock Subject to Possible Redemption	$264,751,450	$35,248,550	$300,000,000
Class A common stock	$352	$(352)	$—
Additional Paid-in Capital	$10,117,089	$(10,117,089)	$—
Accumulated Deficit	$(5,118,183)	$(25,131,109)	$(30,249,292)
Total Stockholders’ Equity (Deficit)	$5,000,008	$(35,248,550)	$(30,248,592)

Number of shares subject to possible redemption	26,475,145	3,524,855	30,000,000

Balance sheet as of September 30, 2020 (unaudited)
Class A Common Stock Subject to Possible Redemption	$261,241,550	$38,758,450	$300,000,000
Class A Common Stock	$388	$(388)	$—
Additional Paid-in Capital	$13,626,953	$(13,626,953)	$—
Accumulated Deficit	$(8,628,081)	$(25,131,109)	$(33,759,190)
Total Stockholders’ Equity (Deficit)	$5,000,010	$(38,758,450)	$(33,758,440)

Number of shares subject to possible redemption	26,124,155	3,875,845	30,000,000

	As Previously Reported In form 10-K/A Amendment No. 1	Adjustments	As Restated

Balance sheet as of December 31, 2020
Class A Common Stock Subject to Possible Redemption	$250,398,560	$49,601,440	$300,000,000
Class A Common Stock	$496	$(496)	$—
Additional Paid-in Capital	$24,469,835	$(24,469,835)	$—
Accumulated Deficit	$(19,471,079)	$(25,131,109)	$(44,602,188)
Total Stockholders’ Equity (Deficit)	$5,000,002	$(49,601,440)	$(44,601,438)

Number of shares subject to possible redemption	25,039,856	4,960,144	30,000,000

Statement of Operations for the period from July 31, 2019 (inception) through December 31, 2019
Weighted average shares outstanding of Class A common stock	30,000,000	(22,857,143)	7,142,857
Basic and diluted net income loss per share, Class A common stock	$0.01	$0.35	$0.36
Weighted average shares outstanding of Class B common stock	7,795,706	—	7,027,027

Basic and diluted net income (loss) per share, Class B common stock	$0.62	$(0.26)	$0.36

Statement of Operations for the three months ended March 31, 2020 (unaudited)
Weighted average shares outstanding of Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income (loss) per share, Class A common stock	$0.03	$(0.04)	$(0.01)
Weighted average shares outstanding of Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$(0.17)	$0.16	$(0.01)

Statement of Operations for the three months ended June 30, 2020 (unaudited)
Weighted average shares outstanding of Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income (loss) per share, Class A common stock	$0.02	(0.28)	$(0.26)
Weighted average shares outstanding of Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$(1.36)	$1.10	(0.26)

	As Previously Reported In form 10-K/A Amendment No. 1	Adjustments	As Restated

Statement of Operations for the six months ended June 30, 2020 (unaudited)
Weighted average shares outstanding of Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income (loss) per share, Class A common stock	$0.05	$(0.32)	$(0.27)
Weighted average shares outstanding of Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$(1.53)	$1.26	$(0.27)

Statement of Operations for the three months ended September 30, 2020 (unaudited)
Weighted average shares outstanding of Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income (loss) per share, Class A common stock	$0.00	(0.09)	(0.09)
Weighted average shares outstanding of Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$(0.47)	0.38	(0.09)

Statement of Operations for the nine months ended September 30, 2020 (unaudited)
Weighted average shares outstanding of Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income per share, Class A common stock	$0.05	(0.41)	(0.36)
Weighted average shares outstanding of Class B common stock	7,500,000	—	7,500,000
Basic and diluted net loss per share, Class B common stock	$(2.00)	1.64	(0.36)

Statement of Operations for the year ended December 31, 2020
Weighted average shares outstanding of Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income (loss) per share, Class A common stock	$0.05	(0.70)	(0.65)
Weighted average shares outstanding of Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$(3.45)	2.80	(0.65)

The Company’s statement of stockholders’ equity (deficit) has been restated to reflect the impacted shareholders’ equity accounts above.

Statement of Cash Flows for period from July 31, 2019 (inception) through December 31, 2019
Initial classification of Class A common stock subject to possible redemption	$269,162,690	$30,837,310	$300,000,000
Change in value of Class A common shares subject to redemption	$5,705,950	$(5,705,950)	$—

Statement of Cash Flows for the three months ended March 31, 2020 (unaudited)
Change in value of Class A common shares subject to redemption	$(398,050)	$398,050	$—

Statement of Cash Flows for the six months ended June 30, 2020 (unaudited)
Change in value of Class A common shares subject to redemption	$(10,117,190)	10,117,190	$—

Statement of Cash Flows for the nine months ended September 30, 2020 (unaudited)
Change in value of Class A common shares subject to redemption	$(13,627,090)	13,627,090	$—

Statement of Cash Flows for the year ended December 31, 2020
Change in value of Class A common shares subject to redemption	$24,470,080	(24,470,080)	$—

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 30,000,000 shares of Class A common stock subject to possible redemption at December 31, 2019 and December 31, 2020, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stocks to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stocks resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2020, the Class A common stocks reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to Public Warrants	$(10,950,000)
Class A common stocks issuance costs	$(16,437,493)
Plus:
Accretion of carrying value to redemption value	$27,387,493

Class A common stocks subject to possible redemption	$300,000,000

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stocks outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 23,000,000 Class A common stocks in the aggregate. As of December 31, 2019 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods presented

The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

	Year Ended December 31, 2020		Period of Inception to December 31, 2019
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	(19,576,070)	(4,894,017)	2,556,298	2,514,844
Denominator:
Basic and diluted weighted average shares outstanding	30,000,000	7,500,000	7,142,857	7,027,027

Basic and diluted net income (loss) per common stock	(0.65)	(0.65)	0.36	0.36

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Warrants (see Note10).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the initial public offering, the Company sold 30,000,000 Units at a price of $10.00 per Unit, which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the initial public offering, our Sponsor purchased an aggregate of 8,000,000 Private placement warrants at a purchase price of $1.00 per Private placement warrant for an aggregate purchase price of $8,000,000. Each Private placement warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private placement warrants was added to the proceeds from the initial public offering held in the trust account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the Private placement warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, our Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In October 2019, our Sponsor transferred 25,000 Founder Shares to each of the Company’s directors, for a total of 75,000 Founder Shares transferred. On November 21, 2019, the Company effected a stock dividend of 718,750 shares with respect to its Class B common stock, resulting in our Sponsor holding an aggregate of 7,906,250 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the initial public offering (assuming our Sponsor did not purchase any public shares in the initial public offering). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 406,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture. As a result, at December 31, 2020 and 2019, there are 7,500,000 Founder Shares outstanding.

Our Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 21, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020, and for the period from July 31, 2019 (inception) through December 31, 2019, the Company incurred $120,000 and $13,000 in fees for these services, of which $20,000 and $13,000 are included in accrued expenses in the accompanying balance sheets at December 31, 2020 and 2019, respectively.

Promissory Note — Related Party

On August 7, 2019, our Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of January 31, 2020 or the consummation of the initial public offering. The $85,943 borrowed under the Promissory Note was repaid on November 27, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, an affiliate of our Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private placement warrants. As of December 31, 2020 and, 2019, no Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on November 21, 2019, the holders of the Founder Shares, Private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private placement warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 0 shares of Class A common stock issued and outstanding, excluding 30,000,000 shares of Class A common stock subject to possible redemption and therefore classified as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020 and, 2019, there were 7,500,000 shares of common stock issued and outstanding.

Only holders of Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the initial public offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the initial public offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private placement warrants issued to our Sponsor of the Company’s officers or directors. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

NOTE 8. WARRANT LIABILITY

There were 23,000,000 warrants outstanding as of December 31, 2020. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the initial public offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants.

The Company will use its best efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash.Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Company may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

Redemption of warrants for Class A common stock. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A common stock;

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the Newly Issued Price.

The Private placement warrants are identical to the Public Warrants underlying the Units sold in the initial public offering, except that the Private placement warrants and the shares of common stock issuable upon the exercise of the Private placement warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 7). Additionally, the Private placement warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the Private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31,
	2020	2019
Deferred tax asset
Organizational costs/Startup expenses	$112,904	$18,166

Total deferred tax asset	112,904	18,166
Valuation allowance	(112,904)	(18,166)

Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	December 31,
	2020	2019
Federal
Current	$375,088	$72,043
Deferred	(94,738)	(18,166)

State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	94,738	18,166

Income tax provision	$375,088	$72,043

As of December 31, 2020 and 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and the period from July 31, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $94,738 and $18,166, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrant liability	(22.2)%	(22.5)%
Transaction costs allocable to warrant liability	0.00%	2.5%
Change in valuation allowance	(0.4)%	0.4%

Income tax provision	(1.6)%	1.4%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2020, assets held in the trust account were comprised of $1,000,838 in money market funds which is at NAV, which are invested in U.S. Treasury Securities, and $301,328,657 in U.S. Treasury Bills. During the year ended December 31, 2020, the Company withdrew $84,434 of interest income from the trust account to pay its franchise and income taxes.

At December 31, 2019, assets held in the trust account were comprised of $1,000,905 in money market funds, which are invested in U.S. Treasury Securities, and $299,426,589 in U.S. Treasury Bills. During the period from July 31, 2019 (inception) through December 31, 2019, the Company did not withdrawn any interest income from the trust account to pay its franchise and income taxes.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 and 2019 are as follows:

Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
U.S. Treasury Securities (Mature on December 31, 2020 2/18/2021)	1	$301,328,657	$(2,966)	$301,325,691

U.S. Treasury Securities (Matured on December 31, 2019 5/21/2020)	1	$299,426,589	$(9,722)	$299,416,867

The Company recognizes transfers into and out of the fair value levels at the end of the reporting period. There were no transfers into or out of the levels during the year ended December 31, 2020 or the period from July 31, 2019 (inception) through December 31, 2019.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	November 26, 2019
Liabilities:
Warrant Liability–Public Warrants	1	$19,500,000	$16,950,000	$14,700,000	$8,100,000	$7,350,000	$10,950,000
Warrant Liability–Private Placement Warrants	3	$17,200,000	$9,040,000	$7,840,000	$4,320,000	$3,920,000	$5,840,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statement of operations.

The Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liability:

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	November 26, 2019
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50	$11.50
Stock price	$10.26	$10.19	$9.96	$9.70	$9.78	$9.78
Volatility	26.60%	18.30%	17.20%	11.90%	8.70%	12.2%
Term	5.00	5.00	5.00	5.00	5.00	5.00
Risk-free rate	0.42%	0.25%	0.27%	0.69%	1.70%	1.59%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of July 31, 2019 (inception)	$—	$—	$—
Initial measurement on November 26, 2019	5,840,000	10,950,000	16,790,000
Change in fair value	(1,920,000)	(3,600,000)	(5,520,000)
Fair value as of December 31, 2019	3,920,000	7,350,000	11,270,000
Transfer to Level 1	—	(7,350,000)	(7,350,000)
Change in fair value	13,280,000	—	13,280,000
Fair value as of December 31, 2020	$17,200,000	$—	$17,200,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2020 was $7,350,000.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below and in Note 2, the Company did not identify any subsequent events that would have required recognition or disclosure in the financial statements.

On November 15, 2021, the Company announced a proposed business combination (the “Business Combination”) between CHP and Integrity Implants Inc. d/b/a Accelus. The Company issued a press release announcing the execution of the Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Accelerate Merger Sub, Inc., a wholly-owned subsidiary of the Company, and Accelus. The Business Combination was unanimously approved by CHP’s board of directors on November 14, 2021, and the Business Combination Agreement was signed on November 15, 2021.

CHP MERGER CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)	(Restated)
ASSETS
Current assets
Cash	$380,589	$604,245
Prepaid expenses	34,421	—

Total Current Assets	415,010	604,245
Investments held in Trust Account	301,660,344	302,329,495

TOTAL ASSETS	$302,075,354	$302,933,740

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Accounts payable and accrued expenses	$851,270	$250,090
Income taxes payable	—	85,088

Total Current Liabilities	851,270	335,178
Warrant liability	12,650,000	36,700,000
Deferred underwriting fee payable	10,500,000	10,500,000

TOTAL LIABILITIES	24,001,270	47,535,178

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value, 30,000,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020 (at $10.00 redemption value per share)	300,000,000	300,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, no shares issued and outstanding at September 30, 2021 and December 31, 2021 (excluding 30,000,000 common stock subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	750	750
Additional paid-in capital	—	—
Accumulated Deficit	(21,926,666)	(44,602,188)

Total Stockholders’ Deficit	(21,925,916)	(44,601,438)

Total Liabilities and Stockholders’ Deficit	$302,075,354	$302,933,740

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHP MERGER CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
General and administrative expenses	$536,330	$140,833	$1,433,842	$452,740

Loss from operations	(536,330)	(140,833)	(1,433,842)	(452,740)
Other income (expense):
Change in fair value of warrant liability	8,280,000	(3,450,000)	24,050,000	(14,720,000)
Interest earned on marketable securities held in Trust Account	6,861	89,159	59,364	1,916,647

Total other income (expense), net	8,286,861	(3,360,841)	24,109,364	(12,803,353)
Income (loss) before income taxes	7,750,531	(3,501,674)	22,675,522	(13,256,093)
Provision for income taxes	—	(8,224)	—	(370,996)

Net income (loss)	$7,750,531	$(3,509,898)	$22,675,522	$(13,627,089)

Weighted average shares outstanding of Class A common stock	30,000,000	30,000,000	30,000,000	30,000,000

Basic and diluted net income (loss) per share. Class A common stock	$0.21	$(0.09)	$0.60	$(0.36)

Weighted average shares outstanding of Class B common stock	7,500,000	7,500,000	7,500,000	7,500,000

Basic and diluted net income (loss) per share, Class B common stock	$0.21	$(0.09)	$0.60	$(0.36)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHP MERGER CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	7,500,000	$750	$—	$(44,602,188)	$(44,601,438)
Net income	—	—	—	—	—	18,043,678	18,043,678

Balance – March 31, 2021 (unaudited) (see Note 2 – as restated)	—	—	7,500,000	750	—	(26,558,510)	(26,557,760)
Net loss	—	—	—	—	—	(3,118,687)	(3,118,687)

Balance – June 30, 2021 (unaudited) (see Note 2 – as restated)	—	$—	7,500,000	$750	$—	$(29,677,197)	$(29,676,447)

Net income	—	—	—	—	—	7,750,531	7,750,531
Balance – September 30, 2021 (unaudited)	—	$—	7,500,000	$750	$—	$(21,926,666)	$(21,925,916)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	7,500,000	$750	$—	$(20,132,101)	$(20,131,351)
Net loss	—	—	—	—	—	(398,051)	(398,051)

Balance – March 31, 2020 (unaudited)	—	—	7,500,000	$750	—	(20,530,152)	(20,529,402)
Net loss	—	—	—	—	—	(9,719,140)	(9,719,140)

Balance – June 30, 2020 (unaudited)	—	$—	7,500,000	$750	$—	$(30,249,292)	$(30,248,542)

Net loss	—	—	—	—	—	(3,509,898)	(3,509,898)

Balance – September 30, 2020 (unaudited)	—	$—	7,500,000	$750	$—	$(33,759,190)	$(33,758,440)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHP MERGER CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$22,675,522	$(13,627,089)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(24,050,000)	14,720,000
Interest earned on investments held in Trust Account	(59,364)	(1,916,647)
Changes in operating assets and liabilities:
Prepaid expenses	(34,421)	72,444
Accounts payable and accrued expenses	601,180	100,342
Income taxes payable	(85,088)	48,953

Net cash used in operating activities	(952,171)	(601,997)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for payment of federal income and franchise taxes	728,515	84,433

Net cash provided by investing activities	728,515	84,433

Net Change in Cash	(223,656)	(517,564)
Cash – Beginning	604,245	1,301,607

Cash – Ending	$380,589	$784,043

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE	1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CHP Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on July 31, 2019. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through September 30, 2021 relates to the Company’s formation, the initial public offering (“initial public offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the initial public offering.

The registration statement for the Company’s initial public offering was declared effective on November 21, 2019. On November 26, 2019, the Company consummated the initial public offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “public shares”), which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 4.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 8,000,000 warrants (the “Private placement warrants”) at a price of $1.00 per Private placement warrant in a private placement to CHP Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 4.

Transaction costs charged to equity amounted to $17,070,862, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $570,862 of other offering costs.

Following the closing of the initial public offering on November 26, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the initial public offering and the sale of the Private placement warrants was placed in a trust account (the “trust account”) which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the public shares if the Company does not complete a Business Combination by November 26, 2021, subsequently extended to May 26, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the distribution of the trust account, as described below.

Substantially all of the net proceeds of the initial public offering and the sale of the Private placement warrants, are intended to be applied generally toward consummating a Business Combination, and the Company’

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the trust account if and when such funds are properly released from the trust account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the trust account (excluding the deferred underwriting commissions and taxes payable on income earned on the trust account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding public shares (the “public stockholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the trust account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, our Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any public shares purchased during or after the initial public offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the public shares, without the prior consent of the Company.

Our Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and public shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its public shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their public shares in conjunction with any such amendment.

The Company will have until May 26, 2022 or such later date as a result of a stockholder vote to amend the Amendment and Restarted Certificate of Incorporation, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

Our Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if our Sponsor acquires public shares in or after the initial public offering, such public shares will be entitled to liquidating distributions from the trust account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the trust account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial public offering price per Unit ($10.00).

In order to protect the amounts held in the trust account, our Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an additional extension of the deadline or complete a Business Combination by May 26, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 26, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

NOTE	2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s condensed financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A common stock subject to possible redemption. The Company previously classified a portion of its Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on November 26, 2019 (the “Post-IPO Balance Sheet”) and the Company’s Annual Report on 10-K for the annual period ended December 31, 2019 and 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on March 23, 2020 and March 30, 2021, respectively, as well as the Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued unaudited financial statements for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30. 2021. The Company’s audited financial statements covering the periods through December 31, 2019 and 2020 will be restated in an amended financial statement on Form 10-K/A (Amendment No.2) for the period ended December 31, 2020 to be filed with the SEC.

In connection with the change in presentation for the Class A common stock subject to redemption, the Company also restated its earnings per share calculation to allocate net income (loss) pro rata to Class A and Class B

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

The impact of the restatement on the Company’s condensed financial statements is reflected in the following table.

	As Previously Reported	Adjustment	As Restated
Balance Sheet as of March 31, 2021 (unaudited)
Class A common stock subject to possible redemption	$268,442,238	$31,557,762	$300,000,000
Class A common stock	$316	$(316)	$—
Additional paid-in capital	$6,426,337	$(6,426,337)	$—
Accumulated deficit	$(1,427,401)	$(25,131,109)	$(26,558,510)
Total Stockholders’ Equity (Deficit)	$5,000,002	$(31,557,762)	$(26,557,760)
Number of shares subject to possible redemption	26,844,224	3,155,776	30,000,000
Balance Sheet as of June 30, 2021 (unaudited)
Class A common stock subject to possible redemption	$265,323,550	$34,676,450	$300,000,000
Class A common stock	$347	$(347)	$—
Additional paid-in capital	$9,544,994	$(9,544,994)	$—
Accumulated deficit	$(4,546,088)	$(25,131,109)	$(29,677,197)
Total Stockholders’ Equity (Deficit)	$5,000,003	$(34,676,450)	$(29,676,447)
Number of shares subject to possible redemption	26,532,355	3,467,645	30,000,000
Statement of Operations for the Three Months Ended March 31, 2021 (unaudited)
Weighted average shares outstanding, Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income per share, Class A common stock	$—	$0.48	$0.48
Weighted average shares outstanding, Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$2.41	$(1.93)	$0.48
Statement of Operations for the Three Months Ended June 30, 2021 (unaudited)
Weighted average shares outstanding, Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income per share, Class A common stock	$—	$(0.08)	$(0.08)
Weighted average shares outstanding, Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$(0.42)	$0.34	$(0.08)

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

	As Previously Reported	Adjustment	As Restated
Statement of Operations for the Six Months Ended June 30, 2021 (unaudited)
Weighted average shares outstanding, Class A common stock	30,000,000	—	30,000,000
Basic and diluted net income per share, Class A common stock	$—	$0.40	$0.40
Weighted average shares outstanding, Class B common stock	7,500,000	—	7,500,000
Basic and diluted net income (loss) per share, Class B common stock	$1.99	$(1.59)	$0.40
Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited)
Change in value of Class A common stock subject to possible redemption	$18,043,678	$(18,043,678)	$—
Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)
Change in value of Class A common stock subject to possible redemption	$14,924,990	$(14,924,990)	$—

The Company’s statement of stockholders’ equity (deficit) has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

NOTE	3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on July 22, 2021, which contains the audited condensed financial statements and notes thereto. The condensed financial information as of December 31, 2020 is derived from the audited condensed financial statements presented in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 30,000,000 shares of Class A common stock subject to possible redemption at September 30, 2021 and December 31, 2020, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stocks to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stocks resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2021, the Class A common stocks reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to Public Warrants	$(10,950,000)
Class A common stocks issuance costs	$(16,437,493)
Plus:
Accretion of carrying value to redemption value	$27,387,493

Class A common stocks subject to possible redemption	$300,000,000

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021 and December 31, 2020, all deferred tax assets were offset by a full valuation allowance.

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended September 30, 2021 and 2020, the Company recorded $0 and $8,224 income tax expense, respectively. During the nine months ended September 30, 2021 and 2020, the Company recorded $0 and $370,996 income tax expense, respectively. The Company’s effective tax rate for three and nine months ended September 30, 2021 and 2020 were approximately 0% and (16%), which differs from the expected income tax rate due to the start-up costs and the change in fair value of warrant liabilities which are not currently deductible and the change in valuation allowance.

ASC 740 prescribes a recognition threshold and a measurement attribute for the condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stocks outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 23,000,000 Class A common stocks in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods presented

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020		Nine Months Ended September 30, 2021		Nine Months Ended September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$6,200,425	$1,550,106	$(2,807,918)	(701,980)	$18,140,418	$4,535,104	$(10,091,671)	$(2,725,418)
Denominator:
Basic and diluted weighted average shares outstanding	30,000,000	7,500,000	30,000,000	7,500,000	30,000,000	7,500,000	30,000,000	7,500,000

Basic and diluted net income (loss) per common stock	$0.21	$0.21	$(0.09)	(0.09)	$0.60	$0.60	$(0.36)	$(0.36)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation Coverage of $250,000. At September 30, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the warrant liability (see Note 9).

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE	4. PUBLIC OFFERING

Pursuant to the initial public offering, the Company sold 30,000,000 Units at a price of $10.00 per Unit, which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 10).

NOTE	5. PRIVATE PLACEMENT

Simultaneously with the closing of the initial public offering, our Sponsor purchased an aggregate of 8,000,000 Private placement warrants at a purchase price of $1.00 per Private placement warrant for an aggregate purchase price of $8,000,000. Each Private placement warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 10). A portion of the proceeds from the Private placement warrants was added to the proceeds from the initial public offering held in the trust account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the Private placement warrants will expire worthless.

NOTE	6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, our Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In October 2019, our Sponsor transferred 25,000 Founder Shares to each of the Company’s directors, for a total of 75,000 Founder Shares transferred. On November 21, 2019, the Company effected a stock dividend of 718,750 shares with respect to its Class B common stock, resulting in our Sponsor holding an aggregate of 7,906,250 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to certain adjustments, as described in Note 8.

The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the initial public offering (assuming our Sponsor did not purchase any public shares in the initial public offering). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 406,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture. At September 30, 2021 and December 31, 2020, there are 7,500,000 Founder Shares outstanding.

Our Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 21, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three months ended September 30, 2021 and 2020, the Company incurred $30,000 in fees for these services, and for the nine months ended September 30, 2021 and 2020, the Company incurred $90,000 and $97,000, respectively, in fees for these services of which $90,000 and $20,000 is included in accrued expenses in the accompanying condensed balance sheets as of September 30, 2021 and December 31, 2020, respectively.

Promissory Note — Related Party

On August 7, 2019, our Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of January 31, 2020 or the consummation of the initial public offering. The $85,943 borrowed under the Promissory Note was repaid on November 27, 2019 and is no longer available.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, an affiliate of our Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private placement warrants. As of September 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

NOTE	7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position,

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on November 21, 2019, the holders of the Founder Shares, Private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private placement warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE	8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020 all 30,000,000 shares of Class A common stock issued and outstanding were subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At September 30, 2021 and December 31, 2020, there were 7,500,000 shares of Class B common stock issued and outstanding.

Only holders of Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

in the initial public offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the initial public offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private placement warrants issued to our Sponsor of the Company’s officers or directors. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

NOTE	9. WARRANT LIABILITY

As of September 30, 2021 and December 31, 2020, there were 15,000,000 public warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the initial public offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants.

The Company will use its best efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Redemption of warrants for cash. Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Company may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

Redemption of warrants for Class A common stock. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A common stock;

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

the Company liquidates the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the Newly Issued Price.

As of September 30, 2021 and December 31, 2020, there were 8,000,000 Private placement warrants outstanding. The Private placement warrants are identical to the Public Warrants underlying the Units sold in the initial public offering, except that the Private placement warrants and the shares of common stock issuable upon the exercise of the Private placement warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 7). Additionally, the Private placement warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the Private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE	10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At September 30, 2021, assets held in the trust account were comprised of $301,660,344 in money market funds, which are invested in U.S. Treasury Securities. During the nine months ended September 30, 2021 and 2020, the Company withdraw $728,515 and $84,433, respectively, of interest income from the Trust Account to pay its franchise taxes.

At December 31, 2020, assets held in the trust account were comprised of $1,000,838 in money market funds, which are invested in U.S. Treasury Securities, and $301,328,657 in U.S. Treasury Bills.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains (loss) and fair value of held-to-maturity securities at September 30, 2021 and December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gains	Fair Value
September 30, 2021	Liquid Treasury Money Market Fund	1	$301,660,344	$0	$301,660,344

December 31, 2020	U.S. Treasury Securities (Matured on 01/07/2021) (1)	1	$301,328,657	$(2,966)	$301,325,691

(1)	The Company notes that the U.S. Treasury Securities were reinvested with the funds from the previously matured securities

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$8,250,000	$19,500,000
Warrant Liability – Private Placement Warrants	3	$4,400,000	$17,200,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Public Warrants were initially valued using a binomial lattice model, incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. As of September 30, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Private Placement Warrants were valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The primary unobservable

CHP MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the Company’s shares of common stock. The expected volatility of the Company’s shares of common stock was determined based on the implied volatility of the Public Warrants.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liability:

	September 30, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$10.02	$10.26
Volatility	13.2%	26.6%
Term	5.00	5.00
Risk-free rate	0.67%	0.42%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	2021	2020
Fair value as of January 1	17,200,000	11,270,000
Change in fair value	(10,800,000)	400,000
Transfers to Level 1	—	(7,350,000)

Fair value as of March 31	6,400,000	4,320,000
Change in fair value	880,000	3,520,000

Fair value as of June 30	7,280,000	7,840,000
Change in fair value	(2,880,000)	1,200,000

Fair value as of September 30	$4,400,000	$9,040,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.There were no transfers in fair value measurements during the nine months ended September 30, 2021.

NOTE	11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, except as disclosed below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On November 15, 2021, the Company announced a proposed business combination (the “Business Combination”) between CHP and Integrity Implants Inc. d/b/a Accelus. The Company issued a press release announcing the execution of the Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Accelerate Merger Sub, Inc., a wholly-owned subsidiary of the Company, and Accelus. The Business Combination was unanimously approved by CHP’s board of directors on November 14, 2021, and the Business Combination Agreement was signed on November 15, 2021.

Integrity Implants Inc.

Financial Statements as of and for the Fiscal Years ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Integrity Implants Inc.

Palm Beach Gardens, FL

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Integrity Implants Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, convertible preferred stock and stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has generated losses and net cash outflows from operations since inception and that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Miami, Florida

February 14, 2022

INTEGRITY IMPLANTS INC.

Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,291	$4,254
Accounts receivable, net of allowances of $221 and $35, respectively	2,920	4,228
Inventories, net	4,725	1,894
Prepaid expenses and other current assets	233	132

Total current assets	11,169	10,508
Property and equipment, net	6,190	3,868
Intangible assets, net	7,309	8,016

Total assets	$24,668	$22,392

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$300	$—
Accounts payable	4,272	2,041
Accrued expenses and other current liabilities	1,171	911
Current portion of deferred rent	—	45
Current maturities of capital leases	83	90
Current portion of note payable due to related party	794	408

Total current liabilities	6,620	3,495
Long-term debt, net of current maturities	774	—
Note payable due to related party, net of current maturities	1,891	2,930
Convertible note payable due to related party, measured at fair value	1,968	—
Capital leases, net of current maturities	152	235
Deferred rent, net of current portion	812	756
Warrant commitment	956	—

Total liabilities	13,173	7,416

Series A convertible preferred stock, par value $0.00001 per share, 6,250,000 shares authorized at December 31, 2020 and December 31, 2019; 6,134,281 shares issued and outstanding at December 31, 2020 and December 31, 2019 (liquidation preference of $18,603)	17,544	—
Series B convertible preferred stock, par value $0.00001 per share, 5,600,000 shares authorized at December 31, 2020 and December 31, 2019; 5,120,801 shares issued and outstanding at December 31, 2020 and December 31, 2019 (liquidation preference of $23,044)	22,427	—
Series C convertible preferred stock, par value $0.00001 per share, 3,300,000 and 0 shares authorized at December 31, 2020 and December 31, 2019, respectively; 2,127,751 shares issued and outstanding at December 31, 2020; 0 shares issued and outstanding at December 31, 2019 (liquidation preference of $9,575)	8,764	—
Commitments and contingencies (Note 9)
Stockholders’ equity:
Series A convertible preferred stock, par value $0.00001 per share, 6,250,000 shares authorized at December 31, 2020 and December 31, 2019; 6,134,281 shares issued and outstanding at December 31, 2020 and December 31, 2019 (liquidation preference of $18,603)	—	17,544
Series B convertible preferred stock, par value $0.00001 per share, 5,600,000 shares authorized at December 31, 2020 and December 31, 2019; 5,120,801 shares issued and outstanding at December 31, 2020 and December 31, 2019 (liquidation preference of $23,044)	—	22,427
Common Stock, par value $0.00001 per share, 30,000,000 and 25,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; 10,040,044 shares issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	2,208	2,037
Accumulated deficit	(39,448)	(27,032)

Total stockholders’ equity	(37,240)	14,976

Total liabilities and stockholders’ equity	$24,668	$22,392

The accompanying notes are an integral part of these financial statements.

INTEGRITY IMPLANTS INC.

Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Net revenue	$16,871	$16,642
Cost of revenue:	4,479	3,013

Gross profit	12,392	13,629

Operating expenses:
Selling, general and administrative	20,599	18,992
Research and development	3,214	2,797
Amortization of Intangible Assets	707	707

Total operating expenses	24,520	22,496

Loss from operations	(12,128)	(8,867)
Interest and other expense, net:
Interest expense, net	(288)	(332)
Loss on debt extinguishment	—	(557)
Other expense	—	(15)

Total interest and other expense, net	(288)	(904)

Loss before income taxes	(12,416)	(9,771)
Income taxes	—	—

Net loss	$(12,416)	$(9,771)

Net loss per share:
Net loss per share attributable to common stockholders—basic and diluted	(1.24)	(0.97)
Weighted average common shares—basic and diluted	10,040,044	10,036,091

The accompanying notes are an integral part of these financial statements.

INTEGRITY IMPLANTS INC.

Statements of Convertible Preferred Stock and Stockholders’ Equity

(In thousands, except share amounts)

	Convertible Preferred Stock						Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Series A		Series B		Series C		Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	—	$—	—	$—	—	$—	6,200,947	$17,744	3,974,091	$17,435	—	$—	10,021,377	$—	$535	$(17,261)	$18,453
Issuance of Series B Preferred Stock (net of issuance costs and proceeds allocated to equity classified warrants)	—	—	—	—	—	—	—	—	1,146,710	4,992	—	—	—	—	168	—	5,160
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	18,667	—	32	—	32
Treasury stock	—	—	—	—	—	—	(66,666)	(200)	—	—	—	—	—	—	—	—	(200)
Issuance of warrants in connection with note payable to related party	—	—	—	—	—	—	—	—	—	—	—	—	—	—	34	—	34
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,268	—	1,268
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,771)	(9,771)

Balance at December 31, 2019	—	—	—	—	—	—	6,134,281	17,544	5,120,801	22,427	—	—	10,040,044	—	2,037	(27,032)	14,976

Issuance of Series C Preferred Stock (net of proceeds allocated to equity classified warrants)	—	—	—	—	—	—	—	—	—	—	2,127,751	8,764	—	—	811	—	9,575
Reclassification of Preferred Stock from permanent equity to temporary equity	6,134,281	17,544	5,120,801	22,427	2,127,751	8,764	(6,134,281)	(17,544)	(5,120,801)	(22,427)	(2,127,751)	(8,764)	—	—	—	—	(48,735)
Reclassification of Preferred Stock warrants from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(924)	—	(924)
Issuance of warrants in connection with note payable to related party	—	—	—	—	—	—	—	—	—	—	—	—	—	—	41	—	41
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	243	—	243
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,416)	(12,416)

Balance at December 31, 2020	6,134,281	$17,544	5,120,801	$22,427	2,127,751	$8,764	—	$—	—	$—	—	$—	10,040,044	$—	$2,208	$(39,448)	$(37,240)

The accompanying notes are an integral part of these financial statements.

INTEGRITY IMPLANTS INC.

Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2020	2019
Operating activities:
Net loss	$(12,416)	$(9,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	1,954	1,314
Equity-based compensation	243	1,268
Provision for excess and obsolete inventory	1,297	220
Loss on disposal of leasehold improvements, property and equipment	—	15
Loss on debt extinguishment	—	557
Non-cash interest expense	249	329
Bad debt	186	96
Changes in operating assets and liabilities:
Accounts receiveable	1,122	(304)
Inventory	(4,128)	(962)
Prepaid expenses and other current assets	(101)	46
Accounts payable	2,231	604
Accrued expenses	260	73
Deferred rent	11	801

Net cash used in operating activities	(9,092)	(5,714)
Investing activities:
Purchases of property and equipment	(3,569)	(2,728)

Net cash used in investing activities	(3,569)	(2,728)
Financing activities:
Proceeds from long-term debt	1,074	—
Proceeds from issuance of convertible note payable to related party	2,000	—
Proceeds from the issuance of Series B convertible preferred stock and related warrants	—	5,160
Proceeds from the issuance of Series C convertible preferred stock and related warrants	9,575	—
Repurchase of treasury stock	—	(200)
Proceeds from exercise of options	—	32
Principal borrowings on capital leases	—	377
Principal payments on capital leases	(90)	(103)
Repayment of note payable due to related party	(861)	(555)

Net cash provided by financing activities	11,698	4,711

Net decrease in cash and cash equivalents:	(963)	(3,731)
Cash and cash equivalents, beginning of period	4,254	7,985

Cash and cash equivalents, end of period	$3,291	$4,254

Supplemental disclosure of cash flow information:
	Years Ended December 31,
	2020	2019
Cash paid for interest	$19	$22

Supplemental disclosures of noncash investing and financing information:
	Years Ended December 31,
	2020	2019
Warrants issued in connection with note payable to related party	$41	$34

Warrants issued in connection with issuance of convertible notes payable	$32	$—

The accompanying notes are an integral part of these financial statements.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Integrity Implants Inc., (the “Company”) was incorporated under the laws of the State of Delaware in 2016. The Company designs, markets, and distributes spinal implant packages, primarily used by medical specialists for surgical procedures to perform spinal surgery throughout the United States. The Company offers products to improve procedures and outcomes, create favorable economics for customers, and provide broad accessibility. The Company’s proprietary Adaptive Geometry™ technology fundamentally respects a patient’s neural, vascular, bony, and soft tissue anatomy, both during and after implantation. The Company is headquartered in Palm Beach Gardens, Florida.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the useful lives for depreciable and amortizable assets, the fair value of stock-based compensation and convertible instruments and the reserve for slow-moving inventory and allowance for doubtful accounts. Actual results could differ from those estimates.

Liquidity and Going concern: These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern.

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company generated a net loss of $12.4 million and net cash outflows from operations of $9.1 million for the year ended December 31, 2020. At December 31, 2020, the Company had debt-free net working capital of $1.6 million and cash and cash equivalents of $3.3 million. The Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining debt and equity financing as described further in Note 14. However, given the uncertainty related to achieving milestones for debt financing and completion of planned equity financing, the Company may be unable to access further financing when needed.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

Uncertainty of the coronavirus pandemic: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economy and financial markets.

The COVID-19 outbreak has negatively impacted and may continue to negatively impact our operations, revenue and overall financial condition. In response to COVID-19, certain states within the United States implemented shelter-in-place rules requiring certain businesses not deemed “essential,” to close and requiring elective procedures to be delayed. As a result, our revenue growth was adversely impacted particularly from March 2020 through May 2020, when such shelter-in-place restrictions were largely eased. We were initially encouraged by our results as restrictions on elective surgeries were eased in mid-2020, however in late Q4 2020 and January 2021 we were once again impacted by restrictions on elective surgeries as virus cases increased throughout the holiday months. We then saw surgical volumes return to previous levels return between March 2021 and August 2021, followed by further softening through the remainder of the year as COVID-19 variants had regional impacts throughout the U.S. In addition to constraints in hospital capacity, the Company continues to observe disruption from deferral of elective procedures and hospital staffing shortages.

There remains uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the global economies. Further, the prevalence of new and potentially more contagious variants continue to create uncertainty for the duration and impact of the pandemic. While the Company has experienced revenue growth during this period, the COVID-19 pandemic continues to have a material impact on our business and we cannot reasonably estimate the length or severity of this pandemic and its impact on the number of surgical procedures, in particular elective procedures, that are performed. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management.

Segments: Operating segments are defined as components of an enterprise where discrete financial information is available and evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company manages the business as one operating segment. Segment information is consistent with how management reviews the business, makes resource allocation decisions, and assesses performance.

Cash and cash equivalents: Cash consists of bank deposits held in checking and savings accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash held in banks and money market accounts. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Accounts receivable, net: Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The Company grants credit to customers in the normal course of business and maintains an allowance for doubtful accounts for potential credit losses. An allowance for doubtful accounts is maintained to reflect its estimate of the uncollectibility of the trade accounts receivable based on past collection history and the identification of specific potential customer risks. If the financial condition of customers deteriorates, resulting in an impairment of their ability to make payments, receivables from such customers may be written off. The allowance for doubtful accounts reflects management’s best estimate of the amounts that will not be collected based on historical experience and an evaluation of the outstanding receivables at the end of the year. As of December 31, 2020 and 2019, the allowance for doubtful accounts totaled $0.2 million and $0.04 million, respectively. A rollforward of the allowance for doubtful accounts is as follows (in thousands):

Allowance for doubtful accounts
Balance as of January 1, 2019	29
Charged to costs and expenses	96
Write-offs net of recoveries	(90)

Balance as of December 31, 2019	35
Charged to costs and expenses	186
Write-offs net of recoveries	—

Balance as of December 31, 2020	$221

The Company reported unbilled accounts receivable within account receivable, net in the accompanying balance sheet. At December 31, 2020 and 2019, unbilled accounts receivable net of allowance for doubtful accounts of $0.04 million and $0, respectively, were $0.4 million and $0.1 million, respectively.

Inventories: Inventories are comprised of implants held for sale and are stated at the lower of cost or net realizable value using the average cost method. The value of inventories includes primarily outsourced manufacturing costs and direct manufacturing overhead costs. Finished goods primarily consists of specialized implants, fixation products and disposables. Work in progress and raw materials represent the underlying material, and labor for work in progress, that ultimately yield finished goods upon completion and are subject to lower of cost or net realizable value.

The Company reviews the components of its inventory on a periodic basis for excess and obsolescence and adjusts inventory to its net realizable value as necessary. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover and assumptions about future demand for its products and market conditions, such as product life cycles and timing of the introduction and development of new or enhanced products. The Company’s products have shelf lives ranging from two to five years and are subject to demand fluctuations based on the availability and demand for alternative products. The Company’s inventory, which consists primarily of disposables, specialized implants and fixation products, is at risk of obsolescence following the introduction and development of new or enhanced products. The Company’s estimates and assumptions for excess and obsolete inventory are reviewed and updated on a regular basis. The estimates the Company uses for demand are also used for near-term capacity planning and inventory purchasing and are consistent with its revenue forecasts. For the years ended December 31, 2020 and 2019, the Company recorded reserve for excess and obsolete inventory of $0.7 million and $1.1 million, respectively.

Property and equipment, net: Property and equipment are stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense when incurred. Leasehold improvements are capitalized and depreciated over the term of the lease or the useful life of the improvement, whichever is shorter. Property and equipment

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

include instrument sets, which are made available to surgeons and hospitals that purchase implants for use in individual surgical procedures. When property and equipment are retired, or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the balance sheet and any resulting gain or loss is recognized in the statement of operations for the respective period. Depreciation is charged to expense over the estimated useful lives of the related assets and is computed using the straight-line depreciation method over the estimated useful lives of the respective assets, which is 5 years for all property and equipment.

Intangible assets, net: Intangible assets consist of acquired technology and related patents and are being amortized on a straight-line basis over their estimated useful lives of 15 years. Intangible assets are stated at cost, or fair value for assets acquired in a business combination, less accumulated amortization.

Long-lived assets: Long-lived assets, such as equipment and certain intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to result from the use of the assets (or group of assets) and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, the fair value of the asset group is determined and an impairment charge is recognized for the amount for which the carrying amount of the asset group exceeds the fair value of the asset group. No indications of impairment were identified during the years ended December 31, 2020 and December 31, 2019.

Business combinations & asset acquisitions: Upon entering into a purchase agreement, the Company first determines whether the acquisition should be accounted for as an asset acquisition or a business combination using the accounting guidance outlined in Accounting Standards Update (“ASU”) 2017-01, which identifies a screen test and subsequent qualitative factors to consider when evaluating if a business was acquired in the transaction. For acquisitions in which a business was not deemed to have been acquired, otherwise referred to as an asset acquisition, the Company measures the cost of the asset acquisition, including transaction costs, allocates the cost of the asset acquisition to the assets acquired, and evaluates any difference between the cost of the acquired assets and their relative fair values determined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805. Certain of the Company’s intellectual property purchase agreements involve potential payment of future consideration that is contingent upon the achievement of certain product development milestones and/or contingent on the acquired product reaching certain performance milestones. The Company records contingent consideration associated with these asset acquisitions at the date the milestone is deemed probable for payment.

To the extent that the acquisition includes in-process research and development (IPR&D) with no alternative future use to the Company, the Company follows the guidance in ASC 730, Research and Development, which requires that both tangible and intangible identifiable research and development assets with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. Conversely, if the Company were to determine the research and development has an alternative future use or relates to a commercially viable technology, then the Company allocates a portion of the consideration transferred to the asset and capitalizes the associated cost.

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The consideration transferred for the acquired business is allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is allocated to goodwill. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

These fair value determinations require judgment and involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, implied rate of return and weighted average cost of capital, asset lives and market multiples, among other items.

Convertible instruments: The Company evaluates and accounts for conversion options embedded in its convertible notes not accounted for using the fair value option in accordance with FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). ASC 815 generally provides three criteria that, if met, require companies to bifurcate embedded features from their host instruments and account for them as freestanding derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Embedded features that meet the criteria listed above are bifurcated from the host instrument and recognized on the balance sheets at fair value as a discount to the host instrument. Debt discounts due to bifurcation of the derivatives under these arrangements are amortized over the term of the related host instrument to their earliest date of redemption.

Derivative liabilities: The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-measured at fair value on each reporting date, with changes in the fair value reported in the statements of operations. The estimated value of derivative liabilities is calculated using various assumptions and such estimates are revalued at each reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheets as current or non-current based on whether or not net cash settlement of the derivative instrument could be required within twelve months of the balance sheet dates.

Deferred debt issuance costs: Costs directly associated with obtaining debt financing are deferred and amortized using the effective interest rate method over the term of the related debt agreement. Unamortized amounts related to long-term debt are reflected on the balance sheets as a direct deduction from the carrying amounts of the related long-term debt liability. Amortization expense of deferred loan costs was approximately $0.2 million and $0.3 million for the years ended December 31, 2020 and December 31, 2019, and is included in interest expense, net on the accompanying statement of operations. Direct costs and fees related to convertible promissory notes accounted for using the fair value option (as further discussed in Note 7) were recognized in earnings as incurred and were not deferred.

Deferred rent: Deferred rent represents the amount by which the straight-line rental revenue exceeds rents currently billed in accordance with lease agreements. Landlord allowances are recorded based on contractual terms as a deferred rent liability and amortized as a reduction of rent expense on a straight-line basis over the expected lease term. Rental expense is included in selling, general and administrative expenses on the accompanying statement of operations.

Revenue recognition: On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method for all contracts not completed as of the date of adoption. In connection with the adoption of ASC 606, the Company also adopted the related amendments that impact the accounting for the incremental costs of obtaining a contract. The Company also elected certain available practical expedients including the practical expedients that allows not recording the effects of significant financing components and the one that allows expensing certain costs of obtaining contracts when

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

certain conditions are met. Adoption of ASC 606 did not have any impact on the financial statements, except changes in the disclosures. The Company’s revenues for the years ended December 31, 2020 and 2019, were recognized at a point in time. The Company does not disaggregate revenue by geography, as a majority of revenue is domestic. The Company’s international revenue is not significant.

Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps as prescribed by ASC 606:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the entity satisfies performance obligations.

A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer that defines each party’s rights regarding the products to be transferred and identifies the payment terms related to these products, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for its products that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company considers completed sales order forms and purchase orders as a customer’s contract.

The Company identifies performance obligations based on the terms of the contract and customary business practices, which include products that are distinct, or a series of distinct goods that are substantially the same and that have the same pattern of transfer to the customer. The Company’s implant product is the distinct performance obligation. The Company does not have any contracts with customers that contain multiple performance obligations.

The Company’s transaction price is generally fixed. Any discounts or rebates are estimated at the inception of the contract and recognized as a reduction of the revenue. Some of the Company’s contracts offer assurance type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation and are not material to the financial statements.

Revenue for products is recognized when a customer obtains control of the promised products, which is generally when the customer has the ability to (i) direct its use and (ii) obtain substantially all of the remaining benefits from it. The Company consigns products with its independent sales agents but does not recognize revenue at the time the product is transferred on consignment. Revenue recognition occurs when control of the product transfers to the customer which is generally at the time the product is used in surgery. The Company also sells products direct to distributors and recognizes revenue when control is transferred to the distributor, upon transfer of title to the goods based on the contract terms and legal requirements. Standard payment terms are typically between net 30 and net 45 for the majority of customers.

Contract balances: Contract assets include unbilled accounts receivable which primarily relate to the Company’s rights to consideration when products are transferred to customers or distributors but not billed at the reporting date. Unbilled accounts receivable is reported in accounts receivable, net in the accompanying balance sheet.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Contract liabilities include customer deposits which primarily relates to the advance consideration received from customer contracts, for which transfer of control has not yet occurred, and therefore revenue recognition is deferred until control has been transferred. At December 31, 2020 and 2019, the Company had $0.5 million in advances from one customer which is reported in accrued expenses and other current liabilities on the accompanying balance sheet.

Contract costs: The Company applies the practical expedient to recognize the incremental costs of obtaining a contract as expense when incurred if the amortization period would be one year or less. These incremental costs include sales commissions paid to the Company’s independent sales agents or internal sales representatives.

Cost of revenue: Cost of revenue consists primarily of costs for the purchase of the Company’s FlareHawk and Linesider products from third-party manufacturers. Direct costs from the Company’s third-party manufacturers includes costs for raw materials plus the markup for the assembly of the components. Cost of goods sold also includes royalties, allocated overhead for indirect labor, information technology, and certain direct costs such as those incurred for shipping associated with the purchase of inventory. The Company expenses all inventory provisions for excess and obsolete inventories as cost of goods sold. The Company records adjustments to its inventory valuation for estimated excess, obsolete and non-sellable inventories based on assumptions about future demand, past usage, changes to manufacturing processes and overall market conditions.

Shipping and handling: The Company accounts for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs of $0.1 million and $0.1 million for shipments of implants and instrumentation sets are recorded in selling, general and administrative expense during each of the years ended December 31, 2020 and 2019, respectively. Shipping and handling costs of $0.03 million and $0.03 million incurred for purchases of inventory are recorded in cost of revenue during each of the years ended December 31, 2020 and 2019, respectively.

Advertising costs: Advertising costs are expensed as incurred. For the years ended December 31, 2020 and December 31, 2019, advertising costs incurred were approximately $0.03 million and $0.02 million, respectively, and are included in selling, general and administrative expenses on the accompanying statement of operations.

Stock-based compensation: The Company’s stock-based compensation has been recognized through the statement of operations and comprehensive loss and the Company’s additional paid-in capital account on the balance sheet.

The Company recognizes the expense related to the fair value of their stock-based compensation awards. Stock-based compensation expense for stock option awards was based on the fair value on the grant date using the Black-Scholes-Merton option pricing model. The fair value of equity incentive units are based on the estimated fair value of the Company’s stock at the grant date. The fair value of equity appreciation rights was determined using the Black-Scholes-Merton option pricing model.

The stock-based compensation is initially measured at the fair value of the awards on the grant date and is then recognized on a ratable basis in the financial statements over the requisite service period of the award. Stock-based compensation expense was $0.2 million in 2020 and $1.3 million in 2019.

Research and development: Research and development costs are expensed when incurred. Research and development costs include costs of research, engineering and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses. Research and development expense was $3.2 million in 2020 and $2.8 million in 2019.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Income taxes: The Company files income tax returns in the U.S. federal jurisdiction, and in various state jurisdictions where the Company has nexus.

Deferred income taxes in these financial statements are based on the presentation on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Comprehensive loss: Comprehensive loss consists of net loss and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. The Company’s net loss is the same as its comprehensive loss for all periods.

Loss per share: Basic earnings per share (“EPS”) is calculated by dividing the net income or loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period without consideration for common stock equivalents. Diluted EPS is computed by dividing the net income or loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period and the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, common stock issuable upon conversion of preferred shares and preferred share warrants, options and warrants are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive. Common stock or preferred stock shares issuable upon conversion of convertible notes are not included in the dilutive effect calculation as the contingent events that would result in the potential conversion of the notes had not occurred as of December 31, 2020.

The following table sets forth the computation of basic and diluted loss per share (in thousands, except shares and per share data):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholder	$(12,416)	$(9,771)

Denominator:
Weighted average common shares outstanding—basic and diluted	10,040,044	10,036,091

Net loss per share, basic and diluted	$(1.24)	$(0.97)

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

The number of shares underlying outstanding potential dilutive instruments at December 31, 2020 and 2019 are as follows: (in thousands):

	Year Ended December 31,
	2020	2019
Options to purchase common stock	2,330	2,184
Warrants to purchase common stock	135	100
Series A convertible preferred stock	6,134	6,134
Warrants to purchase Series A convertible preferred stock	49	49
Series B convertible preferred stock	5,121	5,121
Warrants to purchase Series B convertible preferred stock	479	479
Series C convertible preferred stock	2,128	—
Warrants to purchase Series C convertible preferred stock	1,053	—

Total	17,429	14,067

Fair value measurements: The Company uses the fair value measurement and disclosure guidance for all assets and liabilities that are recognized or disclosed at fair value in the financial statements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that management believes market participants would use in pricing the asset or liability, including assumptions about risk or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2:	Inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

The Company believes its valuation methods are appropriate and consistent with other market participants; however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The carrying value of cash and cash equivalents, accounts receivables, accounts payable, and accrued expenses approximate fair value because of the short-term nature of those instruments. Debt includes the following instruments: line of credit, related party notes payable, convertible notes payable and PPP loan. The carrying amounts of the line of credit, related party notes payable, and PPP loan recorded on the balance sheets as of December 31, 2020 and 2019 approximate the fair value and are classified as level 2. The fair value of the

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Notes to Financial Statements

convertible notes payable as of December 31, 2020 and 2019 was $2.0 million and $0 million, respectively, and the notes were fair valued using level 3 inputs. The Company has outstanding warrants that were fair valued at issuance using level 3 inputs. See Notes 7 and 11 for description of methodologies and significant assumptions used in those valuations.

Concentration of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. At times, such cash and cash equivalents may be in excess of the FDIC limit. As of December 31, 2020 and 2019, the Company had cash in excess of the $0.3 million federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents as the Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Credit evaluations of the Company’s customers are performed on an ongoing basis and generally do not require collateral. Reserves for potential losses for uncollectible accounts and such losses have been within management’s expectations. At December 31, 2020, no customer accounted for more than 10% of accounts receivable and two customers accounted for more than 10% of revenue with total revenues of $2.0 million and $3.1 million. At December 31, 2019, one customer accounted for more than 10% of accounts receivable and two customers accounted for more than 10% of revenue with total revenues of $1.7 million and $2.9 million.

Risk and uncertainties: The Company is also subject to risks common to medical device companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, the ability to obtain adequate coverage and reimbursement from third-party payors and uncertainty of market acceptance of products. The Company is dependent on third-party manufacturers and suppliers, in some cases single source suppliers. The Company currently has limited long term contracts with its key suppliers and is subject to risks, such as manufacturing failures, non-compliance with regulatory requirements, price fluctuations, inability to properly meet demand and third-party supplier discontinuation of operations.

Product liability: The Company believes it carries adequate insurance for possible product liability claims. Accruals for product liability claims and legal defense costs in excess of insured amounts are recorded if it is probable that a liability has been incurred and the amount of any liability can be reasonably estimated. No accruals for product liability claims had been recorded as of December 31, 2020 and December 31, 2019.

Loss contingency: The Company is subject to various potential loss contingencies arising in the ordinary course of business. From time to time, the Company may be involved in certain proceedings, legal actions and claims. Such matters are subject to many uncertainties, and the outcomes of these matters are not within the Company’s control and may not be known for prolonged periods of time. In some actions, the claimants may seek damages, as well as other relief, including injunctions which may prohibit the Company to engage in certain activities, which, if granted, could require significant expenditures and/or result in lost revenues. The Company records a liability in the financial statements when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed. In most cases, significant judgment is required to estimate the amount and timing of a loss to be recorded.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Recent accounting pronouncement:

Accounting standards issued but not yet adopted:

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities From Contracts With Customers. This ASU requires an acquirer to account for revenue contracts acquired in a business combination in accordance with ASC 606 as if it had originated the contracts. Prior to ASU 2021-08, an acquirer generally recognized assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts, at fair value on the acquisition date. The guidance is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and should be applied prospectively to business combinations occurring on or after the effective date. Early adoption is permitted. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260) Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The amendments in this update affect all entities that issue freestanding written call options that are classified in equity. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies the accounting for convertible instruments and the application of the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for fiscal periods beginning after December 15, 2023. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or other reference rates that are expected to be discontinued because of reference rate reform. ASU 2020-04 is available for adoption as of the beginning of the interim period that includes March 12, 2020 through December 31, 2022, as contract modifications or hedging relationships entered into or evaluated after December 31, 2022 are excluded unless an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. This ASU impacts the Company’s debt in which interest rates include LIBOR or another rate that is expected to be discontinued. The Company is currently evaluating the remainder of this guidance and the impact it may have on the Company’s financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which replaces the current incurred loss impairment methodology with a current expected credit losses model. The amendment applies to entities that hold financial assets and net investment in leases that are not accounted for at fair value through net income as well as loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2016-13 is effective for fiscal

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

periods beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-12”). ASU 2016-02, including all the related amendments subsequent to its issuance, will supersede the current guidance for lease accounting. Lessees will be required to recognize a right-of-use (“ROU”) asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of the lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). This ASU is effective for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

Note 2. Intangible Assets

The following is a summary of intangible assets (in thousands, except as indicated):

		December 31, 2020
	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Acquired technology and related patents	15	$10,610	$(3,301)	$7,309

		December 31, 2019
	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Acquired technology and related patents	15	$10,610	$(2,594)	$8,016

The Company entered into an intellectual property purchase agreement with a related party on April 21, 2016, which was later amended on various dates in 2018, 2019 and 2020, for an original purchase price of $10.6 million. The purchase price consists of an initial payment of $5.2 million and the fair value of a related party note payable of $5.4 million (see Note 7).

Amortization expense related to these assets was $0.7 million for the years ended December 31, 2020 and 2019, and is included in the operating expenses on the accompanying statement of operations.

The estimated future amortization expense to amortizable intangible assets is as follows (in thousands):

Years ending:
2021	$707
2022	707
2023	707
2024	707
2025	707
Thereafter	3,774

$7,309

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Note 3. Inventories, Net

Inventories, net as of December 31, 2020 and 2019, respectively, included the following (in thousands):

	December 31,
	2020	2019
Raw materials	$25	$97
Work in process	596	31
Finished goods	4,842	2,871

Total	5,463	$2,999
Inventories reserve	(738)	$(1,105)

Inventories, net	$4,725	$1,894

During years ended December 31, 2020 and 2019, net adjustments to cost of sales related to excess and obsolete inventory were $1.3 million and $0.2 million, respectively.

Note 4. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Surgical instruments	$6,348	$3,026
Leasehold improvements	1,202	1,141
Furniture and fixtures	181	145
Computer equipment	97	70
Medical equipment	746	623

Total	8,574	5,005
Less: accumulated depreciation	(2,384)	(1,137)

Property and equipment, net	$6,190	$3,868

Depreciation of property and equipment is recorded within selling, general and administrative expenses on the accompanying statement of operations. Depreciation expense related to these assets was $1.2 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively. Total assets under capital leases were approximately $0.5 million at December 31, 2020 and 2019. Amortization of assets under capital leases is included in depreciation expense.

Note 5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Customer deposits	$500	$500
Other accrued expenses	562	293
Accrued employee commissions	109	118

	$1,171	$911

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Note 6. Debt

The Company’s debt obligations consist of the following (in thousands):

	December 31,
	2020	2019
PPP loan	1,071	$—
Line of credit	3	—

Total debt	1,074	—

Current portion of outstanding principal amount	(300)	—

Total long-term debt, less current portion	$774	$—

Line of credit: In December 2019, the Company entered into a Loan and Security Agreement (Loan Agreement) with a third-party lender. The Loan Agreement consisted of a revolving line of credit with a maximum borrowing of $5.0 million. Availability is based upon accounts receivable subject to adjustments as defined in the Loan Agreement. The revolving line of credit bears interest at prime + 1.25% (4.5% as of December 31, 2020, 6% as of December 31, 2019). The revolving line of credit matured in December 2021. Interest on borrowings is payable monthly with any remaining outstanding principal due upon maturity. Outstanding borrowings under the revolving line of credit were $0.04 million and $0.04 million, which are netted against deferred loan costs of $0.04 million, as of both December 31, 2020 and 2019, respectively.

The Loan Agreement contains financial covenants that require the Company to maintain certain levels of minimum asset charge coverage and minimum levels of earnings before interest, taxes, depreciation and amortization (EBITDA). The Loan Agreements is collateralized by substantially all assets of the Company.

PPP loan: As a result of the COVID-19 Pandemic, and the subsequent Legislation passed within the CARES Act of 2020, the Company applied for and received a Small Business Administration (“SBA”) loan through the Paycheck Protection Program (“PPP”). A loan in the amount of approximately $1.1 million, was granted and received. The loan is unsecured and bears interest of 1% per annum. The loan is to be used primarily for payroll related costs, lease, and utility payments.

As of December 31, 2020, the Company was in compliance with its financial covenants of all debt agreements.

Annual maturities of debt outstanding, less debt discount amortization are as follows (in thousands):

Years ending:
2021	$300
2022	$774

$1,074

The PPP loan was forgiven in 2021, see Note 14.

Note 7. Related Party Debt

Related Party Note Payable: On April 21, 2016, in connection with the intellectual property purchase agreement (as discussed in Note 2) the Company entered into a Note and Security Agreement (“NSA”, or the “Note”) with a related party. The NSA is entered into for $6.3 million (“Deferred Purchase Price”), as part of the

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

total purchase consideration under the intellectual property purchase agreement. The Deferred Purchase Price under the Note is to be paid in installments, as defined in the agreement, on the first, second, third and fourth anniversaries of the date of the closing. The Note was secured by a lien on substantially all of Company’s assets. Upon issuance, the Note was recorded at fair value of $5.4 million with a debt discount of $0.9 million.

On February 13, 2018 (“February 2018 amendment”) the Company amended the terms of the NSA via a side letter to defer the timing and allocation of remaining repayment under the agreement. The February 2018 amendment was accounted for as modification of debt with a new effective interest rate established.

Subsequently, on April 30, 2019 (“April 2019 amendment”) the Company further amended the terms of the NSA to again revise the amounts and timing of the remaining payment obligation under the agreement. The April 2019 amendment is accounted for as an extinguishment of debt within the statement of operations for the year ended December 31, 2019, with a loss of $0.6 million recorded on extinguishment. The Company entered into another amendment to the NSA on April 14, 2020 whereby the amounts and timing of the remaining payment obligation were further modified. The April 2020 amendment is accounted for as modification of debt with a new effective interest rate established.

As part of the April 2019 Amendment and the April 2020 Amendment, the Company also issued warrants to purchase common stock of the Company. Please refer to Note 11 on the accounting considerations related to the warrants.

Related party note and unamortized debt discount balances are as follows (in thousands):

	December 31,
	2020	2019
Outstanding principal amount	$2,993	$3,586
Less: unamortized debt discount, long term	(130)	(101)
Less: current portion of long-term debt	(972)	(555)

Note payable due to related party, net of current portion	1,891	2,930

Current portion of outstanding principal amount	972	555
Less: current portion of unamortized debt discount	(178)	(147)

Current portion of note payable due to related party	$794	$408

Future maturities of related party note payable as December 31, 2020, are as follows (in thousands):

Years ending:
2021	$972
2022	1,003
2023	1,018

2,993
Less current portion	(972)
Less unamortized deferred loan costs	(130)

$1,891

Related Party Convertible Note Payable: On December 30, 2020, the Company issued a convertible promissory note to Seagull Capital, LLC (“Seagull”) in the principal amount of $2.0 million (the “2020 Seagull

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Note”). The 2020 Seagull Note bears interest at 12% per annum and matures on January 31, 2022. Upon and subsequent to the occurrence of the next equity financing of at least $5.0 million in proceeds, the note is convertible at the option of the Company or the holder into shares of the preferred stock issued in such financing event at a conversion price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. Upon a change of control of the Company, the note is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $4.80 per share and, if not converted upon a change of control of the Company, is redeemable at the option of the holder.

As part of the convertible promissory note, the Company also agreed to issue to Seagull a warrant to purchase 62,500 shares of the preferred stock issued in the next equity financing of at least $5.0 million in proceeds upon the occurrence of such financing event. The warrant will be exercisable through December 31, 2025 and will have an exercise price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. The commitment to issue the warrant was accounted for as a liability and will be re-measured at fair value at the end of each reporting period with the changes in fair value recorded in the statements of operations. At issuance, the commitment to issue the warrant was valued at $0.03 million.

As permitted under FASB ASC 825, “Financial Instruments” (“ASC 825”), the Company elected the fair value option to account for the 2020 Seagull Note. In accordance with ASC 825, the Company initially recorded the 2020 Seagull Note at fair value. Changes in the fair value of the 2020 Seagull Note are recognized in earnings for each reporting period as interest expense, with the exception of changes in fair value due to instrument-specific credit risk which are required to be recognized in accumulated other comprehensive income (loss), a component of stockholders’ deficit. No amounts were required to be recognized in other comprehensive income related to changes in fair value due to instrument-specific credit risk for the year ended December 31, 2020.

The proceeds of the 2020 Seagull Note were allocated among the commitment to issue the warrant and the note on a relative fair value basis. The warrant liability was valued using an option-pricing model. The significant assumptions used in this valuation included: (a) risk-free interest rate of 0.12%, (b) weighted average expected term of 1.5 years, (c) weighted average expected stock volatility 66%, and (d) expected dividends of zero. The fair value of the warrant as of December 31, 2020 remained at $0.03 million. The fair value and the contractual principal balance of the 2020 Seagull Note as of December 31, 2020 was $2.0 million resulting in no fair value adjustment for the year ended December 31, 2020. The convertible promissory note issued to Seagull in December 2020 has terms and features similar to notes issued to third parties around the same time and hence the proceeds received upon issuance represented fair value.

Convertible note payable to related party based on contractual maturities are as follows (in thousands):

Years ending:
2021	$—
2022	2,000

$2,000

Note 8. Capital Leases

The Company has lease arrangements for manufacturing equipment, which are classified as capital leases.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

The following is a schedule, by years, of future minimum lease payments required under the capital leases together with the present value of the minimum lease payments as of December 31, 2020 (in thousands):

Years ending December 31:
2021	95
2022	77
2023	76
2024	7
2025	—

255
Less amount representing interest (effective rates ranging from 3.9% to 7.7% )	(20)

Present value of net minimum lease payments	235
Less current maturities	(83)

$152

Note 9. Commitments and Contingencies

Operating lease commitments: The Company leases office and warehouse space in Palm Beach Gardens, Florida under a noncancelable agreement (accounted for as operating lease), through March 2026. Rent expense, including the Company’s share of common area costs, was approximately $0.5 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively, and is included in selling, general and administrative in the statement of operations. Operating lease expense is recognized on a straight-line basis over the terms of the respective leases.

The future minimum rental payments required under the amended July 2020 lease agreement, are as follows (in thousands):

Years ending December 31:
2021	$414
2022	445
2023	458
2024	472
2025	486
Thereafter	125

$2,400

Litigation: The Company is subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Royalty commitments: The Company has entered into clinical service agreements with certain physician consultants that specify terms under which the consultant is compensated for his or her consulting services which are related to product development, data collection, new technology assessment, new applications, trials, protocols, training and education. As part of these clinical service agreements, the Company may agree to enter into royalty agreements if the consultants’ contributions are novel, significant and innovative.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

As of December 31, 2020 and 2019, the Company has royalty agreements with certain physician consultants providing for product royalties based on each such consultant’s level of contribution to the product development process. These royalty agreements typically (i) set the applicable royalty rates for each in-scope product (ii) prohibit payments of royalties on products which the consultant did not make a novel, significant or innovative contribution (iii) define net sales for US and international sales, (iv) acknowledge the Company’s right to offset against the royalty amounts due to the Company from the consultant including amounts recoverable from breach of any representation or warranties, and (v) clarify that if royalty products utilize complementary technology outside of the scope of the royalty agreement, the Company shall have the right to adjust the royalties paid to the consultant.

As of December 31, 2020 and 2019, the Company’s clinical advisor royalty agreements provide for (i) royalty payments for a period of the longer of 10 years from the date of first commercialization of the royalty product and the expiration of any patent naming the consultant as an inventor on a royalty product and (ii) a royalty rate for each such agreement ranging from 0.25% to 5.00% of net sales for the particular product to which the consultant contributed.

The Company complements internal product development efforts by acquiring and licensing certain intellectual property rights from third-party developers, as well as engaging third-party consultants to enhance, expand, iterate and refine products in our product portfolio and pipeline. Consideration for the purchase or license of third-party intellectual property is negotiated on an individual basis, and may include cash payments, equity or equity-based compensation, and royalty payments. These payments may be guaranteed or contingent upon the achievement of certain developmental, revenue-based, time-based or other milestones. The Company has entered into limited royalty agreements that contain requirements for minimum royalty payments.

The Company recognized royalties’ expense within cost of revenue of $1.0 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively, resulting in an aggregate royalty rate of 6% and 4% for the years ended December 31, 2020 and 2019, respectively.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

Note 10. Income Taxes

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the deferred tax assets and liabilities are summarized below as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Inventory allowance	$185	$282
Customer deposits	125	128
Amortization	239	268
Allowance for bad debt	55	9
Deferred rent	204	193
Charitable contributions	8	6
Research and development allowance	374	374
Stock compensation	379	324
Operating loss carryforward (federal and state)	9,350	5,891

Total deferred tax assets	10,919	7,475

Deferred tax liabilities:
Depreciation	(1,078)	(540)

Total deferred tax liabilities	(1,078)	(540)

Less valuation allowance	(9,841)	(6,935)

Net deferred tax asset	$—	$—

The following schedule reconciles income tax expense (benefit) to the statutory rate and the actual income tax expense (benefit) as reflected in the statement of operations:

	December 31,
	2020	2019
Computed tax benefit at federal statutory rate	21.0%	21.0%
State tax benefit net of federal tax effect	2.6%	4.9%
Permanent differences	(0.2%)	(0.3%)
Valuation allowance	(23.4%)	(25.6%)

Total expense (benefit) for income taxes	0.0%	0.0%

As of December 31, 2020 and 2019, the Company had net operating loss carryforwards of approximately $38.4 million and $23.7 million, respectively for federal income tax and $31.6 million and $20.4 million, respectively for state income tax. The federal and state carryforward periods vary in expiration from losses carried forward indefinitely and others ranging from ten to twenty years. During the years ended December 31, 2020 and 2019 the Company recorded a valuation allowance of $9.8 million and $6.9 million, respectively on the deferred tax assets to reduce the total to an amount that management ultimately believes will be realized.

We are subject to taxation in the United States and various states. As of December 31, 2020, tax years for 2017, 2018, and 2019 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2020, we are no longer subject to U.S. federal, state, or local examinations by tax authorities for years before 2017. Tax year 2016 was open as of December 31, 2019.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law making several changes to the Internal Revenue Code. The changes include, but are not limited to, increasing the limitation on the amount of deductible interest expense, allowing companies to carryback certain net operating losses, and increasing the amount of net operating loss carryforwards that corporations can use to offset taxable income. Some of the tax law changes included in the Act are retroactive and are reflected in the Company’s December 31, 2020 tax provision.

Note 11. Common and Preferred Stock Warrants

Preferred stock warrants:

On February 13, 2018, the Company granted 29,053 warrants to purchase shares of Series A preferred stock at an exercise price of $3.00 per share and 31,421 warrants to purchase shares of Series B preferred stock at an exercise price of $4.50 per share to a minority owner. The warrant agreements were issued in conjunction with the minority owner’s purchase of 1,333,333 shares of Series B preferred stock. These warrants were fully vested on the date of grant and expire on February 12, 2023. On September 21, 2018, the Company granted 20,000 warrants to purchase shares of Series A preferred stock at an exercise price of $3.00 per share and 197,778 warrants to purchase shares of Series B preferred stock at an exercise price of $4.50 per share to a minority owner. The warrant agreements were issued in conjunction with the minority owner’s purchase of 888,889 shares of Series B preferred stock. These warrants were fully vested on the date of grant and expire on September 20, 2023.

On February 15, 2019, the Company granted 250,000 warrants in total to purchase shares of Series B preferred stock to various minority owners with an exercise price of $4.50 per share in conjunction with a purchase of 666,667 total shares of Series B preferred stock. These warrants were fully vested on the date of grant and expire on February 14, 2024.

In 2020, the Company granted 1,052,775 warrants in total to purchase shares of Series C preferred stock to various minority owners with an exercise price of $4.50 share in conjunction with a purchase of 2,200,000 total shares of Series C preferred stock. These warrants were fully vested on the date of grant and expire on February 29, 2024.

The Company analyzed each of the respective Series A, Series B and Series C warrants described above under ASC 480 and ASC 815 and determined that upon their respective issuance dates, the warrants should be classified in stockholders’ equity (see also Note 12 related to classification of the underlying preferred stock). As such, the Company estimated the issuance date fair value of the Series A, Series B and Series C warrants and allocated value among the respective warrants and shares of preferred stock issued on a relative fair value basis. For the warrants described above, subsequent remeasurement of the warrants is not required unless the warrants are modified and/or the classification is required to change from equity to liability classification.

At December 31, 2020, the Company reassessed its ability to control certain contingent events that could result in the redemption of the outstanding Preferred Stock. As part of this reassessment, the Company concluded that it no longer controlled all such events, and as such concluded that there would be potential scenarios where redemption would be outside of the Company’s control. In connection with this reassessment, the Company determined that the previously issued warrants to purchase Series A, Series B and Series C Preferred Stock would now represent warrants exercisable for contingently redeemable preferred shares, which would require liability classification under ASC 480. Accordingly, the Company reclassified its outstanding warrants to purchase Preferred Stock from equity-classified to liability-classified, based on the then current fair value of the warrants, which was estimated to be approximately $0.9 million.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

The Series A, Series B and Series C warrants described above are fair valued utilizing an option pricing model approach. The fair value measurements were based on significant inputs that are not observable and are considered a Level 3 item under the fair value hierarchy. The fair value of the Series A, Series B and Series C warrants were determined to be $0.91, $0.67 and $0.77 per share on the respective grant date. The assumptions used in the Series A, B and C valuations on the respective grant dates included: (a) risk-free interest rates of 2.76, 2.76%, and 0.10%, respectively, (b) weighted average expected terms of 3.0, 3.0, and 1.5 years, respectively, (c) weighted average expected stock volatility 65.0%, 65.0% and 81.3%, respectively and (d) discounts for non-marketability of 33%, 33% and 0%, respectively.

As of December 31, 2020, the Company had 49,053 Series A warrants outstanding, 479,199 Series B warrants outstanding, and 1,052,775 Series C warrants outstanding. As of December 31, 2020, the fair value of Series A, Series B and Series C warrants was $0.93, $0.57 and $0.57 per share, respectively.

Common stock warrants: On September 26, 2018, the Company granted 50,000 warrants to purchase shares of common stock to a third party with an exercise price of $3.00 per share in conjunction with a purchase of in process research and development intellectual property. These warrants are equity classified. This warrant was fully vested on the date of grant and expires on September 25, 2023. The warrant has been valued using the Black-Scholes model, as of the date of grant at a value of $0.01 million which was recorded to additional paid in capital. The assumptions used in this valuation included: (a) risk-free interest rate of 2.96%, (b) weighted average expected term of five years, (c) weighted average expected stock volatility 26.5%, and (d) expected dividends of zero.

On April 30, 2019, the Company granted 50,000 warrants in total to purchase shares of common stock to third parties with an exercise price of $1.73 per share in conjunction with a purchase of intellectual property. These warrants are equity classified. These warrants were fully vested on the date of grant and expire on April 29, 2024. The warrants have been valued using the Black-Scholes model, as of the date of grant at a value of $0.03 million which was recorded to additional paid in capital. The assumptions used in this valuation included: (a) risk-free interest rate of 2.28%, (b) weighted average expected term of five years, (c) weighted average expected stock volatility 41.5%, and (d) expected dividends of zero.

As of December 31, 2020, the Company had issued warrants to purchase 135,000 shares of common stock. None of these warrants described above were exercised as of December 31, 2020.

Note 12. Stockholders’ Equity

The stock of the Company is divided into four classes of stock: common stock, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock. The Company authorized 30,000,000 shares of common stock, 6,250,000 shares of Series A preferred stock, 5,600,000 shares Series B preferred stock and 3,300,000 shares of Series C preferred stock, all at a par value of $0.00001.

On May 13, 2019, the Company entered into Share Repurchase Agreements with certain holders of its Series A convertible preferred stock. The Company repurchased a total of 66,666 shares of Series A convertible preferred stock from these parties for total cash consideration of $0.2 million.

Prior to December 31, 2020, the Company had concluded that its preferred stock should be classified in permanent equity, as there were no scenarios where the Company could be obligated to settle the preferred stock through the transfer of assets (as the Company controlled all such deemed liquidation or other events that could cause the preferred stock to become contingently redeemable).

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

During the year ended December 31, 2020, the Company reassessed its ability to control certain contingent events that could result in the redemption of the outstanding Preferred Stock. As part of this reassessment, the Company concluded that it no longer controlled all such events, and as such concluded that there would be potential scenarios where redemption would be outside of the Company’s control. Based on this reassessment, the Company reclassified the outstanding preferred stock from a component of stockholders’ equity to mezzanine equity presentation. The Company performed this reclassification based on the then current carrying value of the respective series of preferred stock.

Voting: Each holder of common stock is entitled to one vote per share held by such holder. Each holder of preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible.

Conversion: Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance, into shares of common stock as defined by the Company’s certificate of incorporation. In addition, all outstanding shares of preferred stock shall automatically be converted into shares of common stock upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $12.00 per share pursuant to an effective registration statement under the Securities Act of 1933 resulting in at least $15.0 million of proceeds (net of the underwriting discount and commissions) or (b) the vote or written consent of the holders of at least a majority of the then outstanding shares of preferred stock.

Dividends: Preferred Stock dividends are payable only when and if declared by the Board of Directors. As of December 31, 2020, no dividends had been declared.

Liquidation: Following a liquidation event, distributions are made in accordance with the terms of the Company’s certificate of incorporation.

Note 13. Stock-Based Compensation

Stock-based compensation expense, related to employees and non-employees, was recognized as follows (in thousands):

	December 31,
	2020	2019
Selling, general and administrative	$217	$1,036
Research and development	26	232

Total stock-based compensation expense	$243	$1,268

No estimated tax benefit related to stock-based compensation expense was recognized for the years ended December 31, 2020 and 2019.

In April 2016, the Company adopted the 2016 Equity Incentive Plan (2016 Plan) under which up to a maximum of 1,231,884 shares of common stock could be granted to employees and independent contractors in the form of either stock options, equity appreciation rights, restricted stock, performance awards and other stock-based awards. In February 2019, the 2016 Plan was amended to increase the number of shares of common stock available for grant to 2,650,000 shares, and in January 2020, the plan was further amended to increase the number of shares available for grant to 2,850,000.

Stock options: Stock option grants to employees and non-employees generally have a requisite service period of one to three years and can be subject to graded vesting. The stock option grants are generally time vesting that vest

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

over three years of service. Some stock option grants are performance vesting options for which the vesting depends on the Company’s attainment of certain targets as defined in the stock option agreements. The Company records stock-based compensation expense associated with stock options on a straight-line basis over the applicable vesting period within each grant and based on their fair value at the date of grant using the Black Scholes-Merton option pricing model. The exercise price for stock options is determined by the Board of Directors (the “Board”) in its discretion. All incentive stock options granted to any person possessing more than 10% of the total combined voting power of all classes of stock must have an exercise price of not less than 110% of the fair market value of the underlying common stock at the time of grant. The option term for all awards is 10 years.

The following range of assumptions were used in the calculation of fair value for options granted during the period indicated.

	December 31,
	2020	2019
Risk-free rate	0.32% - 1.76%	1.71% - 2.56%
Expected dividend yield	0%	0%
Expected option life	5 to 6 years	5 to 6.7 years
Expected stock price volatility	41.0% - 49.3%	40.7% -50.0%

The Company considered that it has never paid, and does not currently intend to pay, cash dividends. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected term of the options. The Company’s expected stock price volatility assumption is based on volatilities of similar entities whose share or option prices are publicly available. The Company uses the simplified method to calculate the expected term, as the options are plain vanilla and the Company does not have significant historical post-vesting exercise activity. Additionally, the Company has elected the policy to reflect the impact of forfeitures as they occur.

The weighted-average fair value of all options granted during the years ended December 31, 2020 and 2019, estimated as of the grant date using the Black-Scholes option valuation model, was $0.56 and $0.72 per share, respectively. Stock-based compensation expense for the years ended December 31, 2020 and 2019 was $0.2 million and $1.3 million, respectively. The unrecognized compensation expense was $0.2 million and $0.3 million as of December 31, 2020 and 2019, respectively and is expected to be recognized as compensation expense over an estimated weighted average period of 2.4 years for 2020 and 2.1 years for 2019.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

The following table summarizes option activity under the 2016 Plan for the years ended December 31, 2020 and 2019 (in thousands, except as indicated and per share data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value as of December 31, 2020
Balance at December 31, 2018	—	$—		$—
Options Granted	2,442,643	1.73
Options forfeited and canceled	(240,000)	1.73
Options exercised	(18,667)	1.73

Balance at December 31, 2019	2,183,976	$1.73	9.2 years	$—

Options Granted	329,500	1.73
Options forfeited and canceled	(183,333)	1.73
Options exercised	—	—

Balance at December 31, 2020	2,330,143	$1.73	8.4 years	—

Vested and unvested expected to vest at December 31, 2020	2,330,143	$1.73	8.4 years	$—

Exercisable at December 31, 2020	1,807,643	$1.73	8.2 years	$—

The aggregate intrinsic value was calculated as the difference between the estimated fair value of the Company’s common stock as of December 31, 2020 of $1.44 per share and the exercise price per share of the underlying options.

During the years ended December 31, 2020 and 2019, the Company received a total of $0 and $0.03 million upon the exercise of 0 and 18,667 stock options, respectively.

Incentive equity units: In addition to the 2016 Equity Incentive Plan, the Company adopted the 2019 Stock Pool Plan (“2019 Plan”) in February 2019. The purpose of the 2019 Plan is to encourage and incentivize employees to continue in service to the Company. Under the 2019 Plan, the Company established a pool of 350,000 shares of Common Stock and may grant an unlimited number of Incentive Units to participants prior to a Change of Control. An Incentive Unit represents a right to receive a payment of the Company’s Common Stock upon a Change of Control, provided a participant remains in service to the Company as of the date of such Change of Control. The number of shares of Common Stock payable to a participant shall equal the number of shares of Common Stock in the pool (e.g., 350,000 shares) multiplied by a fraction, the numerator of which is the total number of a participant’s vested Incentive Units as of the closing date of the Change of Control and the denominator of which is the total number of Incentive Units that have been granted regardless of whether forfeited or not prior to such closing date. The Incentive Units shall expire seven years from the effective date of the 2019 Plan if a Change in Control does not occur prior to such date. In 2019 and 2020, the Company granted a total of 429,232 and 181,000 Incentive Units, respectively. As of December 31, 2020, 610,232 Incentive Units were outstanding, of which 187,333 had been forfeited by the original grantees thereof. As a Change in Control has not happened as of December 31, 2020, no compensation expenses have been recognized in 2019 and 2020.

Equity appreciation rights: The entity has also issued “value appreciation payments” or “value appreciation rights,” which consist of one-time cash awards equivalent to a set amount of Common Shares less a defined dollar value per share, paid in the event of a Change in Control and typically contingent upon the occurrence of certain milestones. The purpose of these awards is to incentivize consultants to provide specific services or scientific,

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

clinical, and related statistics, studies, and research, or to serve as consideration for the transfer of certain intellectual property rights, to the Company. The Company records stock-based compensation expense associated with equity appreciation upon a Change in Control becoming probable. As a Change in Control has not happened and has not been deemed probable in 2019 or 2020, no compensation expenses have been recognized in 2019 or 2020. The Company treats these awards as liability classified and accordingly remeasures the awards to their fair value as of each reporting period using the Black Scholes-Merton option pricing model. The assumptions used in the 2020 and 2019 valuation included: (a) risk-free interest rate of 0.10% and 1.58%, respectively, (b) weighted average expected term of 1.2 and 2.2 years, respectively, (c) weighted average expected stock volatility 69.4% and 39.8%, respectively, and (d) expected dividends of zero. The unrecognized compensation expense was $28 thousand and $21 thousand as of December 31, 2020 and 2019, respectively.

Note 14. Subsequent Events

The Company evaluated subsequent events through February 14, 2022, the date the financial statements were available to be issued.

On March 17, 2021, the Company issued an additional convertible promissory note to Seagull, a related party, in the principal amount of $2.0 million (the “2021 Seagull Note”). On March 22, 2021, the Company issued a convertible promissory note to Pacific Premier Bank Custodian (“Pacific Premier”), a related party, in the principal amount of $0.5 million (the “2021 Pacific Premier Note”) (collectively, the “2021 Notes”). The 2021 Notes bear interest at 12% per annum and mature on January 31, 2022. In conjunction with the issuance of the 2021 Notes, the Company committed to issue to Seagull and Pacific Premier warrants to purchase a total of 78,125 shares of the preferred stock issued in the next equity financing of at least $5.0 million in proceeds upon the occurrence of such financing event at an exercise price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. If an equity financing of at least $5.0 million in proceeds does not occur prior to the maturity of the 2021 Notes, the Company will issue to Seagull and Pacific Premier warrants to purchase shares of the Company’s existing preferred stock at an exercise price equal to $4.80 per share.

On March 17, 2021, the Company amended and restated the 2020 Seagull Note (the “A&R 2020 Seagull Note”) to allow for the issuance of the additional convertible promissory note to Seagull and modify certain terms of the note and related warrant commitment to be consistent with those of the 2021 Seagull Note and related warrant commitment.

On May 10, 2021, the Company’s application for forgiveness from the liability associated with the PPP loan (see Note 6) was granted. As such, the PPP loan liability will be extinguished during the subsequent period.

On May 28, 2021, the Company entered into a loan and security agreement, which was subsequently amended on December 10, 2021, with Eastward Fund Management, LLC (“Eastward”) for aggregate borrowings of $24.0 million, available to the Company in four advances of $6.0 million. The Company drew upon the first advance of $6.0 million on May 28, 2021. The second advance of $6.0 million was made available to the Company on the effective date of the amendment on December 10, 2021. The Company is eligible to receive the third advance of $6.0 million available to the Company on or after January 1, 2022 but prior to April 30, 2022 and the fourth and final advance of $6.0 million available to the Company on or after January 1, 2023 but prior to February 28, 2023 upon the achievement of certain revenue and EBITDA financial results and completion of the Series D preferred stock financing during the respective periods. In conjunction with the drawing of the advances, the Company committed to issue to Eastward warrants to purchase a maximum of 568,786 shares of the Company’s common stock at an exercise price equal to $1.73 per share. However, the Company notes that there is no assurance that the Company will achieve the necessary milestones needed to draw the third and fourth advances.

INTEGRITY IMPLANTS INC.

Notes to Financial Statements

On July 6, 2021, the 2016 Plan was amended to increase the number of shares of common stock available for grant to 7,950,000 shares. Also on July 6, 2021, the 2019 Plan was amended to increase the reserve to 650,000 shares of common stock to be contributed to the share pool.

On July 6, 2021, the Company acquired a 100% interest in Fusion Robotics, LLC for total consideration of 10,069,340 common shares of the Company, which approximates $40.1 million in fair value. Fusion Robotics, LLC is a privately held medical technology company headquartered in Colorado and is focused on the design, development, and commercialization of cost-effective robotic surgical solutions for use in the spinal surgery market. The combined company will be re-branded as “Accelus” and is uniquely positioned to accelerate the adoption of minimally invasive surgery as the standard of care in spine. The following table summarizes the estimated preliminary fair values of the assets acquired and liabilities assumed at the close of the Transaction (in thousands):

Cash and cash equivalents	$34
Accounts receivable	26
Prepaid assets	904
Inventory	841
Fixed assets	389
Developed technology	11,870
Goodwill	29,042
Deferred tax liability	(2,977)
Accounts payable	(55)

$40,074

In October 2021, an equity financing of greater than $5.0 million in proceeds occurred and the Company issued the warrants to related parties, Seagull and Pacific Premier, and elected to exercise its option to convert the 2020 and 2021 Notes into shares of the preferred stock sold in the financing. The 2020 and 2021 Seagull Notes conversion resulted in the issuance of 903,030 shares of Series D preferred stock. The 2021 Pacific Premier Note conversion resulted in the issuance of 111,292 shares of Series D preferred stock.

On November 14, 2021, the Company entered into a business combination agreement (the “CHP Agreement”) by and among the Company, CHP Merger Corp., a Delaware Corporation (“CHP”), and Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the CHP Agreement, Merger Sub will merge with and into the Company, and the Company will be the surviving corporation and a wholly owned subsidiary of CHP.

On November 30, 2021, the Company entered into an Investment Agreement with CHP, certain members of CHP management and other investors in CHP, which provides for a total investment amount of approximately $7.5 million through the investment in and purchase of the Company’s Convertible Notes and Series D preferred stock expected to occur between November 2021 and April 2022. With the total proceeds received under the Investment Agreement, the Company is required to make certain monthly contributions to CHP’s Trust Account towards the extension premium required under the Business Combination Agreement. As of December 31, 2021, the Company has received a total investment of approximately $3.0 million through the issuance of 256,410 units of Series D preferred stock for a total amount of $2.0 million and various Convertible Notes for a total amount of approximately $1.0 million.

Integrity Implants Inc.

Condensed Consolidated Financial Statements as September 30, 2021 of and for the nine months ended September 30, 2021 and 2020

INTEGRITY IMPLANTS INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,027	$3,291
Accounts receivable, net of allowances of $651 and $221, respectively	4,980	2,920
Inventories, net	7,180	4,725
Prepaid expenses and other current assets	801	233

Total current assets	13,988	11,169
Property and equipment, net	8,837	6,190
Goodwill	29,042	—
Intangible assets, net	18,100	7,309

Total assets	$69,967	$24,668

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$—	$300
Accounts payable	6,694	4,272
Accrued expenses and other current liabilities	2,185	1,171
Convertible note payable due to related party (including $7,044 and $0 measured at fair value respectively)	7,478	—
Current portion of deferred rent	14	—
Current maturities of capital leases	108	83
Current maturities of note payable due to related party	880	794

Total current liabilities	17,359	6,620
Long-term debt, net of current maturities	5,746	774
Note payable due to related party, net of current maturities	971	1,891
Convertible note payable due to related party, measured at fair value	—	1,968
Capital leases, net of current maturities	180	152
Deferred rent, net of current portion	805	812
Warrant commitment	2,630	956
Derivative liability	334	—

Total liabilities	28,025	13,173

Stockholders’ equity:
Series A convertible preferred stock, par value $0.00001 per share, 6,250,000 shares authorized at September 30, 2021 and December 31, 2020; 6,134,281 shares issued and outstanding at September 30, 2021 and December 31, 2020 (liquidation preference of $18,603)	17,544	17,544
Series B convertible preferred stock, par value $0.00001 per share, 5,600,000 shares authorized at September 30, 2021 and December 31, 2020; 5,120,801 shares issued and outstanding at September 30, 2021 and December 31, 2020 (liquidation preference of $23,044)	22,427	22,427
Series C convertible preferred stock, par value $0.00001 per share, 3,300,000 shares authorized at September 30, 2021 and December 31, 2020; 2,200,000 and 2,127,751 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively (liquidation preference of $9,900)	9,023	8,764
Series D convertible preferred stock, par value $0.00001 per share, 5,000,000 and 0 shares authorized at September 30, 2021 and December 31, 2020, respectively; 749,682 and 0 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively (liquidation preference of $5,848)	5,848	—
Commitments and contingencies (Note 10)
Common Stock, par value $0.00001 per share, 30,000,000 shares authorized at September 30, 2021 and December 31, 2020; 20,109,384 and 10,040,044 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—

Additional paid-in capital	42,844	2,208
Accumulated deficit	(55,744)	(39,448)

Total stockholders’ equity	(12,900)	(37,240)

Total liabilities and stockholders’ equity	$69,967	$24,668

See notes to unaudited condensed consolidated financial statements

INTEGRITY IMPLANTS INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Net revenue	$17,901	11,773
Cost of revenue	4,338	3,269

Gross profit	13,563	8,504

Operating expenses:
Selling, general and administrative	24,162	14,643
Research and development	3,042	2,312
Amortization of intangible assets	1,079	530

Total operating expenses	28,283	17,485

Loss from operations	(14,720)	(8,981)
Interest and other income (expense), net:
Interest expense, net	(3,737)	(215)
Loss on debt extinguishment	(93)	—
Loss on change in fair value of derivative liability	(252)	—
Loss on change in fair value of warrant liability	(1,553)	—
PPP loan forgiveness	1,083	—

Total interest and other income (expense), net:	(4,552)	(215)

Loss before income taxes	(19,272)	(9,196)
Income taxes	2,977	—

Net loss	(16,295)	$(9,196)

Net loss per share:
Net loss per share attributable to common stockholders—basic and diluted	$(1.23)	$(0.92)
Weighted average common shares—basic and diluted	13,285,731	10,040,044

See notes to unaudited condensed consolidated financial statements

INTEGRITY IMPLANTS INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity

(In thousands, except share amounts)

(unaudited)

	Convertible Preferred Stock								Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Deficit	Stockholders’ (Deficit) Equity
	Series A		Series B		Series C		Series D		Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	—	—	—	—	—	—	—	—	6,134,281	$17,544	5,120,801	$22,427	—	$—	10,040,044	$—	$2,037	$(27,032)	$14,976
Issuance of Series C Preferred Stock (net of proceeds allocated to equity classified warrants)	—	—	—	—	—	—	—	—	—	—	—	—	1,737,630	7,159	—	—	660	—	7,819
Warrants issued in connection with note payable due to related party	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	41	—	41
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	185	—	185
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,196)	(9,196)

Balance at September 30, 2020	—	$—	—	$—	—	$—	—	$—	6,134,281	$17,544	5,120,801	$22,427	1,737,630	$7,159	10,040,044	$—	$2,923	$(36,228)	$13,825

Balance at December 31, 2020	6,134,281	$17,544	5,120,801	$22,427	2,127,751	$8,764	—	$—	—	$—	—	$—	—	$—	10,040,044	$—	$2,208	$(39,448)	$(37,240)
Issuance of Series C Preferred Stock (net of proceeds allocated to liability classified warrants)					72,249	259	—	—	—	—	—	—			—	—	—	—	—
Issuance of Series D Preferred Stock	—	—	—	—	—	—	749,682	5,848	—	—	—	—	—	—	—	—	—	—	—
Common Stock issued as consideration for Fusion Robotics Merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,069,340	—	40,076	—	40,076
Warrants issued in connection with 2021 Loan and Security Agreement	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	210	—	210
Beneficial conversion feature in relation to 2021 Pacific Premier Note	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	51	—	51
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	298	—	298
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,295)	(16,295)

Balance at September 30, 2021	6,134,281	$17,544	5,120,801	$22,427	2,200,000	$9,023	749,682	$5,848	—	$—	—	$—	—	$—	20,109,384	$—	$42,843	$(55,743)	$(12,900)

See notes to unaudited condensed consolidated financial statements

INTEGRITY IMPLANTS INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net loss	$(16,295)	$(9,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	2,550	1,400
Equity-based compensation	298	185
Provision for excess and obsolete inventory	836	1,015
Loss on debt extinguishment	93	—
Amortization of loan costs	3,409	188
Gain on PPP loan forgiveness	(1,085)	—
Income tax benefit in connection with Fusion Robotics acquisition	(2,977)	—
Loss on change in fair value of derivative liability	252	—
Loss on change in fair value of warrant liability	1,553	—
Bad debt	430	118
Changes in operating assets and liabilities:
Accounts receiveable	(2,464)	1,576
Inventory	(2,450)	(3,046)
Prepaid expenses and other current assets	425	(136)
Accounts payable	2,367	1,437
Accrued expenses	1,025	100
Deferred rent	7	(11)

Net cash used in operating activities	(12,026)	(6,370)
Investing activities:
Merger with Fusion Robotics, net of cash and cash equivalents acquired	36	—
Purchases of property and equipment	(3,728)	(1,981)

Net cash used in investing activities	(3,692)	(1,981)
Financing activities:
Proceeds from the issuance of Series C convertible preferred stock and related warrants	325	7,819
Proceeds from the issuance of Series D convertible preferred stock	5,848	—
Proceeds from issuance of convertible notes payable	2,500	—
Proceeds from 2021 Loan and Security Agreement	6,000	—
Debt issuance costs paid related to 2021 Loan and Security Agreement	(205)	—
Proceeds from long-term debt	1,700	1,074
Repayment of from long-term debt	(1,740)	—
Repayment of note payable due to related party	(972)	(566)
Borrowing on capital leases	122	—
Principal payments on capital leases	(68)	(70)
Debt fees incurred on payoff of line of credit	(56)	—

Net cash provided by financing activities	13,454	8,257

Net decrease in cash and cash equivalents:	(2,264)	(94)
Cash and cash equivalents, beginning of period	3,291	4,254

Cash and cash equivalents, end of period	$1,027	$4,160

Supplemental disclosure of cash flow information:
	Nine Months Ended September 30,
	2021	2020
Cash paid for interest	$210	$14

Supplemental disclosures of noncash investing and financing information:
	Nine Months Ended September 30,
	2021	2020
Noncash common stock issued as consideration for Fusion Robotics Merger	$40,076	$—

Warrants issued in connection with note payable due to related party	$—	$41

Liability warrants issued in connection with 2021 Seagull Note	$45	$—

Warrants issued in connection with 2021 Pacific Note	$11	$—

Derivative liability recorded in connection with 2021 Pacific Note	$82	$—

Recognition of beneficial conversion feature related to 2021 Pacific Note	$51	$—

See notes to unaudited condensed consolidated financial statements

INTEGRITY IMPLANTS INC.

Notes to Consolidated Financial Statements

(unaudited)

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Integrity Implants Inc. d/b/a Accelus, (the “Company”) was incorporated under the laws of the State of Delaware in 2016. The Company designs, markets, and distributes spinal implant packages, primarily used by medical specialists for surgical procedures to perform spinal surgery throughout the United States. The Company offers products to improve procedures and outcomes, create favorable economics for customers, and provide broad accessibility. The Company’s proprietary Adaptive Geometry™ technology fundamentally respects a patient’s neural, vascular, bony, and soft tissue anatomy, both during and after implantation. The Company is headquartered in Palm Beach Gardens, Florida. In July 2021 the Company finalized an acquisition of Fusion Robotics, LLC, a Delaware corporation (“Fusion Robotics”). See Note 2 for details on the acquisition.

A summary of the Company’s significant accounting policies follows:

Basis of presentation and Principles of Consolidation: The accompanying unaudited condensed consolidated financial statements (“condensed consolidated financial statements”) include the accounts of the Company and its wholly-owned Subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Company’s Annual Report included on this prospectus/proxy statement. All intercompany balances and transactions are eliminated upon consolidation. The consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. The accompanying condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position, results of operations, comprehensive loss, stockholders’ deficit, and cash flows for the periods presented, but are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period. There have been no material changes to the Company’s significant accounting policies as described in the audited financial statements as of December 31, 2020.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the useful lives for depreciable and amortizable assets, the fair value of stock-based compensation and convertible instruments and the reserve for slow-moving inventory and allowance for doubtful accounts. Actual results could differ from those estimates.

Liquidity and going concern: These condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern.

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company generated a net loss of $16.3 million and net cash outflows from operations of $12.0 million for the period ended September 30, 2021. At September 30, 2021, the Company had debt-free net working capital of $4.0 million and cash and cash equivalents of $1.0 million. The Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining debt and equity financing. However, given the uncertainty related to achieving milestones for debt financing and completion of planned equity financing, the Company may be unable to access further financing when needed.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date these condensed consolidated financial statements are issued. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

Uncertainty of the coronavirus pandemic: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economy and financial markets.

The COVID-19 outbreak has negatively impacted and may continue to negatively impact our operations, revenue and overall financial condition. In response to COVID-19, certain states within the United States implemented shelter-in-place rules requiring certain businesses not deemed “essential,” to close and requiring elective procedures to be delayed. As a result, our revenue growth was adversely impacted particularly from March 2020 through May 2020, when such shelter-in-place restrictions were largely eased. We were initially encouraged by our results as restrictions on elective surgeries were eased in mid-2020, however in late Q4 2020 and January 2021 we were once again impacted by restrictions on elective surgeries as virus cases increased throughout the holiday months. We then saw surgical volumes return to previous levels return between March 2021 and August 2021, followed by further softening through the remainder of the year as COVID-19 variants had regional impacts throughout the U.S. In addition to constraints in hospital capacity, the Company continues to observe disruption from deferral of elective procedures and hospital staffing shortages.

There remains uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the global economies. Further, the prevalence of new and potentially more contagious variants continue to create uncertainty for the duration and impact of the pandemic. While the Company has experienced revenue growth during this period, the COVID-19 pandemic continues to have a material impact on our business and we cannot reasonably estimate the length or severity of this pandemic and its impact on the number of surgical procedures, in particular elective procedures, that are performed. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management.

Segments: Operating segments are defined as components of an enterprise where discrete financial information is available and evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company manages the business as one operating segment. Segment information is consistent with how management reviews the business, makes resource allocation decisions, and assesses performance.

Cash and cash equivalents: Cash consists of bank deposits held in checking and savings accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash held in banks and money market accounts. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature.

Accounts receivable, net: Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The Company grants credit to customers in the normal course of business and maintains an allowance for doubtful accounts for potential credit losses. An allowance for doubtful accounts is maintained to reflect its estimate of the uncollectibility of the trade accounts receivable based on past collection history and the identification of specific potential customer risks. If the financial condition of customers deteriorates, resulting in an impairment of their ability to make payments, receivables from such customers may be written off. The allowance for doubtful accounts reflects management’s best estimate of the amounts that will not be collected based on historical experience and an evaluation of the outstanding receivables at the end of the year. As of September 30, 2021 and December 31, 2020, the allowance for doubtful accounts totaled $0.6 million and $0.2 million, respectively. A rollforward of the allowance for doubtful accounts is as follows (in thousands):

Allowance for doubtful accounts
Balance as of January 1, 2021	$221
Charged to costs and expenses	430
Write-offs net of recoveries	0

Balance as of September 30, 2021	$651

Allowance for doubtful accounts
Balance as of January 1, 2020	$35
Charged to costs and expenses	186
Write-offs net of recoveries	—

Balance as of December 31, 2020	$221

The Company reported unbilled accounts receivable within account receivable, net in the accompanying condensed consolidated balance sheet. At September 30, 2021, unbilled accounts receivable net of allowance for doubtful accounts of $0.2 million, were $0.6 million.

Inventories: Inventories are comprised of implants held for sale and are stated at the lower of cost or net realizable value using the average cost method. The value of inventories includes primarily outsourced manufacturing costs and direct manufacturing overhead costs. Finished goods primarily consists of specialized implants, fixation products and disposables. Work in progress and raw materials represent the underlying material, and labor for work in progress, that ultimately yield finished goods upon completion and are subject to lower of cost or net realizable value.

The Company reviews the components of its inventory on a periodic basis for excess and obsolescence and adjusts inventory to its net realizable value as necessary. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover and assumptions about future demand for its products and market conditions, such as product life cycles and timing of the introduction and development of new or enhanced products. The Company’s products have shelf lives ranging from two to five years and are subject to demand fluctuations based on the availability and demand for alternative products. The Company’s inventory, which consists primarily of disposables, specialized implants and fixation products, is at risk of obsolescence following the introduction and development of new or enhanced products. The Company’s estimates and assumptions for excess and obsolete inventory are reviewed and updated on a regular basis. The estimates the Company uses for demand are also used for near-term capacity planning and inventory purchasing and are consistent with its revenue forecasts.

Property and equipment, net: Property and equipment are stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense when incurred. Leasehold improvements are capitalized and depreciated over the term of the lease or the useful life of the improvement, whichever is shorter. Property and equipment include instrument sets, which are made available to surgeons and hospitals that purchase implants for use in individual surgical procedures. When property and equipment are retired, or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the condensed consolidated balance sheet and any resulting gain or loss is recognized in the statement of operations for the respective period. Depreciation is charged to expense over the estimated useful lives of the related assets and is computed using the straight-line depreciation method over the estimated useful lives of the respective assets, which is 5 years for all property and equipment

Goodwill: Goodwill is not amortized, but is reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred. ASC 350 “Intangibles—Goodwill and Other” (ASC 350) permits entities to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the goodwill impairment test. Circumstances that are considered as part of the qualitative assessment and could trigger a quantitative impairment test include, but are not limited to: a significant adverse change in the business climate; a significant adverse legal judgment; adverse cash flow trends; an adverse action or assessment by a government agency; unanticipated competition; sustained decline in our stock price; and a significant restructuring charge within a reporting unit. We define reporting units at the business segment level or one level below the business segment level.

If the qualitative assessment triggers the need for a quantitative impairment test, we would use a discounted cash flow approach to develop the estimated fair value of a reporting unit. Management judgment is required in developing the assumptions for the discounted cash flow model. We also corroborate our discounted cash flow analysis by evaluating a market-based approach using financial information from a representative sample of comparable public companies. An impairment would be recorded if the carrying amount of a reporting unit exceeded the estimated fair value.

Intangible assets, net: Intangible assets consist of acquired technology and related patents and are being amortized on a straight-line basis over their estimated useful lives of 5 or 15 years. Intangible assets are stated at cost, or fair value for assets acquired in a business combination, less accumulated amortization.

Long-lived assets: Long-lived assets, such as equipment and certain intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to result from the use of the assets (or group of assets) and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, the fair value of the asset group is determined and an impairment charge is recognized for the amount for which the carrying amount of the asset group exceeds the fair value of the asset group. No indications of impairment were identified during the periods ended September 30, 2021 and September 30, 2020.

Business combinations & asset acquisitions: Upon entering into a purchase agreement, the Company first determines whether the acquisition should be accounted for as an asset acquisition or a business combination using the accounting guidance outlined in Accounting Standards Update (“ASU”) 2017-01, which identifies a screen test and subsequent qualitative factors to consider when evaluating if a business was acquired in the transaction. For acquisitions in which a business was not deemed to have been acquired, otherwise referred to as an asset acquisition, the Company measures the cost of the asset acquisition, including transaction costs, allocates the cost of the asset acquisition to the assets acquired, and evaluates any difference between the cost of the acquired assets and their relative fair values determined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805. Certain of the Company’s intellectual property purchase agreements involve potential payment of future consideration that is contingent upon the achievement of certain product development milestones and/or contingent on the acquired product reaching certain performance milestones. The Company records contingent consideration associated with these asset acquisitions at the date the milestone is deemed probable for payment.

To the extent that the acquisition includes in-process research and development (IPR&D) with no alternative future use to the Company, the Company follows the guidance in ASC 730, Research and Development, which requires that both tangible and intangible identifiable research and development assets with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. Conversely, if the Company were to determine the research and development has an alternative future use or relates to a commercially viable technology, then the Company allocates a portion of the consideration transferred to the asset and capitalizes the associated cost.

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The consideration transferred for the acquired business is allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is allocated to goodwill. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

These fair value determinations require judgment and involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, implied rate of return and weighted average cost of capital, asset lives and market multiples, among other items.

Convertible instruments: The Company evaluates and accounts for conversion options embedded in its convertible notes not accounted for using the fair value option in accordance with FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). ASC 815 generally provides three criteria that, if met, require companies to bifurcate embedded features from their host instruments and account for them as freestanding derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Embedded features that meet the criteria listed above are bifurcated from the host instrument and recognized on the condensed consolidated balance sheets at fair value as a discount to the host instrument. Debt discounts due to bifurcation of the derivatives under these arrangements are amortized over the term of the related host instrument to their earliest date of redemption.

Derivative liabilities: The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-measured at fair value on each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. The estimated value of derivative liabilities is calculated using various assumptions and such estimates are revalued at each reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the condensed consolidated balance sheets as current or non-current based on whether or not net cash settlement of the derivative instrument could be required within twelve months of the condensed consolidated balance sheet dates.

Deferred debt issuance costs: Costs directly associated with obtaining debt financing are deferred and amortized using the effective interest rate method over the term of the related debt agreement. Unamortized amounts related to long-term debt are reflected on the condensed consolidated balance sheets as a direct deduction from the carrying amounts of the related long-term debt liability. Amortization expense of deferred loan costs was approximately $0.3 million and $0.2 million for the periods ended September 30, 2021 and September 30, 2020, respectively, and is included in interest expense, net on the accompanying consolidated statement of operations. Direct costs and fees related to convertible promissory notes accounted for using the fair value option (as further discussed in Note 8) were recognized in earnings as incurred and were not deferred.

Deferred rent: Deferred rent represents the amount by which the straight-line rental revenue exceeds rents currently billed in accordance with lease agreements. Landlord allowances are recorded based on contractual terms as a deferred rent liability and amortized as a reduction of rent expense on a straight-line basis over the expected lease term. Rental expense is included in selling, general and administrative expenses on the accompanying consolidated statement of operations.

Revenue recognition: On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method for all contracts not completed as of the date of adoption. In connection with the adoption of ASC 606, the Company also adopted the related amendments that impact the accounting for the incremental costs of obtaining a contract. The Company also elected certain available practical expedients including the practical expedients that allows not recording the effects of significant financing components and the one that allows expensing certain costs of obtaining contracts when certain conditions are met. Adoption of ASC 606 did not have any impact on the condensed consolidated financial statements, except changes in the disclosures. The Company’s revenues for the periods ended September 30, 2021 and 2020, were recognized at a point in time. The Company does not disaggregate revenue by geography, as a majority of revenue is domestic. The Company’s international revenue is not significant.

Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps as prescribed by ASC 606:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the entity satisfies performance obligations.

A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer that defines each party’s rights regarding the products to be transferred and identifies the payment terms related to these products, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for its products that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company considers completed sales order forms and purchase orders as a customer’s contract.

The Company identifies performance obligations based on the terms of the contract and customary business practices, which include products that are distinct, or a series of distinct goods that are substantially the same and that have the same pattern of transfer to the customer. The Company’s implant product or robotic targeting and navigation system is the distinct performance obligation. The Company does not have any contracts with customers that contain multiple performance obligations.

The Company’s transaction price is generally fixed. Any discounts or rebates are estimated at the inception of the contract and recognized as a reduction of the revenue. Some of the Company’s contracts offer assurance type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation and are not material to the condensed consolidated financial statements.

Revenue for products is recognized when a customer obtains control of the promised products, which is generally when the customer has the ability to (i) direct its use and (ii) obtain substantially all of the remaining benefits from it. The Company consigns products with its independent sales agents but does not recognize revenue at the time the product is transferred on consignment. Revenue recognition occurs when control of the product transfers to the customer which is generally at the time the product is used in surgery. The Company also sells products direct to distributors and recognizes revenue when control is transferred to the distributor, upon transfer of title to the goods based on the contract terms and legal requirements. Standard payment terms are typically between net 30 and net 45 for the majority of customers.

Contract balances: Contract assets include unbilled accounts receivable which primarily relate to the Company’s rights to consideration when products are transferred to customers or distributors but not billed at the reporting date. Unbilled accounts receivable is reported in accounts receivable, net in the accompanying condensed consolidated balance sheet.

Contract liabilities include customer deposits which primarily relates to the advance consideration received from customer contracts, for which transfer of control has not yet occurred, and therefore revenue recognition is deferred until control has been transferred. At September 30, 2021 and December 31, 2020, the Company had $0.5 million in advances from one customer which is reported in accrued expenses and other current liabilities on the accompanying condensed consolidated balance sheet.

Contract costs: The Company applies the practical expedient to recognize the incremental costs of obtaining a contract as expense when incurred if the amortization period would be one year or less. These incremental costs include sales commissions paid to the Company’s independent sales agents or internal sales representatives.

Cost of revenue: Cost of revenue consists primarily of costs for the purchase of the Company’s FlareHawk and Linesider products from third-party manufacturers. Direct costs from the Company’s third-party manufacturers includes costs for raw materials plus the markup for the assembly of the components. Cost of goods sold also includes royalties, allocated overhead for indirect labor, information technology, and certain direct costs such as those incurred for shipping associated with the purchase of inventory. The Company expenses all inventory provisions for excess and obsolete inventories as cost of goods sold. The Company records adjustments to its inventory valuation for estimated excess, obsolete and non-sellable inventories based on assumptions about future demand, past usage, changes to manufacturing processes and overall market conditions.

Shipping and handling: The Company accounts for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs of $0.2 million and $0.1 million for shipments of implants and instrumentation sets are recorded in selling, general and administrative expense during each of the periods ended September 30, 2021 and September 30, 2020, respectively. Shipping and handling costs of $0.1 million and $0.04 million incurred for purchases of inventory are recorded in cost of revenue during each of the periods ended September 30, 2021 and September 30, 2020, respectively.

Advertising costs: Advertising costs are expensed as incurred. For the periods ended September 30, 2021 and September 30, 2020, advertising costs incurred were approximately $0.1 million and $0.03 million, respectively, and are included in selling, general and administrative expenses on the accompanying consolidated statement of operations.

Stock-based compensation: The Company’s stock-based compensation has been recognized through the consolidated statement of operations and comprehensive loss and the Company’s additional paid-in capital account on the condensed consolidated balance sheet.

The Company recognizes the expense related to the fair value of their stock-based compensation awards. Stock-based compensation expense for stock option awards was based on the fair value on the grant date using the Black-Scholes-Merton option pricing model. The fair value of equity incentive units are based on the estimated fair value of the Company’s stock at the grant date. The fair value of equity appreciation rights was determined using the Black-Scholes-Merton option pricing model.

The stock-based compensation is initially measured at the fair value of the awards on the grant date and is then recognized on a ratable basis in the consolidated financial statements over the requisite service period of the award. Stock-based compensation expense was $0.3 million and $0.2 million for the periods ended September 30, 2021 and September 30, 2020, respectively.

Research and development: Research and development costs are expensed when incurred. Research and development costs include costs of research, engineering and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses. Research and development expense was $3.0 million and $2.3 million for the periods ended September 30, 2021 and September 30, 2020, respectively.

Income taxes: The Company files income tax returns in the U.S. federal jurisdiction, and in various state jurisdictions where the Company has nexus.

Deferred income taxes in these condensed consolidated financial statements are based on the presentation on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the condensed consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the condensed consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Comprehensive loss: Comprehensive loss consists of net loss and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. The Company’s net loss is the same as its comprehensive loss for all periods.

Loss per share: Basic earnings per share (“EPS”) is calculated by dividing the net income or loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period without consideration for common stock equivalents. Diluted EPS is computed by dividing the net income or loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period and the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, common stock issuable upon conversion of preferred shares and preferred share warrants, options and warrants are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive. Common stock or preferred stock shares issuable upon conversion of convertible notes are not included in the dilutive effect calculation as the contingent events that would result in the potential conversion of the notes had not occurred as of September 30, 2021.

The following table sets forth the computation of basic and diluted loss per share (in thousands, except shares and per share data):

	Nine Months Ended September 30
	2021	2020
Numerator:
Net loss attributable to common stockholder, after tax	$(16,295)	$(9,196)
Denominator:
Weighted average common shares outstanding—basic and diluted	13,285,731	10,040,044
Net loss per share, basic and diluted	$(1.23)	$(0.92)

The number of shares underlying outstanding potential dilutive instruments at September 30, 2021 and 2020 are as follows: (in thousands):

	Nine Months Ended September 30
	2021	2020
Options to purchase common stock	2,581	2,153
Warrants to purchase common stock	277	135
Series A convertible preferred stock	6,134	6,134
Warrants to purchase Series A convertible preferred stock	49	49
Series B convertible preferred stock	5,121	5,121
Warrants to purchase Series B convertible preferred stock	479	479
Series C convertible preferred stock	2,200	1,738
Warrants to purchase Series C convertible preferred stock	1,100	858
Series D convertible preferred stock	750	—

Total	18,691	16,667

Fair value measurements: The Company uses the fair value measurement and disclosure guidance for all assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that management believes market participants would use in pricing the asset or liability, including assumptions about risk or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2:	Inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

The Company believes its valuation methods are appropriate and consistent with other market participants; however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The carrying value of cash and cash equivalents, accounts receivables, accounts payable, and accrued expenses approximate fair value because of the short-term nature of those instruments. Debt includes the following instruments: loan and security agreement, note payable due to related party, and convertible note payable due to related party. The carrying amounts of the loan and security agreement and note payable due to related party recorded on the condensed consolidated balance sheet as of September 30, 2021 approximate the fair value and are classified as level 2. The convertible notes payable were valued using level 3 inputs. The Company has outstanding warrants that were fair valued at issuance using level 3 inputs. See Notes 8 and 12 for description of methodologies and significant assumptions used in those valuations.

Concentration of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. At times, such cash and cash equivalents may be in excess of the FDIC limit. As of September 30, 2021, the Company had cash in excess of the $0.25 million federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents as the Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Credit evaluations of the Company’s customers are performed on an ongoing basis and generally do not require collateral. Reserves for potential losses for uncollectible accounts and such losses have been within management’s expectations. As of September 30, 2021, one customer accounted for more than 10% of accounts receivable. As of December 31, 2020, no customer accounted for more than 10% of accounts receivable. As of September 30, 2021, two customers accounted for more than 10% of revenue with total revenues of $1.8 million and $2.3 million. As of September 30, 2020, one customer accounted for more than 10% of revenue with total revenues of $2.0 million.

Risk and uncertainties: The Company is also subject to risks common to medical device companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, the ability to obtain adequate coverage and reimbursement from third-party payors and uncertainty of market acceptance of products. The Company is dependent on third-party manufacturers and suppliers, in some cases single source suppliers. The Company currently has limited long term contracts with its key suppliers and is subject to risks, such as manufacturing failures, non-compliance with regulatory requirements, price fluctuations, inability to properly meet demand and third-party supplier discontinuation of operations.

Product liability: The Company believes it carries adequate insurance for possible product liability claims. Accruals for product liability claims and legal defense costs in excess of insured amounts are recorded if it is probable that a liability has been incurred and the amount of any liability can be reasonably estimated. No accruals for product liability claims had been recorded as of September 30, 2021 or December 31, 2020.

Loss contingency: The Company is subject to various potential loss contingencies arising in the ordinary course of business. From time to time, the Company may be involved in certain proceedings, legal actions and claims. Such matters are subject to many uncertainties, and the outcomes of these matters are not within the Company’s control and may not be known for prolonged periods of time. In some actions, the claimants may seek damages, as well as other relief, including injunctions which may prohibit the Company to engage in certain activities, which, if granted, could require significant expenditures and/or result in lost revenues. The Company records a liability in the condensed consolidated financial statements when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed. In most cases, significant judgment is required to estimate the amount and timing of a loss to be recorded.

Recent accounting pronouncement:

Accounting standards issued but not yet adopted:

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities From Contracts With Customers. This ASU requires an acquirer to account for revenue contracts acquired in a business combination in accordance with ASC 606 as if it had originated the contracts. Prior to ASU 2021-08, an acquirer generally recognized assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts, at fair value on the acquisition date. The guidance is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and should be applied prospectively to business combinations occurring on or after the effective date. Early adoption is permitted. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260) Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The amendments in this update affect all entities that issue freestanding written call options that are classified in equity. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies the accounting for convertible instruments and the application of the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for fiscal periods beginning after December 15, 2023. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or other reference rates that are expected to be discontinued because of reference rate reform. ASU 2020-04 is available for adoption as of the beginning of the interim period that includes March 12, 2020 through December 31, 2022, as contract modifications or hedging relationships entered into or evaluated after December 31, 2022 are excluded unless an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. This ASU impacts the Company’s debt in which interest rates include LIBOR or another rate that is expected to be discontinued. The Company is currently evaluating the remainder of this guidance and the impact it may have on the Company’s condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which replaces the current incurred loss impairment methodology with a current expected credit losses model. The amendment applies to entities that hold financial assets and net investment in leases that are not accounted for at fair value through net income as well as loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2016-13 is effective for fiscal periods beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-12”). ASU 2016-02, including all the related amendments subsequent to its issuance, will supersede the current guidance for lease accounting. Lessees will be required to recognize a right-of-use (“ROU”) asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of the lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). This ASU is effective for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed consolidated financial statements.

Note 2. Business Combinations

Fusion Robotics Acquisition

In July 2021, the Company entered into an agreement and plan of merger and reorganization (“Agreement”) with Fusion Robotics, LLC, a Delaware corporation (“Fusion Robotics”), each of the security holders of Fusion Robotics, LLC (“Sellers”), Accelus Merger Sub I Inc. a Delaware corporation and a wholly-owned subsidiary of Company (“Merger Sub”) , and John Bradley Clayton, as representative of the security holders of Fusion Robotics, LLC ( John Bradley Clayton is also one of the Sellers and is the Chief Executive Officer of Fusion Robotics, LLC), to acquire 100% of Fusion Robotics, LLC, herein referred to as the “Transaction”. The primary reason for the transaction was to acquire an additional complementary product to the Company’s existing spinal implant products to integrate into a more comprehensive offering. At the time of the acquisition, Fusion Robotics’ robotic product had not distributed and sold to customers outside of Fusion Robotics’ product evaluation phase.

In accordance with the Merger Agreement, on July 6, 2021 (the “Closing Date”), the parties completed the merger transaction. At the merger closing, consideration of 10,069,340 Common Shares of the Company, were issued with a fair value of approximately $40.1 million. The fair value of the purchase consideration was determined by the Company with the assistance of a preliminary independent third-party valuation. The valuation utilized the market approach of determining fair value in accordance with ASC 820, Fair Value Measurements. This approach involved the use of the backsolve method in which a price per share was identified for each tranche of shares and warrants, common and preferred, fair valued using Level 3 inputs, including a risk-free rate, volatility, years to liquidity, and anticipated liquidity date, and the terms and conditions of each equity instrument.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the close of the Transaction (in thousands):

Cash and cash equivalents	$34
Accounts receivable	26
Prepaid assets	904
Inventory	841
Fixed assets	389
Developed technology	11,870
Goodwill	29,042
Deferred tax liability	(2,977)
Accounts payable	(55)

$40,074

The goodwill recognized as a result of this transaction represents the future cash flows expected to be generated from the sale of the robotic systems into hospitals and ambulatory surgery centers. No goodwill is expected to be deductible for tax purposes.

As part of the purchase price allocation, the Company determined the identifiable intangible assets consisted of developed technology. The fair value of the intangible asset was estimated using a variation of the income approach, the “relief from royalty” method, which estimates the cash savings associated with not having to license the technology from another third party. The discounted cash flows were based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model and the weighted average cost of capital. The royalty rate was estimated using other comparable third-party transactions of similar intellectual property. This non-recurring fair value measurement is primarily determined using unobservable inputs. Accordingly, this fair value measurement is classified within Level 3 of the fair value hierarchy.

Transaction costs were $1.4 million and are included in the selling, general and administrative expenses on the consolidated statement of operations for the period ending September 30, 2021.

The condensed consolidated financial statements include results of operations following the consummation of the Fusion Robotics merger for the period July 7, 2021 through September 30, 2021, which resulted in revenue of $0.2 million and a net loss of $0.07 million. The following table presents the unaudited supplemental pro forma financial information if the Transaction had closed as of the beginning of the prior annual reporting (January 1, 2020) (in thousands):

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net revenue	$17,927	$11,773
Net loss	$(19,777)	$(9,626)

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Fusion Robotics to reflect the additional amortization expense that would have been charged assuming the fair value adjustments to intangible assets had been applied on January 1, 2020, together with consequential tax effects.

Note 3. Intangible Assets

The following is a summary of intangible assets (in thousands, except as indicated):

	September 30, 2021
	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Acquired technology and related patents	15	$10,610	$(3,831)	$6,779
Acquired Fusion Robotics technology	5	11,870	(549)	11,321

		$22,480	$(4,380)	$18,100

	December 31, 2020
	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Acquired technology and related patents	15	$10,610	$(3,301)	$7,309

The Company entered into an intellectual property purchase agreement with a related party on April 21, 2016, which was later amended on various dates in 2018, 2019 and 2020, for an original purchase price of $10.6 million. The purchase price consists of an initial payment of $5.2 million and the fair value of a related party note payable of $5.4 million (see Note 8).

On July 6, 2021, the Company acquired developed technology as part of its acquisition of Fusion Robotics (see Note 2).

Amortization expense related to these assets of $1.1 million and $0.5 million for the periods ended September 30, 2021 and 2020, respectively, is included in the operating expenses on the accompanying statement of operations.

The estimated future amortization expense to amortizable intangible assets is as follows (in thousands):

As of September 30:
Remainder of 2021	$770
2022	3,081
2023	3,081
2024	3,081
2025	3,081
Thereafter	5,006

$18,100

Note 4. Inventories, Net

Inventories, net included the following (in thousands):

	September 30,	December 31,
	2021	2020
Raw materials	$83	$25
Work in process	1,213	596
Finished goods	6,586	4,842

Total	7,882	5,463
Inventories reserve	(702)	(738)

Inventories, net	$7,180	$4,725

During periods ended September 30, 2021 and 2020, net adjustments to cost of sales related to excess and obsolete inventory were $0.8 million and $1.0 million, respectively.

Note 5. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	September 30,	December 31,
	2021	2020
Surgical instruments	$9,388	$6,348
Leasehold improvements	1,656	1,202
Furniture and fixtures	252	181
Computer equipment	118	97
Medical equipment	1,276	746

Total	12,690	8,574
Less: accumulated depreciation	(3,853)	(2,384)

Property and equipment, net	$8,837	$6,190

Depreciation of property and equipment is within selling, general and administrative expenses on the accompanying statement of operations. Depreciation expense related to these assets was $1.5 million and

$0.9 million for the periods ended September 30, 2021 and 2020, respectively. Total assets under capital leases were approximately $0.7 million and $0.5 million at September 30, 2021 and December 31, 2020, respectively. Amortization of assets under capital leases is included in depreciation expense.

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30,	December 31,
	2021	2020
Customer deposits	$505	$500
Accrued bonus	364	—
Other accrued expenses	1,147	562
Accrued employee commissions	169	109

	$2,185	$1,171

Note 7. Debt

The Company’s debt obligations consist of the following (in thousands):

	September 30,	December 31,
	2021	2020
2021 Loan and security agreement	$6,000	$—
PPP loan	—	1,071
Unamortized debt issuance costs	(254)	—
Line of credit	—	3

Total debt	5,746	1,074

Current portion of outstanding principal amount	—	(300)

Total long-term debt, less current portion	$5,746	$774

Line of credit: In December 2019, the Company entered into a Loan and Security Agreement (Loan Agreement) with a third-party lender. The Loan Agreement consisted of a revolving line of credit with a maximum borrowing of $5 million, availability is based upon accounts receivable subject to adjustments as defined in the Loan Agreement. The revolving line of credit bears interest at prime + 1.25%. The revolving line of credit matured in December 2021. Interest on borrowings is payable monthly with any remaining outstanding principal due upon maturity. This line of credit had outstanding borrowings less than $0.01 million as of December 31, 2020. This Line of credit was paid off with the advance from the 2021 loan and security agreement and closed in May 2021. The outstanding borrowings under the line of credit were $0 as of September 30, 2021.

PPP loan: As a result of the Covid-19 Pandemic, and the subsequent Legislation passed within the CARES Act of 2020, the Company applied for and received a Small Business Administration (“SBA”) loan through the Paycheck Protection Program (“PPP”). A loan in the amount of approximately $1.1 million, was granted and received. The loan is unsecured and bears interest of 1% per annum. The loan is to be used primarily for payroll related costs, lease, and utility payments. As of December 31, 2020, the outstanding borrowings under the PPP loan was $1.1 million. The Company applied for forgiveness and forgiveness of the PPP loan was granted in May 2021. As such, this loan was extinguished and there was no balance due under the PPP loan as of September 30, 2021.

2021 Loan and security agreement: On May 28, 2021, the Company entered into a loan and security agreement with Eastward Fund Management, LLC (“Eastward”) for aggregate borrowings of $18 million, available to the Company in three advances of $6 million (the “2021 Loan Agreement”). The Company drew upon the first advance of $6 million on May 28, 2021. The Company has $12 million available to borrow upon the achievement of certain financial results and substantial completion of the Series D preferred stock financing during the respective periods leading up to February 2023. In conjunction with the drawing of the advances, the Company committed to issue to Eastward warrants to purchase a maximum of 426,590 shares of the Company’s common stock at an exercise price equal to $1.73 per share.

Subsequent to entering into the 2021 Loan Agreement with Eastward, the Company repaid the outstanding borrowings from the Line of credit. As of September 30, 2021, the Company had $6.0 million in borrowings outstanding.

Under the terms of the 2021 Loan Agreement, the Company granted Eastward first priority liens and security interests in substantially all assets of the Company. The 2021 Loan Agreement also contains certain representations and warranties, indemnification provisions in favor of Eastward, affirmative and negative covenants that include, among other things, limitations on other indebtedness and events of default.

As of September 30, 2021, the Company was in compliance with its financial covenants of all debt agreements.

Annual maturities of debt outstanding, less debt discount amortization are as follows (in thousands):

As of September 30:
Remainder of 2021	$—
2022	—
2023	1,750
2024	3,000
2025	1,250

6,000
Less unamortized deferred loan costs	(254)

$5,746

Note 8. Related Party Note Payable

Related Party Note Payable: On April 21, 2016, in connection with the intellectual property purchase agreement (as discussed in Note 3) the Company entered into a Note and Security Agreement (“NSA”) with a related party. The NSA is entered into for $6.3 million (“Deferred Purchase Price”), as part of the total purchase consideration under the intellectual property purchase agreement. The Deferred Purchase Price under the Note is to be paid in installments, as defined in the agreement, on the first, second, third and fourth anniversaries of the date of the closing. The Note was secured by a lien on substantially all of Company’s assets. Upon issuance, the Note was recorded at fair value of $5.4 million with a debt discount of $0.9 million.

On February 13, 2018 (“February 2018 amendment”) the Company amended the terms of the NSA via a side letter to defer the timing and allocation of remaining repayment under the agreement. The February 2018 amendment was accounted for as modification of debt with a new effective interest rate established.

Subsequently, on April 30, 2019 (“April 2019 amendment”) the Company further amended the terms of the NSA to again revise the amounts and timing of the remaining payment obligation under the agreement. The April 2019 amendment is accounted for as an extinguishment of debt within the statement of operations for the year ended December 31, 2019, with a loss of $0.6 million recorded on extinguishment. The Company entered into another amendment to the NSA on April 14, 2020 whereby the amounts and timing of the remaining payment obligation were further modified. The April 2020 amendment is accounted for as modification of debt with a new effective interest rate established.

As part of the April 2019 Amendment and the April 2020 Amendment, the Company also issued warrants to purchase common stock of the Company. Please refer to Note 12 on the accounting considerations related to the warrants.

Related party note and unamortized debt discount balances as of are as follows (in thousands):

	September 30,	December 31,
	2021	2020
Outstanding principal amount	$2,021	$2,993
Less: unamortized debt discount, long term	(48)	(130)
Less: current portion of long-term debt	(1,002)	(972)

Note payable due to related party, net of current portion	$971	$1,891

Current portion of outstanding principal amount	$1,002	$972
Less: current portion of unamortized debt discount	(122)	(178)

Current portion of note payable due to related party	$880	$794

Future maturities of related party note payable, are as follows (in thousands):

As of September 30:
Remaining of 2021	$—
2022	1,002
2023	1,019

2,021
Less current portion	(1,002)
Less unamortized deferred loan costs	(48)

$971

Related Party Convertible Note Payable: On December 30, 2020, the Company issued a convertible promissory note to Seagull Capital, LLC (“Seagull”) in the principal amount of $2.0 million (the “2020 Seagull Note”). The 2020 Seagull Note bears interest at 12% per annum and matures on January 31, 2022. Upon and subsequent to the occurrence of the next equity financing of at least $5.0 million in proceeds, the note is convertible at the option of the Company or the holder into shares of the preferred stock issued in such financing event at a conversion price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. Upon a change of control of the Company, the note is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $4.80 per share and, if not converted upon a change of control of the Company, is redeemable at the option of the holder.

As part of the convertible promissory note, the Company also agreed to issue to Seagull a warrant to purchase 62,500 shares of the preferred stock issued in the next equity financing of at least $5 million in proceeds upon the occurrence of such financing event. The warrant will be exercisable through December 31, 2025 and will have an exercise price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. The commitment to issue the warrant was accounted for as a liability and will be re-measured at fair value at the end of each reporting period with the changes in fair value recorded in the condensed consolidated statements of operations. At issuance, commitment to issue the warrant was valued at $0.03 million.

In March 2021, the Company issued an additional convertible promissory note to Seagull in the principal amount of $2.0 million (the “2021 Seagull Note”) (the 2020 Seagull Note and 2021 Seagull Note are collectively, the

“Seagull Notes”). Additionally, in March 2021, the Company issued a convertible promissory note to Pacific Premier Bank Custodian (“Pacific Premier”) in the principal amount of $0.5 million (the “2021 Pacific Premier Note”) (collectively, the “2021 Notes”). The 2021 Notes bear interest at 12% per annum and mature on January 31, 2022. Upon and subsequent to the occurrence of the next equity financing of at least $5 million in proceeds, the notes are convertible at the option of the Company or the holder into shares of the preferred stock issued in such financing event at a conversion price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. Upon a change of control of the Company, the notes are convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $4.80 per share and, if not converted upon a change of control of the Company, are redeemable at the option of the holder. If an equity financing of at least $5 million in proceeds does not occur prior to the maturity of the notes, the notes will be convertible at the option of the holder into shares of the Company’s existing preferred stock at a conversion price equal to $4.80 per share.

As permitted under FASB ASC 825, “Financial Instruments” (“ASC 825”), the Company elected the fair value option to account for the Seagull Notes. In accordance with ASC 825, the Company initially recorded the Seagull Notes at fair value. Changes in the fair value of the Seagull Notes are recognized in earnings for each reporting period as interest expense, with the exception of changes in fair value due to instrument-specific credit risk which are required to be recognized in accumulated other comprehensive income (loss), a component of stockholders’ deficit. No amounts were required to be recognized in other comprehensive income related to changes in fair value due to instrument-specific credit risk for the period ended September 30, 2021.

The proceeds of the Seagull Notes were allocated among the commitments to issue the warrants and the notes on a relative fair value basis. The warrant liabilities were valued using an option-pricing model. The warrant liability was valued using an option-pricing model. The significant assumptions used in this valuation included: (a) risk-free interest rate of 0.12%, (b) weighted average expected term of 1.5 years, (c) weighted average expected stock volatility 66%, and (d) expected dividends of 0.0%.

As a result of applying the fair value option, direct costs and fees related to the Seagull Notes of less than $0.01 million for the period ended September 30, 2021 and $0.03 million for the period ended December 31, 2020 were recognized in earnings as incurred and were not deferred. The fair value of the Seagull Notes as of September 30, 2021 was $7.0 million and the contractual principal balance as of September 30, 2021 was $4.0 million. Fair value adjustments for the period ended September 30, 2021 were $3.0 million, which is included as interest expense in the condensed consolidated statement of operations. The fair value and the contractual principal balance of the Seagull Notes as of December 31, 2020 was $2.0 million, resulting in no fair value adjustments for the period ended December 31, 2020. The convertible promissory notes issued to Seagull in December 2020 and March 2021 have terms and features similar to notes issued to third parties around the same time and hence the proceeds received upon issuance represented fair value. The Seagull Notes were valued at September 30, 2021 using the underlying Series D preferred stock price into which the notes eventually converted which was obtained using an option-pricing model. The significant assumptions used in the Series D preferred stock valuation included: (a) risk-free interest rate of 0.2%, (b) weighted average expected term of 1.5 years, (c) weighted average expected stock volatility 63%, and (d) expected dividends of 0.0%.

The embedded derivative liabilities associated with the options to convert the 2021 Pacific Premier Note into shares of the preferred stock issued in the next equity financing of at least $5 million in proceeds concurrent with such financing event was bifurcated from the note and will be re-measured at fair value at the end of each reporting period. In addition, the option to convert the 2021 Pacific Premier Note into shares of the Company’s existing preferred stock if an equity financing of at least $5 million in proceeds does not occur prior to the maturity of the notes gave rise to a beneficial conversion feature.

In conjunction with the issuance of the 2021 Notes, the Company committed to issue to Seagull and Pacific Premier warrants to purchase 62,500 and 15,625 shares, respectively, of the preferred stock issued in the next equity financing of at least $5 million in proceeds upon the occurrence of such financing event at an exercise price equal to the lower of a 20% discount on the price per share paid by the other purchasers of the preferred stock sold in the financing or $4.80 per share. If an equity financing of at least $5 million in proceeds does not occur prior to the maturity of the 2021 Notes, the Company will issue to Seagull and Pacific Premier warrants to purchase shares of the Company’s existing preferred stock at an exercise price equal to $4.80 per share. The commitments to issue the warrants were accounted for as liabilities and will be re-measured at fair value at the end of each reporting period with the changes in fair value recorded in the condensed consolidated statements of operations.

At issuance of the 2021 Seagull Note, the related commitment to issue the warrant to Seagull was valued at $0.05 million. The proceeds of the 2021 Seagull Note were allocated among the commitment to issue the warrant and the note on a relative fair value basis. The warrant liability was valued using an option-pricing model. The significant assumptions used in this valuation included: (a) risk-free interest rate of 0.1%, (b) weighted average expected term of 1.5 years, (c) weighted average expected stock volatility 82.8%, and (d) expected dividends of 0.0%. The fair value of the warrant related to the 2021 Seagull Note as of September 30, 2021 was $0.01 million.

At issuance, the derivative liability and commitment to issue the warrant to Pacific Premier were valued at $0.1 million and $0.01 million, respectively. The proceeds of the 2021 Pacific Premier Note were allocated first to the commitment to issue the warrant at fair value and then among the note and derivative liability on a relative fair value basis. In addition, the beneficial conversion feature was valued at $0.05 million and recognized as a debt discount and additional paid-in capital at issuance, resulting in a $0.1 million total discount on the 2021 Pacific Premier Note at origination to be amortized to interest expense over the life of the note using the effective interest method. The derivative liabilities and warrants were valued using the Black-Scholes option-pricing model. The significant assumptions used in this valuation included: (a) risk-free interest rate of 0.1%, (b) weighted average expected term of 1.5 years, (c) weighted average expected stock volatility 82.8%, and (d) expected dividends of 0.0%. The derivative liability was valued using a scenario based with or without approach. The significant assumptions used in this valuation included: (a) discount rate of 20.0%, (b) probability of a qualified financing of 95.0%, (c) weighted average expected stock volatility 40.0%, and (d) recovery rate of 27.0% in scenario of insolvency. The fair values of the derivative liability and warrant as of September 30, 2021 were $0.3 million and $0.04 million, respectively.

In March 2021, the Company amended and restated the 2020 Seagull Note (the “A&R 2020 Seagull Note”) to allow for the issuance of the additional convertible promissory note to Seagull and modify certain terms of the note and related warrant commitment to be consistent with those of the 2021 Seagull Note and related warrant commitment.

The Company is required to remeasure the fair value of the commitments to issue warrants to purchase shares of the preferred stock issued in the next equity financing of at least $5 million in proceeds under the convertible promissory notes at each reporting date. Changes in the fair value of the warrant liabilities are recorded in other income (expense) in the condensed consolidated statements of operations. As a result of changes in the fair value of the warrant liabilities, the Company recorded expense of $0.2 million for the nine months ended September 30, 2021. The warrant liabilities were valued as of September 30, 2021 using an option-pricing model. The significant assumptions used in this valuation included: (a) risk-free interest rate of 0.2%, (b) weighted average expected term of 1.5 years, (c) weighted average expected stock volatility 62.6%, and (d) expected dividends of 0.0%.

The Company is required to remeasure the fair value of the embedded derivative liabilities associated with the option to convert the convertible promissory notes into shares of the preferred stock issued in the next equity financing of at least $5 million in proceeds concurrent with such financing event at each reporting date. Changes in the fair value of the derivative liabilities are recorded in other income (expense) in the condensed consolidated statements of operations. As a result of changes in the fair value of the warrant liabilities, the Company recorded expense of $0.3 million for the nine months ended September 30, 2021. The derivative liabilities were valued as of September 30, 2021 based on the actual purchase price of the shares of Series D preferred stock issued in

October 2021 as this represented the next equity financing of at least $5 million in proceeds and the pricing of the securities was known at the valuation date.

Convertible notes payable to related parties and unamortized debt discount balances are as follows (in thousands):

	September 30,	December 31,
	2021	2020
Convertible note payable to related party	$7,544	$1,968
Unamortized debt discount	(66)	—

Convertible note payable to related party, net of discount	$7,478	$1,968

Annual maturities of debt outstanding based on contractual terms are as follows (in thousands):

As of September 30:
Remaining of 2021	$—
2022	4,509

4,509

In October 2021, an equity financing of greater than $5.0 million in proceeds occurred and the Company issued the warrants to Seagull and Pacific Premier and elected to exercise its option to convert the 2020 and 2021 Convertible Notes into shares of the preferred stock sold in the financing.

Note 9. Capital Leases

The Company has lease arrangements for manufacturing equipment, which are classified as capital leases.

The following is a schedule, by years, of future minimum lease payments required under the capital leases together with the present value of the minimum lease payments as of September 30, 2021 (in thousands):

As of September 30, 2021:
Remainder of 2021	$31
2022	120
2023	120
2024	36
2025	—

307
Less amount representing interest (effective rates ranging from 3.9% to 7.7% )	(19)

Present value of net minimum lease payments	288
Less current maturities	(108)

$180

Note 10. Commitments and Contingencies

Operating lease commitments: The Company leases office and warehouse space in Palm Beach Gardens, Florida under a noncancelable agreement (accounted for as operating lease), through March 2026. Rent expense, including the Company’s share of common area costs, was approximately $0.5 million and $0.3 million for the periods ended September 30, 2021 and 2020, respectively, and is included in selling, general and administrative in the statement of operations. Operating lease expense is recognized on a straight-line basis over the terms of the respective leases.

The future minimum rental payments required under the amended July 2021 lease agreement, are as follows (in thousands):

As of September 30:
Remainder of 2021	$132
2022	543
2023	559
2024	576
2025	593
Thereafter	153

$2,556

Litigation: The Company is subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Royalty commitments: The Company has entered into clinical advisor service agreements with certain physician consultants that specify terms under which the consultant is compensated for his or her consulting services which are related to product development, data collection, new technology assessment, new applications, trials, protocols, training and education. As part of these clinical service agreements, the Company may agree to enter into royalty agreements if the consultants’ contributions are novel, significant and innovative.

As of September 30, 2021, the Company has royalty agreements with certain physician consultants providing for product royalties based on each such consultant’s level of contribution to the product development process. These royalty agreements typically (i) set the applicable royalty rates for each in-scope product (ii) prohibit payments of royalties on products which the consultant did not make a novel, significant or innovative contribution (iii) define net sales for US and international sales, (iv) acknowledge the Company’s right to offset against the royalty amounts due to the Company from the consultant including amounts recoverable from breach of any representation or warranties, and (v) clarify that if royalty products utilize complementary technology outside of the scope of the royalty agreement, the Company shall have the right to adjust the royalties paid to the consultant.

As of September 30, 2021, the Company’s clinical advisor royalty agreements provide for (i) royalty payments for a period of the longer of 10 years from the date of first commercialization of the royalty product and the expiration of any patent naming the consultant as an inventor on a royalty product and (ii) a royalty rate for each such agreement ranging from 0.25% to 5.00% of net sales for the particular product to which the consultant contributed.

The Company complements internal product development efforts by acquiring and licensing certain intellectual property rights from third-party developers, as well as engaging third-party consultants to enhance, expand, iterate and refine products in our product portfolio and pipeline. Consideration for the purchase or license of third-party intellectual property is negotiated on an individual basis, and may include cash payments, equity or equity-based compensation, and royalty payments. These payments may be guaranteed or contingent upon the achievement of certain developmental, revenue-based, time-based or other milestones. The Company has entered into limited royalty agreements that contain requirements for minimum royalty payments.

The Company recognized royalties’ expense within cost of revenue of $1.0 million and $0.6 million for the periods ended September 30, 2021 and 2020, respectively, resulting in an aggregate royalty rate of 6% and 5% for the periods ended September 30, 2021 and 2020, respectively.

Note 11. Income Taxes

The Company’s effective tax rate was 16.7% and 0.0% for periods ended September 30, 2021 and 2020, respectively. These rates differ from the federal statutory rate of 21% due to the effect of state income taxes, certain non-taxable income, and certain expenses that are not deductible for tax purposes, and a valuation allowance. The year-to-date effective tax rate is significantly different from our historical annual effective tax rate due to the fact that during the nine months ended September 30, 2021, we recorded an income tax benefit of approximately $2.9 million to recognize the acquired deferred tax liability in the merger with Fusion Robotics on July 6, 2021.

Note 12. Common and Preferred Stock Warrants

Preferred stock warrants:

On February 13, 2018, the Company granted 29,053 warrants to purchase shares of Series A preferred stock at an exercise price of $3.00 per share and 31,421 warrants to purchase shares of Series B preferred stock at an exercise price of $4.50 per share to a minority owner. The warrant agreements were issued in conjunction with the minority owner’s purchase of 1,333,333 shares of Series B preferred stock. These warrants were fully vested on the date of grant and expire on February 12, 2023. On September 21, 2018, the Company granted 20,000 warrants to purchase shares of Series A preferred stock at an exercise price of $3.00 per share and 197,778 warrants to purchase shares of Series B preferred stock at an exercise price of $4.50 per share to a minority owner. The warrant agreements were issued in conjunction with the minority owner’s purchase of 888,889 shares of Series B preferred stock. These warrants were fully vested on the date of grant and expire on September 20, 2023.

On February 15, 2019, the Company granted 250,000 warrants in total to purchase shares of Series B preferred stock to various minority owners with an exercise price of $4.50 per share in conjunction with a purchase of 666,667 total shares of Series B preferred stock. These warrants were fully vested on the date of grant and expire on February 14, 2024.

In 2020, the Company granted 1,052,775 warrants in total to purchase shares of Series C preferred stock to various minority owners with an exercise price of $4.50 per share in conjunction with a purchase of 2,200,000 total shares of Series C preferred stock. These warrants were fully vested on the date of grant and expire on February 29, 2024.

The Company analyzed each of the respective Series A, Series B and Series C warrants described above under ASC 480 and ASC 815 and determined that upon their respective issuance dates, the warrants should be classified in stockholders’ equity (see also Note 12 related to classification of the underlying preferred stock). As such, the Company estimated the issuance date fair value of the Series A, Series B and Series C warrants and allocated value among the respective warrants and shares of preferred stock issued on a relative fair value basis. For the warrants described above, subsequent remeasurement of the warrants is not required unless the warrants are modified and (or) the classification is required to change from equity to liability classification.

During the year ended December 31, 2020, the Company reassessed its ability to control certain contingent events that could result in the redemption of the outstanding Preferred Stock. As part of this reassessment, the Company concluded that it no longer controlled all such events, and as such concluded that there would be potential scenarios where redemption would be outside of the Company’s control. In connection with this reassessment, the Company determined that the previously issued warrants to purchase Series A, Series B and Series C Preferred Stock would now represent warrants exercisable for contingently redeemable preferred shares, which would require liability classification under ASC 480. Accordingly, the Company reclassified its outstanding warrants to purchase Preferred Stock from equity-classified to liability-classified, based on the then current fair value of the warrants, which was estimated to be $0.9 million.

The Series A, Series B and Series C warrants described above fair valued utilizing an option pricing model approach. The fair value measurements were based on significant inputs that are not observable and are considered a Level 3 item under the fair value hierarchy. The fair value of the Series A, Series B and Series C warrants were determined to be $0.91, $0.67 and $0.77 per share on the respective grant date. The assumptions used in the Series A, B and C valuations on the respective grant dates included: (a) risk-free interest rates of 2.76%, 2.76%, and 0.10%, respectively, (b) weighted average expected terms of 3.0, 3.0, and 1.5 years, respectively, (c) weighted average expected stock volatility 65.0%, 65.0% and 81.3%, respectively and (d) discounts for non-marketability of 33%, 33% and 0%, respectively.

As of December 31, 2020, the Company had 49,053 Series A warrants outstanding, 479,199 Series B warrants outstanding, and 1,052,775 Series C warrants outstanding. As of December 31, 2020, the fair value of Series A, Series B and Series C warrants was $0.93, $0.57 and $0.57 per share, respectively. As of September 30, 2021, the Company, the Company had 49,053 Series A warrants outstanding, 479,199 Series B warrants outstanding, and 1,100,000 Series C warrants outstanding. As of September 30, 2021, the fair value of Series A, Series B and Series C warrants was $2.02, $1.39 and $1.39 per share, respectively.

Common stock warrants: On September 26, 2018, the Company granted 50,000 warrants to purchase shares of common stock to a third party with an exercise price of $3.00 per share in conjunction with a purchase of in process research and development intellectual property. These warrants are equity classified. This warrant was fully vested on the date of grant and expires on September 25, 2023. The warrant has been valued using the Black-Scholes model, as of the date of grant at a value of $0.01 million which was recorded to additional paid in capital. The assumptions used in this valuation included: (a) risk-free interest rate of 2.96%, (b) weighted average expected term of five years, (c) weighted average expected stock volatility 26.5%, and (d) expected dividends of zero.

On April 30, 2019, the Company granted 50,000 warrants in total to purchase shares of common stock to third parties with an exercise price of $1.73 per share in conjunction with a purchase of intellectual property. These warrants equity classified. These warrants were fully vested on the date of grant and expire on April 29, 2024. The warrants have been valued using the Black-Scholes model, as of the date of grant at a value of $0.03 million which was recorded to additional paid in capital. The assumptions used in this valuation included: (a) risk-free interest rate of 2.28%, (b) weighted average expected term of five years, (c) weighted average expected stock volatility 41.5%, and (d) expected dividends of zero.

None of these warrants described above were exercised as of September 30, 2021 and December 31, 2020.

Note 13. Stockholders’ Equity

The stock of the Company is divided into five classes of stock: common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock. The Company authorized 30,000,000 shares of common stock, 6,250,000 shares of Series A preferred stock, 5,600,000 shares Series B preferred stock, 3,300,000 shares of Series C preferred stock and 5,000,000 shares of Series D preferred stock, all at a par value of $0.00001.

In 2021, the Company raised capital through the issuance of Series D preferred stock. As part of this issuance, 749,682 shares of Series D preferred stock were issued for a total of $5.8 million.

Prior to December 31, 2020, the Company had concluded that its preferred stock should be classified in permanent equity, as there were no scenarios where the Company could be obligated to settle the preferred stock through the transfer of assets (as the Company controlled all such deemed liquidation or other events that could cause the preferred stock to become contingently redeemable).

During the year ended December 31, 2020, the Company reassessed its ability to control certain contingent events that could result in the redemption of the outstanding Preferred Stock. As part of this reassessment, the Company concluded that it no longer controlled all such events, and as such concluded that there would be potential scenarios where redemption would be outside of the Company’s control. Based on this reassessment, the Company reclassified the outstanding preferred stock from a component of stockholders’ equity to mezzanine equity presentation. The Company performed this reclassification based on the then current carrying value of the respective series of preferred stock.

Voting: Each holder of common stock is entitled to one vote per share held by such holder. Each holder of preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible.

Conversion: Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance, into shares of common stock as defined by the Company’s certificate of incorporation. In addition, all outstanding shares of preferred stock shall automatically be converted into shares of common stock upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $12.00 per share pursuant to an effective registration statement under the Securities Act of 1933 resulting in at least $15.0 million of proceeds (net of the underwriting discount and commissions) or (b) the vote or written consent of the holders of at least a majority of the then outstanding shares of preferred stock.

Dividends: Preferred Stock dividends are payable only when and if declared by the Board of Directors. As of September 30, 2021, no dividends had been declared.

Liquidation: Following a liquidation event, distributions are made in accordance with the terms of the Company’s certificate of incorporation.

Note 14. Stock-Based Compensation

Stock-based compensation expense, related to employees and non-employees, was recognized as follows (in thousands):

	September 30,
	2021	2020
Selling, general and administrative	$189	$165
Research and development	109	20

Total stock-based compensation expense	$298	$185

No estimated tax benefit related to stock-based compensation expense was recognized for the period ended September 30, 2021.

In April 2016, the Company adopted the 2016 Equity Incentive Plan (2016 Plan) under which up to a maximum of 1,231,884 shares of common stock could be granted to employees and independent contractors in the form of either stock options, equity appreciation rights, restricted stock, performance awards and other stock-based awards. In February 2019, the 2016 Plan was amended to increase the number of shares of common stock available for grant to 2,650,000 shares, and in January 2020, the plan was further amended to increase the number of shares available for grant to 2,850,000. On July 6, 2021, the 2016 Plan was amended to increase the number of shares of common stock available for grant to 7,950,000 shares.

Stock options: Stock option grants to employees and non-employees generally have a requisite service period of one to three years and can be subject to graded vesting. The stock option grants are generally time vesting that vest over three years of service. Some stock option grants are performance vesting options for which the vesting depends on the Company’s attainment of certain targets as defined in the stock option agreements. The Company records stock-based compensation expense associated with stock options on a straight line basis over the applicable vesting period within each grant and based on their fair value at the date of grant using the Black Scholes-Merton option pricing model. The exercise price for stock options is determined by the Board of Directors (the “Board”) in its discretion. All incentive stock options granted to any person possessing more than 10% of the total combined voting power of all classes of stock must have an exercise price of not less than 110% of the fair market value of the underlying common stock at the time of grant. The option term for all awards is 10 years.

The following range of assumptions were used in the calculation of fair value for options granted during the period indicated.

	September 30,
	2021	2020
Risk-free rate	0.76%	0.32% - 1.76%
Expected dividend yield	0%	0%
Expected option life	5 to 6 years	5 to 6 years
Expected stock price volatility	53.2% - 54.4%	41.0% - 47.4%

The Company considered that it has never paid, and does not currently intend to pay, cash dividends. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected term of the options. The Company’s expected stock price volatility assumption is based on volatilities of similar entities whose share or option prices are publicly available. The Company uses the simplified method to calculate the expected term, as the options are plain vanilla and the Company does not have significant historical post vesting exercise activity. The expected term is calculated using the historical weighted average term of the Company’s options. Additionally, the Company has elected the policy to reflect the impact of forfeitures as they occur.

The weighted-average fair value of all options granted during the periods ended September 30, 2021 and 2020, estimated as of the grant date using the Black-Scholes option valuation model, was $2.11 and $0.54 per share, respectively. Stock-based compensation expense for the periods ended September 30, 2021 and 2020 was $0.3 million and $0.2 million, respectively. The unrecognized compensation expense was $0.5 million as of September 30, 2021, and is expected to be recognized as compensation expense over an estimated weighted average period of 2.1 years.

The following table summarizes option activity under the 2016 Plan for the periods ended September 30, 2021 and 2020 (in thousands, except as indicated and per share data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value as of September 30, 2021
Balance at December 31, 2019	2,183,976	$1.73	9.2 years	$—
Options Granted	107,500	1.73
Options forfeited and canceled	(138,333)	1.73
Options exercised	—	—

Balance at September 30, 2020	2,153,143	$1.73	8.5 years	$—

Balance at December 31, 2020	2,330,143	$1.73	8.4 years	$—
Options Granted	316,000	1.73
Options forfeited and canceled	(65,000)	1.73
Options exercised	—	—

Balance at September 30, 2021	2,581,143	$1.73	7.9 years	$3,226

Vested and unvested expected to vest at September 30, 2021	2,541,143	$1.73	8.4 years	$3,176

Exercisable at September 30, 2021	2,106,143	$1.73	7.6 years	$2,633

The aggregate intrinsic value was calculated as the difference between the estimated fair value of the Company’s common stock as of September 30, 2021 of $2.98 per share and the exercise price per share of the underlying options.

During the periods ended September 30, 2021 and 2020, no stock options were exercised.

Incentive equity units: In addition to the 2016 Equity Incentive Plan, the Company adopted the 2019 Stock Pool Plan (“2019 Plan”) in February 2019. The purpose of the 2019 Plan is to encourage and incentivize employees to continue in service to the Company. Under the 2019 Plan, the Company established a pool of 350,000 shares of Common Stock, which pool was increased to 650,000 shares in July 2021, and may grant an unlimited number of Incentive Units to participants prior to a Change of Control. An Incentive Unit represents a right to receive a payment of the Company’s Common Stock upon a Change of Control, provided a participant remains in service to the Company as of the date of such Change of Control. The number of shares of Common Stock payable to a participant shall equal the number of shares of Common Stock in the pool (e.g., 650,000 shares) multiplied by a fraction, the numerator of which is the total number of a participant’s vested Incentive Units as of the closing date of the Change of Control and the denominator of which is the total number of Incentive Units that have been granted regardless of whether forfeited or not prior to such closing date. The Incentive Units shall expire seven years from the effective date of the 2019 Plan if a Change in Control does not occur prior to such date. In the nine-month periods ended September 30, 2020 and 2021, the Company granted a total of 31,500 and 85,167 Incentive Units, respectively. As of September 30, 2021, 695,399 Incentive Units were outstanding, of which 210,333 had been forfeited by the original grantees thereof. As a Change in Control has not happened as of September 30, 2021, no compensation expenses have been recognized in the periods ending September 30, 2021 and 2020.

Equity appreciation rights: The entity has also issued “value appreciation payments” or “value appreciation rights,” which consist of one-time cash awards equivalent to a set amount of Common Shares less a defined dollar value per share, paid in the event of a Change in Control and typically contingent upon the occurrence of certain milestones. The purpose of these awards is to incentivize employees and consultants to provide valid scientific, clinical, and related statistics, studies, and research to the Company. The Company records stock-based compensation expense associated with equity appreciation upon a Change in Control becoming probable. As a Change in Control has not happened as of September 30, 2021, no compensation expenses have been recognized as of September 30, 2021. The Company treats these awards as liability classified and accordingly remeasures the awards to their fair value as of each reporting period using the Black Scholes-Merton option pricing model. The assumptions used in the 2021 and 2020 valuation included: (a) risk-free interest rate of 0.10% and 0.10%, respectively, (b) weighted average expected term of 0.4 and 1.4 years, respectively, (c) weighted average expected stock volatility 48.31% and 69.39%, respectively, and (d) expected dividends of zero. The unrecognized compensation expense was $0.06 million as of September 30, 2021.

Note 15. Subsequent Events

The Company evaluated all events or transactions that occurred after September 30, 2021 through February 14, 2022, the date the condensed consolidated financial statements were available to be issued.

In October 2021, an equity financing of greater than $5.0 million in proceeds occurred and the Company issued the warrants to related parties, Seagull and Pacific Premier, and elected to exercise its option to convert the 2020 and 2021 Notes into shares of the preferred stock sold in the financing. The 2020 and 2021 Seagull Notes conversion resulted into the issuance of 903,030 shares of Series D preferred stock. The 2021 Pacific Premier Note conversion resulted into the issuance of 111,292 shares of Series D preferred stock.

On November 14, 2021, the Company entered into a business combination agreement (the “CHP Agreement”) by and among the Company, CHP Merger Corp., a Delaware Corporation (“CHP”), and Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the CHP Agreement, Merger Sub will merge with and into the Company, and the Company will be the surviving corporation and a wholly owned subsidiary of CHP. The merger is subject to shareholder approval and other closing conditions.

On November 30, 2021, the Company entered into an Investment Agreement with CHP, certain members of CHP management and other investors in CHP, which provides for a total investment amount of approximately $7.5 million through the investment in and purchase of the Company’s Convertible Notes and Series D preferred stock expected to occur between November 2021 and April 2022. With the total proceeds received under the Investment Agreement, the Company is required to make certain monthly contributions to CHP’s Trust Account towards the extension premium required under the Business Combination Agreement. As of December 31, 2021, the Company has received a total investment of approximately $3.0 million through the issuance of 256,410 units of Series D preferred stock for a total amount of $2.0 million and various Convertible Notes for a total amount of approximately $1.0 million.

Fusion Robotics, LLC

Financial Statements as of and for the Fiscal Year ended December 31, 2020 and the period March 5, 2019 (inception) through December 31, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee of

Integrity Implants Inc. d/b/a Accelus

Palm Beach Gardens, Florida

We have audited the accompanying financial statements of Fusion Robotics, LLC (a Limited Liability Company) which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ equity, and cash flows for the period March 5, 2019 (inception) through December 31, 2019 and the year ended December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fusion Robotics, LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the period March 5, 2019 (inception) through December 31, 2019 and the year ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ Templeton & Company, LLP

West Palm Beach, Florida

February 11, 2022

Esperante Corporate Center | 222 Lakeview Avenue, Suite 1200 | West Palm Beach, Florida 33401

The Main | 201 East Las Olas Boulevard, Suite 1650 | Fort Lauderdale, Florida 33301

www.templetonco.com

FUSION ROBOTICS, LLC

Balance Sheets

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,352,768	$342,337
Inventory	335,697	—

Total current assets	1,688,465	342,337
Capitalized software, net	408,671	271,373

Total assets	$2,097,136	$613,710

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$342,727	$339,225

Total current liabilities	342,727	339,225

Total liabilities	342,727	339,225

Members’ equity:
Capital contributed	4,600,000	2,600,000
Accumulated deficit	(2,845,591)	(2,325,515)

Total members’ equity	1,754,409	274,485

Total liabilities and members’ equity	$2,097,136	$613,710

The accompanying notes are an integral part of these financial statements.

FUSION ROBOTICS, LLC

Statements of Operations

	Year Ended December 31,	Period Ended December 31,
	2020	2019
Net revenue	$—	$—
Cost of revenue	—	—

Gross profit	—	—

Operating expenses:
Selling, general and administrative	111,181	53,965
Research and development	357,811	2,271,550
Amortization	51,084	—

Total operating expenses	520,076	2,325,515

Loss from operations	(520,076)	(2,325,515)
Loss before income taxes	(520,076)	(2,325,515)
Income taxes	—	—

Net loss	$(520,076)	$(2,325,515)

The accompanying notes are an integral part of these financial statements.

FUSION ROBOTICS, LLC

Statements of Changes in Members’ Equity

	Capital Contributed		Accumulated Deficit	Members’ Equity
	Units	Amount
Inception March 5, 2019	—	$—	$—	$—
Member capital contributions	10,000,000	2,600,000	—	2,600,000
Net loss	—	—	(2,325,515)	(2,325,515)

Balance at December 31, 2019	10,000,000	$2,600,000	$(2,325,515)	$274,485
Member capital contributions	—	2,000,000	—	2,000,000
Net loss	—	—	(520,076)	(520,076)

Balance at December 31, 2020	10,000,000	$4,600,000	$(2,845,591)	$1,754,409

The accompanying notes are an integral part of these financial statements.

FUSION ROBOTICS, LLC

Statements of Cash Flows

	Year Ended December 31,	Period Ended December 31,
	2020	2019
Operating activities:
Net loss	$(520,076)	$(2,325,515)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	51,084	—
Member capital contribution of in-process research and development	—	1,300,000
Changes in operating assets and liabilities:
Inventory	(335,697)	—
Accounts payable	3,502	339,225

Net cash used in operating activities	(801,187)	(686,290)
Investing activities:
Purchase of capitalized software	(188,382)	(271,373)

Net cash used in investing activities	(188,382)	(271,373)
Financing activities:
Proceeds received from member capital contributions	2,000,000	1,300,000

Net cash provided by financing activities	2,000,000	1,300,000

Net increase in cash and cash equivalents:	1,010,431	342,337
Cash and cash equivalents, beginning of period	342,337	—

Cash and cash equivalents, end of period	$1,352,768	$342,337

The accompanying notes are an integral part of these financial statements.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Fusion Robotics, LLC, (the Company) was incorporated under the laws of the State of Delaware on March 5, 2019. The Company is focused on the design, development, and commercialization of cost-effective robotic surgical solutions for use in the spinal surgery market. The Company leverages several third-party manufacturing relationships to ensure high-quality, low-cost production while maintaining a capital-efficient business model. Pedicle screws are placed and/or bony and soft tissue decompressions are performed for interbody device placement. The Company’s vision is to improve the outcomes for patients in all economic environments with the use of innovative integration of new robotics and localization techniques using 3D and 2D imaging techniques along with standard navigation methods. The Company’s expertise in spinal fusion and product development is designed to offer their surgeon customers a differentiated portfolio and a “complete solution” to meet their surgical needs. The Company is headquartered in Superior, Colorado.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates: The preparation of financial statements in conformity U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the useful lives for depreciable and amortizable assets, the determination of the fair value of the Company’s stock appreciation rights, and the reserve for slow-moving inventory. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Uncertainty of the coronavirus pandemic: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to, amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. The mutation of different strains of the COVID- 19 virus, potentially varying in degree of transmissibility and lethality, present further uncertainty, as does the timing, distribution, and efficacy of the COVID-19 vaccines. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and

FUSION ROBOTICS, LLC

Notes to Financial Statements

assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in these financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Cash and cash equivalents: Cash consists of bank deposits held in checking and savings accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash held in banks. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature.

Inventory: Inventory is comprised of robotic systems held for sale and are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. The Company reduces the carrying value of inventory for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors. Excess and obsolete inventory is expensed and a reserve is established for slow-moving inventory based on management estimates.

Property and equipment: Property and equipment are stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense when incurred. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet and any resulting gain or loss is recognized in the statement of operations for the respective period. Depreciation is charged to expense over the estimated useful lives of the related assets and is computed using the straight-line depreciation method over the estimated useful lives of the assets.

Software Development Costs: The Company capitalizes certain development costs incurred in connection with its internal use software. These capitalized costs are primarily related to the software application developed for use in the operation and development of the Company’s surgical robot. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. The Company capitalized $188,382 and $271,373 in internal use software during the year ended December 31, 2020 and the period ended December 31, 2019, respectively. Amortization expense totaled $51,084 and $0 for the year ended December 31, 2020 and the period ended December 31, 2019, respectively.

Long-lived assets: Long-lived assets, such as equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to result from the use of the assets (or group of assets) and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, an impairment charge is recognized for the amount for which the carrying amount of the asset exceeds the fair value of the asset. No indications of impairment were identified during the year ended December 31, 2020 and the period March 5, 2019 (Inception) through December 31, 2019.

Income taxes: The Company files corporate income tax returns in the U.S. federal jurisdiction, and in various state jurisdictions where the Company has nexus.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Deferred income taxes in these financial statements are based on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Fair value measurements: The Company uses the fair value measurement and disclosure guidance for all assets and liabilities that are recognized or disclosed at fair value in the financial statements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that management believes market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2:	Inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

The Company believes its valuation methods are appropriate and consistent with other market participants; however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments include cash and cash equivalents, and accounts payable. The carrying value of cash and cash equivalents, and accounts payable approximate fair value because of the short-term nature of those instruments.

Revenue recognition: On March 5, 2019, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method for all contracts not completed as of the date of adoption. In connection with the adoption of ASC 606, the Company also adopted the related amendments that impact the accounting for the incremental costs of obtaining a contract. Adoption of ASC 606 did not have any impact on the financial statements, except changes in the disclosures.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps as prescribed by ASC 606:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the entity satisfies performance obligations.

A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer that defines each party’s rights regarding the products to be transferred and identifies the payment terms related to these products, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for its products that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company considers signed agreements and purchase orders as a customer’s contract.

The Company identifies performance obligations based on the terms of the contract and customary business practices, which include products that are distinct, or a series of distinct goods that are substantially the same and that have the same pattern of transfer to the customer. The Company’s robotic system is the distinct performance obligation. The Company does not have any contracts with customers that contain multiple performance obligations.

The Company’s transaction price is generally fixed. Any discounts or rebates are estimated at the inception of the contract and recognized as a reduction of the revenue. Revenue for products is recognized when a customer obtains control of the promised products, which is generally when the customer has the ability to (i) direct its use and (ii) obtain substantially all of the remaining benefits from it. Revenue recognition occurs when control of the product transfers to the customer which is generally at the time the title of the product transfers to the customer.

Cost of revenue: Cost of revenue consists primarily of costs for the purchase of the Company’s robot component products from third-party manufacturers. Direct costs from the Company’s third-party manufacturers includes costs for raw materials. The Company expenses all inventory provisions for excess and obsolete inventories as cost of revenue sold. The Company records adjustments to its inventory valuation for estimated excess, obsolete and non-sellable inventories based on assumptions about future demand, past usage, changes to manufacturing processes and overall market conditions.

Shipping and handling: The Company has elected to account for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are recorded in selling, general and administrative expenses.

Concentration of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. At times, such cash may be in excess of the FDIC limit. At December 2020 and 2019, the Company had cash in excess of the $250,000 federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents as the Company’s cash and cash equivalents are placed with high- credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Risk and uncertainties: The Company is also subject to risks common to medical device companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, the ability to obtain adequate coverage and reimbursement from third-party payors and uncertainty of market acceptance of products. The Company is dependent on third-party manufacturers and suppliers, in some cases single source suppliers. The Company has limited long term contracts with its key suppliers and is subject to risks such as manufacturing failures, non-compliance with regulatory requirements, price fluctuations, inability to properly meet demand and third-party supplier discontinuation of operations.

The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2020, of $2,845,591, and expects to incur future additional losses. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability to raise additional capital and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

Selling, general and administrative: General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration, professional service fees, and other general overhead costs including depreciation to support our operations.

Product liability: The Company believes it carries adequate insurance for possible product liability claims. Accruals for product liability claims and legal defense costs in excess of insured amounts are recorded if it is probable that a liability has been incurred and the amount of any liability can be reasonably estimated. For the year ended December 31, 2020 and the period ended December 31, 2019, the Company did not have any product sales. Accordingly, no accruals for product liability claims is recorded as of December 31, 2020 and December 31, 2019.

Research and development: Research and development costs are expensed when incurred. Research and development costs include costs of research, engineering and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Loss contingency: The Company is subject to various potential loss contingencies arising in the ordinary course of business. From time to time, the Company may be involved in certain proceedings, legal actions and claims. Such matters are subject to many uncertainties, and the outcomes of these matters are not within the Company’s control and may not be known for prolonged periods of time. In some actions, the claimants may seek damages, as well as other relief, including injunctions which may prohibit the Company to engage in certain activities, which, if granted, could require significant expenditures and/or result in lost revenues. The Company records a liability in the financial statements when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed. In most cases, significant judgment is required to estimate the amount and timing of a loss to be recorded.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Recent accounting pronouncements:

Accounting standards issued but not yet adopted:

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), simplifies the accounting for convertible instruments and the application of the derivatives scope exception for contracts in an entity’s own equity. This ASU is effective for fiscal periods beginning after December 15, 2023. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in Topic 350, Intangibles—Goodwill and Other, to determine which implementation costs to capitalize as assets or expense as incurred. This ASU is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2020, and can be applied either prospectively to implementation costs incurred after the date of adoption or retrospectively to all arrangements. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02, including all the related amendments subsequent to its issuance, will supersede the current guidance for lease accounting. Lessees will be required to recognize a right-of-use (“ROU”) asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of the lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). This ASU is effective for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s financial statements.

Note 2. Inventory

Inventory as of December 31, 2020 and 2019, respectively, included the following:

	December 31,
	2020	2019
Raw materials	$335,697	$—

Total	$335,697	$—

As of December 31, 2020 and 2019, no reserve for obsolete inventory has been recorded.

Note 3. Commitments and Contingencies

Litigation: The Company is subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Note 4. Capitalized Software

Capitalized software as of December 31, 2020 and 2019, respectively, included the following:

	December 31,
	2020	2019
Capitalized software	$459,755	$271,373
Less: accumulated amortization	(51,084)	—

Capitalized software, net	$408,671	$271,373

Estimated future amortization of software development costs are as follows:

2021	$153,252
2022	$153,252
2023	$102,167

$408,671

Note 5. Income Taxes

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the deferred tax assets and liabilities are summarized below as of December 31, 2020 and 2019, respectively:

	December 31,
	2020	2019
Deferred tax assets:
Capitalized software costs	$98,081	$65,130
Operating loss carryforward (federal and state)	800,369	638,692
Less valuation allowance	(898,450)	(703,822)

Total deferred tax assets	$—	$—

The following schedule reconciles income tax expense (benefit) to the statutory rate and the actual income tax expense (benefit) as reflected in the statements of operations:

	December 31,
	2020	2019
Computed tax benefit at federal statutory rate	$(121,560)	$(558,124)
State tax benefit net of federal tax effect	(23,629)	(93,345)
Capitalization of software development costs	43,328	62,416
Valuation allowance	101,861	589,053

Total expense (benefit) for income taxes	$—	$—

As of December 31, 2020 and 2019, the Company had net operating loss carryforwards of approximately

$3,254,262 and $2,596,888, respectively, for federal and state income taxes that can be carried forward and deducted for federal and state purposes. During the year ended December 31, 2020 and period ended December 31, 2019, the Company recorded a valuation allowance of $800,369 and $638,692, respectively, on the deferred tax assets to reduce the total to an amount that management ultimately believes will be realized.

FUSION ROBOTICS, LLC

Notes to Financial Statements

The utilization of the Company’s net operating losses may be subject to a limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code (IRC) and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense line in the statements of operations. Any accrued interest and penalties are included within the related tax liability line in the accompanying balance sheets. No accrued interest and penalties have been recorded as of December 31, 2020 and 2019.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law making several changes to the IRC. The changes include, but are not limited to, increasing the limitation on the amount of deductible interest expense, allowing companies to carryback certain net operating losses, and increasing the amount of net operating loss carryforwards that corporations can use to offset taxable income. Some of the tax law changes included in the Act are retroactive; however, the Company’s provision for income taxes will not reflect these effects until the financial statement period that includes the date of enactment. The Company is assessing the impacts provided by the CARES Act.

Note 6. Members’ Equity

The Company is authorized to issue 10,000,000 units. The number of units issued and outstanding as of December 31, 2020 and 2019 totaled 10,000,000 units. At inception of the Company, one of the members contributed in-process research and development with a fair value of $1,300,000 in exchange for 5,000,000 membership units. The fair value of this contribution was recorded to members’ equity with a corresponding charge to research and development expenses in the related statement of operations. Additionally, during 2019, 5,000,000 membership units were issued to another member in exchange for a $1,300,000 cash contribution. During 2020, the members contributed an additional $2,000,000 in proportion to their ownership percentage.

A whole number of directors equal to at least a majority of the total number of members of the Board of Directors, either present or represented by proxy, shall constitute a quorum for the transaction of business. The vote of a majority of the total number of members of the Board of Directors shall be considered the act of the Board of Directors. Distributions shall be determined by a vote of members holding a majority of the units.

Upon liquidation of the Company, the Company’s assets shall be applied in the following order of priority: first, to pay the costs and expenses of the liquidation of the Company; second, to creditors of the Company, in the order provided by law; third, to establish reserves to meet any and all contingent or unforeseen liabilities or obligations of the Company; fourth, to the members in accordance with the terms of its operating agreement.

Note 7. Related Party Transactions

In 2019, the Company entered into an agreement with a member to provide certain services and use of software licenses for the development of its surgical robot prototype, as well as, certain other services related to research and development activities, administrative and other charges. For the year ended December 31, 2020 and period ended December 31, 2019, such charges and pass through costs totaled $469,107 and $638,293, respectively.

In 2019, the Company entered into an agreement for use of a software application and test robots as part of its research and development activities. The Company was charged approximately $230,000 for the use of the software application and test robots during the period ended December 31, 2019. No such costs were incurred for the year ended December 31, 2020.

FUSION ROBOTICS, LLC

Notes to Financial Statements

Note 8. Subsequent Events

The Company evaluated subsequent events from December 31, 2020, the date of these financial statements through February 11, 2022, which represents the date the financial statements were available for issuance, for events requiring recording or disclosure in the financial statements. The Company concluded that no other events have occurred that would require recognition or disclosure in the financial statements except as described below.

Subsequent to December 31, 2020, the Company received clearance from the US Food and Drug Administration (FDA) for its initial product offering to be used in spine surgery in the United States.

On July 6, 2021, the Company was acquired by Integrity Implants Inc. (Integrity) for total consideration of 10,069,340 common shares of Integrity, which represents in the aggregate 30% of the total number of shares of all classes of Integrity stock issued and outstanding immediately following the acquisition.

Fusion Robotics, LLC

Condensed Financial Statements as of and for the Period ended July 6, 2021 and the Six Months ended June 30, 2020

FUSION ROBOTICS, LLC

Condensed Balance Sheets

(unaudited)

	Period Ended July 6, 2021	Year Ended December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$33,874	1,352,768
Accounts receivable	25,960	—
Inventory	841,317	335,697
Prepaid expenses and other current assets	904,468	—

Total current assets	1,805,619	1,688,465
Capitalized software, net	319,274	408,671
Property and equipment, net	389,387	—

Total assets	2,514,280	2,097,136

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,532	342,727

Total current liabilities	54,532	342,727

Total liabilities	54,532	342,727

Members’ equity
Capital contributed	7,600,000	4,600,000
Accumulated deficit	(5,140,252)	(2,845,591)

Total members’ equity	2,459,748	1,754,409

Total liabilities and members’ equity	$2,514,280	2,097,136

See notes to unaudited condensed financial statements.

FUSION ROBOTICS, LLC

Condensed Statements of Operations

(unaudited)

	Period Ended July 6, 2021	6 Months Ended June 30, 2020
Net revenue	$25,960	$—
Cost of revenue	(1,937)	—

Gross profit	24,023	—

Operating expenses:
Selling, general and administrative	1,139,637	8,125
Research and development	1,089,650	173,716
Amortization	89,397	—

Total operating expenses	2,318,684	181,841

Loss from operations	(2,294,661)	(181,841)
Loss before income taxes	(2,294,661)	(181,841)
Income taxes	—	—

Net loss	$(2,294,661)	$(181,841)

See notes to unaudited condensed financial statements.

FUSION ROBOTICS, LLC

Condensed Statements of Changes in Members’ Equity

(unaudited)

	Capital Contributed		Accumulated	Members’
	Units	Amount	Deficit	Equity
Balance at January 1, 2020	10,000,000	$2,600,000	$(2,325,515)	274,485
Net Loss	—	—	(181,841)	(181,841)

Balance at June 30, 2020	10,000,000	$2,600,000	$(2,507,356)	$92,644

	Capital Contributed		Accumulated	Members’
	Units	Amount	Deficit	Equity
Balance at January 1, 2021	10,000,000	$4,600,000	$(2,845,591)	$1,754,409
Member capital contributions	363,646	3,000,000	—	3,000,000
Net Loss	—	—	(2,294,661)	(2,294,661)

Balance at July 6, 2021	10,363,646	$7,600,000	$(5,140,252)	$2,459,748

See notes to unaudited condensed financial statements.

FUSION ROBOTICS, LLC

Condensed Statements of Cash Flows

(unaudited)

	Period Ended July 6, 2021	Six Months Ended June 30, 2020
Operating activities:
Net loss	$(2,294,661)	$(181,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	89,397	—
Changes in operating assets and liabilities:
Accounts receiveable	(25,960)	—
Inventory	(891,454)	—
Prepaid expenses and other current assets	(904,468)	—
Accounts payable	(291,748)	(156,551)

Net cash used in operating activities	(4,318,894)	(338,392)
Financing activities:
Proceeds received from member capital contributions	3,000,000	—

Net cash provided by financing activities	3,000,000	—
Net increase in cash and cash equivalents:	(1,318,894)	(338,392)
Cash and cash equivalents, beginning of period	1,352,768	342,337

Cash and cash equivalents, end of period	$33,874	$3,945

Supplemental disclosures of noncash investing and financing information:

	Period Ended July 6, 2021	6 Months Ended June 30, 2020
Noncash: Property and equipment transferred from inventory	$389,387	$—

See notes to unaudited condensed financial statements.

FUSION ROBOTICS, LLC

Notes to Condensed Financial Statements (unaudited)

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Fusion Robotics, LLC, (the Company) was incorporated under the laws of the State of Delaware on March 5, 2019. The Company is focused on the design, development, and commercialization of cost-effective robotic surgical solutions for use in the spinal surgery market. The Company leverages several third-party manufacturing relationships to ensure high-quality, low-cost production while maintaining a capital-efficient business model. Pedicle screws are placed and/or bony and soft tissue decompressions are performed for interbody device placement. The Company’s vision is to improve the outcomes for patients in all economic environments with the use of innovative integration of new robotics and localization techniques using 3D and 2D imaging techniques along with standard navigation methods. The Company’s expertise in spinal fusion and product development is designed to offer their surgeon customers a differentiated portfolio and a “complete solution” to meet their surgical needs. The Company is headquartered in Superior, Colorado.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying unaudited condensed financial statements (“condensed financial statements”) include the accounts of the Company and have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes. The balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. The accompanying condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position, results of operations, comprehensive loss, stockholders’ deficit, and cash flows for the periods presented, but are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period. There have been no material changes to the Company’s significant accounting policies as described in the audited financial statements as of December 31, 2020.

Use of estimates: The preparation of condensed financial statements in conformity U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the useful lives for depreciable and amortizable assets, the determination of the fair value of the Company’s stock appreciation rights, and the reserve for slow-moving inventory. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the condensed financial statements; therefore, actual results could differ from those estimates.

Uncertainty of the coronavirus pandemic: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to, amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. The mutation of different strains of the COVID-19 virus, potentially varying in degree of transmissibility and lethality, present further uncertainty, as does the timing, distribution, and efficacy of the COVID-19 vaccines. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in these condensed financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Cash and cash equivalents: Cash consists of bank deposits held in checking and savings accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash held in banks. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature.

Inventory: Inventory is comprised of robotic systems held for sale and are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. The Company reduces the carrying value of inventory for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors. Excess and obsolete inventory is expensed and a reserve is established for slow-moving inventory based on management estimates. Inventory for the period ended July 6, 2021 is comprised of work in process and finished goods. Inventory for the year ended December 31, 2020 is comprised of raw materials.

Property and equipment, net: Property and equipment are stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense when incurred. Leasehold improvements are capitalized and depreciated over the term of the lease or the useful life of the improvement whichever is shorter. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the condensed balance sheet and any resulting gain or loss is recognized in the condensed statement of operations for the respective period. Depreciation is charged to expense over the estimated useful lives of the related assets and is computed using the straight-line depreciation method over the estimated useful lives of the respective assets as follows:

Years
Medical equipment	5 - 10

Software Development Costs: The Company capitalizes certain development costs incurred in connection with its internal use software. These capitalized costs are primarily related to the software application developed for use in the operation and development of the Company’s surgical robot. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Amortization expense related to these capitalized costs totaled $89,397 and $0 for the period ended July 6, 2021 and six months ended June 30, 2020, respectively.

Long-lived assets: Long-lived assets, such as equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to result from the use of the assets (or group of assets) and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, an impairment charge is recognized for the amount for which the carrying amount of the asset exceeds the fair value of the asset. No indications of impairment were identified during the period ended July 6, 2021 or the year ended December 31, 2020.

Income taxes: The Company files corporate income tax returns in the U.S. federal jurisdiction, and in various state jurisdictions where the Company has nexus.

Deferred income taxes in these condensed financial statements are based on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the condensed financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the condensed financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Fair value measurements: The Company uses the fair value measurement and disclosure guidance for all assets and liabilities that are recognized or disclosed at fair value in the condensed financial statements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that management believes market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2:	Inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

The Company believes its valuation methods are appropriate and consistent with other market participants; however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments include cash and cash equivalents, accounts payable, and accrued expenses. The carrying value of cash and cash equivalents, accounts payable, and accrued expenses approximate fair value because of the short-term nature of those instruments.

Revenue recognition: On March 5, 2019, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method for all contracts not completed as of the date of adoption. In connection with the adoption of ASC 606, the Company also adopted the related amendments that impact the accounting for the incremental costs of obtaining a contract. Adoption of ASC 606 did not have any impact on the condensed financial statements, except changes in the disclosures.

Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps as prescribed by ASC 606:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the entity satisfies performance obligations.

A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer that defines each party’s rights regarding the products to be transferred and identifies the payment terms related to these products, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for its products that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company considers signed agreements and purchase orders as a customer’s contract.

The Company identifies performance obligations based on the terms of the contract and customary business practices, which include products that are distinct, or a series of distinct goods that are substantially the same and that have the same pattern of transfer to the customer. The Company’s implant product is the distinct performance obligation. The Company does not have any contracts with customers that contain multiple performance obligations.

The Company’s transaction price is generally fixed. Any discounts or rebates are estimated at the inception of the contract and recognized as a reduction of the revenue. Some of the Company’s contracts offer assurance type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation and are not material to the condensed financial statements.

Revenue for products is recognized when a customer obtains control of the promised products, which is generally when the customer has the ability to (i) direct its use and (ii) obtain substantially all of the remaining benefits from it. The Company consigns products with its independent sales agents but does not recognize revenue at the time the product is transferred on consignment. Revenue recognition occurs when control of the product transfers to the customer which is generally at the time the product is used in surgery.

Cost of revenue: Cost of revenue consists primarily of costs for the purchase of the Company’s robot component products from third-party manufacturers. Direct costs from the Company’s third-party manufacturers includes costs for raw materials. The Company expenses all inventory provisions for excess and obsolete inventories as cost of revenue sold. The Company records adjustments to its inventory valuation for estimated excess, obsolete and non-sellable inventories based on assumptions about future demand, past usage, changes to manufacturing processes and overall market conditions.

Shipping and handling: The Company has elected to account for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are recorded in selling, general and administrative expenses.

Concentration of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. At times, such cash may be in excess of the FDIC limit. At July 6, 2021, the Company did not have cash in excess of the $250,000 federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents as the Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Risk and uncertainties: The Company is also subject to risks common to medical device companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, the ability to obtain adequate coverage and reimbursement from third-party payors and uncertainty of market acceptance of products. The Company is dependent on third-party manufacturers and suppliers, in some cases single source suppliers. The Company has limited long term contracts with its key suppliers and is subject to risks such as manufacturing failures, non-compliance with regulatory requirements, price fluctuations, inability to properly meet demand and third-party supplier discontinuation of operations.

The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of July 6, 2021, of $5,140,252, and an accumulated deficit as of December 31, 2020, of $2,845,591, and expects to incur future additional losses. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these condensed financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability to raise additional capital and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

Selling, general and administrative: General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration, professional service fees, and other general overhead costs including depreciation to support our operations.

Product liability: The Company believes it carries adequate insurance for possible product liability claims. Accruals for product liability claims and legal defense costs in excess of insured amounts are recorded if it is probable that a liability has been incurred and the amount of any liability can be reasonably estimated. No accruals for product liability claims is recorded as of July 6, 2021 or December 31, 2020.

Research and development: Research and development costs are expensed when incurred. Research and development costs include costs of research, engineering and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Loss contingency: The Company is subject to various potential loss contingencies arising in the ordinary course of business. From time to time, the Company may be involved in certain proceedings, legal actions and claims. Such matters are subject to many uncertainties, and the outcomes of these matters are not within the Company’s control and may not be known for prolonged periods of time. In some actions, the claimants may seek damages, as well as other relief, including injunctions which may prohibit the Company to engage in certain activities, which, if granted, could require significant expenditures and/or result in lost revenues. The Company records a liability in the condensed financial statements when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed. In most cases, significant judgment is required to estimate the amount and timing of a loss to be recorded.

Recent accounting pronouncements:

Accounting standards issued but not yet adopted:

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260) Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The amendments in this update affect all entities that issue freestanding written call options that are classified in equity. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), simplifies the accounting for convertible instruments and the application of the derivatives scope exception for contracts in an entity’s own equity. This ASU is effective for fiscal periods beginning after December 15, 2023. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or other reference rates that are expected to be discontinued because of reference rate reform. This ASU is available for adoption as of the beginning of the interim period that includes March 12, 2020 through December 31, 2022, as contract modifications or hedging relationships entered into or evaluated after December 31, 2022 are excluded unless an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. This ASU impacts the Company’s debt in which interest rates include LIBOR or another rate that is expected to be discontinued. The Company is currently evaluating the remainder of this guidance and the impact it may have on the Company’s condensed financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology with a current expected credit losses model. The amendment applies to entities that hold financial assets and net investment in leases that are not accounted for at fair value through net income as well as loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. This ASU is effective for fiscal periods beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02, including all the related amendments subsequent to its issuance, will supersede the current guidance for lease accounting. Lessees will be required to recognize a right-of-use (“ROU”) asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of the lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). This ASU is effective for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating this guidance and the impact it may have on the Company’s condensed financial statements.

Note 2. Inventories, net

Inventories net, included the following:

	July 6, 2021	December 31, 2020
Raw materials	$—	$335,697
Work in process	674,534	—
Finished goods	166,783	—

Total	841,317	335,697
Inventories reserve	—	—

Inventories, net	$841,317	$335,697

During period ended July 6, 2021 and the year ended December 31, 2020, there was no inventory reserve recorded.

Note 3. Prepaid expenses and other current assets

Prepaid expenses and other current assets included the following:

	July 6, 2021	December 31, 2020
Prepaid exclusivity fees	$704,468	$—
Vendor deposit	200,000	—

Total prepaid expenses and other current assets	$904,468	$—

Note 4. Property and equipment, net

Property and equipment, net consists of the following:

	July 6, 2021	December 31, 2020
Medical equipment	$389,387	$—

Total	389,387	—
Less: accumulated depreciation	—	—

Property and equipment, net	$389,387	$—

For the period ended July 6, 2021 and the six months ended June 30, 2020, no depreciation expense was recorded on these assets. The balance is comprised of inventory that was reclassified to property and equipment as of the reporting date resulting in depreciation being expensed prospectively.

Note 5. Commitments and Contingencies

Litigation: The Company is subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Note 6. Capitalized Software

Capitalized software, net consists of the following:

	July 6, 2021	December 31, 2020
Capitalized software	$459,755	$459,755
Less: accumulated amortization	(140,481)	(51,084)

Capitalized software, net	$319,274	$408,671

Estimated future amortization of software development costs are as follows:

Remainder of 2021	$63,855
2022	153,251
2023	102,168

$319,274

Note 7. Income Taxes

The Company’s effective tax rate was 0.0% for period ended July 6, 2021 and six months ended June 30, 2020. These rates differ from the federal statutory rate of 21% due to the effect of a valuation allowance.

Note 8. Members’ Equity

The Company is authorized to issue 10,363,636 units. The number of units issued and outstanding as of July 6, 2021 totaled 10,363,636 units.

A whole number of directors equal to at least a majority of the total number of members of the board of directors, either present or represented by proxy, shall constitute a quorum for the transaction of business. The vote of a majority of the total number of members of the Board of Directors shall be considered the act of the board of directors. Distributions shall be determined by a vote of members holding a majority of the units.

Upon liquidation of the Company, the Company’s assets shall be applied in the following order of priority: first, to pay the costs and expenses of the liquidation of the Company; second, to creditors of the Company, in the order provided by law; third, to establish reserves to meet any and all contingent or unforeseen liabilities or obligations of the Company; fourth, to the members in accordance with the terms of the LLC agreement.

Note 9. Related Party Transactions

In 2019, the Company entered into an agreement with a member to provide certain services and use of software licenses for the development of its surgical robot prototype, as well as, certain other services related to research and development activities, administrative and other charges. For the period ended July 6, 2021 and six months ended June 30, 2020, such charges and pass through costs totaled $0 and $469,107, respectively.

Note 10. Subsequent Events

The Company evaluated subsequent events from July 6, 2021, the date of these condensed financial statements through February 11, 2022, which represents the date the condensed financial statements were available for issuance, for events requiring recording or disclosure in the condensed financial statements. The Company concluded that no other events have occurred that would require recognition or disclosure in the condensed financial statements except as described below.

On July 6, 2021, the Company was acquired by Integrity Implants Inc. for total consideration of 10,069,340 common shares of Integrity Implants Inc. which represents in the aggregate 30% of the total number of shares of all classes of Integrity Implants Inc. stock issued and outstanding immediately following the acquisition.

ANNEX A-I

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CHP MERGER CORP.,

ACCELERATE MERGER SUB, INC.,

AND

INTEGRITY IMPLANTS INC.

DATED AS OF NOVEMBER 14, 2021

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A-I-ii

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 14, 2021, is made by and among CHP Merger Corp., a Delaware corporation (“CHP”), Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation (the “Company”). CHP, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) CHP is a blank check company incorporated as a Delaware corporation on November 26, 2019 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of CHP that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of CHP, CHP is required to provide an opportunity for its stockholders to have their outstanding CHP Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the CHP Stockholder Approval;

WHEREAS, as of the date of this Agreement, CHP Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 7,500,000 shares of CHP Class B Common Stock;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and its affiliates are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Company, pursuant to which the Sponsor and such affiliates have agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) to subject certain of their holdings of CHP Common Stock and CHP Warrants to certain vesting conditions, (c) to transfer to the Surviving Company for distribution in its discretion to the Company Stockholders a portion of the CHP Warrants, (d) not effect any sale or distribution of any Equity Securities of CHP held by such stockholders and (e) not to redeem any of the Equity Securities of CHP such stockholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Merger, CHP shall adopt, subject to obtaining CHP Stockholder Approval, an amended and restated certificate of incorporation, substantially in a form to be agreed upon between CHP and the Company (the “CHP Certificate of Incorporation”), and bylaws, substantially in a form to be agreed upon between CHP and the Company (the “CHP Bylaws”);

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of CHP and (b) each share of Company Stock will be automatically converted as of the Effective Time into the right to receive New CHP Common Stock, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, promptly after the execution of this Agreement, each Company Stockholder listed on Section A of the Company Disclosure Schedules attached hereto (collectively, the “Supporting Company Persons”) will deliver to CHP a duly executed transaction support agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Transaction Support Agreement”), pursuant to which, among other things, each such Supporting Company Person will agree to (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) not effect any sale or distribution of any Equity Securities of the Company held by such stockholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of Company Stockholders Agreements to be terminated effective as of the Closing;

WHEREAS, promptly after the execution of this Agreement, CHP, the Sponsor, the Supporting Company Persons and certain other parties thereto will enter into an investors’ rights agreement, substantially in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), pursuant to which, among other things, CHP has agreed to provide certain registration rights with respect to certain securities of CHP, on the terms and subject to the conditions therein;

WHEREAS, the CHP Board has (a) approved this Agreement, the Ancillary Documents to which CHP is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of CHP Common Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, CHP, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Stock entitled to vote thereon; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional CHP SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Proceeds” means the aggregate cash proceeds available for release to any CHP Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance

A-I-2

of doubt, giving effect to all of the CHP Stockholder Redemptions and the payment of all Unpaid CHP Expenses (excluding premiums for D&O insurance incurred pursuant to Section 5.15) and reasonable legal, accounting and financial advisor expenses that are Unpaid Company Expenses, excluding any fees or other amounts payable pursuant to the Piper Letter (as defined in the Company Disclosure Schedules)) plus the aggregate amount invested by CHP Investors in the Series D Capital Raise, if any.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AHA” means the American Hospital Association.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Allowed Awards” has the meaning set forth in Section 5.1(b)(vii).

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Ancillary Documents” means the Sponsor Support Agreement, the Investors’ Rights Agreement, the Transaction Support Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and the Governmental Entities in the State of Delaware are open for the general transaction of business, provided that banks and the Governmental Entities shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) and such Governmental Entities’ online filing system are open for use by customers on such day.

“Business Intellectual Property” means all Intellectual Property that is owned or purported to be owned by, used by, or held for use by, any Group Company.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo relating to the COVID-19, as well as any applicable guidance issued thereunder or relating thereto (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“CARES Act Funds” has the meaning set forth in Section 3.8(a).

“Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).

“Certificates” has the meaning set forth in Section 2.1(c)(viii).

“CHP” has the meaning set forth in the introductory paragraph to this Agreement.

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“CHP Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) CHP or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of CHP or any of its controlled Affiliates, (b) a business combination between CHP or any of its controlled Affiliates and any other Person(s) (in the case of each of subsection (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) any equity or similar investment in CHP or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a CHP Acquisition Proposal.

“CHP Board” means the board of directors of CHP.

“CHP Board Recommendation” has the meaning set forth in Section 5.8.

“CHP Bylaws” has the meaning set forth in the recitals to this Agreement.

“CHP Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“CHP Class A Common Stock” means CHP’s Class A common stock, par value $0.0001 per share.

“CHP Class B Common Stock” means CHP’s Class B common stock, par value $0.0001 per share.

“CHP Common Stock” means, (i) prior to the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a), CHP Class A Common Stock and CHP Class B Common Stock, and (ii) at and after the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a), New CHP Common Stock.

“CHP D&O Persons” has the meaning set forth in Section 5.15(a).

“CHP Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by CHP on the date of this Agreement.

“CHP Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a CHP Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any CHP Party, (b) amounts due to the underwriters of CHP’s IPO for their deferred underwriting commissions and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any CHP Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, CHP Expenses shall not include any Company Expenses.

“CHP Financial Statements” means all of the financial statements of CHP included in the CHP SEC Reports.

“CHP Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the CHP Parties).

“CHP Investors” means the Sponsor, AHA and any Affiliate of the foregoing.

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“CHP Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the CHP Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, CHP Liabilities shall not include any CHP Expenses.

“CHP Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the CHP Parties, taken as a whole, or (b) has a material adverse effect on the ability of any CHP Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CHP Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any CHP Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any CHP Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the Company (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (viii) any failure by any CHP Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or CHP’s compliance therewith)) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a CHP Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the CHP Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the CHP Parties operate.

“CHP Non-Party Affiliates” means, collectively, each CHP Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any CHP Related Party (other than, for the avoidance of doubt, any CHP Party).

“CHP Parties” means, collectively, CHP and Merger Sub.

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“CHP Related Parties” has the meaning set forth in Section 4.10.

“CHP Related Party Transactions” has the meaning set forth in Section 4.10.

“CHP SEC Reports” has the meaning set forth in Section 4.7.

“CHP Stockholder Approval” means, collectively, the Required CHP Stockholder Approval and the Other CHP Stockholder Approval.

“CHP Stockholder Redemption” means the right of the holders of CHP Class A Common Stock to redeem all or a portion of their CHP Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of CHP.

“CHP Stockholders Meeting” has the meaning set forth in Section 5.8.

“CHP Warrants” means each warrant to purchase one share of CHP Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Stockholder).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Accelus Share Number” means the number resulting from the following calculation made as of the Closing Date immediately prior to the Effective Time (i) the number of shares of Company Common Stock outstanding plus (ii) the number of shares of Company Common Stock not yet issued and outstanding but which any holder is entitled to receive at such time as a result of (x) the conversion of the Company Preferred Stock pursuant to Section 2.1(b), or (y) their exercise, effective on or before Closing, of any Company Warrant or Company Option (on a net basis, if such Company Warrant or Company Option is exercised on a cashless basis) plus (iii) 50% of the number of shares of Company Common Stock not yet issued and outstanding but issuable upon the vesting and exercise (on a net basis, if exercised on a cashless basis) of any outstanding unvested Company Options as of the date hereof; minus (iv) the number of shares of Company Common Stock underlying the Company Preferred Stock issued to CHP Investors.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law, and the regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or

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(b) any equity or similar investment in the Company or any of its controlled Affiliates (other than (i) the exercise of the Company Warrants, (ii) the investment in connection with the Series D Capital Raise, (iii) the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement and (iv) any grant or issuance of Equity Securities explicitly permitted pursuant to Section 5.1(b)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Stock” means shares of common stock, par value $0.00001 per share, of the Company designated as “Common Stock” pursuant to the Certificate of Incorporation of the Company.

“Company D&O Persons” has the meaning set forth in Section 5.16(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CHP by the Company on the date of this Agreement.

“Company Equity Plan” means the Company’s Amended and Restated 2016 Equity Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any CHP Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (other than the last sentence thereof), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(b) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, purported to be owned, used, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means all Business Intellectual Property other than Company Owned Intellectual Property.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the

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United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of CHP (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.1(a) to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, granted under the Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any of the Group Companies (including the Company Registered Intellectual Property and all Intellectual Property incorporated in, or otherwise provided to customers with, any Company Product, other than Public Software, Off-the-Shelf Software, and Intellectual Property used by the Company pursuant to a valid and enforceable IP License).

“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

“Company Product” means the Company’s “Flarehawk” line or products, the “TiHawk” line of products, “Robotics Navigation System,” “LineSider® Spinal System,” “BioNest® Cortical Fibers” and other biologics

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products, “Toro™-L Interbody Fusion System,” and the related Software and hardware products that are being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series B Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series C Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series D Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Stock” means shares of Company Common Stock and Company Preferred Stock.

“Company Stock Pool Plan” means the 2019 Stock Pool Plan of the Company.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.14(b).

“Company Stockholders” means, collectively, the holders of Company Stock as of any determination time prior to the Effective Time.

“Company Stockholders Agreements” means (i) the Amended and Restated Investors’ Rights Agreement, dated as of August 1, 2017, by and among the Company and the Company Stockholders party thereto, (ii) the Second Amended and Restated Voting Agreement, dated as of July 6, 2021, by and among the Company and the Company Stockholders party thereto, and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 1, 2017, by and among the Company and the Company Stockholders party thereto.

“Company Warrants” means warrants to purchase shares of Company Stock outstanding as of immediately prior to the Closing.

“Confidentiality Agreement” means the mutual nondisclosure agreement, dated as of October 21, 2021, by and between the Company and CHP.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration Share Number” means 41,100,000 minus the Net Debt Figure (which may be positive or negative) where the “Net Debt Figure” means (a) (x) the Indebtedness of the Group Companies minus (b) the total cash of the Group Companies (in each case as of the most recent practicable date (not earlier than 10 days prior to Closing), as calculated in accordance with GAAP) divided by (b) $10, rounded to the nearest whole number.

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“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(e).

“DGCL” has the meaning the General Corporation Law of the State of Delaware.

“Directors Proposal” has the meaning set forth in Section 5.8.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“Employee Benefit Plan” means, whether or not subject to ERISA, each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (ii) equity or equity-based, phantom equity, equity appreciation, profits interest, bonus, transaction, change in control, retention, incentive compensation, commission, retirement, pension, health, welfare, cafeteria, employee loan, deferred compensation, profit sharing, severance, vacation, paid time-off, disability, medical, material fringe benefit, and each similar Contract, plan, practice, policy, arrangement or agreement, and (iii) employment agreement, offer letter (to the extent such offer letter is not terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any Liability) or individual independent contractor agreement for any independent contractor who has been paid at least $100,000 by the Group Companies in the 12 months prior to the date hereof (to the extent such agreement is not terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any Liability) or similar agreement, in the case of each of (i), (ii), and (iii), whether written or unwritten, that is established, maintained, sponsored or contributed to, or required to be maintained or contributed to, by any Group Company, or that in the case of (i) or (ii) benefits any current or former employee, individual independent contractor, officer or director (or equivalent) of any Group Company (or such Persons’ dependents or beneficiaries), or with respect to which any Group Company has or may have any obligation or Liability (contingent or otherwise).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety, including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights (whether or not settled in equity)), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person treated at any relevant time as a single employer under Code Section 414 or Section 4001 of ERISA with any of the Group Companies.

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“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Exchange Ratio” means the ratio resulting from dividing (a) the Consideration Share Number by (b) the Closing Accelus Share Number.

“Excluded Shares” means any Dissenting Shares.

“Extension Proposal” means that certain Proxy Statement, dated as of October 29, 2021, filed under the Securities Act for the adoption and approval of amending the Governing Documents of CHP to extend the period of time CHP is afforded under its Governing Documents and the final prospectus relating to the IPO to consummate an initial business combination from November 26, 2021 to May 26, 2022.

“Extension Stockholder Approval” means the approval of the Extension Proposal by the affirmative vote of the holders of the requisite number of CHP Common Stock entitled to vote thereon, whether in person or by proxy at the Extension Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CHP and applicable Law.

“Extension Stockholders Meeting” means the meeting of CHP’s Stockholders duly convened and held in accordance with the Governing Documents of CHP for purposes of obtaining the Extension Stockholder Approval on November 22, 2021.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Law” means all Laws applicable to the Company’s business related to the development, testing, investigation, production, manufacture, distribution, sale, labeling, promotion, export, import, safety, and effectiveness of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. Seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated by FDA thereunder as applicable, including but not limited to the Quality System Regulation at 21 C.F.R. Part 820, the investigational device and Good Clinical Practice regulations at 21 C.F.R. Parts 11, 50, 54, 56, and 812, the registration, listing, and premarket notification regulations at 21 C.F.R. Part 807, the Good Laboratory Practice regulations at 21 C.F.R. Part 58, the Medical Device Reporting regulations at 21 C.F.R. Part 803, and the Reports of Corrections and Removals regulations at 21 C.F.R. Part 806; and (d) all state, federal, or foreign Laws comparable to any of the foregoing.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including state Medicaid programs, state CHIP programs, TRICARE, Medicaid managed care and similar or successor programs with or for the benefit of any Governmental Entity.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employee, individual independent contractor or other individual service provider located outside of the United States.

“Forgiveness Applications” has the meaning set forth in Section 3.8.

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“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fusion” means Fusion Robotics LLC, a Delaware LLC and the Subsidiary of the Company.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any board, mediator, commission, bureau, or arbitral tribunal or body (public or private).

“Governmental Program” means any health care reimbursement program funded, in whole or in part, by a Governmental Entity of the United States or any State, under which any Group Company has received or is receiving reimbursement for the provision of medical services, including any Federal Health Care Program and such other similar federal, state or local reimbursement or governmental programs for which a Group Company is eligible and in which such Group Company participates.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiary.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or words of similar intent or meaning or that may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Health Care Law” means all Laws relating to healthcare regulatory matters applicable to the business of any Group Company, including: (a) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws, (b) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic

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and Clinical Health Act of 2009, and their implementing regulations and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of information or Personal Data, (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, (d) the licensure, permitting, registration or regulation of healthcare providers, manufacturers, distributors, retailers, suppliers, professionals, facilities or payors, (e) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other third party payor programs which are sponsored or maintained by a Governmental Entity (f) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (g) the provision of free or discounted care or services; (h) the CARES Act; (i) medical devices, medical equipment and medical supplies; (j) independent diagnostic testing facilities, related billing and reimbursement, anti-markup Laws and related conditions of participation; (k) the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h) and applicable state Laws regulating or requiring reporting of interactions between pharmaceutical and/or medical device manufacturers and members of the healthcare industry; and (l) any other Laws that govern the health care industry or relationships among providers, suppliers, distributors, manufacturers and patients.

“Healthcare Professional” means any Person who (a) is licensed or authorized to engage in the delivery of dental, medical or other professional healthcare services and (b) provides such services for or on behalf of the Group Companies.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Indebtedness” means, as of any time, without duplication, with respect to a Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property” means all intellectual property rights or proprietary rights of every kind and nature, however denominated throughout the world, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, industrial designs, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, renewals and extensions of any of the foregoing, and priority rights relating to any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, rights of publicity, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, semiconductor layouts, mask files, drawings, and manufacturing processes, whether patentable or not (collectively, “Trade Secrets”); (e) Internet domain names and social media accounts and handles (collectively, “Internet Assets”); (f) database

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rights, data, Software or other technology; and (f) any other intellectual property or proprietary rights protectable or protected, arising under or associated with any of the foregoing under Law or Contract.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Internet Assets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Licenses” has the meaning set forth in Section 3.7(a)(vi).

“IPO” has the meaning set forth in Section 9.18.

“iSYS” means iSYS Medizintechnik GmbH.

“iSYS License” means the Amended and Restated Intellectual Property Field License Agreement among iSYS, Kevin T. Foley, M.D., PNI, and Fusion, dated as of April 15, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” the date of the Latest Balance Sheet.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of CHP and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Registered Intellectual Property” means all registrations of and applications for any Patents, Copyrights, Marks, Internet Assets and any other forms of registered Intellectual Property exclusively licensed to the Group Companies.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, covenant, option, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customer” has meaning set forth in Section 3.24.

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“Material Permits” has the meaning set forth in Section 3.6.

“Material Vendor” has meaning set forth in Section 3.24.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“New CHP Common Stock” means, at and after the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(b), CHP’s common stock, par value $0.0001 per share. For the avoidance of doubt, each share of CHP Class A Common Stock (including each share issued or issuable upon conversion of the CHP Class B Common Stock) shall be reclassified to New CHP Common Stock in connection with the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a).

“Newco” has the meaning set forth in Section 5.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Stockholders” means, collectively, James A. Deal, Ken Goulet and Jack Krouskup.

“Other CHP Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of CHP Common Stock entitled to vote thereon, whether in person or by proxy at the CHP Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CHP and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 5.18(a).

“Permits” means any approvals, authorizations, clearances, accreditations, certifications, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Additional Indebtedness” means (i) ordinary course trade payables and (ii) Indebtedness incurred under or pursuant to the Company’s loan and security agreement and related warrant agreement with Eastward

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Fund Management LLC, as amended in each case in connection with the provision of a maximum loan amount of $24 million and related increase in outstanding Company Warrants held by Eastward from 426,590 to 568,786 (including the Unearned Eastward Warrants); provided that on and from the date on which CHP Investors have completed an investment of greater than or equal to $10 million in the Series D Capital Raise, any further Indebtedness incurred under this subsection (ii) shall not be deemed Permitted Additional Indebtedness.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (f) in the case of the Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (g) Liens that secure obligations that are reflected as liabilities on the Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements, (h) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (i) grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property to customers in connection with the sale or provision of any Company Products in the ordinary course of business consistent with past practice, and (j) Liens incurred in connection with activities permitted under Section 5.1 hereof.

“Person” means an individual, association, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person that is regulated by the Privacy Obligations, including “Protected Health Information” as defined by HIPAA.

“PNI” means Practical Navigation, LLC.

“PNI License” means the Intellectual Property Field License Agreement between PNI and Fusion, dated as of March 5, 2019.

“PPP Lenders” means the lenders under the PPP Loans.

“PPP Loans” means any borrowings pursuant to the Paycheck Protection Program of the Company and its Subsidiaries which remain outstanding as of immediately prior to the Closing, including all interest accrued thereupon.

“Pre-Closing CHP Holders” means the holders of CHP Common Stock at any time prior to the Effective Time.

“Privacy Compliance Dates” has the meaning set forth in Section 3.20(a).

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“Privacy Laws” means all applicable Laws regulating the collection, use, storage, processing, disclosure or other handling of Personal Information, and all Laws pertaining to data protection, data security, data breach notification, and cross-border transfer of Personal Information.

“Privacy Obligations” means applicable Privacy Laws (including but not limited to the California Consumer Privacy Act (“CCPA”), the General Data Protection Regulation (“GDPR”), and the United Kingdom GDPR), contractual obligations, self-regulatory standards (including but not limited to the Payment Card Industry Data Security Standards), or written policies or terms of use of the Group Companies that are related to privacy, information security, data protection or the Processing of Personal Data, in each case as and to the extent applicable to the operation of the business.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, investigation, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Prospectus” has the meaning set forth in Section 9.18.

“Public Software” means any Software that is distributed (a) as “free software” as defined by the Free Software Foundation, (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative, (c) under any similar licensing or distribution model, or (d) under a license that impose any requirement such that any Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge, such as copyleft or community source code, including any libraries or code licensed under any General Public License, Lesser General Public License, Affero General Public License, BSD, MIT, Apache, or similar license arrangement.

“Public Stockholders” has the meaning set forth in Section 9.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means the Company Registered Intellectual Property and the Licensed Registered Intellectual Property.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of CHP.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

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“Required CHP Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of CHP Common Stock entitled to vote thereon, whether in person or by proxy at the CHP Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CHP and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Governing Document Proposals.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the CHP Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, interruption of access to, misuse (by any means) of, alteration to, modification of, theft of, corruption of, or other unauthorized Processing of Personal Data or Sensitive Data (including as a result of denial-of-service or ransomware attacks); (ii) inadvertent, unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (iii) a phishing, ransomware, denial of service (“DoS”) or other cyberattack that results in a monetary loss or a business disruption; or (iv) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data or Sensitive Data.

“Sensitive Data” means (i) all Personal Data that is subject to a Privacy Obligation and (ii) other confidential or proprietary business information or trade secret information.

“Series D Capital Raise” means the Company’s ongoing Series D funding round, in an amount up to $6 million plus any amount raised from CHP Investors, such fundraising being on the same terms and conditions as in effect prior to the date hereof and disclosed to CHP.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or firmware, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all specifications, designs, and documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

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“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Persons” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(c)(i).

“Surviving Company Common Stock” has the meaning set forth in Section 2.1(c)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third-Party Payors” means all Governmental Programs and all other governmental insurance programs and private, non-governmental insurance and managed care programs.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that becomes payable to any Person as a result of this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events). Notwithstanding the foregoing

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or anything to the contrary herein, the CHP Common Stock to be issued pursuant to this Agreement or that will become subject to the Rollover Options at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.

“Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.14(a).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unearned Eastward Warrants” means the Company Warrants granted or to be granted to Eastward Fund Management, LLC, a Delaware limited liability company in connection with the Company’s loan and security agreement and related warrant agreement with Lender, as amended from time to time, to the extent such Company Warrants are earned or become exercisable only in connection with the draw down of a tranche of funding which, as of the Closing Date has not been drawn by the Company.

“Union” means any union, works council or other employee representative body.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid CHP Expenses” means the CHP Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid CHP Liabilities” means the CHP Liabilities as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest by its terms as in effect as of the date hereof solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of November 21, 2019, by and between CHP and the Trustee.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

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ARTICLE 2

MERGER

Section 2.1     Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)     Governing Documents. On the Closing Date at the Effective Time, (i) the Governing Documents of CHP shall be amended and restated to be the CHP Certificate of Incorporation and the CHP Bylaws and (ii) CHP’s name shall be changed to “Accelus, Inc.” or similar name agreed to by the Company and CHP. For the avoidance of doubt, on the Closing Date prior to the Effective Time, each issued and outstanding unit of CHP that has not been previously separated into the underlying CHP Class A Common Stock and underlying CHP Warrants shall be cancelled and entitle the holder thereof to one share of CHP Class A Common Stock and one-half of one CHP Warrant.

(b)     Conversion of Preferred Shares. On the Closing Date, immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert into one (1) share of Company Common Stock in accordance with the Company Stockholders’ Written Consent and the Company’s Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c)    The Merger.

(i)    On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii)    At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and CHP (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by CHP and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)    The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv)    At the Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(v)    At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and

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converted into one share of common stock, par value $0.00001, of the Surviving Company (each such share, a share of “Surviving Company Common Stock”).

(vii)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of CHP Class B Common Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of New CHP Common Stock.

(viii)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c), but excluding any Excluded Shares) shall be automatically canceled and extinguished and converted into the right to receive one share of New CHP Common Stock multiplied by the Exchange Ratio. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of such Company Stock and such Company Stock held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Stock except as otherwise expressly provided for herein or under applicable Law.

(ix)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished and no consideration shall be paid, and each holder thereof shall cease to have any rights with respect thereto or under any agreement or plan relating to such securities.

(x)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, the Company Warrants outstanding as of immediately prior to the Effective Time, excluding any Unearned Eastward Warrants, shall be automatically canceled and extinguished, and no consideration shall be paid, and each holder thereof shall cease to have any rights with respect thereto or under any agreement or plan relating to such securities.

Section 2.2     Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.4 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Articles 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as CHP and the Company may agree in writing.

Section 2.3     Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to CHP an allocation schedule (the “Allocation Schedule”) setting forth (a) the number and class of Company Stock held by each Company Stockholder and underlying each Company Warrant, (b) the number of Company Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time and the exercise price thereof, (c) the number of New CHP Common Stock and Rollover Options to be allocated to each holder at the Effective Time, (d) a calculation of the Consideration Share Number, Net Debt Figure and Exchange Ratio, including the components thereof and (e) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b), (c) and (d) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(b). The Company will review any comments to the Allocation Schedule provided by CHP or any of its Representatives and consider in good faith any reasonable comments proposed by CHP or any of its Representatives. Notwithstanding the foregoing or

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anything to the contrary herein, (A) the aggregate number of CHP Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(c)(viii) will be rounded down to the nearest whole share and (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreements, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.1(b))

Section 2.4    Treatment of Company Options.

(a)     At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.1(b)), all Company Options outstanding immediately prior to the Effective Time (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Common Stock and shall become an option to purchase a number of shares of New CHP Common Stock under the Incentive Equity Plan equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (each, a “Rollover Option”) at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole share. Each Rollover Option shall be granted under the Incentive Equity Plan but shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.4(a) after giving effect to the Merger and except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (ii) such other immaterial administrative or ministerial changes as the CHP Board (or the compensation committee of the CHP Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

(b)     At the Effective Time, the Company Equity Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, CHP), except as otherwise provided for in Section 2.4(a), and each Company Option (whether a Vested Company Option or an Unvested Company Option) shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 2.4(a).

(c)    Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan, under the underlying grant, award or similar agreement or otherwise to give effect to the provisions of this Section 2.4. No less than five (5) business days prior to Closing, the Company shall provide to CHP copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith.

Section 2.5    Deliverables.

(a)     As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, CHP shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Stock and the Company Common Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)), in either case, for the CHP Common Stock issuable in respect of such Company Common Stock pursuant to Section 2.1(c)(viii) and on the terms and subject

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to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then CHP and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), CHP shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of CHP and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b)     At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)     At the Closing, immediately upon the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a), CHP shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of CHP Common Stock in book-entry form representing the CHP Common Stock issuable pursuant to Section 2.1(c)(viii) in exchange for the Company Common Stock outstanding immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)). All shares in book-entry form representing the CHP Common Stock issuable pursuant to Section 2.1(c)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)     Each Company Stockholder whose Company Common Stock have been converted into the right to receive CHP Common Stock pursuant to Section 2.1(c)(viii) shall be entitled to receive the CHP Common Stock to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Common Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)     If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then CHP and the Company shall take all necessary actions to cause the applicable CHP Common Stock to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then CHP and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable CHP Common Stock to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)     If any CHP Common Stock is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable CHP Common Stock that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)     No interest will be paid or accrued on the CHP Common Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each share of Company

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Common Stock (other than, for the avoidance of doubt, the Company Stock cancelled and extinguished pursuant to Section 2.1(c)(viii) shall solely represent the right to receive the CHP Common Stock to which such share of Company Common Stock is entitled to receive pursuant to Section 2.1(c)(viii).

(h)     At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Stock that were outstanding immediately prior to the Effective Time.

(i)     Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to CHP or as otherwise instructed by CHP, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the applicable CHP Common Stock in accordance with this Section 2.5 prior to that time shall thereafter look only to CHP for the issuance of the applicable CHP Common Stock, without any interest thereon. None of CHP, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any CHP Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of CHP free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6     Withholding. CHP, the Group Companies, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than in respect of any compensatory payment subject to payroll withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive CHP Common Stock, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive CHP Common Stock upon the terms and conditions set forth in this Agreement applicable to holders that have not properly demanded appraisal rights. The Company shall give CHP prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and CHP shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of CHP, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the CHP Parties as follows:

Section 3.1    Organization and Qualification.

(a)     Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and, except as set forth in Section 3.1(a) of the Company Disclosure Schedules, in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)     True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to CHP, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of any of the Company Stockholders Agreements.

(c)     Each Group Company is duly qualified or licensed to transact business and, except as set forth in Section 3.1(a) of the Company Disclosure Schedules, is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2    Capitalization of the Group Companies.

(a)     Section 3.2(a) of the Company Disclosure Schedules sets forth a true, accurate and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Option, (A) the date of grant thereof, (B) any applicable exercise, strike or similar price thereof, (C) the type or class of Company Option (i.e. nonqualified stock options or “incentive stock options” within the meaning of Section 422 of the Code), (D) the expiration date, and (E) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Stock are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights (whether or not settled in equity) or (y) options, restricted stock, or equity, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for

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Equity Securities of the Company. Each Company Option has been granted in compliance with or is exempt from Section 409A of the Code, and each Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code complies with Sections 422 of the Code; and in connection therewith, the exercise price of each Company Option is no less than the fair market value of the Common Stock at such Company Option’s date of grant (or, to the extent required pursuant to Section 422, 110% of the fair market value). No Company Options have been granted to any officer, director, employee or other service provider other than pursuant to the Company Equity Plan.

(b)     The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)     Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)     None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person other than a Group Company or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)     Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)     Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Transaction Payments of the Group Companies.

Section 3.3     Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 3.4    Financial Statements; Undisclosed Liabilities.

(a)     The Company has made available to CHP a true and complete copy of (i) the audited balance sheet of the Company as of December 31, 2019 and the related statements of cash flows of the Company for each of the periods then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2020 and the related statements of cash flows of the Company for the twelve-month period then ended, and (iii) the unaudited balance sheet of the Company as of September 30, 2021 (the “Latest Balance Sheet”), and the related statements of cash flows of the Company for the nine-month period then ended and (iv) the unaudited balance sheets of Fusion as of December 31, 2019, December 31, 2020 and September 30, 2021, and the related statements of cash flows of Fusion for the periods then ended (clauses (i), (ii), (iii) and (iv), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)     The audited consolidated balance sheets of the Group Companies as of December 31, 2019, December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the period then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.18, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)     Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) set forth in Section 3.4(c) the Company Disclosure Schedules, (v) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature or (vi) for Liabilities that would not have a Company Material Adverse Effect, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)     The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)     Except as set forth in Section 3.4(e) of the Company Disclosure Schedule and to the Company’s knowledge, in the last three (3) years, no Group Company has received any written complaint, allegation,

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assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5    Consents and Requisite Governmental Approvals; No Violations.

(a)     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Sections 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)     Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6     Permits. Each of the Group Companies has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7    Material Contracts.

(a)     Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which, as of the date of this Agreement, a Group Company is a party or any properties and assets of the Company are bound (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)     any Contract with any Material Customer or Material Vendor;

(ii)     any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in each case, in an amount in excess of $1,000,000;

(iii)     any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

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(iv)     any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(v) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the Contract;

(vi) any Contract (A) with respect to Company Licensed Intellectual Property (other than licenses to Off-the-Shelf Software and licenses to Public Software); and (B) under which any Group Company grants to any third party a license or any other right to any Company Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection with the sale or provision of or use of Company Products in the ordinary course of business consistent with past practice ((A) and (B) collectively, the “IP Licenses”); and (C) pursuant to which a Group Company has acquired the ownership right, title or interest in or to any Intellectual Property, other than Contracts with an employee or independent contractor entered into in the ordinary course of business consistent with past practice and on the Company’s standard form agreements;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of CHP or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains any other provisions restricting or purporting to restrict in any material respect the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, (D) limits or purports to limit any Group Company’s ability to use or enforce any Company Owned Intellectual Property, including, in each case, any non-competition, settlement, coexistence, or standstill agreements or (E) limits or purports to limit, in any material respect, CHP or any of its Affiliates after the Closing;

(viii)     any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $5,000,000 over the life of the agreement;

(ix)     any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(x)     any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi)     any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xii) any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than Contracts with an employee or independent contractor entered into in the ordinary course of business consistent with past practice and on the Company’s standard form agreements) or (B) under which any Group Company grants to any Person, or receives from any Person, any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

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(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)     any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $1,000,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or CHP or any of its Affiliates after the Closing);

(xv)     any Contract providing for the employment or engagement of any Person on a full-time, part-time, consulting or other basis other than Contracts terminable by the Company for any reason upon less than sixty (60) days’ notice without incurring any Liability;

(xvi)     any collective bargaining agreement or other Contract with any Union;

(xvii)     any other Contract the performance of which requires either (A) annual payments to or from any Company Group in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xviii)     any Contract with a Third Party Payor; and

(xix)     any Contract with a Governmental Entity; provided that Material Contracts which are hospital purchase or supply agreements to which any Group Company is a party shall not be listed on the Company Disclosure Schedules provided they are made in the ordinary course of business on an arm’s length basis.

(b)     (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, have not materially breached or defaulted under any Material Contract, and (iii) there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Group Company or, to the knowledge of the Company, any other party. No Group Company has received any written notice that any Person intends to terminate, cancel, or not renew any Material Contract. Except as would not reasonably be expected to be material to the Group Companies, the consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Material Contract excluding (x) equity-related contracts identified in Section 3.2(a) of the Company Disclosure Schedules and (y) any Transaction Payments identified in Section 3.2(f) of the Company Disclosure Schedules, or the acceleration of any payment, the addition of any fees or charges, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

Section 3.8    COVID-19 Matters; Absence of Changes

(a)     In the event that the Company has received funds from the Paycheck Protection Program (as defined under the CARES Act), Main Street Loan Program, Medicare Advance Payments, Provider Relief Fund or any other program enacted by any Governmental Entity pursuant to the CARES Act (collectively, “CARES Act Funds”), the Company was eligible to receive any such funds (to the extent not returned) and remains eligible to, and has taken all actions required under Laws to remain eligible to apply for and retain any amounts received thereunder, in each case, in all material respects. As of the date hereof, for any funds in connection with the Paycheck Protection Program that are eligible for forgiveness, the Company has timely submitted forgiveness applications (the “Forgiveness Applications”) for any such eligible amounts to the PPP Lenders, in their

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respective capacities as lender in connection therewith, and the contents of all such Forgiveness Applications were correct and complete in all material respects. The Company currently is and has been in compliance with all applicable Laws in utilizing, applying for and accounting for moneys obtained through the CARES Act Funds and any state COVID-19 relief funds in all material respects. The Company maintains appropriate documentation and accounting records associated with all moneys received from the CARES Act Funds and any state COVID-19 relief fund, including documentation supporting the use of such funds in all material respects. Section 3.8(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a list of all CARES Act Funds received by the Company (to the extent not returned), together with (i) the date such CARES Act Funds were received, (ii) the principal amount of such CARES Act Funds, (iii) the maturity date of such CARES Act Funds, and (iv) the status of any Forgiveness Applications for such CARES Act Funds.

(b)    During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of CHP if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix) or Section 5.1(b)(x).

Section 3.9    Litigation. As of the date of this Agreement, there is (and since December 31, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10     Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11     Employee Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedules sets forth a true, accurate and complete list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Group Companies have provided CHP with true, accurate and complete copies of, as applicable: (i) if the plan has been reduced to writing, the underlying plan document together with all amendments thereto (and no material Employee Benefit Plan is unwritten), (ii) any related trust agreements, custodial agreements, insurance policies administrative agreements and similar Contracts, (iii) the most recent summary plan description (and any summaries of material modifications thereto), (iv) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent opinion or determination letter received from the IRS or U.S. Department of Labor relating to such Employee Benefit Plan, (v) Form 5500 filed for the most recent plan year, with schedules attached thereto, (vi) with respect to any year during which the Group Companies were an “applicable large employer” (within the meaning of the ACA), IRS Forms 1094-C, with respect to 2015 to 2020 and (vii) all non-routine or material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity in the last six (6) years.

(b)     Each Employee Benefit Plan, including any associated trust or fund, has been established and at all relevant times maintained, funded, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. None of the Group

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Companies nor any ERISA Affiliate thereof have ever, sponsored, maintained, contributed to or had an obligation to contribute to or has had any Liability with respect to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or other plan subject to Title IV of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” as described in Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Group Company nor any of their respective ERISA Affiliates have any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar applicable Law and for which the recipient pays the full cost of coverage.

(c)     Each Employee Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service upon which it may rely, and, to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to result in the revocation of such qualified or exempt status of any such Employee Benefit Plan or related trust or result in material Liability to any of the Group Companies. No Group Company has incurred, or is reasonably expected to incur or to be subject to, any tax, penalty or other Liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (the “ACA”). As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened, claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business). No Employee Benefit Plan is, or has been, the subject of an inquiry, examination, or audit by a Governmental Entity or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program in the last three (3) years. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made or, if not yet made, have been properly accrued under GAAP.

(d)     Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) complies and has complied in all material respects (both in form and in operation) with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder.

(e)     The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former officer, employee, director or individual independent contractor of any of the Group Companies, (ii) create or increase the amount or value of any compensation or benefits payable to any current or former officer, employee, director or individual independent contractor of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (or increase in funding) of any compensation or benefits to any current or former officer, employee, director or individual independent contractor of any of the Group Companies, (iv) limit or restrict the right of any of the Group Companies, CHP, or any of their respective Affiliates to merge, amend or terminate any Employee Benefit Plan or any related Contract, or (v) cause the payment or provision of any amount or benefit that, individually or in combination with any other payment or benefit, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)     The Group Companies have no obligation to make a “gross-up” or similar payment to any current or former officer, employee, director or independent contractor in respect of any taxes or interest or penalty related thereto.

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(g)     No Employee Benefit Plan is a Foreign Benefit Plan.

Section 3.12     Environmental Matters.

(a)    Except as described in Section 3.12 of the Company Disclosure Schedules:

(i)    Each of the Group Companies is, and since the incorporation of the Company has been, in compliance in all material respects with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits required or necessary under all Environmental Laws, and compliance with the terms and conditions thereof.

(ii)    None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation in any respect of, or a failure to materially comply in any respect with, any Environmental Laws.

(iii)    There is (and since the incorporation of the Company there has been) no material Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(iv)    There has been no manufacture, Release, treatment, storage, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, except as would not be expected to give rise to material liability of the Group Companies under any Environmental Law.

(b)     The Group Companies have made available to CHP copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to Hazardous Substances, compliance with Environmental Laws, or the current or former operations, properties or facilities of the Group Companies.

(c)     None of the Group Companies are required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required or necessary for any of the Company’s operations or business under Environmental Law.

Section 3.13     Intellectual Property.

(a)     Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all registrations of and applications to register any Patents, Copyrights, Marks, Internet Assets and any other forms of registered Intellectual Property owned by or filed under the name of any Group Company (“Company Registered Intellectual Property”) and (ii) material unregistered Marks owned by any Group Company. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b)     The Group Companies have materially complied with all applicable Law and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Registered Intellectual Property, and all necessary fees and filings with respect to any Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by the Group

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Companies for any Registered Intellectual Property has been cancelled or abandoned, allowed to lapse or not renewed, except, with respect to issuance, registrations and applications for non-material Registered Intellectual Property, where such Group Company has, prior to the date hereof, in its reasonable business judgment, canceled, abandoned, allowed to lapse or not renewed such issuance, registration or application. There are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, invalidity, opposition, nullity, withdrawal termination, or cancellation proceedings that relate to any of the Registered Intellectual Property and no Group Company has received any written notice of such Proceedings being threatened by any Governmental Entity or any other Person.

(c)     A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens), and with respect to all other Business Intellectual Property, a Group Company has and has had a valid and enforceable right to use all such Intellectual Property. For all Patents included in the Company Registered Intellectual Property, each inventor on the applicable Patent has assigned or, with respect to the Patents set forth in Section 5.22(iii)(B) of this Agreement, is obligated to assign, such inventor’s rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Each Group Company uses, and has used, all Company Licensed Intellectual Property pursuant to valid and enforceable written Contracts. Except as would not be material to the business of any Group Company, no Group Company has breached any Contract related to any Company Licensed Intellectual Property, and no event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in such breach, loss, or impairment of any such Contract.

(d)     The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property necessary and sufficient for the Group Companies’ respective businesses. The Company Owned Intellectual Property is valid, subsisting and fully enforceable.

(e)     Each Group Company’s founders and past and current employees, consultants, advisors, and independent contractors who solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property on behalf of any Group Company (each such person, a “Creator”) has executed a valid and enforceable written Contract assigning to such Group Company all such Intellectual Property. No such Creator is, to the Company’s knowledge, in violation of any term of any such Contract. Except for the Intellectual Property licensed under the iSYS License and the PNI License to a Group Company, no founder or past or current employee or consultant of any Group Company (i) owns any Intellectual Property used by or held for use by the Group Companies or (ii) has made any written claims to a Group Company with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property. Each Creator has been fully compensated with respect to any required statutory payments.

(f)     Each Group Company has taken all reasonable or necessary steps to safeguard and maintain the confidentiality of any Trade Secrets (including source code for any Software used in any Company Product) in the Company Owned Intellectual Property or otherwise possessed by the Group Company. Each Person with access to such Trade Secrets has executed a valid and enforceable Contract that requires such Person to maintain the confidentiality of such Trade Secrets, and to the knowledge of the Company, no Group Company has disclosed any Trade Secrets. To the Company’s knowledge, there has been no violation of any such Contract or unauthorized access to, or disclosure of, any such Trade Secrets.

(g)     None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Intellectual Property. The consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Contract under which any Group Company acquires any license or other rights with respect to the Company Licensed Intellectual

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Property, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

(h)     Except as would not result in material liability to any Group Company or material disruption in the business of any Group Company, neither the conduct of the businesses of the Group Companies, the Company Owned Intellectual Property (to the extent applicable), nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product, infringes, misappropriates, or otherwise violates or has infringed, misappropriated or otherwise violated of any Intellectual Property of any other Person.

(i)    Except as set forth in Section 3.13(i) of the Company Disclosure Schedules, there is no Proceeding pending, nor has any Group Company received, since June 1, 2018, any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, (ii) challenging the validity, scope, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Products or to the conduct of the respective businesses of the Group Companies.

(j)     To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Owned Intellectual Property in any material respect. No Group Company has made any claim against any Person alleging any infringement, misappropriation, or other violation of any Company Owned Intellectual Property.

(k)     Each Group Company has obtained, possesses and has been in compliance with valid licenses to use all of the material Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by or held for use for such Group Company and/or its employees in connection with the business of any of the Group Companies. No Group Company is under any obligation to, nor has disclosed or delivered any Software to any escrow agent or any other Person, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to appropriate confidentiality obligations with respect thereto.

(l)     To the Company’s knowledge, each Group Company has complied in all material respects with the terms of the license agreements applicable to any such Public Software used by such Group Company, including providing all copyright notices and attributions required by such license agreements. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or otherwise constitutes Company Owned Intellectual Property in a manner that may (i) require any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, or (iii) limits in any manner the ability to charge license fees or otherwise seek compensation for any Company Owned Intellectual Property.

(m)     No Group Company is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Group Company, to grant or offer to any other Person any license or right to any Company Owned Intellectual Property. Except as set forth in Section 3.13(m) of the Company Disclosure Schedules, no government funding,

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facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Owned Intellectual Property.

(n)     The Group Companies have taken all steps to protect the Company IT Systems. The Company IT Systems are adequate and satisfactory in all material respects for the conduct of the businesses of the Group Companies as currently conducted and as contemplated to be conducted. Since December 31, 2018, the Company IT Systems have not suffered any material failures or defects. There have been no material unauthorized intrusions or breaches of the security of any of the Company IT Systems. The Group Companies have maintained appropriate disaster recovery and business continuity plans, procedures and facilities. To the Company’s knowledge, the Company IT Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data. The Group Companies are not in breach of any of their Contracts relating to the Company IT Systems. Since December 31, 2018, the Group Companies have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party Company IT System, nor received any notice of intent to conduct any such audit.

Section 3.14     Labor Matters.

(a)     Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to officers, employees, directors or independent contractors of each Group Company, and complied with all Laws applicable to employment, employment practices, and terms and conditions of employment, including employee classification, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)     Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)     No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, and no notice, consent or consultation obligations with respect to any such union or employee representative or collective group or any employees of any Group Company in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Since June 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Group Company. To the Company’s knowledge, since June 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)     No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction

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in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past twenty-four (24) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(e)     True and complete information with respect to the employees and independent contractors of each Group Company has been provided to CHP, including for each such individual the following: (i) name; (ii) title or position (including whether full or part time and whether treated as an employee or independent contractor); (iii) employing entity; (iv) hire date; (v) work location; and (vi) current annual base compensation rate. To the Company’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Group Company within the twelve (12) month period following the date hereof.

(f)     Since December 31, 2018, there has not been any action, suit, claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company policy relating to the foregoing, in each case involving the Company or any current or former employee, director, officer or independent contractor (in relation to his or her work at the Company) of the Company, nor has there been, to the Company’s knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s knowledge has any such action, suit, claim, proceeding, investigation, settlement or other arrangement been threatened.

Section 3.15     Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (other than any insurance policies or programs underlying any Employee Benefit Plan). All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to CHP. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.

Section 3.16     Tax Matters.

(a)    Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)     Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)     No Group Company is currently the subject of a Tax Proceeding with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed in each case with respect to material Taxes.

(d)     No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

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(e)     No material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)    No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)     There are no material Liens for Taxes on any assets of the Group Companies other than Permitted Liens described in clause (c) of the definition thereof.

(h)     During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)    No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)     No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k)    No Group Company is a tax resident in a country other than the country of its incorporation.

(l)     No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)     No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any CHP Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17     Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

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Section 3.18     Real and Personal Property.

(a)    Owned Real Property. No Group Company owns any real property.

(b)     Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to CHP. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c)     Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19     Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (of 2% or more of the issued and outstanding Company Common Stock and Company Preferred Stock) or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from, and indemnification relating to such employment) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Options’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20     Data Privacy and Security.

(a)     Each Group Company is, and has been since June 1, 2018 in compliance in all material respects with HIPAA and within a reasonable time thereafter through the present was materially complaint with all applicable Privacy Laws (“Privacy Compliance Dates”).

(b)     The Group Companies have complied with and are in material compliance with all applicable Privacy Obligations. The Group Companies have adopted and published privacy notices and policies that accurately describe their privacy practices, and they have complied and are in compliance with those notices and policies. The Group Companies have contractually obligated all third parties Processing Personal Data on their

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behalf to comply with applicable Privacy Obligations. The execution, delivery, performance and consummation of the transaction contemplated hereunder (including the Processing of Personal Data in connection therewith) comply with the Group Companies’ applicable privacy notices and policies and with all applicable Privacy Obligations.

(c)     The Group Companies have implemented and maintain a written information security program comprising reasonable administrative, physical, and technical safeguards that are designed to protect against unauthorized access to or use of or loss of access to the Group Companies’ internal computer systems (the “Company Systems”) or the Group Companies’ Sensitive Data, and consistent with the Group Companies’ Privacy Obligations, and any written contractual commitment made by the Group Companies related to privacy or information security.

(d)     Each Group Company has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in compliance with HIPAA at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it.

(e)    The Company has not received notice of any claims, investigations, or pending Proceedings, nor has there been any material Proceedings against any Group Company, initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging violations of Laws or other Privacy Obligations with respect to Personal Data possessed by any Group Company.

(f)     There have not been any incidents of, or third party claims, since June 1, 2018, alleging, (i) Security Breaches, (ii) unauthorized access to or use of or loss of access to as a result of any actions by an unauthorized party any of the Company Systems or other technology necessary for the operations of the business, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by the Group Companies or by any third party service provider on behalf of any Group Company. No Group Company has notified in writing, or been required by applicable Law, Governmental Entity or other Privacy Obligation to notify in writing, any Person or Governmental Entity of any Security Breach. No Group Company has received any notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of Laws or other Privacy Obligations with respect to Personal Data possessed by any Group Company. No Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) and to the extent that any Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) such Group Company has reported each such breach as required by applicable contracts and Law to all applicable Persons and Governmental Entities.

(g)     Each Group Company has current and valid Business Associate Agreements with each business associate of the applicable entity that is a Business Associate (as such terms are defined by HIPAA). Since June 1, 2018, no Group Company has received written notice of a “breach” under the Privacy Laws or a material breach of contractual obligations by any Business Associate. Since June 1, 2018, no Business Associate has breached in any material respect any Business Associate Agreement or other data privacy or security contractual obligations between a Business Associate and a Group Company.

Section 3.21     Compliance with International Trade & Anti-Corruption Laws.

(a)     Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii) or any country or territory which is or has, since the incorporation of

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the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)     Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing CHP Holders or at the time of the CHP Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23     Regulatory Compliance.

(a)     Each of the Group Companies is in material compliance with, and has not, since June 1, 2018 violated any Health Care Laws which regulate their operations, activities, or services and/or any Orders pursuant to any Health Care Laws applicable to the Group Companies. Since June 1, 2018 none of the Group Companies have received any written notice investigating, inquiring into or otherwise relating to any actual or potential violation of any Health Care Laws.

(b)     Each Group Company has implemented a health care compliance program and adopted all legally required health care compliance policies, procedures and trainings required to fulfill its regulatory obligations under applicable Health Care Laws, and to govern its interactions with health care professionals, institutions, organizations and other providers.

(c)     All products developed, tested, investigated, manufactured, labeled, distributed, sold, marketed, promoted, imported, or exported by or on behalf of the Group Companies have been and are being developed, tested, investigated, manufactured, labeled, distributed, sold, marketed, promoted, imported, or exported in material compliance with all applicable FDA Laws. To the knowledge of the Group Company, any Person that is a manufacturer or contractor for a Group Company is in compliance in all material respects with all FDA Laws.

(d)     Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, all products marketed by the Group Companies are, and have been, appropriately supported by applicable Permits and any necessary amendments or supplements thereto, including but not limited to 510(k) clearances or premarket approvals and appropriate device listings, and all products have been labeled and promoted in accordance with such Permits. The Group Companies have maintained or filed with FDA or other Governmental Entities all material reports, documents, notices, applications, or records that are necessary to comply with FDA Laws. To the Company’s knowledge, no Governmental Entity is considering limiting, suspending, or revoking any Permits for any of the Group Companies’ products, nor do any facts or circumstances exist reasonably likely to cause any Governmental Entity to limit, suspend, or revoke any Permits for any of the Group Companies’ products. All of the Group Companies’ establishments that are required to be registered with the FDA are so registered.

(e)     There are no Proceedings pending or threatened by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of any Group Company. No Group Company has received any communication from any Governmental Entity alleging noncompliance with any FDA Law, including any warning or untitled letter, Form FDA-483 inspectional observations, notice of violation, notice of

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import or export detention or refusal, or similar letter or notice. The Group Companies are not the subject of any obligation arising under an administrative, regulatory, or enforcement action by any Governmental Entity concerning noncompliance with any FDA Law or any obligation arising under any notice, response, or commitment made to or with the FDA or any comparable Governmental Entity. To the Group Companies’ knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise or lead to any civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information by the FDA or any comparable Governmental Entity against the Group Companies.

(f)     Except as set forth on Section 3.23(f) of the Company Disclosure Schedules, no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled, or subject to a suspension of manufacturing, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) a withdrawal, a recall, field correction, field notification, safety alert, seizure, denial, detention, termination, or suspension of the manufacturing, promotion or distribution (for commercial, investigational, or any other use) of any such product or (ii) a change in the labeling of any such product.

(g)     Any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable Laws, including FDA Laws.

(h)     No study, test, or preclinical or clinical trial conducted by or on behalf of the Group Companies has been terminated, suspended, or placed on hold prior to completion by the FDA, another Governmental Entity, or any institutional review board or comparable authority. The Group Companies have not received any notice or correspondence from the FDA, another Governmental Entity, or any institutional review board or other ethics committee exercising comparable authority threatening to initiate or require the termination, suspension, or material modification of any studies, tests, or preclinical or clinical trials conducted by or on behalf of the Group Companies.

(i)    To the knowledge of the Company, all filings, notifications, reports, applications, and other submissions to the FDA and any similar Governmental Entity made by or on behalf of the Group Companies were true and accurate in all material respects and without material omission as of the date made, and, to the extent required to be updated, have been timely updated to be true and accurate in all materials respects and without material omission as of the date of such update. To the Company’s knowledge, no basis for liability exists with respect to any such filing, notification, report, application, or submission.

(j)    No Group Company has ever been, and, to the Company’s knowledge, no officers, employees, or other Persons engaged by any Group Company have ever been, (a) debarred under the provisions of 21 U.S.C. § 335a(a) and (b), (b) convicted of a crime for which a Person can be debarred, (c) threatened to be debarred, (d) indicted for a crime or otherwise engaged in conduct for which a Person can be debarred.

(k)     Neither the Group Companies, any of their officers or employees, nor to the Company’s knowledge, any of its agents or distributors have (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Entity or in any material legal proceeding; or (ii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke any similar policy.

(l)     None of the Group Companies is currently, nor since June 1, 2018 has been, subject to any federal, state, territorial, provincial, local governmental or private payor civil or criminal investigations, inquiries or non-routine or material audits involving and/or related to its compliance with the Health Care Laws.

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(m)     All arrangements involving the offer, payment or provision of any remuneration by any of the Group Companies, or any officer, employee or agent of the Group Companies, to any health care professional, institution, organization or other provider, or any representative thereof, are memorialized in writing, are at fair market value for bona fide items or services, and are in compliance with the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)).

(n)     Each Group Company that participates in any Governmental Program is qualified to participate in such Governmental Program and is duly enrolled and certified in such Governmental Program. Since June 1, 2018 each of the Group Companies has satisfied all applicable requirements of, and has been authorized to receive reimbursement from, each Third-Party Payor from which it has received reimbursement. Since June 1, 2018 each Group Company, has (i) timely filed all material reports and documentation required to be filed with respect to each Third-Party Payor, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the payment policies of the applicable Third-Party Payor and (ii) paid or properly offset against another account all known and undisputed refunds and overpayments due with respect to any such report or billing. All billings submitted by each Group Company or, to the Company’s knowledge, Healthcare Professional for dates of service since June 1, 2018 were for services actually performed by the billing entity or Healthcare Professional for eligible patients, and the billing Group Company has sufficient documentation that is required by applicable Law or the applicable contractual obligation to a Third-Party Payor to support such billings. Since June 1, 2018 all billing practices and billings by each Group Company for services, including billings to all Third-Party Payors, have been materially true and correct and in compliance in all material respects with all applicable Health Care Laws. Except as permitted by Law, none of the Group Companies has waived or discounted patient responsibility for any services provided by any of the Group Companies or has engaged in any “balance billing” unless permitted contractually and by Law.

(o)     To the extent any Group Company or its Representatives provides or has provided since June 1, 2018 to customers or others, reimbursement coding or billing advice regarding products offered for sale by any Group Company and procedures related thereto, such advice is and at the time was (i) true and complete, (ii) in compliance with Medicare and other Health Care Laws and the standards of the Advanced Medical Technology Association (AdvaMed) Code of Ethics, (iii) in conformity to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) and other applicable coding systems, (iv) accompanied by a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines and (v) independently verified and determined to support accurate claims for reimbursement by federal, state and commercial payor.

(p)     No results of clinical or non-clinical research conducted or sponsored by any of the Group Companies, or submissions predicated upon the use of such research, have been rejected by any Governmental Entity as a result of the quality, or a misrepresentation of any attribute, of such research, and no product approved pursuant to such submission has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of manufacturing, distribution, or commercialization activity as a result of such research, nor has any marketing or investigational product application or authorization been disapproved or placed on hold as a result of such research.

(q)     Each Group Company that operates or since June 1, 2018 has operated, registry studies or investigator-initiated research studies, has done so exclusively for legitimate research purposes, in material compliance with applicable Law. Since June 1, 2018 all registry studies and investigator-initiated research studies operated or conducted by the Group Companies are appropriate in size, scope, objective, and selection of participating sites and healthcare providers to serve such legitimate research purposes. No Group Company has provided or does provide anything of value to any participating site or healthcare provider that exceeds the fair market value of the commercially reasonable services furnished by such site or healthcare provider in support of one or more of the Group Companies’ registry studies or investigator-initiated research studies. All sites and healthcare providers contracted by a Group Company to provide services to the Group Company are selected by the Group Company on the basis of objective criteria appropriate for the research services for which the site or

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healthcare provider is contracted, independent of the undue influence of any customer or other third party, and unrelated to the volume or value of a healthcare provider’s orders of, or referrals for, any pharmaceutical product or medical device.

(r)    All arrangements involving the offer, sale, or issuance of an equity interest in any Group Company by any Group Company or its Representatives to any health care professional, institution, organization or other provider, or any Representative thereof, are and have been memorialized in writing, at fair market value; comparable in terms to similar arrangements the Group Companies have with Persons who are not health care professionals, institutions, organizations or other providers; and in compliance with Health Care Laws.

(s)     Neither the Group Companies, nor any of its owners, directors, officers, managers, employees, to the Company’s knowledge, contractors, or agents has been (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) convicted of any crime for which debarment is mandated or permitted by 21 U.S.C. § 335a, (iii) excluded from U.S. health care programs pursuant to 42 U.S.C. § 1320(a)-7 and related regulations, (iv) excluded or debarred under any applicable Laws by any Governmental Entity, (v) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, (vi) assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R Part 1003, (vii) has been involved or named in a U.S. Attorney General complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq; or (viii) is or has, during the previous three (3) years, been subject to or bound by any material consent decree, judgment, corporate integrity agreement, deferred prosecution agreement, certification of compliance agreement, settlement agreement or similar agreement with any Governmental Entity concerning such Person’s compliance with any Law, and no such consent decree, judgment, agreement or settlement is pending.

Section 3.24     Customers and Vendors. Section 3.24 of the Company Disclosure Schedules contains a true, complete and correct list of the 10 largest customers (based on dollar amount of revenues) (each, a “Material Customer”) and the 10 largest vendors (based on dollar amount of purchases) (each, a “Material Vendor”) of the Group Company (taken as a whole) for each of (a) the fiscal year ending December 31, 2020 and (b) the nine-month period ending on September 30, 2021. Since December 31, 2019, no Material Client or Material Vendor has provided the Group Company with written notice that it will terminate doing business or otherwise materially reduce its business dealings with the Group Company.

Section 3.25     Investigation; No Other Representations.

(a)     The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the CHP Parties and (ii) it has been furnished with or given access to such documents and information about the CHP Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)     In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any CHP Party, any CHP Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the CHP Parties, any CHP Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 3.26     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CHP PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CHP PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CHP PARTY OR ANY CHP NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CHP PARTY OR ANY CHP NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE CHP PARTIES

(a)     Subject to Section 9.8, except as set forth on the CHP Disclosure Schedules, or (b) except as set forth in any CHP SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each CHP Party hereby represents and warrants to the Company as follows:

Section 4.1     Organization and Qualification. Each CHP Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2     Authority. Each CHP Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the CHP Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a CHP Party is

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or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such CHP Party. This Agreement has been and each Ancillary Document to which a CHP Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such CHP Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such CHP Party (assuming this Agreement has been and the Ancillary Documents to which such CHP Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such CHP Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a CHP Party with respect to such CHP Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the CHP Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the CHP Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a CHP Material Adverse Effect.

(b)    Neither the execution, delivery or performance by a CHP Party of this Agreement nor the Ancillary Documents to which a CHP Party is or will be a party nor the consummation by a CHP Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a CHP Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a CHP Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such CHP Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a CHP Party, except in the case of clauses (ii) through (iv) above, as would not have a CHP Material Adverse Effect.

Section 4.4    Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the CHP Disclosure Schedules (which fees shall be the sole responsibility of the CHP, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person (including the Sponsor) is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHP for which CHP has any obligation.

Section 4.5    Information Supplied. None of the information supplied or to be supplied by or on behalf of either CHP Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing CHP Holders or at the time of the CHP Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or

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necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6    Capitalization of the CHP Parties.

(a)     Section 4.6(a) of the CHP Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding CHP Common Stock and the CHP Warrants immediately prior to Closing. All outstanding Equity Securities of CHP (except to the extent such concepts are not applicable under the applicable Law of CHP’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of CHP and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of CHP) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the CHP Common Stock and CHP Warrants set forth on Section 4.6(a) of the CHP Disclosure Schedules, immediately prior to Closing, there shall be no other outstanding Equity Securities of CHP.

(b)     On the Closing Date and immediately after the Closing, (i) the authorized share capital of CHP will consist of the number of shares of preferred stock, par value $0.0001 per share, set forth in the CHP Certificate of Incorporation, none of which will be issued and outstanding, and the number of shares of New CHP Common Stock set forth in the CHP Certificate of Incorporation, and (ii) all of the issued and outstanding CHP Common Stock will (A) be duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) not have been issued in breach or violation of any preemptive rights or Contract to which CHP is a party or bound.

(c)     Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and CHP, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require CHP, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and CHP, there is no obligation of CHP, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CHP.

(d)     The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by CHP free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, CHP has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7     SEC Filings. CHP has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CHP SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified

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or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional CHP SEC Reports”). Each of the CHP SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional CHP SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the CHP SEC Reports or the Additional CHP SEC Reports (for purposes of the Additional CHP SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the CHP SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CHP SEC Reports.

Section 4.8     Trust Account. As of the date of this Agreement, CHP has an amount in cash in the Trust Account equal to at least $300,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 21, 2019 (the “Trust Agreement”), between CHP and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CHP SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing CHP Holders who shall have elected to redeem their CHP Class A Common Stock pursuant to the Governing Documents of CHP or (iii) if CHP fails to complete a business combination within the allotted time period set forth in the Governing Documents of CHP and liquidates the Trust Account, subject to the terms of the Trust Agreement, CHP (in limited amounts to permit CHP to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of CHP) and then the Pre-Closing CHP Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of CHP and the Trust Agreement. CHP has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since November 21, 2019, CHP has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing CHP Holders who have elected to redeem their CHP Class A Common Stock pursuant to the Governing Documents of CHP, each in accordance with the terms of and as set forth in the Trust Agreement, CHP shall have no further obligation under either the Trust Agreement or the Governing Documents of CHP to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9     Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the CHP SEC Reports and except for the documents to be executed by CHP in connection with the Transaction, no

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CHP Party is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to CHP’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 4.10     Transactions with Affiliates. Section 4.12 of the CHP Disclosure Schedules sets forth all Contracts between (a) CHP, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either CHP or the Sponsor, on the other hand (each Person identified in this clause (b), a “CHP Related Party”), other than (i) Contracts with respect to a Pre-Closing CHP Holder’s or a holder of CHP Warrants’ status as a holder of CHP Common Stock or CHP Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. No CHP Related Party (A) owns any interest in any material asset used in the business of CHP, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of CHP or (C) owes any material amount to, or is owed material any amount by, CHP. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “CHP Related Party Transactions”.

Section 4.11     Sponsor Support Agreement. CHP has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by CHP or, to the knowledge of CHP, any other party thereto. The Sponsor Support Agreement is a legal, valid and binding obligation of CHP and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CHP under any term or condition of the Sponsor Support Agreement.

Section 4.12     Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to CHP’s knowledge, threatened against or involving any CHP Party that, if adversely decided or resolved, would be material to the CHP Parties, taken as a whole. None of the CHP Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any CHP Party pending against any other Person.

Section 4.13     Compliance with Applicable Law. Each CHP Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a CHP Material Adverse Effect.

Section 4.14     Business Activities.

(a)     Since its incorporation, CHP has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in CHP’s Governing Documents, there is no Contract binding upon any CHP Party or to which any CHP Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

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(b)     Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Other than Merger Sub, CHP has no other Subsidiaries or any equity or other interests in any other Person.

Section 4.15     Internal Controls; Listing; Financial Statements.

(a)     Except as is not required in reliance on exemptions from various reporting requirements by virtue of CHP’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) CHP has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CHP’s financial reporting and the preparation of CHP’s financial statements for external purposes in accordance with GAAP and (ii) CHP has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CHP is made known to CHP’s principal executive officer and principal financial officer by others within CHP.

(b)    CHP has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)     Since its IPO, CHP has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding CHP Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of CHP, threatened against CHP by Nasdaq or the SEC with respect to any intention by such entity to deregister CHP Class A Common Stock or prohibit or terminate the listing of CHP Class A Common Stock on Nasdaq. CHP has not taken any action that is designed to terminate the registration of CHP Class A Common Stock under the Exchange Act.

(d)     The CHP SEC Reports contain true and complete copies of the applicable CHP Financial Statements. The CHP Financial Statements (i) fairly present in all material respects the financial position of CHP as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited CHP Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)     CHP has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CHP’s and its Subsidiaries’ assets. CHP maintains and, for all periods covered by the CHP Financial Statements, has maintained books and records of CHP in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of CHP in all material respects.

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(f)     Since its incorporation, CHP has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of CHP to CHP’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of CHP to CHP’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of CHP who have a significant role in the internal controls over financial reporting of CHP.

Section 4.16     No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.16 of the CHP Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.16 of the CHP Disclosure Schedules), (c) that are incurred in connection with or incident or related to a CHP Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.11(d) or incurred in accordance with Section 5.11(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the CHP Financial Statements included in the CHP SEC Reports, none of the CHP Parties has any Liabilities.

Section 4.17     Tax Matters.

(a)     CHP has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and CHP has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)     CHP has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)    CHP is not currently the subject of a Tax Proceeding with respect to material taxes. CHP has not been informed in writing of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed, in each case with respect to material Taxes.

(d)     CHP has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)     No material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any CHP Party which agreement or ruling would be effective after the Closing Date.

(f)     None of the CHP Parties is and none of the CHP Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)    No written claims have ever been made by any Tax Authority in a jurisdiction where a CHP Party does not file Tax Returns that such CHP Party is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

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(h)    No CHP Party has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(i)    None of the CHP Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of CHP, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.18     Investigation; No Other Representations.

(a)     Each CHP Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)     In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each CHP Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each CHP Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.19     Compliance with International Trade & Anti-Corruption Laws.

(a)     Since CHP’s incorporation, neither CHP nor, to CHP’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii) or any country or territory which is or has, since CHP’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since CHP’s incorporation, neither CHP nor, to CHP’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

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Section 4.20     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE CHP PARTIES, ANY CHP NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH CHP PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY CHP PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY CHP PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH CHP PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY CHP PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY CHP PARTY, ANY CHP NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1    Conduct of Business of the Company.

(a)     From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by CHP (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by CHP (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii),

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Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)     (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)     except as required by this Agreement or any of the Ancillary Documents, adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Stockholders Agreements;

(iv)     transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, in each case other than (i) in connection with the Series D Capital Raise or Permitted Additional Indebtedness or as allowed in Section 5.1(b)(vii) or (ii) in connection with the valid exercise of any option, warrant or similar instrument (x) outstanding on the date hereof in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or otherwise or (y) permitted to be issued under this Section 5.1(b)(iv);

(v)     incur, create or assume any Indebtedness in excess of $1,000,000 in the aggregate, other than Permitted Additional Indebtedness;

(vi)     make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $1,000,000 in the aggregate, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii)     except (w) as required under the terms of any Employee Benefit Plan of any Group Company that is in effect as of the date hereof and that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (x) subject to clause (y) and (z), in the ordinary course of business consistent with past practice or as otherwise required by Law, (y) as to the granting of Company Options to new employees or directors with respect to authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof; provided that, for the avoidance of doubt, any such Company Option will be structured to comply with or be exempt from Section 409A of the Code (the “Allowed Awards”) and (z) as to the granting of certain management cash and equity incentives as mutually agreed by the Company and CHP (including, without limitation, pursuant to the Company Stock Pool Plan), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee or individual independent contractor of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or individual independent contractor of any Group Company, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of any Group

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Company; provided that, the Company Equity Plan shall not be amended; and provided further that, with respect to any issuance or granting of any equity securities of the Company, no such issuances or grant shall be made in excess of the authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof or become available for grant as a result of Company Option forfeitures.

(viii)     make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix)     enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or CHP or any of its Affiliates after the Closing);

(x)     authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xi)     change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by a change in GAAP;

(xii)     enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii)     make any Transaction Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xiv)     (A) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or its right in any other material Business Intellectual Property, except for non-exclusive licenses with respect to Company Owned Intellectual Property granted to customers in connection with sales of Company Products in the ordinary course of business consistent with past practice, or (B) disclose any Trade Secrets to a third party other than pursuant to a valid and enforceable Contract that requires such third party to protect the confidentiality of such Trade Secrets;

(xv)     other than as allowed in Section 5.1(b)(vii), (A) amend or modify in any material respect or terminate any Material Contract of the type described in Section 3.7(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or the entry into an amendment to provide for the Permitted Additional Indebtedness), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(xi) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(xi); or

(xvi)     enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Section 5.2    Efforts to Consummate; Litigation.

(a)     Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6

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and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the Company Stockholder Agreements to be terminated without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, CHP). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of the Extension Stockholder Approval and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. CHP shall promptly inform the Company of any communication between any CHP Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform CHP of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of CHP and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with CHP’s and the Company’s prior written consent.

(b)     From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the CHP Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any CHP Party) or CHP (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any CHP Party, the Company, or, in the case of the Company, CHP in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any CHP Party, the Company, or, in the case of the Company, CHP, the opportunity to attend and participate in such meeting or discussion.

(c)     Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)     From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CHP, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CHP, any of the CHP Parties or any of their respective Representatives (in their capacity as a representative of a CHP Party) or, in the case of the

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Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). CHP and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) CHP or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of CHP (not to be unreasonably withheld, conditioned or delayed).

Section 5.3    Confidentiality and Access to Information.

(a)     The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)     From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CHP and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies), solely for the purposes of consummating the transactions contemplated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to CHP or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Obligations, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any CHP Party, any CHP Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)    From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, CHP shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the CHP Parties (in a manner so as to not interfere with the normal business operations of the CHP Parties) solely for the purposes of consummating the transactions contemplated herein. Notwithstanding the foregoing, CHP shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any CHP Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any CHP Party with respect to

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confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any CHP Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), CHP shall use, and shall cause the other CHP Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a CHP Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that CHP shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4    Public Announcements.

(a)     Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and CHP or, after the Closing, CHP; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any CHP Party, or CHP, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with CHP and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b)     The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and CHP prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement , CHP shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and CHP shall consider such comments in good faith. The Company, on the one hand, and CHP, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CHP, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), CHP shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5    Tax Matters.

(a)    Tax Treatment.

(i)     The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its

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respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required CHP Stockholder Approval has been obtained CHP and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of CHP (“Newco”), with Newco being the surviving company in such merger.

(ii)     CHP and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii)     If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, CHP and the Company shall deliver to Ropes & Gray LLP and Cadwalader, Wickersham & Taft LLP, respectively, customary Tax representation letters satisfactory to each counsel (the “Tax Letters”), dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(b)     Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.

(c)    Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.6    Exclusive Dealing.

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information in connection with a Company Acquisition Proposal), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify CHP promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep CHP reasonably informed on a current basis of any modifications to such offer or information.

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(b)     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the CHP Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information in connection with a CHP Acquisition Proposal), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a CHP Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a CHP Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a CHP Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any CHP Party (or any Affiliate or successor of any CHP Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. CHP agrees to (A) notify the Company promptly upon receipt of any CHP Acquisition Proposal by any CHP Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such CHP Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7    Preparation of Registration Statement / Proxy Statement. Promptly following the date of the Extension Stockholder Approval, CHP and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either CHP or the Company, as applicable), and CHP shall, promptly following delivery of the necessary PCAOB Financial Statements, file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of CHP which will be included therein and which will be used for the CHP Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by CHP’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of CHP and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. CHP, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of CHP to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any CHP Party, the Company, or, in the case of the Company, CHP, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of CHP, the Company, or, in the case of the Company, CHP (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) CHP shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing CHP Holders. CHP shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of CHP Common Stock for offering or sale in any jurisdiction, and CHP and the Company shall each use its reasonable

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best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the CHP Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any CHP Party) or CHP (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or Nasdaq relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or Nasdaq in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any CHP Party, the Company, or, in the case of the Company, CHP in advance and, to the extent not prohibited by the SEC or Nasdaq, gives, in the case of any CHP Party, the Company, or, in the case of the Company, CHP, the opportunity to attend and participate in such meeting or discussion.

Section 5.8    Extension Stockholder Approval and CHP Stockholder Approval. As promptly as reasonably practicable following the date hereof, CHP shall seek and use its reasonable best efforts to obtain the Extension Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, CHP shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its Stockholders (the “CHP Stockholders Meeting”) in accordance with the Governing Documents of CHP, for the purposes of obtaining the CHP Stockholder Approval and, if applicable, any approvals related thereto and providing its Stockholders with the opportunity to elect to effect a CHP Stockholder Redemption. CHP shall, through unanimous approval of its board of directors, recommend to its Stockholders (the “CHP Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the approval of the issuance of the CHP Common Stock in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of CHP contemplated by the CHP Certificate of Incorporation and the CHP Bylaws (the “Governing Document Proposals”); (iv) the approval of the directors in accordance with Section 5.17 (the “Directors Proposal”); (v) the adoption and approval of the Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by CHP and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the CHP Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that CHP may adjourn the CHP Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the CHP Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CHP has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing CHP Holders prior to the CHP Stockholders Meeting or (D) if the holders of CHP Class A Common Stock have elected to redeem a number of Class A Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 7.2(c) not being satisfied; provided, that, without the consent of the Company, in no event shall CHP adjourn the CHP Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination

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Date. The CHP recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by, or necessary to comply with, applicable Law, CHP covenants that none of the CHP Board or CHP nor any committee of the CHP Board shall withdraw or modify, or propose publicly or by formal action of the CHP Board, any committee of the CHP Board or CHP to withdraw or modify, in a manner adverse to the Company, the CHP Board Recommendation or any other recommendation by the CHP Board or CHP of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9     Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, CHP, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10     Certain Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), CHP shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Support Agreement. CHP shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to CHP in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, CHP shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement of which CHP becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 5.11     Conduct of Business of CHP. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CHP shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.11 of the CHP Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)     adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any CHP Party or any of its Subsidiaries, other than in connection with the Extension Proposal;

(b)     declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of CHP or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of CHP or any of its Subsidiaries, as applicable;

(c)    split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)     incur, create or assume any Indebtedness or other Liability (including, and notwithstanding anything to the contrary, any incur, create or assume any Indebtedness under any Contract with the Sponsor or any Affiliate thereof);

(e)     make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CHP or any of its Subsidiaries;

(f)    transfer, sell, grant, pledge, issue or otherwise directly or indirectly dispose of, or subject to a Lien, any Equity Securities of CHP or any of its Subsidiaries or grant any additional options, warrants or

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stock appreciation rights with respect to Equity Securities of the foregoing of CHP or any of its Subsidiaries, other than issuances of CHP Warrants to the Sponsor for repayment of loans made by the Sponsor to CHP to the extent such loans and such conversion are approved in advance and in writing by the Company;

(g)     enter into, renew, modify or revise any CHP Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a CHP Related Party Transaction);

(h)     other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i)     engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(j)     make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k)     enter into any Contract with any broker, finder, investment banker or other Person (including the Sponsor) under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement; or

(l)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any CHP Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any CHP Party from using the funds held by CHP outside the Trust Account to pay any CHP Expenses or CHP Liabilities or from otherwise distributing or paying over any funds held by CHP outside the Trust Account that were loaned to CHP by the Sponsor with the prior written approval of the Company to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12     Nasdaq Listing. CHP shall use its reasonable best efforts to cause: (a) CHP to satisfy all applicable listing requirements of Nasdaq and (b) the CHP Common Stock issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.13     Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, CHP shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of CHP pursuant to the CHP Stockholder Redemption, (B) pay the amounts due to the underwriters of CHP’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to CHP in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.14     Transaction Support Agreement; Company Stockholder Approval.

(a)     Promptly after the execution of this Agreement (and in any event within twenty four (24) hours) (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to CHP the Transaction Support Agreement duly executed by each Supporting Company Persons.

(b)     As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to CHP a true and correct copy of a written consent (in form and substance reasonably satisfactory to CHP) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Stock required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 5.15     CHP Indemnification; Directors’ and Officers’ Insurance.

(a)     Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each CHP Party, as provided in the applicable CHP Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHP will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, CHP shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable CHP Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the CHP Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any CHP Party (the “CHP D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such CHP D&O Person was a director or officer of any CHP Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)     CHP shall not have any obligation under this Section 5.15 to any CHP D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such CHP D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)     For a period of six (6) years after the Effective Time, CHP shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the CHP Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under CHP’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, CHP shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is comparable to CHP’s existing directors’ and officers’ liability insurance program and which insures those Persons who are currently covered under CHP’s existing directors’ and officers’ liability insurance program. In either event, CHP shall not be obligated to pay annual premiums in

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excess of three hundred percent (300%) of the most recent annual premium paid by CHP prior to the date of this Agreement and, in such event, CHP shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by CHP prior to the date of this Agreement.

(d)     If CHP or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CHP shall assume all of the obligations set forth in this Section 5.15.

(e)     The CHP D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CHP.

Section 5.16     Company Indemnification; Directors’ and Officers’ Insurance.

(a)     Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHP will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, CHP shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)     None of CHP or the Group Companies shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)     The Company shall purchase, at or prior to the Closing, and CHP shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, CHP or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, CHP or one of their respective Affiliates shall

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purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)     If CHP or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CHP shall assume all of the obligations set forth in this Section 5.16.

(e)     The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CHP.

Section 5.17     Post-Closing Directors and Officers.

(a)     CHP shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the CHP Board shall initially consist of seven (7) directors; (ii) the members of the CHP Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c); (iii) the members of the compensation committee, audit committee and nominating committee of the CHP Board are the individuals determined in accordance with Section 5.17(d); and (iv) the officers of CHP are the individuals determined in accordance with Section 5.17(e).

(b)     CHP shall designate Mr. Joe Swedish to serve as director on the CHP Board immediately after the Effective Time.

(c)     The Company shall designate at least four (4) individuals to serve as directors on the CHP Board immediately after the Effective Time and the remaining two (2) individuals shall be designated by agreement among CHP and the Company.

(d)     Immediately after the Effective Time, the individuals designated by CHP and the Company shall serve on the committee(s) of the CHP Board.

(e)     Immediately after the Effective Time, the individuals current officers of the Company shall be the officers of CHP, with each such individual holding the office currently held by him or her at the Company.

Section 5.18     PCAOB Financials.

(a)     As promptly as reasonably practicable, the Company shall deliver to CHP (i) the Closing Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement; provided that, notwithstanding anything herein to the contrary, (A) as promptly as reasonably practicable following the Extension Stockholder Approval (and in any event on or before January 5, 2022); the Company shall deliver to CHP the PCAOB Financial Statements for the fiscal years ended December 31, 2019 and December 31, 2020, and (B) as promptly as reasonably practicable following December 31, 2021 (and in any event on or before February 28, 2022) the Company shall deliver to CHP the PCAOB Financial Statements for the fiscal year ended December 31, 2021 (with respect to each clause (A) and (B), such latest date being the “Applicable PCAOB Financial Statement Deadline”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations

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and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (the “PCAOB Financial Statements”) (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)     The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, CHP in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by CHP with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19     Incentive Equity Plan; Unearned Eastward Warrants.

(a)     Prior to the effectiveness of the Registration Statement / Proxy Statement, the CHP Board shall approve and adopt an equity incentive plan, in a form that is mutually agreed by CHP and the Company (the “Incentive Equity Plan”) provided that it shall permit the rollover of the Company Options in accordance with Section 2.4 (Treatment of Company Options), effective as of one day prior to the Closing Date.

(b)     The parties shall cooperate to amend the relevant documentation so that at or immediately following the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, all Unearned Eastward Warrants shall cease to represent the right to acquire Company Common Stock and shall become warrants to acquire a number of shares of New CHP Common Stock equal to the number of shares of Company Common Stock subject to such Unearned Eastward Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share at an exercise price per share equal to the exercise price per share of such Unearned Eastward Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole share, but otherwise on the same terms and subject to the same conditions applicable prior to the Effective Time.

Section 5.20     FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to CHP a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to CHP.

Section 5.21     Section 16 Matters. Prior to the Closing, CHP shall take all such steps as may be required (to the extent not prohibited under applicable Law and no-action letters issued by the SEC) to cause any acquisition of CHP Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act.

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Section 5.22     IP License Amendments and Assignments. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable following the date hereof, the Company shall use its commercially reasonable efforts to duly execute (i) an amendment to the iSYS License and in substantially the form of the draft amendment shared with CHP prior to the execution of this Agreement, with such reasonable amendments as CHP and the Company shall agree, (ii) an amendment to the PNI License to the reasonable satisfaction of CHP, including an assignment to the Company thereunder, and (iii) assignments evidencing ownership, to the reasonable satisfaction of CHP, by a Group Company of (A) all Intellectual Property developed for the Group Companies by the Persons listed on Section 5.22 of the Company Disclosure Schedules and (B) the following Patents: U.S. Patent No. 10,507,116, U.S. Application No. 16/682,828, U.S. Application No. 16/633,523, and U.S. Application No. 17/214,521, Patent Application No. 2021101993825(CN), U.S. Application No. 17/407,065, Patent Application No. PCT/2021/46771, U.S. Application No. 29745366, U.S. Application No. 63074797, U.S. Application No. 17380897, and Patent Application No. PCT/US21/42392.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1     Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)     the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)     no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)     the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)    the Company Stockholder Written Consent shall have been obtained;

(e)    the Required CHP Stockholder Approval shall have been obtained; and

(f)     after giving effect to the transactions contemplated hereby, CHP shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

ARTICLE 7

Section 7.1     Other Conditions to the Obligations of the CHP Parties. The obligations of the CHP Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by CHP (on behalf of itself and the other CHP Parties) of the following further conditions:

(a)    (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(b)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty

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shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(b) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)     the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)     at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CHP:

(i)     a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) are satisfied, in a form and substance reasonably satisfactory to CHP; and

(ii)     duly executed copies (signed by all counterparties thereto) of each of the documents identified in clauses (i), (ii) and (iii) of Section 5.22 and such documents shall remain in full force and effect.

Section 7.2     Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)     (i) the CHP Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the CHP Parties set forth in Section 4.17(h) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the CHP Parties (other than the CHP Fundamental Representations and the representations and warranties of the CHP Parties set forth in Section 4.17(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “CHP Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the

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extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CHP Material Adverse Effect;

(b)     the CHP Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no CHP Material Adverse Effect has occurred that is continuing;

(d)    the Aggregate Transaction Proceeds shall be equal to or greater than $50,000,000;

(e)     CHP’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, CHP shall satisfy any applicable listing requirements of Nasdaq, and CHP shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the CHP Common Stock (including, for the avoidance of doubt, the CHP Common Stock to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq;

(f)     the CHP Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.17(a)(i) and (ii);

(g)     no breach of the Sponsor Support Agreement as it relates to the vesting provisions of the Sponsor’s Equity Securities or transfer of Sponsor’s warrants shall have occurred;

(h)     at or prior to the Closing, CHP shall have delivered, or caused to be delivered, the following documents to the Company:

(i)     a certificate duly executed by an authorized officer of CHP, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), 7.2(b) and 7.2(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii)     the Investors’ Rights Agreement duly executed by CHP.

Section 7.3     Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the CHP Parties may rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by a CHP Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 8

TERMINATION

Section 8.1     Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of CHP and the Company;

(b)     by CHP, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.1(a) or Section 7.1(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by CHP, and (ii) the Termination Date; provided,

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however, that none of the CHP Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(c)     by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any CHP Party has failed to perform any covenant or agreement on the part of such applicable CHP Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to CHP by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.1(a) or Section 7.1(b) from being satisfied;

(d)    by either CHP or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 26, 2021; provided, that if the Extension Proposal is duly approved, such date shall be May 26, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to CHP if any CHP Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)    by either CHP or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)    by either CHP or the Company if the CHP Stockholders Meeting has been held (including any adjournment thereof), has concluded, CHP’s Stockholders have duly voted and the Required CHP Stockholder Approval was not obtained;

(g)    by the Company if the Extension Stockholders Meeting has been held (including any adjournment thereof), has concluded, CHP’s Stockholders have duly voted and the Extension Proposal was not approved;

(h)    by CHP if the Company does not deliver, or cause to be delivered to CHP (i) the duly executed counterparts to the Transaction Support Agreement in accordance with Section 5.14(a) on or prior to the Transaction Support Agreement Deadline, (ii) the Company Stockholder Written Consent in accordance with Section 5.14(b) on or prior to the Company Stockholder Written Consent Deadline, (iii) the PCAOB Financial Statements with respect to the fiscal years ended December 31, 2019, 2020 or 2021 in accordance with Section 5.18(a) on or prior to the Applicable PCAOB Financial Statement Deadline;or

(i)    by CHP if the revenue of the Company set forth on the PCAOB Financial Statements for the fiscal year ended Decemeber 31, 2021 delivered by the Company pursuant to Section 5.18(a) is less than $26.3 million.

Section 8.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any

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Person’s Liability under any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.24, Section 3.25, Section 4.18 and Section 4.20, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any CHP Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2    Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) CHP and the Company prior to Closing and (b) CHP and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3    Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) CHP and the Company prior to the Closing and (b) CHP and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any CHP Party, to:

c/o CHP Merger Corp.

25 Deforest Avenue

Summit, NJ 07901

Attention: James T. Olsen

E-mail: jolsen@concordhp.com

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with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

E-mail: carl.marcellino@ropesgray.com

(b)	If to the Company, to:

Integrity Implants Inc. 354 Hiatt Drive, Suite 100

Palm Beach Gardens, FL 33418

Attention: General Counsel

Email: bstone@accelusinc.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street,

New York, NY 10281

Attention: Gregory P. Patti Jr.

E-mail: greg.patti@cwt.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and CHP shall pay, or cause to be paid, all Unpaid CHP Expenses and (b) if the Closing occurs, then CHP shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid CHP Expenses.

Section 9.7    Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to

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printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to CHP, any documents or other materials posted to the electronic data room located www.datasite.com under the project name “Project Accelerate” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement and any other documents or materials posted prior to the date hereof or delivered to CHP or its representatives which posting or delivery was acknowledged by email by CHP or its representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the CHP Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CHP Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CHP Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11    Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same

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agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12    Knowledge of Company; Knowledge of CHP. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to CHP’s knowledge” and “to the knowledge of CHP” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the CHP Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the CHP Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13    No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any CHP Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the CHP Non-Party Affiliates, in the case of CHP, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, CHP or any Non-Party Affiliate concerning any Group Company, any CHP Party, this Agreement or the transactions contemplated hereby.

Section 9.14    Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the CHP Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the CHP Parties set forth herein or (c) waive compliance by the CHP Parties with any of the agreements or conditions set forth herein. CHP may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR

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HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16     Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17     Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement

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on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18     Trust Account Waiver. Reference is made to the final prospectus of CHP, filed with the SEC (File Nos. 333-234413) on November 25, 2019 (the “Prospectus”). The Company acknowledges and agrees and understands that CHP has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CHP’s public stockholders (including overallotment shares acquired by CHP’s underwriters, the “Public Stockholders”), and CHP may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of CHP entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between CHP or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with CHP or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CHP or its Affiliates).

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CHP MERGER CORP.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

ACCELERATE MERGER SUB, INC.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

INTEGRITY IMPLANTS INC.

By:	/s/ Chris Walsh
Name:	Chris Walsh
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

Exhibit A

Form of Transaction Support Agreement

[To come]

Exhibit B

Form of Investors’ Rights Agreement

[To come]

ANNEX A-II

EXECUTION VERSION

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (the “Amendment”), dated as of November 30, 2021, is entered into by and among each of CHP Merger Corp., a Delaware corporation (“CHP”), Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation (the “Company”). CHP, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, the Parties have entered into a Business Combination Agreement dated as of November 14, 2021 (as amended from time to time the “BCA”);

WHEREAS, the Parties hereto have agreed to (i) enter into an Investment Agreement (as defined below) dated as of the date hereof among the Company, the Sponsor and certain CHP Investors, providing for additional investments in the Company and certain additional contributions to the Trust Account (the “Monthly Contributions” as defined in the Investment Agreement), subject to the terms and conditions detailed in the Investment Agreement and (ii) cause the Sponsor Support Agreement to be amended as of the date hereof to provide for the transfer of certain CHP Class B Common Shares from the Sponsor to certain Company Stockholders immediately prior to and conditional upon the Closing under the BCA; and

WHEREAS, the Parties hereto desire to amend certain terms of the BCA in order to reflect the transactions contemplated by the Investment Agreement and the amended Sponsor Support Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.     Definitions. All capitalized terms not otherwise defined herein have the meanings set out in the BCA.

Section 2.     Amendments to the BCA. As of the date hereof, the following sections of the BCA are hereby amended as set forth below:

(a)    The following definitions shall be amended and restated in their entirety:

“Aggregate Transaction Proceeds” means (A) the aggregate cash proceeds available for release to any CHP Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the CHP Stockholder Redemptions and the payment of all Unpaid CHP Expenses (excluding premiums for D&O insurance incurred pursuant to Section 5.15) and reasonable legal, accounting and financial advisor expenses that are Unpaid Company Expenses, excluding any fees or other amounts payable pursuant to the Piper Letter (as defined in the Company Disclosure Schedules)) plus (B) an amount equal to (i) the aggregate amount invested by CHP Investors in the Company pursuant to the Investment Agreement minus (ii) the aggregate Extension Premium.

“Ancillary Documents” means the Sponsor Support Agreement, the Investors’ Rights Agreement, the Transaction Support Agreement, the Investment Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by the foregoing or by this Agreement executed or to be executed in connection with the transactions contemplated hereby, in each case as amended from time to time.

“CHP Investors” means the Sponsor, AHA and any Affiliate of the foregoing, together with any investor who is a Permitted Person (as defined in the Investment Agreement) and enters the Investment Agreement as an investing party thereunder from time to time prior to the Closing.

“Consideration Share Number” means 41,100,000 minus the Net Debt Figure (which may be positive or negative) where the “Net Debt Figure” means (a) (x) the Indebtedness of the Group Companies (excluding any Indebtedness incurred pursuant to the Investment Agreement) minus (y) the total cash of the Group Companies (in each case as of the most recent practicable date (not earlier than 10 days prior to Closing), as calculated in accordance with GAAP) divided by (b) $10, rounded to the nearest whole number.

“Permitted Additional Indebtedness” means “ (i) ordinary course trade payables, (ii) Indebtedness incurred under or pursuant to the Company’s loan and security agreement and related warrant agreement with Eastward Fund Management LLC, as amended in each case in connection with the provision of a maximum loan amount of $24 million and related increase in outstanding Company Warrants held by Eastward from 426,590 to 568,786 (including the Unearned Eastward Warrants), and (iii) any Extension Premium Convertible Notes issued by the Company pursuant to the terms of the Investment Agreement; provided that on and from the date on which CHP Investors have completed an investment of greater than or equal to $13,732,464.34 in the Series D Capital Raise, any further Indebtedness incurred under subsection (ii) shall not be deemed Permitted Additional Indebtedness.

“Series D Capital Raise” means the Company’s ongoing Series D funding round (including the amount raised from CHP Investors) up to a maximum of $20 million in the aggregate incurred after the date hereof, such fundraising being on the same terms and conditions as in effect prior to the date hereof and disclosed to CHP.

(b)    The following definitions shall be inserted:

“Extension Premium” means the amount, up to a maximum of $3,732,464.34 actually paid by the Company into the Trust Account pursuant to the terms of the Investment Agreement.

“Extension Premium Convertible Notes” means any Convertible Notes issued by the Company under and in accordance with the Investment Agreement.

“Investment Agreement” means the investment agreement by and among the Sponsor, CHP, the Company and the other parties thereto, dated as of November 30, 2021, as amended from time to time.

(c)    Section 5.1(b)(iv) shall be amended and restated as follows:

“ transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, in each case other than (i) in connection with the Series D Capital Raise or Permitted Additional Indebtedness or as allowed in Section 5.1(b)(vii) or (ii) in connection with the valid exercise of any option, warrant, convertible note or similar instrument (x) outstanding on the date hereof in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or otherwise or (y) permitted to be issued under this Section 5.1(b)(iv);”

(d)    Section 5.19 (Incentive Equity Plan; Unearned Eastward Warrants) shall be retitled “Incentive Equity Plan; Unearned Eastward Warrants; Extension Premium Convertible Notes”, and a new sub-section 5.19(c) shall be added to such Section as follows:

“The parties shall cooperate to ensure that the shares of New CHP Common Stock to which any holder is entitled following the Closing under the terms of the Extension Premium Convertible Notes shall be duly authorized and issued promptly following the Closing in accordance with the terms of the Extension Premium Convertible Notes.”

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(e)    Section 7.2(g) shall be amended and restated as follows:

“no breach of the Sponsor Support Agreement as it relates to the vesting provisions of the Sponsor’s Equity Securities or transfer of Sponsor’s warrants or CHP Class B Common Stock shall have occurred;”

(f)    the following termination right shall be added as new Section 8.1(j):

“by the Company if (i) CHP Investors fail to fund any part of the Extension Premium pursuant to the Investment Agreement and (ii) following such event as a result of a CHP Stockholder Redemption occurring prior to the Closing, the Trust Account holds less than $60,000,000; provided that, the Company shall not have a termination right pursuant to this Section 8.1(j) in the event that it has violated Section 2.3 of the Investment Agreement.”

Section 3.     Miscellaneous.

(a)    References to the BCA. Upon the effectiveness of this Amendment, each reference in the BCA to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the BCA as amended hereby, and each reference to the BCA in any other document, instrument or agreement executed and/or delivered in connection with the BCA shall mean and be a reference to the BCA as amended hereby. References in the BCA to “the date of this Agreement”, “the date hereof” or words of like import shall continue to mean the date of execution of the BCA, November 14, 2021.

(b)    No Other Changes. Except as specifically amended by this Amendment, the BCA and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the BCA or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein

(d)    Entire Agreement. This Amendment, together with the BCA and the Ancillary Documents as amended on or around the date hereof including the Investment Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(e)    Incorporation by Reference. The following sections of the BCA shall apply to this Amendment to the same extent as they apply to the BCA, mutatis mutandis: Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial) and 9.16 (Submission to Jurisdiction).

A-II-3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CHP MERGER CORP.

By:
Name:
Title:

ACCELERATE MERGER SUB, INC.

By:
Name:
Title:

INTEGRITY IMPLANTS INC.

By:
Name:
Title:

A-II-4

ANNEX A-III

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (the “Amendment”), dated as of December 23, 2021, is entered into by and among each of CHP Merger Corp., a Delaware corporation (“CHP”), Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation (the “Company”). CHP, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, the Parties have entered into a Business Combination Agreement dated as of November 14, 2021 (as amended from time to time the “BCA”);

WHEREAS, the Parties and other parties thereto have entered into an Investment Agreement dated as of November 30, 2021 (as amended from time to time the “Investment Agreement”); and

WHEREAS, the Parties hereto desire to amend certain terms of the BCA in order to reflect the transactions contemplated by the Investment Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.     Definitions. All capitalized terms not otherwise defined herein have the meanings set out in the BCA.

Section 2.     Amendments to the BCA. As of the date hereof, the following sections of the BCA are hereby amended as set forth below:

(a)     The following definitions shall be amended and restated in their entirety:

“CHP Investors” means the Sponsor, AHA and any Affiliate of the foregoing, together with any investor who is a Permitted Person and enters the Investment Agreement as an investing party thereunder from time to time prior to the Closing.

(b)     The following definitions shall be inserted:

“Permitted Persons” means the Sponsor, any existing CHP Investors, Affiliates of the Sponsor or AHA, hospital systems and ambulatory surgery centers, and any other investors that are not (and whose affiliates are not) current investors or current vendors of the Company, in each case to the extent that such person is able to make the representations and warranties set forth in Section 4 of the Investment Agreement on and as of the dates set forth therein.

(c)     Section 5.15(a) shall be amended and restated as follows:

“Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each CHP Party, as provided in the applicable CHP Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHP will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, CHP shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable CHP Party’s Governing

Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the CHP Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any CHP Party (the “CHP D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such CHP D&O Person was a director or officer of any CHP Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law. Notwithstanding anything herein to the contrary, CHP may incur up to $500,000.00 pursuant to note(s) issued to such CHP D&O Persons in connection with funding premiums for D&O insurance, which note(s) will be repaid in full to such applicable CHP D&O Persons at and contingent upon Closing.”

Section 3.     Miscellaneous.

(a)    References to the BCA. Upon the effectiveness of this Amendment, each reference in the BCA to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the BCA as amended hereby, and each reference to the BCA in any other document, instrument or agreement executed and/or delivered in connection with the BCA shall mean and be a reference to the BCA as amended hereby. References in the BCA to “the date of this Agreement”, “the date hereof” or words of like import shall continue to mean the date of execution of the BCA, November 14, 2021.

(b)    No Other Changes. Except as specifically amended by this Amendment, the BCA and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the BCA or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein

(d)     Entire Agreement. This Amendment, together with the BCA and the Ancillary Documents as amended on or around the date hereof, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(e)    Incorporation by Reference. The following sections of the BCA shall apply to this Amendment to the same extent as they apply to the BCA, mutatis mutandis: Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial) and 9.16 (Submission to Jurisdiction).

A-III-2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CHP MERGER CORP.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

ACCELERATE MERGER SUB, INC.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

INTEGRITY IMPLANTS INC.

By:	/s/ Christopher Walsh
Name:	Christopher Walsh
Title:	Chief Executive Officer

A-III-3

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACCELUS, INC. (F/K/A CHP MERGER CORP.)

(as of [●], 2022)

Accelus, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “Accelus, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2019 (the “Original Certificate”).

2.    This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.    This Certificate of Incorporation restates, integrates and amends the provisions of the Original Certificate. Certain capitalized terms used in this Certificate of Incorporation are defined where appropriate herein.

4.    The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Accelus, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1.    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [221,000,000] shares, consisting of (a) [●] shares of common stock (the “Common Stock”), and (b) [●] shares of preferred stock (the “Preferred Stock”).

Section 4.2.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3.    Common Stock. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(a)

Section 4.4.    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1.    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

Section 5.2.    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3.    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4.    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5.    Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

Section 7.1.    Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chair of the Board (or, if applicable, any Co-Chair of the Board), Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3.    No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1.    Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2.    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided further, however, that any repeal or amendment of this Section 8.2 shall require the affirmative vote of the stockholders holding 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF THIS

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1.    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this Section 10.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Section 10.2.    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3.    Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

[Signature page follows]

IN WITNESS WHEREOF, Accelus, Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ACCELUS, INC.

By:
	Name:	[Chris Walsh]
	Title:	[Chief Executive Officer]

[Signature Page to Certificate of Incorporation]

Annex C

AMENDED AND RESTATED BYLAWS

OF

ACCELUS, INC.

(F/K/A CHP MERGER CORP., THE “CORPORATION”)

(as of [●], 2022)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chair of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”), or such other officer as determined by the Board, shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chair of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Subject to the terms of the Certificate of Incorporation and any contractual nomination rights granted to any stockholder, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) Subject to the terms of the Certificate of Incorporation and any contractual nomination rights granted to any stockholder, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chair of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board or President and (b) shall be called by the Chair of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is an oral notice given personally or by telephone or a written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chair of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chair of the Board. The Chair of the Board shall preside when present at all meetings of the stockholders and the Board. The Chair of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chair of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chair of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chair of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chair of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chair of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board, or any committee thereof, may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or such committee, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board, or such committee, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board, or such committee thereof determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, or any committee thereof, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board, or any committee thereof, may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board, or any committee thereof, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chair of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chair of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chair of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chair of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the

Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal these Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal these Bylaws. These Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal these Bylaws.

Annex F

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of July 6, 2021 (the “Effective Date”) between Integrity Implants Inc. (“Company”) and Alex Lukianov (“Consultant” and, along with Company, the “Parties” and each a “Party”).

WHEREAS, Consultant has been appointed and elected to serve as the Chairman of the Board of Directors of Company;

WHEREAS, in connection with but in addition to Consultant’s position as Chairman of the Board, Company desires for Consultant to perform the Services (as defined herein); and

WHEREAS, Consultant is duly qualified and experienced in furnishing the Services.

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants and conditions contained herein, Company and Consultant agree as follows:

1. CONSULTANT’S OBLIGATIONS.

a. Services. During the Term (as defined below), Consultant shall provide services in furtherance of the Company’s interests as agreed to between Company and Consultant from time to time (the “Services”). Reasonable portions of Consultant’s time and attention will be devoted to the Services considering the nature, complexity, and level of sophistication thereof, and the compensation therefor. Company will not be obligated to pay for any Services that were not expressly requested by Company.

b. Performance and Compliance with Standards. Consultant shall perform the Services with that degree of skill and judgment normally exercised by recognized professional consulting firms performing services of a similar nature, and in a manner consistent with the requirements of this Agreement and all applicable federal, state, and local laws, regulations, and ordinances. Consultant hereby represents and warrants that it and all of its owners, officers, employees, or affiliates, if any, are not and have never been excluded, debarred, or otherwise deemed ineligible to participate in the Federal health care programs as defined in 42 USC § 1320a-7b(f). Additionally, Consultant shall provide itself with and be solely responsible for such resources, facilities, employees, business organization efforts, permits, licenses, and any other item or clearance necessary, if any, as are necessary for the conduct of its business operations in accordance with this Agreement.

c. Consultant’s Status. In performing the Services, Consultant is acting as an independent contractor, and shall not be considered an employee or agent of Company or any of its Affiliates (as defined below). Company shall not exercise any control or direction over the manner or method by which Consultant provides the Services. However, Consultant shall perform at all times in accordance with currently approved methods and standards of practice for Services in the healthcare community. Consultant agrees that it will have no right to make any commitments on behalf of Company or any of its Affiliates without the express written consent of an authorized officer of Company. Consultant is free to accept engagements from others during the Term, as long as those engagements do not interfere with Consultant’s provision of the Services or otherwise violate any of Consultant’s obligations to Company and its Affiliates, hereunder or otherwise. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by, or under common control with Company, whether control may be by management authority, equity interest, or otherwise.

d. Records and Expense Reports. Consultant shall record and maintain all all receipts arising from all business expenses and travel expenses incurred during the performance of the Services. Consultant shall create a monthly expense report to be submitted to Company by the 15th day of the month following the month in which

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the Services were rendered and in which the expenses were incurred (or in accordance with such other schedule as Company may specify from time to time). Following approval by Company (and subject to the terms and conditions of Section 2(b) below), these expenses shall generally be paid within 30 days of their submission (or in accordance with such other schedule as Company may specify from time to time). The amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year. The right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

2. CONSULTANT COMPENSATION.

a. As compensation for the Services, Company shall pay Consultant a fee of $19,166.66 per calendar month, pro-rated for any partial calendar month of the Term. performed. All consulting fees payable hereunder shall be paid monthly in arrears.

b. As additional compensation for the Services, subject to approval by Company’s Compensation Committee and Consultant’s execution of any documentation related thereto, Company shall grant Consultant an option (the “Option”) to purchase up to 600,000 shares of Integrity Implants Inc. common stock, $0.00001 par value per share (the “Common Shares”) pursuant to the Integrity Implants Inc. Amended and Restated Equity Incentive Plan (the “Plan”). Unless earlier terminated, relinquished, forfeited, or expired, this option will become exercisable in three equal installments on each of the first, second, and third annual anniversaries of the Grant Date, in each case, provided that the Optionholder is continuously employed by, or otherwise properly providing services to, the Corporation or any of its subsidiaries during the period from the Grant Date through such vesting date, provided that the vesting of this option will, to the extent not already vested, accelerate and immediately become exercisable in full upon the occurrence of any of (x) the 30-day trading average price of the Common Stock as traded on any of the New York Stock Exchange, NASDAQ (including any market thereof), or AMEX is, at any point, at least $10.50, or (y) the Fair Market Value of the Common Stock is, at any point, determined by the Board or the Committee pursuant to Section 17 of the Plan to be at least $10.50 (in each case where such dollar figure takes into account and adjusting for any splits, sub-divisions, combinations, or any similar reconstitution of shares of Common Stock), and provided further that the vesting of this option will, to the extent not already vested, accelerate and immediately become exercisable in full upon the occurrence of any Change of Control.. The terms and conditions of the Option will be further described in and governed by a separate stock option award agreement and the Plan.

c. Company shall reimburse Consultant for reasonable and actual non-luxury expenses incurred by Consultant during the performance of the Services, provided that any such expenses not approved in advance do not exceed $500 per calendar month, and subject to the reporting and timing requirements set forth in Section 1(d) above.

d. Consultant acknowledges and agrees that, as an independent contractor, it will be solely responsible for the withholding and payment of all federal, state, and local income taxes, Social Security and Medicare taxes, and any and all other legally required payments on sums paid to Consultant hereunder. Company will provide Consultant with an IRS Form 1099 evidencing all consulting fees paid by it to Consultant in connection with its engagement hereunder. Consultant further acknowledges and agrees that neither Consultant nor any individual claiming through Consultant will be eligible to (i) participate in any bonus, incentive, or other compensation plan, program, or arrangement of any kind maintained by Company or any of its Affiliates, whether payable in cash or equity; or (ii) participate in or receive benefits under any of the employee benefit plans, programs, or arrangements maintained by Company or any of its Affiliates (all of the foregoing compensation and benefit plans, programs, and arrangements, hereinafter, the “Plans”), other than as an eligible dependent of another individual entitled to participate in, or receive benefits under, any such Plans or pursuant to the federal law known as “COBRA” or similar state law. Consultant hereby waives any and all rights to participate in, or receive benefits under, any of the Plans, and Consultant agrees not to make any claim under any of the Plans. Consultant further agrees to indemnify and hold harmless Company, its Affiliates, the Plans, and all those connected with

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them from any and all liabilities (x) arising out of any claims under any of the Plans by Consultant or by anyone claiming through Consultant or (y) incurred as a result of Consultant’s failure to meet its obligations hereunder.

e. For the avoidance of doubt, the compensation provided for in this Agreement is not intended to be a limitation or inference of any limitation with respect to any other compensation from Company to Consultant payable in the future as agreed upon between Consultant and Company from time to time.

3. TERM. Unless earlier terminated pursuant to the terms contained herein, the term of this Agreement shall be thirty-six months, commencing on the Effective Date and automatically expiring on the third annual anniversary thereof, unless the Parties mutually agree in writing to extend such term (as may be earlier terminated or extended in accordance with the terms hereof, the “Term”).

4. TERMINATION.

a. Termination Company may terminate this Agreement for Cause upon notice to Consultant, where “Cause” means (i) refusal or failure to follow the lawful directions of stockholders of the Company acting together for such purpose in the collective capacity of Company, (ii) conviction of a crime involving moral turpitude; (iii) engaging in acts or omissions constituting gross negligence, recklessness, or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to the business of Company, its affiliates or customers, or (iv) Consultant ceasing to serve as the Chairman of Company’s Board of Directors.

b. Effect of Termination. As of the effective date of termination of this Agreement, the Parties shall not have any further rights or obligations hereunder except (i) as otherwise provided herein; (ii) for rights and obligations accruing prior to such effective date of termination; and (iii) arising as a result of any breach of this Agreement.

5. ACCESS TO BOOKS AND RECORDS. If the value or cost of Services rendered to Company pursuant to this Agreement is $10,000 or more over a 12-month period, in accordance with Section 1861(v)(1)(I) of the Social Security Act, Consultant agrees that at least for four years after the furnishing of such Services, Consultant shall, upon written request, make available to the Secretary of the United States Department of Health and Human Services, the Comptroller General of the United States, or their respective duly authorized representatives, such books, documents, and records as may be necessary to certify the nature and extent of the cost of such Services.

6. CONFIDENTIALITY.

a. “Confidential Information” means any proprietary information, technical data, trade secrets, or know-how of Company or any of its Affiliates, including, without limitation, management reports, financial statements, internal memoranda, reports, patient information, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed by Company or any of its Affiliates either directly or indirectly in writing, orally, or by drawings or inspection of parts or equipment.

b. Non-Use and Non-Disclosure. Consultant will not, during or following the term of this Agreement, use Confidential Information for any purpose whatsoever other than as required for the performance of Services on behalf of Company or disclose Confidential Information to any third party, unless (i) Company consents in writing to such use or disclosure, or (ii) disclosure is required by law, court order, or other legal process, provided that the provisions of this Section 6 are met regarding any such required disclosure. It is understood that Confidential Information will remain the sole property of Company and its Affiliates both during the Term and thereafter. Consultant shall comply with the applicable federal and state laws and regulations governing the confidentiality of all patient medical records and peer review information, including the Privacy Rule and Security Rule promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as

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amended (Pub. L. No. 104-191, 42 USC § 1320d–1320d-8) (“HIPAA”). Consultant and Company agree promptly to enter into any additional agreement as may be required by law with respect to the protection of any confidential patient information. In the event Consultant receives a request or demand from a third party for the disclosure of Confidential Information by reason of court order or other legal process, Consultant shall, to the extent legally permissible, promptly (and in no event later than three business days after receipt of such request or demand) provide written notice to Company of such request or demand, including a copy of any written document of such request or demand. Consultant agrees to assist Company, to the extent possible, in securing protection from any such disclosure and, in the event that such protection cannot be obtained, to disclose only that Confidential Information that is directly responsive to the subject request. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

c. Exceptions. Confidential Information does not include information (i) which is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of Consultant; (ii) has become publicly known and made generally available through no wrongful act of Consultant or any third party; or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

d. Protected Information. Consultant agrees that Consultant will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of Company or any of its Affiliates any unpublished document, proprietary information, or trade secrets belonging to such person or entity unless consented to in writing by such person or entity. Consultant will indemnify Company and its Affiliates and hold them and their representatives harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s or any of its Affiliates’ use of the work product of Consultant under this Agreement.

e. Third-Party Confidential Information. Consultant recognizes that Company and its Affiliates have received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on Company’s or the applicable Affiliate’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Company and its Affiliates will not provide any confidential or proprietary information of a third party to Consultant unless Company or the applicable Affiliate is authorized to do so by such third party and such disclosure to Consultant would not violate any applicable law. Consultant agrees that Consultant owes Company, its Affiliates, and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation, or other entity or to use it except as necessary in carrying out Services for Company consistent with any agreement Company or the applicable Affiliate has with such third party.

f. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company or otherwise destroy all property or Confidential Information of Company and its Affiliates that Consultant may have in Consultant’s possession or control and will certify to Company in writing that same has been done.

g. Trade Secrets. Consultant understands that, notwithstanding anything contained in this Agreement, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that, notwithstanding anything contained in this Agreement, Consultant may disclose a trade secret to its attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and Consultant may use such trade secret in that court proceeding, so long as any document containing such trade secret is filed under seal and Consultant does not otherwise disclose such trade secret, except pursuant to court order.

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h. No Effect of Termination of Agreement. The termination of this Agreement will not limit or otherwise affect the agreements set forth in any of the foregoing subsections of this Section 6.

7. ASSIGNMENT OF INVENTIONS AND OWNERSHIP.

a. Assignment. Consultant agrees that Consultant will treat all material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, and trade secrets conceived, made, or discovered by Consultant, solely or in collaboration with others, during the Term, which relate to the technology or products being developed, manufactured, or marketed by Company or any of its Affiliates, which relate to the business (present or prospective) of Company or any of its Affiliates, or which result from Consultant performing services for Company or any of its Affiliates (collectively, “Inventions”), as the property solely of Company or its applicable Affiliates. Consultant further agrees to assign (or cause to be assigned), and does hereby assign, fully to Company (or as designated by Company) all of Consultant’s rights, title, and interest in and to all Inventions and any copyrights, patents, mask work rights, continuations, foreign counterparts, or other intellectual property rights relating thereto (collectively with the Inventions, the “Intellectual Property”). Consultant further acknowledges that it will treat all instances and items of Intellectual Property which constitute original works of authorship (solely or jointly with others) within the scope and during the term of Consultant’s service relationship with Company or any of its Affiliates which qualify for protection by copyright as “works made for hire” as that term is defined in the United States Copyright Act. Consultant agrees to promptly and fully disclose all Intellectual Property to Company.

b. Further Assurances. Consultant agrees to assist Company, or its designee, at Company’s expense with respect to reasonable out-of-pocket expenses incurred by Consultant in complying with its obligations under this Section 7, in every proper way requested by Company to secure Company’s (or Company’s designee’s) rights in the Intellectual Property in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to such Intellectual Property. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Agreement.

c. Attorney in Fact. Consultant agrees that if Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents, mask work, or copyright registrations covering the Inventions assigned to Company (or as designated by Company) above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

d. No Effect of Termination of Agreement. The termination of this Agreement will not limit or otherwise affect the agreements set forth in any of the foregoing subsections of this Section 7.

8. CERTAIN RESTRICTIVE COVENANTS. Consultant acknowledges the substantial amount of time, money, and effort that Company has spent and will spend in recruitment of competent employees and customers, and agrees that Consultant will not, during the Term and for a period of 12 months following the Term (the “Restrictive Period”), regardless of the reason of termination of this Agreement, (a) hire or engage, or solicit for employment or engagement, or assist any other individual or entity in hiring, engaging, or soliciting for employment or engaging, any employee of Company or any of its Affiliates with whom Consultant had business contact in the course of providing the Services, or (b) solicit for business competitive with or substitutable for Company’s business, or assist any other individual or entity in soliciting for business competitive with or

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substitutable for Company’s business, any customer or other business partner, including physicians and facilities, of Company with whom Consultant had business contact in the course of providing services to Company or any of its Affiliates or with respect to whom Consultant has had access to Confidential Information that would assist in its solicitation of such customer or other business partner. Notwithstanding anything herein to the contrary, this provision is not intended to and will not limit the scope or efficacy of any other of Consultant’s duties to Company of non-competition or non-solicitation as evidenced through a separate written instrument. Consultant agrees that the restrictions on its activities set forth in this Section 8 are reasonable and necessary to protect the legitimate interests of Company and its Affiliates. The termination of this Agreement will not limit or otherwise affect the agreements set forth in this Section 8. Furthermore, without limiting the generality of the foregoing, in connection with the provision of the Services and as consideration for the value provided to Consultant hereunder, Consultant agrees to execute and be bound by that certain Restrictive Covenant Agreement between the Parties of even date herewith.

9. REMEDIES. Consultant acknowledges that any violation by Consultant of the provisions of this Agreement, including without limitation Sections 6, 7, and 8 hereof, would cause irreparable harm to Company and its Affiliates, and that damages are not an adequate remedy. Consultant therefore agrees that in the event of any breach of any such provisions, Company may at its election, and in addition to any other remedies available to it, institute and prosecute proceedings in any court of competent jurisdiction (a) to obtain damages for such activities, (b) to obtain specific performance by Consultant of this Agreement, (c) to enjoin Consultant from engaging in the activities proscribed by this Agreement, or (d) any combination of the foregoing. So Company may enjoy the full benefit of the covenants contained in Section 8 hereof, Consultant agrees that the Restrictive Period shall be tolled, and shall not run, during the period of any breach by Consultant of any such covenants. Consultant and Company further agree that, in the event that any provision of Section 6, 7, or 8 hereof is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. No claimed breach of this Agreement or other violation of law attributed to Company or any of its Affiliates, or change in the nature or scope of Consultant’s service relationship with Company or any of its Affiliates, shall operate to excuse Consultant from the performance of its obligations under Sections 6, 7, and 8 hereof.

10. MISCELLANEOUS. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, and all other communications between the parties relating to such subject matter, excluding any non-disclosure, non-competition, non-solicitation, no-hire, invention assignment, or similar covenants by which Consultant is bound with respect to Company or any of its Affiliates, which covenants will remain in full force and effect in accordance with the terms thereof. The Parties acknowledge and agree that this Agreement represents the only agreement, contract, arrangement, understanding, or any other relationship or obligation between the Parties relating to any consulting, performance service, or other similar activities. This Agreement may not be amended or modified except by mutual written agreement. This Agreement shall be construed in accordance with the laws of the State of Florida. This Agreement may be executed in one or more counterparts, all of which together shall constitute only one Agreement. All notices hereunder shall be in writing, delivered personally, by certified or registered mail, return receipt requested, or by overnight courier, and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, postage prepaid, or deposited with an overnight courier, addressed at the place identified on the signature page below. A waiver by either Party of a breach or failure to perform hereunder shall not constitute a waiver of any subsequent breach or failure. Consultant shall not assign or transfer, in whole or in part, this Agreement or any of Consultant’s rights, duties, or obligations under this Agreement without the prior written consent of Company, and any assignment or transfer by Consultant without such consent shall be null and void. This Agreement is assignable by Company without consent or notice.

11. NON-INTERFERENCE WITH THIRD-PARTY RIGHTS. Company is engaging Consultant with the understanding that (a) Consultant is free to provide the Services to Company and to otherwise perform its duties and obligations under this Agreement and (b) other businesses or entities are not entitled to the benefit of

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Consultant’s work and services as outlined in this Agreement. Company has no interest in using any other individual’s or entity’s patents, copyrights, trade secrets, or other intellectual property rights in an unlawful manner. Consultant hereby agrees to not use, disclose, or misapply confidential information or proprietary rights of others that Company has no right to use or know. Consultant hereby represents and warrants to Company that (x) Consultant is not subject to a non-compete or non-solicitation agreement, or any other covenants against competition, solicitation, or interference, involving the Services or any of Company’s customers or prospective customers with whom Consultant will be expected to interact in connection with performing the Services; and (y) Consultant’s engagement under this Agreement, and Consultant’s performance of duties and obligations hereunder, does not and will not cause Consultant to breach or violate any agreement or covenant with any other person, business, or entity.

12. INDEMNIFICATION. Each Party (in such capacity, the “Indemnifying Party”) agrees to indemnify and hold the other harmless from and against all liability, losses, damages, claims, causes of action, costs, or expenses (including reasonable attorneys’ fees) (collectively, “Claims”) to the extent such Claims arise from or relate to the Indemnifying Party’s (a) negligent or wrongful acts or omissions related to the performance of the Services or this Agreement or (b) breach of this Agreement.

13. SURVIVAL. The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 shall survive expiration or termination of this Agreement regardless of the reason for or course of such termination.

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the Effective Date.

Integrity Implants Inc.	Alex Lukianov
354 Hiatt Drive	3567 South Ocean Boulevard
Palm Beach Gardens, Florida 33418	Highland Beach, Florida 33487

/s/ Chris Walsh	/s/ Alex Lukianov
Chris Walsh	In his individual capacity
Chief Executive Officer

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Annex G

ADDENDUM NUMBER ONE

TO

CONSULTING AGREEMENT

This Addendum Number One to Consulting Agreement (this “Addendum”), dated as of August 6, 2021 (the “Addendum Date”), is by and between Integrity Implants Inc. (“Company”) and Alex Lukianov (“Consultant” and, along with Company, the “Parties” and each a “Party”).

WHEREAS, the Parties have entered into that certain Consulting Agreement as of July 6, 2021 (the “Existing Agreement”); and

WHEREAS, the Parties mutually desire to enter into this Addendum for the purposes set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Addendum have the respective meanings assigned to them in the Existing Agreement.

2. Payment. Notwithstanding anything in the Existing Agreement or elsewhere to the contrary, the Parties agree that all amounts payable by Company to Consultant pursuant to Section 2.a of the Existing Agreement will be paid instead to Lukpartners, LLC, a Florida limited liability company.

3. Date of Effectiveness and Limited Effect. This Addendum will become effective on the Addendum Date. Except as expressly provided in this Addendum, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the information contained herein will not be construed as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Addendum Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement will mean and be a reference to the Existing Agreement as amended by this Addendum.

4. Miscellaneous.

(a) The headings in this Addendum are for reference only and do not affect the interpretation of this Addendum.

(b) This Addendum may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Addendum electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Addendum.

(c) This Addendum amends, modifies, and replaces the terms of the Existing Agreement as if fully written therein. Where a conflict exists between the Existing Agreement and this Addendum, this Addendum shall be binding and control.

(d) This Addendum, and each of the terms and provisions hereof, may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(e) Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request and sole expense of the other Party, without any additional consideration, furnish the other Party such further

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information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be necessary or desirable in the reasonable opinion of counsel to the requesting Party to carry out the provisions of this Addendum and give effect to the transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Addendum Date.

COMPANY	Consultant
Integrity Implants Inc.	Alex Lukianov

/s/ Chris Walsh	/s/ Alex Lukianov
Chris Walsh	In his individual capacity
Chief Executive Officer

Acknowledged and agreed:

Lukpartners, LLC

/s/ Alex Lukianov
Alex Lukianov
Managing Partner

G-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Current Charter provides that a director will not be personally liable to CHP or CHP’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Current Charter provides that CHP will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

CHP has entered into indemnification agreements with each of its current directors and executive officers. These agreements require CHP to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to CHP, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Proposed Charter will provide for indemnification of New Accelus’ directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and New Accelus’ Bylaws will provide for indemnification of New Accelus’ directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description

2.1†	Business Combination Agreement, dated as of November 14, 2021, by and among CHP Merger Corp., Accelerate Merger Sub, Inc., and Integrity Implants Inc. (included as Annex A-I to this proxy statement / prospectus)

2.2	Amendment No. 1 to Business Combination Agreement, dated as of November 30, 2021, by and among CHP Merger Corp., Accelerate Merger Sub, Inc., and Integrity Implants Inc. (included as Annex A-II to this proxy statement/prospectus)

2.3	Amendment No. 2 to Business Combination Agreement, dated as of December 23, 2021, by and among CHP Merger Corp., Accelerate Merger Sub, Inc., and Integrity Implants Inc. (included as Annex A-III to this proxy statement)

3.1	Amended and Restated Certificate of Incorporation of CHP Merger Corp. (incorporated by reference to Exhibit 3.2 of CHP’s Form S-1 (File No. 333-234413), filed with the SEC on October 31, 2019)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of CHP Merger Corp. (incorporated by reference to Exhibit 3.1 of CHP’s Form 8-K (File No. 001-391140), filed with the SEC on November 24, 2021)

3.3	Bylaws of CHP Merger Corp. (incorporated by reference to Exhibit 3.3 of CHP’s Form S-1 (File No. 333-234413), filed with the SEC on October 31, 2019)

3.4	Form of New Accelus Charter (included as Annex B to this proxy statement / prospectus)

3.5	Form of New Accelus Bylaws (included as Annex C to this proxy statement / prospectus)

4.1	Specimen Common Stock Certificate

4.2	Warrant Agreement, dated as of November 21, 2019, between CHP Merger Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of CHP’s Form 8-K (File No. 001-39140), filed with the SEC on November 27, 2019)

5.1*	Opinion of Ropes & Gray, LLP as to the validity of the securities being registered.

10.1	Transaction Support Agreement, dated as of November 14, 2021, by and among CHP Merger Corp. and certain stockholders of Integrity Implants Inc. (incorporated by reference to Exhibit 10.1 of CHP’s Form 8-K (File No. 001-39140), filed with the SEC on November 18, 2021)

10.2	Amended and Restated Sponsor Letter Agreement, dated as of November 30, 2021, by and among CHP Acquisition Holdings, LLC, CHP Merger Corp. and Integrity Implants Inc. (incorporated by reference to Exhibit 10.1 of CHP’s Form 8-K (File No. 001-39140), filed with the SEC on December 6, 2021)

10.3	Investors’ Rights Agreement, dated as of November 14, 2021, by and among CHP Acquisition Holdings, LLC, CHP Merger Corp. and certain stockholders of Integrity Implants Inc. (incorporated by reference to Exhibit 10.3 of CHP’s Form 8-K (File No. 001-39140), filed with the SEC on November 18, 2021)

Exhibit	Description

10.4*	Accelus 2022 Equity Incentive Plan (attached to the proxy statement / prospectus which forms a part of this registration statement as Annex D)

10.5*	Accelus 2022 Employee Stock Purchase Plan (attached to the proxy statement / prospectus which forms a part of this registration statement as Annex E)

10.6	Consulting Agreement entered into by and between Integrity Implants Inc. and Alex Lukianov, dated as of July 6, 2021 (attached to the proxy statement / prospectus which forms a part of this registration statement as Annex F)

10.7	Addendum Number One to Consulting Agreement between Integrity Implants Inc. and Alex Lukianov, dated as of August 6, 2021 (attached to the proxy statement / prospectus which forms a part of this registration statement as Annex G)

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of BDO USA, LLP

23.3	Consent of Templeton & Company LLP

23.4*	Consent of Ropes & Gray LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page to the proxy statement / prospectus which forms part of this registration statement)

99.1*	Form of Preliminary Proxy Card

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Filing Fee Table

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 14, 2022.

CHP Merger Corp.

By:	/s/ James T. Olsen
Name: James T. Olsen
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James T. Olsen and Benson Jose, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ James T. Olsen	Chief Executive Officer	February 14, 2022
James T. Olsen

/s/ Benson Jose	Chief Financial Officer	February 14, 2022
Benson Jose

/s/ Joseph R. Swedish	Chairman of the Board	February 14, 2022
Joseph R. Swedish

/s/ James Deal	Director	February 14, 2022
James Deal

/s/ Ken Goulet	Director	February 14, 2022
Ken Goulet

/s/ Jack Krouskup	Director	February 14, 2022
Jack Krouskup